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TABLE OF CONTENTS 4

INDEX TO FINANCIAL STATEMENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.          )

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

Regal Entertainment Group (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies:
        Class A common stock, par value $0.001 per share, of Regal Entertainment Group

Class B common stock, par value $0.001 per share, of Regal Entertainment Group
(2)
Aggregate number of securities to which transaction applies: As of December 18, 2017
        (a) (i) 132,641,082 shares of Class A common stock, (ii) 666,032 restricted shares of Class A common stock, and (iii) 700,055 shares of Class A common stock subject to performance share awards.

(b) 23,708,639 shares of Class B common stock.
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        Solely for purposes of calculating the filing fee, the underlying value of the transaction was determined based upon the sum of (A) (i) 132,641,082 shares of Class A common stock issued and outstanding (excluding restricted shares) and 23,708,639 shares of Class B common stock issued and outstanding, in each case multiplied by $23.00 per share; (ii) 666,032 shares of Class A common stock underlying restricted shares outstanding, multiplied by $23.00; and (iii) 700,055 shares of Class A common stock underlying performance share awards outstanding, multiplied by $23.00.

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001245 by the sum of the preceding sentence.
	(4)	Proposed maximum aggregate value of transaction: $3,627,463,584
	(5)	Total fee paid: $451,619.22
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Explanatory Note

        On December 5, 2017, Regal Entertainment Group, which we refer to as the Company, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, with Cineworld Group plc, which we refer to as Parent, Crown Intermediate Holdco, Inc., and Crown Merger Sub, Inc. Concurrently with the execution and delivery of the merger agreement, The Anschutz Corporation, which we refer to as the Principal Stockholder, entered into a voting agreement with Parent with respect to all shares of the Company's common stock owned beneficially or of record by the Principal Stockholder, which represents approximately 67% of the combined voting power of the Company's Class A common stock and Class B common stock. Pursuant to the voting agreement, the Principal Stockholder has agreed to deliver to the Company and Parent, at the time and subject to the conditions specified in the voting agreement, a written consent adopting and approving the merger agreement. Upon delivery of the written consent and satisfaction of the conditions thereto, no further approval of the stockholders of the Company will be required to approve and adopt the merger agreement and the transactions contemplated by the merger agreement. This Preliminary Information Statement is being filed in anticipation of delivery of the written consent, which will be delivered in advance of filing and distributing the Definitive Information Statement and, except as otherwise noted, all information in this Preliminary Information Statement gives effect to delivery of the written consent.

101 East Blount Avenue
Knoxville, Tennessee 37920

NOTICE OF ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS AND INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                        , 2018

Dear Stockholder:

        This notice of action by written consent and appraisal rights and the accompanying information statement, which we refer to as the Information Statement, are being furnished to holders of common stock of Regal Entertainment Group, a Delaware corporation, which we refer to as Regal, the Company, we, us or our.

        On December 5, 2017, the Company entered into an Agreement and Plan of Merger, as it may be amended from time to time, which we refer to as the merger agreement, with Cineworld Group plc, a public limited company incorporated in England and Wales, which we refer to as Parent, Crown Intermediate Holdco, Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent, which we refer to as US Holdco, and Crown Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of US Holdco, which we refer to as Merger Sub, providing for, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, the acquisition of the Company by Parent at a price of $23.00 in cash per share of the Company's Class A common stock, par value $0.001 per share, which we refer to as Class A common stock, and Class B common stock, par value $0.001 per share, which we refer to as Class B common stock, and, together with the Class A common stock, as Company common stock. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into the Company, which we refer to as the merger, with the Company surviving the merger as an indirect wholly owned subsidiary of Parent. A copy of the merger agreement is included as Annex A to the Information Statement.

        At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of the Company and any shares owned by the Company, any subsidiary of the Company, Parent, US Holdco, Merger Sub or any other subsidiary of Parent or shares with respect to which appraisal rights have been properly exercised in accordance with the General Corporation Law of the State of Delaware, which we refer to as the DGCL) will be converted into the right to receive $23.00 in cash, without interest and less any applicable withholding taxes, which we refer to as the merger consideration. All shares of Company common stock so converted will, at the effective time of the merger, be cancelled, and each holder of such converted Company common stock will cease to have any rights with respect to such Company common stock, except for the right to receive the merger consideration.

        If the merger is consummated, you will be entitled to receive $23.00 in cash, without interest and less any applicable withholding taxes, for each share of Company common stock owned by you (unless you have properly exercised your appraisal rights under Section 262 of the DGCL, which we refer to as Section 262, with respect to such shares and you have not failed to perfect, effectively withdrawn or otherwise lost your appraisal rights with respect to such shares).

        The board of directors of the Company, which we refer to as the Board, carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board (i) determined and declared that it was in the best interests of the Company and the stockholders of the Company that the Company enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement on the terms and subject to the conditions set forth therein, (ii) approved and declared the advisability of the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) declared that the terms of the merger were fair to the Company and the Company's stockholders, and (iv) directed that the merger agreement be submitted to Company stockholders for their adoption, subject to certain provisions of the merger agreement described in the accompanying Information Statement under "The Merger Agreement—Company Solicitation of Acquisition Proposals; No Solicitation; Change of Board Recommendation," and recommended adoption of the merger agreement by such Company stockholders.

        Under Delaware law and the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, the adoption of the merger agreement by the Company's stockholders required the affirmative vote or written consent of the holders of a majority of the combined voting power of all outstanding shares of Company common stock entitled to vote on such matter, voting together as a single class. On                    , 2018, The Anschutz Corporation, which we refer to as the Principal Stockholder, delivered to the Company an irrevocable written consent adopting the merger agreement. As of the close of business on December 4, 2017, the date on which the Board approved the merger agreement and which we refer to as the record date, the Principal Stockholder held shares of Company common stock representing approximately 67% of the combined voting power of all outstanding shares of Company common stock. The written consent was effective immediately following the satisfaction of all of the following conditions: (i) the go-shop period, which is the period beginning December 5, 2017 and expiring at midnight (New York time) on January 22, 2018, has expired; (ii) the Parent's stockholders have approved the merger and the rights issue by Parent to fund a portion of the merger consideration; (iii) the Company has received a certificate from the Parent's financing sources reaffirming their financing commitments; (iv) the Board has not withheld, withdrawn or modified its recommendation regarding the merger; and (v) the voting and support agreement executed by the Principal Stockholder and Parent in connection with the execution of the merger agreement has not been terminated. As of                    , 2018, all conditions to the effectiveness of the written consent were satisfied. Accordingly, the adoption of the merger agreement by the Company's stockholders was effected in accordance with Section 228 and Section 251 of the DGCL on                    , 2018. No further approval of the stockholders of the Company is required to adopt the merger agreement. As a result, the Company has not solicited and will not be soliciting your vote for the adoption of the merger agreement and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the merger agreement.

        This notice of action by written consent and the Information Statement shall constitute notice to you from the Company that the merger and the merger agreement have been adopted by the holders of a majority of the combined voting power of the outstanding shares of Company common stock by written consent in lieu of a meeting in accordance with Section 228 of the DGCL.

        Under Section 262, if the merger is consummated, subject to compliance with the requirements of Section 262, holders of shares of Company common stock (other than the Principal Stockholder), will have the right to seek an appraisal for, and to be paid the "fair value" of, their shares of Company common stock (as determined by the Court of Chancery of the State of Delaware, which we refer to as the Court), together with interest, if any, as determined by the Court, instead of receiving the merger consideration. In order to exercise your appraisal rights, you must demand in writing an appraisal of your shares no later than 20 days after the mailing of this notice and Information Statement, which 20th day is                    , 2018, and comply precisely with other procedures set forth in Section 262, which are summarized in the accompanying Information Statement. A copy of Section 262 is included as Annex C to the Information Statement. This notice and the Information Statement shall constitute notice to you from the Company of the availability of appraisal rights under Section 262.

        The Information Statement accompanying this letter provides you with more specific information concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the Information Statement and the copy of the merger agreement included as Annex A to the Information Statement. Please do not send in your Company common stock at this time. If the merger is consummated, you will receive instructions regarding the surrender of your Company common stock and payment for your shares of Company common stock.

By order of the Board of Directors

Very truly yours,

Amy E. Miles
Chief Executive Officer and Chair of the Board of Directors

        The merger has not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities or other regulatory agency. Neither the U.S. Securities and Exchange Commission nor any state securities or other regulatory agency has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the Information Statement. Any representation to the contrary is a criminal offense.

        The Information Statement is dated                    , 2018 and is first being mailed to our stockholders on or about                    , 2018.

i

ii

Regal Entertainment Group
101 E. Blount Avenue
Knoxville, Tennessee 37920

 INFORMATION STATEMENT

        This information statement and notice of action by written consent and appraisal rights, which we refer to collectively as this Information Statement, contains information relating to the Agreement and Plan of Merger, dated December 5, 2017, which we refer to as the merger agreement, entered into among Cineworld Group plc, which we refer to as Parent, Crown Intermediate Holdco, Inc., which we refer to as US Holdco, Crown Merger Sub, Inc., which we refer to as Merger Sub, and Regal Entertainment Group, which we refer to as Regal, the Company, we, us or our, providing for the merger of Merger Sub with and into the Company, which we refer to as the merger, with the Company surviving the merger as an indirect wholly owned subsidiary of Parent. We are furnishing this Information Statement to stockholders of the Company pursuant to applicable provisions of Delaware law and certain securities regulations. This Information Statement is dated                    , 2018 and is first being mailed to our stockholders on or about                    , 2018.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

SUMMARY TERM SHEET

        This summary term sheet highlights selected information in this Information Statement and may not contain all of the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this Information Statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the merger.

The Parties
(page 19)

        The Company operates one of the largest and most geographically diverse theatre circuits in the United States consisting of 7,315 screens in 561 theatres in 43 states, along with Guam, Saipan, American Samoa and the District of Columbia, as of September 30, 2017. The Company operates theatres in 48 of the top 50 U.S. designated market areas. The Company develops, acquires and operates multi-screen theatres primarily in mid-sized metropolitan markets and suburban growth areas of larger metropolitan markets throughout the United States.

        Parent is an international cinema operator operating in nine different countries with 232 sites and 2,227 screens as of November 23, 2017. Parent operates in the UK and Ireland under the Cineworld and Picturehouse brands, in six central and eastern European countries under the Cinema City brand and in Israel under the Yes Planet and Rav-Chen brands. Parent's cinemas offer up to six different movie viewing formats of regular screens, IMAX, 4DX, 3D, Superscreen and VIP auditoriums. Parent continues to expand its IMAX and 4DX formats across a selection of its sites and, as of November 23, 2017, operates 35 IMAX screens and 34 4DX screens.

        Each of US Holdco and Merger Sub were formed by Parent on November 30, 2017 solely for the purpose of consummating the merger, the financing and the other transactions contemplated by the merger agreement. Upon the consummation of the merger, Merger Sub will cease to exist.

        Please see the section of this Information Statement entitled "The Parties" beginning on page 19.

The Merger
(page 20)

        The Company, Parent, US Holdco and Merger Sub entered into the merger agreement on December 5, 2017. A copy of the merger agreement is included as Annex A to this Information Statement. Under the terms of the merger agreement, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions, Merger Sub will be merged with and into the Company. The Company will survive the merger as a wholly owned direct subsidiary of US Holdco and an indirect wholly owned subsidiary of Parent, which we refer to as the surviving corporation.

        Upon the consummation of the merger, each share of the Company's Class A common stock, par value $0.001 per share, which we refer to as Class A common stock, and Class B common stock, par value $0.001 per share, which we refer to as Class B common stock, and, together with Class A common stock, as the Company common stock, that is issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of the Company, shares owned by the Company, any subsidiary of the Company, Parent, US Holdco, Merger Sub or any other subsidiary of Parent or shares with respect to which appraisal rights have been properly exercised in accordance with the General Corporation Law of the State of Delaware, which we refer to as the DGCL, and with respect to which such holder has not effectively withdrawn, failed to perfect or otherwise lost such holder's appraisal rights under the DGCL, which we refer to as dissenting shares) will be converted into the right to receive $23.00 in cash, without interest and less any applicable withholding taxes, which we refer to as the merger consideration.

        Please see the section of this Information Statement entitled "The Merger" beginning on page 20.

Recommendation of the Board; Reasons for the Merger
(page 30)

        At a special meeting of the Company's board of directors, which we refer to as the Board, after careful consideration, including detailed discussions with the Company's management and its legal and financial advisors, the Board, by unanimous vote of all directors (i) determined and declared that it was in the best interests of the Company and the stockholders of the Company that the Company enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement on the terms and subject to the conditions set forth therein, (ii) approved and declared the advisability of the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) declared that the terms of the merger were fair to the Company and the Company's stockholders, and (iv) directed that the merger agreement be submitted to Company stockholders for their adoption, subject to certain provisions of the merger agreement described below under "The Merger Agreement—Company Solicitation of Acquisition Proposals; No Solicitation; Change of Board Recommendation," and recommended adoption of the merger agreement by such Company stockholders.

        For a discussion of the material factors that the Board considered in determining to approve the merger agreement, please see the section of this Information Statement entitled "The Merger—Reasons for the Merger" beginning on page 30.

Required Approval of the Merger; Record Date; Action by Stockholder Consent
(page 29)

        Under the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, any action required or permitted to be taken at a special stockholders' meeting may be taken without a meeting, without prior notice and without a vote, if (i) the outstanding shares of the Class B common stock represents greater than 50% of the combined voting power of the outstanding shares of the Company common stock, and (ii) the action is taken by persons who would be entitled to vote at a meeting and who hold shares having voting power equal to not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. Under Delaware law and the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, the adoption of the merger agreement by the Company's stockholders required the affirmative vote or written consent of the stockholders holding a majority of the combined voting power of the outstanding shares of Company common stock entitled to vote on such matter, voting together as a single class. Holders of Class A common stock are entitled to cast one (1) vote in person or by proxy for each share of Class A common stock held. Holders of Class B common stock are entitled to cast ten (10) votes in person or by proxy for each share of Class B common stock held.

        As of the close of business on December 4, 2017, the date on which the Board approved the merger agreement and which we refer to as the record date, (i) 133,307,114 shares of Class A common stock outstanding and entitled to vote, held by 231 stockholders of record and (ii) 23,708,639 shares of Class B common stock outstanding and entitled to vote, held by one stockholder of record. As of the record date, the Class B common stock represented 64% of the combined voting power of the outstanding shares of Company common stock.

        On                    , 2018, The Anschutz Corporation, which we refer to as the Principal Stockholder, delivered to the corporate secretary of the Company a written consent, which we refer to as the written consent, adopting the merger agreement. As of the record date, the Principal Stockholder held shares of Company common stock representing approximately 67% of the combined voting power of all outstanding shares of Company common stock. The written consent was effective immediately following the satisfaction of all of the following conditions: (i) the go-shop period, which is the period beginning December 5, 2017 and expiring at midnight (New York time) on January 22, 2018, has expired; (ii) the Parent's stockholders have approved the merger and a rights issue by Parent to fund a portion of the merger consideration; (iii) the Company has received a certificate from the Parent's financing sources reaffirming their financing commitments; (iv) the Board has not withheld, withdrawn or modified its recommendation regarding the merger; and (v) the voting and support agreement executed by the Principal Stockholder and Parent in connection with the execution of the merger agreement has not been terminated. As of                    , 2018, all conditions to the effectiveness of the written consent were satisfied. Accordingly, the adoption of the merger agreement by the Company's stockholders was effected in accordance with Section 228 and Section 251 of the DGCL on                    , 2018. No further approval of the stockholders of the Company is required to adopt the merger agreement. As a result, the Company has not solicited and will not be soliciting your vote for the adoption of the merger agreement and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the merger agreement. If the merger agreement is terminated in accordance with its terms, the written consent will be of no further force and effect.

        Federal securities laws state that the merger may not be consummated until 20 days after the date of mailing of this Information Statement to the Company's stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the merger will not occur until that time has elapsed. We currently expect the merger to be consummated by the end of the first quarter of 2018, subject to certain government regulatory reviews and approvals and the satisfaction of the other conditions to closing in the merger agreement. However, there can be no assurance that the merger will be consummated on or prior to that time, or at all.

        This Information Statement shall constitute notice to you from the Company that the merger and the merger agreement have been adopted by the holders of a majority of the combined voting power of the outstanding shares of Company common stock by written consent in lieu of a meeting in accordance with Section 228 of the DGCL.

        Please see the section of this Information Statement entitled "The Merger Agreement—Additional Agreements of the Parties to the Merger Agreement—Company Stockholder Consent" beginning on page 84.

Opinion of Morgan Stanley & Co. LLC
(page 37)

        In connection with the merger, at the special meeting of the Board on December 4, 2017, Morgan Stanley & Co. LLC, whom we refer to as Morgan Stanley, rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 5, 2017 that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the $23.00 per share in cash merger consideration to be received by the holders of shares of our Class A and Class B common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

        The full text of the written opinion of Morgan Stanley delivered to the Board, dated December 5, 2017, is attached to this Information Statement as Annex Band incorporated by reference into this Information Statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Our stockholders are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley's opinion was directed to the Board and addressed only the fairness, from a financial point of view, as of the date of the opinion, to the holders of shares of our Class A common stock and Class B common stock of the $23.00 per share in cash merger consideration to be received by such holders pursuant to the merger agreement. Morgan Stanley's opinion does not address any other aspect of the transactions contemplated by the merger agreement. The summary of Morgan Stanley's opinion set forth in this Information Statement is qualified in its entirety by reference to the full text of Morgan Stanley's opinion. Pursuant to an engagement letter between the Company and Morgan Stanley, we have agreed to pay Morgan Stanley a fee of approximately $47 million for its services, approximately $37.5 million of which is contingent upon the closing of the merger, and $9.5 million of which was due and payable upon the delivery of the opinion. We have also agreed to reimburse certain fees and expenses regardless of the completion of the merger.

        Please see the section of this Information Statement entitled "The Merger—Opinion of Morgan Stanley & Co. LLC" beginning on page 37.

Voting Agreement and Irrevocable Undertakings
(page 104)

        On December 5, 2017, the Principal Stockholder entered into a voting and support agreement with Parent committing to execute and deliver the written consent to the Company and Parent immediately prior to the Parent stockholders meeting, which written consent will become effective upon satisfaction of certain conditions. Please see the section of this Information Statement entitled "Voting Agreement and Irrevocable Undertakings—Voting and Support Agreement of Principal Stockholder" beginning on page 104.

        On December 5, 2017, Global City Holdings B.V., a stockholder of Parent, which we refer to as GCH, and the trustee of trusts of which Anthony Bloom, the chairman of the board of directors of Parent, which we refer to as the Parent Board, is a potential discretionary beneficiary, each entered into an irrevocable undertaking with the Company committing to: (i) exercise all of the voting rights attaching to shares in Parent beneficially owned by such party in favor of the Parent stockholder resolutions; (ii) in the case of GCH, accept the offer to acquire such number of new ordinary shares of

Parent as represents its full entitlement under the terms of the rights issue; and (iii) in the case of GCH, pay to the Company an additional termination fee under certain circumstances. Please see the section of this Information Statement entitled "Voting Agreement and Irrevocable Undertakings—Irrevocable Undertakings" beginning on page 105.

Appraisal Rights
(page 98)

        On                    , 2018, the Principal Stockholder delivered the written consent adopting the merger agreement to the Company. The Company's remaining stockholders (other than the Principal Stockholder) did not provide a consent to the adoption of the merger agreement (or otherwise vote for the approval of the adoption thereof) and, under the DGCL, will have the right to demand appraisal and receive the "fair value" of their shares of Company common stock as determined by the Court of Chancery of the State of Delaware, which we refer to as the Court, in lieu of receiving the merger consideration if the merger is consummated, but only if they strictly comply with the procedures and requirements set forth in Section 262 of the DGCL, which we refer to as Section 262. In order to exercise your appraisal rights, you must demand in writing an appraisal of your shares no later than 20 days after the mailing of this Information Statement, which 20th day is              , 2018 and comply precisely with other procedures set forth in Section 262.

        A copy of Section 262 is included as Annex C to this Information Statement. We urge you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to demand appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply strictly with all of the requirements of Section 262 will result in loss of the appraisal rights under the DGCL. You should be aware that the "fair value" of your shares of Company common stock as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

        Please see the section of this Information Statement entitled "Appraisal Rights" beginning on page 98.

Certain Effects of the Merger
(page 45)

        Upon the consummation of the merger, Merger Sub will be merged with and into the Company, and the Company will continue to exist following the merger as an indirect wholly owned subsidiary of Parent.

        Following the consummation of the merger, shares of Class A common stock will no longer be traded on the New York Stock Exchange or any other public market, and the registration of shares of Class A common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, will be terminated.

        Please see the section of this Information Statement entitled "The Merger—Certain Effects of the Merger" beginning on page 45.

Effects on the Company if the Merger is not Consummated
(page 46)

        If the merger is not consummated for any reason, the Company's stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company and stockholders will continue to own their shares of Company common stock.

        Under certain circumstances, if the merger agreement is terminated, a termination fee or reverse termination fee may be payable by the Company or Parent, respectively.

        Please see the section of this Information Statement entitled "The Merger Agreement—Termination Fees" beginning on page 89.

Treatment of Company Stock Plans
(page 62)

        Effective as of immediately prior to the effective time of the merger, each Company restricted share that is then outstanding and unvested will automatically become fully vested and the restrictions thereon will lapse, and will automatically be canceled and converted into the right to receive from the surviving corporation the merger consideration, with such amount payable promptly after the closing of the merger and in any event, no later than seven business days after the later of (i) the holder of such Company restricted share's compliance with any written instructions provided to such person by the Company and (ii) the effective time of the merger.

        Effective as of immediately prior to the effective time of the merger, each Company performance share award that is then outstanding and unvested will vest with respect to the target number of shares of Company common stock that could be earned thereunder and will automatically be canceled and converted into the right to receive from the surviving corporation an amount of cash equal to the sum of (i) the product of (A) the target number of shares of Company common stock then underlying such Company performance share award multiplied by (B) the merger consideration, and (ii) the dividends paid with respect to the target number of shares of Company common stock then underlying such Company performance share award from the grant date of such Company performance share award to the effective time, with such amount payable promptly after the closing of the merger and in any event, no later than seven business days after the later of (x) the holder of such Company performance share award's compliance with any written instructions provided to such person by the Company and (y) the effective time of the merger.

        Please see the section of this Information Statement entitled "The Merger Agreement—Treatment of Company Stock Plans" beginning on page 62.

Interests of the Company's Directors and Executive Officers in the Merger
(page 49)

        In reaching the determination that the merger and the merger agreement were advisable and in the best interests of the Company and its stockholders and that the terms of the merger were fair to the Company and the Company's stockholders, the Board considered, among other matters, the interests of the Company's directors and executive officers in the merger that may be different from, or in addition to, the interests of our stockholders generally. These interests include:

  •
  accelerated vesting of Company restricted shares, and cancellation and conversion of each such restricted share into the right to receive a cash payment equal to the merger consideration, on the terms set forth in the merger agreement;

  •
  accelerated vesting of Company performance share awards, and cancellation and conversion of each such performance share award into the right to receive a cash payment equal to the sum of (i) the merger consideration multiplied by the target number of shares of Company common stock subject to such performance share award, and (ii) the dividends paid with respect to such number of shares from the grant date thereof to the effective time of the merger on the terms set forth in the merger agreement;

  •
  in the event of certain terminations of employment, cash severance payments payable to, and continued medical, health and life insurance coverage benefits for, executive officers of the

    Company pursuant to employment agreements between the Company and such executive officers; and

  •
  continued indemnification and liability insurance for directors and officers following completion of the merger.

        Please see the section of this Information Statement entitled "The Merger—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 49.

Financing of the Merger
(page 46)

        Parent and US Holdco expect to fund a portion of the aggregate merger consideration and related fees and expenses through equity financing of approximately $2.27 billion, which we refer to as the equity financing, by way of a rights issue to the existing stockholders of Parent that will entitle such stockholders to subscribe for newly issued Parent ordinary shares, which we refer to as the new Parent shares, at a discount to the then-current market price thereof, which we refer to as the rights issue. On December 5, 2017, Barclays Bank PLC, HSBC Bank plc and Investec Bank plc, who we refer to as the underwriters, entered into an agreement, which we refer to as the underwriting agreement, pursuant to which the underwriters agreed to underwrite (severally and not jointly) the shares to be issued in connection with the rights issue.

        Parent and US Holdco expect to fund a portion of the aggregate merger consideration and related fees and expenses through debt financing of approximately $4.307 billion, which we refer to as the debt financing, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $4.007 billion, which we refer to as the term loan facility and (ii) a senior secured revolving credit facility in an aggregate principal amount of $300 million, which we refer to as the revolving credit facility. In connection with the merger agreement, Parent and US Holdco have obtained a commitment letter from Barclays Bank PLC and HSBC Bank plc, whom we refer to as the arrangers, pursuant to which the arrangers committed to provide the term loan facility and the revolving credit facility.

        The obligation of the parties to consummate the merger is not subject to a financing condition (although the funding of the equity financing and debt financing is subject to the satisfaction of the conditions set forth in the underwriting agreement and commitment letter, respectively, under which the financing will be provided). Please see the section of this Information Statement entitled "The Merger—Financing of the Merger" beginning on page 46.

Conditions to the Merger
(page 85)

        The obligation of the parties to consummate the merger is subject to the satisfaction or waiver of a number of conditions, including, among other things:

  •
  the obtaining of the Company stockholder approval;

  •
  the obtaining of the Parent stockholder approval;

  •
  the waiting period (and any extension thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or early termination thereof having been granted;

  •
  no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

  •
  each party's respective representations and warranties in the merger agreement shall be true and correct as of the closing date, subject to certain exceptions;

  •
  each party shall have performed in all material respects its obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger;

  •
  the occurrence of the admission of new Parent shares to be issued in connection with the rights issue to the premium listing segment of the official list maintained by the UK Listing Authority, which we refer to as the UKLA, and to trading on the main market for listed securities of the London Stock Exchange, which we refer to as the rights admission; and

  •
  the absence of a Company Material Adverse Effect.

        The obligation of the parties to consummate the merger is not conditioned upon Parent's or US Holdco's receipt of financing.

        Please see the section of this Information Statement entitled "The Merger Agreement—Conditions to the Merger" beginning on page 85.

Regulatory Approvals
(page 58)

        The merger is subject to the reporting and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Under the terms of the merger agreement, the merger cannot be consummated if any governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

        Please see the section of this Information Statement entitled "The Merger—Regulatory Approvals Required for the Merger" beginning on page 58.

Company Solicitation of Acquisition Proposals; No Solicitation; Change of Board Recommendation
(page 69)

        During the go-shop period, which is the period beginning on December 5, 2017 and expiring at midnight New York time on January 22, 2018, the Company is permitted under the terms of the merger agreement to solicit or initiate acquisition proposals and enter into discussions or negotiations with respect to acquisition proposals from third parties. Following the expiration of the go-shop period, the merger agreement generally restricts the Company's ability to solicit acquisition proposals from third parties, or participate in discussions or negotiations with third parties regarding any acquisition proposal. However, under certain circumstances, prior to obtaining the Company stockholder approval, and in compliance with certain obligations contained in the merger agreement, the merger agreement permits the Company to engage in negotiations with (or continue to engage in negotiations with), and provide information to, third parties that made an acquisition proposal that was, or may have reasonably been expected to lead to, a superior proposal and to terminate the merger agreement in order to accept an acquisition proposal that, taking into account any improved terms offered by Parent, constitutes a superior proposal, subject to payment by the Company of a termination fee to Parent.

        Please see the section of this Information Statement entitled "The Merger Agreement—Termination Fees" beginning on page 89.

        However, these rights to engage in negotiations and terminate the merger agreement ceased upon the effectiveness of the written consent constituting the stockholder approval on                 , 2018.

        Please see the section of this Information Statement entitled "The Merger Agreement—Company Solicitation of Acquisition Proposals; No Solicitation; Change of Board Recommendation" beginning on page 69.

Termination
(page 87)

        The merger agreement may be terminated at any time prior to the closing of the merger in the following circumstances:

  •
  by mutual written consent of Parent and the Company at any time prior to the effective time;

  •
  by either Parent or the Company, if the effective time of the merger has not occurred on or before June 5, 2018, which we refer to as the outside date, except that a party to the merger agreement will not be permitted to terminate the merger agreement under this provision if the failure of such party to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the failure of the effective time to occur on or before the outside date, and Parent will not be able to terminate the merger agreement under this provision during any extension of the closing date to supplement the combined prospectus and shareholder circular to be sent by Parent to its stockholders in connection with the merger, the rights issue and the rights admission, which we refer to as the Parent Shareholders Circular, or during the pendency of a proceeding seeking specific performance pursuant to the terms of the merger agreement;

  •
  by either Parent or the Company at any time prior to the effective time if a governmental entity of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, except that a party to the merger agreement will not be permitted to terminate the merger agreement under this provision if the failure of such party to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the issuance of any such order, decree, ruling or the taking of such other action;

  •
  by Parent or the Company if the Parent stockholder approval is not obtained at the general meeting of Parent's stockholders to consider, among other matters, the approval of the merger and the resolutions required to implement the rights issue, or at any adjournment or postponement thereof;

  •
  by the Company if the Parent Board has effected a recommendation change;

  •
  by the Company if a tender offer or exchange offer for outstanding shares of Parent common stock has been commenced and the Parent Board has recommended that the stockholders of the Parent tender their shares in such tender or exchange offer or within ten business days of the commencement of such tender offer or exchange offer, the Parent Board shall have failed to recommend against acceptance of such offer;

  •
  by Parent, prior to the effective time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in the merger agreement, which breach or failure to perform (i) would cause certain closing conditions applicable to Parent, US Holdco and Merger Sub set forth in the merger agreement not to be satisfied, and (ii) has not been cured within 20 business days following receipt by the Company of written notice of such breach or failure to perform from Parent, provided that none of Parent, US Holdco or Merger Sub is then in material breach of any representation, warranty or covenant under the merger agreement;

  •
  by the Company, prior to the effective time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent, US Holdco or Merger Sub set forth in the merger agreement, which breach or failure to perform (i) would cause certain closing conditions applicable to the Company set forth in the merger agreement not to be satisfied, and (ii) has not been cured within 20 business days following receipt by Parent of written notice of such breach or failure to perform from the Company, provided that the Company is not then in material breach of any representation, warranty or covenant under the merger agreement;

  •
  by the Company if the rights admission has not occurred by the third business day following the date on which the Parent stockholder approval is obtained, if the completion of the rights issue has not occurred on or before March 31, 2018, or if the debt commitment letters are not in full force or effect as of March 31, 2018 and Parent and US Holdco have not arranged replacement financing in accordance with the terms of the merger agreement;

  •
  by the Company if the underwriting agreement is terminated or if any underwriter to the rights issue invokes a failure of any condition to the underwriting of the rights issue under the underwriting agreement; or

  •
  by the Company if (i) the mutual closing conditions and Parent's closing conditions (other than those conditions that by their nature are to be satisfied by actions taken at the closing) have been satisfied at the time the closing was required to occur pursuant to the terms of the merger agreement, (ii) the Company has confirmed by notice to Parent that all of the Company's closing conditions have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing) or that it is willing to waive any unsatisfied conditions to the Company's obligation to close and (iii) the merger shall not have been consummated within three business days after the delivery of such notice.

        The merger agreement also includes several provisions pursuant to which the parties could have terminated the merger agreement prior to obtaining the Company stockholder approval (which was effective on                    , 2018), including the right of Parent to terminate if the written consent was not delivered as contemplated by the merger agreement, the right of Parent to terminate in the event of a Company Board recommendation change, if the Board approved, adopted, endorsed or recommended an acquisition proposal (or publicly proposed to do the foregoing), or a tender offer for the Company common stock had been commenced and the Board recommended to the Company's stockholders to tender their shares or failed to recommend against acceptance of such offer, and the right of the Company to terminate prior to receipt of the Company stockholder approval for a superior proposal. However, each of these termination provisions expired upon delivery of the written consent to the corporate secretary of the Company on                    , 2018, which constituted receipt of the stockholder approval (as described above under "—Required Approval of the Merger; Record Date; Action by Stockholder Consent").

        Please see the section of this Information Statement entitled "The Merger Agreement—Termination" beginning on page 87.

Termination Fees
(page 89)

        Parent will be required to pay the Company a reverse termination fee of $20,150,963, if the merger agreement is terminated under specified circumstances, including, among others, if the merger agreement is terminated (A) by either Parent or the Company if the Parent stockholder approval is not obtained, (B) by either Parent or the Company if the merger is not consummated on or before the outside date and all closing conditions have been satisfied other than the occurrence of the rights admission, (C) by the Company in the event the Parent Board shall have effected a recommendation change or a tender offer or exchange offer for outstanding shares of Parent common stock has been commenced and the Parent Board has recommended that the stockholders of the Parent tender their shares in such tender or exchange offer, or within ten business days of the commencement of such tender offer or exchange offer, the Parent Board shall have failed to recommend against acceptance of such offer, (D) by the Company if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent, US Holdco or Merger Sub set forth in the merger agreement, which breach or failure to perform (i) would cause certain closing conditions applicable to the Company set forth in the merger agreement not to be satisfied, and (ii) will not have been cured within 20 business days following receipt by Parent of written notice of such breach or failure to perform from the Company, (E) by the Company if the rights admission has not occurred by the third business day following the date on which the Parent stockholder approval is obtained, if the completion of the rights issue has not occurred on or before March 31, 2018, or if the debt commitment letters are not in full force or effect as of March 31, 2018 and Parent and US Holdco have not arranged replacement financing in accordance with the terms of the merger agreement, (F) by the Company if the underwriting agreement is terminated or if any underwriter to the rights issue invokes a failure of any condition to the underwriting of the rights issue under the underwriting agreement or (G) by the Company if (i) the mutual closing conditions and Parent's closing conditions (other than those conditions that by their nature are to be satisfied by actions taken at the closing) have been satisfied at the time the closing was required to occur pursuant to the terms of the merger agreement, (ii) the Company has confirmed by notice to Parent that all of the Company's closing conditions have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing) or that it is willing to waive any unsatisfied conditions to the Company's obligation to close and (iii) the merger shall not have been consummated within three business days after the delivery of such notice.

        If the merger agreement is terminated under certain circumstances specified in the merger agreement (including if the requisite vote of Parent's stockholders has not been obtained or if Parent fails to obtain the debt or equity financing), Parent will be required to pay the Company both the termination fee of $20,150,963 described above and, pursuant to the GCH irrevocable undertaking described below under the heading "Voting Agreement and Irrevocable Undertakings", GCH will be required to pay the Company an additional termination fee of $4,849,037. Moreover, if the merger agreement is terminated under certain circumstances following Parent's receipt of a Parent acquisition proposal, and a Parent acquisition proposal is thereafter consummated, then, pursuant to the GCH irrevocable undertaking, GCH will be required to pay the Company an additional termination fee of $75,000,000.

        Please see the section of this Information Statement entitled "The Merger Agreement—Termination Fees" beginning on page 89 and the section of this Information Statement entitled "Voting Agreement and Irrevocable Undertakings" beginning on page 104.

        If the merger agreement is terminated under other specified circumstances, the Company will be required to pay Parent a termination fee of $20,150,963, $36,270,000, $75,000,000 or some combination thereof. Please see the section of this Information Statement entitled "The Merger Agreement—Termination Fees" beginning on page 89.

Material U.S. Federal Income Tax Consequences of the Merger
(page 55)

        The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders and certain non-U.S. holders for U.S. federal income tax purposes. A U.S. holder (or a non-U.S. holder that is subject to U.S. federal income tax on its gain from the merger) who exchanges shares of Company common stock for cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) with respect to such shares and the stockholder's adjusted tax basis in such shares. This may also be a taxable transaction under applicable state, local and/or foreign income or other tax laws. You should read the section of this Information Statement entitled "The Merger—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 55 for the definition of "U.S. holder" and "non-U.S. holder" and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state and local and/or foreign taxes.

Additional Information
(page 108)

        You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission, which we refer to as the SEC. Some of these reports are attached as annexes to this Information Statement. The information is available at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549 and at the website maintained by the SEC at www.sec.gov.

        Please see the sections of this Information Statement entitled "Additional Information" and "Where You Can Find More Information" beginning on page 108.

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following questions and answers are intended to briefly address some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this Information Statement, the annexes to this Information Statement and the documents referred to or incorporated by reference in this Information Statement, which you should read carefully and in their entirety.

Q:
Why am I receiving this Information Statement?

A:
On December 5, 2017, the Company entered into the merger agreement with Parent, US Holdco and Merger Sub, and on                        , 2018, the Principal Stockholder adopted the merger agreement and approved the merger by written consent. Applicable provisions of Delaware law and certain securities regulations require us to provide you with (i) information regarding the merger, even though your vote or consent is neither required nor requested to adopt the merger agreement or complete the merger, (ii) notice that stockholder action was taken by written consent in lieu of a meeting of the Company's stockholders (as further described in the section of this Information Statement entitled "The Merger—Required Approval of the Merger; Record Date; Action by Stockholder Consent" beginning on page 29) and (iii) notice that stockholders (other than the Principal Stockholder) are entitled to appraisal rights under Section 262 of the DGCL in certain circumstances as more fully described in the section of this Information Statement entitled "Appraisal Rights" beginning on page 98.

Q:
What effects will the merger have on the Company?

A:
If the closing conditions under the merger agreement are satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. As a result of the merger, the Company will become an indirect wholly owned subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Company common stock.

Q:
What will I receive if the merger is consummated?

A:
Upon completion of the merger, you will be entitled to receive the merger consideration of $23.00 in cash, without interest and subject to deduction for any required withholding tax, for each share of Company common stock that you own. For example, if you own 1,000 shares of Company common stock, you will receive $23,000 in cash in exchange for your shares of Company common stock, without interest and subject to deduction for any required withholding tax. You will not receive any shares of the capital stock in the surviving corporation. However, stockholders of the Company who properly demand and perfect their appraisal rights under the DGCL and comply precisely with the procedures and requirements set forth in Section 262 will not receive the merger consideration, but will instead be paid the "fair value" of their shares (as determined by the Court), together with interest, if any, as determined by the Court, unless such holder subsequently fails to perfect, effectively withdraws or otherwise loses such holder's appraisal rights.

  The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. Please see the section of this Information Statement entitled "The Merger—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 55 for a more detailed description of the United States federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes.

Q:
Does the merger agreement impact the Company's ability to pay its regular quarterly dividends prior to the consummation of the merger?

A:
In connection with the transactions contemplated by the merger agreement, the Company is entitled to continue to declare and pay regular quarterly cash dividends on its Class A common stock and Class B common stock, with declaration, record and payment dates reasonably consistent with the Company's historical practices, and in an amount not to exceed $0.22 per share (subject to equitable adjustments pursuant to the merger agreement) including (i) its first quarter 2018 dividend on the earlier of March 15, 2018 or immediately prior to the closing and (ii) if the closing occurs after April 20, 2018, its second quarter 2018 dividend on the earlier of June 15, 2018 or immediately prior to closing.

Q:
How does the merger consideration compare to the market price of Company common stock prior to announcement of the merger?

A:
The merger consideration of $23.00 per share of Company common stock represents a 43.2% premium to the volume weighted average price of the Class A common stock during the 30 days prior to the publication of media reports regarding a possible acquisition of the Company by Parent. For more information, please see the section of this Information Statement entitled "Market Price and Dividend Information" beginning on page 103.

Q:
What will holders of Company stock awards receive if the merger is consummated?

A:
Effective as of immediately prior to the effective time of the merger, each Company restricted share that is then outstanding and unvested will automatically become fully vested and the restrictions thereon will lapse, and will automatically be canceled and converted into the right to receive from the surviving corporation the merger consideration, with such amount payable promptly after the closing of the merger and in any event, no later than seven business days after the later of (i) the holder of such Company restricted share's compliance with any written instructions provided to such person by the Company and (ii) the effective time of the merger.

Effective as of immediately prior to the effective time of the merger, each Company performance share award that is then outstanding and unvested will vest with respect to the target number of shares of Company common stock that could be earned thereunder and will automatically be canceled and converted into the right to receive from the surviving corporation an amount of cash equal to the sum of (i) the product of (A) the target number of shares of Company common stock then underlying such Company performance share award multiplied by (B) the merger consideration, and (ii) the dividends paid with respect to the target number of shares of Company common stock then underlying such Company performance share award from the grant date of such Company performance share award to the effective time, with such amount payable promptly after the closing of the merger and in any event, no later than seven business days after the later of (x) the holder of such Company performance share award's compliance with any written instructions provided to such person by the Company and (y) the effective time of the merger.

Q:
Why did the Board approve the merger and the merger agreement?

A:
At a special meeting of the Board, after careful consideration, including detailed discussions with the Company's management and its legal and financial advisors, the Board, by a unanimous vote of all directors, approved and declared the advisability of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

For a discussion of the factors that the Board considered in determining to approve the merger agreement, please see the section of this Information Statement entitled "The Merger—Reasons for the Merger" beginning on page 30. In addition, in determining to approve the merger agreement, the Board was aware that some of the Company's directors and executive officers have interests that may be different from, or in addition to, the interests of the Company's stockholders generally. Please see the section of this Information Statement entitled "The Merger—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 49.

Q:
When is the merger expected to be consummated?

A:
We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we currently anticipate that the merger will be consummated by the end of the first quarter of 2018.

Q:
Do any of the Company's directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a stockholder?

A:
Yes. In evaluating and negotiating the merger agreement and the merger, the Board considered, among other matters, the interests of our directors and officers in the merger that may be different from, or in addition to, the interests of our stockholders generally. See "The Merger—Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 49.

Q:
Is the approval of stockholders necessary to adopt the merger agreement? Why am I not being asked to vote on the merger agreement?

A:
The adoption of the merger agreement by the Company's stockholders required the affirmative vote or written consent of the holders of a majority of the combined voting power of all outstanding shares of Company common stock entitled to vote on such matter, voting together as a single class. The stockholder approval was obtained on                        , 2018, the date on which the Principal Stockholder delivered to the Company the written consent adopting the merger agreement. As of the record date, the Principal Stockholder held approximately 67% of the combined voting power of all outstanding shares of Company common stock. The written consent was effective immediately following the satisfaction of all of the following conditions: (i) the go-shop period, which is the period beginning December 5, 2017 and expiring at midnight (New York time) on January 22, 2018, has expired; (ii) the Parent's stockholders have approved the merger and a rights issue by Parent to fund a portion of the merger consideration; (iii) the Company has received a certificate from the Parent's financing sources reaffirming their financing commitments; (iv) the Board has not withheld, withdrawn or modified its recommendation regarding the merger; and (v) the voting and support agreement executed by the Principal Stockholder and Parent in connection with the execution of the merger agreement has not been terminated. As of                    , 2018, all conditions to the effectiveness of the written consent were satisfied. Accordingly, the adoption of the merger agreement by the Company's stockholders was effected in accordance with Section 228 and Section 251 of the DGCL on                         , 2018. No further approval of the stockholders of the Company is required to adopt the merger agreement. As a result, the Company has not solicited and will not be soliciting your vote for the adoption of the merger agreement and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the merger agreement.

Q:
If I hold my shares in certificated form, should I send in my stock certificates now?

A:
No. As soon as reasonably practicable after the effective time of the merger, each holder of record of a certificate representing shares of Company common stock, which were converted into the right to receive the merger consideration, will be sent a letter of transmittal and instructions describing the procedure for surrendering such certificate in exchange for the merger consideration. If you hold your shares in certificated form, you will receive your cash payment after the paying agent or other person specified in the instructions receives your stock certificate, the executed letter of transmittal and any other documents requested in the instructions. You should not forward your stock certificates to the paying agent or other person specified in the instructions without a letter of transmittal.

Q:
What should I do if I hold my shares in non-certificated book-entry form?

A:
If you hold shares of Company common stock in non-certificated book-entry form, you will not be required to deliver a stock certificate. You will receive your cash payment of the aggregate amount of merger consideration to which you are entitled following the effective time of the merger.

Q:
Am I entitled to appraisal rights in connection with the merger?

A:
Stockholders (other than the Principal Stockholder) are entitled to appraisal rights under Section 262 so long as they follow the procedures precisely and satisfy the conditions set forth in Section 262. For more information regarding appraisal rights, please see the section of this Information Statement entitled "Appraisal Rights" beginning on page 98. In addition, a copy of Section 262 is included as Annex C to this Information Statement. Failure to strictly comply with Section 262 will result in the loss of appraisal rights under the DGCL.

Q:
What happens if a third party makes an offer to acquire the Company before the merger is consummated?

A:
Prior to obtaining the stockholder approval, our Board could have, subject to certain requirements and rights of Parent, terminated the merger agreement in connection with the Company's receipt of a superior proposal. This termination right ceased upon effectiveness of the Principal Stockholder's written consent constituting the stockholder approval on                         , 2018. For more information, please see the section of this Information Statement entitled "The Merger Agreement—Company Solicitation of Acquisition Proposals; No Solicitation; Change of Board Recommendation" beginning on page 69.

Q:
What effect will the merger have on the Company?

A:
If the merger is consummated, Merger Sub will be merged with and into the Company, and the Company will continue to exist immediately following the merger as an indirect wholly owned subsidiary of Parent. Following such consummation of the merger, shares of Class A common stock will no longer be traded on the New York Stock Exchange or any other public market, and the registration of shares of Class A common stock under the Exchange Act will be terminated.

Q:
What happens if the merger is not consummated?

A:
If the merger is not consummated for any reason, the stockholders of the Company would not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company would remain an independent public company, and the Class A common stock would continue to be listed and traded on the New York Stock Exchange.

Under specified circumstances, the Company may be required to pay to Parent a fee with respect to the termination of the merger agreement or Parent may be required to pay to the Company a fee with respect to the termination of the merger agreement, as described in the section entitled "The Merger Agreement—Termination Fees" beginning on page 89. In certain circumstances, GCH may be required to pay the Company a termination fee in connection with the termination of the merger agreement pursuant to the GCH irrevocable undertaking, as described in the section entitled "Voting Agreement and Irrevocable Undertakings" beginning on page 104.

Q:
What is householding and how does it affect me?

A:
The SEC permits companies to send a single set of certain disclosure documents to stockholders who share the same address and have the same last name, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate set of disclosure documents. This practice, known as "householding", is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing and you would like to have additional copies of this Information Statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to the Company by mailing Regal Entertainment Group, Attention: Investor Relations, 101 E. Blount Avenue, Knoxville, Tennessee 37920, or by calling (865) 922-1123. We will promptly send additional copies of this Information Statement upon receipt of such request.

Q:
Who can help answer my other questions?

A:
If you have questions about the merger after reading this Information Statement, please contact the Company by phone at (865) 922-1123 or by mail to Regal Entertainment Group, Attention: Investor Relations, 101 E. Blount Avenue, Knoxville, Tennessee 37920.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Any statements in this Information Statement regarding the proposed merger between Parent and the Company, the expected timetable for completing the proposed merger, future financial and operating results, future opportunities for the combined company, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the board of directors or management of Parent and the Company constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "predict", "intend", "expect", "estimate", "may", "should", "plan", "forecast", "outlook" and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including: (1) conditions to the closing of the proposed transaction, including the obtaining of required regulatory or stockholder approvals, may not be satisfied; (2) the proposed transaction may involve unexpected costs, liabilities or delays; (3) the business of the Company and Parent may suffer as a result of uncertainty surrounding the proposed transaction; (4) the outcome of any legal proceedings related to the proposed transaction; (5) the Company and Parent may be adversely affected by other economic, business, and/or competitive factors; (6) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (7) the ability to recognize benefits of the proposed transaction; (8) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; (9) other risks to consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all; and (10) the risks described from time to time in the Company's reports filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, under the heading "Risk Factors," including, without limitation, the risks described under the caption "Risk Factors" in the Company's Annual Report on Form 10-K dated February 27, 2017, as amended, a copy of which is attached to this Information Statement as Annex E, and as may be revised in the Company's future SEC filings. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this Information Statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Neither the Company nor Parent undertakes any obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

 THE PARTIES

THE COMPANY

Regal Entertainment Group
101 E. Blount Avenue
Knoxville, Tennessee 37920
(965) 922-1123

        The Company operates one of the largest and most geographically diverse theatre circuits in the United States consisting of 7,315 screens in 561 theatres in 43 states, along with Guam, Saipan, American Samoa and the District of Columbia as of September 30, 2017. The Company operates theatres in 48 of the top 50 U.S. designated market areas. The Company develops, acquires and operates multi-screen theatres primarily in mid-sized metropolitan markets and suburban growth areas of larger metropolitan markets throughout the United States.

        For more information about the Company, see "Where You Can Find More Information" beginning on page 108.

PARENT

Cineworld Group plc
8th Floor, Vantage London
Great West Road, Brentford TW8 9AG, United Kingdom
Registered in England. No: 05212407

        Parent is an international cinema operator operating in nine different countries with 232 sites and 2,227 screens as of November 23, 2017. Parent operates in the UK and Ireland under the Cineworld and Picturehouse brands, in six central and eastern European countries under the Cinema City brand and in Israel under the Yes Planet and Rav-Chen brands. Parent's cinemas offer up to six different movie viewing formats of regular screens, IMAX, 4DX, 3D, Superscreen and VIP auditoriums. Parent continues to expand its IMAX and 4DX formats across a selection of its sites and, as of November 23, 2017, operates 35 IMAX screens and 34 4DX screens.

US HOLDCO

Crown Intermediate Holdco, Inc.
1209 Orange Street
Wilmington, County of New Castle
Delaware, USA 19801

        US Holdco was formed by Parent on November 30, 2017 for the purpose of consummating the merger, the financing and the other transactions contemplated by the merger agreement. US Holdco is an indirect wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions.

MERGER SUB

Crown Merger Sub, Inc.
1209 Orange Street
Wilmington, County of New Castle
Delaware, USA 19801

        Merger Sub was formed by Parent on November 30, 2017 solely for the purpose of consummating the merger, the financing and the other transactions contemplated by the merger agreement. Merger Sub is a wholly owned subsidiary of US Holdco and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon the consummation of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

 THE MERGER

        This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this Information Statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

        The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Overview of the Merger

        The Company, Parent, US Holdco and Merger Sub entered into the merger agreement on December 5, 2017. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as an indirect wholly owned subsidiary of Parent. In connection with the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of Company common stock that are held in the treasury of the Company and any shares of Company common stock owned by the Company, any subsidiary of the Company, Parent, US Holdco, Merger Sub or any other subsidiary of Parent, which we refer to as excluded shares, and shares with respect to which appraisal rights have been properly exercised, which we refer to as dissenting shares, in accordance with the DGCL, and with respect to which such holder has not effectively withdrawn, failed to perfect or otherwise lost such holder's appraisal rights under the DGCL) will be automatically converted into the right to receive the merger consideration, without interest and subject to deduction for any required withholding tax.

        Following and as a result of the merger:

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  Company stockholders will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company's future earnings or growth;

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  shares of Company common stock will no longer be listed on the New York Stock Exchange, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

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  the registration of shares of Company common stock under the Exchange Act will be terminated and the Company will no longer be required to file periodic and other reports with the SEC with respect to the shares of Class A common stock.

Directors and Officers of the Surviving Corporation

        The directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation. The officers of the Company immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

Background of the Merger

        The Board and senior management regularly review and assess the Company's business, operations and financial performance relative to the Company's business strategy, including its capital allocation strategy and potential opportunities to maximize stockholder value through acquisitions, business combinations and other strategic and financial transactions.

        The Board and senior management also regularly review and assess industry trends and market conditions. In recent years, the Board and senior management have considered a variety of industry trends, including trends relating to industry consolidation, in-theatre dining, increased investment by theatre exhibitors in areas such as remodeling of theatres, new in-theatre technologies, luxury recliners, expanded concession offerings and film release windows. In addition, the Board and senior management have considered risks to the business posed by new technologies that could disrupt the existing film distribution model (such as digital sell-through and premium video on demand) and risks posed by movie studios decreasing the theatrical release window or bypassing theatrical release altogether, as well as potential limitations on the Company's ability to generate long term incremental value through operational improvements, investments in new technologies and customer amenities.

        On October 27, 2014, the Company announced that the Board had authorized the Company to explore its strategic alternatives to enhance stockholder value, including a potential sale of the Company. The Board retained Morgan Stanley as its financial advisor to advise the Company in that review process.

        As part of the strategic alternatives review, the Company considered potential share repurchases, recapitalization transactions and business combinations with potential strategic and financial partners. The Company and Morgan Stanley contacted 71 parties in North America and internationally, including both financial and strategic buyers. Only nine of the parties contacted executed non-disclosure agreements with the Company and none of them submitted indications of interest or offers to acquire the Company. On January 15, 2015, the Company announced that it had concluded its formal strategic alternatives review.

        Feedback provided during this process reflected concerns from potential acquirers that the in-theatre film exhibition industry faced the risk of disruption to the existing film distribution model from new technologies and shrinking theatrical release windows. In addition, potential acquirers voiced concern over the premium that would be required over and above what they considered to be a full valuation of the Company and the implied size of any potential transaction. Finally, given the Company's size and historically strong financial performance relative to others in the industry, potential acquirers expressed doubts as to whether there were any obvious areas where strategic or financial partners might generate incremental value through operational improvements.

        The Board and the Company's senior management assessed the Company's stand-alone strategic plan and concluded that the Company's business strategy should enable the Company to continue to produce the free cash flow necessary to maintain a prudent allocation of capital, including return of capital in the form of dividend payments, debt service and repayment and investment in the Company's theatre assets.

        On August 2, 2016, the Company entered into an underwriting agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Principal Stockholder and certain of its affiliates pursuant to which the Principal Stockholder and certain of its affiliates agreed to sell 13,000,000 shares of our Class A common stock at a price of $21.60 per share. In addition, on November 17, 2016, the Company entered into an underwriting agreement with UBS Securities LLC and the Principal Stockholder and certain of its affiliates pursuant to which the Principal Stockholder and certain of its affiliates agreed to sell an additional 13,000,000 shares of our Class A common stock at a price of $22.95 per share. The Company did not receive any proceeds from the sales of the shares by the Principal Stockholder and certain of its affiliates.

        In addition, beginning in 2014 through as recently as August 2017, the Company participated in periodic discussions with a party, which we refer to as Party X, regarding a potential strategic combination. Between April and July of 2016, representatives from the Principal Stockholder, together with Amy Miles, our Chair of the Board and Chief Executive Officer, and senior management of Party X and one of its largest stockholders, who we refer to as Party X Stockholder, held a series of in-person meetings to discuss a potential business combination. Different structures for a potential combination were discussed, including an acquisition of the Company for a combination of stock and cash consideration, as well as a merger of equals transaction involving a share exchange with no control premium payable to stockholders of either company. Party X was unwilling to engage in any acquisition that paid a premium to the Company's stockholders. As a result, the parties' discussions focused almost exclusively on a merger of equals transaction. The Company and Party X attempted to reach agreement on a common multiple by which to value both companies in such a transaction. At the parties' last in-person meeting on July 27, 2016, Party X and the Company were unable to agree on the terms by which Party X and the Company would share information sufficient for the Company to perform a preliminary analysis of potential synergies and antitrust risks, which were thought to be significant. Without that information, the Board and senior management did not believe they had adequate information to agree on a common multiple for use in valuing both companies, and discussions with Party X ended.

        On July 18, 2017, at Parent's request, a meeting was held in Denver, Colorado between Israel Greidinger, Parent's Deputy Chief Executive Officer, and representatives of the Principal Stockholder, Scott Carpenter and Craig Slater. At the meeting, Messrs. Greidinger, Carpenter and Slater discussed whether the Principal Stockholder would consider selling its shares of Company common stock or supporting a strategic combination with the Company. Mr. Greidinger did not propose, and the parties did not discuss, valuation matters or any specific price for such potential transactions. Following the meeting, the Principal Stockholder communicated to representatives of Mr. Greidinger that there was nothing presented that warranted further discussion.

        In early August 2017, Party X Stockholder initiated a meeting with the Principal Stockholder. On August 3, 2017, representatives of the Principal Stockholder contacted Amy Miles to advise her that Party X Stockholder had initiated contact with them, and that Ms. Miles should expect further contact from Party X. Discussions resumed between the Company and Party X regarding a potential merger of equals transaction, but ended on August 23, 2017 after the Company and Party X were once again unable to agree on terms by which Party X and the Company would share information to help the Company evaluate potential synergies and antitrust risks.

        On or about August 30, 2017, Israel Greidinger and a representative from HSBC Bank plc, which we refer to as HSBC, spoke with Scott Carpenter and asked whether the Principal Stockholder would support a proposed all-cash acquisition of the Company for a price of $20.50 per share, financed in part by equity proceeds from a rights issue by Parent to its existing stockholders. Mr. Carpenter indicated he would discuss the matter, including proposed price, internally with the Principal Stockholder and asked to review examples of underwriting agreements in order to better understand historical precedents for similarly sized rights offerings.

        On September 12, 2017, Mr. Carpenter spoke with Amy Miles to notify her of the conversations between him and Mr. Greidinger.

        On September 18, 2017, Scott Carpenter, Cy Harvey and Steve Cohen, as representatives of the Principal Stockholder, spoke by phone with Israel Greidinger and representatives of Barclays Bank PLC, which we refer to as Barclays, and HSBC, and once again discussed Parent's proposed rights issue and a proposed timeline and process for a transaction. Mr. Greidinger discussed their $20.50 per share offer, and the representatives from HSBC and Barclays expressed their commitment to finance a transaction at that value. Messrs. Carpenter, Harvey and Cohen indicated that the Principal Stockholder would evaluate their materials, but that it would not support a transaction at the proposed $20.50 per share price.

        On September 27, 2017, Amy Miles was contacted by representatives from the Principal Stockholder and advised to expect a call from either Mr. Greidinger, Parent's Chief Executive Officer, or Israel Greidinger. That same day, Moshe Greidinger contacted Ms. Miles, to ask whether the Company would be interested in engaging in discussions with Parent regarding a potential acquisition of the Company by Parent. Ms. Miles agreed to a meeting of representatives of both companies and notified Thomas D. Bell, Jr., the Company's Lead Director, of the inquiry and proposed meeting.

Ms. Miles also contacted a representative of Morgan Stanley regarding the inbound inquiry received from Parent.

        On October 4, 2017, the Company executed a confidentiality agreement with Parent, and Ms. Miles, David Ownby (the Company's Executive Vice President, Chief Financial Officer, and Treasurer), Peter Brandow (the Company's Executive Vice President, General Counsel, and Secretary), Mr. Bell and representatives from Morgan Stanley met with Moshe Greidinger, Israel Greidinger, and representatives from HSBC and Barclays to discuss a potential transaction. Messrs. Greidinger proposed a transaction in which Parent would acquire the Company for an all-cash purchase price of $20.50 per share of the Company's common stock. The $20.50 per share price represented a premium of approximately 20.7% to the $16.99 closing price per share of the Company's Class A common stock on October 3, 2017 (the trading day preceding the proposal) and a premium of approximately 32.7% to the volume weighted average price of the Company's Class A common stock over the 30 days ended October 3, 2017. At the conclusion of the meeting, Ms. Miles and Mr. Bell notified Parent that the Company would not be interested in pursuing a transaction at this price, but agreed to schedule an additional meeting between senior management of both companies to allow Parent to perform additional due diligence on the Company to determine whether it could improve its valuation. That same day, after meetings with the Company concluded, Israel Greidinger contacted the Principal Stockholder, who declined to talk about terms of a potential transaction and indicated to Mr. Greidinger that any further discussions regarding the terms of a potential transaction would need to be conducted between the Company and Parent.

        On October 10, 2017, representatives of Morgan Stanley provided senior management with preliminary views on valuation, including a review of the trading history of the Company's Class A common stock and certain of the Company's peers, as well as various valuation methodologies utilizing both analysts' estimates and historical and projected financial data provided by senior management.

        On October 11 and 12, 2017, Ms. Miles, David Ownby, Peter Brandow and Greg Dunn (the Company's President and Chief Operating Officer), as well as representatives of Morgan Stanley, met with Moshe Greidinger, Israel Greidinger, Renana Teperberg (Parent's Chief Commercial Officer) and representatives from HSBC and Barclays to provide them additional financial information on the Company, including the Company's progress to date on its strategic plan.

        On October 15, 2017, the Company received a revised proposal from Parent to acquire the Company for an all-cash purchase price of $21.00 per share of the Company's common stock. The offer was accompanied by "highly confident" letters from Barclays and HSBC, each of which indicated that they expected to be able to provide all of the debt financing and underwrite all of the equity financing needed to complete the transaction. The proposal was conditioned upon Parent's satisfaction of customary confirmatory due diligence, the execution by each of the parties of a definitive merger agreement, the execution by the Principal Stockholder of a voting and support agreement to vote its shares in favor of the transaction, approval by the Parent's stockholders of the transaction and the rights offering to be conducted by the Parent to partially finance the transaction, approval of the transaction by the Company's stockholders and customary regulatory approvals. The $21.00 per share price represented a premium of approximately 29.8% to the $16.18 closing price per share of the Company's Class A common stock on October 13, 2017 (the trading day preceding the date of the revised proposal) and a premium of approximately 31.9% to the volume weighted average price of the Company's Class A common stock over the 30 days ended October 13, 2017.

        The Board convened a special meeting on October 19, 2017, joined by members of the Company's senior management. Representatives from each of Wilmer Cutler Pickering Hale and Dorr LLP, the Company's outside legal counsel, which we refer to as WilmerHale, and Morgan Stanley, were also present at the meeting. At the meeting, a representative of WilmerHale reviewed with the Board its fiduciary duties applicable to its consideration of Parent's proposal. The Board also approved senior management's formal engagement of Morgan Stanley to serve as the Company's financial advisor on the basis of, among other things, their experience, qualifications and reputation in providing strategic and financial advisory services, their familiarity with the Company and its industry, and their experienced in working with the Company during the 2014 strategic alternatives review process. The Board reviewed the terms of the revised proposal and the financing, and Parent's proposed timeline. Morgan Stanley presented a review of precedent rights offerings in the U.K., including in the context of acquisitions, and noted the limited number of examples in the United Kingdom of a rights offering of the size contemplated by the proposed transaction (as compared to the issuer's market capitalization) and offered its views on the risk tolerance the equity markets in the U.K. would bear for a debt financing in the amount needed to complete the transaction. The Board also considered Parent's recent financial performance and considered the likelihood that Parent could obtain the financing it required to complete a transaction. The Board also reviewed with Morgan Stanley the historic performance of the Company's Class A common stock and certain of the Company's peers, as well as the box office outlook for 2017 and 2018. The Board discussed with Morgan Stanley various valuation methodologies utilizing both analysts estimates and historical and projected financial data provided by senior management, which we refer to as the Management Forecasts. Morgan Stanley also discussed with the Board the recent trend of declining trading multiples in the sector and the risks associated with waiting for those multiples to return to historic levels. Following further discussion, the Board determined that Parent's proposal undervalued the Company and instructed management to reject Parent's most recent proposal. On October 19, 2017, as directed by the Board, Amy Miles and Tom Bell notified Parent that the Company's Board was rejecting Parent's revised offer. Ms. Miles and Mr. Bell did not invite a revised offer from Parent or suggest to Parent a price at which the Company would consider a potential transaction.

        On October 25, 2017, the Company received another revised proposal from Parent, this time for $22.50 per share, together with updated "highly confident" letters from Barclays and HSBC, each stating their expected ability to provide all the debt financing and underwrite all the equity financing needed to complete the transaction at the revised price. The revised proposal was subject to the same terms and conditions detailed in Parent's October 15, 2017 proposal. The revised price represented a premium of approximately 37.6% to the $16.35 closing price per share of the Company's Class A common stock on October 24, 2017 (the trading day preceding the Parent's second revised proposal) and a premium of approximately 39.2% to the volume weighted average price of the Company's Class A common stock over the 30 days ended October 24, 2017.

        The Board convened a special meeting on October 27, 2017 to review and consider the updated proposal. Members of the Company's senior management, as well as representatives of WilmerHale and Morgan Stanley, were also present at the meeting. A representative from WilmerHale provided an updated review of the Board's fiduciary duties. The Board reviewed and discussed the prospects of continuing as an independent company in light of the business, operations, management, financial condition, earnings and prospects of, and the risks and challenges facing, the Company and the sector. The Board also discussed with Morgan Stanley whether any other potential strategic or financial buyers would likely be interested in, and financially capable of, consummating a business combination with the Company. Following discussion, the Board determined that it was unlikely that another potential strategic or financial buyer would be able or willing to pursue a transaction with the Company at the price levels under discussion. In addition, the Board discussed the risks of antitrust review of a potential transaction with Parent, and preliminarily concluded that the risks of antitrust review were likely to be significantly less in a transaction with Parent than in a transaction with a strategic partner with a significant U.S. domestic presence. The Board also discussed the stock market's response to the Company's third quarter earnings, which were released on October 24, 2017. Notwithstanding the fact that the Company reported better than expected results for the third quarter, the trading price of the Company's Class A common stock remained relatively the same as the trading price before the Company's third quarter earnings release on account of weak performance across the sector. The

Board also once again discussed the decline in valuations during 2017 for the Company and other companies in the sector and discussed the uncertainty as to whether that trend would reverse, or whether there had been a more fundamental reassessment of the multiples at which the Company and its U.S. peers should trade. Mr. Bell also confirmed that based on his discussions with representatives from the Principal Stockholder, the discussions with Parent were nearing levels that the Principal Stockholder would support.

        Morgan Stanley reviewed its previous financial presentations to the Company, and in particular its discounted equity value analysis (based both on analyst forecasts and the Management Forecasts) and the impact that variances in attendance relative to the Management Forecasts could have on the future trading price of the Company's Class A common stock. The Board discussed the uncertainties in the Management Forecast associated with predicting attendance, which can fluctuate significantly from year to year due to factors outside of the Company's control. The Board also discussed with Morgan Stanley the impact of the overhang on the value of the Company's Class A common stock due to market expectations that the Principal Stockholder would continue to sell its shares of the Company's common stock at prices commensurate with the underwritten secondary offerings in 2016, and the risks associated with predicting whether exit multiples for film exhibitors would improve. Following discussion, and based on the Board's opinion of the financial analyses provided by Morgan Stanley, the Board decided that pursuing a transaction with Parent would produce the best value available for the Company and instructed Amy Miles to contact Messrs. Greidinger to request that they increase Parent's proposal to a $23.50 per share purchase price. Consistent with prior discussions, the Board reaffirmed its view that it was unlikely that another potential strategic or financial buyer would be able or willing to pursue a transaction with the Company at the price level under discussion, and Morgan Stanley agreed based on its knowledge of and experience with the potential buyers in this market. The Board discussed whether to solicit interest in a potential business combination from the limited number of potential buyers at that time, but decided that doing so could risk public disclosure that might cause irreparable harm to the Company. However, as a precaution to ensure that the Company had the opportunity to solicit competing proposals, the Board concluded that if negotiations continued with Parent, the Company should seek a post-signing "go-shop" period in which the Company would have the opportunity to actively solicit competing offers from potential strategic and financial buyers. Following the meeting, Ms. Miles and Mr. Bell contacted Messrs. Greidinger by telephone and stated that before the Company would be willing to proceed with negotiations, Parent would need to increase its offer to $23.50 per share.

        On November 1, 2017, Parent responded with what it described as a "final" proposal of $23.00 per share, payable entirely in cash. HSBC and Barclays again provided "highly confident" letters reaffirming their ability to arrange and underwrite the required debt and equity financing at the revised price. The $23.00 price represented a premium of approximately 40.7% to the $16.35 closing price per share of the Company's Class A common stock on October 31, 2017 (the trading day preceding the revised offer) and a premium of approximately 40.7% to the volume weighted average price of the Company's Class A common stock over the 30 days ended October 31, 2017.

        On November 2, 2017 the Board convened a special meeting to review Parent's revised proposal. The Board reviewed its discussion from the October 27, 2017 meeting. The Board reviewed its prior deliberations, the risks and uncertainties facing the Company's stockholders associated with possible strategic alternatives to the merger (including scenarios involving the possibility of remaining independent), the timing and likelihood of accomplishing a transaction with Parent on the proposed timeline, the premium reflected by Parent's proposal and the risks associated with waiting for the trading price of the Class A common stock to reach and sustain the proposed per share merger consideration of $23.00. A representative from WilmerHale once again provided a review of the Board's fiduciary duties, and the Board acknowledged that Parent's revised proposal was sufficient for the Board to authorize management to commence merger discussions with Parent. After further discussion, Mr. Bell confirmed, based on prior discussions with the Principal Stockholder, that the Principal Stockholder would enter into an acceptable voting and support agreement to support a transaction at that value. Accordingly, the Board directed senior management, Morgan Stanley and WilmerHale to commence negotiations with Parent and its representatives. Further, the Board requested that senior management, Morgan Stanley and WilmerHale report back to the Board on the material terms of a possible merger agreement with Parent and the terms and certainty of Parent's debt and equity financing by the time of the Board's next regularly scheduled meeting on November 8, 2017. On November 3, 2017, Amy Miles responded in writing to Parent, indicating that the Company was prepared to commence negotiations at a price of $23.00 per share, provided that, among other conditions, definitive documentation would be on terms customary for the acquisition of a U.S. publicly traded company, the Company had to be satisfied with Parent's certainty of financing, there would be no exclusivity obligation restricting the Company's ability to solicit competing bids during any period of negotiation, Parent would conduct only confirmatory due diligence, and Global City Holdings N.V., which we refer to as GCH, Parent's largest stockholder, would agree to vote its 28% stake in favor of the merger agreement and Parent's rights offering, and commit to fully subscribe for its pro rata share of the rights offering.

        On November 6, 2017, Mr. Brandow and Mr. Ownby, joined by representatives from Morgan Stanley, WilmerHale, and the Company's U.K. counsel, Macfarlanes, met in New York with Parent's senior management, HSBC and Barclays, as well as Parent's outside counsel, Slaughter and May and Skadden, Arps, Slate, Meager & Flom LLP, which we refer to as Skadden Arps, to discuss proposed deal terms, the anticipated timing and structure of a transaction, the certainty, terms and timing of Parent's debt and equity financing, and the legal and accounting due diligence required for the financing and negotiation of a definitive merger agreement.

        On November 8, 2017, at the Board's regular meeting, senior management and representatives from Morgan Stanley and WilmerHale updated the Board on the outcome of the November 6, 2017 meetings, including the material terms discussed with Parent for a potential merger agreement and Parent's required financing documents. Among other factors and items discussed by the Board relating to the potential transaction, the Board discussed the risks associated with Parent's financing and its obtaining the necessary stockholder votes required to approve the contemplated transaction. The Board also discussed the anticipated timing of a potential transaction, reviewed a list of other potential buyers, and reaffirmed its prior conclusion that, based on its knowledge of the industry and potential buyers, it was unlikely that another potential strategic or financial buyer would be able or willing to pursue a transaction with the Company at the price under discussion, and that further outreach prior to signing could risk public disclosure that might cause irreparable harm to the Company. However, the Board restated its desire that management insist on a "go-shop" period in a definitive merger agreement with Parent so that the Company would have the opportunity to actively solicit competing offers from potential strategic and financial buyers. Morgan Stanley once again reviewed the Management Forecasts with the Board as compared to analyst expectations. The Board also reviewed once more with Morgan Stanley a discounted cash flow analysis of the Company based on both analysts forecasts and Management Forecasts. Following discussion, the Board authorized the Company's senior management to continue discussions and negotiations with Parent regarding the terms of a merger agreement and directed senior management and WilmerHale to prepare a form of merger agreement on terms acceptable to the Company and provide that draft to Parent and its legal and financial advisors.

        On November 13, 2017, Skadden Arps delivered a draft merger agreement from Parent to the Company while the Company's legal and financial advisors were preparing a different draft on behalf of the Company. Among other terms reflected, Parent's proposed form of merger agreement required that, immediately following the execution and delivery of the Agreement, the Principal Stockholder would deliver a written stockholder consent sufficient to approve the merger, and contained a 35 day

"window-shop" period, pursuant to which the Company would not be permitted to solicit competing acquisition proposals, but could engage in negotiations with persons making unsolicited bids for the Company, and subject to certain requirements, the Company would have the right to terminate the agreement in order to accept a superior proposal. Parent's draft also provided that a successful competing bidder who made a qualifying superior proposal during the "window-shop" period and who subsequently entered into a definitive agreement with respect to such proposal, would bear a termination fee equal to 3% of the Company's equity value. In addition, the draft provided that if the merger agreement was terminated because the requisite vote of Parent's stockholders was not obtained or because, prior to the vote of Parent's stockholders, Parent's board changed its recommendation to Parent's stockholders in certain circumstances permitted by the merger agreement, Parent would owe the Company a reverse termination fee of an amount equal to 1% of Parent's market cap (the maximum permitted for a U.K. publicly listed company without separate Parent stockholder approval).

        On November 14, 2017, WilmerHale provided Parent and its legal and financial advisors with a different form of merger agreement, which the Company was prepared to work from as a basis for continued negotiations. Among other terms reflected, the Company's draft preserved the Company's rights to continue paying its regular quarterly dividends, reflected a 60-day post-signing "go-shop" during which the Company could solicit competing acquisition proposals, and provided that the Company would not seek stockholder approval through a stockholder written consent but rather would convene a special meeting of the Company's stockholders to consider and approve the merger only after Parent's stockholders approved the merger and rights issue. The Company's draft required a commitment from GCH to vote its 28% stake in favor of the merger agreement and the rights issue, and a commitment to fully subscribe for its pro rata share of the rights issue. The Company's draft provided that the termination fee payable by the Company under certain circumstances (including under circumstances in connection with the Company's entry into, and consummation of, an agreement with respect to a superior proposal) would be 2% of the Company's equity value, except that such fee would be lowered to 1% of the Company's equity value if the termination related to an acquisition proposal initially submitted during the "go-shop" period. The Company's draft further provided that, in the event of a termination due to a change in recommendation by the Parent Board, the failure of Parent's stockholders to approve the merger or rights issue, or a failure of Parent's financing, Parent would be required to pay the Company a termination fee equal to 1% of Parent's market capitalization plus an additional termination fee from GCH equal to 5% of the Company's equity value.

        During the remainder of November through December 4, 2017, the parties engaged in negotiations regarding the terms of the merger agreement, including provisions regarding the Company's ability to continue paying its regular quarterly dividends, provisions requiring the execution and delivery of a written consent by the Principal Stockholder prior to Parent's stockholder meeting (to be effective immediately following receipt of the Parent stockholder approval and subject to certain other conditions) in order to allow Parent to obtain its debt and equity financing on an agreed-upon timeline, the Company's go-shop period, which will terminate on January 22, 2018, the parties' respective termination rights, including the Company's termination rights in the event Parent fails to obtain debt and equity financing or a change by the Parent Board of their recommendation of the merger, and the termination and reverse termination fees payable by the Company and Parent under various circumstances. The parties also negotiated the terms of Parent's financing commitments that would be secured at the time the merger agreement was executed (including the length of and conditions to the underwriting commitment with respect to the rights issue), and voting and support agreements with the Principal Stockholder and GCH, including provisions requiring GCH to fully subscribe for its pro rata share of the rights offering, provide financing commitments to support such subscription obligation and to pay the Company a reverse termination fee in varying amounts under specified circumstances, in addition to any fee payable by Parent. These negotiations included multiple exchanges of drafts of the merger agreements and meetings attended by representatives of the Company, Parent, Morgan Stanley,

WilmerHale, Macfarlanes, Barclays, HSBC, Skadden Arps and Slaughter and May in New York on November 20, 21, 29 and 30, 2017.

        On November 28, 2017, multiple news outlets in the United States and the United Kingdom published reports stating that the Company and Parent were in discussions for Parent to acquire the Company for $23.00 per share. In response to these rumors, both the Company and Parent issued statements confirming the parties were in discussions for a possible all-cash acquisition of the Company at a price of $23.00 per share. Following these reports, the parties continued to negotiate the terms of the merger agreement, Parent's financing commitments and voting and support agreements with the Principal Stockholder and GCH. After these reports surfaced and were confirmed by the Company and Parent, neither the Company nor Morgan Stanley received any inquiries from other potential buyers expressing an interest in exploring an acquisition of the Company. On November 27, 2017, the last trading day prior to publication of these reports and confirmations by the Company and Parent, the closing price per share of the Company's Class A common stock was $18.25.

        Between December 1, 2017 and December 4, 2017, the Company and Parent, along with their representatives, continued negotiations over the terms of the merger agreement and financing commitments to address, among other matters, certainty of financing, termination rights for both the Company and Parent, reverse termination fees payable by Parent and GCH in the event Parent failed to obtain debt and equity financing, the timeline for Parent to hold its stockholder meeting to approve the merger and rights issue and the termination fee payable by the Company in the event the Company terminated the merger agreement for a superior proposal that arose from an acquisition proposal submitted during and after the go-shop period.

        Over this same period, Scott Carpenter and Cy Harvey, as representatives of the Principal Stockholder, as well as counsel to the Principal Stockholder, negotiated with Parent the terms and conditions of the voting and support agreement requested from the Principal Stockholder by Parent and generally took positions in support of the Company on the matters described in the previous paragraph.

        On December 4, 2017, the Board held a special meeting to review and consider approving the merger agreement. Members of the Company's senior management and representatives of Morgan Stanley and WilmerHale were present at the meeting. A representative of WilmerHale reviewed the principal terms of the definitive merger agreement between Parent and the Company and the debt commitment letter and equity underwriting agreement to be furnished by Parent. WilmerHale also reviewed a forum selection bylaw amendment to be proposed for adoption by the Board upon the signing of the definitive merger agreement. In considering the bylaw amendment, the Board considered the fact that Delaware has specialized business-oriented courts with sophisticated judges that are experienced in applying the state's corporate law, that an exclusive forum provision can help to prevent duplicative and wasteful multi-forum litigation arising in connection with the potential merger, which might result in unnecessary expense that could ultimately be borne by the Company's stockholders, and that forum selection bylaws are routinely adopted by boards of directors under similar circumstances. Representatives of Morgan Stanley reviewed their financial analyses of the $23.00 per share in cash to be paid by Parent to the holders of Class A and Class B common stock of the Company pursuant to the merger agreement. Morgan Stanley then orally rendered its opinion to the Board, subsequently confirmed by delivery of a written opinion dated December 5, 2017, to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the $23.00 per share in cash merger consideration to be received by the holders of shares of the Class A and Class B common stock pursuant to the merger agreement was fair, from a financial point of view to such holders. (See "The Merger—Opinion of Morgan Stanley & Co. LLC"). After discussion, the Board unanimously voted to approve the merger agreement and the transactions contemplated thereby, including the merger, to submit the merger agreement to the Company's stockholders for their adoption, to recommend adoption of the merger agreement by such Company stockholders and to adopt the forum selection bylaw amendment.

        Early the following morning, on December 5, 2017, the Company and Parent each executed the merger agreement and issued a press release announcing the transaction. Concurrently, Parent executed and delivered the debt commitment letters and underwriting agreement for the debt and equity financing for the merger, and the Principal Stockholder and GCH executed and delivered their voting and support agreements.

Required Approval of the Merger; Record Date; Action by Stockholder Consent

        Under the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, any action required or permitted to be taken at a special stockholders' meeting may be taken without a meeting, without prior notice and without a vote, if (i) the outstanding shares of the Class B common stock represents greater than 50% of the combined voting power of the outstanding shares of the Company common stock, and (ii) the action is taken by persons who would be entitled to vote at a meeting and who hold shares having voting power equal to not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. Under Delaware law and the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, the adoption of the merger agreement by the Company's stockholders required the affirmative vote or written consent of the stockholders holding a majority of the combined voting power of the outstanding shares of Company common stock entitled to vote on such matter, voting together as a single class. Holders of Class A common stock are entitled to cast one (1) vote in person or by proxy for each share of Class A common stock held. Holders of Class B common stock are entitled to cast ten (10) votes in person or by proxy for each share of Class B common stock held.

        As of the record date, there were (i) 133,307,114 shares of Class A common stock outstanding and entitled to vote, held by 231 stockholders of record and (ii) 23,708,639 shares of Class B common stock outstanding and entitled to vote, held by one stockholder of record. As of the record date, the Class B common stock represented 64% of the combined voting power of the outstanding shares of Company common stock.

        On            , 2018, the Principal Stockholder delivered to the Company the written consent, adopting the merger agreement. As of the record date, the Principal Stockholder held shares of Company common stock representing approximately 67% of the combined voting power of all outstanding shares of Company common stock. The written consent was effective immediately following the satisfaction of all of the following conditions: (i) the go-shop period, which is the period beginning December 5, 2017 and expiring at midnight (New York time) on January 22, 2018, has expired; (ii) the Parent's stockholders have approved the merger and the rights issue; (iii) the Company has received a certificate from the Parent's financing sources reaffirming their financing commitments; (iv) the Board has not withheld, withdrawn or modified its recommendation regarding the merger; and (v) the voting and support agreement executed by the Principal Stockholder and Parent in connection with the execution of the merger agreement has not been terminated. As of            , 2018, all conditions to the effectiveness of the written consent were satisfied. Accordingly, the adoption of the merger agreement by the Company's stockholders was effected in accordance with Section 228 and Section 251 of the DGCL on             , 2018. No further approval of the stockholders of the Company is required to adopt the merger agreement. As a result, the Company has not solicited and will not be soliciting your vote for the adoption of the merger agreement and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the merger agreement. If the merger agreement is terminated in accordance with its terms, the written consent will be of no further force and effect.

        Federal securities laws state that the merger may not be consummated until 20 days after the date of mailing of this Information Statement to the Company's stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the merger will not occur until that time has elapsed. We currently expect the merger to be consummated during the first quarter of 2018, subject to certain government regulatory reviews and approvals and the satisfaction of the other conditions to closing in the merger agreement. However, there can be no assurance that the merger will be consummated on or prior to that time, or at all.

Recommendation of the Board

        At the special meeting of the Board on December 4, 2017, after careful consideration, including detailed discussions with the Company's management and its legal and financial advisors, the Board, by a unanimous vote of all directors:

  •
  determined and declared that it was in the best interests of the Company and the stockholders of the Company that the Company enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement on the terms and subject to the conditions set forth therein;

  •
  approved and declared the advisability of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

  •
  declared that the terms of the merger were fair to the Company and the Company's stockholders; and

  •
  directed that the merger agreement be submitted to Company stockholders for their adoption, subject to certain provisions of the merger agreement described below "The Merger Agreement—Company Solicitation of Acquisition Proposals; No Solicitation; Change of Board Recommendation" and recommended adoption of the merger agreement by such Company stockholders.

Reasons for the Merger

        Before making its recommendation, the Board consulted with its outside legal and financial advisors and with the Company's senior management. In reaching its recommendation, the Board considered the following material factors that it believes support its decision to enter into the merger agreement and consummate the merger (which factors are not necessarily presented in order of relative importance):

  •
  Merger Consideration; Premium to the Trading Price of Class A Common Stock.  The Board considered the fact that the merger consideration represented a:

  •
  26.0% premium to the trading price at which the Class A common stock closed on November 27, 2017, the last trading day prior to the publication of media reports regarding a possible acquisition of the Company by Parent;

  •
  43.2% premium to the volume weighted average price of the Class A common stock during the 30 days prior to the publication of media reports regarding a possible acquisition of the Company by Parent; and

  •
  42.5% premium to the volume weighted average price of the Class A common stock during the 90 days prior to the publication of media reports regarding a possible acquisition of the Company by Parent.

  •
  Strategic Alternatives.  The Board considered the potential benefits of other potential strategic transactions, potential business combination transactions with alternative acquirers, and continuing as an independent company.

    •
    The Board considered the potential values, benefits, risks and uncertainties facing the Company's stockholders associated with possible strategic alternatives to the merger (including possible alternative business combinations and scenarios involving the possibility of remaining independent), and the timing and likelihood of accomplishing such alternatives, taking into account the fact that the Company solicited acquisition proposals during the course of the late 2014 and early 2015, and received none, and had also engaged in periodic discussions regarding a potential business combination over the course of the thirty months preceding the commencement of negotiations with respect to the merger agreement with Parent.

    •
    The Board also considered the fact that the Company had not been contacted regarding any alternative acquisition proposals, despite the November 28, 2017 news reports, subsequently confirmed by the Company and Parent, that the Company was in discussions for a sale at $23.00 per share.

    •
    The Board also considered the risk that prolonging the sale process further could have resulted in the loss of an opportunity to consummate a transaction with Parent and distracted senior management from implementing the Company's business plan.

    •
    The Board also considered its alternatives in light of the prospects of continuing as an independent company, including the business, operations, management, financial condition, earnings and prospects of, and the risks and challenges facing, the Company, including the risk of disruption in the existing film distribution model, the risks and uncertainties inherent in achieving the projected attendance figures over the period reflected in the Management Forecasts, and the risk that exit multiples in the U.S. film exhibition industry might continue to decline over time rather than return to historic levels as a result of the changing industry landscape.

    •
    The Board also considered that, if the Company did not enter into the merger agreement with Parent, it could take a considerable period of time before the trading price of the Class A common stock would reach and sustain the per share merger consideration of $23.00, as adjusted for present value. In this regard, the Board considered the price fluctuations that occurred in the Company's Class A common stock throughout 2017 that were driven by the actual box office performance of various theatrical releases relative to industry expectations. Likewise, the Board considered the potential adverse impact that may occur to the trading price of the Company's Class A common stock should the actual box office performance of the projected strong film slate of upcoming releases in the fourth quarter of 2017 and in 2018 underperform relative to industry estimates. In addition, the Board considered the risk of a market perception that the Principal Stockholder would continue to sell its shares of common stock if the trading price of the Class A common stock reached that level again, which could further erode the likelihood of reaching and sustaining a $23.00 price level.

    •
    Based on the value, risk allocation, timing and other terms and conditions negotiated with Parent, the Board ultimately determined that the acquisition by Parent is more favorable to the Company's stockholders than any other strategic alternative reasonably available to the Company, including continuing as an independent company.
  •
  Go-Shop Period; Change in Recommendation.  The Board considered the fact that the merger agreement contains "go-shop" provisions, which permit the Company to actively solicit competing acquisition proposals until January 22, 2018, and, subject to certain requirements, to continue discussions and negotiations with parties who submit an acquisition proposal during the go-shop period. In addition, the Board considered that after the "go-shop" period and prior to receipt of the Company stockholder approval, the Board can, in response to a superior proposal, either effect a Company Board recommendation change or cause the Company to terminate the merger agreement to enter into a definitive agreement with respect to that superior proposal.

  •
  Cash Consideration; Certainty of Value.  The Board considered the fact that the form of consideration payable to the Company's stockholders will be all cash, which will provide the Company's stockholders with certainty of value and immediate liquidity, while eliminating the market and long-term business risks related to the Company's future growth prospects.
  •
  Continuation of Dividend.  The Board considered the fact that the merger agreement permits the Company to continue its practice of paying a quarterly dividend in a manner consistent with historic levels and payment schedule.

  •
  Likelihood of Closing the Merger.  The Board considered the likelihood that the merger will be consummated, particularly in view of the terms of the merger agreement and the closing conditions. In that regard, the Board noted:

  •
  the fact that Parent had obtained committed debt and equity financing for the transaction, the limited number and nature of the conditions to the debt and equity financing, the reputation of the financing sources and the obligation of Parent to use its reasonable best efforts to obtain the financing, each of which, in the reasonable judgment of the Board, increases the likelihood of such financings being completed;

  •
  that the merger is not subject to any financing condition (although the funding of the equity financing and debt financing is subject to the satisfaction of the conditions set forth in the underwriting agreement and commitment letter, respectively, under which the financing will be provided);

  •
  the limited number and specific scope of the conditions to Parent's obligation to consummate the merger and the fact that the definition of "material adverse effect" in the merger agreement contains broad carveouts that make it less likely that adverse changes in the Company's business between announcement and closing of the merger will provide a basis for Parent to refuse to consummate the merger;

  •
  the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay the Company a $20,150,963 reverse termination fee, without the Company having to establish any damages;

  •
  the fact that the holders of approximately 28.8% of Parent's ordinary shares have signed irrevocable undertakings to vote in favor of the merger and the rights issue, and that GCH, who holds approximately 28% of Parent's ordinary shares, has agreed to accept its full entitlement of new Parent shares under the terms of the rights issue and to pay the Company a termination fee of $4,849,037 under certain circumstances and an additional termination fee of $75,000,000 under certain circumstances relating to the receipt and subsequent consummation of an acquisition proposal for Parent;

  •
  the Company's ability following satisfaction of the closing conditions set forth in the merger agreement to seek specific performance of Parent's obligation to consummate the merger; and

  •
  the relative likelihood of obtaining required regulatory approvals and Parent's obligation to effect remedies to obtain antitrust approvals.

  •
  Morgan Stanley's Fairness Opinion and Related Analyses.  The Board considered the financial analyses presented by Morgan Stanley, as well as the oral opinion of Morgan Stanley, rendered to the Board on December 4, 2017, which was subsequently confirmed by delivery of a written opinion, that as of the date of such opinion, and based upon and subject to the various procedures, factors, assumptions, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth therein, the merger consideration to be received by the holders of shares of the Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described below under the caption "—Opinion of Morgan Stanley".

  •
  Negotiation Process.  The Board considered its belief that, after extensive negotiations, the Company obtained the highest price that Parent was willing to pay for the Company, which was within the range the Board had sought.

  •
  Equivalent Consideration for the Class A Common Stock and the Class B Common Stock.  The Board considered the fact that all of the holders of Class A common stock and Class B common stock, including the Principal Stockholder, would receive the same per share merger consideration.

  •
  Terms of the Merger Agreement.  The Board considered the terms and conditions of the merger agreement, including the Board's right, after complying with the terms of the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal (as more fully described under the heading "The Merger Agreement—Termination"), subject to certain match rights in favor of Parent and upon payment of a termination fees to Parent in an aggregate amount of $95,150,963 (which was approximately 2.6% of the equity value of the Company based upon the $23.00 per share merger consideration), which amount is reduced to $36,270,000 (which was approximately 1% of the equity value of the Company based upon the $23.00 per share merger consideration) in the event the superior proposal arose from an acquisition proposal submitted during the go-shop period.

  •
  Changes in U.S. Federal Tax Laws:  The Board also considered the potential impact of the then proposed changes in the Internal Revenue Code on the business, operations, management, financial condition, earnings and prospects of the Company on a stand-alone basis and concluded that the risks and benefits associated with potential changes in U.S. Federal income tax laws were too uncertain to predict the impact on the Company and the Company common stock.

  •
  Appraisal Rights.  The Board considered the availability of rights under the DGCL to all holders of the Class A common stock (other than the Principal Stockholder) who comply with all of the required procedures for perfecting appraisal rights under the DGCL to demand appraisal and receive payment of the fair value of their shares of Class A common stock as determined by the Delaware Court of Chancery. See "Appraisal Rights" for more information.

        In reaching its determinations and recommendations described above, the Board also considered the following potentially negative factors:

  •
  No Participation in the Company's Future Growth or Earnings.  The Board considered that, if the merger is consummated, stockholders of the Company will receive the merger consideration in cash and will no longer have the opportunity to participate in any future earnings or growth of the Company or the combined company or benefit from any potential future appreciation in the value of the shares of the Company common stock, including any value that could be achieved if the Company engages in future strategic or other transactions.

  •
  Disruption of the Company's Business.  The Board considered the effect of the public announcement and pendency of the merger on the Company's operations, stock price, business ventures, employees, distributors, joint venture partners and other business partners and ability to attract key management and other personnel while the merger is pending, as well as the potential adverse effects on the financial results of the Company.

  •
  Non-Solicitation Covenant.  The Board considered the fact that the merger agreement precludes the Company from actively soliciting alternative proposals after the go-shop period.

  •
  Stockholder Consent.  The Board considered that, as a condition to entering into the merger agreement, Parent required that the merger agreement include a provision permitting Parent to terminate the merger agreement and receive a termination fee of $20,150,963 if the Principal Stockholder fails to execute and deliver the written consent to the merger immediately prior to the Parent stockholders meeting and that, following effectiveness of the written consent in accordance with its terms, the stockholder approval necessary to consummate the merger would be obtained and the Board would no longer be able to engage in discussions regarding unsolicited alternative transactions or to terminate the merger agreement in connection with an unsolicited transaction that is more favorable to the Company's stockholders.

  •
  Termination Fee and Expense Reimbursement.  The Board considered the possibility that if the merger is not consummated, subject to certain limited exceptions, the Company will be required to pay its own expenses associated with the merger agreement and the transactions contemplated thereby and, under certain circumstances, to pay Parent a termination fee of $20,150,963, $36,270,000, $75,000,000 or $95,150,963 in connection with the termination of the merger agreement, depending on the circumstances.

  •
  Interim Operating Covenants.  The Board considered that the merger agreement imposes restrictions on the conduct of the Company's business prior to the consummation of the merger, requiring the Company to use commercially reasonable efforts to conduct its business in the ordinary course of business, and that such restrictions may delay or prevent the Company from undertaking business opportunities.

  •
  Risks the Merger May Not Be Completed.  The Board considered the possibility that, while the merger is expected to be completed, there are no assurances that all conditions to the parties' obligations to complete the merger will be satisfied or waived and that as a result the merger might not be consummated. The Board considered that a failure to consummate the merger could have adverse effects on the Company's business, the market price for the Class A common stock and the Company's relationships with employees, distributors, joint venture partners and other business partners, including considering that (i) the Company's directors, senior management and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the merger; (ii) the Company may have abandoned or delayed certain projects and business opportunities; (iii) the Company will have incurred significant transaction costs; and (iv) the market's perception of the Company's prospects could be adversely affected.

  •
  Risk Associated with Financing.  The Board considered risk that the merger might not be consummated in a timely manner or at all, including the risk that the merger will not occur if the committed debt and equity financing, described under the caption "The Merger—Financing of the Merger", is not obtained, as Parent does not on its own possess sufficient funds to consummate the merger.

  •
  Closing Conditions.  The Board considered the fact that completion of the merger will require antitrust clearance in the United States and the satisfaction of certain other closing conditions, including that no Company material adverse effect has occurred, which conditions are not entirely within the Company's control and for which there can be no assurances that any or all such conditions will be satisfied.

  •
  Risk of Litigation.  The Board considered that there is a risk of litigation arising in respect of the merger agreement or the transactions contemplated by the merger agreement.

  •
  Tax Treatment.  The Board considered that the receipt of the merger consideration will generally be taxable to stockholders of the Company. The Board believed that this was mitigated by the fact that the entire merger consideration would be payable in cash, providing adequate cash for the payment of any taxes due.

        During its consideration of the transaction with Parent, the Board was also aware of and considered the fact that the Company's executive officers and directors have financial interests in the merger that may be different from or in addition to those of other stockholders, as more fully described in "The Merger—Interests of the Company's Directors and Executive Officers in the Merger".

        The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the principal factors considered by the Board. The Board reached the conclusion to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the Board believed were appropriate. The Board did not assign relative weights to the foregoing factors or determine that any factor was of particular importance. Rather, the Board viewed its positions and recommendation as being based on the totality of information presented to and considered by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Prospective Financial Information

        The Company does not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results for extended periods due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction, we provided projections to our directors and our financial advisor. These projections contained certain non-public financial forecasts that were prepared by our management.

        A summary of the financial forecasts included in the projections has been included below. This summary is not being included in this document to influence your decision whether to exercise appraisal rights in connection with the merger, but is being included because these financial forecasts were made available to our directors and our financial advisor. The inclusion of this information should not be regarded as an indication that our directors or our financial advisor, or any other person, considered, or now considers, such financial forecasts to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such. Our management's internal financial forecasts, upon which the summary financial forecasts included below were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted.

        In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections or the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have audited, compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

        These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond our control. We believe the assumptions that our management used as a basis for this projected financial information were reasonable, and that the bases on which the financial forecasts were prepared reflected the best currently available estimates and judgments of management of the future financial performance of the Company, at the time our management prepared these financial forecasts (October 2, 2017), given the information our management had at the time. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including our ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business and economic conditions, the regulatory environment and other factors described in or referenced under the sections of this Information Statement entitled "Cautionary Statement Concerning Forward-Looking Information" and "Reasons for the Merger" and those risks and uncertainties detailed in the Company's public periodic filings with the SEC. In particular, the forecasts assume that North American industry attendance levels remain consistent with the recent historical average over the years 2010 through 2016, but we do not consider this to be a prediction of actual box office results in any given year. In practice, industry attendance can fluctuate significantly from year to year due to factors outside of the Company's control, including public interest in available content within a given year. In addition, the forecasts do not take into account any circumstances or events occurring after the date they were prepared and reflect assumptions that are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. In addition, since the financial forecasts cover multiple years, the information contained therein, and the estimates and assumptions on which they are based, by their nature become even less reliable with each successive year. Accordingly, there can be no assurance that these financial forecasts will be realized or that our future financial results will not materially vary from these financial forecasts.

        No one has made or makes any representation to any stockholder regarding the information included in the financial forecasts set forth below. We have made no representation to Parent, US Holdco or Merger Sub in the merger agreement concerning these financial forecasts.

        We have not updated and do not intend to update or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error. In light of the foregoing factors and the uncertainties inherent in these projections, stockholders are cautioned not to place undue reliance on these projections.

        In preparing the financial forecasts our management made the following material assumptions:

  •
  North American industry attendance levels remain consistent with the recent historical average over the years 2010 through 2016;

  •
  Regal attendance benefits from (i) the acquisition of 134 screens in the second quarter of 2017, (ii) the opening of 20 new build locations between 2018 and 2020 (including 8 in 2018), and (iii) the continued installation of luxury reclining seats;

  •
  Ticket and concession prices increase between 2.0% and 3.5% annually;

  •
  Film, advertising and concession costs remain consistent with historical trends;

  •
  Other operating expenses per screen increase 2.0% to 3.0% annually;

  •
  Cash Distributions from the Company's investment in National CineMedia, LLC increase approximately 1.5% annually; and

  •
  Cash Distributions from the Company's investment in Digital Cinema Implementation Partners, LLC remain consistent in 2018 and 2019, increase significantly in 2020 and 2021, and cease thereafter.

        The estimates of adjusted EBITDA, pro forma adjusted EBITDA and unlevered free cash flow constitute non-GAAP financial measures within the meaning of applicable rules and regulations of the SEC. Non-GAAP financial measures should not be considered as a substitute for financial information presented in compliance with GAAP and should be viewed accordingly. The non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

        The following is a summary of the financial forecasts for the Company prepared by our management and provided to our directors and their advisors:

Financial Forecasts

(in millions)	2017	2018	2019	2020	2021	2022
Revenue	$3,188.9	$3,401.0	$3,514.3	$3,587.9	$3,669.5	$3,753.1
Adjusted EBITDA(1)	$617.1	$702.1	$745.4	$806.9	$810.0	$796.7
Pro Forma Adjusted EBITDA(2)	$652.2	$736.5	$779.0	$839.6	$841.7	$827.3
Unlevered Free Cash Flow(3)	$313.6	$324.3	$376.0	$412.3	$418.1	$410.0

(1)
Adjusted EBITDA refers to net income attributable to controlling interest adjusted for interest expense, net, provision for income taxes, depreciation and amortization, net loss on disposal and impairment of operating assets and other, share-based compensation expense, acquisition related costs, loss on extinguishment of debt, gain on sale of Open Road Films investment, earnings recognized from National CineMedia, LLC, which we refer to as NCM, cash distributions from NCM and other non-consolidated entities, and noncontrolling interest, net of tax and equity in income of non-consolidated entities and other, net.

(2)
Beginning in 2018, the Company will be required to adopt the reporting requirements of ASU 2014-09, Revenue from Contracts with Customers, and its related interpretations. The adoption will result in an increase in reported revenue (and therefore to reported adjusted EBITDA) and a corresponding increase in reported interest expense. Pro forma adjusted EBITDA illustrates the pro forma impact of this accounting change, which is limited to non-cash items, on the calculation of adjusted EBITDA. The impact of the adoption on net income is not expected to be material.

(3)
Unlevered free cash flow is defined as Adjusted EBITDA, less share based compensation, less capital expenditures, net, less tax payments, less non-cash items, plus decreases in working capital (or less increases in working capital).

Opinion of Morgan Stanley & Co. LLC

        In 2014, we retained Morgan Stanley to assist the Board in exploring strategic alternatives to enhance stockholder value, including a potential sale of the Company, which process was later abandoned. When representatives of Parent approached the Company's management on September 27, 2017 about a possible business combination, we again retained Morgan Stanley to assist in the evaluation of Parent's proposal and to provide a fairness opinion in connection with a potential transaction, if warranted. In each instance, we selected Morgan Stanley to act as our financial advisor based on Morgan Stanley's qualifications, expertise and reputation, and its knowledge of our business and industry, and, in the more recent instance, its experience in working with the Company in its 2014 strategic alternatives review process. At the meeting of the Board on December 4, 2017, Morgan Stanley rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated December 5, 2017, that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the $23.00 per share in cash merger consideration to be received by the holders of shares of our Class A and Class B common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of Morgan Stanley's written opinion to our Board, dated December 5, 2017, is attached as Annex B to this Information Statement and is hereby incorporated in its entirety into this Information Statement by reference. Holders of shares of our Class A and Class B common stock should read the opinion carefully in its entirety. The opinion sets forth, among other things, a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley in rendering its opinion. Morgan Stanley's opinion was directed to our Board and addressed only the fairness, from a financial point of view, as of the date of the opinion, to the holders of shares of our Class A and Class B common stock of the $23.00 per share in cash merger consideration to be received by such holders pursuant to the merger agreement. Morgan Stanley's opinion did not address any other aspects of the merger and did not and does not constitute a recommendation as to how holders of our Class A and Class B common stock should vote regarding the adoption of the merger agreement. The summary of Morgan Stanley's opinion set forth in this Information Statement is qualified in its entirety by reference to the full text of such opinion.

        For purposes of rendering its opinion, Morgan Stanley:

  •
  reviewed certain publicly available financial statements and other business and financial information of the Company;

  •
  reviewed certain internal financial statements and other financial and operating data concerning the Company;

  •
  reviewed certain financial projections prepared by our management;

  •
  discussed the past and current operations and financial condition and the prospects of the Company with our senior executives;

  •
  reviewed the reported prices and trading activity for our common stock;

  •
  compared the financial performance of the Company and the prices and trading activity of our common stock with that of certain other publicly-traded companies comparable with the Company, and their securities;

  •
  reviewed the premia paid in certain comparable acquisition transactions;

  •
  participated in discussions and negotiations among representatives of the Company and Parent and their financial and legal advisors;

  •
  reviewed the merger agreement, the commitment letter from certain lenders, the rights issue underwriting and sponsor's agreement, the irrevocable undertaking of GCH committing to participate in the rights issue and vote its shares in support of the transactions contemplated by the merger agreement, and the subscription and investor deed from certain investors, the voting agreement entered into by the Principal Stockholder, in each case dated as of December 5, 2017, and certain related documents; and

  •
  performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company, and formed a substantial basis for the opinion. With respect to Company projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management of the future financial performance of the Company. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain financing in accordance with the terms set forth in the financing agreements and that the definitive merger agreement and other principal transaction agreements would not differ in any material respect from the draft merger agreement and other principal transaction agreements provided to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Parent and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of our officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of our Class A and Class B common stock in the merger. Morgan Stanley also expressed no opinion as to the relative fairness of any portion of the merger consideration to holders of any class of our common stock. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market, tax and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after such date may affect Morgan Stanley's opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm the opinion. In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving the Company, nor did it negotiate with any party, other than Parent and its representatives, which expressed interest to Morgan Stanley with respect to a possible acquisition of the Company or any of its constituent businesses.

Summary of Financial Analyses

        The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion, dated December 5, 2017, to our Board. The following summary is not a complete description of Morgan Stanley's opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses. Unless stated otherwise, the following quantitative information, to the extent that it is based on market data, is based on market data as of November 27, 2017, which was the last trading day before multiple news outlets published a story about discussions between the Company and Parent on November 28, 2017, and is not necessarily indicative of current market conditions. In performing its financial analyses summarized below and in arriving at its opinion, with the consent of our Board, Morgan Stanley used and relied upon the following financial projections: (i) certain financial projections provided by our management, as more fully described below in the section entitled "The Merger—Prospective Financial Information," which are referred to below as the "Management Case," and (ii) certain publicly available Wall Street projections for the Company, which is referred to below as the "Street Case."

        Some of the financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all financial analyses and factors or the full narrative description of such analyses and factors, including the methodologies and assumptions underlying such analyses and factors, could create a misleading or incomplete view of the process underlying such financial analyses and Morgan Stanley's opinion.

Historical Trading Range Analysis

        Morgan Stanley reviewed the historical trading range of our common stock for the 52-week period ended November 27, 2017, which was the last trading day before multiple news outlets published a story about discussions between the Company and Parent on November 28, 2017, as well as the trading range of our common stock from October 24, 2017 (the Company's third quarter announcement date) through November 27, 2017. Morgan Stanley noted that, during such 52-week period, the maximum intraday price for our common stock was $23.82 and the minimum intraday price for our common stock was $13.90, and that during the period following the Company's third quarter announcement date, the maximum intraday price for our common stock was $18.38 and the minimum intraday price for our common stock was $14.79, as compared to the $23.00 per share merger consideration.

Research Analyst Price Targets

        Morgan Stanley reviewed publicly available equity research analysts' per share price targets for shares of the Company common stock. Morgan Stanley noted that the research analysts' one year per share price targets ranged from $13.00 to $24.00 per share, with a median of $18.00. Morgan Stanley also calculated the present value of the low, median and high one year price targets as of December 31, 2017 by applying a discount rate of 10.6%, representing an estimated cost of equity of the Company calculated assuming a 2.3% risk free rate, 1.38 Barra local predicted beta and 6% market risk premium, which yielded a range of illustrative implied per share prices of $12.00 to $22.00 per share, with a median of $16.50, all as rounded to the nearest $0.25.

        The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for our common shares and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

Regal Historical Multiples Analysis

        Morgan Stanley reviewed certain financial information, valuation multiples and market trading data relating to the Company. Financial data of the Company was based on historical trading data from Bloomberg, McGraw Hill Financial Inc.'s S&P Capital IQ estimates, public filings and other publicly available information. Financial data of the Company also included the Management Case and the Street Case, as appropriate. "AV" refers to aggregate enterprise value, calculated as equity value, plus debt (inclusive of capital leases), plus noncontrolling interest, less cash and cash equivalents. "Adjusted EBITDA" refers to net income attributable to controlling interest adjusted for interest expense, net, provision for income taxes, depreciation and amortization, net loss on disposal and impairment of operating assets and other, share-based compensation expense, acquisition related costs, loss on extinguishment of debt, gain on sale of Open Road Films investment, earnings recognized from National CineMedia, LLC, which we refer to as NCM, cash distributions from NCM and other non-consolidated entities, and noncontrolling interest, net of tax and equity in income of non-consolidated entities and other, net. Certain of the foregoing terms are used throughout this summary of financial analyses.

        Morgan Stanley performed a historical multiples analysis, which is designed to provide an implied trading value of a company by using multiple ranges based on historical next twelve (12) months, or NTM, multiples applied to Adjusted EBITDA estimates both as provided by our management as well as certain publicly available Wall Street projections for the Company. Morgan Stanley reviewed the ratio of the Company's AV to consensus NTM Adjusted EBITDA estimates (which we refer to as AV / NTM Adjusted EBITDA), calculated as of each day over the prior five year period.

        Based on this analysis and its professional judgment, Morgan Stanley derived a reference range of multiples of AV / NTM Adjusted EBITDA of 7.0x - 8.5x and applied this range to estimated Adjusted

EBITDA for calendar year 2018 contained in the Street Case and the Management Case. For calendar year 2018, estimated Adjusted EBITDA for the Company was $651 million in the Street Case and $702 million in the Management Case.

        Based on 157.7 million shares of our common stock, estimated to be outstanding on a fully-diluted basis as of December 31, 2017, and an estimate of the Company's net debt as of December 31, 2017 (assumed to be $2,157 million in the Street Case and $2,169 million in the Management Case), the analysis indicated the following per share reference ranges for our common stock, in each case rounded to the nearest $0.25 and as compared to the $23.00 per share merger consideration:

Forecast Scenario	Multiple Ratio	Reference Range	Implied Per Share Value
Street Case	AV/2018E Adjusted EBITDA	7.0x - 8.5x	$15.25 - $21.50
Management Case	AV/2018E Adjusted EBITDA	7.0x - 8.5x	$17.50 - $24.00

Discounted Equity Value Analysis

        Morgan Stanley also performed a discounted equity value analysis, which is designed to provide insight into a theoretical estimate of the future value of a company's equity as a function of such company's estimated future earnings and a theoretical range of trading multiples. The resulting estimated future implied value is subsequently discounted back to December 31, 2017 at the Company's estimated cost of equity in order to arrive at an estimate of the present value for the Company's share price.

        For this analysis, Morgan Stanley calculated a theoretical future value range of implied share prices for the Company as of December 31, 2019, and subsequently discounted such theoretical future value range, including expected dividends to be received between December 31, 2017 and December 31, 2019, as reflected in the Street Case and Management Case, to arrive at an illustrative present value range of implied share prices for the Company as of December 31, 2017. To calculate the theoretical implied aggregate value range, Morgan Stanley applied a range of Adjusted EBITDA multiples between 7.0x and 8.5x, which is consistent with the AV / NTM Adjusted EBITDA multiple over time based on Morgan Stanley's historical multiples analysis, to the 2020 estimated Adjusted EBITDA. Morgan Stanley then adjusted the theoretical future implied aggregate value range by the estimated net debt as of December 31, 2019 of $1,861 million in the Street Case and $1,909 million in the Management Case. To calculate the present value of the estimated equity value range as of December 31, 2017, Morgan Stanley applied an estimated range of the Company's cost of equity of 9.6% to 11.6%. Morgan Stanley selected such applications and assumptions based on its professional judgment.

        Based on the foregoing analysis, Morgan Stanley derived the following range of implied equity values per share as of December 31, 2017, based on the Adjusted EBITDA contained in the Street Case and Management Case, in each case rounded to the nearest $0.25 and as compared to the $23.00 per share merger consideration:

Source	Reference Range	Implied Value Per Share of the Company Common Stock, Including Dividends
Street Case	7.0x - 8.5x	$15.75 - $21.25
Management Case	7.0x - 8.5x	$20.50 - $27.75

        Additionally, Morgan Stanley sensitized the Management Case to illustrate the impact of variances in attendance assumptions versus those provided in the Management Case. Morgan Stanley calculated the impact of changes in attendance ranging from negative five million annual attendees to positive five million annual attendees and derived the following ranges of implied equity values per share as of December 31, 2017.

Sensitivity Case	Implied Value Per Share of the Company Common Stock
Attendance	$18.97 - $29.60

Premia Paid Analysis

        Using publicly available information relating to public U.S. target all-cash transactions sized between $3.0 billion to $7.0 billion from January 1, 2014 to December 1, 2017, which we refer to as the Cash Public Transactions, Morgan Stanley reviewed the premia paid in connection with such precedent transactions (calculating the percentage difference in price of the target's stock four weeks prior to announcement of a transaction and the price paid in such transaction). Based on the analysis of the premia paid in connection with the selected precedent transactions, Morgan Stanley formulated a range of premiums and applied these ranges of premiums to the relevant financial statistics for the Company.

        Based on the 25th percentile, median and 75th percentile of the Cash Public Transactions, Morgan Stanley applied premiums of 25%, 34% and 52% to the share price of the common stock four weeks prior of $16.11 to arrive at a range of potential values of $20.25 to $24.50 per share, with a median of $21.50, in each case rounded to the nearest $0.25 and as compared to the $23.00 per share merger consideration.

Discounted Cash Flow Analysis

        Morgan Stanley conducted a discounted cash flow analysis for the purpose of determining an implied equity value per share for our common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their present value. The "unlevered free cash flows" or "free cash flows" refer to a calculation of the future cash flows of an asset without including, in such calculation, any debt servicing costs. "Terminal value" refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

        Morgan Stanley performed a discounted cash flow analysis of the Company using information contained in the Management Case to calculate ranges of the implied value of the Company. Morgan Stanley calculated a range of implied values per share based on the estimated future cash flows contained in the Management Case during the calendar years 2018 through 2021. Using the definition of unlevered free cash flows set forth above, Morgan Stanley then calculated terminal values based on a terminal exit multiple ranging from 7.0x to 8.5x, which is consistent with the AV / NTM Adjusted EBITDA multiple over time based on Morgan Stanley's historical multiples analysis, applied to the 2022 estimated forward adjusted EBITDA. These values were then discounted to present values, as of December 31, 2017, assuming a range of discount rates of 6.5% to 7.6%, which was selected based on Morgan Stanley's professional judgment and by taking into consideration, among other things, a weighted average cost of capital calculation and our assumed cost of equity using a capital asset pricing model. The calculation of unlevered free cash flow, as used by Morgan Stanley in its analysis, is described in the section entitled "Prospective Financial Information."

        In order to calculate an implied per share equity value reference range for our common stock, Morgan Stanley then adjusted the total implied aggregate value by our estimated net debt as of December 31, 2017 of $2,169 million and divided the resulting implied total equity value ranges by our estimated fully diluted shares outstanding of 157.7 million as of December 31, 2017, all as provided by our management.

        Based on the foregoing analysis, Morgan Stanley derived the following range of implied equity values per common stock as of December 31, 2017, in each case rounded to the nearest $0.25 and as compared to the $23.00 per share merger consideration.

Source	Implied Value Per Share of the Company Common Stock
Management Case	$21.00 - $28.00

        Additionally, Morgan Stanley sensitized the Management Case to illustrate the impact of variances in attendance assumptions and tax rates versus those provided in the Management Case.

        For the purposes of the sensitivity analysis related to attendance, Morgan Stanley calculated the impact of changes in attendance ranging from negative five million annual attendees to positive five million annual attendees and derived the below ranges of implied equity values per share as of December 31, 2017.

        For the purposes of the sensitivity analysis related to tax rates, Morgan Stanley calculated the impact of changes in tax rates ranging from 20.0% to 39.5% and derived the below ranges of implied equity values per share as of December 31, 2017.

Sensitivity Case	Implied Value Per Share of the Company Common Stock
Attendance	$19.33 - $30.00
Tax	$21.60 - $28.89

General

        In connection with the review of the merger by our Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of the Company.

        In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, all of which generally are beyond the Company's control. These include, among other things, the impact of competition on our business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the consideration to be received by the holders of shares of our common stock pursuant to the merger agreement, and in connection with the delivery of its opinion to our Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of our common stock might actually trade.

        The consideration to be received by the holders of shares of our Class A and Class B common stock pursuant to the merger agreement was determined through arm's-length negotiations between the Company and Parent and was approved by the Board. Morgan Stanley acted as financial advisor to the Board during these negotiations but did not, however, recommend any specific consideration to the Company or the Board, nor opine that any specific consideration constituted the only appropriate consideration for the merger. In addition, Morgan Stanley's opinion expressed no opinion or recommendation as to how our stockholders should vote with respect to adoption of the merger agreement or with respect to any other matter.

        Morgan Stanley's opinion and its presentation to the Board was one of many factors taken into consideration by the Board in deciding to approve the execution, delivery and performance by the Company of the merger agreement.

        Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the consideration pursuant to the merger agreement or of whether the Board would have been willing to agree to different consideration. Morgan Stanley's opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

        Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, the Company, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument. A senior advisor of Morgan Stanley & Co. International plc, an affiliate of Morgan Stanley & Co. LLC, serves as a member of the Parent Board and, in such role, participated in evaluating and approving the merger on behalf of Parent. The participation of this senior advisor on the Parent Board was disclosed to the Board prior to the delivery of Morgan Stanley's opinion and the approval of the merger agreement by the Board.

        Under the terms of its engagement, Morgan Stanley provided us financial advisory services and a financial opinion, described in this section and attached as Annex B, in connection with the merger, and we have agreed to pay Morgan Stanley a fee of approximately $48 million for its services, approximately $38.5 million of which is contingent upon the closing of the merger, and $9.5 million of which was due and payable upon the delivery of the financial opinion. We have also agreed to reimburse Morgan Stanley for its reasonable expenses, including fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, we have agreed to indemnify Morgan Stanley and its affiliates, its and their respective directors, officers, agents and employees and each other person, if any, controlling Morgan Stanley or any of its affiliates, against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to, arising out of or in connection with Morgan Stanley's engagement.

        In the two years prior to the date of Morgan Stanley's opinion, Morgan Stanley or an affiliate has been a lender to the Company. In the two years prior to the date of Morgan Stanley's opinion, other than pursuant to its engagement by the Company in connection with the merger, Morgan Stanley or its affiliates have not been engaged to provide financial advisory services or financing services to the Company and have not received any fees for such services from the Company. In the two years prior to the date of Morgan Stanley's opinion, Morgan Stanley or its affiliates have not been engaged to provide financial advisory services or financing services to Parent, the Anschutz Corporation, Anschutz Entertainment Group, Inc., Anschutz Exploration Corporation, Power Company of Wyoming LLC, PPS Holding Company, the Oklahoma Publishing Company, TransWest Express, LLC, Xanterra Parks & Resorts, Inc. or Global City Holdings B.V. and have not received any fees for such services from any of those entities. As of November 27, 2017, Morgan Stanley held an aggregate interest of less than 1% of the common stock of Parent and between 4% and 5% in our common stock, which interests are held in connection with Morgan Stanley's (i) investment management business, (ii) wealth management business, including client discretionary accounts or (iii) ordinary course trading activities, including hedging activities. Morgan Stanley and its affiliates may also seek to provide financial advisory and financing services to Parent, the Company or their respective affiliates in the future and would expect to receive fees for the rendering of any such services.

Certain Effects of the Merger

        Upon the consummation of the merger, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as an indirect wholly owned subsidiary of Parent.

        None of Parent, US Holdco, Merger Sub or any of their controlled affiliates beneficially owns, or will prior to the closing date beneficially own, any shares of Company common stock. Following the merger, all of the Company's equity interests will be beneficially owned by Parent and none of the Company's current stockholders will, by virtue of the merger, have any ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent after the consummation of the merger. As a result, the Company's current stockholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Company common stock. Following the merger, Parent will benefit from any increase in the Company's value and also will bear the risk of any decrease in the Company's value.

        Upon consummation of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than the excluded shares and any dissenting shares) will be converted into the right to receive $23.00 in cash, without interest and less any applicable withholding taxes. All shares of Company common stock so converted will, at the effective time of the merger, be cancelled.

        Please see the sections of this Information Statement entitled "The Merger Agreement—Merger Consideration" and "The Merger Agreement—Payment Procedures".

        For information regarding the effects of the merger on the Company's outstanding equity awards, please see the sections below under "—Interests of the Company's Directors and Executive Officers in the Merger" and "The Merger Agreement—Treatment of Company Stock Plans".

        The Company's Class A common stock is currently registered under the Exchange Act and trades on the New York Stock Exchange under the symbol "RGC". Following the consummation of the merger, shares of Class A common stock will no longer be traded on the New York Stock Exchange or any other public market. In addition, the registration of shares of Class A common stock under the Exchange Act will be terminated and the Company will no longer be required to file periodic and other reports with the SEC with respect to the shares of Class A common stock. Termination of registration of the shares of Class A common stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company's stockholders and the SEC, and would make provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

Effects on the Company if the Merger is not Consummated

        If the merger is not consummated for any reason, the Company's stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain an independent public company, the shares of Class A common stock will continue to be listed and traded on the New York Stock Exchange, the shares of Class A common stock will continue to be registered under the Exchange Act and the Company's stockholders will continue to own their shares of the Company common stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of Company common stock.

        If the merger is not consummated, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of Class A common stock may decline to the extent that the current market price of the Class A common stock reflects a market assumption that the merger will be consummated. If the merger is not consummated, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company and Parent are permitted to terminate the merger agreement. Please see the section of this Information Statement entitled "The Merger Agreement—Termination".

        Under certain circumstances, if the merger agreement is terminated, a termination fee or reverse termination fee may be payable by the Company or Parent, respectively. Please see the section of this Information Statement entitled "The Merger Agreement—Termination Fees". In certain circumstances, GHC may be required to pay the Company a termination fee in connection with the termination of the merger agreement pursuant to the GHC irrevocable undertaking, as described in the section entitled "Voting Agreement and Irrevocable Undertakings" beginning on page 104.

Financing of the Merger

Equity Financing

        The merger consideration will be funded, in part, through equity financing of approximately $2.27 billion by way of a rights issue to the existing stockholders of Parent that will entitle them to subscribe for the new Parent shares at a discount to the then-current market price thereof. On December 5, 2017, the underwriters entered into the underwriting agreement, pursuant to which they agreed to underwrite (severally and not jointly) the shares to be issued in connection with the rights issue. In addition, as described below under the heading "Voting Agreement and Irrevocable Undertakings" beginning on page 104, GCH has entered into an irrevocable undertaking to accept the offer to acquire such number of new Parent shares representing its full entitlement under the terms of the rights issue.

        The commitments of the underwriters contemplated by the underwriting agreement are subject to certain customary conditions, including, but not limited to:

  •
  the passing of the Parent stockholder resolutions at the Parent stockholders meeting;

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  Parent having applied to Euroclear for admission of the nil paid rights and fully paid rights to CREST as participating securities, and no notification having been received from Euroclear on or before admission of the new Parent shares, nil paid, to the Official List and to trading on the

    London Stock Exchange's main market for listed securities, which we refer to as the Admission, that such Admission or facility for holding and settlement has been or is to be refused;

  •
  Admission of the new Parent shares becoming effective by not later than 8.00 a.m. on the business day following the date of the Parent stockholders meeting (or such later time and/or date as the underwriters and Parent may agree in advance in writing but so that the last date for acceptance is not later than 180 days from the date of the underwriting agreement);

  •
  there not having occurred a material adverse change in the financial condition, or in the earnings or solvency of Parent or Parent and its subsidiaries;

  •
  there not having occurred a material adverse change to the assets, business, financial condition or results of operations of the Company and its subsidiaries, subject to certain customary exceptions;

  •
  the prospectus covering the new Parent shares to be issued pursuant to the rights issue not containing any alteration, revision or amendment since the draft prospectus dated on or about December 5, 2017 that is material in the context of the merger or the underwriting of the new Parent shares or would make it impracticable or inadvisable to proceed;

  •
  Parent having materially complied with all of its undertakings, covenants and obligations under the underwriting agreement and the terms and conditions of the rights issue;

  •
  the warranties in the underwriting agreement being true and accurate in all respects and not misleading in any respect, save to the extent not material in the context of the rights issue, the merger or the underwriting of the new Parent shares;

  •
  the merger agreement remaining in full force and effect and not having been altered in a manner that is material to the rights issue or the underwriting of the new Parent shares;

  •
  the debt commitment letter and associated fee letters being in full force and effect and not having been terminated; and

  •
  the underwriting agreement becoming unconditional in all respects (save for the condition relating to Admission of the new Parent shares) and not having been rescinded or terminated in accordance with its terms prior to Admission of the new Parent shares.

Debt Financing

        In connection with the entry into the merger agreement, Parent and US Holdco have obtained the debt commitment letter from the arrangers, pursuant to which the arrangers have committed to provide, severally but not jointly, upon the terms and subject to the conditions set forth in the debt commitment letter, in the aggregate $4.307 billion in debt financing, consisting of (i) a senior secured term loan facility in an aggregate principal amount of $4.007 billion, and (ii) a senior secured revolving credit facility in an aggregate principal amount of $300 million (not all of which is expected to be drawn at the closing of the merger).

        The proceeds of the term loan facility will be used (i) to finance, in part, amounts payable under the merger agreement, (ii) to finance fees, premiums, expenses and other transaction costs incurred in connection with the merger and related transactions and (iii) to repay certain of our and Parent's respective indebtedness outstanding as of the closing of the merger. The proceeds of the revolving credit facility will be used to provide for working capital, capital expenditures and general corporate purposes; provided that only a portion of the revolving credit facility may be drawn at closing for the specific purposes set forth in the debt commitment letter.

        The debt financing contemplated by the debt commitment letter is conditioned on the consummation of the merger in accordance with the merger agreement, as well as other customary conditions, including, but not limited to:

  •
  the execution and delivery by the borrower and certain guarantors of definitive documentation consistent with the debt commitment letter;

  •
  the accuracy of our representations and warranties in the merger agreement as are material to the interests of the arrangers and the lenders under the credit facilities, but only to the extent Parent or its applicable affiliates has (or have) the right to terminate the merger agreement or refuse to complete the merger as a result of a breach of such representations and warranties, and the accuracy in all material respects of certain specified representations and warranties in the loan documents;

  •
  the consummation of the equity financing prior to or substantially concurrently with the initial borrowing under the credit facilities;

  •
  the consummation of the repayment and termination of (i) our indirect wholly owned subsidiary's existing Seventh Amended and Restated Credit Agreement, dated as of April 5, 2015 by and among Regal Cinemas Corporation, certain of our affiliates, the lenders from time to time party thereto, the agents party thereto and Credit Suisse AG, as administrative agent and (ii) Parent's existing Facilities Agreement, dated as of January 10, 2014, by and among Parent, certain of Parent's subsidiaries, the lenders from time to time party thereto and Barclays, as agent;

  •
  the issuance of notices of redemption with respect to our 5.750% Senior Notes due 2022, 5.750% Senior Notes due 2023 and 5.750% Senior Notes due 2025 and the deposit of amounts required to redeem all such senior notes with the trustee thereof;

  •
  the absence of any effect, development, circumstance or change, individually or in the aggregate that has had or would reasonably be expected to have, a Company Material Adverse Effect (as defined below in the section entitled "The Merger Agreement—Definition of Company Material Adverse Effect");

  •
  payment of all applicable costs, fees and expenses;

  •
  delivery of certain audited, unaudited and pro forma financial statements (including a short-form quarterly trading update for the fiscal quarter ended December 31, 2017);

  •
  receipt by the lead arrangers under the debt commitment letter of documentation and other information about the borrower and guarantors required under applicable "know your customer" and anti-money laundering rules and regulations (including the USA PATRIOT Act); and

  •
  subject to certain limitations, the execution and delivery of guarantees by the guarantors and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral.

        If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter, Parent is required to promptly notify us in writing and use its reasonable best efforts to obtain substitute financing on terms and conditions not materially less favorable (including with respect to conditionality), taken as a whole, to Parent and US Holdco than the terms and conditions of the debt commitment letter in an amount sufficient to enable Parent and US Holdco to meet their funding obligations contemplated by the merger agreement. As of the last practicable date before the printing of this Information Statement, the debt commitment letter remains in effect. The documentation governing the debt financing contemplated by the debt commitment letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this Information Statement.

        The arrangers may invite other banks, financial institutions and institutional lenders to participate in the debt financing contemplated by the debt commitment letter.

Interests of the Company's Directors and Executive Officers in the Merger

        As described in the section entitled "The Merger—Reasons for the Merger" beginning on page 30, in reaching the determination that the terms and conditions of the merger and the merger agreement were advisable and in the best interests of the Company and its stockholders and that the terms of the merger were fair to the Company and the Company's stockholders, the Board considered the interests of the Company's directors and executive officers in the merger that may be different from, or in addition to, the interests of our stockholders generally.

Interests with Respect to Company Equity

        Effective as of immediately prior to the effective time of the merger, each of the Company restricted shares, including those held by directors and executive officers of the Company, that is then outstanding and unvested will automatically become fully vested and the restrictions thereon will lapse, and will automatically be canceled and converted into the right to receive from the surviving corporation the merger consideration, with such amount payable promptly after the closing of the merger and in any event, no later than seven business days after the later of (i) the holder of such Company restricted share's compliance with any written instructions provided to such person by the Company or (ii) the effective time of the merger.

        Effective as of immediately prior to the effective time of the merger, each of the Company performance share awards, including those held by executive officers of the Company, that is then outstanding and unvested will vest with respect to the target number of shares of Company common stock that could be earned thereunder and will automatically be canceled and converted into the right to receive from the surviving corporation an amount of cash equal to the sum of (i) the product of (A) the target number of shares of Company common stock then underlying such Company performance share award multiplied by (B) the merger consideration, and (ii) dividends paid with respect to the target number of shares of Company common stock then underlying such Company performance share award from the grant date of such Company performance share award to the effective time, with such amount payable promptly after the closing of the merger and in any event, no later than seven business days after the later of (i) the holder of such Company performance share award's compliance with any written instructions provided to such person by the Company or (ii) the effective time of the merger.

Security Holdings of Certain Persons

        The following table sets forth, as of December 18, 2017, for each person who has served as a director or executive officer of the Company since the beginning of our last fiscal year:

  •
  the aggregate number of outstanding shares of Company common stock held directly and indirectly;

  •
  the pre-tax value of such outstanding shares of Company common stock based on the $23.00 per share merger consideration;

  •
  the aggregate number of Company restricted shares held that may vest or otherwise be delivered in connection with the merger;

  •
  the pre-tax value of such Company restricted shares based on the $23.00 per share merger consideration;

  •
  the aggregate number of shares underlying Company performance share awards held that may vest or otherwise be delivered in connection with the merger (determined based on target performance, regardless of actual achievement of the performance metrics);

  •
  the pre-tax value of shares underlying such Company performance share awards based on the $23.00 per share merger consideration, together with any dividends the holder is entitled to on such shares; and

  •
  the aggregate pre-tax value of such shares of Company common stock, such Company restricted shares and such shares underlying Company performance share awards (which is the sum of the third, fifth and seventh columns below).

        The estimated aggregate amounts set forth in the third, fifth and seventh columns below equal the product of (i) the $23.00 per share merger consideration, multiplied by (ii) the total number of shares of Company common stock subject to each applicable category as described above, plus, in the case of the Company performance share awards, the dividends to which the holder is entitled. The amounts shown in the following table do not reflect any future grants, dividends, deferrals or forfeitures occurring following the date of the filing of this Information Statement and prior to closing. The following table does not capture vesting that would occur between the date of the filing of this Information Statement and the closing. The following table also assumes that the equity-based awards that are not vested as of the closing of the merger will become fully vested pursuant to the terms of the merger agreement and applicable award agreements.

Name	Number of Shares of Common Stock	Value of Shares of Common Stock ($)	Number of Company Restricted Shares	Value of Company Restricted Shares ($)	Number of Company Performance Share Awards	Value of Company Performance Share Awards ($)	Aggregate Value ($)
Amy E. Miles	466,047	10,719,081	171,338	3,940,774	196,144	4,856,118	19,515,973
Gregory W. Dunn	—	—	67,052	1,542,196	75,587	1,871,378	3,413,574
Peter B. Brandow	163,251	3,754,773	49,464	1,137,672	55,814	1,381,834	6,274,279
David H. Ownby	175,114	4,027,622	54,459	1,252,557	62,643	1,550,910	6,831,089

Severance Arrangements

        Pursuant to (i) the employment agreements into which the Company has entered with each of its executive officers, (ii) the terms of the Regal Entertainment Group 2002 Stock Incentive Plan, which we refer to as the 2002 plan, and (iii) the performance share award agreements into which the Company has entered with each of its executive officers under the 2002 plan, each as amended from time to time, certain of the Company's executive officers are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of the Company.

        The Company's employment agreements provide that if the Company terminates any executive's employment without "cause" (other than by reason of permanent disability or death), or if any executive resigns for "good reason", within three (3) months prior to, or one (1) year after, a change of control of the Company (each as defined within each employment agreement and described below), the executive shall be entitled to receive severance payments equal to: (i) the actual bonus, pro-rated to the date of termination, that the executive would have received with respect to the fiscal year in which the termination occurs, payable at the same time bonuses are paid to other executives; and (ii)(a) in the case of Ms. Miles, two and one-half times her then-current annual base salary plus two times her target bonus for the fiscal year in which termination occurs; and (b) in the case of Messrs. Ownby, Dunn and

Brandow, two times the executive's then-current annual base salary plus one and one-half times the executive's target bonus for the fiscal year in which termination occurs, in either case (a) or (b), payable in a lump sum within thirty (30) days following such executive officer's termination, provided that if such termination occurs within ninety (90) days prior to calendar year end, such amount is payable on January 1 of the following year; and (iii) continued coverage under any medical, health and life insurance plans for a 30-month period following the date of termination.

        Under the employment agreements, "cause" is defined as (i) any willful breach of any material written policy of the Company that results in material and demonstrable liability or loss to the Company; (ii) the executive engaging in conduct involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to the Company, including, but not limited to, misappropriation or conversion of assets of the Company (other than immaterial assets); (iii) conviction of or entry of a plea of nolo contendere to a felony; or (iv) a material breach of the employment agreement by engaging in action in violation of the restrictive covenants in the employment agreement. For purposes of defining "cause" under the employment agreements, no act or failure to act by the executive shall be deemed "willful" if done, or omitted to be done, by such executive in good faith and with the reasonable belief that such action or omission was in the best interest of the Company.

        Under the employment agreements, "good reason" is defined as one or more of the following conditions arising without consent of the executive and which has not been remedied by the Company within 30 days after notice by the executive: (i) a material reduction in the executive's base salary or the establishment of or any amendment to the annual cash bonus plan which would materially impair the ability of the executive to receive the target bonus (other than the establishment of reasonable EBITDA or other reasonable performance targets to be set annually in good faith by the board); (ii) a material diminution of the executive's titles, offices, positions or authority, excluding for purposes of determining "good reason," an action not taken in bad faith; or the assignment to the executive of any duties inconsistent with the executive's position (including status or reporting requirements), authority, or material responsibilities, or the removal of executive's authority or material responsibilities, excluding for this purpose an action not taken in bad faith; (iii) a transfer of the executive's primary workplace of more than 50 miles from the current workplace; (iv) a material breach of the employment agreement by the Company; or (v) the executive is no longer serving in the position(s) for which the employment agreement relates, and in the case of Ms. Miles, that she is no longer a member of the board of directors.

        Under the employment agreements, "change of control" is defined as both (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than certain entities controlled by Philip F. Anschutz, of 20% or more of the combined voting power of the then-outstanding voting securities of the Company and (2) the beneficial ownership of such individual, entity or group of more than 20% of the voting power of the Company exceeds the beneficial ownership of such entities controlled by Mr. Anschutz. For purposes of the employment agreements, consummation of the merger will constitute a change of control of the Company.

        Pursuant to our 2002 plan, upon a change in control (which is defined in the same way as a "change of control" under the employment agreements) all restrictions with respect to restricted shares held by our executives shall immediately lapse. Further, pursuant to the Company performance share award agreements, as amended, in the event of a change in control prior to the third anniversary of the grant date, the holder of a Company performance share award will be entitled to receive a number of shares of restricted stock equal to the target number of shares of restricted stock underlying such award and all such shares of restricted stock are treated, for purposes of the plan, as having been issued and outstanding and shall vest immediately prior to the effective time of any such change in control. In addition, holders of Company performance share awards are entitled to receive the dividends paid with respect to such shares from the date of grant of each Company performance share award to the time immediately prior to the effective time of any such change in control.

        None of the executive officers are entitled to excise tax gross-up payments. Instead, his or her employment agreement provides for a "best net" approach, whereby payment of amounts that may constitute parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, is limited to the threshold amount that may be received under Section 280G without triggering the excise tax, if the net benefit to the executive officer would be greater than receiving all of such amounts and paying the excise tax on them.

        As of the date of this Information Statement, neither the Company nor Parent has entered into any compensatory agreements with any of the Company's executive officers in connection with the merger.

Employee Benefits

        For a period of one year following the effective time of the merger, Parent has agreed to provide, or cause to be provided, to each employee of the Company or its subsidiaries who is employed immediately prior to the effective time and who, upon the effective time, becomes an employee of Parent or remains an employee of the Company or any of its subsidiaries:

  •
  a total compensation package no less favorable in the aggregate than the total compensation package (including base salary, commissions, annual cash bonus opportunities and the value of annual equity awards) provided to such employee immediately before the effective time of the merger; and

  •
  other employee benefits that are substantially comparable, in the aggregate, to the other benefits provided to such employees immediately before the effective time of the merger (excluding retiree benefits and defined benefit pension benefits).

        Pursuant to the merger agreement, Parent is not required to provide equity awards provided that they are replaced with an equivalent benefit.

        Parent has also agreed to provide to each such employee who incurs a termination of employment during the one-year period following the effective time of the merger with severance payments and benefits that are equal to the severance payments and benefits that would have been paid under certain of the Company's severance practices as in existence on the date of the merger agreement.

        For a more detailed description of these provisions of the merger agreement, please see the section of this Information Statement entitled "The Merger Agreement—Additional Agreements of the Parties to the Merger Agreement—Employee Benefits Matters" beginning on page 79.

Indemnification of Directors and Officers

        From and after the effective time, each of Parent and the surviving corporation will, jointly and severally, indemnify, defend and hold harmless each person who is, or has been at any time prior to the date of the merger agreement, or who becomes prior to the effective time a director, manager or officer of the Company or any of its subsidiaries, which we refer to as an indemnified party, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified party is or was an officer, director, manager, employee or agent of the Company or any of its subsidiaries or, while an officer, director or manager of the Company or any of its subsidiaries, is or was serving at the request of the Company or one of its subsidiaries as an officer, director, manager, employee or agent of another person, in each case in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, to the fullest extent permitted by law. The indemnification agreements with the Company's directors and officers that survive the merger will continue in full force and effect in accordance with their terms.

        For six years following the effective time of the merger, Parent and the surviving corporation have agreed to maintain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who, at the effective time of the merger, were current or former directors and officers of the Company and its subsidiaries as contained in the certificate of incorporation and bylaws of the Company in effect on the date of the merger agreement.

        Parent has also agreed to cause the surviving corporation to either:

  •
  maintain in effect for six years from the effective time of the merger the Company's existing directors' and officers' liability insurance policy with respect to matters existing or occurring at or prior to the effective time of the merger (including the transactions contemplated by the merger agreement), so long as the annual premiums would not exceed more than 300% of the last annual premium paid prior to the effective time of the merger for the Company's directors' and officers' liability insurance policy, which we refer to as the maximum premium; or

  •
  purchase a "tail" policy and maintain such "tail" policy in full force and effect for six years from the effective time of the merger.

        Notwithstanding the foregoing, the Company may, prior to the effective time of the merger, elect to purchase its own "tail" policy, as long as the Company does not pay more than six times the maximum premium for such "tail" policy.

        For a more detailed description of these provisions of the merger agreement, please see the section of this Information Statement entitled "The Merger Agreement—Additional Agreements of the Parties to the Merger Agreement—Director and Officer Indemnification" beginning on page 78.

Quantification of Payments and Benefits

        In accordance with Item 402(t) of Regulation S-K, the table below shows the compensation that is based on or relates to the merger and could become payable to each of the Company's Chief Executive Officer, Chief Financial Officer and the two other most highly-compensated executive officers, based on the Company's most recent annual proxy statement, whom we refer to as "named executive officers." The compensation in the table below is referred to as "golden parachute" compensation by applicable SEC rules.

        The table below describes the estimated potential payments to each of our named executive officers under the terms of their respective employment agreements as such agreements may have been amended from time to time, together with the value of the unvested Company restricted shares and Company performance share awards that would be accelerated in accordance with the terms of the merger agreement. The amounts shown in the table do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would vest pursuant to their terms, on or prior to the effective date of the merger or the value of payments or benefits that are not based on or otherwise related to the merger.

        For purposes of calculating the potential payments set forth in the table below, we have assumed that (a) the merger became effective on, and the date of termination of employment of the named executive officer is, December 18, 2017; (b) the stock price is $23.00 per share, which is the per share merger consideration; and (c) no withholding taxes are applicable to any payments set forth in the table. The amounts shown in the table are estimates only, are based on assumptions and information available to date and have not been reduced to reflect any cutbacks that may be applied to avoid the application of an excise tax on "excess parachute payments" under Section 280G of the Code. The actual amounts that may be paid upon an individual's termination of employment can only be determined at the actual time of such termination.

Name	Cash($)(1)(2)	Equity($)(3)	Perquisites/Benefits($)(1)(4)	Total($)
Amy E. Miles	5,805,800	8,796,892	38,289	14,640,981
Gregory W. Dunn	2,840,400	3,413,574	37,834	6,291,808
Peter B. Brandow	2,145,000	2,519,506	37,412	4,701,918
David H. Ownby	2,406,938	2,803,467	37,653	5,248,058

(1)
The Cash and Perquisites/Benefits amounts are calculated in connection with each named executive officer's employment agreement.

(2)
The amount reported as cash severance payments payable following a termination without cause or for good reason within 3 months prior to or 12 months following a change of control are calculated under the employment agreement as follows: (i) in the case of Ms. Miles, two and a half times her annual base salary as in effect at the time of her termination, plus the actual bonus, pro-rated to the date of termination, that she would have received for the year of termination, plus two times her target bonus for year of her termination, and (ii) in the case of Messrs. Ownby, Dunn and Brandow, two times his annual base salary as in effect at the time of his termination, plus the actual bonus, pro-rated to the date of termination, that he would have received for the year of termination, plus one and one-half times his target bonus for the year of his termination. These amounts are "double trigger" in nature as they will only be payable following a qualifying termination of employment within a specified period before and after the effective time of the merger.

(3)
The amount listed in this column represents, in accordance with the terms of the merger agreement, the payments in cancellation of (i) Company restricted shares held by each named executive officer, calculated as the product of (A) the merger consideration of $23.00 per share of Company common stock multiplied by (B) the number of Company shares being canceled and (ii) the sum of (1) the product of (A) the target number of shares of Company common stock then underlying such Company performance share award multiplied by (B) the merger consideration, and (2) dividends paid with respect to the target number of shares of Company common stock then underlying such Company performance share award from the grant date of such Company performance share award to the effective time. These amounts are "single-trigger" in nature, as the applicable equity awards will be canceled and exchanged for the merger consideration immediately upon the effective time of the merger, whether or not employment is terminated.

The number of Company restricted shares and Company performance share awards held by each named executive officer to be treated as described in this column are as follows:

Name	Number of Company Restricted Shares	Number of Company Performance Share Awards (at Target)
Amy E. Miles	171,338	196,144
Gregory W. Dunn	67,052	75,587
Peter B. Brandow	49,464	55,814
David H. Ownby	54,459	62,643
(4)
These amounts represent the current estimated cost of medical, health and life insurance benefits for a period of 30 months, assuming continued participation in the plans in which the executive officers participated as of December 18, 2017. These benefits are "double-trigger" as they will only be payable in the event of a qualifying termination of employment within a specified period before and after the effective time of the merger. The table below sets forth the value of continued

  medical and health insurance benefits and the value of continued life insurance benefits for the 30-month period.

Name	Medical and health benefits continuation ($)	Life Insurance benefits continuation ($)
Amy E. Miles	35,439	2,850
Gregory W. Dunn	35,439	2,395
Peter B. Brandow	35,439	1,973
David H. Ownby	35,439	2,214

Material U.S. Federal Income Tax Consequences of the Merger

        The following is a summary of the U.S. federal income tax consequences of the merger to "U.S. holders" and certain "non-U.S. holders" (both terms defined below) whose shares of our common stock are converted into the right to receive cash pursuant to the merger. This summary is for information purposes only and is not tax advice. It does not purport to consider all aspects of U.S. federal income taxation that might be relevant for holders of our common stock. This summary is based on the Code, the applicable U.S. Treasury regulations promulgated under the Code, published rulings by the Internal Revenue Service, which we refer to as the IRS, and judicial authorities and administrative decisions, all as in effect as of the date of this Information Statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not address the consequences of any proposed changes in applicable laws. Any change or differing interpretation could alter the tax consequences to the holders described herein. This summary is not binding on the IRS or a court, and there can be no assurance that the tax consequences described in this summary will not be challenged by the IRS or that they would be sustained by a court if so challenged. No ruling has been or will be sought from the IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the merger.

        For purposes of this summary, the term "U.S. holder" means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (including any entity treated as a corporation) created or organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  a trust that (a) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source.

        As used herein, a "non-U.S. holder" means a beneficial owner of shares of our common stock that is neither a U.S. holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

        If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult the partner's tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

        This summary applies only to holders who hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address or consider all of the U.S. federal income tax consequences that may be applicable to holders of our common stock in light of their particular circumstances. For instance, this summary does not address the alternative minimum tax or the tax consequences to stockholders who validly exercise dissenters' rights under the DGCL. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders who are subject to special treatment under U.S. federal income tax rules, including, for example, banks and other financial institutions; insurance companies; securities dealers or broker-dealers; mutual funds; traders in securities who elect to use the mark-to-market method of accounting; tax-exempt investors; S corporations; holders classified as partnerships or other flow-through entities under the Code; U.S. expatriates; holders who hold their shares of our common stock as part of a hedge, straddle, conversion transaction, or other integrated investment or constructive sale transaction; holders whose functional currency is not the U.S. dollar; holders who acquired their shares of our common stock through the exercise of Company stock options or otherwise as compensation; and, except to the extent described below, holders who actually or constructively own 5% or more of the outstanding shares of our common stock. In addition, this summary does not address the impact of the Medicare contribution tax, any aspects of foreign, state, local, estate, gift, or other tax laws (or any U.S. federal tax laws other than those pertaining to income tax) that may be applicable to a particular holder in connection with the merger.

        Further, this summary does not address any tax consequences of the merger to holders of Company restricted shares or performance shares whose Company restricted shares or Company performance shares are cancelled in exchange for cash pursuant to the merger. Such holders of Company restricted shares or Company performance shares should consult their tax advisors regarding the tax consequences of the merger to them. Moreover, this summary does not discuss any other matters relating to equity compensation or benefit plans (including our 401(k) plan).

U.S. Holders

        A U.S. holder's receipt of the per share merger consideration in exchange for shares of our common stock will generally be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) with respect to such shares and the U.S. holder's adjusted tax basis in such shares. A U.S. holder's adjusted tax basis will generally equal the price the U.S. holder paid for such shares. The amount of gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered by the U.S. holder in the merger. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder's holding period for such shares is more than 12 months at the effective time of the merger. Long-term capital gains recognized by individual and certain other non-corporate U.S. holders are generally taxed at preferential U.S. federal income tax rates. A U.S. holder's ability to deduct capital losses may be limited.

Non-U.S. Holders

        Cash received in the merger by a non-U.S. holder generally will not be subject to U.S. withholding tax (other than potentially to backup withholding tax, as discussed below) and will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if an income tax treaty applies, is attributable to a United States permanent establishment or fixed base maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as if it were a U.S. holder, and, if the non-U.S. holder is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty;

  •
  the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder's country of residence) on the net gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder, if any; or

  •
  the Company was a "United States real property holding corporation," which we refer to as a USRPHC, within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes within the five years preceding the merger and the non-U.S. holder owned, actually or constructively, more than 5% of the Company common stock at any time during the five-year period preceding the merger. Generally, a corporation is a USRPHC if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurances in this regard, the Company does not believe it is, or has been during the five years preceding the merger, a USRPHC for U.S. federal income tax purposes.

        Non-U.S. holders should consult their own tax advisors regarding the tax consequences to them of the merger.

Backup Withholding and Information Reporting

        A U.S. holder may be subject to backup withholding on all payments to which such U.S. holder is entitled in connection with the merger, unless the U.S. holder provides its correct taxpayer identification number and complies with applicable certification procedures or otherwise establishes an exemption from backup withholding. In addition, if the paying agent is not provided with a U.S. holder's correct taxpayer identification number or other adequate basis for exemption, the U.S. holder may be subject to certain penalties imposed by the IRS. Each U.S. holder should complete and sign the IRS Form W-9 included as part of the letter of transmittal and timely return it to the paying agent in order to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

        Certain non-U.S. holders may also be subject to backup withholding unless they establish an exemption from backup withholding in a manner satisfactory to the paying agent (such as by completing and signing an appropriate IRS Form W-8) and otherwise comply with the backup withholding rules. Non-U.S. holders should consult their own tax advisors regarding these matters.

        Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will generally be allowable as a refund or credit against a holder's U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS.

        Payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

        This summary is provided for information only and is not tax advice. The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder's tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder's particular circumstances and the application of state, local, foreign, estate, gift and other tax laws (or any U.S. federal tax laws other than those pertaining to income tax).

Dividends

        The Company currently pays regular quarterly cash dividends on its Class A common stock and Class B common stock. The Company most recently paid a cash dividend on its Class A common stock and Class B common stock on December 15, 2017 of $0.22 per share. In connection with the transactions contemplated by the merger agreement, the Company is entitled to continue to declare and pay such regular quarterly cash dividends on its Class A common stock and Class B common stock, with declaration, record and payment dates reasonably consistent with the Company's historical practices, and in an amount not to exceed $0.22 per share (subject to equitable adjustments pursuant to the merger agreement) including (i) its first quarter 2018 dividend on the earlier of March 15, 2018 or immediately prior to the closing and (ii) if the closing occurs after April 20, 2018, its second quarter 2018 dividend on the earlier of June 15, 2018 or immediately prior to closing.

Regulatory Approvals Required for the Merger

        The merger is subject to the reporting and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Under the terms of the merger agreement, the merger cannot be consummated if any governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

        For a description of Parent's and the Company's respective obligations under the merger agreement with respect to regulatory approvals, please see the section of this Information Statement entitled "The Merger Agreement—Additional Agreements of the Parties to the Merger Agreement—Regulatory Matters" beginning on page 77. As of December 19, 2017, both the Company and Parent had submitted their initial filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which triggered the commencement of the waiting period. Unless extended in connection with additional information requests, if any, or if early termination of the waiting period is granted by the applicable government entity, the waiting period will expire on January 18, 2018.

Delisting and Deregistration of the Company Common Stock

        If the merger is consummated, the shares of Company common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act, and shares of Company common stock will no longer be publicly traded.

THE MERGER AGREEMENT

        The following is a summary of the material terms and conditions of the merger agreement. The description in this section and elsewhere in this Information Statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this Information Statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

        The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this Information Statement or in the Company's public reports filed with the SEC may supplement, update or modify the factual statements about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent, US Holdco and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent, US Holdco and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing as facts the matters described therein. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in a disclosure schedule that the Company delivered to Parent in connection with the merger agreement, which we refer to as the Company Disclosure Schedule and which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and such subsequent developments or new information may not be included in this Information Statement.

The Merger

        Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of US Holdco, will merge with and into the Company, with the Company continuing as the surviving corporation of the merger. As a result of the merger, the separate corporate existence of Merger Sub will cease, and the Company will become an indirect wholly owned subsidiary of Parent through Parent's wholly owned subsidiary US Holdco. We sometimes refer to the Company after the consummation of the merger as the surviving corporation. The certificate of incorporation and bylaws of the Company will be amended and restated in their entirety by virtue of the merger, to read as set forth on respective exhibits to the merger agreement. The directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation. The officers of the Company immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

Closing and Effective Time of the Merger

        The closing of the merger will occur as soon as practicable (but in any event no later than the third business day) following the satisfaction or waiver of all of the closing conditions set forth in the merger agreement or at such other date as the parties may agree in writing; provided that, Parent and

US Holdco shall not be obligated to close the merger until 20 business days following the receipt of the Parent stockholders approval, as will be automatically extended if, and to the extent, Parent reasonably believes in good faith, based on advice of outside legal counsel and after consultation with the Company, that it is required to supplement the Parent Shareholders Circular and provide additional time for stockholders of Parent to consider the information in the supplement, provided that the duration of any such extension shall be the minimum number of business days which Parent reasonably believes in good faith, based on advice of outside legal counsel, is required by the listing rules or the prospectus rules to enable Parent to prepare and circulate such supplementary prospectus or circular to its stockholders. The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such subsequent time or date as Parent and the Company may agree and specify in the certificate of merger, which we refer to as the effective time. We intend to complete the merger as promptly as practicable, subject to satisfaction of the closing conditions. Although we currently expect to complete the merger during the first quarter of 2018, we cannot specify when or assure you that all conditions to the merger will be satisfied or waived.

Merger Consideration

        At the effective time of the merger, each issued and outstanding share of Company common stock, other than (i) excluded shares and (ii) any dissenting shares, will be canceled and automatically converted into the right to receive the merger consideration.

        The merger consideration will be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company common stock), reorganization, recapitalization or other like change with respect to Company common stock occurring (or for which a record date is established) after the date of the merger agreement and prior to the effective time.

        Any excluded shares will be canceled and no consideration will be paid for such excluded shares.

        Any dissenting shares will be entitled to the rights granted by Section 262 of the DGCL (to the extent the holder of such dissenting shares does not fail to perfect, effectively withdraw or otherwise lose such holder's right to appraisal of such shares). These rights are discussed more fully under the section of this Information Statement entitled "Appraisal Rights" beginning on page 98.

Payment Procedures

        At or prior to the effective time of the merger, Parent and US Holdco will enter into an agreement (in form and substance reasonably acceptable to the Company) with a paying agent for the merger, which we refer to as the paying agent, and US Holdco will cause to be deposited with the paying agent, for the benefit of the holders of shares of Company common stock outstanding immediately prior to the effective time of the merger (other than dissenting shares), cash in an amount sufficient to pay the aggregate merger consideration, which we refer to as the payment fund. The payment fund may not be used for any purpose other than to fund payments to stockholders pursuant to the merger agreement. The payment fund will be invested by the paying agent as directed by US Holdco, except that these investments must be in obligations of or guaranteed by the United States, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available). No gain or loss on the payment fund will affect the amounts payable under the merger agreement and US Holdco must take all actions necessary to ensure that the payment fund includes at all times cash sufficient to satisfy US Holdco's obligation to pay the aggregate merger consideration under the merger agreement. Any interest and other income resulting from these investments (net of any losses) will be paid to US

Holdco or the surviving corporation upon termination of the payment fund in accordance with the merger agreement. In the event the payment fund is diminished below the level required for the paying agent to make prompt cash payments as required under the merger agreement, US Holdco must, or must cause the surviving corporation to, immediately deposit additional cash into the payment fund equal to the deficiency in the amount required to make such payments.

        Within two business days after the effective time, Parent will cause the paying agent to mail to each holder of record of a certificate representing shares of Company common stock, which we refer to as a certificate, a letter of transmittal and instructions for use in effecting the surrender of such certificate in exchange for the merger consideration payable with respect thereto. Upon surrender of a certificate to the paying agent for cancellation along with a duly completed and validly executed letter of transmittal and such other documents as may be required by the paying agent, the holder of such certificate will be entitled to receive in exchange therefor, and the surviving corporation or US Holdco shall cause the paying agent to pay and deliver as promptly as reasonably practical, a cash amount in immediately available funds equal to the number of shares of Company common stock formerly represented by such certificate multiplied by the merger consideration, and the certificate so surrendered shall forthwith be cancelled.

        Any holder of uncertificated shares that immediately prior to the effective time represented shares of Company common stock, which we refer to as uncertificated shares, will not be required to take any action, including delivery of a certificate or an executed letter of transmittal, to receive the merger consideration that such holder is entitled to receive pursuant to the merger agreement, and the surviving corporation or US Holdco shall cause the paying agent to pay and deliver as promptly as practicable after the effective time, the merger consideration in respect of such uncertificated share, and such uncertificated share shall forthwith be cancelled.

        No interest will be paid or accrued on the cash payable upon the surrender of certificates or uncertificated shares. In the event of a transfer of ownership of a certificate or uncertificated shares which is not registered in the transfer records of the Company, the merger consideration with respect thereto may be paid to a person other than the person in whose name the certificate or uncertificated shares is registered, if, in the case of a certificate, such certificate is presented to the paying agent, and in each case the transferor provides to paying agent (i) all documents required to evidence and effect such transfer and (ii) evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by the merger agreement, each certificate and all uncertificated share (other than certificates or uncertificated shares representing dissenting shares) will be deemed at any time after the effective time to represent only the right to receive upon such surrender the merger consideration as contemplated by the merger agreement.

        All merger consideration paid upon the surrender of certificates and cancellation of uncertificated shares in accordance with the terms of the merger agreement will be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company common stock formerly represented by such certificates and uncertificated shares, and from and after the effective time there will be no further registration of transfers on the stock transfer books of the surviving corporation of the shares of Company common stock which were outstanding immediately prior to the effective time. If, after the effective time, certificates or uncertificated shares are presented to the surviving corporation or the paying agent for any reason, they will be cancelled and exchanged as provided in the merger agreement.

        Any portion of the payment fund that remains undistributed to the holders of certificates and uncertificated shares for one year after the effective time (including all interest and other income received by the paying agent in respect of all funds made available to it) will be delivered to US Holdco, upon demand, and any holder of a certificate or uncertificated shares who has not previously complied with the merger agreement will be entitled to receive only from US Holdco or the surviving corporation (subject to abandoned property, escheat and other similar laws) payment of its claim for merger consideration, without interest.

        To the extent permitted by applicable law, none of Parent, US Holdco, Merger Sub, the Company, the surviving corporation or the paying agent will be liable to any holder of shares of Company common stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        If any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, and, if reasonably required by the paying agent, the posting by such person of a bond in such reasonable and customary amount as the paying agent (or, if subsequent to the termination of the payment fund, US Holdco or the surviving corporation) may determine is reasonably necessary, as indemnity against any claim that may be made against it with respect to such certificate, the paying agent (or if subsequent to the termination of the payment fund, US Holdco) will pay, in exchange for such lost, stolen or destroyed certificate, the merger consideration to be paid in respect of the shares of Company common stock formerly represented thereby pursuant to the merger agreement.

        You should not send your certificates (if any) to the paying agent until you have received transmittal materials from the paying agent.

Appraisal Rights

        Dissenting shares, will not be converted into or represent the right to receive the merger consideration in accordance with the merger agreement. Holders of dissenting shares will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive in lieu of the merger consideration payment in cash of the amount determined by the Delaware Court of Chancery to be the "fair value" of the shares of Company common stock as of the effective time of the merger. These rights are discussed more fully under the section of this Information Statement entitled "Appraisal Rights" beginning on page 98.

        If any dissenting shares lose their status as such (by the holder thereof effectively withdrawing, failing to perfect or otherwise losing such holder's appraisal rights under the DGCL with respect to such shares), then, as of the later of the effective time or the date of loss of such status, such shares will be deemed to have been converted as of the effective time into the right to receive the merger consideration in accordance with the merger agreement, without interest, and will not thereafter be deemed to be dissenting shares.

        The Company must give Parent: (i) prompt notice of any written demand for appraisal received by the Company prior to the effective time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the effective time pursuant to the DGCL that relates to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company may not make any payment or settlement offer prior to the effective time with respect to any such demand, notice or instrument unless Parent has given its written consent to such payment or settlement offer.

Treatment of Company Stock Plans

        Effective as of immediately prior to the effective time of the merger, each Company restricted share that is then outstanding and unvested will automatically become fully vested and the restrictions thereon will lapse, and will be automatically canceled and converted into the right to receive from the surviving corporation the merger consideration, with such amount payable promptly after the closing of the merger and in any event, no later than seven business days after the later of (i) the holder of such

Company restricted share's compliance with any written instructions provided to such person by the Company and (ii) the effective time of the merger.

        Effective as of immediately prior to the effective time of the merger, each Company performance share award that is then outstanding and unvested will vest with respect to the target number of shares of Company common stock that could be earned thereunder and will automatically be canceled and converted into the right to receive from the surviving corporation an amount of cash equal to the sum of (i) the product of (A) the target number of shares of Company common stock then underlying such Company performance share award multiplied by (B) the merger consideration, and (ii) dividends paid with respect to the target number of shares of Company common stock then underlying such Company performance share award from the grant date of such Company performance share award to the effective time, with such amount payable promptly after the closing of the merger and in any event, no later than seven business days after the later of (x) the holder of such Company performance share award's compliance with any written instructions provided to such person by the Company and (y) the effective time of the merger.

        The Company will take all actions necessary to terminate the 2002 plan effective as of immediately prior to the effective time of the merger, and to provide that following the effective time of the merger, no participant in the 2002 plan will have any right under such plan other than the right to receive the payments in accordance with the terms of the merger agreement.

Representations and Warranties

        In the merger agreement, the Company made representations and warranties to Parent, US Holdco and Merger Sub, including those relating to:

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  the Company's corporate organization, standing and power;

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  the Company's capitalization;

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  the Company's subsidiaries;

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  the Company's authorization to execute, deliver and perform the merger agreement (including approval of the Board and direction to submit the merger agreement to the Company stockholders for their adoption and recommendation of adoption by the Company stockholders) and the enforceability of the merger agreement;

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  the absence of conflicts with, or violations of, the Company's organizational documents, applicable laws, contracts or permits, in each case as a result of the Company's execution of the merger agreement or consummation of the merger, and the absence of certain governmental filings and consents in connection with the merger;

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  documents filed or furnished by the Company with the SEC, the accuracy and completeness of the financial statements and other information contained therein; this Information Statement; the Company's compliance with the Sarbanes-Oxley Act of 2002, as amended, and the Company's disclosure controls and procedures;

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  the information provided by the Company in writing for inclusion in the Parent Shareholders Circular to be sent to stockholders of Parent;

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  the absence of certain undisclosed liabilities;

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  the absence of a Company Material Adverse Effect (as defined below in the section entitled "—Definition of Company Material Adverse Effect") and the absence of certain other changes or events involving the Company, in each case from September 30, 2017 until the date of the merger agreement;

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  the Company's filing of tax returns, payment of taxes and other tax matters;

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  the Company's leased and owned real property;

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  the Company's intellectual property;

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  the Company's information technology;

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  the Company's material contracts;

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  the absence of pending or threatened litigation, investigations, judgments or orders involving the Company;

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  environmental matters with respect to the Company's operations;

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  the Company's employee benefit plans, matters relating to the Employee Retirement Income Security Act of 1974, as amended, and other matters concerning employee benefits and employment agreements;

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  the Company's compliance with laws, including the U.S. Foreign Corrupt Practices Act of 1977;

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  the Company's possession of and compliance with permits, licenses and franchises to conduct its business;

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  the Company's employees and other labor matters;

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  the receipt by the Board of an opinion from Morgan Stanley of the fairness, from a financial point of view, of the merger consideration to holders of the Company common stock;

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  the inapplicability to the merger of the restrictions set forth in Section 203 of the DGCL;

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  the absence of undisclosed obligations to brokers and investment bankers; and

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  acknowledgment by the Company of the absence of representations and warranties by Parent, US Holdco and Merger Sub not set forth in the merger agreement.

        In the merger agreement, Parent, US Holdco and Merger Sub made representations and warranties to the Company, including those relating to:

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  Parent's, US Holdco's and Merger Sub's corporate organization, standing and power;

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  Parent's, US Holdco's and Merger Sub's authorization, execution, delivery, performance and the enforceability of the merger agreement;

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  the absence of conflicts with, or violations of, Parent's, US Holdco's and Merger Sub's organizational documents, applicable laws, contracts or permits, in each case as a result of their execution of the merger agreement or consummation of the merger;

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  the absence of certain governmental filings and consents in connection with the merger;

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  the accuracy and completeness of the Parent Shareholders Circular;

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  the information provided by Parent in writing for inclusion in this Information Statement;

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  the operations of US Holdco and Merger Sub;

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  the execution, delivery and enforceability of the debt commitment letter and the underwriting agreement, the absence of any breach or default under the debt commitment letter and the underwriting agreement, and the absence of obtaining funds as a condition to Parent, US Holdco or Merger Sub's obligation under the merger agreement;

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  the solvency of Parent, US Holdco and the surviving corporation as of the effective time and immediately after consummation of the transactions contemplated by the merger agreement;

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  the absence of pending or threatened litigation, investigations, judgments or orders involving Parent or any of its subsidiaries;

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  the disclosure to the Company of all agreements and understandings between Parent, US Holdco, Merger Sub or any of their respective affiliates and any member of the Board or of management of the Company;

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  the absence of any agreements or understandings pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature other than the merger consideration or be obligated to vote the merger agreement or approve the merger agreement against a superior proposal;

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  subject to certain exceptions, the absence of obligations to brokers and investment bankers for which the Company or any of its subsidiaries would have any obligations or liabilities prior to the effective time; and

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  acknowledgment by Parent, US Holdco and Merger Sub of the absence of representations and warranties by the Company not set forth in the merger agreement.

Definition of Company Material Adverse Effect

        Several of the representations and warranties made by the Company in the merger agreement and certain conditions to the performance by Parent, US Holdco and Merger Sub of their obligations under the merger agreement are qualified by reference to whether the item in question would have a "Company Material Adverse Effect." The merger agreement provides that a "Company Material Adverse Effect" means any effect, event, development, circumstance or change that is materially adverse to the assets, business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. However, no effect, event, development, circumstances or change, individually or in the aggregate, directly or indirectly resulting from, arising out of or attributable to any of the following will be deemed to be or constitute a "Company Material Adverse Effect":

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  general economic conditions (or changes in such conditions) or conditions in the global economy generally;

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  conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets;

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  conditions (or changes in such conditions) in the industries in which the Company and its subsidiaries conduct business;

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  random acts of violence, political conditions (or changes in such conditions) or acts of war, sabotage or terrorism;

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  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events;

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  the announcement of the merger agreement or the pendency or consummation of the transactions contemplated by the merger agreement, including (i) the identity of Parent, (ii) the loss or departure of officers or other employees of the Company or any of its subsidiaries directly resulting from, arising out of or directly attributable to the transactions contemplated by the merger agreement and (iii) the termination of, or failure to renew or enter into, any contracts with customers, suppliers, licensors, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or otherwise, resulting from, arising out of or directly attributable to the transactions contemplated by the merger agreement;

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  any action taken or failure to take action, in each case, to which Parent has approved, consented or requested; or the taking of any action required by, or the failure to take any action prohibited by, the merger agreement;

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  changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP, IFRS or other accounting standards (or the interpretation thereof);

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  any fees or expenses incurred in connection with the transactions contemplated by the merger agreement;

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  changes in the Company's stock price or the trading volume of the Company's stock, or any failure by the Company to meet any public estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

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  any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, Merger Sub, US Holdco, Parent or any of their directors or officers arising out of the merger or in connection with any other transactions contemplated by the merger agreement.

Definition of Parent Material Adverse Effect

        Certain of the representations and warranties made by Parent, US Holdco and Merger Sub in the merger agreement and certain conditions to the performance of the Company's obligations under the merger agreement are qualified by reference to whether the item in question would have a "Parent Material Adverse Effect." The merger agreement provides that a "Parent Material Adverse Effect" means any event, development, circumstance or change that would reasonably be expected to prevent, or materially impair or delay, the ability of Parent, US Holdco or Merger Sub to consummate the merger or any of the other transactions contemplated by the merger agreement or otherwise perform any of its obligations under the merger agreement in any material respect.

Covenants Relating to the Conduct of the Company's Business

        Except as otherwise contemplated or required by the merger agreement, as required by applicable law, as set forth in the Company Disclosure Schedule, or with Parent's prior written consent, during the period beginning on the date of the merger agreement and ending at the earlier to occur of the effective time of the merger or the termination of the merger agreement, the Company and its subsidiaries will use commercially reasonable efforts to act and carry on its business in the ordinary course of business and to use commercially reasonable efforts to maintain and preserve intact its business organization and any advantageous business relationships with persons having material business dealings with the Company. Furthermore, except as otherwise contemplated or required by the merger agreement, as required by applicable law or set forth in the Company Disclosure Schedule, or with Parent's prior written consent, until the earlier to occur of the effective time of the merger and the termination of the merger agreement, the Company will not, and will not permit any of its subsidiaries to, do any of the following:

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  declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (other than (A) regular quarterly cash dividends payable by the Company in respect of shares of Company common stock, which in all instances shall include, for the avoidance of doubt, shares of Company common stock underlying outstanding Company Restricted Shares or Company Performance Share Awards, in an amount not exceeding $0.22 per share of Company common stock for each quarterly dividend (subject to equitable adjustment), with declaration, record and payment dates reasonably consistent with the Company's historical practice over the past twelve months, including (i) its first quarter 2018 dividend on the earlier of March 15, 2018 or immediately prior to the closing and (ii) if the closing occurs after April 20, 2018, its second quarter 2018 dividend on the earlier of June 15, 2018 or immediately prior to closing or (B) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent);

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  split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities;

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  purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, subject to certain exceptions;

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  issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any lien any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, subject to certain exceptions;

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  amend the Company's certificate of incorporation, bylaws or other comparable charter or organizational documents;

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  acquire in any manner any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof for consideration in excess of $60 million;

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  acquire any assets that are material, in the aggregate, to the Company and its subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of business, provided that the Company must give Parent notice of any such acquisition that is individually in excess of $20 million and give due consideration to any views of Parent with respect to such acquisition;

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  sell, lease, license, pledge, encumber or otherwise transfer or dispose of or subject to any lien (subject to certain permitted liens) any material properties or any material assets of the Company or any of its subsidiaries, taken as a whole, other than to the Company or one of its wholly owned subsidiaries in the ordinary course of business;

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  incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, subject to certain exceptions;

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  adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization;

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  make any capital expenditures or other expenditures with respect to property, plant or equipment (excluding operating leases) in excess of $5,000,000 per month in the aggregate for the Company and its subsidiaries, taken as a whole, other than as included in the Company's 2018 budget for capital expenditures previously made available to Parent, provided that, starting on January 5, 2018 and for each month thereafter, such $5,000,000 monthly cap shall be increased by the amount equal to the difference between, for the previous month, (i) $5,000,0000 (as may be increased pursuant to this proviso) and (ii) the amount of capital expenditures or other expenditures with respect to property, plant or equipment (excluding operating leases) actually made during such previous month;

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  make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

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  except in the ordinary course of business, make or change any material tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, amend any material tax returns or file claims for material tax refunds, enter into any material closing agreement, settle any material tax claim, audit or assessment, surrender any right to claim a material tax refund, offset or other reduction in tax liability or take any material position on any tax return filed on or after the date of the merger agreement or adopt any material accounting method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar tax returns in prior period;

  •
  subject to certain exceptions, adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan, for the benefit or welfare of any current or former director or executive officer (with certain exceptions) or any collective bargaining or similar agreement (unless required by applicable law);

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  increase the compensation or benefits of, or pay any bonus to, any employee (with certain exceptions including, for some employees with respect to annual increases in salaries and bonuses in the ordinary course or in connection with new hires or promotions);

  •
  accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding restricted stock awards, or performance shares;

  •
  grant any stock options, restricted stock awards, stock appreciation rights, stock based or stock related awards, performance units or restricted stock (with certain exceptions);

  •
  hire, terminate or promote any employee (with certain exceptions);

  •
  except in the ordinary course of business, enter into any new line of business or enter into any contract that materially restricts the Company, any of its subsidiaries or any of their respective affiliates from engaging or competing in any line of business or in any geographic area, or which would so restrict the Company or Parent or any of their respective affiliates following the effective time of the merger;

  •
  except in the ordinary course of business, enter into certain material contracts, provided that the Company will give Parent prior notice before entering into material contracts which include certain exclusivity provisions;

  •
  except in the ordinary course of business, terminate certain material contracts, except as a result of a material breach or a material default by the counterparty thereto or as a result of the expiration of such contract in accordance with its terms as in effect on the date of the merger agreement;

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  except in the ordinary course of business, amend or modify in a manner that is materially adverse to the Company and its subsidiaries, taken as a whole, certain material contracts;

  •
  except in the ordinary course of business, waive any material right under certain material contracts;

  •
  settle, pay, discharge or satisfy any claim, action, arbitration, suit, proceeding or investigation against the Company or any of its subsidiaries (subject to certain exceptions);

  •
  fail to maintain in full force and effect material insurance policies or comparable replacement policies of the Company or any of its subsidiaries and their respective properties, businesses, assets and operations in a form and amount consistent with past practice (subject to certain exceptions); or

  •
  authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Covenants Relating to the Conduct of Parent's, US Holdco's and Merger Sub's Business

        During the period beginning on the date of the merger agreement and ending at the earlier to occur of the effective time of the merger or the termination of the merger agreement, (i) Parent, US Holdco and Merger Sub may not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that could be expected to materially delay, impair or prevent the consummation of the transactions contemplated by the merger agreement, or propose, announce an intention or enter into any agreement to take any such action, and (ii) neither US Holdco nor Merger Sub may engage in any activity of any nature except for activities related to or in furtherance of the merger and the other transactions contemplated by the merger agreement. Furthermore, except with the Company's prior written consent, until the earlier to occur of the effective time of the merger and the termination of the merger agreement, Parent will not, and will not permit any of its subsidiaries to, do any of the following if such action would reasonably be expected to prevent or materially delay or impair the ability of Parent, US Holdco or Merger Sub to consummate the merger or the transactions contemplated by the merger agreement:

  •
  declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (other than regular quarterly cash dividends payable by Parent in respect of its ordinary shares and dividends and distributions by a direct or indirect wholly owned subsidiary of Parent to its parent);

  •
  purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, subject to certain exceptions;

  •
  acquire in any manner any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof for consideration in excess of $60 million;

  •
  acquire any assets that are material, in the aggregate, to Parent and its subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of business;

  •
  incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, subject to certain exceptions;

  •
  adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization; or

  •
  authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

Company Solicitation of Acquisition Proposals; No Solicitation; Change of Board Recommendation

Go-Shop Period

        During the go-shop period, which is the period beginning on December 5, 2017, the day the merger agreement was executed, until midnight (New York time) on January 22, 2018, the Company and its subsidiaries and their respective officers, directors, employees, investment bankers, attorneys and other advisors or representatives, which we refer to collectively as the representatives, may, directly or indirectly:

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  solicit or initiate acquisition proposals (or inquiries, proposals or offers that may reasonably be expected to lead to an acquisition proposal), including by way of providing access to non-public information pursuant to a confidentiality agreement with provisions substantially comparable to those contained in the confidentiality agreement between Parent and the Company, subject to certain exceptions, which we refer to as an acceptable confidentiality agreement; provided that the Company provides to Parent any material non-public information of the Company that is so provided that was not previously made available to Parent;

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  enter into, continue or otherwise participate in discussions or negotiations with respect to acquisition proposals and otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, but without sharing any material non-public information unless the party has executed and delivered to the Company an acceptable confidentiality agreement.

        An "acquisition proposal" means any:

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  proposal, offer or indication of interest for a merger, consolidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving the Company and its subsidiaries (other than (i) mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely the Company and/or one or more subsidiaries of the Company and (ii) mergers, consolidations, recapitalizations, share exchanges, tender offers or other business combinations that if consummated would result in the holders of the outstanding shares of Company common stock immediately prior to such transaction owning more than 80% of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter);

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  proposal, offer or indication of interest for the issuance by the Company of 20% or more of its equity securities; or

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  proposal, offer or indication of interest to acquire in any manner, directly or indirectly, 20% or more of the equity securities or consolidated total assets of the Company and its subsidiaries, or assets of the Company and its subsidiaries representing 20% or more of the consolidated net revenues or consolidated net income of the Company and its subsidiaries;

in each case other than the transactions contemplated by the merger agreement or any other transaction involving Parent and the Company.

        Following the expiration of the go-shop period, the Company must, within two business days of the expiration of the go-shop period, advise Parent in writing of the identity of each person, which we refer to as a qualified person, from whom the Company has received a written acquisition proposal after the date of the merger agreement and prior to the expiration of the go-shop period that the Board determines in good faith (after consultation with its financial advisors and legal counsel) constitutes or would reasonably be expected to lead to a superior proposal and must provide copies of certain documents related to the acquisition proposal and provide a summary of the material terms of the acquisition proposal received from each qualified person that was not made in writing.

        A "superior proposal" means any bona fide written acquisition proposal to acquire more than 50% of the equity securities or consolidated total assets of the Company and its subsidiaries, or assets of the Company and its subsidiaries representing 50% or more of the consolidated net revenues or consolidated net income of the Company and its subsidiaries, on terms which the Board determines in its good faith judgment (after consultation with its financial and legal advisors) to be more favorable, if consummated, to the holders of Company common stock, taking into account relevant factors (including the legal, financial and regulatory aspects of such proposal) than the merger agreement (including any revisions to the terms of the merger agreement) and is reasonably capable of being consummated in accordance with the terms proposed.

No Solicitation or Negotiation

        Subject to certain exceptions, immediately following the expiration of the go-shop period, the Company, its subsidiaries and their representatives must immediately cease any solicitation, encouragement, discussions or negotiations with respect to an acquisition proposal. Furthermore, following the expiration of the go-shop period, none of the Company, any of its subsidiaries or their respective representatives may:

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  solicit, initiate or knowingly facilitate or encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal;

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  enter into, continue or otherwise participate in any discussions or negotiations regarding any acquisition proposal, or furnish to any person any non-public information of the Company or access to its properties, books, records or personnel for the purpose of encouraging or facilitating, any acquisition proposal; or

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  grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries.

        However, subject to compliance with the merger agreement and for so long as a person is considered a qualified person, at any time prior to receipt of the Company stockholder approval the Company may continue to:

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  furnish information (including non-public information) with respect to the Company and its subsidiaries to any qualified person pursuant to an acceptable confidentiality agreement;

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  engage or otherwise participate in discussions or negotiations (including solicitation of revised acquisition proposals) with any qualified person regarding any acquisition proposal; or

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  amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company common stock with any qualified person for the purposes of presenting a proposal to the Board for consideration and negotiating thereafter with the Board.

Acquisition Proposal After the Go-Shop Period

        If at any time on or after the expiration of the go-shop period but prior to receipt of the Company stockholder approval, the Company, its subsidiaries or any of their representatives receives an acquisition proposal from any person that does not arise out of a material breach of the merger agreement, the Company, its subsidiaries and their representatives may contact such person to clarify the terms and conditions of such acquisition proposal and, if the Board determines in good faith (after consultation with its financial advisors and legal counsel) that such acquisition proposal constitutes, or may reasonably be expected to lead to, a superior proposal, and that the failure to take the actions set forth below would be inconsistent with its fiduciary duties under applicable law, then the Company, its subsidiaries, and their representatives may:

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  furnish information (including non-public information) with respect to the Company and its subsidiaries to the person who made such acquisition proposal (pursuant to an acceptable confidentiality agreement);

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  engage in or otherwise participate in discussions or negotiations (including solicitation of revised acquisition proposals) with the person who made such acquisition proposal; and

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  amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company common stock with any such person who made such acquisition proposal for purposes of presenting a proposal to the Board for consideration and negotiating thereafter with the Board.

        Following the expiration of the go-shop period, the Company must within two business days advise Parent in writing of the receipt of any acquisition proposal after the expiration of the go-shop period and must provide the identity of the person making the acquisition proposal, a summary of the material terms of the acquisition proposal received and copies of certain documents related to the acquisition proposal. The Company must also advise Parent within two business days of any material written change to the terms and conditions of any acquisition proposal and provide any revised copies of certain documents related to the acquisition proposal.

Restrictions on Changes of Recommendation to Company Stockholders

        Under the merger agreement, the Board must submit the merger agreement to the Company stockholders for adoption and must recommend that the Company stockholders adopt the merger agreement, which we refer to as the Company Board recommendation. Except as set forth below, prior to the earlier of the effective time of the merger and the termination of the merger agreement:

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  The Board may not withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify in a manner adverse to Parent, the Company Board recommendation, which we refer to as a Company Board recommendation change;

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  the Company may not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by any acquisition proposal (other than an acceptable confidentiality agreement); and

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  the Board may not adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any acquisition proposal.

        However, prior to receipt of the Company stockholder approval, the Board may, in response to a superior proposal, either effect a Company Board recommendation change or cause the Company to terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal, in each case if and only if:

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  the Board has determined in good faith (after consultation with the Company's financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable law;

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  such acquisition proposal is not the result of a material breach of the merger agreement;

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  the Company has notified Parent in writing that it has received a superior proposal and intends to enter into a definitive agreement or effect a Company Board recommendation change relating to such superior proposal, specifying the material terms and conditions of the superior proposal, including copies of certain documents related to the superior proposal and the identity of the person making the acquisition proposal, which we refer to as a superior proposal notice;

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  if requested by Parent, the Company has engaged in good faith negotiations with Parent and its representatives during the four business day period immediately following delivery of the superior proposal notice, which we refer to as the superior proposal notice period, with respect to Parent's proposed adjustments to the terms and conditions of the merger agreement so that such acquisition proposal would cease to constitute a superior proposal, provided that any material revision or amendment to the terms and conditions of such superior proposal (including any revision to the amount, form or mix of consideration) will be deemed to constitute a new superior proposal and shall require a new superior proposal notice, (except that the superior proposal notice period with respect to such new superior proposal will be two business days instead of four business days) immediately following delivery of the new superior proposal notice; and

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  at the end of such superior proposal notice period, the Board has determined in good faith (after consultation with its financial advisors and legal counsel), after considering any modified terms and conditions proposed by or on behalf of Parent, that such initial or revised (as applicable) superior proposal continues to constitute a superior proposal and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

        Further, other than in connection with an acquisition proposal that constitutes a superior proposal, the Board may effect a Company Board recommendation change in response to an intervening event if:

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  the Board has determined in good faith (after consultation with its financial advisors and legal counsel) that the failure to effect a Company Board recommendation change would be inconsistent with its fiduciary duties under applicable law,

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  the Company has notified Parent in writing at least four business days before effecting a Company Board recommendation change that it intends to effect a Company Board recommendation change in response to an intervening event, describing in reasonable detail the underlying facts giving rise to, and the reasons for making, such Company Board recommendation change, which we refer to as a recommendation change notice;

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  if requested by Parent, the Company has engaged in good faith negotiations with Parent and its representatives during the four business day period immediately following delivery by the Company to Parent of such recommendation change notice with respect to adjustments to the terms and conditions of the merger agreement proposed by Parent to obviate the need for a Company Board recommendation change, and

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  if Parent delivered to the Company a written, binding offer to alter the terms or conditions of the merger agreement during such four business day period, the Board has determined in good faith (after consultation with its financial advisors and legal counsel), after considering the modifications to the merger agreement proposed by Parent, that the failure to effect a Company Board recommendation change would still be inconsistent with its fiduciary duties under applicable law.

        An "intervening event" is any positive event, development, circumstance, change, effect, condition or occurrence that (i) as of December 5, 2017 was not known to the Board, or the consequences of which (based on facts known to the members of the Board as of the date of December 5, 2017) were not reasonably known or understood as of the date of December 5, 2017; and (ii) does not relate to an acquisition proposal.

Parent Non-Solicitation; Change of Parent Board Recommendation

No Solicitation or Negotiation

        Until the earlier of the effective time of the merger and the termination of the merger agreement, Parent and its subsidiaries will not, and Parent will use reasonable efforts to cause its representatives not to, and will use reasonable efforts to cause its and its subsidiaries' other representatives not to, directly or indirectly:

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  solicit, initiate or knowingly facilitate or encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent acquisition proposal;

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  enter into, continue or otherwise participate in any discussions or negotiations regarding any Parent acquisition proposal, or furnish to any person any non-public information of Parent or access to its properties, books, records or personnel for the purpose of encouraging or facilitating, any Parent acquisition proposal (subject to certain exceptions); or

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  grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Parent or any of its subsidiaries.

        However, if at any time prior to receipt of the Parent stockholder approval, Parent, its subsidiaries or any of their representatives receives a Parent acquisition proposal from any person that does not arise out of a material breach of the merger agreement, (i) Parent, its subsidiaries and their representatives may contact such person to clarify the terms and conditions thereof and (ii) if the Parent Board, or any committee thereof, determines in good faith (1) after consultation with its financial advisors and legal counsel that such Parent acquisition proposal constitutes, or may reasonably be expected to lead to, a Parent superior proposal, and (2) after consultation with legal counsel, that the failure to take the following actions with respect to such Parent acquisition proposal would be inconsistent with its fiduciary duties under applicable law, then Parent, its subsidiaries, and their representatives may:

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  furnish information (including non-public information) with respect to Parent and its subsidiaries to the person who has made such Parent acquisition proposal (pursuant to an acceptable confidentiality agreement);

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  engage in or otherwise participate in discussions or negotiations (including solicitation of revised Parent acquisition proposals) with the person making such Parent acquisition proposal; and

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  amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Parent capital stock with any such person who has made such Parent acquisition proposal for purposes of presenting a proposal to the Parent Board for consideration and negotiating thereafter with the Parent Board.

        A "Parent acquisition proposal" means (a) any proposal, offer or indication of interest for a merger, consolidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving Parent and its subsidiaries (other than (i) mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely Parent and/or one or more subsidiaries of Parent and (ii) mergers, consolidations, recapitalizations, share exchanges, tender offers or other business combinations that if consummated would result in the holders of the outstanding shares of Parent's capital stock immediately prior to such transaction owning more than 80% of the equity securities of Parent, or any successor or acquiring entity, immediately thereafter), (b) any proposal, offer or indication of interest for the issuance by Parent of 20% or more of its equity securities or (c) any proposal, offer or indication of interest to acquire in any manner, directly or indirectly, 20% or more of the equity securities or consolidated total assets of Parent and its subsidiaries, or assets of Parent and its subsidiaries representing 20% or more of the consolidated net revenues or consolidated net income of Parent and its subsidiaries, in each case other than the transactions contemplated by the merger agreement or any other transaction involving Parent and the Company.

        A "Parent superior proposal" means any bona fide written Parent acquisition proposal to acquire more than 50% of the equity securities or consolidated total assets of Parent and its subsidiaries (or assets of Parent and its subsidiaries representing more than 50% of the consolidated net revenues or consolidated net income of Parent and its subsidiaries), on terms which the Parent Board determines in its good faith judgment (after consultation with its financial advisors and legal counsel), to be more favorable, if consummated, to the holders of the ordinary shares of Parent's capital stock, taking into account relevant factors (including the legal, financial and regulatory aspects of the proposal and the party making the proposal) than the merger agreement, is reasonably capable of being consummated in accordance with the terms proposed, and would not be available without the termination of the merger agreement (after good faith inquiry of the person making such Parent acquisition proposal).

        Following the date of the merger agreement, Parent must within two business days notify the Company in writing of the receipt of any Parent acquisition proposal, which notice shall set forth the identity of the person making the Parent acquisition proposal, a summary of the material terms of the Parent acquisition proposal received and copies of certain documents related to the Parent acquisition proposal. Parent must also notify the Company within two business days of any material written change to the terms and conditions of any Parent acquisition proposal and provide any revised copies of certain documents related to the Parent acquisition proposal.

Restrictions on Changes of Recommendation to Parent Stockholders

        Under the merger agreement, the Parent Board must submit the resolutions required to approve the merger agreement, to implement the rights issue and to approve all ancillary matters thereto, which we refer to herein as the Parent stockholder resolutions, to Parent's stockholders and must recommend that Parent's stockholders pass such Parent stockholder resolutions, which we refer to as the Parent Board recommendation. Neither the Parent Board or any committee thereof may:

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  withdraw or withhold, amend, modify or qualify in any manner adverse to the Company the Parent Board recommendation or make any public announcement inconsistent with the Parent Board recommendation, or publicly propose to do any of the foregoing;

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  fail to include the Parent Board recommendation in the Parent Shareholders Circular;

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  adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Parent acquisition proposal; and

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  enter into any contract, letter of intent, memorandum of understanding, agreement in principle providing for the consummation of a transaction contemplated by a Parent acquisition proposal (other than an acceptable confidentiality agreement) or otherwise requiring Parent to abandon, terminate, materially delay or fail to consummate the transactions contemplated by the merger agreement.

        We refer to each of the actions listed in the foregoing four bullets as a Parent Board recommendation change.

        However, prior to receipt of the Parent stockholder approval, the Parent Board may, in response to a superior proposal, effect a Parent Board recommendation change, if and only if:

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  the Parent Board has determined in good faith (after consultation with Parent's financial advisors and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable law;

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  such Parent superior proposal is not the result of a material breach of the merger agreement;

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  Parent has notified the Company in writing that it has received a Parent superior proposal and intends to enter into a definitive agreement or effect a Parent Board recommendation change relating to such Parent superior proposal, specifying the material terms and conditions of the Parent superior proposal, including copies of certain documents related to the Parent superior proposal and the identity of the person making the Parent superior proposal, which we refer to as a Parent superior proposal notice;

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  if requested by the Company, Parent has engaged in good faith negotiations with the Company and its representatives during the four business day period immediately following delivery of the Parent superior proposal notice, which we refer to as the Parent superior proposal notice period, with respect to the Company's proposed adjustments to the terms and conditions of the merger agreement so that such Parent superior proposal would cease to constitute a Parent superior proposal, provided that any material revision or amendment to the terms and conditions of such

    Parent superior proposal (including any revision to the amount, form or mix of consideration) will be deemed to constitute a new Parent superior proposal and shall require a new Parent superior proposal notice, (except that the Parent superior proposal notice period with respect to such new Parent superior proposal will be two business days instead of four business days) immediately following delivery of the new Parent superior proposal notice; and

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  at the end of such Parent superior proposal notice period, the Parent Board has determined in good faith (after consultation with its financial advisors and legal counsel), after considering any modified terms and conditions proposed by or on behalf of the Company, that such Parent acquisition proposal continues to constitute a Parent superior proposal and that the failure to effect a Parent board recommendation change would be inconsistent with its fiduciary duties under applicable law.

        Further, other than in connection with a Parent acquisition proposal that constitutes a Parent superior proposal, the Parent Board may effect a Parent Board recommendation change in response to a Parent intervening event if:

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  the Parent Board has determined in good faith (after consultation with its financial advisors and legal counsel) that the failure to effect a Parent Board recommendation change would be inconsistent with its fiduciary duties under applicable law,

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  Parent has notified the Company in writing at least four business days before effecting a Parent Board recommendation change that it intends to effect a Parent Board recommendation change in response to a Parent intervening event, describing in reasonable detail the underlying facts giving rise to, and the reasons for making, such Parent Board recommendation change, which we refer to as a Parent recommendation change notice;

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  if requested by the Company, Parent has engaged in good faith negotiations with the Company and its representatives during the four business day period immediately following delivery by Parent to the Company of such Parent Board recommendation change notice with respect to adjustments to the terms and conditions of the merger agreement proposed by the Company to obviate the need for a Parent Board recommendation change, and

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  if the Company delivered to Parent a written, binding offer to alter the terms or conditions of the merger agreement during such four business day period, the Parent Board has determined in good faith (after consultation with its financial advisors and legal counsel), after considering the modifications to the merger agreement proposed by the Company, that the failure to effect a Parent Board recommendation change would still be inconsistent with its fiduciary duties under applicable law.

        A "Parent intervening event" is any event, development, circumstance, change, effect, condition or occurrence that as of December 5, 2017, is unknown to the Parent Board.

Additional Agreements of the Parties to the Merger Agreement

Listing of Company Common Stock

        The Company must use its commercially reasonable efforts to continue the listing of Company common stock on the New York Stock Exchange until the effective time of the merger.

Confidentiality; Access to Information

        Until the earlier to occur of the effective time of the merger and the termination of the merger agreement, the Company and its subsidiaries will afford to Parent's representatives reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its books, contracts, records and other information as Parent may reasonably request, and, during such period, the Company and its subsidiaries will (i) promptly make available to Parent and its representatives (A) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (B) all other information concerning its business, properties, assets, liabilities, financial and operating data and other aspects of the Company as Parent may reasonably request, and (ii) use commercially reasonable efforts to keep Parent reasonable informed of any material plans or developments affecting the business, in each case subject to certain exceptions. Prior to the closing of the merger, none of Parent, US Holdco or Merger Sub will (and each will cause its affiliates and representatives not to) contact or communicate with any of the employees, customers, licensors, distributors or suppliers of the Company or any of its subsidiaries in connection with the transactions contemplated by the merger agreement, without the prior written consent of the Company.

Regulatory Matters

        Parent and the Company must each use its reasonable best efforts to:

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  take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties to the merger agreement in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable;

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  as promptly as practicable, obtain any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by such party (or any of its subsidiaries) from any governmental entity in connection with the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, except that in no event will the Company or any of its subsidiaries be required to pay any monies or agree to any material undertaking in connection with any of the foregoing;

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  as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to the merger agreement and the merger required under (i) the Exchange Act, the laws, rules and regulations of the UKLA and the London Stock Exchange, and any other applicable federal, state or foreign securities laws, (ii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any related governmental request thereunder and (iii) any other applicable law;

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  contest and resist any action, including any administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent), which we refer to as a restrictive order, which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger or the other transactions contemplated by the merger agreement; and

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  execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

        Parent must promptly take and cause its affiliates to take any and all actions necessary or advisable in order to avoid or eliminate each and every impediment to the consummation of the transactions contemplated by the merger agreement and obtain all approvals and consents under any antitrust laws that may be required by any foreign or U.S. federal, state or local governmental entity, in each case with competent jurisdiction, so as to enable the parties to consummate the transactions contemplated by the merger agreement as promptly as practicable, including, subject to certain limited exceptions set forth in the merger agreement, committing to, by consent decree or otherwise, operational restrictions or limitations on, and committing to or effecting by consent decree, hold separate orders, trust or otherwise, the sale, license, disposition or holding separate of, such assets or businesses of Parent, US

Holdco, Merger Sub, the Company or any of their respective affiliates (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of the relevant governmental entity) as may be required to obtain such approvals or consents of such governmental entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgements, injunctions, or orders that would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by the merger agreement.

        Subject to Parent's prior written consent (not to be unreasonably withheld, conditioned or delayed), the Company may make, subject to the condition that the transactions contemplated by the merger agreement actually occur, any undertakings (including undertakings to accept operational restrictions or limitations or to make sales or other dispositions, provided that such restrictions, limitations, sales or other dispositions are conditioned upon the consummation of the transactions contemplated the merger agreement) as are required to obtain such approvals or consents of governmental entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by the merger agreement.

        None of Parent, US Holdco or Merger Sub, directly or indirectly, through one or more of their respective affiliates, may take any action, including acquiring or making any investment in any person or any division or assets thereof, that would reasonably be expected to prevent or delay the satisfaction of any of the conditions to the consummation of the merger agreement, the consummation of the merger or the rights issue.

Public Disclosure

        Except as may be required by law or stock market regulations, Parent and the Company must use their respective commercially reasonable efforts to consult with the other party before issuing any press release or otherwise making any public statement with respect to the merger or the merger agreement, subject to certain exceptions.

Director and Officer Indemnification

        From and after the effective time, each of Parent and the surviving corporation will, jointly and severally, indemnify, defend and hold harmless each person who is, or has been at any time prior to the date of the merger agreement, or who becomes prior to the effective time a director, manager or officer of the Company or any of its subsidiaries, which we refer to as an indemnified party, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified party is or was an officer, director, manager, employee or agent of the Company or any of its subsidiaries or, while an officer, director or manager of the Company or any of its subsidiaries, is or was serving at the request of the Company or one of its subsidiaries as an officer, director, manager, employee or agent of another person, in each case in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, to the fullest extent permitted by law. The indemnification agreements with the Company's directors and officers that survive the merger will continue in full force and effect in accordance with their terms.

        For six years following the effective time of the merger, Parent and the surviving corporation have agreed to maintain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who, at the effective time of the merger, were current or former directors and officers of the Company and its subsidiaries as contained in the certificate of incorporation and bylaws of the Company in effect on the date of the merger agreement.

        Parent has also agreed to cause the surviving corporation to either:

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  maintain in effect for six years from the effective time of the merger the Company's existing directors' and officers' liability insurance policy with respect to matters existing or occurring at or prior to the effective time of the merger (including the transactions contemplated by the merger agreement), so long as the annual premiums would not exceed more than 300% of the last annual premium paid prior to the effective time of the merger for the Company's directors' and officers' liability insurance policy, which we refer to as the maximum premium; or

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  purchase a "tail" policy and maintain such "tail" policy in full force and effect for six years from the effective time of the merger.

        Notwithstanding the foregoing, the Company may, prior to the effective time of the merger, elect to purchase its own "tail" policy, as long as the Company does not pay more than six times the maximum premium for such "tail" policy.

        In the event Parent or the surviving corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the surviving corporation, as the case may be, will expressly assume and succeed to the obligations described above.

        If any indemnified party makes any claim for indemnification or advancement of expenses under these provisions of the merger agreement that is denied by Parent and/or the Company or the surviving corporation, and a court of competent jurisdiction determines that the indemnified party is entitled to such indemnification or advancement of expenses, then Parent, the Company or the surviving corporation will pay the indemnified party's costs and expenses, including legal fees and expenses, incurred by the indemnified party in connection with pursuing his or her claims to the fullest extent permitted by law.

Notification of Certain Matters

        Prior to the effective time, Parent must give prompt notice to the Company, and the Company must give prompt notice (in any case within two business days of discovery thereof) to Parent, of:

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  the occurrence, or failure to occur, of any event, development, circumstance or change which occurrence or failure to occur is reasonably expected to cause any representation or warranty of such party contained in the merger agreement to be untrue or inaccurate in any manner that would result in the failure of a closing condition;

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  any material failure by such person to comply with or satisfy any covenant, condition or agreement set forth in the merger agreement; or

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  any written notice or other written communication from any governmental entity alleging that the merger requires the consent or approval of such governmental entity.

Employee Benefits Matters

        For a period of one year following the effective time, Parent has agreed to provide, or cause the surviving corporation to provide, to each Company employee who is employed immediately prior to the effective time of the merger and who, upon the effective time becomes an employee of Parent or remains an employee of the Company or any of its subsidiaries, which we refer to as a continuing employee, (i) a total compensation package no less favorable in the aggregate than the total compensation package (including base salary, commissions and annual bonus opportunities and value of annual equity awards) provided to such continuing employee immediately before the effective time and

(ii) other employee benefits that are substantially comparable, in the aggregate, to the other benefits provided to such continuing employees immediately before the effective time (excluding retiree benefits and defined benefit pension plans). Parent is not required to provide equity awards provided that equity awards are replaced with an equivalent benefit.

        Parent has agreed to ensure that for purposes of vesting, eligibility to participate and level of benefits (but not for purposes of benefit accruals) under the employee benefit plans of Parent and its subsidiaries providing benefits to any continuing employees after the effective time of the merger each continuing employee will, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors before the effective time, to the same extent as such continuing employee was entitled, before the effective time, to credit for such service under any analogous Company employee plan in which such continuing employee participated immediately prior to the effective time of the merger, except that the foregoing will not apply to the extent that its application would result in a duplication of benefits. Parent has also agreed to facilitate continuing employees' transition from Company health plans to Parent health plans.

        Parent has also agreed to provide each continuing employee who incurs a termination of employment during the one-year period following the effective time with severance payments and benefits that are equal to the severance benefits that would have been paid under certain of the Company's severance practices as in existence on the date of the merger agreement.

State Takeover Laws

        If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by the merger agreement, the parties to the merger agreement and their respective boards must (i) grant such approvals and (ii) take all such actions as are necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

Rule 16b-3

        Prior to the effective time of the merger, the Company must take all such steps as may be required to cause certain transactions with respect to Company equity awards and any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Financing

        Under the terms of the merger agreement, Parent and US Holdco have agreed to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the financing on the terms and subject only to the conditions set forth in the financing documents, including taking all actions necessary to:

  •
  maintain in effect and comply with the financing documents;

  •
  negotiate and enter into definitive agreements with respect to the debt financing on the terms and subject to the conditions set forth in the debt commitment letters (or on other terms which do not (i) reduce the aggregate amount of any portion of the financing if such reduction would reduce the aggregate amount of the financing below the amount needed to fund the Parent's and US Holdco's respective obligations on the closing date, (ii) impose new or additional conditions precedent to the availability of the financing or otherwise expand, amend or modify any of the conditions precedent to the financing in a manner that could reasonably be expected to delay or prevent or make less likely to occur the funding of the financing or (iii) adversely impact the ability of Parent or US Holdco to enforce its rights against other parties to the financing documents or the definitive agreements with respect to the financing);

  •
  satisfy (and cause its affiliates to satisfy) on a timely basis all conditions applicable to Parent and its affiliates in the financing documents and the definitive agreements related thereto (or, if necessary or deemed advisable by Parent, seek the waiver of conditions applicable to Parent or its applicable subsidiary contained in such financing document or such definitive agreements related thereto);

  •
  consummate the financing at or prior to the time the closing was required to occur pursuant to the merger agreement;

  •
  conduct the rights issue in accordance with the Parent Shareholders Circular (or any amendment or supplement thereto);

  •
  enforce its rights under the financing documents and the definitive agreements relating to the financing, including enforcing the Parent's rights to compel GCH to acquire its full entitlement under the terms of the rights issue pursuant to the GCH irrevocable undertaking; and

  •
  comply with its covenants and other obligations under the financing documents and the definitive agreements relating to the financing.

        Parent and US Holdco may not, and may not permit any of their affiliates to, take any action that would constitute a breach of, or would result in the termination of, any of the financing documents, in each case, in a manner that could reasonably be expected to delay or prevent or make less likely to occur the funding of the financing on the closing date. Subject to certain exceptions, Parent and US Holdco may not, without the prior written consent of the Company, agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the financing documents or the definitive agreements relating to the financing if such termination, amendment, supplement, modification or waiver could:

  •
  reduce (or could have the effect of reducing) the aggregate amount of any portion of the financing if such reduction would reduce the aggregate amount of the financing below the amount needed to fund Parent's and US Holdco's payment obligations on the closing date;

  •
  impose new or additional conditions precedent to the availability of the financing or otherwise expand, amend or modify any of the conditions precedent to the financing in a manner that could reasonably be expected to delay or prevent or make less likely to occur the funding of the financing; or

  •
  adversely impact the ability of Parent or US Holdco to enforce its rights against other parties to the financing documents or the definitive agreements with respect to the financing.

        Parent must keep the Company informed on a current basis and in reasonable detail, upon reasonable request by the Company, of the status of its efforts to arrange the financing and provide to the Company drafts (reasonably in advance of execution) and thereafter complete, correct and executed copies of the material definitive documents for the financing. Parent and US Holdco must inform the Company as soon as reasonably practicable of:

  •
  any actual breach or default (or any event, development, circumstance or change that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default), termination, cancellation or repudiation by any party to any of the financing documents or definitive documents related to the financing of which Parent or US Holdco becomes aware;

  •
  the receipt of any written notice or other written communication from any financing source with respect to any (i) actual or alleged breach or default, termination, cancellation or repudiation by any party to any of the financing documents or any definitive document related to the financing of any provisions of the financing documents or any definitive document related to the financing or (ii) material dispute or disagreement between or among any parties to any of the financing documents or any definitive document related to the financing with respect to the conditionality or amount of the financing or the obligation to fund the financing or the amount of the financing to be funded at the closing; and

  •
  the occurrence of an event, development, circumstance or change that could reasonably be expected to adversely impact the ability of Parent or its subsidiaries to obtain all or any portion of the financing contemplated by the financing documents on the terms and conditions, in the manner and from the financing sources contemplated by any of the financing documents or the definitive documents related to the financing necessary for the payment of Parent's or US Holdco's payment obligations under the merger agreement on the closing date.

        As soon as reasonably practicable, Parent and US Holdco must provide any additional information reasonably requested by the Company relating to any circumstance referred to in the three bullets immediately above. If any portion of the financing becomes unavailable on the terms and conditions contemplated by the financing documents, and such portion is required to fund the Parent's and US Holdco's obligations under the merger agreement, Parent must promptly notify the Company in writing and Parent and US Holdco must use their reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative financing sources in an amount sufficient to fund Parent's and US Holdco's payment obligations under the merger agreement with terms and conditions not materially less favorable, taken as a whole, to Parent and US Holdco (or its affiliates) than the terms and conditions set forth in the financing documents, as promptly as practicable following the occurrence of such event, development, circumstance or change. Parent must deliver to the Company true and complete copies of all contracts, agreements or other arrangements pursuant to which any such alternative financing source has committed to provide any portion of the financing.

        Prior to the closing date, the Company must use its reasonable best efforts to provide, and to cause its subsidiaries (and to use commercially reasonable efforts to cause its representatives) to provide, to Parent and US Holdco, in each case at Parent's or US Holdco's sole cost and expense, such reasonable cooperation as is customary and reasonably requested by Parent or US Holdco in connection with the arrangement of the financing, including:

  •
  participation of senior officers in a reasonable number of meetings, presentations, conference calls, drafting sessions, due diligence sessions and sessions with rating agencies in connection with the financing; and

  •
  using its reasonable best efforts to make available to Parent, its subsidiaries, their advisors and their debt financing sources, such historical financial information and other information as Parent or US Holdco shall reasonably request of a type and form customarily included or required in connection with marketing materials for a senior secured bank financing or a financing comparable to the rights issue conducted in accordance with applicable law, including:

  •
  providing certain financial information,

  •
  providing assistance with the preparation of materials for rating agency presentations, bank information memoranda and similar marketing documents for a syndicated bank financing;

  •
  furnishing Parent and its debt financing sources the certain information specified in the debt commitment letter;

  •
  cooperating in any process required for due diligence and verification in compliance with applicable requirements or customary practice;

    •
    using commercially reasonable efforts to obtain its accountants' participation in the due diligence process, customary accountants' comfort letters reasonably requested by Parent and to cause the Company's accountants to consent to the use of their reports in the rights issue and the related Parent Shareholders Circular (or any amendment or supplement thereto);

    •
    assisting in the negotiation (including providing any information customarily provided in connection with the preparation) of definitive financing documentation and schedules and exhibits thereto relating to the financing and the rights issue;

    •
    facilitating the entrance into definitive documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the financing and the rights issue and the Parent Shareholders Circular; provided, that any obligations of the Company or any of its Subsidiaries contained in all such agreements and documents shall be subject to the occurrence of the Closing and effective no earlier than the Closing;

    •
    assisting with obtaining a customary debt pay-off letter (if any) with respect to the Company's current credit facility;

    •
    furnishing Parent and its debt financing sources as promptly as practicable, and in any event no later than three business days prior to the closing, all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, to the extent requested in writing by the Parent at least ten business days prior to the closing; and

    •
    assisting US Holdco with the preparation of the notices of redemption and discharge (and coordinating with the trustee on such matters) under the Company's indentures governing its existing senior notes for each series of such senior notes, and assisting US Holdco with the preparation of any officer's certificates and legal opinions from counsel to US Holdco (which shall not be the responsibility of Company counsel) required to be delivered in connection therewith, each of which shall be delivered immediately following the Closing.

        The requested cooperation described above must not, in the Company's reasonable judgment, unreasonably interfere with the ongoing business or operations of the Company and any of its subsidiaries. In no event will the Company or any of its subsidiaries be required to bear any cost or expense, pay any commitment, underwriting or other fee, enter into any definitive agreement, incur any other liability or obligation, make any other payment or agree to provide any indemnity in connection with the financing or any of the foregoing prior to the effective time. In addition, none of the requested cooperation described above will require any action that would conflict with or violate the Company's or any of its subsidiary's organization documents in effect as of the date of the merger agreement or any applicable laws or result in, prior to the effective time, the contravention of, or that would reasonably be expected to result in, prior to the effective time, a violation or breach of, or default under, any material contract to which the Company or any of its subsidiaries is a party.

        None of the Company or its subsidiaries or their respective officers, directors (with respect to any subsidiary of the Company) or employees will be required to execute or enter into or perform any agreement with respect to the financing contemplated by the financing documents that is not contingent upon the closing or that would be effective prior to the closing and no directors of the Company or any of its subsidiaries that will not be continuing directors, acting in such capacity, will be required to execute or enter into or perform any agreement, or to pass any resolutions or consents, with respect to the financing. Subject to certain limitations, Parent must, upon request by the Company, promptly reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees and fees and expenses of the Company's accounting firms engaged to assist in connection with the financing) incurred by the Company or any of its subsidiaries or any of their respective representatives in connection with the financing, and must indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the financing and any information used in connection therewith.

        Neither Parent nor any of its affiliates may, without the prior written consent of the Company, (i) award any agent, broker, investment banker, financial advisor or other firm or person except HSBC Bank plc, Barclays Bank PLC, Investec Bank plc or N.M. Rothschild & Sons Limited any financial advisory role on an exclusive basis in connection with the transactions contemplated by the merger agreement or (ii) prohibit or seek to prohibit any bank or investment bank or other potential provider of debt or equity financing from providing or seeking to provide financing or financial advisory services to any person in connection with a transaction relating to the Company or its subsidiaries or in connection with the transactions contemplated by the merger agreement.

        Parent, US Holdco and Merger Sub acknowledged and agreed in the merger agreement that none of the obtaining of the financing or any permitted alternative financing, or the completion of any issuance of securities contemplated by the financing, is a condition to the closing, and reaffirmed their obligations to consummate the transactions contemplated by the merger agreement irrespective and independently of the availability of the financing or any permitted alternative financing or the completion of any such issuance, subject to the other applicable conditions set forth in the merger agreement.

Security Holder Litigation

        The Company will have the right to control the defense and settlement of any litigation related to the merger agreement, the merger or the other transactions contemplated by the merger agreement brought by any stockholder of the Company or any holder of the Company's other securities against the Company and/or its directors or officers. The Company must (i) keep Parent reasonably informed of the status of such litigation, (ii) give Parent the opportunity to participate, at Parent's expense, in the defense or settlement of any such litigation, (iii) give due consideration to Parent's advice with respect to such litigation, and (iv) not compromise, settle, come to an arrangement regarding or agree to do any of the foregoing or consent to the same without the prior written consent of Parent, subject to certain exceptions.

Company Stockholder Consent

        On                    , 2018, the Principal Stockholder delivered the written consent to the Company and a copy of the written consent was delivered to Parent. If such written consent had not been delivered by the Principal Stockholder to the Company and Parent immediately prior to the Parent stockholders meeting, unless the Board had made a Company Board recommendation change, the Company would have been required to hold a meeting of the Company's stockholders. On the date of the written consent, the Principal Stockholder owned shares of Company common stock representing approximately        % of the combined voting power of all outstanding shares of Company common stock. As previously disclosed, the effectiveness of the written consent was subject to certain conditions, all of which have been satisfied as of                .

        No further approval of the stockholders of the Company is required to adopt the merger agreement. As a result, the Company has not solicited and will not be soliciting your vote for the adoption of the merger agreement and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the merger agreement.

Parent Shareholders Circular; Parent Stockholders Meeting; Parent Recommendation

        Under the merger agreement, Parent was required to prepare the Parent Shareholders Circular and use all reasonable best efforts to have the Parent Shareholders Circular approved by the UKLA as soon as practicable after execution of the merger agreement. Parent has agreed to promptly notify the Company of the receipt of all comments of the UKLA with respect to the Parent Shareholders Circular and provide to the Company and its counsel reasonable opportunity to review and comment upon any such written responses and Parent, US Holdco or the Merger Sub shall give due consideration to any additions, deletions or changes reasonably suggested thereto by the Company and its counsel. Parent, US Holdco, Merger Sub and the Company and their respective counsels must use all reasonable efforts to respond promptly to comments received from the UKLA or their staff with respect to the Parent Shareholders Circular and to use all reasonable efforts to take such other actions as may be reasonably necessary to resolve the issues raised therein.

        Parent has agreed to hold the Parent stockholders meeting to consider, among other matters, the approval of the Parent stockholder resolutions, as promptly as practicable, but not earlier than February 1, 2018, and Parent will use its reasonable best efforts to cause the Parent stockholders meeting to be held no later than February 9, 2018, subject to certain exceptions.

Parent's Rights Admission

        Parent must use its reasonable best efforts to ensure that the rights admission occurs as soon as reasonably practicable after the date on which the Parent stockholder approval is obtained, including using its reasonable best efforts to cause the rights admission to occur no later than the second business day following such date. As further described below in the section of this Information Statement entitled "—Conditions to the Merger" beginning on this page 85, occurrence of the rights admission is a condition to the consummation of the merger.

        The "rights admission" means the admission of new Parent ordinary shares of 1 penny each to be issued in connection with the proposed issue by Parent of new ordinary shares of 1 penny each in the capital of the Parent on the terms and subject to the Parent Shareholders Circular (or any amendment or supplement thereto), which we refer to as the rights issue, to the premium listing segment of the official list and to trading, nil paid, on the main market for listed securities of the London Stock Exchange becoming effective in accordance with applicable law.

Conditions to the Merger

        The obligation of each of the Company, Parent, US Holdco and Merger Sub to consummate the merger is subject to the satisfaction or waiver of the following conditions:

  •
  the obtaining of the Company stockholder approval;

  •
  the obtaining of the Parent stockholder approval;

  •
  the waiting period (and any extension thereof) applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or early termination thereof having been granted; and

  •
  no governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

        The obligation of the Company to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of Parent, US Holdco and Merger Sub that (i) are not made as of a specific date being true and correct as of the closing date, as though made as of the closing date, and (ii) are made as of a specific date being true and correct as of such date, in each case in clause (i) and (ii), except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

  •
  each of Parent, US Holdco and Merger Sub having performed in all material respects all covenants and obligations required to be performed by it under the merger agreement at or prior to the closing date; and

  •
  receipt by the Company of a certificate, dated as of the closing date, signed by an executive officer of Parent certifying as to the matters set forth in the immediately preceding two bullets.

        The obligation of Parent, US Holdco and Merger Sub to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

  •
  the Company's representation regarding the absence of a Company Material Adverse Effect being true and correct in all respects as of the date of the merger agreement and as of the closing date, as though made on and as of the closing date;

  •
  certain representations and warranties of the Company regarding the Company's capitalization (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth in such representations and warranties) being true and correct as of the date of the merger agreement and the closing date, as though made on and as of the closing date (other than any such representation or warranty that is made as of a specific date, which need only be true and correct in all respects as of such date), except for inaccuracies that are immaterial;

  •
  certain representations and warranties of the Company regarding the Company's organization, corporate authority and brokers (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth in such representations and warranties) being true and correct in all material respects as of the date of the merger agreement and the closing date, as though made on and as of the closing date;

  •
  all other representations and warranties of the Company contained in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, as though made on and as of the closing date (other than any such representation or warranty that is made as of a specific date, which need only be true and correct as of such date), except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth in such representations and warranties) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

  •
  the Company shall have performed in all material respects all covenants and obligations required to be performed by it under the merger agreement on or prior to the effective time;

  •
  receipt by Parent of a certificate, dated as of the closing date, signed by an executive officer of the Company certifying as to the matters set forth in the immediately preceding five bullets;

  •
  no effect, development, circumstance or change shall have occurred, individually or in the aggregate that had, or would reasonably be expected to have, a Company Material Adverse Effect; and

  •
  the rights admission shall have occurred.

Termination

        The merger agreement may be terminated and the merger may be abandoned, whether before or after the Company stockholder approval, the Parent stockholder approval, or the approval of the adoption of the merger agreement by the sole stockholder of Merger Sub:

  •
  by mutual written consent of Parent and the Company at any time prior to the effective time;

  •
  by either Parent or the Company, if the effective time of the merger has not occurred on or before June 5, 2018, which we refer to as the outside date, except that a party to the merger agreement will not be permitted to terminate the merger agreement under this provision if the failure of such party to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the failure of the effective time to occur on or before the outside date, and Parent will not be permitted to terminate the merger agreement under this provision during any extension of the closing date to supplement the Parent Shareholders Circular or during the pendency of a proceeding seeking specific performance pursuant to the terms of the merger agreement;

  •
  by either Parent or the Company at any time prior to the effective time if a governmental entity of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the merger, except that a party to the merger agreement will not be permitted to terminate the merger agreement under this provision if the failure of such party to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the issuance of any such order, decree, ruling or the taking of such other action;

  •
  by Parent if the Principal Stockholder has not delivered its written consent as contemplated by the merger agreement;

  •
  by Parent or the Company if the Company stockholder approval is not obtained at the special meeting or at any adjournment or postponement thereof at which a vote on the adoption of the merger agreement was taken;

  •
  by Parent or the Company if the Parent stockholder approval is not obtained at the Parent stockholders meeting or at any adjournment or postponement thereof at which a vote on the adoption of the merger agreement and of resolutions required to implement the rights issue was taken;

  •
  by Parent, prior to the effective time, if (i) the Board has effected a Company Board recommendation change, or in the event that a proxy statement is filed, the Company does not recommend the adoption of the merger agreement in such proxy statement, (ii) the Board approves, adopts, endorses or recommends or publicly proposes to adopt, approve, endorse or recommend to the Company stockholders an acquisition proposal, or (iii) a tender offer or exchange offer for outstanding shares of Company common stock shall have been commenced (other than by Parent or its affiliates) and the Board has recommended to the stockholders of the Company to tender their shares in such offer or within ten business days of the commencement of such tender offer or exchange offer, the Board shall have failed to recommend against acceptance of such offer, any of clause (i)-(iii) is referred to herein as a trigger event;

  •
  by the Company if the Parent Board has effected a Parent Board recommendation change;

  •
  by the Company if a tender offer or exchange offer for outstanding shares of Parent common stock has been commenced and the Parent Board has recommended that the stockholders of the Parent tender their shares in such tender or exchange offer or within ten business days of the commencement of such tender offer or exchange offer, the Parent Board shall have failed to recommend against acceptance of such offer;

  •
  by the Company, at any time prior to receipt of the Company stockholder approval, in the event that (i) the Company has received a superior proposal, (ii) the Company has complied with its obligations under the provisions described above in the sections entitled "—Company Solicitation of Acquisition Proposals; No Solicitation; Change of Board Recommendation" and (iii) substantially concurrently with the termination of the merger agreement, the Company pays Parent the Company base termination fee, each as described below in the section entitled "—Termination Fees" beginning on page 89, and if applicable, the Company additional termination fee, and enters into the definitive agreement to consummate the transaction contemplated by such superior proposal;

  •
  by Parent, prior to the effective time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in the merger agreement, which breach or failure to perform (i) would cause certain closing conditions applicable to Parent, US Holdco and Merger Sub set forth in the merger agreement not to be satisfied, and (ii) has not been cured within 20 business days following receipt by the Company of written notice of such breach or failure to perform from Parent, provided that none of Parent, US Holdco or Merger Sub is then in material breach of any representation, warranty or covenant under the merger agreement;

  •
  by the Company, prior to the effective time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent, US Holdco or Merger Sub set forth in the merger agreement, which breach or failure to perform (i) would cause certain closing conditions applicable to the Company set forth in the merger agreement not to be satisfied, and (ii) has not been cured within 20 business days following receipt by Parent of written notice of such breach or failure to perform from the Company, provided that the Company is not then in material breach of any representation, warranty or covenant under the merger agreement;

  •
  by the Company if the rights admission has not occurred by the third business day following the date on which the Parent stockholder approval is obtained, if the completion of the rights issue has not occurred on or before March 31, 2018, or if the debt commitment letters are not in full force or effect as of March 31, 2018 and Parent and US Holdco have not arranged replacement financing in accordance with the terms of the merger agreement;

  •
  by the Company if the underwriting agreement is terminated or if any underwriter to the rights issue invokes a failure of any condition to the underwriting of the rights issue under the underwriting agreement; or

  •
  by the Company if (i) the mutual closing conditions and Parent's closing conditions (other than those conditions that by their nature are to be satisfied by actions taken at the closing) have been satisfied at the time the closing was required to occur pursuant to the terms of the merger agreement, (ii) the Company has confirmed by notice to Parent that all of the Company's closing conditions have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing) or that it is willing to waive any unsatisfied conditions to the Company's obligation to close and (iii) the merger shall not have been consummated within three business days after the delivery of such notice.

        In the event of termination of the merger agreement as provided above, the merger agreement will immediately become void and there shall be no liability or obligation on the part of Parent, the Company, US Holdco, Merger Sub or their respective representatives, stockholders or affiliates; except that, subject to certain limitations,

  •
  any such termination will not relieve any party from liability for any willful breach; and

  •
  certain provisions, including those related to confidentiality, fees and expenses, defined terms and miscellaneous matters and the confidentiality agreement between Parent and the Company, will remain in full force and effect and survive any termination of the merger agreement.

        A "willful breach" means a material breach of any covenant or agreement set forth in the merger agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the actual knowledge that the taking of such act, or failure to act, would result, or would reasonably be expected to result, in such breach. Failure to effect the closing when required by Parent or Merger Sub will be considered a willful breach.

Termination Fees

Fees and Expenses

        Except for the fees payable by either the Company or Parent as summarized below under the headings "—Company Termination Fees" and "—Parent Termination Fees", respectively, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such fees. However, the parties agreed to share equally the expenses incurred in connection with the filing, printing and mailing of this Information Statement.

Company Termination Fees

        Subject to certain limitations, the Company will pay Parent a termination fee equal to $20,150,963 or $36,270,000 as identified below, which we refer to as the Company base termination fee, in the event that the merger agreement is terminated:

  •
  by Parent in a circumstance where a trigger event gave rise to the right of termination, provided that the trigger event is not related to an acquisition proposal (in such event, the Company base termination fee will be equal to $20,150,963) or is related to an acquisition proposal initially submitted prior to the expiration of the go-shop period (in such event, the Company base termination fee will be equal to $36,270,000);

  •
  by the Company in order to enter into a definitive agreement providing for a superior proposal and such superior proposal arose from an acquisition proposal initially submitted prior to the expiration of the go-shop period (in such event, the Company base termination fee will be equal to $36,270,000);

  •
  by (i) Parent in the event that the Principal Stockholder has not delivered its written consent or (ii) by Parent or the Company if the Company stockholder approval is not obtained at the special meeting or at any adjournment or postponement thereof at which a vote on the adoption of the merger agreement was taken (in either such event, the Company base termination fee will be equal to $20,150,963); or

  •
  by Parent if there has been a breach of or failure to perform any representation, warranty, covenant or agreement of the Company set forth in the merger agreement that would cause the failure of a closing condition (in such event, the Company base termination fee will be equal to $20,150,963).

        Subject to certain limitations, the Company will pay Parent a termination fee equal to $75,000,000, which we refer to as the Company additional termination fee, plus the Company base termination fee of $20,150,963 in the event that the merger agreement is terminated:

  •
  by Parent in a circumstance where a trigger event related to an acquisition proposal that was not initially submitted prior to the expiration of the go-shop period gave rise to the right of termination;

  •
  by the Company in order to enter into a definitive agreement providing for a superior proposal and such superior proposal did not arise from an acquisition proposal initially submitted prior to the expiration of the go-shop period

  •
  by (i) Parent in the event that the Principal Stockholder has not delivered its written consent or (ii) by Parent or the Company if the Company stockholder approval is not obtained at the special meeting or at any adjournment or postponement thereof at which a vote on the adoption of the merger agreement was taken, if (A) before the date of such termination, an acquisition proposal has been publicly announced and not withdrawn that is not related to an acquisition proposal initially submitted prior to the expiration of the go-shop period, and (B) within 12 months after the date of termination, the Company has consummated, or shall have entered into a definitive agreement which is thereafter consummated, with respect to any acquisition proposal; or

  •
  by Parent if there has been a breach of or failure to perform any representation, warranty, covenant or agreement of the Company set forth in the merger agreement if (A) before the date of such termination, an acquisition proposal has been publicly announced and not withdrawn that not related to an acquisition proposal submitted prior to the expiration of the go-shop period and (B) within the 12 months after the date of termination, the Company has consummated, or shall have entered into a definitive agreement which is thereafter consummated, with respect to any acquisition proposal.

        The Company will pay to Parent the Company additional termination fee of $75,000,000 (but not the Company base termination fee) in the event that the merger agreement is terminated by either Parent or the Company due to failure to consummate the merger prior to the outside date if (A) before the date of such termination, an acquisition proposal that is not related to an acquisition proposal initially submitted prior to the expiration of the go-shop period has been publicly announced and not withdrawn and (B) within 12 months after the date of termination, the Company has consummated, or shall have entered into a definitive agreement which is thereafter consummated, with respect to any acquisition proposal (provided that, for these purposes and in the case of the third and fourth bullet points above, the references to "20%" and "80%" in the definition of "acquisition proposal" are deemed to be references to "50%"), subject to certain exceptions.

        In no event will the Company be required to pay the Company base termination fee on more than one occasion or the Company additional termination fee on more than one occasion. Further, the Company will not be required to pay either the Company base termination fee or the Company additional termination fee if at the time of the termination of the merger agreement Parent is required to pay the termination fees described below under the heading "—Parent Termination Fees".

Parent Termination Fees

        Subject to certain limitations, Parent will pay the Company a termination fee equal to $20,150,963 in the event that the merger agreement is terminated:

  •
  by either Parent or the Company if the Parent stockholder approval is not obtained at the Parent stockholders meeting or at any adjournment or postponement thereof at which a vote on the adoption of the merger agreement and of resolutions required to implement the rights issue was taken;

  •
  by the Company in the event of a Parent Board recommendation change, or if a tender offer or exchange offer for outstanding shares of Parent common stock has been commenced and the Parent Board has recommended that the stockholders of the Parent tender their shares in such tender or exchange offer or within ten business days of the commencement of such tender offer or exchange offer, the Parent Board shall have failed to recommend against acceptance of such offer;

  •
  by the Company if the rights admission has not occurred by the third business day following the date on which the Parent stockholder approval is obtained, if the completion of the rights issue has not occurred on or before March 31, 2018, or if the debt commitment letters are not in full force or effect as of March 31, 2018 and Parent and US Holdco have not arranged replacement financing in accordance with the terms of the merger agreement;

  •
  by either Parent or the Company due to failure to consummate the merger prior to the outside date if conditions of the Parent, US Holdco and Merger Sub have been satisfied at the time the closing was required to occur (assuming for this purpose that the rights admission had occurred);

  •
  by the Company if there has been a breach of or failure to perform any representation, warranty, covenant or agreement of Parent, US Holdco or Merger Sub set forth in the merger agreement that would cause the failure of a closing condition;

  •
  by the Company if the underwriting agreement is terminated or if any underwriter to the rights issue invokes a failure of any condition to the underwriting of the rights issue under the underwriting agreement; or

  •
  by the Company if (i) the mutual closing conditions and Parent's closing conditions (other than those conditions that by their nature are to be satisfied by actions taken at the closing) have been satisfied at the time the closing was required to occur pursuant to the terms of the merger agreement, (ii) the Company has confirmed by notice to Parent that all of the Company' closing conditions have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing) or that it is willing to waive any unsatisfied conditions to the Company's obligation to close and (iii) the merger shall not have been consummated within three business days after the delivery of such notice.

        Parent will not be required to pay a termination fee if, at the time of termination, the Company is in material breach of the merger agreement.

GCH Termination Fees

        Pursuant to the GCH irrevocable undertaking, if the merger agreement is terminated under certain circumstances specified therein (including if the requisite vote of Parent's stockholders has not been obtained or if Parent fails to obtain the debt or equity financing), GCH will be required to pay the Company a termination fee of $4,849,037. Moreover, if the merger agreement is terminated under certain circumstances following Parent's receipt of a Parent acquisition proposal, and a Parent acquisition proposal is thereafter consummated, then, pursuant to the GCH irrevocable undertaking, GCH will be required to pay the Company an additional termination fee of $75,000,000. Please see the section of this Information Statement entitled "Voting Agreement and Irrevocable Undertakings" beginning on page 104.

Other Termination Fee Matters

        If the Company or Parent fails to timely pay any amount described above and, in order to obtain the payment, the other party commences a suit, action or proceeding which results in a judgment against the other party for the payment set forth above, such paying party will pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys' fees) in connection with such suit, action or proceeding, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

        Except in the case of fraud, upon termination of the merger agreement and payment of the Company base termination fee and/or the Company additional termination fee by the Company, Parent, US Holdco and Merger Sub will be precluded from any other remedy against the Company, at law or in equity or otherwise, and none of Parent, US Holdco or Merger Sub may seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of its subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or affiliates and their respective representatives in connection with the merger agreement or the transactions contemplated thereby. In the case of willful breach by the Company, Parent may elect in its sole discretion to reject any payment of the Company additional termination fee and/or the Company base termination fee and seek any alterative remedy available at law or in equity or otherwise.

        Except in the case of fraud, upon any termination of the merger agreement and the payment in full of the parent termination fee by Parent, the Company will be precluded from any other remedy against Parent or Merger Sub, at law or in equity or otherwise, and the Company may not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent, US Holdco, Merger Sub or any of their subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or affiliates (subject to certain exceptions) or their respective representatives in connection with the merger agreement or the transactions contemplated thereby. In the case of willful breach by Parent, the Company may elect in its sole discretion to reject any payment of the Parent termination fee and seek any alterative remedy available at law or in equity or otherwise.

Certain VAT Matters

        The parties anticipate that the Parent termination fee, the Company base termination fee and the Company additional termination fee, if paid, being compensatory in nature, will not be treated, in whole or in part, as consideration for a taxable supply for VAT purposes.

        However, if the Parent termination fee is treated by the relevant taxing authority as consideration for a taxable supply in respect of which the Company is liable to account for VAT, then:

  •
  the Company will issue a valid VAT invoice to Parent, and the Parent will use reasonable efforts to recover (by refund, credit, deduction or otherwise) such VAT;

  •
  if and to the extent that such VAT is not recoverable by Parent by refund, credit, deduction or otherwise, (provided Parent has used its reasonable efforts to recover such VAT as described in the bullet-point immediately above), no additional amount shall be paid in respect of VAT and the Parent termination fee shall be VAT inclusive; and/or

  •
  if and to the extent that such VAT is recoverable by Parent by refund, credit, deduction or otherwise, or would be recoverable by Parent had Parent used reasonable efforts to recover such

    VAT, the amount of the Parent termination fee shall be increased to take account of such recoverable VAT.

        Further, if under a reverse charge mechanism the Parent termination fee is treated by the relevant taxing authority as consideration for a taxable supply in respect of which Parent is liable to account for VAT, then:

  •
  Parent will (i) account for, under the reverse charge procedure, and pay to the relevant taxing authority any VAT chargeable thereon, and (ii) use reasonable efforts to recover (by refund, credit, deduction or otherwise) any such VAT; and

  •
  the amount of the Parent termination fee payable by Parent shall be reduced by an amount such that the sum payable by Parent, when aggregated with any irrecoverable VAT thereon, is equal to the amount of the Parent termination fee that would be payable but for the adjustment described in this bullet point such that after making any such adjustments the aggregate of (I) the total amount of the Parent termination fee paid to the Company (including any amount in respect of VAT) plus (II) any irrecoverable VAT incurred under a reverse charge mechanism, together with any related interest or penalties in respect of such reverse charge VAT (but excluding any interest or penalties arising as a result of the unreasonable delay or default of Parent, or relating to any period after the Company has accounted to Parent for any reduction in the Parent termination fee), less (III) any VAT which is recovered or recoverable, will be equal to the amount that the Parent termination fee would have been in the absence of such VAT.

        If the Company base termination fee or the Company additional termination fee is treated by any taxing authority in whole or in part as the consideration for a taxable supply for VAT purposes, then the above outlined procedures will apply as if instances of Parent termination fee read "Company base termination fee or Company additional termination fee, as applicable" and instances of the Company read "Parent" and vice versa.

        References to Parent and the Company include, where applicable, references to a member of any group of which such entity is a member for VAT purposes.

        In no event or circumstance shall Parent be required to make a payment which is more than the maximum amount permitted to be paid without the prior approval of its stockholders pursuant to the applicable UK listing rules.

Amendment; Extension; Waiver; Procedures

Amendment

        The merger agreement may be amended, modified or supplemented by the parties to the merger agreement by action taken or authorized by their respective boards of directors at any time prior to the effective time of the merger, whether before or after receipt of the Company stockholder approval or the Parent stockholder approval, except that after receipt of the Company stockholder approval or the Parent stockholder approval, no amendment may be made that pursuant to applicable law requires further approval or adoption by the stockholders of the Company or Parent, respectively, without such further approval or adoption. The merger agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment, modification or supplement to the merger agreement (as applicable), signed on behalf of each of the parties to the merger agreement.

Extension; Waiver

        At any time prior to the effective time of the merger, the parties to the merger agreement, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant the merger agreement and (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to the merger agreement to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver will not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of such rights.

Procedure for Termination, Amendment, Extension or Waiver

        A termination, amendment, modification, supplement, extension or waiver of the merger agreement will, in order to be effective, require action by the respective board of directors of the applicable parties.

Remedies

        Under the merger agreement, the parties thereto have acknowledged and agreed that (i) prior to the termination of the merger agreement, the parties will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, without proof of actual damages, in addition to any other remedy to which they are entitled under the merger agreement, at law or in equity, (ii) the termination fee provisions in the merger agreement are not intended to and do not adequately compensate for the harm that would result from a breach of the merger agreement and do not diminish or otherwise impair in any respect any party's right to specific enforcement and (iii) the right of specific enforcement of the merger agreement is an integral part of the transactions contemplated thereby, and without that right, neither the Company nor Parent would have entered into the merger agreement.

Governing Law; Submission to Jurisdiction

        The merger agreement is governed by the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

        Each of the parties to the merger agreement consented to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery or, if that court does not have jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Litigation Division), or, if the subject matters of the action is one over which exclusive jurisdiction is vested in the courts of the United States of America, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to the merger agreement or any of the transactions contemplated by the merger agreement.

        Except as specifically set forth in the debt commitment letters, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the debt financing sources in any way relating to the merger agreement or any of the transactions contemplated by the merger agreement, including any dispute arising out of or relating in any way any debt financing or the performance thereof of the transactions contemplated thereby, shall be exclusively governed by and construed in accordance with, the internal laws of the State of New York or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows information with respect to beneficial ownership of Company common stock, as of December 18, 2017, based upon our review of documents filed with the SEC with respect to the ownership of Company common stock, for:

  •
  each of our directors and our executive officers listed in the table provided below, whom we refer to as our named executive officers;

  •
  all of our current directors and executive officers as a group; and

  •
  each person known by us to beneficially own five percent or more of either class of our Common Stock.

        We have calculated the percentage of beneficial ownership based on 133,307,144 shares of Class A common stock and 23,708,639 shares of Class B common stock outstanding as of the close of business on December 18, 2017.

	Class A common stock		Class B common stock
Name of beneficial owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class	Percentage of Voting Power(2)
Directors
Thomas D. Bell, Jr.(3)	126,939	*	—	—	*
Charles E. Brymer(3)	70,316	*	—	—	*
Michael L. Campbell(3)	698,199	*	—	—	*
Stephen A. Kaplan(3)	155,572	*	—	—	*
David H. Keyte(3)(4)	79,696	*	—	—	*
Lee M. Thomas(3)(5)	84,750	*	—	—	*
Jack Tyrrell(3)(6)	274,750	*	—	—	*
Alex Yemenidjian(3)	16,419	*	—	—	*
Named Executive Officers
Amy E. Miles(7)	637,385	*	—	—	*
Gregory W. Dunn(8)	67,052	*	—	—	*
Peter B. Brandow(9)	212,715	*	—	—	*
David H. Ownby(10)	229,573	*	—	—	*
Group
All directors and executive officers as a group (12 persons)	2,653,366	2.0%	—	—	*
Five Percent Stockholders
The Anschutz Corporation(11)	36,148,639	23.0%	23,708,639	100%	67.4%
The Anschutz Foundation(12)	11,560,000	8.7%	—	—	3.1%
The Vanguard Group(13)	11,587,492	8.7%	—	—	3.1%
TD Bank Financial Group(14)	7,888,332	5.9%	—	—	2.1%
AllianceBernstein L.P.(15)	7,270,496	5.5%	—	—	2.0%

*
Represents less than 1%

(1)
Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the securities. Unless indicated by footnote, the address for each listed director and executive officer is 101 E. Blount Avenue, Knoxville, Tennessee 37920. Except as indicated by footnote, the persons named in the table report having sole voting and investment power with respect to all shares of Class A common stock and Class B common stock shown as beneficially owned by them. Shares of Class A common stock that may be issuable upon the conversion of Class B common stock or performance shares within 60 days of December 18, 2017 are deemed outstanding for calculating the percentage of outstanding shares of the person holding such Class B common stock or performance shares, but are not deemed outstanding for calculating the percentage of any other person. Class B common stock may convert into Class A common stock on a one-for-one basis upon the election of the holder thereof.

(2)
Each share of Class A common stock has one vote and each share of Class B common stock has ten votes on all matters to be voted on by stockholders. This column represents the combined voting power of the outstanding shares of Class A common stock and Class B common stock held by such beneficial owner and assumes that no currently outstanding shares of Class B common stock have been converted into Class A common stock.

(3)
Includes 4,977 Company restricted shares.

(4)
Represents direct ownership of 68,162 shares of Class A common stock and indirect ownership of 11,534 shares of Class A common stock. The indirect ownership of 11,534 shares of Class A common stock consists of 5,767 shares held by the Hemenway Irrevocable Trust and 5,767 shares held by the Katherine Elizabeth Keyte Trust.

(5)
Represents direct ownership of 4,977 shares of Class A common stock and indirect ownership of 79,773 shares of Class A common stock. The indirect ownership of 79,773 shares of Class A common stock consists of 33,188 shares held by the Lee M. Thomas Living Trust and 46,585 shares held by the Thomas Family Foundation.

(6)
Represents direct ownership of 4,977 shares of Class A common stock and indirect ownership of 269,773 shares of Class A common stock. The indirect ownership of 269,773 shares of Class A common stock consists of 33,089 shares held by the Jack Tyrrell Revocable Trust, 100,000 shares held by JRS Partners GP and 136,684 shares held by the Sandra F. Tyrrell Revocable Trust.

(7)
Includes 171,338 Company restricted shares.

(8)
Includes 67,052 Company restricted shares.

(9)
Includes 49,464 Company restricted shares

(10)
Includes 54,459 Company restricted shares.

(11)
The 36,148,639 shares of Class A common stock represent: (i) 12,440,000 shares of Class A common stock owned directly by The Anschutz Corporation and (ii) 23,708,639 shares of Class A common stock issuable upon the conversion of a like number of shares of Class B common stock owned by The Anschutz Corporation. The address of The Anschutz Corporation is 555 17th Street, Suite 2400, Denver, CO 80202.

(12)
Based on information contained in the Schedule 13G filed by The Anschutz Foundation with the SEC on December 14, 2017. The address of The Anschutz Foundation is 1727 Tremont Place, Denver, CO 80202.

(13)
Based on information contained in the Schedule 13G filed by The Vanguard Group, which we refer to as Vanguard, with the SEC on February 10, 2017. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, is the beneficial owner of 51,048 shares of Class A common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, is the beneficial owner of 17,781 shares of Class A common stock as a result of its serving as investment manager of Australian investment offerings. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(14)
Based on information contained in the Schedule 13G/A filed jointly by TD Asset Management Inc., which we refer to as TDAM, and Epoch Investment Partners, Inc., which we refer to as Epoch, with the SEC on February 10, 2017. TDAM and Epoch are wholly owned subsidiaries of TD Bank Financial Group. TDAM beneficially owns 358,338 shares of Class A common stock, Epoch beneficially owns 7,529,994 shares of Class A common stock, and collectively, TDAM and Epoch beneficially own 7,888,332 shares of Class A common stock. The address of TDAM is Canada Trust Tower, BCE Place, 161 Bay Street, 35th Floor, Toronto, Ontario, M5J 2T2. The address of Epoch is 399 Park Avenue, New York, New York 10022.

(15)
Based on information contained in the Schedule 13G filed by AllianceBernstein L.P., which we refer to as Alliance, with the SEC on February 10, 2017. Alliance is a majority owned subsidiary of AXA Financial, Inc. and an indirect majority owned subsidiary of AXA SA. Alliance may be deemed to share beneficial ownership with AXA reporting persons by virtue of 850 shares of Class A common stock acquired on behalf of the general and special accounts of the affiliated entities for which Alliance serves as a subadvisor. The address of Alliance is 1345 Avenue of the Americas, New York, NY 10105.

 APPRAISAL RIGHTS

        If the merger is consummated, under Section 262 of the DGCL, holders of record of Company common stock who do not vote in favor of, or consent to, the adoption of the merger agreement, who properly demand appraisal of their shares, who do not fail to perfect, effectively withdraw, or otherwise lose their right to appraisal and who otherwise comply with the requirements for perfecting and preserving their appraisal rights under Section 262 of the DGCL will be entitled to receive, in lieu of the consideration being offered in the merger, payment in cash for the fair value of their shares of Company common stock (as of the effective time of the merger exclusive of any element of value arising from the accomplishment or expectation of the merger) as determined by the Delaware Court of Chancery in an appraisal proceeding, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 of the DGCL in order to perfect and preserve their rights. Failure to strictly comply with the procedures specified in Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights under the DGCL.

        The following is intended as a brief summary of the law pertaining to appraisal rights under the DGCL. This summary, however, is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached as Annex C to this Information Statement.

        Under Section 262 of the DGCL, when a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders, either the constituent corporation before the effective date of the merger or the surviving corporation within 10 days after the effective date of the merger, must notify each stockholder entitled to appraisal rights of the approval of the merger and that appraisal rights are available. Such notice may, and, if given on or after the effective date of the merger, shall, also notify such stockholders of the effective date of the merger. A copy of Section 262 of the DGCL must be included with such notice. This Information Statement constitutes the Company's notice to its stockholders of the approval of the merger and the availability of appraisal rights in connection with the merger and the full text of Section 262 of the DGCL is attached to this Information Statement as Annex C.

        If the appraisal notice described above does not notify stockholders of the effective date of the merger, then either (i) each constituent corporation shall send a second notice before the effective date of the merger notifying each stockholder entitled to appraisal rights of the effective date of the merger or (ii) the surviving corporation shall send a second notice to all such holders on or within 10 days after the effective date of the merger. If the second notice is sent more than 20 days following the sending of the first notice, the second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with Section 262 of the DGCL.

        Stockholders who may wish to exercise their appraisal rights or may wish to preserve their right to do so should review carefully the discussion in this section and Annex C in its entirety and should consult with their legal advisor, since failure to timely comply with the procedures set forth therein will result in the loss of such rights. A stockholder who fails to perfect, effectively withdraws, or otherwise loses his, her or its appraisal rights will be entitled to receive the $23.00 per share cash merger consideration.

        Stockholders who wish to exercise their right to demand appraisal of their shares of Company common stock under Section 262 of the DGCL must:

  •
  not have voted in favor of or consented in writing to the merger; and

  •
  hold their shares on the date of making of the demand for appraisal; and

  •
  continuously hold their shares through the effective date of the merger; and

  •
  deliver to the Company (at the address set forth below) as the surviving corporation in the merger a written demand for appraisal in accordance with Section 262 of the DGCL.

        Stockholders wishing to exercise the right to demand appraisal of their shares of Company common stock under Section 262 of the DGCL must demand in writing an appraisal of such shares no later than 20 days after the mailing of this Information Statement, which 20th day is                        , 2018.

        All demands for appraisal pursuant to Section 262 of the DGCL must be delivered to the Company at the following address:

Regal Entertainment Group, Attention: Secretary, 101 E. Blount Avenue, Knoxville, Tennessee 37920

        A demand for appraisal must be executed by, or in the name of, the stockholder of record, fully and correctly, as the stockholder's name appears on the stock ledger of the Company and on his, her or its stock certificate(s), if any, and must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of their shares of the Company common stock.

        If you fail to make such a demand by                        , 2018, you will be entitled to receive the $23.00 per share cash merger consideration for your shares of Company common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Company common stock.

        Only a holder of record of shares of Company common stock is entitled to demand appraisal of the shares registered in that holder's name. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares.

        If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares are owned of record jointly by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners.

        An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owners.

        A record holder, such as a bank, brokerage firm or other nominee who holds shares as a nominee for several beneficial owners, may exercise appraisal rights with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares of Company common stock in a bank, a brokerage account or other nominee form and wish to exercise appraisal rights, you should consult with your bank or broker or the other nominee to determine the appropriate procedures for the nominee to make a demand for appraisal. A person having a beneficial interest in shares of Company common stock held of record in the name of another person, such as a bank, brokerage firm or other nominee, must act promptly to cause the record holder to properly follow the steps summarized herein and perfect appraisal rights in a timely manner.

        Prior to the merger or within 10 days after the effective date of the merger, the Company or the surviving corporation must provide notice of the effective time of the merger to all stockholders entitled to appraisal rights. If such notice is sent more than 20 days after the sending of this Information Statement, we will only send it to stockholders who are entitled to appraisal rights and who have demanded appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, but who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement. Any attempt to withdraw made more than 60 days after the effective date of the merger will require the written approval of the surviving corporation. No appraisal proceeding before the Delaware Court of Chancery as to any stockholder will be dismissed without the approval of the Delaware Court of Chancery, which approval may be conditioned upon any terms the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when the approval is required or, except with respect to a stockholder that withdraws his, her or its right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be greater than, less than, or the same as the value of the merger consideration offered pursuant to the merger agreement.

        Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation or present intention to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the time period and in the manner prescribed in Section 262 of the DGCL will nullify the stockholder's previously submitted written demand for appraisal.

        Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 of the DGCL, or a beneficial owner of shares held either in a voting trust or by a nominee on behalf of such beneficial owner, shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement must be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

        If a petition for appraisal is duly filed by a stockholder, the stockholder must deliver a copy of the petition to the surviving corporation, and the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After the Register in Chancery provides notice to those stockholders and the surviving corporation (if so ordered by the Delaware Court of Chancery), the Delaware Court of Chancery is empowered to conduct a hearing upon the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. The Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless the total number of shares entitled to appraisal exceeds 1% of the outstanding shares eligible for appraisal or the value of the consideration provided in the merger for such total number of shares exceeds $1 million.

        After the Delaware Court of Chancery's determination of the stockholders entitled to appraisal of their shares of our common stock, an appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery will determine the fair value of the shares of Company common stock as of the effective time of the merger exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except in certain circumstances, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such fair value, with interest, if any, by the surviving corporation to the stockholders entitled thereto. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in Section 262 of the DGCL only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving corporation pursuant to Section 262 of the DGCL and who has submitted such stockholder's stock certificates to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL.

        In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the merger consideration that you would otherwise be entitled to receive under the terms of the merger agreement. The Company does not anticipate offering greater than the merger consideration to any stockholder who exercises appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the fair value of the shares of Company common stock is less than the merger consideration.

        Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the effective date of the merger, be entitled to vote such shares for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distributions payable to stockholders of record at a date prior to the effective date of the merger; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the merger, either within 60 days after the effective date of the merger or thereafter with the written approval of the surviving corporation, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the merger consideration, without interest, for shares of his, her or its Company common stock pursuant to the merger agreement.

        In view of the complexity of Section 262 of the DGCL, our stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisor. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL shall govern

MARKET PRICE AND DIVIDEND INFORMATION

        The Company's Class A common stock trades on the New York Stock Exchange under the symbol "RGC". There is no established public trading market for the Company's Class B common stock. The table below provides the high and low closing prices of the Class A common stock for the periods indicated, as reported by the New York Stock Exchange.

	High	Low
Fiscal Year 2017
Fourth quarter (through December 21, 2017)	$22.99	$15.00
Third quarter	$20.38	$13.98
Second quarter	$22.63	$20.14
First quarter	$23.08	$21.24
Fiscal Year 2016 (ended December 31, 2016)
Fourth quarter	$24.45	$20.51
Third quarter	$24.05	$21.30
Second quarter	$22.04	$19.57
First quarter	$21.67	$16.68
Fiscal Year 2015 (ended December 31, 2015)
Fourth quarter	$20.07	$17.86
Third quarter	$20.96	$17.69
Second quarter	$23.60	$20.31
First quarter	$24.28	$19.78

        On December 1, 2017, the last full trading day prior to the Board's adoption of the merger agreement, the reported closing price for the Class A common stock was $20.50 per share. The $23.00 per share to be paid for each share of Company common stock in the merger represents a premium of a 43.2% to the volume weighted average prices of the Class A common stock during the 30 days prior to the publication of media reports regarding a possible acquisition of the Company by Parent. On December 21, 2017, the latest practicable trading date before the filing of this Information Statement, the reported closing price for the Class A common stock was $22.99.

        As of the close of business on the December 18, 2017, there were (i) 133,307,114 shares of Class A common stock outstanding and entitled to vote, held by 230 stockholders of record and (ii) 23,708,639 shares of Class B common stock outstanding and entitled to vote, held by one stockholder of record. The number of stockholders is based upon the actual number of stockholders registered in our records at such date and excludes stockholders of shares in "street name" or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.

        The Company currently pays regular quarterly cash dividends on its Class A common stock and Class B common stock. The Company most recently paid a cash dividend on its Class A common stock and Class B common stock on December 15, 2017 of $0.22 per share. In connection with the transactions contemplated by the merger agreement, the Company is entitled to continue to declare and pay such regular quarterly cash dividends on its Class A common stock and Class B common stock, with declaration, record and payment dates reasonably consistent with the Company's historical practices, and in an amount not to exceed $0.22 per share (subject to equitable adjustments pursuant to the merger agreement) including (i) its first quarter 2018 dividend on the earlier of March 15, 2018 or immediately prior to the closing and (ii) if the closing occurs after April 20, 2018, its second quarter 2018 dividend on the earlier of June 15, 2018 or immediately prior to closing.

 VOTING AGREEMENT AND IRREVOCABLE UNDERTAKINGS

        The summary of the material provisions of the voting agreement and irrevocable undertakings set forth below and elsewhere in this Information Statement is qualified in its entirety by reference to the voting agreement and irrevocable undertakings, copies of which are attached to this Information Statement as Annexes D-1, D-2 and D-3 and which are incorporated by reference in this Information Statement. The rights and obligations of the parties are governed by the express terms and conditions of the voting agreement and irrevocable undertakings and not by this discussion, which is summary by nature. This summary does not purport to be complete and may not contain all of the information about the voting agreement and irrevocable undertakings that is important to you. We encourage you to read the voting agreement and irrevocable undertakings carefully in their entirety, as well as this Information Statement and any documents incorporated by reference herein.

Voting and Support Agreement of Principal Stockholder

        Concurrently with the execution and delivery of the merger agreement, the Principal Stockholder entered into a voting agreement with Parent, which we refer to as the voting agreement, with respect to all Company common stock owned beneficially or of record by the Principal Stockholder, and any additional shares of Company common stock that the Principal Stockholder acquires beneficially or of record during the term of the voting agreement. As of the date of the voting agreement, the Principal Stockholder beneficially owned 12,440,000 shares of the Company's Class A common stock and 23,708,639 shares of the Company's Class B common stock, representing approximately 67% of the combined voting power of the issued and outstanding Company common stock.

        Pursuant to the voting agreement and subject to the terms and conditions thereof, the Principal Stockholder agreed to deliver the written consent to the Company and Parent, immediately prior to the Parent stockholders meeting. As discussed above under the section entitled "The Merger—Required Approval of the Merger; Record Date; Action by Stockholder Consent" the written consent was delivered on                        , 2018.

        The written consent is effective immediately following the satisfaction of all of the following conditions: (i) the go-shop period has expired; (ii) the Parent's stockholders have approved the merger and the rights issue; (iii) the Company has received a certificate from the Parent's financing sources reaffirming their financing commitments; and (iv) the Board has not withheld, withdrawn or modified its recommendation regarding the merger and the voting agreement shall not have terminated, as described below.

        The voting agreement will terminate as of the earliest to occur of: (i) termination of the merger agreement pursuant to its terms; (ii) the effective time; (iii) the date of any amendment, modification, extension or supplement to, or waiver of, any provision of the merger agreement (except, in any case, with the prior written consent of the Principal Stockholder); (iv) the date upon which Parent and the Principal Stockholder agree in writing to terminate the voting agreement; (v) the date of a Parent Board recommendation change; and (vi) the date on which the Principal Stockholder elects to terminate the voting agreement following a Company Board recommendation change.

        In addition, subject to the terms and conditions of the voting agreement, the Principal Stockholder agreed (i) not to transfer its shares of Company common stock, subject to certain exceptions specified in the voting agreement and (ii) after the expiration of the go-shop period, to be subject to customary restrictions on its and its representatives' ability to solicit proposals or engage in discussions relating to alternative acquisition proposals.

Irrevocable Undertakings

        Concurrently with the execution and delivery of the merger agreement, GCH entered into an irrevocable undertaking with the Company, which we refer to as the GCH irrevocable undertaking, with respect to all shares in the capital of the Parent that GCH beneficially owns or is otherwise able to control the voting rights of, which we refer to as the GCH shares, pursuant to which GCH has agreed to vote in favor of the merger and the rights issue and to fully subscribe for its pro rata share of the rights issue.

        Additionally, GCH has agreed to pay the Company a termination fee of $4,849,037 if the merger agreement is terminated:

  •
  by either Parent or the Company if the Parent stockholder approval is not obtained at the Parent stockholders meeting or at any adjournment or postponement thereof at which a vote on the adoption of the merger agreement and of resolutions required to implement the rights issue was taken;

  •
  by the Company if the rights admission has not occurred by the third business day following the date on which the Parent stockholder approval is obtained, if the completion of the rights issue has not occurred on or before March 31, 2018, or if the debt commitment letters are not in full force or effect as of March 31, 2018 and Parent and US Holdco have not arranged replacement financing in accordance with the terms of the merger agreement;

  •
  by the Company if the underwriting agreement is terminated or if any underwriters to the rights issue invoke a failure of any condition to the underwriting of the rights issue under the underwriting agreement; or

  •
  by the Company if (i) the mutual closing conditions and Parent's closing conditions (other than those conditions that by their nature are to be satisfied by actions taken at the closing) have been satisfied at the time the closing was required to occur pursuant to the terms of the merger agreement, (ii) the Company has confirmed by notice to Parent that all of the Company' closing conditions have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing) or that it is willing to waive any unsatisfied conditions to the Company's obligation to close and (iii) the merger shall not have been consummated within three business days after the delivery of such notice.

        Further, GCH has agreed to pay the Company a termination fee of $75,000,000 in the event the merger agreement is terminated (x) by either Parent or the Company if the effective time of the merger has not occurred on or before the outside date or if the Parent stockholder approval is not obtained at the Parent stockholders meeting or at any adjournment or postponement thereof at which a vote on the adoption of the merger agreement and of resolutions required to implement the rights issue was taken, (y) by the Company, prior to the effective time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent, US Holdco or Merger Sub set forth in the merger agreement, which breach or failure to perform (1) would cause certain closing conditions applicable to the Company set forth in the merger agreement not to be satisfied, and (2) has not been cured within 20 business days following receipt by Parent of written notice of such breach or failure to perform from the Company, or (z) by the Company in the event of a Parent Board recommendation change related to a Parent acquisition proposal, or if a tender offer or exchange offer for outstanding shares of Parent common stock has been commenced and the Parent Board has recommended that the stockholders of the Parent tender their shares in such tender or exchange offer or within ten business days of the commencement of such tender offer or exchange offer, the Parent Board shall have failed to recommend against acceptance of such offer; provided that in the case of clause (x) or (y), before the date of such termination, a Parent acquisition proposal has been publicly announced and not withdrawn, and within 12 months after the date of termination,

Parent has consummated, or shall have entered into a definitive agreement which is thereafter consummated with respect to, any Parent acquisition proposal.

        The parties anticipate that any termination fees payable by GCH, which we refer to as the GCH termination fees, if paid, being compensatory in nature, will not be treated, in whole or in part, as consideration for a taxable supply for VAT purposes.

        However, if the GCH termination fee is treated by the relevant taxing authority as consideration for a taxable supply in respect of which the Company is liable to account for VAT, then:

  •
  the Company will issue a valid VAT invoice to GCH, and GCH will use reasonable efforts to recover (by refund, credit, deduction or otherwise) such VAT;

  •
  if and to the extent that such VAT is not recoverable by GCH by refund, credit, deduction or otherwise (provided GCH has used its reasonable efforts to recover such VAT as described in the bullet-point immediately above), no additional amount shall be paid in respect of VAT and the GCH termination fee shall be VAT inclusive; and/or

  •
  if and to the extent that such VAT is recoverable by GCH by refund, credit, deduction or otherwise, or would be recoverable by GCH had GCH used reasonable efforts to recover such VAT, the amount of the GCH termination fee will be increased to take account of such recoverable VAT.

        Further, if under a reverse charge mechanism a GCH termination fee is treated by the relevant taxing authority as consideration for a taxable supply in respect of which GCH is liable to account for VAT, then:

  •
  GCH will (i) account for, under the reverse charge procedure, and pay to the relevant taxing authority any VAT chargeable thereon, and (ii) use reasonable efforts to recover (by refund, credit, deduction or otherwise) any such VAT; and

  •
  the amount of the GCH termination fee payable by GCH shall be reduced by an amount such that the sum payable by GCH, when aggregated with any irrecoverable VAT thereon, is equal to the amount of the GCH termination fee that would be payable but for the adjustment described in this bullet point such that after making any such adjustments the aggregate of (I) the total amount of the GCH termination fee paid to the Company (including any amount in respect of VAT) plus (II) any irrecoverable VAT incurred under a reverse charge mechanism, together with any related interest or penalties in respect of such reverse charge VAT (but excluding any interest or penalties arising as a result of the unreasonable delay or default of GCH, or relating to any period after the Company has accounted to GCH for any reduction in the GCH termination fee), less (III) any VAT which is recovered or recoverable, will be equal to the amount that the GCH termination fee would have been in the absence of such VAT.

        References to GCH and the Company include, where applicable, references to a member of any group of which such entity is a member for VAT purposes.

        As of the date of the GCH irrevocable undertaking, the GCH shares represented approximately 28% of the voting power of the Parent's capital stock.

        Concurrently with the execution and delivery of the merger agreement, the trustees of trusts, which we refer to as the Trusts, of which Anthony Bloom, the chairman of the Parent Board, is a potential discretionary beneficiary have also entered into an irrevocable undertaking with the Company, which we refer to as the Chairman irrevocable undertaking, with respect to all shares in the capital of the Parent that the Trusts beneficially own or are otherwise able to control the voting rights of, which we refer to as the Trust Held shares, pursuant to which the Trusts have agreed to vote in favor of the merger and the rights issue. As of the date of the Chairman irrevocable undertaking, the Trust Held shares represented approximately 0.8% of the voting power of the Parent's capital stock.

        GCH and the Trusts' obligations to vote in favor of the merger and the rights issue are suspended in the event of a Parent Board recommendation change.

 HOUSEHOLDING

        As permitted under the Exchange Act, in those instances where we are mailing a printed copy of this Information Statement, only one copy of this Information Statement is being delivered to stockholders that reside at the same address and share the same last name, unless such stockholders have notified the Company of their desire to receive multiple copies of this Information Statement. This practice, known as "householding", is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

        The Company will promptly deliver, upon oral or written request, a separate copy of this Information Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Company be mailing Regal Entertainment Group, Attention: Investor Relations, 101 E. Blount Avenue, Knoxville, Tennessee 37920, or by calling (865) 922-1123. Stockholders residing at the same address and currently receiving multiple copies of this Information Statement may contact the Company at the address or telephone number above to request that only a single copy of an information statement be mailed in the future.

 ADDITIONAL INFORMATION

        The following documents that the Company previously filed with the SEC accompany this Information Statement, portions of which are referenced herein:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 included as Annex E to this Information Statement, and the amendment thereto filed on March 22, 2017 included as Annex F to this information statement;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 included as Annex G to this Information Statement;

  •
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 included as Annex H to this information statement; and

  •
  our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 included as Annex I to this Information Statement.

        Such Annual Report, as amended, and Quarterly Reports should be read in conjunction with this Information Statement.

WHERE YOU CAN FIND MORE INFORMATION

        The Company is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains our reports, proxy and information statements and other information at www.sec.gov.

        The Company will make available a copy of the documents we file with the SEC on the "Investors" section of our website at investor.regmovies.com/ as soon as reasonably practicable after filing these materials with the SEC. The information provided on our website is not part of this Information Statement, and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge on our website.

        The information contained in this Information Statement speaks only as of the date indicated on the cover of this Information Statement unless the information specifically indicates that another date applies.

        We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this Information Statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

REGAL ENTERTAINMENT GROUP,

CROWN MERGER SUB, INC.,

CROWN INTERMEDIATE HOLDCO, INC.

and

CINEWORLD GROUP PLC

Dated as of December 5, 2017

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is made and entered into as of this fifth day of December, 2017, by and among Cineworld Group plc, a public limited company incorporated in England and Wales (the "Parent"), Crown Intermediate Holdco, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Parent ("US Holdco"), Crown Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of US Holdco (the "Merger Sub") and Regal Entertainment Group, a Delaware corporation (the "Company").

RECITALS

        WHEREAS, the parties intend that the Merger Sub, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, merge with and into the Company, with the Company continuing as the surviving corporation of such merger (the "Merger");

        WHEREAS, the Company Board has unanimously (a) determined and declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (b) approved and declared the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) declared that the terms of the Merger are fair to the Company and the Company's stockholders and (d) directed that this Agreement be submitted to Company stockholders for adoption and resolved, subject to Section 6.1, to recommend adoption of this Agreement, by such stockholders;

        WHEREAS, the Parent Board has duly resolved (a) that the entry into this Agreement and consummation of the Merger, the Rights Issue and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, are most likely to promote the success of the Parent for the benefit of its stockholders as a whole, (b) to approve this Agreement, the Merger, the Rights Issue and the other transactions contemplated by this Agreement, and (c) to direct that the Merger and the stockholder resolutions required to approve the Merger and to implement the Rights Issue be submitted to the Parent's stockholders at the Parent Stockholders Meeting for their approval and, subject to Section 6.15(e), to recommend that the shareholders of the Parent pass the shareholder resolutions required to approve the Merger and to implement the Rights Issue;

        WHEREAS, the board of directors of US Holdco has approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

        WHEREAS, the board of directors of the Merger Sub has (a) approved and declared the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement, and (b) directed that this Agreement be submitted to the sole stockholder of the Merger Sub for its adoption and recommended that the sole stockholder of the Merger Sub adopt this Agreement;

        WHEREAS, concurrently with the execution of this Agreement, and as an inducement to the willingness of the Parent and US Holdco to enter into this Agreement, a certain stockholder of the Company who holds at least 50.1% of the outstanding votes of Company Common Stock (the "Principal Stockholder") is entering into an agreement (the "Company Voting Agreement") with the Parent pursuant to which, among other things, the Principal Stockholder has agreed, subject to the terms thereof, to execute and deliver to the Company and the Parent a written consent, substantially in the form prescribed therein (the "Written Consent") immediately prior to the Parent Stockholders Meeting, pursuant to which such Principal Stockholder shall adopt this Agreement in accordance with Section 228 and Section 251(c) under the DGCL, which Written Consent shall be effective immediately following the receipt of the Parent Stockholder Approval at the Parent Stockholders Meeting and satisfaction of the other conditions set forth in the Company Voting Agreement; and

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of GCH and Sirius Trust/Pax Settlement are entering into an Irrevocable Undertaking (the "Parent Irrevocable Undertakings") with the Company pursuant to which, subject to the terms and conditions set forth in the Parent Irrevocable Undertakings, among other things, each of GCH and Sirius Trust/Pax Settlement has irrevocably undertaken to vote the ordinary shares of the Parent over which each has voting control in favor of approval of the Merger and the other transactions contemplated by this Agreement, and the resolutions required to implement the Rights Issue.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, US Holdco the Merger Sub and the Company, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Merger Sub shall merge with and into the Company at the Effective Time.

        1.2    Effective Time of the Merger.     Upon the terms and subject to the satisfaction or waiver (to the extent permitted herein and by Applicable Law) of the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the Parent, US Holdco, the Merger Sub and the Company shall cause a certificate of merger and any other appropriate documents (in any such case, the "Certificate of Merger") to be duly prepared, executed and acknowledged in accordance with the relevant provisions of the DGCL and filed with the Secretary of State. The Merger shall become effective upon the due filing of the Certificate of Merger with the Secretary of State or at such subsequent time or date as the Parent and the Company shall agree and specify in the Certificate of Merger (the "Effective Time").

        1.3    Closing.     Subject to the satisfaction or waiver (to the extent permitted herein and by Applicable Law) of the conditions set forth in Article VII, the Closing shall take place remotely via the electronic exchange of counterpart signature pages as soon as practicable (but in any event no later than the third Business Day) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of such conditions at the Closing) shall be satisfied or waived in accordance with this Agreement, or at such other date, time or place as the parties hereto shall agree in writing; provided that, in no event shall the Parent and US Holdco be obligated to effect the Closing until the date that is twenty (20) Business Days following the date of receipt of the Parent Stockholder Approval, which shall be automatically extended, if and to the extent, the Parent reasonably believes in good faith, based on the advice of outside legal counsel and after consultation with the Company, that it is required to supplement the Parent Shareholders Circular and provide additional time for shareholders of the Parent to consider the information in the supplement, provided that the duration of any such extension shall be the minimum number of Business Days which the Parent Board reasonably believes in good faith, based on advice of outside legal counsel, is required by the Listing Rules or the Prospectus Rules to enable the Parent to prepare and circulate the supplementary prospectus or circular and for the shareholders of the Parent to consider such supplementary prospectus or circular.

        1.4    Effects of the Merger.     At the Effective Time (a) the separate existence of the Merger Sub shall cease, the Merger Sub shall be merged with and into the Company and the Company shall continue as the Surviving Corporation in the Merger, (b) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended in accordance with its terms and the DGCL, and (c) the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth on Exhibit B, and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter further amended in accordance with their terms, the terms of the certificate of incorporation of the Surviving Corporation, and the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL and in this Agreement.

        1.5    Directors and Officers of the Surviving Corporation.     The parties shall take all requisite action so that the directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the term of office set forth in certificate of incorporation and bylaws of the Surviving Corporation and until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE II

TREATMENT OF COMPANY SECURITIES

        2.1    Conversion of Capital Stock.     As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Merger Sub, US Holdco, the Parent or the holder of any shares of the capital stock of the Company or capital stock of the Merger Sub:

          (a)    Capital Stock of the Merger Sub.    Each share of the common stock, par value $0.01 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (b)    Cancellation of Treasury Stock and Parent-Owned Stock.    All shares of Company Common Stock that are held in the treasury of the Company and any shares of Company Common Stock owned by the Company, any Subsidiary of the Company, the Parent, US Holdco, the Merger Sub or any other Subsidiary of the Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be paid or delivered in exchange therefor.

          (c)    Merger Consideration for Company Common Stock.    Subject to Section 2.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) shall be automatically converted into the right to receive $23.00, without interest thereon (the "Merger Consideration"). As of the Effective Time and upon the conversion thereof, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate or Uncertificated Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) in accordance with the provisions of Section 2.2.

          (d)    Adjustments to Merger Consideration.    The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time. Nothing in this Section 2.1(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision in this Agreement.

        2.2    Surrender of Certificates.

          (a)    Paying Agent.    At or prior to the Effective Time, (i) the Parent and US Holdco shall enter into an agreement (in form and substance reasonably acceptable to the Company) with the Paying Agent for the Paying Agent to act as paying agent for the Merger and (ii) US Holdco shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares), for payment through the Paying Agent in accordance with this Section 2.2, the Payment Fund. The Payment Fund shall not be used for any purpose other than as set forth in this Section 2.2. The Payment Fund shall be invested by the Paying Agent as directed by US Holdco; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available); provided, however, that no gain or loss thereon shall affect the amounts payable hereunder and US Holdco shall take all actions necessary to ensure that the Payment Fund includes at all times cash sufficient to satisfy US Holdco's obligation to pay the Merger Consideration under this Agreement. Any interest and other income resulting from such investments (net of any losses) shall be paid to US Holdco or the Surviving Corporation, as US Holdco directs, pursuant to Section 2.2(e). In the event the Payment Fund is diminished below the level required for the Paying Agent to make prompt cash payments as required under Section 2.2(b), including any such diminishment as a result of investment losses, US Holdco shall, or shall cause the Surviving Corporation to, immediately deposit additional cash into the Payment Fund in an amount equal to the deficiency in the amount required to make such payments.

          (b)    Exchange Procedures.

              (i)  Promptly (and in any event within two (2) Business Days) after the Effective Time, the Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (A) a letter of transmittal (which shall (1) be prepared prior to the Closing, (2) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) to the Paying Agent, and (3) otherwise be in such form and have such provisions as the Parent and the Company may reasonably agree), and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) to the Paying Agent for cancellation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Surviving Corporation or US Holdco shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable, a cash amount in immediately available funds equal to (1) the number of shares of Company Common Stock formerly represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) multiplied by (2) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled.

             (ii)  Notwithstanding anything to the contrary in this Agreement, any holder of Uncertificated Shares shall not be required to take any action (including delivery of a Certificate or an executed letter of transmittal) to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. The Surviving Corporation or US Holdco shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time to each such holder of record as of the Effective Time the Merger

    Consideration in respect of such Uncertificated Share, and such Uncertificated Share shall forthwith be cancelled.

            (iii)  Prior to the Effective Time, the Parent and the Company shall cooperate in good faith to establish customary procedures with the Paying Agent and the Depository Trust Company ("DTC") with the objective that the Paying Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash from the Payment Fund in immediately available funds, equal to (x) the number of shares of Company Common Stock (other than shares of Company Common Stock cancelled in accordance with Section 2.1(b) and Dissenting Shares) held of record by DTC or such nominee immediately prior to the Effective Time, multiplied by (y) the Merger Consideration (such amount, the "DTC Payment").

          (c)    Interest; Transfers; Rights Following the Effective Time.    No interest will be paid or accrued on the cash payable upon the surrender of such Certificates or Uncertificated Shares. In the event of a transfer of ownership of a Certificate or Uncertificated Shares which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Shares is registered, if, in the case of a Certificate, such Certificate is presented to the Paying Agent, and in each case the transferor provides to Paying Agent (i) all documents required to evidence and effect such transfer and (ii) evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate and all Uncertificated Shares (other than Certificates or Uncertificated Shares representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.1(c).

          (d)    No Further Ownership Rights in Company Common Stock.    All Merger Consideration paid upon the surrender of Certificates and cancellation of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates and Uncertificated Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to Section 2.2(e).

          (e)    Termination of Payment Fund.    Any portion of the Payment Fund that remains undistributed to the holders of Certificates and Uncertificated Shares for one year after the Effective Time (including all interest and other income received by the Paying Agent in respect of all funds made available to it) shall be delivered to US Holdco, upon demand, and any holder of a Certificate or Uncertificated Shares who has not previously complied with this Section 2.2 shall be entitled to receive only from US Holdco or the Surviving Corporation (subject to abandoned property, escheat and other similar laws) payment of its claim for Merger Consideration, without interest.

          (f)    No Liability.    To the extent permitted by Applicable Law, none of the Parent, US Holdco, the Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if reasonably required by the Paying Agent, the posting by such Person of a bond, in such reasonable and customary amount as the Paying Agent (or, if subsequent to the termination of the Payment Fund, US Holdco or the Surviving Corporation) may determine is reasonably necessary, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent (or if subsequent to the termination of the Payment Fund and subject to Section 2.2(e), US Holdco) shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.

        2.3    Company Stock Plans.

          (a)   Effective as of immediately prior to the Effective Time, each Company Restricted Share that is then outstanding and unvested shall automatically become fully vested and the restrictions thereon shall lapse, and each such Company Restricted Share shall be canceled and converted into the right to receive from the Surviving Corporation the Merger Consideration, without any interest thereon.

          (b)   Effective as of immediately prior to the Effective Time, each Company Performance Share Award that is then outstanding and unvested shall vest with respect to the target number of shares of Company Common Stock that could be earned thereunder and automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash from the Surviving Corporation equal to the sum of (A) the product of (i) the target number of shares of Company Common Stock then underlying such Company Performance Share Award multiplied by (ii) the Merger Consideration, without any interest thereon, and (B) dividends paid with respect to the target number of shares of Company Common Stock then underlying such Company Performance Share Award from the grant date of such Company Performance Share Award to the Effective Time.

          (c)   US Holdco shall (i) cause the Surviving Corporation to make the payments contemplated by the foregoing Section 2.3(a) and Section 2.3(b) as promptly as practicable after the Effective Time, and in any event, as to any Person who is a holder of Company Restricted Shares or Company Performance Share Awards, by the later of seven (7) Business Days following each such Person's compliance with any written instructions provided to such Person by the Company, if any, and seven (7) Business Days after the Effective Time and (ii) cause the Surviving Corporation to maintain at all times from and after the Effective Time sufficient liquid funds to satisfy its obligations pursuant to Section 2.3(a) and Section 2.3(b).

          (d)   As soon as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of Company Restricted Shares or Company Performance Share Awards a letter describing the treatment of and payment for such equity awards pursuant to this Section 2.3 and providing instructions for use in obtaining payment therefor.

          (e)   Prior to the Effective Time, the Company shall take all actions that are necessary (under the Company Stock Plan and award agreements pursuant to which Company Restricted Shares and Company Performance Share Awards are outstanding or otherwise) to (i) effect the measures contemplated by this Section 2.3, including but not limited to the adoption of any plan amendments, obtaining the approval of the Company Board, obtaining any necessary employee consents or providing any necessary employee notices and (ii) cause there to be no rights to acquire Company Common Stock following the Effective Time.

          (f)    The Company shall take all actions necessary to terminate the Company Stock Plan effective as of immediately prior to the Effective Time, and to provide that following the Effective Time, no participant in the Company Stock Plan shall have any right under the Company Stock Plan other than the right to receive the payments in accordance with the terms of this Section 2.3. US Holdco shall cause the Surviving Corporation to, subject to Section 2.5, pay through its payroll system the amounts due pursuant to Section 2.3(a) and Section 2.3(b).

        2.4    Dissenting Shares.

          (a)   Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 under the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such holder's right to appraisal under the DGCL.

          (b)   If any Dissenting Shares shall lose their status as such (by the holder thereof effectively withdrawing, failing to perfect, or otherwise losing such holder's appraisal rights under the DGCL with respect to such shares), then, as of the later of the Effective Time or the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1, without interest, and shall not thereafter be deemed to be Dissenting Shares.

          (c)   The Company shall give the Parent: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Parent shall have given its written consent to such payment or settlement offer.

        2.5    Withholding Rights.     Each of the Parent, US Holdco, the Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any other recipient of payments hereunder any amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld and timely remitted by the Parent, US Holdco, the Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder or other recipient in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (a) as disclosed in the Company SEC Reports filed or furnished on or after January 1, 2016 and prior to the date of this Agreement, other than risk factor disclosures contained under the heading "Risk Factors" or any disclosure of risks included or referenced under the heading "Forward-Looking Statements" sections in such filings or similar forward-looking statements of risks contained therein that are both non-specific and cautionary in nature or (b) as disclosed in the Company Disclosure Schedule, subject to Section 10.13, the Company hereby represents and warrants to the Parent, US Holdco and the Merger Sub as follows:

        3.1    Organization, Standing and Power.     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so qualified or in good standing, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        3.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of 500,000,000 shares of Company Class A Common Stock, 200,000,000 shares of Company Class B Common Stock and 50,000,000 shares of preferred stock, par value $0.001 per share (the "Company Preferred Stock"). The Company Common Stock and the Company Preferred Stock are entitled to the rights and privileges set forth in the Company's certificate of incorporation. As of the Capitalization Date, (i) 132,641,082 shares of Company Class A Common Stock were issued and outstanding (excluding Company Restricted Shares and shares subject to Company Performance Share Awards), (ii) 23,708,639 shares of Company Class B Common Stock were issued and outstanding and (iii) no shares of Company Preferred Stock were issued or outstanding. The Company has publicly filed complete and correct copies of its certificate of incorporation and bylaws, as amended through the date of this Agreement.

          (b)   Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the Capitalization Date, of all Company Stock Plans, indicating for each Company Stock Plan, as of such date, (i) the number of shares of Company Common Stock issued under such Company Stock Plan, (ii) the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan, (iii) the aggregate number of Company Restricted Shares outstanding and (iv) and the aggregate number of shares of Company Common Stock that are subject to outstanding Company Performance Share Awards (assuming (A) target performance and (B) maximum performance levels). The Company has made available to the Parent complete and accurate copies of (A) the Company Stock Plans, (B) forms of agreements evidencing Company Restricted Shares and Company Performance Share Awards and (C) all forms of agreements evidencing any other equity or equity-linked award or compensation arrangement. As of the date hereof, there are no shares of Company Common Stock subject to outstanding stock options under any Company Stock Plan.

          (c)   Except (i) as set forth in this Section 3.2 and Section 3.2(b) of the Company Disclosure Schedule and for changes since the Capitalization Date resulting from the settlement of Company Restricted Shares or Company Performance Share Awards outstanding on such date, and (ii) for any grants of Company Restricted Shares or Company Performance Share Awards made in accordance with Section 5.1(k)), (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights or agreements to which the Company or any of its material Subsidiaries is a party or by which the Company or any of its material Subsidiaries is bound obligating the Company or any of its material Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its material Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement. Except for the Company Restricted Shares or Company Performance Share Awards, the Company does not have any outstanding stock options, stock appreciation rights, phantom stock, stock units or similar rights or obligations. Neither the Company nor any of its Subsidiaries is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity interests of the Company. Except as contemplated by this Agreement, the Company Stockholders Agreement or described in this Section 3.2 or Section 3.2(b) of the Company Disclosure Schedule, and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, "poison pill" anti-takeover plan or other similar agreement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

          (d)   All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) of the Company Disclosure Schedule, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company's certificate of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound.

          (e)   There are no obligations, contingent or otherwise, of the Company or any of its non-wholly owned Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock.

        3.3    Subsidiaries.

          (a)   Each Significant Subsidiary of the Company has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of organization, and has all organizational power and authority required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing as, and to have power and authority as, the absence of which, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Significant Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, and is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material Subsidiaries of the Company and their respective jurisdictions or organization are identified in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2016.

          (b)   All of the outstanding capital stock or other voting securities of, or ownership interests in, each material Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of all Liens, other than Liens arising under the Regal Credit Facility. As of the date hereof, there were no issued, reserved for issuance or outstanding (i) securities of the Company or any of its material Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any material Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its material Subsidiaries, or other obligations of the Company or any of its material Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any material Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, "phantom" stock or similar securities or rights, in each case issued by the Company or any material Subsidiary, that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any material Subsidiary of the Company (the items in clauses (i) through (iii) above being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of its material Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

        3.4    Authority; No Conflict; Required Filings and Consents.

          (a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and, subject to the receipt of the Company Stockholder Approval, consummate the Merger. The Company Board, at a meeting duly called and held, by the unanimous vote of all directors, duly adopted resolutions (i) determining and declaring that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (ii) approving and declaring the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) declaring that the terms of the Merger are fair to the Company and the Company's stockholders and (iv) directing that this Agreement be submitted to Company stockholders for their adoption, subject to Section 6.1, and recommending adoption of this Agreement by such Company stockholders (such recommendation, the "Company Board Recommendation"). The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement subject, in the case of the Merger, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Parent, US Holdco and the Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

          (b)   The execution and delivery of this Agreement by the Company do not, and (subject to the receipt of the Company Stockholder Approval) the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of the Company, (ii) except as set forth in Section 3.4(b) of the Company Disclosure Schedule, conflict with, or result in any violation or breach of, or constitute a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit to which the Company or any of its Subsidiaries is entitled) under, or require a consent or waiver under, any of the terms, conditions or provisions of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) subject to compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, or any other Applicable Law, or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset or property of the Company or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to have, a Company Material Adverse Effect.

          (c)   No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any requirements under other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Information Statement or Proxy Statement, as applicable, with the SEC in accordance with the Exchange Act, (iv) the filing of such other reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws and the rules and regulations of the New York Stock Exchange, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)   The only affirmative vote or written consent of holders of any class or series of capital stock of the Company necessary to consummate the Merger is the Company Stockholder Approval.

        3.5    SEC Filings; Financial Statements; Information Provided.

          (a)   The Company has filed or furnished all registration statements, forms, reports and other documents required to be filed or furnished by the Company with the SEC since January 1, 2016. All such registration statements, forms, reports and other documents, as such documents have been amended since the time of their filing or furnishing (including exhibits and all other information incorporated therein and those registration statements, forms, reports and other documents that the Company may file or furnish after the date hereof until the Closing) are referred to herein as the "Company SEC Reports." As of their respective dates and if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Reports (i) were, and the Company SEC Reports filed or furnished after the date hereof will be, filed or furnished on a timely basis, (ii) at the time filed or furnished complied, and with respect to the Company SEC Reports filed or furnished after the date hereof will comply, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Reports and (iii) did not at the time they were filed or furnished, and the Company SEC Reports filed or furnished after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to the Company SEC Reports. To the Company's Knowledge, as of the date hereof, the Company has not received any written notification that any of the Company SEC Reports is the subject of any material ongoing SEC investigation.

          (b)   Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in or incorporated by reference into the Company SEC Reports at the time filed (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

          (c)   Subject to the following sentence, (i) the Information Statement or Proxy Statement, as applicable, on the date it is first mailed to holders of shares of Company Common Stock, in the case of the Information Statement, on the date that is twenty (20) calendar days after the Information Statement is first mailed to holders of shares of Company Common Stock, in the case of the mailing of the Proxy Statement, at the time of the Company Stockholders Meeting, and if either is amended or supplemented, at the time of any amendment or supplement thereto, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading and (ii) the Information Statement or Proxy Statement, as applicable, will comply as to form in all material respects with the requirements of the Exchange Act applicable thereto. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Information Statement or Proxy Statement, as applicable, based on any information supplied by or on behalf of the Parent, US Holdco or the Merger Sub or which relates to the Parent, US Holdco or the Merger Sub and is approved by the Parent, US Holdco or the Merger Sub for inclusion or incorporation by reference therein.

          (d)   The Company is in compliance in all material respects with the applicable rules and regulations of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company's principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

          (e)   The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. The Company has designed such disclosure controls and procedures to provide reasonable assurance that all information concerning the Company that could have a material effect on the financial statements is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the New York Stock Exchange.

          (f)    The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company's properties or assets.

          (g)   The information supplied or to be supplied by or on behalf of the Company, or which relates to the Company and the text of the disclosure thereof is specifically approved in writing by the Company (including via email), for inclusion in (i) the Parent Shareholders Circular (or any amendment or supplement thereto), on the date the Parent Shareholders Circular is first mailed or posted, at the time of any amendment or supplement thereto and at the time of the Parent Stockholders Meeting or (ii) any announcement to any Regulatory Information Service in connection with the Merger, the Rights Issue, the Readmission or the Parent Shareholders Circular (or any amendment or supplement thereto), at the time such documents in their final form are first published, shall not contain any untrue statement of a material fact or omit to state any material fact required to make the statements therein, in light of the circumstances in which they shall be made, not misleading.

          (h)   Since January 1, 2016, none of the Company, the Company's independent accountants, the Company Board or the audit committee of the Company Board has received any written notification of any (i) "significant deficiency" in the internal controls over financial reporting of the Company, (ii) "material weakness" in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

          (i)    Except for such items that are of the type to be set forth in the notes to the consolidated financial statements of the Company, the Company is not a party to any material "off-balance sheet arrangements" (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC).

        3.6    No Undisclosed Liabilities.     Except as disclosed in the Company Balance Sheet or in the notes thereto, and except for liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet, the Company and its Subsidiaries do not have any liabilities or obligations of any nature required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        3.7    Absence of Certain Changes or Events.     Since the date of the Company Balance Sheet until the date of this Agreement, there has not been a Company Material Adverse Effect, nor has there been any effect, development, circumstance or change that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. From the date of the Company Balance Sheet until the date of this Agreement, except as contemplated hereby, (a) the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business and (b) except as disclosed on Section 3.7(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has taken any action that would have required the consent of the Parent under Section 5.1 of this Agreement (other than paragraphs (a), (e), (f), (h), (k) and (m) of Section 5.1 and other than paragraph (p) of Section 5.1 as it relates to paragraphs (a), (e), (f), (h), (k) and (m) of Section 5.1) had such event, development, circumstance or change occurred after the date of this Agreement.

        3.8    Taxes.     Except for matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect:

          (a)   The Company and each of its Subsidiaries has filed (or there has been filed on its behalf) all Tax Returns that it was required to file, and all such Tax Returns were correct and complete. The Company and each of its Subsidiaries has paid (or caused to be paid) on a timely basis all Taxes due and owing by the Company and/or its Subsidiaries, other than Taxes that are being contested in good faith through appropriate proceedings and for which the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP.

          (b)   Except as disclosed in Section 3.8(b) of the Company Disclosure Schedule, as of the date of this Agreement, no examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or has been proposed in writing. There are no Liens for Taxes on any of the assets or properties of the Company or any of its Subsidiaries.

          (c)   The Company and its Subsidiaries have complied in all material respects with Applicable Laws for the withholding of Taxes and have timely withheld and paid over to the appropriate Taxing Authority all material amounts of Taxes required to be withheld and paid over.

          (d)   During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a "distributing corporation" or a "controlled corporation" in a transaction intended to be governed by Section 355 of the Code.

          (e)   Neither the Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than the Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax law in any jurisdiction) or as a transferee or successor, or (ii) pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement (other than pursuant to commercial agreements or arrangements that are not primarily related to Taxes). Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company).

          (f)    No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and/or the Company's Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

          (g)   Neither the Company nor any of its Subsidiaries has entered into any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

        3.9    Real Property.

          (a)   Section 3.9(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement that is complete and accurate of all real property leased, subleased or similarly occupied by the Company or any of its Subsidiaries (the "Company Leased Property"). The Company or one of its Subsidiaries has good and valid leasehold interest in all material respects in the leasehold estate for each Company Leased Property, free and clear of any Liens (other than Permitted Liens, Liens arising in the Ordinary Course of Business, Liens arising under the Regal Credit Facility and Liens, that, individually or in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole). Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, (i) each Company Lease is in full force and effect and is binding and enforceable against the Company or one of its Subsidiaries and, to the Company's Knowledge, the other parties thereto in accordance with its terms, except that such enforcement may be subject to the Bankruptcy and Equity Exception and except as would not be reasonably be expected to have a Company Material Adverse Effect, and (ii) there is no default under any Company Lease either by the Company or its Subsidiaries or, to the Company's Knowledge, by any other party thereto, and no event, development, circumstance or change has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or the Subsidiaries thereunder except for such defaults, individually or in the aggregate, that are not reasonably expected to have a Company Material Adverse Effect.

          (b)   Section 3.9(b) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement that is complete and accurate of all real property that the Company or any of its Subsidiaries owns (the "Company Owned Property"). Either the Company or one of its wholly-owned Subsidiaries owns valid and marketable title in fee simple to the Company Owned Property, insurable by a recognized national title insurance company at standard rates, free and clear of any Liens, other than Permitted Liens, Liens arising under the Regal Credit Facility, Liens arising under the Ordinary Course of Business or Liens that, individually or in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole.

        3.10    Intellectual Property.

          (a)   The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use (free and clear of all Liens except for Permitted Liens) all Intellectual

  Property held by the Company and its Subsidiaries for use in the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs), the absence of which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

          (b)   All issued patents and registrations for trademarks, service marks and copyrights included in the Company Intellectual Property are subsisting and have not expired or been cancelled, except for such failures to subsist or such expirations or cancellations, individually or in the aggregate, that are not reasonably expected to have a Company Material Adverse Effect.

          (c)   To the Company's Knowledge, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party.

          (d)   To the Company's Knowledge, no third party is infringing, violating or misappropriating any material Company Intellectual Property.

          (e)   The Company and its Subsidiaries have established policies, programs and procedures with respect to the collection, use, processing, storage and transfer of personally identifiable information relating to individuals in connection with the business. Since January 1, 2016, the Company and its Subsidiaries have complied with all laws and contractual obligations and written privacy policies of the Company applicable to the Company or any of its Subsidiaries and related to the privacy of, and the collection, use, disclosure, security and protection of, personally identifiable information, except for any failures to comply that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. To the Company's Knowledge, neither the Company nor any of its Subsidiaries have been subject to any action or investigation by a Governmental Entity regarding its compliance with the foregoing.

        3.11    Information Technology.     To the Company's Knowledge, since January 1, 2016 through the date of this Agreement, neither the Company nor any of its Subsidiaries have experienced any disruption to, or interruption in, the conduct of the business attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any computer software or computer equipment of the IT Assets used by the Company or its Subsidiaries, except as would not reasonably be expected to have a Company Material Adverse Effect.

        3.12    Contracts.

          (a)   Section 3.12 of the Company Disclosure Schedule lists, as of the date of this Agreement, each of the following types of contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

              (i)  any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

             (ii)  any contract listed on Section 3.12(a)(ii) of the Company Disclosure Schedule;

            (iii)  any Collective Bargaining Agreement;

            (iv)  any agreement relating to indebtedness for borrowed money of the Company or any of its Subsidiaries or a guarantee of any such indebtedness by the Company or any of its Subsidiaries, in each case as disclosed in the Company SEC Reports as "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or pursuant to Item 601(b)(4) of Regulation S-K of the SEC;

             (v)  any contract or series of contracts entered into since January 1, 2016 that provides for the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding material obligations of the Company and its Subsidiaries as of the date of this Agreement;

            (vi)  any material joint venture, partnership or limited liability company agreement or other similar contract listed on Section 3.12(a)(vi) of the Company Disclosure Schedule;

           (vii)  any contract that obligates the Company or any Subsidiary to make any loans, advances or capital contributions to, or investments in excess of $10,000,000 in, any Person (other than the Company or any of its Subsidiaries).

        All contracts of the types referred to in clauses (i) through (vii) above (whether or not set forth on Section 3.12 of the Company Disclosure Schedule) are referred to herein as a "Company Material Contract."

          (b)   Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms, (ii) neither the Company nor any of its Subsidiaries nor, to the Company's Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition or circumstance which, upon the passage of time or the giving of notice or both, would cause such a violation or breach of or default under) any Company Material Contract, (iii) each Company Material Contract is a valid and binding obligation of the Company its Subsidiary, as applicable, and, to the Company's Knowledge, of each other party thereto, subject to the Bankruptcy and Equity Exception.

          (c)   Since January 1, 2017, neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

        3.13    Litigation.     As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation whether civil, criminal, administrative or investigative (each, a "Proceeding") pending (of which the Company has been notified) or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries, in each case that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, there are no judgments, injunctions, rules orders or decrees of any arbitrator or Governmental Entity outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

        3.14    Environmental Matters.

          (a)   To the Company's Knowledge, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) the business and operations of the Company and any of its Subsidiaries are, and since January 1, 2015, have at all times been, in compliance with all Environmental Law and all Environmental Permits; and (ii) the Company and its Subsidiaries have all Environmental Permits necessary for the conduct of their operations and each Environmental Permit is in full force and effect.

          (b)   The only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.14. Without limiting the generality of the foregoing, the representations and warranties contained in Sections 3.16 and 3.17 do not relate to environmental matters.

        3.15    Employee Benefit Plans.

          (a)   Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material Company Employee Plans.

          (b)   With respect to each Company Employee Plan in effect on the date of this Agreement, the Company has made available to the Parent a complete and accurate copy, as applicable, of (i) such Company Employee Plan, (ii) the most recently filed annual report (Form 5500), (iii) each trust agreement, funding arrangement or group annuity contract, (iv) each summary plan description and a summary of material modifications and (v) the most recently received IRS determination letter.

          (c)   Each Company Employee Plan has been operated and administered in all material respects in accordance with ERISA, the Code and all other Applicable Law and the regulations thereunder and in accordance with its terms. Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, there are no pending, or to the Company's Knowledge, threatened material actions, suits, disputes or claims by or on behalf of any Company Employee Plan, by any Company Employee or beneficiary covered under any Company Employee Plan, as applicable, or otherwise involving any Company Employee Plan (other than routine claims for benefits).

          (d)   With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP.

          (e)   All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified, the plans and trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and no such revocation has been threatened and no act or omission has occurred, that is reasonably expected to adversely affect such Company Employee Plans' qualification. Except as disclosed on Section 3.15(e) of the Company Disclosure Schedule, during the previous six (6) years, neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to), (i) an employee benefit plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a "multiemployer plan" (as defined in Section 3(37) of ERISA), or (iii) a "multiple employer plan" as defined in Section 210 of ERISA or Section 413(c) of the Code. No material liability under Section 302 or Title IV of ERISA or Section 412 of the Code has been incurred by the Company that has not been satisfied in full (other than any liability for premiums to the Pension Benefit Guaranty Corporation arising in the Ordinary Course of business all of which have been timely paid) and no condition exists that could reasonably be expected to result in any such liability to the Company. The Company has not been required to post any security under ERISA or Section 436 of the Code with respect to any Company Employee Plan, and no fact or event exists that could reasonably be expected to give rise to any such lien or requirement to post any such security with respect to any Company Employee Plan. Except as disclosed on Section 3.15(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any Company Employee, director, independent contractor or other service provider to severance pay, unemployment compensation, or any transaction bonus or retention payment, except as expressly provided in this Agreement, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual, except as provided in Section 2.3, (C) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Employee Plan or

  (D) result in the provision of any reimbursement of excise Taxes under Section 4999 of the Code or of interest or additional Taxes under Section 409A(a)(1)(B) of the Code.

          (f)    None of the Company Employee Plans promises or provides retiree or post-termination medical, life insurance or other welfare benefits to any Person, except as required by Applicable Law, in the form of cash severance, or under employment agreements and severance agreements that are set forth on Section 3.15(f) of the Company Disclosure Schedule or for amounts that are not reasonably expected to be material.

        3.16    Compliance With Laws.

          (a)   The Company and each of its Subsidiaries is in compliance with, and is not in violation of, and since January 1, 2016, has been in compliance with and not in violation of, any Applicable Law, except for failures to comply or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (b)   Neither the Company nor any of its Subsidiaries, nor, to the Company's Knowledge, any of their respective directors, officers, employees, agents or distributors is violating any provision of the U.S. Foreign Corrupt Practices Act of 1977, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          3.17    Permits; Regulatory Matters.    The Company and its Subsidiaries have all authorizations, permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such authorizations, permits, licenses and franchises the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (the "Company Permits"). The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        3.18    Labor Matters.

          (a)   None of the Company and any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or any other labor-related agreement or understanding with a labor union or other labor organization (each, a "Collective Bargaining Agreement"); no employee of the Company or any of its Subsidiaries is represented by any labor union or other labor organization with respect to their employment with the Company or its Subsidiaries; and there is not, to the Company's Knowledge, any attempt to organize any employees of the Company or its Subsidiaries.

          (b)   The Company and its Subsidiaries have, since January 1, 2016, complied with all Applicable Laws relating to labor and employment, including those relating to wages, hours, health and safety, child labor, employee leave issues, collective bargaining, unemployment compensation, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control and employee classification, except for such failures to comply that, individually or in the aggregate, would not be reasonably expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

          (c)   Except as would not reasonably expected to result (whether individually or in the aggregate) in material liability to the Company and its Subsidiaries, there are no, and since January 1, 2016, there have been no, (i) labor strikes, walkouts, work stoppages, slow-downs, lockouts or other similar material labor disputes pending or, to the Company's Knowledge, threatened against or involving the Company or any of its Subsidiaries, or (ii) unfair labor practice charges, grievances, complaints or arbitrations pending or, to the Company's Knowledge, threatened by or on behalf of any employee or group of employees of the Company or its Subsidiaries.

        3.19    Opinion of Financial Advisor.     The financial advisor of the Company, Morgan Stanley & Co. LLC ("Morgan Stanley"), has delivered to the Company Board an opinion to the effect that, as of the date of such opinion, and based upon and subject to the various procedures, factors, assumptions, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth therein, the Merger Consideration to be received by the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

        3.20    Section 203 of the DGCL.     The Company has expressly elected not to be governed by Section 203 of the DGCL pursuant to a provision in its original certificate of incorporation in accordance with Section 203(b)(1) of the DGCL, and since initially incorporating in the State of Delaware has not elected by a provision of any amendment to its certificate of incorporation to be governed by Section 203 of the DGCL, with the effect that the restrictions set forth therein are inapplicable to the Company, this Agreement and the transactions contemplated hereby, including the Merger. No other fair price, "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation in any jurisdiction applies or purports to apply to this Agreement and the transactions contemplated hereby, including the Merger.

        3.21    Brokers.     No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Company or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except as disclosed in Section 3.21 of the Company Disclosure Schedule.

        3.22    No Other Representations and Warranties.     The Company hereby acknowledges and agrees that, except for the representations and warranties set forth in Article IV, (a) none of the Parent or any of its Subsidiaries, or any of its Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to the Parent or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Company or any of its Affiliates, stockholders or Representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to the Company or any of its Affiliates, stockholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by law, none of the Parent or any of its Subsidiaries, or any of its Affiliates, stockholders or Representatives, or any other Person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to the Company, or any of its Affiliates, stockholders or Representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to the Company or any of its Affiliates, stockholders or Representatives, or any other Person, or the use by the Company or any of its Affiliates, stockholders or Representatives, or any other Person, of any such information provided or made available to any of them by the Parent or any of its Subsidiaries, or any of its or Affiliates, stockholders or Representatives, or any other Person, and (subject to the express representations and warranties of the Parent set forth in Article IV) none of the Company or any of its Affiliates, stockholders or Representatives, or any other Person, has relied on any such information (including the accuracy or completeness thereof) or any representations or warranties or other statements or omissions that may have been made by the Parent or any Person with respect to the Parent other than the representations and warranties set forth in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT,
US HOLDCO AND THE MERGER SUB

        The Parent, US Holdco and the Merger Sub, jointly and severally, represent and warrant to the Company as follows:

        4.1    Organization, Standing and Power.     Each of the Parent, US Holdco and the Merger Sub is a corporation or legal entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation. Each of the Parent, US Holdco and the Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had and are not reasonably expected to have a Parent Material Adverse Effect. The Parent has delivered or made available to the Company complete and correct copies of the certificate or articles of incorporation and bylaws, or similar organizational documents as amended through the date of this Agreement, of the Merger Sub, US Holdco and the Parent.

        4.2    Authority; No Conflict; Required Filings and Consents.

          (a)   Each of the Parent, US Holdco and the Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by US Holdco as the sole stockholder of the Merger Sub (which shall occur no later than immediately after the execution and delivery of this Agreement) and receipt of the Parent Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of, and the consummation of the transactions contemplated by, this Agreement by the Parent, US Holdco and the Merger Sub have been duly authorized by all necessary corporate action on the part of each of the Parent, US Holdco and the Merger Sub, subject to the adoption of this Agreement by US Holdco as the sole stockholder of the Merger Sub (which shall occur immediately after the execution and delivery of this Agreement) and receipt of the Parent Stockholder Approval. The Parent Board, at a meeting duly called and held, by the unanimous vote of all directors, duly resolved (i) that the entry into this Agreement and consummation of the Merger, the Rights Issue and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, are most likely to promote the success of the Parent for the benefit of its stockholders as a whole (ii) to approve this Agreement, the Merger, the Rights Issue, and the other transactions contemplated by this Agreement, and (iii) to direct that the Merger and the stockholder resolutions required to approve the Merger and to implement the Rights Issue be submitted to the Parent's stockholders at the Parent Stockholders Meeting for their approval and to recommend that the shareholders of the Parent pass the stockholder resolutions required to approve the Merger and to implement the Rights Issue. The board of directors of US Holdco has approved this Agreement, the Merger and the other transactions contemplated by this Agreement. The board of directors of the Merger Sub has (x) approved and declared the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement, and (y) directed that this Agreement be submitted to the sole stockholder of the Merger Sub for its adoption and recommended that the sole stockholder of the Merger Sub adopt this Agreement. This Agreement has been duly executed and delivered by each of the Parent, US Holdco and the Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each of the Parent, US

  Holdco and the Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (b)   The execution and delivery of this Agreement by each of the Parent, US Holdco and the Merger Sub do not, and (assuming receipt of the Parent Stockholder Approval) the consummation by the Parent, US Holdco and the Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws, articles or other organizational documents of the Parent, US Holdco or the Merger Sub, (ii) other than the Cineworld Credit Facility, which shall be repaid and terminated at the Closing, conflict with, or result in any violation or breach of, or constitute a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any material agreement or other instrument to which the Parent, US Holdco or the Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (v) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent, US Holdco or the Merger Sub or any of its or their respective properties or assets, or any other Applicable Law, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          (c)   No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of the Parent are listed for trading is required by or with respect to the Parent, US Holdco or the Merger Sub in connection with the execution and delivery of this Agreement by the Parent, US Holdco or the Merger Sub or the consummation by the Parent, US Holdco or the Merger Sub of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any requirements under other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Information Statement or Proxy Statement, as applicable, with the SEC in accordance with the Exchange Act, (iv) the filing and/or approval of such other prospectuses, circulars, documents, reports, schedules or materials as may be required by the UKLA or the Exchange Act in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws and the rules and regulations of the UKLA and the London Stock Exchange, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (d)   There are no bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Parent may vote. None of the Parent, US Holdco or the Merger Sub owns any shares of Company Common Stock or any securities convertible into, or exchangeable for, shares of Company Common Stock.

          (e)   The Parent Stockholder Approval is the only vote of the holders of any class or series of the Parent's capital stock or other securities necessary for the consummation by the Parent of the transactions contemplated by this Agreement.

        4.3    Parent Shareholders Circular; Information Provided.

          (a)   Subject to the following sentence, (i) the combined prospectus and shareholder circular to be sent by the Parent to its shareholders in connection with the Merger, the Rights Issue, the Rights Admission and the Readmission (the "Parent Shareholders Circular"), on the date the Parent Shareholders Circular is first posted, at the time of any amendment or supplement thereto and at the time of the Parent Stockholders Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading and (ii) the Parent Shareholders Circular (or any amendment or supplement thereto) will comply as to form and contents in all material respects with the requirements of the UKLA. Notwithstanding the foregoing, the Parent makes no representation or warranty with respect to statements included or incorporated by reference in the Parent Shareholders Circular based on any information supplied by or on behalf of the Company or which relates to the Company and the text of the disclosure thereof is specifically approved in writing by the Company (including via email), for inclusion or incorporation by reference therein.

          (b)   The information supplied or to be supplied by or on behalf of the Parent or which relates to the Parent and is approved by the Parent for inclusion in the Information Statement or Proxy Statement, as applicable, on the date it is first mailed to holders of shares of Company Common Stock, in the case of the Information Statement, on the date that is twenty (20) calendar days after the Information Statement is first mailed to holders of shares of Company Common Stock, in the case of the mailing of the Proxy Statement, at the time of the Company Stockholders Meeting, and if either is amended or supplemented, at the time of any amendment or supplement thereto, shall not contain any untrue statement of a material fact or omit to state any material fact required to make the statements therein, in light of the circumstances in which they shall be made, not misleading.

        4.4    Operations of US Holdco and the Merger Sub.     US Holdco is an indirect wholly owned Subsidiary of the Parent formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. The Merger Sub is a wholly owned Subsidiary of US Holdco formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

        4.5    Financing.     The Parent, US Holdco and the Merger Sub will have, upon receipt of the Financing, as of the Effective Time, sufficient cash on hand for the satisfaction of all of their obligations under this Agreement, including (i) in the case of US Holdco, the payment of the aggregate Merger Consideration (and any repayment or refinancing of debt contemplated by, or required in connection with the transactions described in, this Agreement, the Underwriting Agreement or the Debt Commitment Letters) and any other amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable in respect of Company Restricted Shares and Company Performance Share Awards under this Agreement and all related fees and expenses of US Holdco) (collectively, the "US Holdco Payment Obligations"); and (ii) in the case of the Parent, to pay all related fees and expenses of the Parent and reimbursable expenses of the Company (collectively, the "Parent Payment Obligations"). The Parent's, US Holdco's and the Merger Sub's obligations hereunder are not subject to a condition regarding the Parent's, US Holdco's or the Merger Sub's obtaining of funds to consummate the transactions contemplated by this Agreement. The Parent has delivered to the Company true and complete copies, including all exhibits and schedules thereto, of (a) the executed Underwriting Agreement, pursuant to which Barclays Bank PLC, HSBC Bank plc and Investec Bank plc have agreed to fully underwrite the Rights Issue subject to the terms and conditions therein (the "Equity Financing") and (b) the executed commitment letters and executed Fee Letters (which Fee Letters have been redacted solely with respect to fee amounts, original issue discount,

"market flex" provisions, and other economic terms; provided, that such redactions do not relate to any terms that could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount (other than with respect to original issue discount) of the Debt Financing or other funding being made available by such Debt Financing Source), dated as of December 5, 2017 (collectively, the "Debt Commitment Letters" and, together with the Underwriting Agreement, the "Financing Documents"), from the Debt Financing Sources party thereto, pursuant to which such Debt Financing Sources have agreed to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein (such debt financing, the "Debt Financing" and, together with the Equity Financing, collectively referred to as the "Financing") for purposes of financing the Transactions and the related fees and expenses. As of the date of this Agreement, (other than any amendments solely to add lenders, arrangers, book-runners, syndication and documentation agents or similar entities who have not executed the Debt Commitment Letters as of the date of this Agreement, assignments of the Parent's and US Holdco's rights and obligations under the Debt Commitment Letters to certain wholly owned Subsidiaries of the Parent to the extent permitted thereunder (provided that any such assignment shall not affect the liabilities or obligations of the Parent, US Holdco or the Merger Sub hereunder and the Parent shall cause any such assignee to perform any such obligations to the extent necessary to preserve the original intent of the parties hereunder) and the Parent's entering into the Re-Pricing Memorandum as contemplated by the Underwriting Agreement) none of the Financing Documents has been amended or modified, no such amendment is contemplated, none of the respective obligations and commitments contained in such letters have been withdrawn, terminated or rescinded in any respect, and no such withdrawal, termination or rescission is contemplated. The Parent or its applicable Subsidiary has fully paid any and all commitment fees, underwriting fees or other fees in connection with the Financing Documents that are payable on or prior to the date hereof and will continue to pay in full any such amounts required to be paid pursuant to the terms of the Financing Documents as and when they become due and payable on or prior to the Closing Date. Assuming the Financing is funded in accordance with the Financing Documents, the net proceeds contemplated by the Financing Documents (after netting out applicable fees, expenses, original issue discount, underwriting discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Financing Documents), together with cash or cash equivalents available to the Parent and its Subsidiaries, will in the aggregate be sufficient for the Parent, US Holdco, the Merger Sub and the Surviving Corporation to pay the aggregate Parent Payment Obligations and US Holdco Payment Obligations, as applicable. As of the date hereof, the Financing Documents are (x) legal, valid and binding obligations of the Parent and US Holdco, and to the knowledge of the Parent and US Holdco, each of the other parties thereto, (y) enforceable in accordance with their respective terms against the Parent and US Holdco, as applicable, and, to the knowledge of the Parent and US Holdco, each of the other parties thereto, in each case except as such enforceability may be limited by the Bankruptcy and Equity Exception and (z) in full force and effect. As of the date of this Agreement, no event, development, circumstance or change has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Parent or US Holdco or, to the knowledge of the Parent, any other parties thereto under the Underwriting Agreement, or the Debt Commitment Letters. As of the date of this Agreement, the Parent does not have any reason to believe that it or any of the other parties to the Financing Documents will be unable to satisfy on a timely basis any term or condition of the Financing Documents required to be satisfied by it, that the conditions thereof will not otherwise be satisfied or that the full amount of the Financing will not be available on the Closing Date. The only conditions precedent or other contingencies (including market "flex" provisions) related to the obligations of Barclays Bank PLC, HSBC Bank plc and Investec Bank plc to underwrite the full amount of the Equity Financing and the lenders to fund the full amount of the Debt Financing are those expressly set forth in the Underwriting Agreement and the Debt Commitment Letter, respectively. As of the date of this Agreement, there are no side letters or other contracts or arrangements to which the Parent or any of its Affiliates is a party related to the Financing other than as expressly contained in the Financing Documents and delivered to the Company prior to the date hereof.

        4.6    Solvency.     None of the Parent, US Holdco or the Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming satisfaction or waiver of the conditions to the Parent's, US Holdco's and the Merger Sub's obligation to consummate the Merger, and after giving effect to the Transactions, any alternative financing incurred in accordance with Section 6.12 and the payment of the aggregate Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Documents, payment of all amounts required to be paid in connection with the consummation of the Transactions, and payment of all related fees and expenses of the Parent, US Holdco and the Merger Sub, each of the Parent, US Holdco and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For the purposes of this Agreement, the term "Solvent", when used with respect to any Person, means that, as of any date of determination, (a) the fair market value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair market valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date and (d) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

        4.7    Litigation.     As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending and of which the Parent has been notified or, to the Parent's knowledge, threatened against the Parent or any of its Subsidiaries, in each case that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, there are no judgments, orders or decrees outstanding against the Parent or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

        4.8    Other Agreements or Understandings.     There are no contracts, agreements or other arrangements or understandings (whether oral or written) or commitments to enter into contracts, agreements or other arrangements or understandings (whether oral or written) (a) between the Parent, US Holdco, the Merger Sub or any of their Affiliates, on the one hand, and any member of the Company's management or the Company Board, on the other hand, (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, or (c) other than the Company Voting Agreement, pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or approve the Merger.

        4.9    Brokers.     Except for Barclays Bank PLC, HSBC Bank plc, Investec Bank plc and N.M. Rothschild & Sons Limited, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Parent or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

        4.10    No Other Representations or Warranties.     The Parent, US Holdco and the Merger Sub further acknowledge and agree that, except for the representations and warranties set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule), (a) none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Parent, US Holdco, the Merger Sub or any of their respective Affiliates, stockholders or Representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to the Parent, US Holdco, the Merger Sub or any of their respective Affiliates, stockholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by law, none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to the Parent, US Holdco, the Merger Sub or any of their respective Affiliates, stockholders or Representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to the Parent, US Holdco, the Merger Sub or any of their respective Affiliates, stockholders or Representatives, or any other Person, or the use by the Parent, US Holdco, the Merger Sub or any of their respective Affiliates, stockholders or Representatives, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of its or Affiliates, stockholders or Representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Parent, US Holdco, the Merger Sub or any of their respective Affiliates, stockholders, or Representatives, or any other Person, in "data rooms," confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Merger or any other transaction contemplated by this Agreement and (subject to the express representations and warranties of the Company set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule)) none of the Parent, US Holdco, the Merger Sub or any of their respective Affiliates, stockholders or Representatives, or any other Person, has relied on any such information (including the accuracy or completeness thereof) or any representations or warranties or other statements or omissions that may have been made by the Company or any Person with respect to the Company other than the representations and warranties set forth in this Agreement.

ARTICLE V

CONDUCT OF BUSINESS

        5.1    Covenants of the Company.     Except as otherwise contemplated or required by this Agreement, as required by Applicable Law, as set forth in Section 5.1 of the Company Disclosure Schedule, or with the Parent's prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business and to use commercially reasonable efforts to maintain and preserve intact its business organization and any advantageous business relationships with Persons having material business dealings with the Company. Without limiting the generality of the foregoing, except as otherwise contemplated or required by this Agreement, as required by Applicable Law or as set forth in Section 5.1 of the Company Disclosure Schedule, or with the Parent's prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

          (a)

              (i)  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than

    (A) regular quarterly cash dividends payable by the Company in respect of shares of Company Common Stock, which in all instances shall include, for the avoidance of doubt, shares of Company Common Stock underlying outstanding Company Restricted Shares or Company Performance Share Awards, in an amount not exceeding $0.22 per share of Company Common Stock for each quarterly dividend (subject to equitable adjustment for any of the events with respect to Company Common Stock set forth in Section 2.1(d)), with declaration, record and payment dates reasonably consistent with the Company's historical practice over the past twelve months (provided, that the Company may declare and pay its first quarter 2018 dividend in an amount not exceeding $0.22 per share of Company Common Stock on the earlier of March 15, 2018 or immediately prior to the Closing and if the Closing occurs after April 20, 2018, the Company may declare and pay its second quarter 2018 dividend in an amount not exceeding $0.22 per share of Company Common Stock on the earlier of June 15, 2018 or immediately prior to the Closing) or (B) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent);

             (ii)  split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or

            (iii)  purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for (A) the acquisition or redemption of shares of capital stock of wholly owned Subsidiaries of the Company or (B) the acquisition of Company Common Stock (1) from holders of Company Restricted Shares or Company Performance Share Awards in full or partial payment of any applicable Taxes payable by such holder upon exercise or vesting thereof, as applicable, to the extent required or permitted under the terms thereof or (2) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration, in each case under this clause (2) in connection with any termination of services to the Company or any of its Subsidiaries;

          (b)   except as permitted by Section 5.1(k), issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than (i) the issuance of shares of capital stock of wholly owned Subsidiaries of the Company in connection with capital contributions or (ii) the issuance of shares of Company Common Stock upon settlement of Company Restricted Shares or Company Performance Share Awards outstanding on the date of this Agreement;

          (c)   amend the Company's certificate of incorporation, bylaws or other comparable charter or organizational documents;

          (d)   acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof for consideration that is individually or in the aggregate in excess of $60,000,000, or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business, provided, however, that with respect to any such acquisition for consideration that is individually in excess of $20,000,000, the Company shall give the Parent prior written notice and give due consideration to any views of the Parent with respect to such acquisition;

          (e)   sell, lease, license, pledge, encumber or otherwise transfer or dispose of or subject to any Lien (other than a Permitted Lien), any material properties or any material assets of the Company or of any of its Subsidiaries, taken as a whole, other than to the Company or one of its wholly-owned Subsidiaries or in the Ordinary Course of Business;

          (f)    (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than (A) to the Company or one of its Subsidiaries, (B) any guaranty by the Company or one of its Subsidiaries of indebtedness incurred by a Subsidiary of the Company, which indebtedness is otherwise permitted hereunder, (C) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities, supplier financing programs or cash management programs, in each case issued, made or entered into in the Ordinary Course of Business, (D) indebtedness incurred under the Regal Credit Facility or other existing arrangements (including in respect of letters of credit) and (E) other indebtedness for borrowed money or guarantees in an aggregate principal amount outstanding at any time that is prepayable without penalty not to exceed $60,000,000, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Company may continue to make investments in accordance with its investment policy as in effect on the date hereof (a copy of which has been made available to the Parent);

          (g)   adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization;

          (h)   make any capital expenditures or other expenditures with respect to property, plant or equipment (excluding, for the avoidance of doubt, operating leases) in excess of $5,000,000 per month in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as included in the Company's 2018 budget for capital expenditures previously made available to the Parent, provided that, starting on January 5, 2018 and for each month thereafter, such $5,000,000 monthly cap shall be increased by the amount equal to the difference between, for the previous month, (i) $5,000,0000 (as may be increased pursuant to this proviso) and (ii) the amount of capital expenditures or other expenditures with respect to property, plant or equipment (excluding, for the avoidance of doubt, operating leases) actually made during such previous month;

          (i)    make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

          (j)    except in the Ordinary Course of Business, make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or take any material position on any Tax Return filed on or after the date of this Agreement or adopt any material accounting method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

          (k)   except as contemplated by clauses (ii-v) of this Section 5.1(k) or the terms of this Agreement, (i) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director or executive officer (except in the Ordinary Course of Business and only if such arrangement is terminable on 60 days' or less notice without either a penalty or payment or, for employment outside the United States, as required by Applicable Law) or any Collective Bargaining Agreement (unless required by Applicable Law), (ii) except as otherwise set forth in Section 5.1(k)(ii) of the Company Disclosure Schedule (i.e., not to exceed the amounts set forth in such Section 5.1(k)(ii) of the Company Disclosure Schedule), increase the compensation or benefits of, or pay any bonus to, any employee, except, in the case of any employees not listed in Section 5.1(k)(ii) of the Company Disclosure Schedule, (x) for annual increases of salaries and bonus payments in the Ordinary Course of Business and (y) in connection with hires and promotions contemplated by clause (v) of this Section 5.1(k), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding restricted stock awards, or performance shares, (iv) grant any stock options, restricted stock awards, stock appreciation rights, stock based or stock related awards, performance units or restricted stock other than as described in Section 5.1(k)(ii) of the Company Disclosure Schedule (i.e., not to exceed the amounts set forth in such Section 5.1(k)(ii) of the Company Disclosure Schedule), or (v) hire, terminate or promote any employee other than such actions taken in the Ordinary Course of Business for employees not listed on Section 5.1(k)(ii) of the Company Disclosure Schedule;

          (l)    except in the Ordinary Course of Business, enter into any new line of business or enter into any contract that materially restricts the Company, any of its Subsidiaries or any of their respective Affiliates thereof from engaging or competing in any line of business or in any geographic area, or which would so restrict the Company or the Parent or any of their respective Affiliates following the Closing;

          (m)  except in the Ordinary Course of Business (i) enter into any contract that, if in effect on the date hereof, would have been a Company Material Contract, (ii) terminate any Company Material Contract or, for the period from the date of this Agreement until March 15, 2018, any contract listed on Section 5.1(m) of the Company Disclosure Schedule, except as a result of a material breach or a material default by the counterparty thereto or as a result of the expiration of such contract in accordance with its terms as in effect on the date of this Agreement, (iii) amend or modify in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole, any Company Material Contract or, for the period from the date of this Agreement until March 15, 2018, any contract listed on Section 5.1(m) of the Company Disclosure Schedule or (iv) waive any material right under any Company Material Contract or, for the period from the date of this Agreement until March 15, 2018, any contract listed on Section 5.1(m) of the Company Disclosure Schedule; provided, however, that the Company shall give the Parent prior written notice before entering any material contract containing any provision obligating the Company or its Subsidiaries to conduct business with any Third Party on an exclusive basis over a material geographic area that includes multiple states or extends beyond the United States, other than such contracts entered into the Ordinary Course of Business;

          (n)   except as permitted in accordance with Section 2.4(c) or Section 6.14, settle, pay, discharge or satisfy any claim, action, arbitration, suit, proceeding or investigation against the Company or any of its Subsidiaries, whether civil, criminal, administrative or investigative, other than routine matters in the Ordinary Course of Business or settlements that involve only the payment of monetary damages not in excess of $5,000,000 individually or $25,000,000 in the aggregate;

          (o)   fail to maintain in full force and effect material insurance policies or comparable replacement policies of the Company or any of its Subsidiaries and their respective properties, businesses, assets and operations in a form and amount consistent with past practice, except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole and for matters of which the Company has not received notice; or

          (p)   authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

        5.2    Conduct of Business by the Parent, US Holdco and the Merger Sub Pending the Merger.     The Parent, US Holdco and the Merger Sub agree that, during the Pre-Closing Period, (a) they shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that could be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, announce an intention or enter into any agreement to take any such action, (b) US Holdco shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger and the other transactions contemplated by this Agreement and (c) the Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except with the Company's prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period the Parent shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to take any of the following actions if such actions would reasonably be expected to prevent or materially delay, or impair the ability of the Parent, US Holdco or the Merger Sub to consummate, the Merger, the Rights Issue or any other transaction contemplated by this Agreement:

          (a)

              (i)  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Parent to its parent), other than regular quarterly cash dividends payable by the Parent in respect of its ordinary shares in amounts and with declaration, record and payment dates reasonably consistent with the Parent's historical practice over the past twelve months; or

             (ii)  purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities; except, in the case of this clause (ii), for (A) the acquisition or redemption of shares of capital stock of wholly owned Subsidiaries of the Parent or (B) the acquisition of ordinary shares from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration, in each case in connection with any termination of services to Parent or any of its Subsidiaries;

          (b)   acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof for consideration that is individually or in the aggregate in excess of $60,000,000, or (ii) any assets that are material, in the aggregate, to the Parent and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

          (c)   (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than (A) to the Parent or one of its wholly-owned Subsidiaries, (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities, supplier financing programs or cash management programs, in each case issued, made or entered into in the Ordinary Course of Business, (C) indebtedness incurred under existing arrangements (including in respect of letters of credit) and (D) other indebtedness for borrowed money or such guarantees in an aggregate principal amount outstanding at any time not to exceed $60,000,0000), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Parent or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (iii) make any loans, advances (other than routine advances to employees of the Parent and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than Parent or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Parent may continue to make investments in accordance with its investment policy as in effect on the date hereof (a copy of which has been made available to the Company);

          (d)   adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization; or

          (e)   authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

ARTICLE VI

ADDITIONAL AGREEMENTS

        6.1    Go-Shop; No Solicitation by the Company.

          (a)    Go-Shop Period.    Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until midnight, New York time, on January 22, 2018 (i.e., one minute after 11:59 p.m., New York time, on January 22, 2018) (the "Go-Shop Period"), the Company and its Subsidiaries and their respective Representatives shall have the right to, directly or indirectly: (i) solicit or initiate Acquisition Proposals (or inquiries, proposals or offers that may reasonably be expected to lead to an Acquisition Proposal), including by way of providing access to non-public information pursuant an Acceptable Confidentiality Agreement; provided that the Company shall provide to the Parent any material non-public information of the Company that is provided to any such Person that was not previously made available to the Parent prior to, or substantially concurrently with, the time it is provided to such Person, and (ii) enter into, continue or otherwise participate in discussions or negotiations with any Person with respect to Acquisition Proposals (or for the purpose of encouraging or facilitating an Acquisition Proposal) and otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, but without sharing any material non-public information unless the party has executed and delivered to the Company an Acceptable Confidentiality Agreement. For purposes of clarity, the Company's obligations under Section 6.1(b) shall commence with respect to each Person upon the expiration of the Go-Shop Period unless the Company Board or any committee or subcommittee thereof has determined that such Person constitutes a Qualified Person prior to the expiration of the Go-Shop Period. Promptly following the expiration of the Go-Shop Period, the Company shall terminate all access of any Person (other than the Parent and its Representatives and the Qualified Persons and their respective Representatives) to any electronic data room maintained by, or on behalf of, the Company with respect to the transactions contemplated by this Agreement and request each Person (other than the Parent and its Representatives and the Qualified Persons and their respective Representatives) that has executed a confidentiality agreement with the Company in connection with such Person's consideration of making an Acquisition Proposal to promptly return or destroy all non-public information furnished to such Person by or on behalf of the Company, subject to any record retention provisions set forth in such confidentiality agreements.

          (b)    No Solicitation or Negotiation.    Except as permitted under this Section 6.1 and except with respect to any Qualified Person, immediately following the expiration of the Go-Shop Period, the Company shall and shall cause each of its Subsidiaries and their Representatives to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal. Except as permitted under this

  Section 6.1 and except with respect to any Qualified Person, following the expiration of the Go-Shop Period, neither the Company nor any of its Subsidiaries shall, and the Company shall use reasonable efforts to cause its Representatives not to, directly or indirectly:

              (i)  solicit, initiate or knowingly facilitate or encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

             (ii)  other than informing Persons of the existence of the provisions of this Section 6.1, enter into, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any Person any non-public information of the Company or access to its properties, books, records or personnel for the purpose of encouraging or facilitating, any Acquisition Proposal; or

            (iii)  grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries.

        Notwithstanding the foregoing, subject to compliance with Section 6.1(e)(i) and for so long as a Person continues to be a Qualified Person, at any time prior to receipt of the Company Stockholder Approval, the Company, may continue to (A) furnish information (including non-public information) with respect to the Company and its Subsidiaries to any Qualified Person (and the Representatives of such Qualified Person), pursuant to an Acceptable Confidentiality Agreement, provided that the Company shall provide to the Parent any material non-public information of the Company that is provided to any such Person that was not previously made available to the Parent prior to, or substantially concurrently with, the time it is provided to such Person, (B) engage in or otherwise participate in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any Acquisition Proposal, or (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock with any Qualified Person for purposes of presenting a proposal to the Company Board for consideration and negotiating thereafter with the Company Board.

          (c)    Acquisition Proposal After the Go-Shop Period.    Notwithstanding anything to the contrary contained in this Section 6.1, if at any time on or after the expiration of the Go-Shop Period and prior to receipt of the Company Stockholder Approval, the Company, its Subsidiaries or any of their Representatives receives an Acquisition Proposal from any Person or group of Persons (that does not arise out of a material breach of Section 6.1(b) of this Agreement), (i) the Company, its Subsidiaries and their Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (ii) if the Company Board, or any committee thereof, determines in good faith (1) after consultation with its financial advisors and legal counsel that such Acquisition Proposal constitutes, or may reasonably be expected to lead to, a Superior Proposal, and (2) after consultation with legal counsel, that the failure to take such actions set forth in clauses (w), (x) or (y) below with respect to such Acquisition Proposal would be inconsistent with its fiduciary duties under Applicable Law, then the Company, its Subsidiaries, and their Representatives may (w) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal (pursuant to an Acceptable Confidentiality Agreement), provided that the Company shall provide to the Parent any material non-public information that is provided to any such Person that was not previously made available to the Parent prior to, or substantially concurrently with, the time it is provided to such Person, (x) engage in or otherwise participate in discussions or negotiations (including solicitation of revised Acquisition Proposals) with the Person or group of Persons making such Acquisition Proposal and (y) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock with any such Person or group of Persons who has made such Acquisition Proposal for purposes of presenting a proposal to the Company Board for consideration and negotiating thereafter with the Company Board.

          (d)    No Change in Recommendation.

              (i)  Except as set forth in this Section 6.1, (x) the Company Board shall not withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify in a manner adverse to the Parent, the Company Board Recommendation (a "Company Board Recommendation Change"), (y) the Company shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in the circumstances referred to in Section 6.1(a), Section 6.1(b) or Section 6.1(c)), and (z) the Company Board shall not adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

             (ii)  Notwithstanding the foregoing, at any time prior to receipt of the Company Stockholder Approval:

              (1)   if the Company has received a Superior Proposal, then the Company Board may (x) effect a Company Board Recommendation Change with respect to such Superior Proposal, or (y) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into a definitive agreement with respect to such Superior Proposal, in each case if and only if:

                (A)  the Company Board determines in good faith (after consultation with the Company's financial advisors and legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to Applicable Law,

                (B)  such Acquisition Proposal is not the result of a material breach of Section 6.1(b) or 6.1(c),

                (C)  the Company has notified the Parent in writing that it has received a Superior Proposal and intends to enter into a definitive agreement or effect a Company Board Recommendation Change relating to such Superior Proposal, specifying the material terms and conditions of such Superior Proposal, including a copy of the most current version of the proposed definitive agreement to be entered with, and the identity of, the Persons or group of Persons making the Acquisition Proposal (a "Superior Proposal Notice") (it being understood that the Superior Proposal Notice shall not constitute a Company Board Recommendation Change or a Trigger Event for purposes of this Agreement),

                (D)  if requested by the Parent, the Company shall have engaged in good faith negotiations with the Parent and its Representatives during the four (4) Business Day period immediately following delivery of the Superior Proposal Notice (the "Notice Period") with respect to the Parent's proposed adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal (it being understood that any material revision or amendment to the terms and conditions of such Superior Proposal (including any revision to the amount, form or mix of consideration) shall be deemed to constitute a new Superior Proposal and shall require a new Superior Proposal Notice, except that the Notice Period with respect to such new Superior Proposal will be two (2) Business Days instead of four (4) Business Days) immediately following delivery of the new Superior Proposal Notice, and

                (E)  following the end of the Notice Period(s) referred to above, the Company Board determines in good faith after consultation with its financial advisors and legal counsel, and taking into account any modifications to this Agreement proposed by the Parent prior to such time, that such Acquisition Proposal continues to constitute a Superior Proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law;

              (2)   other than in connection with an Acquisition Proposal that constitutes a Superior Proposal, the Company Board may effect a Company Board Recommendation Change in response to an Intervening Event if:

                (A)  the Company Board shall have determined in good faith (after consultation with its financial advisors and legal counsel) that the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law,

                (B)  the Company has notified the Parent in writing at least four (4) Business Days before effecting a Company Board Recommendation Change that it intends to effect a Company Board Recommendation Change in response to an Intervening Event, describing in reasonable detail the underlying facts giving rise to, and the reasons for making, such Company Board Recommendation Change (a "Recommendation Change Notice") (it being understood that the Recommendation Change Notice shall not constitute a Company Board Recommendation Change or a Trigger Event for purposes of this Agreement),

                (C)  if requested by the Parent, the Company shall have engaged in good faith negotiations with the Parent and its Representatives during the four (4) Business Day period immediately following delivery by the Company to the Parent of such Recommendation Change Notice with respect to adjustments to the terms and conditions of this Agreement proposed by the Parent to obviate the need for a Company Board Recommendation Change, and

                (D)  if the Parent shall have delivered to the Company a written, binding offer to alter the terms or conditions of this Agreement during such four (4) Business Day period, the Company Board shall have determined in good faith (after consultation with its financial advisors and legal counsel), after considering the modifications to this Agreement proposed by the Parent, that the failure to effect a Company Board Recommendation Change would still be inconsistent with its fiduciary duties under Applicable Law.

          (e)    Notices to the Parent.

              (i)  Following expiration of the Go-Shop Period, the Company shall promptly (and in any event within two (2) Business Days following the expiration of the Go-Shop Period), advise the Parent in writing of the identity of each Qualified Person from whom the Company received a written Acquisition Proposal after the execution of this Agreement and prior to the expiration of the Go-Shop Period, which notice shall include copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives and a summary of the material terms of all Acquisition Proposals by each Qualified Person that were not made in writing.

             (ii)  Following expiration of the Go-Shop Period, the Company shall as promptly as practicable (and in any event within two (2) Business Days) notify the Parent in writing (1) of the receipt of any Acquisition Proposal after the expiration of the Go-Shop Period, which notice shall include the identity of the Person(s) making, and a summary of the material terms of, such Acquisition Proposal and copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives, and (2) of any material written change to the terms and conditions (including any written change to the amount, form or mix of consideration) of any such Acquisition Proposal described in clause (1) above (including, for the avoidance of doubt, any Acquisition Proposal involving a Qualified Person), including revised copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives.

          (f)    Certain Permitted Disclosure.    Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Company, any of its Subsidiaries or the Company Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder (which statement, in and of itself, shall not be deemed to constitute a Company Board Recommendation Change), or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with legal counsel, failure to so disclose would be inconsistent with its obligations under Applicable Law provided, that if any such disclosure pursuant to this clause (ii) has the substantive effect of withdrawing or adversely modifying the Company Board Recommendation, such disclosure shall be deemed to be a Company Board Recommendation Change for purposes of this Agreement (it being understood that any "stop, look or listen" communication that contains only the information set forth in Rule 14d-9(f) shall not be deemed, in and of itself, to be a Company Board Recommendation Change).

        6.2    No Solicitation by the Parent.     Except as permitted under this Section 6.2, the Parent shall and shall cause each of its Subsidiaries and their Representatives to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Parent Acquisition Proposal. Except as permitted under this Section 6.2, neither the Parent nor any of its Subsidiaries shall, and the Parent shall use reasonable efforts to cause its Representatives not to, directly or indirectly:

          (a)   solicit, initiate or knowingly facilitate or encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent Acquisition Proposal;

          (b)   other than informing Persons of the existence of the provisions of this Section 6.2, enter into, continue or otherwise participate in any discussions or negotiations regarding any Parent Acquisition Proposal, or furnish to any Person any non-public information of the Parent or access to its properties, books, records or personnel for the purpose of encouraging or facilitating, any Parent Acquisition Proposal; or

          (c)   grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Parent or any of its Subsidiaries.

        Notwithstanding anything to the contrary contained in this Section 6.2, if at any time prior to receipt of the Parent Stockholder Approval, the Parent, its Subsidiaries or any of their Representatives receives a Parent Acquisition Proposal from any Person or group of Persons (that does not arise out of a material breach of this Section 6.2), (i) the Parent, its Subsidiaries and their Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (ii) if the Parent Board, or any committee thereof, determines in good faith (1) after consultation with its financial advisors and legal counsel that such Parent Acquisition Proposal constitutes, or may reasonably be expected to lead to, a Parent Superior Proposal, and (2) after consultation with legal counsel, that the failure to take such actions set forth in clauses (w), (x) or (y) below with respect to such Parent Acquisition Proposal would be inconsistent with its fiduciary duties under Applicable Law, then the Parent, its Subsidiaries, and their Representatives may (w) furnish information (including non-public information) with respect to the Parent and its Subsidiaries to the Person or group of Persons who has made such Parent Acquisition Proposal (pursuant to a Parent Acceptable Confidentiality Agreement), (x) engage in or otherwise participate in discussions or negotiations (including solicitation of revised Parent Acquisition Proposals) with the Person or group of Persons making such Parent Acquisition Proposal and (y) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Parent capital stock with any such Person or group of Persons who has made such Parent Acquisition Proposal for purposes of presenting a proposal to the Parent Board for consideration and negotiating thereafter with the Parent Board.

          (d)   Except as provided in this Section 6.2(d), neither the Parent Board nor any committee thereof may (i) withdraw or withhold, amend, modify or qualify in any manner adverse to the Company the Parent Recommendation or make any public announcement inconsistent with the Parent Recommendation, or publicly propose to do any of the foregoing, (ii) fail to include the Parent Recommendation in the Parent Shareholders Circular, (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Parent Acquisition Proposal or (iv) cause or permit the Parent to enter into any contract, letter of intent, memorandum of understanding, or agreement in principle providing for the consummation of a transaction contemplated by a Parent Acquisition Proposal (other than a Parent Acceptable Confidentiality Agreement entered under the circumstances contemplated by this Section 6.2) or otherwise requiring the Parent to abandon, terminate, materially delay or fail to consummate the transactions contemplated by this Agreement (any action described in clause (i), (ii), (iii) or (iv), whether taken by the Parent, the Parent Board or any committee thereof, being referred to as a "Parent Board Recommendation Change").

              (1)   Notwithstanding the foregoing, at any time prior to receipt of the Parent Stockholder Approval, if the Parent has received a Parent Superior Proposal, then the Parent Board may effect a Parent Board Recommendation Change with respect to such Parent Superior Proposal, if and only if:

                (A)  the Parent Board determines in good faith (after consultation with the Parent's financial advisors and legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to Applicable Law,

                (B)  such Parent Superior Proposal is not the result of a material breach of this Section 6.2 or Section 6.16,

                (C)  the Parent has notified the Company in writing that it has received a Parent Superior Proposal and intends to enter into a definitive agreement or effect a Parent Board Recommendation Change relating to such Parent Superior Proposal, specifying the material terms and conditions of such Parent Superior Proposal, including a copy of the most current version of the proposed definitive agreement to be entered with, and the identity of, the Persons or group of Persons making the Parent Superior Proposal (a "Parent Superior Proposal Notice") (it being understood that the Parent Superior Proposal Notice shall not constitute a Parent Board Recommendation Change for purposes of this Agreement),

                (D)  if requested by the Company, the Parent shall have engaged in good faith negotiations with the Company and its Representatives during the four (4) Business Day period immediately following delivery of the Parent Superior Proposal Notice (the "Parent Notice Period") with respect to the Company's proposed adjustments to the terms and conditions of this Agreement so that such Parent Acquisition Proposal would cease to constitute a Parent Superior Proposal (it being understood that any material revision or amendment to the terms and conditions of such Parent Superior

        Proposal (including any revision to the amount, form or mix of consideration) shall be deemed to constitute a new Parent Superior Proposal and shall require a new Parent Superior Proposal Notice, except that the Parent Notice Period with respect to such new Parent Superior Proposal will be two (2) Business Days instead of four (4) Business Days) immediately following delivery of the new Parent Superior Proposal Notice, and

                (E)  following the end of the Parent Notice Period(s) referred to above, the Parent Board determines in good faith after consultation with its financial advisors and legal counsel, and taking into account any modifications to this Agreement proposed by the Company prior to such time, that such Parent Acquisition Proposal continues to constitute a Parent Superior Proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.

              (2)   Other than in connection with a Parent Acquisition Proposal that constitutes a Parent Superior Proposal, the Parent Board may effect a Parent Board Recommendation Change in response to a Parent Intervening Event if:

                (A)  the Parent Board shall have determined in good faith (after consultation with its financial advisors and legal counsel) that the failure to effect a Parent Board Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law,

                (B)  the Parent has notified the Company in writing at least four (4) Business Days before effecting a Parent Board Recommendation Change that it intends to effect a Parent Board Recommendation Change in response to a Parent Intervening Event, describing in reasonable detail the underlying facts giving rise to, and the reasons for making, such Parent Board Recommendation Change (a "Parent Recommendation Change Notice") (it being understood that the Parent Recommendation Change Notice shall not constitute a Parent Board Recommendation Change for purposes of this Agreement),

                (C)  if requested by the Company, the Parent shall have engaged in good faith negotiations with the Company and its Representatives during the four (4) Business Day period immediately following delivery by the Parent to the Company of such Parent Recommendation Change Notice with respect to adjustments to the terms and conditions of this Agreement proposed by the Company to obviate the need for a Parent Board Recommendation Change, and

                (D)  if the Company shall have delivered to the Parent a written, binding offer to alter the terms or conditions of this Agreement during such four (4) Business Day period, the Parent Board shall have determined in good faith (after consultation with its financial advisors and legal counsel), after considering the modifications to this Agreement proposed by the Company, that the failure to effect a Parent Board Recommendation Change would still be inconsistent with its fiduciary duties under Applicable Law.

              (3)   Following the date hereof, the Parent shall as promptly as practicable (and in any event within two (2) Business Days) notify the Company in writing (1) of the receipt of any Parent Acquisition Proposal that is received on or after the date hereof, which notice shall include the identity of the Person(s) making, and a summary of the material terms of, such Parent Acquisition Proposal and copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives, and (2) of any material written change to the terms and conditions

      (including any written change to the amount, form or mix of consideration) of any such Parent Acquisition Proposal described in clause (1) above, including revised copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives.

              (4)   Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Parent, any of its Subsidiaries or the Parent Board from making any disclosure to the Parent's stockholders if, in the good faith judgment of the Parent Board, after consultation with legal counsel, failure to so disclose would be inconsistent with its obligations under Applicable Law provided, that if any such disclosure has the substantive effect of withdrawing or adversely modifying the Parent Board Recommendation, such disclosure shall be deemed to be a Parent Board Recommendation Change for purposes of this Agreement.

        6.3    New York Stock Exchange Listing.     The Company shall use its commercially reasonable efforts to continue the listing of the Company Common Stock on the New York Stock Exchange.

        6.4    Confidentiality; Access to Information.

          (a)   Except as expressly modified herein, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

          (b)   During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Parent's Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its books, contracts, records and other information as the Parent may reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) (i) promptly make available to the Parent and its Representatives (A) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (B) all other information concerning its business, properties, assets, liabilities, financial and operating data and other aspects of the Company as the Parent may reasonably request and (ii) use commercially reasonable efforts to keep the Parent reasonably informed of any material plans or developments affecting the business, including with regard to any proposed agreements or commitments or proposed modifications to agreements or commitments that the Company believes in good faith would reasonably be expected to be material to the assets, business, financial condition or results of operations of the Company and its Subsidiaries, and to the extent reasonably possible allow representatives of the Parent an opportunity to share thoughts for the Company's consideration; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, (x) except as otherwise provided in this Agreement, in connection with an Acquisition Proposal, Trigger Event, Recommendation Change Notice or Superior Proposal Notice, (y) that would violate any legal requirement or contractual obligation of the Company with respect to confidentiality or privacy, including under any privacy policy (provided, that the Company shall, upon the request of the Parent, use its commercially reasonable efforts to obtain the required consent of any third party to such access or disclosure), or (z) that would result in the loss of attorney-client privilege or the attorney work product doctrine (provided, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or the attorney work product doctrine). Any such information shall be subject to the Confidentiality Agreement. Prior to the Closing, none of the Parent, US Holdco or the Merger Sub shall (and each shall cause its Affiliates and Representatives not to) contact or communicate with any of the employees, customers, licensors, distributors or suppliers of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, without the prior written consent of the Company

  (which consent shall not be unreasonably withheld, conditioned or delayed). The provisions of clause (ii) of this Section 6.4 are intended to be a good faith obligation of the parties and, as such, any failure to comply shall not be considered in judging satisfaction of the condition to Closing set forth in Section 7.3(b) of this Agreement.

        6.5    Regulatory Matters.

          (a)   Subject to the terms hereof, including Section 6.1, Section 6.5(b), Section 6.5(c) and Section 6.5(d), each party hereto shall each use its reasonable best efforts to:

              (i)  take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

             (ii)  as promptly as practicable, obtain any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by such party (or any of its Subsidiaries) from any Governmental Entity in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay any monies or agree to any material undertaking in connection with any of the foregoing;

            (iii)  as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, the laws, rules and regulations of the UKLA and the London Stock Exchange, and any other applicable federal, state or foreign securities laws, (B) the HSR Act, any other applicable Antitrust Laws and any related governmental request thereunder and (C) any other Applicable Law;

            (iv)  contest and resist any action, including any administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (a "Restrictive Order") which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement; and

             (v)  execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The parties hereto shall cooperate with each other in connection with the making of all such filings and submissions contemplated by the foregoing clauses (ii) or (iii), including providing copies of all such documents to the non-filing Person and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith; provided however, that the parties shall be entitled to redact any information relating to transaction value and similar matters relating to the Transaction. Each party hereto shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, nothing contained in this Section 6.5(a) shall limit any obligation under any other provision in this Section 6.5. and no party hereto shall be in violation of this Agreement by virtue of providing information that is competitively sensitive to one another on an "outside counsel only" or other basis designed to ensure compliance with Applicable Law (including the HSR Act or any other Antitrust Laws).

          (b)   Without limiting the generality of anything contained in this Section 6.5, each of the Parent and the Company shall (i) as soon as reasonably practicable and in any event within ten (10) Business Days following the date of this Agreement, if required, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (including seeking early termination of the waiting period under the HSR Act) with respect to the transactions contemplated by this Agreement and (ii) promptly make all filings as may be required under any other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement (to the extent required). None of the Parent, US Holdco, the Merger Sub or the Company shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws or enter into a timing agreement with any Governmental Entity, without the prior written consent of the other parties.

          (c)   Subject to the terms hereof, and without limiting the Parent's obligations under Section 6.5(d), the parties hereto shall, and shall cause each of their respective Subsidiaries to, cooperate and use their respective reasonable best efforts to obtain any government clearances or approvals required for the Closing under any Antitrust Law, to respond to any government requests for information under any Antitrust Law, to cause any waiting periods under any applicable Antitrust Laws to expire or be terminated, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Restrictive Order. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. To the extent permitted by law or Governmental Entities reviewing the transactions contemplated by this Agreement, the parties will provide each other the opportunity to participate in meetings and other substantive conversations with any such Governmental Entities.

          (d)   In furtherance of the obligations set forth in this Section 6.5, and notwithstanding any limitations therein or elsewhere in this Agreement, the Parent shall promptly take (and shall cause each of its Affiliates to take) any and all actions necessary or advisable in order to avoid or eliminate each and every impediment to the consummation of the transactions contemplated hereby and obtain all approvals and consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Entity, in each case with competent jurisdiction, so as to enable the parties to consummate the transactions contemplated by this Agreement as promptly as practicable, including committing to, by consent decree or otherwise, operational restrictions or limitations on, and committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale, license, disposition or holding separate of, such assets or businesses of the Parent, US Holdco, the Merger Sub, the Company or any of their respective Affiliates (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of the relevant Governmental Entity) as may be required to obtain such approvals or consents of such Governmental Entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement. Subject to the Parent's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, the Company may make, subject to the condition that the transactions contemplated hereby actually occur, any undertakings (including undertakings to accept operational restrictions or limitations or to make sales or other dispositions, provided that such restrictions, limitations, sales or other dispositions are conditioned upon the consummation of the transactions contemplated hereby) as are required to obtain such approvals or consents of such Governmental Entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement. None of the Parent, US Holdco or the Merger Sub, directly or indirectly, through one or more of their respective Affiliates, shall take any action, including acquiring or making any investment in any person or any division or assets thereof, that would reasonably be expected to prevent or delay the satisfaction of any of the conditions contained in Article VII or the consummation of the Merger or the Rights Issue. Further, and for the avoidance of doubt, the Parent shall take any and all actions necessary in order to ensure that (i) no requirement for any non-action by or consent or approval of any foreign or U.S. federal, state or local Governmental Entity with respect to any Antitrust Laws, (ii) no Restrictive Order with respect to any Antitrust Laws and (iii) no other matter relating to any Antitrust Laws would preclude consummation of the Merger prior to the Outside Date. The foregoing notwithstanding, the Parent shall not be required to make any material operational changes to address any governmental investigation of the Company or any of its Subsidiaries or any litigation related to any alleged anticompetitive conduct of the Company or any of its Subsidiaries, in each case that is ongoing as of the date of this Agreement.

        6.6    Public Disclosure.     The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent. Except as may be required by law or stock market regulations, and except as provided in Sections 6.1, 6.15 and 6.16, the Parent and the Company shall use their respective commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement; provided, however, that these restrictions shall not apply to any Company or Parent communications (i) in connection with an Acquisition Proposal, Trigger Event, Recommendation Change Notice or Superior Proposal Notice (except as required under Section 6.1) or (ii) that are consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Section 6.6, including investor conference calls, filings with the SEC or UKLA, or Q&As or other publicly disclosed documents. Nothing in this Section 6.6 shall limit the ability of the Company or the Parent to make any internal announcements to their respective employees that are consistent with the prior public disclosures made in accordance with the terms of this Agreement regarding the transactions contemplated by this Agreement.

        6.7    Director and Officer Indemnification.

          (a)   From and after the Effective Time, each of the Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, manager, employee or agent of the Company or any of its Subsidiaries or, while an officer, director or manager of the Company or any of its Subsidiaries, is or was serving at the request of the Company or one of its Subsidiaries as an officer, director, manager, employee or agent of another Person, in each case in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law. Each Indemnified Party will be entitled to advancement of expenses (including attorneys' fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Parent and the Surviving Corporation within ten (10) Business Days of receipt by the Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under Applicable Law. The indemnification agreements with the Company's directors and officers that survive the Merger shall continue in full force and effect in accordance with their terms.

          (b)   From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and the Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions that are no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who, at the Effective Time, were current or former directors and officers of the Company and its Subsidiaries than are set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

          (c)   Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and the Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the Current D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not exceed the Maximum Premium, or (ii) purchase a Reporting Tail Endorsement and maintain such endorsement in full force and effect for its full six (6) year term. If the Company's or the Surviving Corporation's existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Parent shall cause the Surviving Corporation to obtain, as much directors' and officers' liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Current D&O Insurance. Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a Reporting Tail Endorsement, provided that the Company does not pay more than six times the Maximum Premium for such Reporting Tail Endorsement. If a Reporting Tail Endorsement has been purchased by the Company prior to the Effective Time, the Parent shall use its reasonable best efforts to cause such Reporting Tail Endorsement to be maintained in full force and effect for its full six (6) year term and cause all obligations thereunder to be honored by the Surviving Corporation.

          (d)   In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 6.7.

          (e)   If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.7 that is denied by the Parent and/or the Company or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Parent, the Company or the Surviving Corporation shall pay the Indemnified Party's costs and expenses, including legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.

          (f)    The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to any Indemnified Party by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.
        6.8    Notification of Certain Matters.     Prior to the Effective Time, the Parent shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent (in any case within two (2) Business Days of discovery thereof) of (a) the occurrence, or failure to occur, of any event, development, circumstance or change which occurrence or failure to occur is reasonably expected to cause any representation or warranty of such Person (or, in case of the Parent's obligation to provide notice, any representation or warranty of US Holdco or the Merger Sub) contained in this Agreement to be untrue or inaccurate (i) in the case of any representation or warranty of the Company, in any manner that would result in the failure of the condition set forth in Section 7.3(a) or (ii) in the case of any representation or warranty of the Parent, US Holdco or the Merger Sub, in any manner that would result in the failure of the condition set forth in Section 7.2(a), (b) any material failure by such Person (or, in case of the Parent's obligation to provide notice, any material breach by US Holdco or the Merger Sub) to comply with or satisfy any covenant, condition or agreement set forth in this Agreement or (c) any written notice or other written communication from any Governmental Entity alleging that the Merger requires the consent or approval of such Governmental Entity. The parties hereto agree that the delivery of any notice pursuant to this Section 6.8 shall not, in and of itself, affect or be deemed to modify any representation or warranty in this Agreement or the conditions to the obligations of the parties to consummate the Transactions or the remedies available to the parties hereunder.

        6.9    Employee Benefits Matters.

          (a)   Subject to the foregoing, for a period of one (1) year following the Effective Time, the Parent shall provide, or shall cause the Surviving Corporation to provide, to each Company Employee who is employed immediately prior to the Effective Time and who, upon the Effective Time, becomes an employee of the Parent or remains an employee of the Company or any of its Subsidiaries (each such individual, a "Continuing Employee") (i) a total compensation package no less favorable in the aggregate than the total compensation package (including base salary, commissions and annual bonus opportunities and value of annual equity awards) provided to such employee immediately before the Effective Time and (ii) other employee benefits that are substantially comparable, in the aggregate, to the other benefits provided to such Continuing Employee immediately before the Effective Time (excluding retiree benefits and defined benefit pension benefits). It is understood that Parent need not provide equity awards provided they are replaced with an equivalent benefit.

          (b)   The Parent shall, or shall cause the Surviving Corporation to, ensure that for purposes of vesting, eligibility to participate and level of benefits (but not for purposes of benefit accruals) under the New Benefit Plans, each Continuing Employee will, subject to Applicable Law and applicable Tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under an analogous Company Employee Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, the Parent shall, or shall cause the Surviving Corporation to, ensure that (i) each Continuing Employee will be immediately eligible to participate, without any waiting time, in any New Health Plan to the extent coverage under such New Health Plan is of the same type as the coverage such Continuing Employee received under an analogous Company Employee Plan immediately before the Effective Time (such analogous Company Employee Plan, "Old Health Plan"), and (ii)(A) for purposes of each New Health Plan all pre-existing condition exclusions and actively-at-work requirements of such New Health Plan be waived for such Continuing Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Health Plan and (B) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Health Plan ending on the date such employee's participation in the corresponding New Health Plan begins be taken into account under such New Health Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Health Plan.

          (c)   The Parent shall provide each Continuing Employee who incurs a termination of employment during the one-year period following the Effective Time with severance payments and benefits that are equal to the severance payments and benefits that would have been paid under the Company's severance practices as in existence on the date of this Agreement and as set forth in the Employee Benefit Plans included on Schedule 3.15(a).

          (d)   Except as provided in Section 10.4 hereof with respect to holders of equity awards regarding the receipt of Merger Consideration hereunder, all provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties and shall not create any right or remedy (including any third party beneficiary rights) in any other Person, including any Continuing Employee, current or former Company Employee or any participant or beneficiary in any Company Employee Plan. Nothing in this Agreement shall (i) require the Parent, the Surviving Corporation or any of their Subsidiaries to continue to employ any Continuing Employee following the Effective Time or to provide any right to a particular term or condition of employment, (ii) require the Parent, the Company, or any respective Subsidiary to continue any Company Employee Plan or (iii) be construed to prohibit the Parent, the Surviving Corporation or any of their Subsidiaries from amending or terminating any employee benefit plan in accordance with its terms or to amend or create any employee benefit plan or any similar plan or agreement from the Parent or its Affiliates.

        6.10    State Takeover Laws.     If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, the Parent Irrevocable Undertakings or the Company Voting Agreement, the parties hereto and their respective boards of directors shall (a) grant such approvals and (b) take all such actions as are necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

        6.11    Rule 16b-3.     Prior to the Effective Time, the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.3 and any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        6.12    Financing.    (a) The Parent and US Holdco shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and subject only to the conditions (including the market flex provisions) set forth in the Financing Documents, including taking all actions necessary to (i) maintain in effect and comply with the Financing Documents, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject to the conditions (including the market flex provisions) set forth in the Debt Commitment Letters (or on other terms which do not (A) reduce (or could have the effect of reducing) the aggregate amount of any portion of the Financing (including by increasing the amount of fees to be paid or original issue discount other than as effected pursuant to any market flex provisions expressly set forth in the Fee Letter) if such reduction would reduce the aggregate amount of the Financing below the amount needed to fund the Parent Payment Obligations and the US Holdco Payment Obligations on the Closing Date, (B) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions precedent to the Financing (or otherwise expand, amend or modify any other provision of the Financing Documents), in a manner that could reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (C) adversely impact the ability of the Parent or US Holdco to enforce its rights against other parties to the Financing Documents or the definitive agreements with respect to the Financing), (iii) satisfy (and cause its Affiliates to satisfy) on a timely basis all conditions applicable to the Parent and its Affiliates in the Financing Documents and the definitive agreements related thereto (or, if necessary or deemed advisable by the Parent, seek the waiver of conditions applicable to the Parent or its applicable Subsidiary contained in such Financing Document or such definitive agreements related thereto), (iv) consummate the Financing at or prior to the time the Closing was required to occur pursuant to Section 1.3, including using reasonable best efforts to cause the lenders, underwriters and the other Persons committing to fund the Financing to fund the Financing, including to cause the underwriters to procure subscribers for, and if such subscribers cannot be procured, subscribe, any ordinary shares in the capital of the Parent not properly subscribed and paid for in the Rights Issue in accordance with the terms of the Underwriting Agreement, (v) conduct the Rights Issue in accordance with the Parent Shareholders Circular (or any amendment or supplement thereto), (vi) enforce its rights under the Financing Documents and the definitive agreements relating to the Financing, including enforcing the Parent's rights to compel GCH to acquire its full entitlement under the terms of the Rights Issue pursuant to Section 3 of the Parent Irrevocable Undertaking, dated the date hereof, between the Parent and GCH, and (vii) comply with its covenants and other obligations under the Financing Documents and the definitive agreements relating to the Financing. The Parent and US Holdco shall not, and shall not permit any of their Affiliates to, take any action that would constitute a breach of, or would result in the termination of, any of the Financing Documents, in each case, in a manner that could reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing on the Closing Date. The Parent and US Holdco shall not, without the prior written consent of the Company, agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Financing Documents or the definitive agreements relating to the Financing if such termination, amendment, supplement, modification or waiver could (A) reduce (or could have the effect of reducing) the aggregate amount of any portion of the Financing (including by increasing the amount of fees to be paid or original issue discount other than as effected pursuant to any market flex provisions expressly set forth in the Fee Letter) if such reduction would reduce the aggregate amount of the Financing below the amount needed to fund the Parent Payment Obligations and the US Holdco Payment Obligations on the Closing Date, (B) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions precedent to the Financing (or otherwise expand, amend or modify any other provision of the Financing Documents), in a manner that could reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (C) adversely impact the ability of the Parent or US Holdco to enforce its rights against other parties to the Financing Documents or the definitive agreements with respect to the Financing; provided, that notwithstanding the foregoing, (x) the Parent and US Holdco shall be permitted to amend the Debt Commitment Letters solely to add lenders, arrangers, book-runners, syndication and documentation agents or similar entities who have not executed the Debt Commitment Letters as of the date of this Agreement, (y) the Parent shall be permitted to enter into the Re-Pricing Memorandum as contemplated by the Underwriting Agreement and (z) the Parent and US Holdco shall be permitted to assign their rights and obligations under the Debt Commitment Letters to certain wholly owned Subsidiaries of the Parent to the extent permitted by the Debt Commitment Letters (provided that any such assignment shall not affect the liabilities or obligations of the Parent, US Holdco or the Merger Sub hereunder and the Parent shall cause any such assignee to perform any such obligations to the extent necessary to preserve the original intent of the parties hereunder). The Parent shall deliver to the Company true and complete copies of any amendment, modification, supplement, consent or waiver to or under any Financing Document or the definitive agreements relating to the Financing as soon as reasonably practicable following the execution thereof.

          (b)   The Parent shall keep the Company informed on a current basis and in reasonable detail, upon reasonable request by the Company, of the status of its efforts to arrange the Financing and provide to the Company drafts (reasonably in advance of execution) and thereafter complete, correct and executed copies of the material definitive documents for the Financing (provided that any draft or complete, correct and executed copies of Fee Letters so provided may be redacted with respect to fee amounts, and "market flex" provisions and other economic terms). The Parent and US Holdco shall inform the Company as soon as reasonably practicable (i) of any actual breach or default (or any event, development, circumstance or change that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default), termination, cancellation or repudiation by any party to any of the Financing Documents or definitive documents related to the Financing of which the Parent or US Holdco becomes aware, (ii) of the receipt of any written notice or other written communication from any Financing source with respect to any (A) actual or alleged breach or default, termination, cancellation or repudiation by any party to any of the Financing Documents or any definitive document related to the Financing of any provisions of the Financing Documents or any definitive document related to the Financing or (B) material dispute or disagreement between or among any parties to any of the Financing Documents or any definitive document related to the Financing with respect to the conditionality or amount of the Financing or the obligation to fund the Financing or the amount of the Financing to be funded at the Closing (but, in each case, excluding ordinary course negotiations), and (iii) of the occurrence of an event, development, circumstance or change that could reasonably be expected to adversely impact the ability of the Parent or its Subsidiaries to obtain all or any portion of the Financing contemplated by the Financing Documents on the terms and conditions, in the manner and from the Financing Sources contemplated by any of the Financing Documents or the definitive documents related to the Financing (or if at any time for any other reason the Parent or US Holdco believes that it will not be able to obtain all or any portion of the Financing contemplated by the Financing Documents on the terms and conditions, in the manner and from the Financing Sources contemplated by any of the Financing Documents or the definitive documents related to the Financing) necessary for the payment of the US Holdco Payment Obligations and the Parent Payment Obligations on the Closing Date. As soon as reasonably practicable, the Parent and US Holdco shall provide any additional information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence; provided that the Parent shall not be required to provide any such additional information to the extent disclosure would be prohibited under Applicable Law or such disclosure could reasonably be expected to result in a waiver of attorney-client privilege (it being understood that this proviso does not limit Parent's and US Holdco's obligations under immediately preceding sentence), provided that the Parent and US Holdco shall use their commercially reasonable efforts to provide such information in a manner that does not result in a loss of attorney-client privilege. If any portion of the Financing becomes unavailable on the terms and conditions (including any applicable market flex provisions) contemplated by the Financing Documents, and such portion is required to fund the Parent Payment Obligations or the US Holdco Payment Obligations, the Parent shall promptly notify the Company in writing and the Parent and US Holdco shall use their reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative Financing sources in an amount sufficient to fund the Parent Payment Obligations and the US Holdco Payment Obligations on the Closing Date with terms and conditions (including market flex provisions) not materially less favorable, taken as a whole, to the Parent and US Holdco (or its Affiliates) than the terms and conditions set forth in the Financing Documents, as promptly as practicable following the occurrence of such event, development, circumstance or change. The Parent shall deliver to the Company true and complete copies of all contracts, agreements or other arrangements (including Fee Letters (which may be redacted solely with respect to fee amounts, original issue discount, "market flex" provisions and other economic terms; provided, that such redactions do not relate to any terms that could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount (other than with respect to original issue discount) of the Debt Financing or other funding being made available by such Debt Financing Source) pursuant to which any such alternative Financing source shall have committed to provide any portion of the Financing. For purposes of this Section 6.12, (x) references to the "Financing" shall include the financing contemplated by the Financing Documents as permitted to be amended, modified, supplemented or replaced in accordance with this Section 6.12, (y) references to the "Financing Documents," the "Underwriting Agreement," and the "Debt Commitment Letter" shall include such documents as permitted to be amended, modified, supplemented or replaced by this Section 6.12 and (z) references to "Debt Financing" shall include the debt financing contemplated by the Debt Commitment Letters as permitted to be amended, modified, supplemented or replaced in accordance with this Section 6.12.

          (c)   Prior to the Closing Date, the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries (and to use commercially reasonable efforts to cause its Representatives) to provide, to the Parent and US Holdco, in each case at the Parent's or US Holdco's sole cost and expense, such reasonable cooperation as is customary and reasonably requested by the Parent or US Holdco in connection with the arrangement of the Financing, including (i) upon reasonable request, the participation of senior officers in a reasonable number of meetings, presentations, conference calls, drafting sessions, due diligence sessions and sessions with rating agencies in connection with the Financing (in each case, at reasonably convenient times and locations), (ii) using its reasonable best efforts to make available to the Parent, its Subsidiaries, their advisors and their Debt Financing Sources, such historical financial information and other information as the Parent or US Holdco shall reasonably request of a type and form customarily included or required in connection with (x) marketing materials for a senior secured bank financing or (y) either a financing comparable to the Rights Issue conducted in accordance with Applicable Law, including Section 4(a)(2), or a prospectus or circular comparable to the Parent Shareholders Circular (or any amendment or supplement thereto), including:

              (i)  any financial information and data derived from the historical books and records of the Company and its Subsidiaries that is required to permit the Parent, its Subsidiaries and their advisors to prepare the pro forma financial statements required for the Parent Shareholders Circular (or any amendment or supplement thereto) (provided that the Parent shall be responsible for the preparation of any pro forma financial statements and pro forma adjustments giving effect to the Merger and the Rights Issue for use in connection with the offering of the Financing; provided, further, that in no event shall the Company be required to provide (A) any information regarding any post-Closing financial statements, or pro forma financial statements including post-Closing financial statements or adjustments, or any post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Financing, including any synergies or cost savings, projections, ownership or an as-adjusted capitalization table or any financial statements or information not available to the Company or not prepared in the ordinary course of its financial reporting practice or (B) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure, or other information customarily provided by the Financing Sources or their counsel;

             (ii)  promptly correcting any information provided by or on behalf of it, or which relates to the Company and the text of the disclosure thereof is specifically approved in writing by the Company (including via email), expressly for use in the Parent Shareholders Circular (or any amendment or supplement thereto) if and to the extent that, to the Company's Knowledge, such information shall have become false or misleading in any material respect (or includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading) or as otherwise required by Applicable Law, and the Parent and US Holdco agree to cause a supplemental prospectus or supplemental circular to the Parent Shareholders Circular to be published or posted (as applicable) to correct such false or misleading statement (or such untrue statement or omission), in each case solely as and to the extent required by all Applicable Laws;

            (iii)  assist with the preparation of materials for rating agency presentations, bank information memoranda and similar marketing documents for a syndicated bank financing; provided, however, that no bank information memoranda or other marketing materials, private placement memoranda or prospectuses in relation to debt or equity securities (including the Parent Shareholders Circular) shall in any event be issued by the Company or any of its Subsidiaries and all such materials prepared by or on behalf of or utilized by the Parent or US Holdco, or any of their Financing Sources, in connection with the Financing shall include a conspicuous disclaimer to the effect that none of the Company, its Subsidiaries or their respective Representatives have any liability for the use or misuse of the contents of such materials by the recipients thereof;

            (iv)  furnish the Parent and its Debt Financing Sources the information specified in Sections 4(a)(ii) and 4(b)(ii) (with respect to the Company and its Subsidiaries) of Exhibit C of the Debt Commitment Letter;

             (v)  cooperate in any process required for due diligence and verification in compliance with applicable requirements or customary practice;

            (vi)  using commercially reasonable efforts to obtain its accountants' participation in the due diligence process, customary accountants' comfort letters reasonably requested by the Parent and to cause the Company's accountants to consent to the use of their reports (and provide customary representation letters and cooperation to such accountants in connection with such comfort letters and auditor consents) in the Rights Issue under Section 4(a)(2) of the 1933 Act and the related Parent Shareholders Circular (or any amendment or supplement thereto);

           (vii)  assist in the negotiation (including providing any information customarily provided in connection with the preparation) of definitive financing documentation and schedules and exhibits thereto relating to the Financing and the Rights Issue;

          (viii)  facilitate the entrance into definitive documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing and the Rights Issue and the Parent Shareholders Circular, including any offering of the Parent shares in the Rights Issue under Section 4(a)(2) of the 1933 Act; provided, that any obligations of the Company or any of its Subsidiaries contained in all such agreements and documents shall be subject to the occurrence of the Closing and effective no earlier than the Closing;

            (ix)  assist in obtaining a customary debt pay-off letter (if any) with respect to the Regal Credit Facility (and delivering to the Parent a draft of such pay-off letter in advance of the Closing Date);

             (x)  furnish the Parent and its Debt Financing Sources as promptly as practicable, and in any event no later than three (3) Business Days prior to the Closing, all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, to the extent requested in writing by the Parent at least ten (10) Business Days prior to the Closing;

            (xi)  assist US Holdco with the preparation of the notices of redemption and discharge (and coordinating with the trustee on such matters) under the Company's indentures governing its existing senior notes for each series of such senior notes, and assist US Holdco with the preparation of any officer's certificates and legal opinions from counsel to US Holdco (which shall not be the responsibility of Company counsel) required to be delivered in connection therewith, each of which shall be delivered immediately following the Closing (it being understood and agreed that the redemptions and/or discharge shall be paid for by US Holdco and the Company shall not be responsible for the delivery of the aforementioned documents prior to or at Closing, provided that the Company shall procure delivery of officer's certificates required to be delivered by officers of the Company in connection with the redemption and discharge).

          (d)   Such requested cooperation shall not, in the Company's reasonable judgment, unreasonably interfere with the ongoing business or operations of the Company and any of its Subsidiaries. In no event shall the Company or any of its Subsidiaries be required to bear any cost or expense, pay any commitment, underwriting or other fee, enter into any definitive agreement, incur any other liability or obligation, make any other payment or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time. In addition, nothing in this Section 6.12 shall require any action that would conflict with or violate the Company's or any Subsidiary's organization documents in effect as of the date of this Agreement or any Applicable Laws or result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any material contract to which the Company or any of its Subsidiaries is a party. For the avoidance of doubt, none of the Company or its Subsidiaries or their respective officers, directors (with respect to any Subsidiary of the Company) or employees shall be required to execute or enter into or perform any agreement with respect to the Financing contemplated by the Financing Documents that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company or any Subsidiary that will not be continuing directors, acting in such capacity, shall be required to execute or enter into or perform any agreement, or to pass any resolutions or consents, with respect to the Financing. The Company hereby consents to the use of all logos of the Company and its Subsidiaries in connection with the Financing so long as such logos (i)(a) are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and (b) are used solely in connection with a description of the Company, its business and products or the transactions contemplated hereby or (ii) are used in any other manner as approved by the Company. The Parent shall, upon request by the Company from time to time prior to the Closing Date, promptly reimburse the Company for all reasonable out-of-pocket costs and expenses (including (A) reasonable attorneys' fees and (B) fees and expenses of the Company's accounting firms engaged to assist in connection with the Financing; provided, that any Parent Termination Fee that may be payable pursuant to the terms of this Agreement shall be reduced by the amount of such payment to the extent, but only to the extent, required by the Listing Rules) incurred by the Company or any of its Subsidiaries or any of their respective Representatives in connection with the Financing, including the cooperation of the Company or any of its Subsidiaries or any of their respective Representatives prior to the date of this Agreement and such cooperation contemplated by this Section 6.12 and the compliance by the Company or any of its Subsidiaries or any of their respective Representatives with its obligations under this Section 6.12, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith (other than information supplied by or on behalf of the Company, or which relates to the Company and the text of the disclosure thereof is specifically approved in writing by the Company (including via email), expressly for use in connection with the Financing), including compliance by the Company or any of its Subsidiaries or any of their respective Representatives with its obligations under this Section 6.12; provided, however that the reimbursement and indemnification obligations of the Parent shall not apply to the extent that the relevant amounts result from the Company's or any of its Subsidiaries' fraud or willful misconduct, in each case, as determined by a final and non-appealable judgment of a court of competent jurisdiction. Nothing contained in this Section 6.12 or otherwise shall require the Company or any of its Subsidiaries to be a borrower or obligor with respect to the Financing prior to the Effective Time.

          (e)   In no event shall the Parent or any of its Affiliates (which for purposes of this Section 6.12(e) shall be deemed to include each direct or indirect investor or potential investor in the Parent, GCH or any of the Parent's, GCH's or any such investor's financing sources or potential financing sources or other Representatives), without the prior written consent of the Company, (i) award any agent, broker, investment banker, financial advisor or other firm or person except HSBC Bank plc, Barclays Bank PLC, Investec Bank plc or N.M. Rothschild & Sons Limited any financial advisory role on an exclusive basis in connection with the Transactions or (ii) prohibit or seek to prohibit any bank or investment bank or other potential provider of debt or equity financing from providing or seeking to provide financing or financial advisory services to any Person in connection with a transaction relating to the Company or its Subsidiaries or in connection with the Transactions.

          (f)    The Parent, US Holdco and the Merger Sub acknowledge and agree that, notwithstanding the Company's obligations under Section 6.12(c), none of the obtaining of the Financing or any permitted alternative financing, or the completion of any issuance of securities contemplated by the Financing, is a condition to the Closing, and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any permitted alternative financing or the completion of any such issuance, subject to the applicable conditions set forth in Section 7.1 and Section 7.3.

          (g)   All non-public or otherwise confidential information regarding the Company obtained by the Parent, US Holdco or any of their Representatives pursuant to Section 6.12(c) above shall be kept confidential in accordance with the Confidentiality Agreement; provided that, upon notice to the Company, the Parent may provide such information to potential sources of capital and to rating agencies and prospective lenders and investors during syndication of the Financing (including any permitted alternative financing) subject to customary confidentiality arrangements with such Persons regarding such information.

        6.13    Control of Operations.     Without in any way limiting any party's rights or obligations under this Agreement, (a) nothing contained in this Agreement is intended to give the Parent, US Holdco or the Merger Sub, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' operations.

        6.14    Security Holder Litigation.     Notwithstanding anything to the contrary herein, the Company shall have the right to control the defense and settlement of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement brought by any stockholder of the Company or any holder of the Company's other securities against the Company and/or its directors or officers, provided that the Company shall (a) keep the Parent reasonably informed with respect to the status of such litigation, (b) give the Parent the opportunity to participate, at the Parent's expense, in the defense or settlement of any such litigation, (c) give due consideration to the Parent's advice with respect to such litigation, and (d) not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or resulting from the transactions contemplated by this Agreement, or consent to the same without the prior written consent of the Parent (not to be unreasonably withheld, conditioned or delayed); provided, however, that the Parent's consent shall not be required if the settlement involves (i) solely the payment of an aggregate amount not to exceed $500,000 (net of insurance and including any attorneys' fees in connection with such settlement) and supplemental disclosure (provided that the Parent shall be given reasonable opportunity to review and comment on any supplemental disclosure and the Company shall consider in good faith any reasonable changes thereto proposed by Parent), (ii) no admission of wrongdoing or liability, (iii) no injunctive or similar relief, and (iv) the withdrawal or dismissal of all claims and actions then pending relating to this Agreement, the Merger or the other transactions contemplated hereby. For the avoidance of doubt, following the Effective Time the defense of any such litigation brought by stockholders of the Company against the directors of the Company shall be controlled by such directors.

        6.15    Company Stockholder Consent; Preparation of Proxy Statement and Information Statement; Company Stockholders Meeting.

          (a)   As promptly as reasonably practicable after the date of this Agreement, but in no event later than December 22, 2017 (subject to the Parent's reasonable cooperation), the Company shall prepare (with the Parent's reasonable cooperation) and file with the SEC the Information Statement. If the Written Consent is not delivered to the Parent by the Company in accordance with Section 6.15(b), then as promptly as reasonably practicable thereafter the Company shall (i) prepare (with the Parent's reasonable cooperation) and file with the SEC a proxy statement (as amended or supplemented from time to time, the "Proxy Statement") to be sent to the stockholders of the Company relating to a special meeting of the Company's stockholders (the "Company Stockholders Meeting") to be held only if the Written Consent is not delivered, to consider, among other matters, the adoption of this Agreement, and (ii) set a record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. The Company shall use its reasonable best efforts to have the Information Statement and, if applicable, the Proxy Statement, cleared by the SEC as promptly as practicable after each such filing (including by responding to comments of the SEC on a timely and expeditious basis). Each of the Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Information Statement or the Proxy Statement, as applicable. The Company will advise the Parent promptly after it receives any oral or written request by the SEC for amendment of the Information Statement or the Proxy Statement, as applicable, or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the Parent with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto. Following the Information Statement or Proxy Statement, as applicable, having been cleared by the SEC (or after ten (10) calendar days have passed since the filing of the preliminary Information Statement or Proxy Statement, as applicable, with the SEC without notice from the SEC of its intent to review the Information Statement or the Proxy Statement), the Company shall cause the Information Statement promptly following the Written Consent being signed and delivered, or, in the case of the Proxy Statement, promptly following the calling of the Company Stockholders Meeting, as applicable, to be mailed to its stockholders and to be filed as required. If, at any time prior to the date that is twenty (20) calendar days after the Information Statement is first mailed to the Company's stockholders (or, in the case of the Proxy Statement, prior to the date of the Company Stockholders Meeting), any information relating to the Company or the Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or the Parent that is required to be set forth in an amendment or supplement to the Information Statement or Proxy

  Statement, as applicable, so that the Information Statement or Proxy Statement, as applicable, shall not contain (in the case of the Information Statement, at any time prior to the date that is twenty (20) calendar days after the Information Statement is first mailed; or, in the case of the Proxy Statement, before the stockholders of the Company have voted) any untrue statement of a material fact or omit to state any material fact required to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under Applicable Law, disseminated to stockholders of the Company; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party. Notwithstanding the foregoing, prior to filing or mailing the Information Statement or the Proxy Statement, as applicable, (or any amendment or supplement thereto, as applicable) or responding to any comments of the SEC with respect thereto, the Company (A) shall provide the Parent a reasonable opportunity to review and comment on such document or response and (B) shall give due consideration to the Parent's comments reasonably proposed by the Parent.

          (b)   Immediately prior to the Parent Stockholders Meeting, the Company shall take all actions necessary to deliver to the Parent the Written Consent duly executed by the Principal Stockholder and certified as true and complete by an executive officer of the Company, which by its terms shall be effective immediately following and conditional upon the receipt of the Parent Stockholder Approval and satisfaction of the other conditions set forth in the Company Voting Agreement; provided, however, that in no event shall the Company be required to deliver the Written Consent prior to February 1, 2018.

          (c)   In the event that the Written Consent is not delivered in accordance with Section 6.15(b), (i) unless the Company Board has made a Company Board Recommendation Change, the Company, through the Company Board, (A) shall recommend to its stockholders that they adopt this Agreement and (B) shall include such recommendation in the Proxy Statement, (ii) the Company shall duly take all lawful action pursuant its certificate of incorporation, bylaws, the rules of the New York Stock Exchange and the DGCL to call, give notice of, convene and hold the Company Stockholders Meeting as promptly as practicable following the date of the Parent Stockholders Meeting, for the purpose of obtaining the Company Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith, (iii) subject to any Company Board Recommendation Change that the Company Board is permitted to make, the Company shall take all lawful action to solicit the adoption of this Agreement by the Company's stockholders; provided, however, that the Company Board shall be permitted to adjourn, delay or postpone the Company Stockholders Meeting in accordance with Applicable Law (but not beyond the Outside Date) (A) if the Company Board has determined in good faith after consultation with legal counsel that the failure to so adjourn, delay or postpone the Company Stockholders Meeting would be inconsistent with its fiduciary duties under Applicable Law or (B) to the extent necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with legal counsel is required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company's stockholders prior to the Company Stockholders Meeting.

        6.16    Parent Stockholders Meeting; Parent Recommendation.

          (a)   The Parent undertakes and agrees with the Company to prepare the Parent Shareholders Circular and to use all reasonable best efforts to have the Parent Shareholders Circular approved by the UKLA as soon as practicable after the date hereof. As soon as practicable, but in no event later than two (2) Business Days after UKLA approval, the Parent shall post the Parent Shareholders Circular to its shareholders, convening the Parent Stockholders Meeting to be held as promptly as set forth below, subject to Applicable Law and the rules and regulations of the UKLA and seeking the Parent Stockholder Approval. The Parent Shareholders Circular shall include all resolutions necessary and advisable to approve the Merger and the implementation of the Rights Issue and shall include the unanimous recommendation of the Parent Board to approve such resolutions (the "Parent Recommendation"), and the Parent shall use all reasonable best efforts to obtain the Parent Stockholder Approval from its shareholders. The Parent shall cause the Parent Stockholders Meeting to be held as promptly as practicable, but not earlier than February 1, 2018, and shall use its reasonable best efforts to cause the Parent Stockholders Meeting to be held no later than February 9, 2018; provided, however, that the Parent Stockholder Meeting date may be extended, if and to the extent, the Parent reasonably believes in good faith, based on the advice of outside legal counsel and after consultation with the Company, that it is required to supplement the Parent Shareholders Circular and provide additional time for shareholders of the Parent to consider the information in the supplement, provided that the duration of any such extension shall be the minimum number of Business Days which the Parent Board reasonably believes in good faith, based on advice of outside legal counsel, is required by Applicable Law to enable the Parent to prepare and circulate the supplementary prospectus or circular and for the shareholders of the Parent to consider such supplementary prospectus or circular. If, at any time prior to the Readmission, any information relating to the Company, the Parent, US Holdco, the Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company, the Parent, US Holdco or the Merger Sub, which should be set forth in an amendment or supplement to the Parent Shareholders Circular so that the Parent Shareholders Circular shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall, to the extent required by Applicable Law, be submitted to the UKLA for its approval and following such approval be disseminated to the shareholders of the Parent; provided, however, that prior to such submission and dissemination, the Parent shall provide copies of such amendment or supplement to the Company not less than five (5) Business Days (or such shorter period of time as is reasonably necessary in light of the circumstances) in advance of any such submission or dissemination and shall provide the Company an opportunity to review and comment on such amendment or supplement to the full extent practicable and shall include in such amendment or supplement all comments reasonably proposed by the Company and reasonably acceptable to the Parent.

          (b)   The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Parent Shareholders Circular and any amendment or supplement thereto before such document is published. In addition, the Parent, US Holdco and the Merger Sub shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, the Parent, US Holdco or the Merger Sub or their counsel may receive from time to time from the UKLA or their staff with respect to the Parent Shareholders Circular (or any amendment or supplement thereto) promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review and comment upon any such written responses and the Parent, US Holdco or the Merger Sub shall give due consideration to any additions, deletions or changes reasonably suggested thereto by the Company and its counsel. In the event that the Parent, US Holdco or the Merger Sub receives any comments from the UKLA or their staff with respect to the Parent Shareholders Circular (or any amendment or supplement thereto), the Parent, US Holdco, the Merger Sub and the Company and their respective counsels shall each use all reasonable efforts to respond promptly to such comments and to use all reasonable efforts to take such other actions as may be reasonably necessary to resolve the issues raised therein.

          (c)   The Parent shall notify the Company: (i) on a daily basis of any proxies appointed in respect of the Parent Stockholders Meeting (or any adjournment thereof), (ii) promptly of the result of the vote on the resolutions proposed at the Parent Stockholders Meeting (or adjournment thereof), (iii) promptly in the event of any adjournment of any such meeting and (iv) promptly of any decision to reconvene an adjourned meeting or any decision or requirement to convene another general meeting in connection with the Merger or the implementation of the Rights Issue.

          (d)   The Parent undertakes and agrees with the Company: (i) not to adjourn the Parent Stockholders Meeting except (A) with the consent of the Company; or (B) to the extent required by Applicable Law or as contemplated by Section 6.16(a); and (ii) in the event of an adjournment of the Parent Stockholders Meeting (other than where such adjournment relates to a Parent Board Recommendation Change), to reconvene the Parent Stockholders Meeting as soon as practicable.

        6.17    Rights Admission(a).     The Parent shall use its reasonable best efforts to ensure that the Rights Admission occurs as soon as reasonably practicable after the date on which the Parent Stockholder Approval is obtained, including using its reasonable best efforts to cause the Rights Admission to occur no later than the second (2nd) Business Day following such date.

ARTICLE VII

CONDITIONS TO MERGER

        7.1    Conditions to Each Party's Obligation To Effect the Merger.     The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions (provided that no party may invoke the failure or nonsatisfaction of either such condition if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure or nonsatisfaction of such condition):

          (a)   the Company Stockholder Approval shall have been obtained;

          (b)   the Parent Stockholder Approval shall have been obtained;

          (c)   the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted; and

          (d)   no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

        7.2    Conditions to the Obligations of the Company.     The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of the following conditions:

          (a)   the representations and warranties of the Parent, US Holdco and the Merger Sub contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, and (ii) are made as of a specific date shall be true and correct as of such date, in each case in (i) and (ii), except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

          (b)   each of the Parent, US Holdco and the Merger Sub shall have performed in all material respects its covenants and obligations required to be performed by it under this Agreement on or prior to the Closing Date; and

          (c)   the Company shall have received a certificate, dated as of the Closing Date, signed by an executive officer of the Parent certifying as to the matters set forth in Section 7.2(a) and Section 7.2(b).

        7.3    Conditions to the Obligations of the Parent, US Holdco and the Merger Sub.     The obligation of the Parent, US Holdco and the Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by the Parent (on behalf of the Parent, US Holdco and the Merger Sub), on or prior to the Closing Date of the following conditions:

          (a)   (i) the representations and warranties of the Company contained in the first sentence of Section 3.7 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date; (ii) the representations and warranties of the Company contained in Section 3.2 (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth in such representations and warranties) shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (other than any such representation or warranty that is made as of a specific date, which need only be true and correct in all material respects as of such date), except for inaccuracies that are immaterial; (iii) the representations and warranties of the Company contained in the first sentence of Section 3.1, Section 3.4(a) and Section 3.21 (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth in such representations and warranties) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date; and (iv) all other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (other than any such representation or warranty that is made as of a specific date, which need only be true and correct as of such date), except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth in such representations and warranties) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

          (b)   the Company shall have performed in all material respects its covenants and obligations required to be performed by it under this Agreement on or prior to the Closing Date;

          (c)   the Parent shall have received a certificate, dated as of the Closing Date, signed by an executive officer of the Company certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b);

          (d)   no effect, development, circumstance or change shall have occurred, individually or in the aggregate, that had, or would reasonably be expected to have, a Company Material Adverse Effect; and

          (e)   the Rights Admission shall have occurred.

ARTICLE VIII

TERMINATION AND AMENDMENT

        8.1    Termination.     This Agreement may be terminated and the Merger may be abandoned, whether before or after the Company Stockholder Approval, the Parent Stockholder Approval, or the approval of the adoption of this Agreement by the sole stockholder of the Merger Sub (with respect to Sections 8.1(b) through 8.1(m), by written notice by the terminating party to the other party):

          (a)   by mutual written consent of the Parent and the Company at any time prior to the Effective Time;

          (b)   by either the Parent or the Company at any time prior to the Effective Time and after the Outside Date if the Effective Time shall not have occurred on or before the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall (i) not be available to any party hereto if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Effective Time to occur on or before the Outside Date; (ii) not be available to the Parent during any extension of the Closing Date to supplement the Parent Shareholders Circular pursuant to Section 1.3 or during the pendency of a Proceeding seeking specific performance pursuant to Section 10.10(b); and (iii) be subject to the proviso set forth in Section 8.1(m);

          (c)   by either the Parent or the Company at any time prior to the Effective Time if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the issuance of any such order, decree, ruling or the taking of such other action;

          (d)   (i) by the Parent if the Principal Stockholder shall not have delivered the Written Consent in accordance with the terms of this Agreement and the Company Voting Agreement and (ii) by the Parent or the Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

          (e)   by the Parent or the Company if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Merger and of the resolutions required to implement the Rights Issue was taken;

          (f)    by the Parent, prior to the Effective Time, if: (i) the Company Board shall have effected a Company Board Recommendation Change or, in the event a Proxy Statement is filed, shall have failed to recommend the adoption of this Agreement by the Company's stockholders in the Proxy Statement; (ii) the Company Board shall have approved, adopted, endorsed or recommended or publicly proposed to adopt, approve, endorse or recommend to the stockholders of the Company an Acquisition Proposal; or (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer (each of clauses (i) through (iii), a "Trigger Event");

          (g)   by the Company if: (i) the Parent Board shall have effected a Parent Board Recommendation Change; or (ii) a tender offer or exchange offer for outstanding shares of Parent common stock shall have been commenced and the Parent Board shall have recommended that the stockholders of the Parent tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Parent Board shall have failed to recommend against acceptance of such offer;

          (h)   by the Company at any time prior to receipt of the Company Stockholder Approval, in the event that: (i) the Company shall have received a Superior Proposal; (ii) the Company shall have complied with its obligations under Section 6.1(d); and (iii) substantially concurrently with the termination of this Agreement, the Company pays the Parent the Base Company Termination Fee and, if applicable, the Additional Company Termination Fee contemplated by Section 8.3(b)(ii) or Section 8.3(c)(ii), as applicable, and enters into the definitive agreement to consummate the transaction contemplated by such Superior Proposal;

          (i)    by the Parent, prior to the Effective Time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by the Company of written notice of such breach or failure to perform from the Parent; provided that none of the Parent, US Holdco or the Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement;

          (j)    by the Company, prior to the Effective Time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent, US Holdco or the Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by the Parent of written notice of such breach or failure to perform from the Company; provided that the Company is not then in material breach of any representation, warranty or covenant under this Agreement;

          (k)   by the Company (i) if the Rights Admission has not occurred by the third (3rd) Business Day following the date on which the Parent Stockholder Approval is obtained; (ii) if the completion of the Rights Issue has not occurred on or before March 31, 2018 or (iii) if the Debt Commitment Letters are not in full force and effect as of March 31, 2018 and the Parent and US Holdco have not arranged replacement financing in accordance with Section 6.12(b);

          (l)    by the Company if the Underwriting Agreement is terminated or if any underwriter to the Rights Issue invokes a failure of any condition to the underwriting of the Rights Issue under the Underwriting Agreement; or

          (m)  by the Company if (i) the conditions set forth in Sections 7.1 and 7.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied at the time the Closing was required to occur pursuant to Section 1.3, (ii) the Company has confirmed by notice to the Parent that all conditions set forth in Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or that it is willing to waive any unsatisfied conditions in Section 7.2 and (iii) the Merger shall not have been consummated within three (3) Business Days after the delivery of such notice; provided, that notwithstanding anything in Section 8.1(b) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 8.1(b) during such three (3) Business Day period following delivery of the notice referred to in clause (ii) above.

        8.2    Effect of Termination.     In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parent, the Company, US Holdco, the Merger Sub or their respective Representatives, stockholders or Affiliates; provided that, subject to Section 8.3(d), (a) any such termination shall not relieve any party hereto from liability for any Willful Breach and (b) the provisions of Section 6.4(a) (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), Article IX (Defined Terms), Article X (Miscellaneous), the expense reimbursement and indemnification provisions of Section 6.12(d) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

        8.3    Fees and Expenses.

          (a)   All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated, except (i) as set forth in this Section 8.3 and (ii) that the Parent (or US Holdco) and the Company shall share equally the expenses incurred in connection with the filing, printing and mailing of the Information Statement or the Proxy Statement, as the case may be, (including applicable SEC filing fees) and the solicitation of the Company Stockholder Approval.

          (b)   The Company shall pay to the Parent the Base Company Termination Fee (and for the avoidance of doubt, no Additional Company Termination Fee shall be payable by the Company except as expressly provided in Section 8.3(c) below) in the event that this Agreement is terminated:

              (i)  by the Parent pursuant to Section 8.1(f) in a circumstance in which the Trigger Event giving rise to the right of termination (A) is not related to an Acquisition Proposal or (B) is related to an Acquisition Proposal initially submitted prior to the expiration of the Go-Shop Period;

             (ii)  by the Company pursuant to Section 8.1(h) and the applicable Superior Proposal arose from an Acquisition Proposal initially submitted prior to the expiration of the Go-Shop Period;

            (iii)  by (A) the Parent pursuant to Section 8.1(d)(i) or (B) either the Parent or the Company pursuant to Section 8.1(d)(ii) (provided, however, that the receipt by the Parent of the Base Company Termination Fee pursuant to this Section 8.3(b)(iii) shall not preclude the Parent from receiving the Additional Company Termination Fee pursuant to Section 8.3(c)(iii) if so entitled); or

            (iv)  by the Parent pursuant to Section 8.1(i) (provided, however, that the receipt by the Parent of the Base Company Termination Fee pursuant to this Section 8.3(b)(iv), shall not preclude the Parent from receiving the Additional Company Termination Fee pursuant to Section 8.3(c)(iv) if so entitled).

          (c)   The Company shall pay to the Parent, both the Base Company Termination Fee and the Additional Company Termination Fee in the event that this Agreement is terminated:

              (i)  by the Parent pursuant to Section 8.1(f) in a circumstance in which the Trigger Event giving rise to the right of termination is related to an Acquisition Proposal that was not initially submitted prior to the expiration of the Go-Shop Period;

             (ii)  by the Company pursuant to Section 8.1(h) and the applicable Superior Proposal did not arise from an Acquisition Proposal initially submitted prior to the expiration of the Go-Shop Period;

            (iii)  by (A) the Parent pursuant to Section 8.1(d)(i) or (B) either the Parent or the Company pursuant to Section 8.1(d)(ii) if (A) before the date of such termination, an Acquisition Proposal shall have been publicly announced and not withdrawn that is not related to an Acquisition Proposal initially submitted prior to the expiration of the Go-Shop Period, and (B) within 12 months after the date of termination, the Company shall have consummated, or shall have entered into a definitive agreement which is thereafter consummated, with respect to any Acquisition Proposal; or

            (iv)  by the Parent pursuant to Section 8.1(i), if (A) before the date of such termination, an Acquisition Proposal shall have been publicly announced and not withdrawn that is not related to an Acquisition Proposal initially submitted prior to the expiration of the Go-Shop Period, and (B) within 12 months after the date of termination, the Company shall have consummated, or shall have entered into a definitive agreement which is thereafter consummated, with respect to any Acquisition Proposal.

          (d)   The Company shall pay to the Parent the Additional Company Termination Fee (and not the Base Company Termination Fee) in the event that this Agreement is terminated by either the Parent or the Company pursuant to Section 8.1(b), if (A) before the date of such termination, an Acquisition Proposal that is not related to an Acquisition Proposal initially submitted prior to the expiration of the Go-Shop Period shall have been publicly announced and not withdrawn and (B) within 12 months after the date of termination, the Company shall have consummated, or shall have entered into a definitive agreement which is thereafter consummated, with respect to any Acquisition Proposal;

provided, however, that, for purposes of Section 8.3(c) and this Section 8.3(d), all references to "20%" and "80%" in the definition of "Acquisition Proposal" shall be deemed to be references to "50%"; provided further, however, that the Company shall not be required to pay either the Base Company Termination Fee or the Additional Company Termination Fee if, at the time of termination of this Agreement, the Parent, US Holdco or the Merger Sub is in material breach of this Agreement. Any fee due under Section 8.3(b)(i), Section 8.3(b)(ii), Section 8.3(b)(iii) or Section 8.3(b)(iv) shall be paid to the Parent by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement. Any fee due under Section 8.3(c)(i) or Section 8.3(c)(ii) shall be paid to the Parent by wire transfer of same-day funds on or before the date of termination of this Agreement. Any Additional Company Termination Fee due under Section 8.3(c)(iii), Section 8.3(c)(iv) or Section 8.3(d) shall be paid to the Parent by wire transfer of same-day funds within two (2) Business Days after the date on which the transaction referenced in clause (B) of such sections is consummated. In no event shall the Company be required to pay the Base Company Termination Fee on more than one occasion or the Additional Company Termination Fee on more than one occasion, whether or not the Base Company Termination Fee or the Additional Company Termination Fee, as applicable, may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. For the avoidance of doubt, if the Base Company Termination Fee is paid pursuant to Section 8.3(b), such fee shall not be paid again pursuant to Section 8.3(c). In no event shall the Company be required to pay the Base Company Termination Fee or the Additional Company Termination Fee pursuant to this Section 8.3(d) if, at the time of termination of this Agreement, the Parent is required to pay the Parent Termination Fee pursuant to Section 8.3(e)(iii).

          (e)   The Parent shall pay to the Company the Parent Termination Fee in the event that this Agreement is terminated:

              (i)  by either the Parent or the Company pursuant to Section 8.1(e);

             (ii)  by the Company pursuant to Section 8.1(g) or 8.1(k);

            (iii)  by either the Parent or the Company pursuant to Section 8.1(b) if all the conditions set forth in Sections 7.1 and 7.3(a), (b), (c) and (d) have been satisfied at the time the Closing was required to occur (assuming for this purpose that Section 7.3(e) was satisfied);

            (iv)  by the Company pursuant to Section 8.1(j) (or pursuant to Section 8.1(b) under circumstances in which the Company would have been entitled to terminate the Agreement pursuant to Section 8.1(j)); or

             (v)  by the Company pursuant to Section 8.1(l) or 8.1(m),

    provided, however, that the Parent shall not be required to pay the Parent Termination Fee if, at the time of termination of this Agreement, the Company is in material breach of this Agreement. Any fee due under Section 8.3(e), shall be paid to the Company by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement.

          (f)    Each of the parties hereto acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, that the parties hereto would not enter into this Agreement absent such agreement and that each of the Base Company Termination Fee, the Additional Company Termination Fee and the Parent Termination Fee is not a penalty. Accordingly, if the Company or the Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, the Parent or the Company, as the case may be, commences a suit, action or proceeding which results in a judgment against the other party, with respect to the Parent, US Holdco or the Merger Sub, or parties, with respect to the Company, for the payment set forth in this Section 8.3, such paying party shall pay the other party or parties, as applicable, its or their reasonable and documented costs and expenses (including reasonable and documented attorneys' fees) in connection with such suit, action or proceeding, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

          (g)   Except in the case of fraud, the Parent, US Holdco and the Merger Sub agree that, upon any termination of this Agreement and the payment in full of the Additional Company Termination Fee and/or the Base Company Termination Fee by the Company, when due, pursuant to this Section 8.3, the Parent, US Holdco and the Merger Sub shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and none of the Parent, US Holdco and Merger Sub shall seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company's Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates and their respective Representatives in connection with this Agreement or the transactions contemplated hereby; provided that, in the case of Willful Breach, the Parent may elect in its sole discretion to reject payment of the Additional Company Termination Fee and/or the Base Company Termination Fee and seek any alternative remedy available at law or in equity or otherwise. Except in the case of fraud, the Company agrees that, upon any termination of this Agreement and the payment in full of the Parent Termination Fee by the Parent, when due, pursuant to this Section 8.3, the Company shall be precluded from any other remedy against the Parent, US Holdco or the Merger Sub, at law or in equity or otherwise, and the Company shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Parent, US Holdco, the Merger Sub or any of their Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates (other than GCH and Sirius Trust/Pax Settlement pursuant to the Parent Irrevocable Undertakings) or their respective Representatives in connection with this Agreement or the transactions contemplated hereby; provided that, in the case of Willful Breach, the

  Company may elect in its sole discretion to reject payment of the Parent Termination Fee (and any fee payable by GCH under the Parent Irrevocable Undertakings) and seek any alternative remedy available at law or in equity or otherwise.

        8.4    Certain VAT Matters.

          (a)   The parties hereto intend, and shall take the position and use all reasonable endeavors to ensure that it is accepted for VAT purposes that the Parent Termination Fee, the Base Company Termination Fee and the Additional Company Termination Fee, being compensatory in nature, are outside the scope of VAT and are not and will not be treated for VAT purposes, in whole or in part, as consideration for a taxable supply.

          (b)   Accordingly, the Parent shall treat the payment of the Parent Termination Fee, and the Company shall treat the payment of the Base Company Termination Fee and the Additional Company Termination Fee, as falling outside the scope of VAT and shall pay the full amount of it free and clear of any deduction or adjustment whether pursuant to Section 8.4(c)(ii)(2) or otherwise.

          (c)   If, however, the Parent Termination Fee is treated by any Taxing Authority in whole or in part as the consideration for a taxable supply for VAT purposes:

              (i)  if the Parent Termination Fee is treated by the relevant Taxing Authority as the consideration for a taxable supply in respect of which the Company is liable to account for VAT, then:

              (1)   The Company shall issue a valid VAT invoice to the Parent, and the Parent shall use reasonable efforts to recover (by refund, credit, deduction or otherwise) such VAT;

              (2)   if and to the extent that such VAT is not recoverable by the Parent by refund, credit, deduction or otherwise, provided the Parent has used its reasonable efforts to recover such VAT in accordance with Section 8.4(c)(i)(1), no additional amount shall be paid in respect of VAT and the Parent Termination Fee shall be VAT inclusive; and/or

              (3)   if and to the extent that such VAT is recoverable by the Parent by refund, credit, deduction or otherwise, or would be recoverable by the Parent had the Parent used reasonable efforts to recover such VAT in accordance with Section 8.4(c)(i)(1), the amount of the Parent Termination Fee shall be increased to take account of such recoverable VAT; and

             (ii)  if under a reverse charge mechanism the Parent Termination Fee is treated by the relevant Taxing Authority as consideration for a taxable supply in respect of which the Parent is liable to account for VAT, then;

              (1)   the Parent shall, (A) account for, under the reverse charge procedure, and pay to the relevant Taxing Authority any VAT chargeable thereon, and (B) use reasonable efforts to recover (by refund, credit, deduction or otherwise) any such VAT; and

              (2)   the amount of the Parent Termination Fee payable by the Parent shall be reduced by an amount such that the sum payable by the Parent, when aggregated with any irrecoverable VAT thereon, is equal to the amount of the Parent Termination Fee that would be payable but for this Section 8.4(c)(ii)(2), such that after making any such adjustments the aggregate of (I) the total amount of the Parent Termination Fee paid to the Company (including any amount in respect of VAT) plus (II) any irrecoverable VAT incurred under a reverse charge mechanism, together with any related interest or penalties in respect of such reverse charge VAT (but excluding any interest or penalties arising as a result of the unreasonable delay or default of the Parent, or relating to any period after the Company has accounted to the Parent for any reduction in the Parent Termination Fee pursuant to Section 8.4(c)(ii)(2)), less (III) any VAT which is recovered or recoverable as referred to in Section 8.4(c)(i)(3), shall be equal to the amount that the Parent Termination Fee would have been in the absence of such VAT.

          (d)   Any adjustment payment in respect of any reduction made pursuant to Section 8.4(c)(ii)(2) shall be made on or before the date which is five (5) Business Days prior to the date on which the Parent is required to account to any Taxing Authority for any such irrecoverable VAT.

          (e)   Any adjustment payment in respect of any adjustment made pursuant to Section 8.4(c)(i)(3) shall be made on the date which is five (5) Business Days following the date on which the Parent recovers, or would have recovered (by refund, credit, deduction or otherwise) had it used reasonable efforts to do so in accordance with Section 8.4(c)(i)(1), any amounts in respect of such VAT.

          (f)    If, however, the Base Company Termination Fee or the Additional Company Termination Fee is treated by any Taxing Authority in whole or in part as the consideration for a taxable supply for VAT purposes, the provisions of Section 8.4(c), (d) and (e) shall apply as if (w) the first reference to the "Parent Termination Fee" in Section 8.4(c) were to the "Base Company Termination Fee or the Additional Company Termination Fee"; (x) all other references to the "Parent Termination Fee" were to the "Base Company Termination Fee or the Additional Company Termination Fee (as applicable)"; (y) references to "the Company" were to "the Parent"; and (z) references to "the Parent" were to "the Company".

          (g)   In this Section 8.4, references to the Parent and the Company include, where applicable, references to a member of any group of which such entity is a member for VAT purposes.

          (h)   For the avoidance of doubt, all payments of the Parent Termination Fee, the Base Company Termination Fee and the Additional Company Termination Fee shall be inclusive of any applicable VAT save as otherwise provided in this Section 8.4.

          (i)    In no event or circumstance shall the Parent be required to make a payment pursuant to this Article 8 which is more than the maximum amount permitted to be paid without the prior approval of its shareholders pursuant to the Listing Rules.

        8.5    Amendment.     This Agreement may be amended, modified or supplemented by the parties hereto by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval or the Parent Stockholder Approval, no amendment may be made that pursuant to Applicable Law requires further approval or adoption by the stockholders of the Company or the Parent, respectively, without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment, modification or supplement hereto (as applicable), signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained herein, (i) this Section 8.5 and Sections 10.4, 10.5, 10.9, 10.11(b) and 10.12 may not be amended, supplemented, waived or otherwise modified in any manner that is materially adverse in any respect to Barclays Bank PLC or HSBC Bank plc without the prior written consent of Barclays Bank PLC or HSBC Bank plc, respectively and (ii) Section 10.15 may not be amended, supplemented, waived or otherwise modified in any manner that is materially adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

        8.6    Extension; Waiver.     At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed,

(a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        8.7    Procedure for Termination, Amendment, Extension or Waiver.     A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.5 or an extension or waiver of this Agreement pursuant to Section 8.6 shall, in order to be effective, require action by the respective Board of Directors of the applicable parties.

ARTICLE IX

DEFINED TERMS

        The following capitalized terms shall have the respective meanings set forth below:

        "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains provisions that are substantially comparable in the aggregate to those contained in the Confidentiality Agreement; provided that such confidentiality agreement (i) may contain a less restrictive standstill restriction that allows third parties to make proposals to, and negotiate with, the Company Board and (ii) shall not restrict the Company or its Representatives from complying with its disclosure obligations under Section 6.1.

        "Acquisition Proposal" means (a) any proposal, offer or indication of interest for a merger, consolidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving the Company and its Subsidiaries (other than (i) mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely the Company and/or one or more Subsidiaries of the Company and (ii) mergers, consolidations, recapitalizations, share exchanges, tender offers or other business combinations that if consummated would result in the holders of the outstanding shares of Company Common Stock immediately prior to such transaction owning more than 80% of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter), (b) any proposal, offer or indication of interest for the issuance by the Company of 20% or more of its equity securities or (c) any proposal, offer or indication of interest to acquire in any manner, directly or indirectly, 20% or more of the equity securities or consolidated total assets of the Company and its Subsidiaries, or assets of the Company and its Subsidiaries representing 20% or more of the consolidated net revenues or consolidated net income of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement or any other transaction involving the Parent and the Company.

        "Additional Company Termination Fee" means a termination fee of $75,000,000.

        "Admission and Disclosure Standards" means the Admission and Disclosure Standards of the London Stock Exchange as amended from time to time.

        "Affiliate" when used with respect to any Person, means any other Person who is an "affiliate" of that first Person within the meaning of Rule 405 promulgated under the Securities Act.

        "Agreement" has the meaning set forth in the preamble.

        "Antitrust Laws" means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

        "Applicable Law" means, with respect to any Person, any federal, state, local or non-U.S. law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar legal requirement enacted, adopted or promulgated by a Governmental Entity that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

        "Bankruptcy and Equity Exception" has the meaning set forth in Section 3.4(a).

        "Base Company Termination Fee" means twenty million one-hundred and fifty thousand nine-hundred and sixty-three dollars ($20,150,963); provided that the Base Company Termination Fee shall mean a termination fee of thirty-six million two-hundred and seventy thousand dollars ($36,270,000) in the event that (a) this Agreement is terminated by Parent pursuant to Section 8.1(f) and the Base Company Termination Fee becomes payable pursuant to Section 8.3(b)(i)(B), or (b) this Agreement is terminated by the Company pursuant to Section 8.1(h) and the Base Company Termination Fee becomes payable pursuant to Section 8.3(b)(ii).

        "Business Day" means any day on which the principal offices of the SEC in Washington, DC are open to accept filings other than a day on which banking institutions located in New York, NY or London, UK are permitted or required by law, executive order or governmental decree to remain closed.

        "Capitalization Date" means the close of business on November 30, 2017.

        "Certificate" means a certificate that immediately prior to the Effective Time represents shares of Company Common Stock.

        "Certificate of Merger" has the meaning set forth in Section 1.2.

        "Cineworld Credit Facility" that certain Original Facilities Agreement, dated as of January 10, 2014, as amended and restated by that certain Amendment and Restated Agreement, dated as of July 29, 2015, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among the Parent, as borrower thereunder, certain subsidiaries of the Parent as borrowers and guarantors party thereto from time to time thereunder, the lenders party thereto from time to time thereunder, Barclays Bank PLC, as agent, and the other parties party thereto.

        "Closing" means the closing of the Merger.

        "Closing Date" means the date on which the Closing occurs.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collective Bargaining Agreement" has the meaning set forth in Section 3.18(a).

        "Company" has the meaning set forth in the preamble.

        "Company Balance Sheet" means the consolidated unaudited balance sheet of the Company as of September 30, 2017.

        "Company Board" means the Board of Directors of the Company.

        "Company Board Recommendation" has the meaning set forth in Section 3.4(a).

        "Company Board Recommendation Change" has the meaning set forth in Section 6.1(d)(i).

        "Company Class A Common Stock" means the Class A common stock, par value $0.001 per share, of the Company.

        "Company Class B Common Stock" means the Class B common stock, par value $0.001 per share, of the Company.

        "Company Common Stock" means the Company Class A Common Stock and the Company Class B Common Stock.

        "Company Disclosure Schedule" means the disclosure schedule delivered by the Company to the Parent, US Holdco and the Merger Sub and dated as of the date of this Agreement.

        "Company Employee Plan" means any (i) "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability; and (ii) each other employee benefit plan, program or arrangement, including without limitation, any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, change-in-control plan or employment or consulting agreement, for the benefit of any current or former Company Employee or any director of, or other service provider to, the Company or any of its Subsidiaries that does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA)Applicable Law.

        "Company Employees" means, as of any date, each employee of the Company or any of its Subsidiaries.

        "Company Intellectual Property" means any Intellectual Property owned by the Company or its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

        "Company Leased Property" has the meaning set forth in Section 3.9(a).

        "Company Leases" means the leases, subleases or licenses pursuant to which the Company or any of its Subsidiaries leases, subleases or licenses the Company Leased Property.

        "Company Material Adverse Effect" means any effect, event, development, circumstance or change that is materially adverse to the assets, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no effect, event, development, circumstances or change, individually or in the aggregate, directly or indirectly resulting from, arising out of or attributable to any of the following shall be deemed to be or constitute a "Company Material Adverse Effect," and no effect, event, development, circumstance or change, individually or in the aggregate, directly or indirectly resulting from, arising out of or attributable to any of the following shall be taken into account when determining whether a "Company Material Adverse Effect" has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business; (d) random acts of violence, political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (i) the identity of the Parent, (ii) the loss or departure of officers or other employees of the Company or any of its Subsidiaries directly resulting from, arising out of or directly attributable to the transactions contemplated by this Agreement and (iii) the termination of (or the failure to renew or enter into) any contracts with customers, suppliers, licensors, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or otherwise, resulting from, arising out of or directly attributable to the transactions contemplated by this Agreement; provided that, in the case of subclauses (i), (ii) and (iii), the Company and its Subsidiaries have complied with their obligations under Section 5.1, (g) any actions taken or failure to take action, in each case, to which the Parent has approved, consented to or requested; or the taking of any action required by, or the failure to take any action prohibited by, this Agreement; (h) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP, IFRS or other accounting standards (or the interpretation thereof); (i) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; or (j) changes in the Company's stock price or the trading volume of the Company's stock, or any failure by the Company to meet any public estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition);or (k) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, the Merger Sub, US Holdco, the Parent or any of their directors or officers, arising out of the Merger or in connection with any other transactions contemplated by this Agreement.

        "Company Material Contract" has the meaning set forth in Section 3.12(a).

        "Company Owned Property" has the meaning set forth in Section 3.9(b).

        "Company Performance Share Award" means an award of Company Common Stock that is subject to performance-based vesting conditions and that is granted under the Company Stock Plan.

        "Company Permits" has the meaning set forth in Section 3.17.

        "Company Preferred Stock" has the meaning set forth in Section 3.2(a).

        "Company Related Party" means the Company and each of its Affiliates and its and its Affiliates' stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

        "Company Restricted Shares" means shares of Company Common Stock that are subject to only time-based vesting conditions and that are granted under the Company Stock Plan.

        "Company SEC Reports" has the meaning set forth in Section 3.5(a).

        "Company Stock Plan" means the Regal Entertainment Group 2002 Stock Incentive Plan.

        "Company Stockholder Approval" means the adoption of this Agreement by the holders of a majority of the combined voting power of the outstanding shares of Company Common Stock entitled to vote on such matter, voting together as a single class, at the Company Stockholders Meeting, or by the written consent of the holders of Company Common Stock who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all stockholders entitled to vote thereon were present and voting, in favor of adopting this Agreement.

        "Company Stockholders Agreement" means that Amended and Restated Stockholders Agreement, dated May 14, 2002, by and among the Company, Anschutz Investment Fund, LP, ACE II LLC, Juniper Family Investments, LLC, Lyndia K. Harvey as Trustee of the Lyndia K. Harvey Revocable Trust and OCM Principal Opportunities Fund II, L.P. and the stockholders of the Company identified on Appendix I attached thereto.

        "Company Stockholders Meeting" has the meaning set forth in Section 6.15(a).

        "Company Subsidiary Securities" has the meaning set forth in Section 3.3(b).

        "Company Voting Agreement" has the meaning set forth in the Recitals.

        "Company's Knowledge" means the actual knowledge as of the date hereof (without any duty to inquire or investigate) of the individuals identified in Section 9.1 of the Company Disclosure Schedule, or knowledge that individuals in such positions would reasonably be expected to have but without any duty to inquire.

        "Confidentiality Agreement" means the confidentiality agreement, dated as of October 4, 2017, between the Company and the Parent.

        "Continuing Employee" has the meaning set forth in Section 6.9(a).

        "Current D&O Insurance" means the current directors' and officers' liability insurance policies maintained by the Company.

        "Debt Commitment Letter" has the meaning set forth in Section 4.5.

        "Debt Financing" has the meaning set forth in Section 4.5.

        "Debt Financing Sources" means the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates' officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

        "DGCL" means the General Corporation Law of the State of Delaware.

        "Dissenting Shares" means shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and properly demands appraisal rights of such shares pursuant to, and who is complying in all respects with, the provisions of Section 262 of the DGCL (until such time as such holder effectively withdraws, fails to perfect or otherwise loses such holder's appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be Dissenting Shares).

        "Effective Time" has the meaning set forth in Section 1.2.

        "Environmental Law" means any Applicable Law relating to, regulating or imposing liability, standards or obligations of conduct concerning: (a) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (b) the handling, use, storage, treatment, transport, disposal, Release or threatened Release of any Hazardous Substance or (c) noise, odor or wetlands protection.

        "Environmental Permits" means all permits, licenses, franchises, certificates, approvals, grants, registrations, exemptions, exceptions, variances, and other similar authorizations of Governmental Entities relating to or required by an Environmental Law.

        "Equity Financing" has the meaning set forth in Section 4.5.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any of its Subsidiaries.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "FCA" means the United Kingdom Financial Conduct Authority.

        "Fee Letter" means a fee letter from a Debt Financing Source.

        "Financing" has the meaning set forth in Section 4.5.

        "Financing Documents" has the meaning set forth in Section 4.5.

        "Financing Sources" means the Debt Financing Sources, Barclays Bank PLC, HSBC Bank plc and Investec Bank plc.

        "GAAP" means United States generally accepted accounting principles.

        "GCH" means Global City Holdings B.V.

        "Go-Shop Period" has the meaning set forth in Section 6.1(a).

        "Governmental Entity" means any foreign or domestic federal, state or local court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality.

        "Hazardous Substance" means any substance, pollutant, contaminant, material, waste, or chemical that is (i) defined or treated under any Environmental Law as a "hazardous constituent," "toxic substance," "toxic waste," "hazardous substance," "hazardous waste," "hazardous material," or (ii) asbestos or asbestos containing materials, lead, polychlorinated biphenyls, petroleum or petroleum products, urea formaldehyde foam insulation, and radon gas.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "IFRS" means the International Financial Reporting Standards as adopted by the European Union.

        "Indemnified Party" means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time a director, manager or officer of the Company or any of its Subsidiaries.

        "Information Statement" means an information statement of the type contemplated by Rule 14c-2 promulgated under the 1934 Act related to the Merger and this Agreement, as amended or supplemented from time to time.

        "Intellectual Property" means (a) patents, trademarks, trade names, domain names, copyrights, designs and Trade Secrets, (b) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (c) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications and (d) other tangible or intangible proprietary or confidential information and materials.

        "Intervening Event" means any positive event, development, circumstance, change, effect, condition or occurrence that (i) as of the date of this Agreement was not known to the Company Board, or the consequences of which (based on facts known to the members of the Company Board as of the date of this Agreement) were not reasonably known or understood as of the date of this Agreement; and (ii) does not relate to an Acquisition Proposal.

        "IRS" means the Internal Revenue Service of the United States.

        "IT Assets" means computers, computer software, firmware (including software delivered on a cloud computing or software as a service basis), middleware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines, and all other information technology infrastructure and equipment, and all associated Trade Secrets documentation, owned, licensed or leased by the Company or its Subsidiaries for information technology operations (excluding any public networks and any and all cinema video projection or display systems, cinema sound systems and cinema motion seating systems).

        "Lien" means any mortgage, deed of trust security interest, pledge, lien, charge or encumbrance, lease, sublease and with respect to Company Owned Property, option, conditional sale or other title retention agreement, other than (a) mechanics', carriers', workmen's, warehousemen's, repairmen's or other statutory liens arising in the Ordinary Course of Business in connection with obligations that are not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements to the extent required by GAAP, (b) liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements to the extent required by GAAP, (c) liens related to the Financing (including any permitted alternative financing) or arising from actions of the Parent, US Holdco or the Merger Sub, (d) liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters of record that are shown in public records that do not individually or in the aggregate materially interfere with the current use of the assets of, or the current operation of the business of, the Company and its Subsidiaries, (e) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (f) except with respect to the Company Leases, liens relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business, (g) liens arising under applicable securities laws, (h) any lien or encumbrance arising out of any license to Company Intellectual Property granted in the Ordinary Course of Business, (i) zoning, building and other similar codes and regulations, (j) any conditions that would be disclosed by a current, accurate survey or physical inspection that do not individually or in the aggregate materially interfere with the current use of the assets of, or the current operation of the business of, the Company and its Subsidiaries and (k) any lease or sublease of real property entered in the Ordinary Course of Business.

        "Listing Rules" means the rules and regulations made by the FCA pursuant to Part 6, section 73A of the Financial Services and Markets Act 2000 and contained in the FCA's publication of the same name.

        "Maximum Premium" means 300% of the last annual premium paid prior to the Effective Time for the Current D&O Insurance.

        "Merger" has the meaning set forth in the Recitals.

        "Merger Consideration" has the meaning set forth in Section 2.1(c).

        "Merger Sub" has the meaning set forth in the preamble.

        "New Benefit Plan" means any benefit plan made generally available to employees or officers or any class or level of employees or officers of the Parent or the Surviving Corporation in which a Continuing Employee participates.

        "New Health Plan" means any health plan made generally available to employees or officers or any class or level of employees or officers of the Parent or the Surviving Corporation in which a Continuing Employee participates.

        "Notice Period" has the meaning set forth in Section 6.1(d).

        "Official List" means the official list maintained by the UKLA in accordance with section 74(1) of the Financial Services and Markets Acts 2000.

        "Old Health Plan" has the meaning set forth in Section 6.9(b).

        "Ordinary Course of Business" means the ordinary course of business consistent with past practice.

        "Outside Date" means June 5, 2018.

        "Parent" has the meaning set forth in the preamble.

        "Parent Acceptable Confidentiality Agreement" means a confidentiality agreement that contains provisions that are substantially comparable in the aggregate to those contained in the Confidentiality Agreement; provided that such confidentiality agreement (i) may contain a less restrictive standstill restriction that allows third parties to make proposals to, and negotiate with, the Parent Board and (ii) shall not restrict the Parent or its Representatives from complying with its disclosure obligations under Section 6.2.

        "Parent Acquisition Proposal" means (a) any proposal, offer or indication of interest for a merger, consolidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving the Parent and its Subsidiaries (other than (i) mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely the Parent and/or one or more Subsidiaries of the Parent and (ii) mergers, consolidations, recapitalizations, share exchanges, tender offers or other business combinations that if consummated would result in the holders of the outstanding shares of the Parent's capital stock immediately prior to such transaction owning more than 80% of the equity securities of the Parent, or any successor or acquiring entity, immediately thereafter), (b) any proposal, offer or indication of interest for the issuance by the Parent of 20% or more of its equity securities or (c) any proposal, offer or indication of interest to acquire in any manner, directly or indirectly, 20% or more of the equity securities or consolidated total assets of the Parent and its Subsidiaries, or assets of the Parent and its Subsidiaries representing 20% or more of the consolidated net revenues or consolidated net income of the Parent and its Subsidiaries, in each case other than the transactions contemplated by this Agreement or any other transaction involving the Parent and the Company.

        "Parent Board" means the Board of Directors of the Parent.

        "Parent Board Recommendation Change" has the meaning set forth in Section 6.2(d).

        "Parent Intervening Event" means any event, development, circumstance, change, effect, condition or occurrence that as of the date of this Agreement, is unknown to the Parent Board.

        "Parent Irrevocable Undertaking" has the meaning set out in the recitals.

        "Parent Material Adverse Effect" means any event, development, circumstance or change that would reasonably be expected to prevent, or materially impair or delay, the ability of the Parent, US Holdco or the Merger Sub to consummate the Merger or any of the other transactions contemplated by this Agreement or otherwise perform any of its obligations under this Agreement in any material respect.

        "Parent Payment Obligations" has the meaning set forth in Section 4.5.

        "Parent Recommendation" has the meaning set forth in Section 6.15.

        "Parent Related Party" means the Parent and each of its Affiliates and its and its Affiliates' stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

        "Parent Shareholders Circular" has the meaning set forth in Section 4.3(a).

        "Parent Stockholder Approval" means the passing by holders of the majority of the Parent's ordinary shares present and voting at the Parent Stockholders Meeting of the resolutions required to approve the Merger, to implement the Rights Issue and to approve all ancillary matters related thereto.

        "Parent Stockholders Meeting" means the general meeting of the Parent's stockholders to be held to consider, among other matters, the approval of the Merger and the resolutions required to implement the Rights Issue.

        "Parent Superior Proposal" means any bona fide written Parent Acquisition Proposal to acquire more than 50% of the equity securities or consolidated total assets of the Parent and its Subsidiaries (or assets of the Parent and its Subsidiaries representing more than 50% of the consolidated net revenues or consolidated net income of the Parent and its Subsidiaries), on terms which the Parent Board determines in its good faith judgment (after consultation with its financial advisors and legal counsel), (a) to be more favorable, if consummated, to the holders of the ordinary shares of Parent's capital stock, taking into account relevant factors (including the legal, financial and regulatory aspects of the proposal and the party making the proposal) than this Agreement (including any revisions to the terms of this Agreement, contemplated by Section 6.16(e)) and (b) is reasonably capable of being consummated in accordance with the terms proposed and (b) would not be available without the termination of this Agreement (after good faith inquiry of the Person making such Acquisition Proposal).

        "Parent Superior Proposal Notice" has the meaning set forth in Section 6.2(d).

        "Parent Termination Fee" means a termination fee of twenty million one-hundred and fifty thousand nine-hundred and sixty-three dollars ($20,150,963) in cash.

        "Paying Agent" means a bank or trust company mutually acceptable to the Parent and the Company, which shall be engaged by the Parent and US Holdco to act as paying agent for the payment of the Merger Consideration to the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time.

        "Payment Fund" means cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock (other than shares of Company Common Stock cancelled in accordance with Section 2.1(b) and Dissenting Shares).

        "Permitted Lien" means (a) any Lien for Taxes or other governmental charges or assessments not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (b) mechanics', materialmen's, carriers', workers', landlords', repairmen's, warehousemen's, construction and other similar Liens arising or incurred in the Ordinary Course of Business consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (c) zoning, building and other similar codes and regulations (d) pledges or deposits in connection with workers' compensation, unemployment insurance, and other social security legislation, (e) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way, restrictions, declarations, covenants, conditions, defects and other Liens that are shown in public records that do not individually or in the aggregate materially interfere with the present occupancy or use of the respective Company Owned Property or Company Leased Property or otherwise materially impair the business operations of the Company and its Subsidiaries, (f) matters disclosed by any existing title insurance policies or title reports, when copies of the same have been made available to the Parent, (g) non-exclusive licenses granted by the Company or any of its Subsidiaries in the Ordinary Course of business for Intellectual Property owned by the Company or any of its Subsidiaries, (h) Liens set forth on Section 9.1 of the Company Disclosure Schedule.

        "Person" means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, trust, estate, Governmental Entity, association, enterprise, unincorporated organization or other entity.

        "Pre-Closing Period" means the period commencing on the date of this Agreement and ending at the Effective Time or such earlier time as this Agreement may be terminated in accordance with its terms.

        "Principal Stockholder" has the meaning set forth in the Recitals.

        "Proceeding" has the meaning set forth in Section 3.13.

        "Prospectus Rules" means the rules and regulations made by the FCA pursuant to Part 6, section 73A of the Financial Services and Markets Act 2000 and contained in the FCA's publication of the same name.

        "Proxy Statement" has the meaning set forth in Section 6.15(a).

        "Qualified Person" means any Person or group of Persons (including any Person who becomes part of the group after the expiration of the Go-Shop Period) making an Acquisition Proposal prior to the expiration of the Go-Shop Period that the Company Board or any committee thereof determines in good faith (after consultation with its financial advisors and legal counsel), constitutes, or would reasonably be expected to lead to, a Superior Proposal (regardless of whether such Person amends or modifies such Acquisition Proposal after the expiration of the Go-Shop Period).

        "Readmission" means the readmission of the Parent ordinary shares of 1 penny each to the premium listing segment of the Official List pursuant to LR 5.6.21 of the Listing Rules and to trading on the main market for listed securities of the London Stock Exchange becoming effective in accordance with LR 3.2.7G of the Listing Rules and paragraph 2.1 of the Admission and Disclosure Standards.

        "Recommendation Change Notice" has the meaning set forth in Section 6.1(d)(ii).

        "Regal Credit Facility" means the Seventh Amended and Restated Credit Agreement, dated as of April 2, 2015, as amended by that certain Permitted Secured Refinancing Agreement, dated as of June 1, 2016, that certain Permitted Secured Refinancing Agreement, dated as of December 2, 2016, and that certain Permitted Secured Refinancing and Incremental Joinder Agreement, dated as of June 6, 2017 and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, executed by and among the Company, as borrower thereunder, the lenders and issuing banks party thereto from time to time thereunder, Credit Suisse AG, as administrative agent and the other parties party thereto from time to time.

        "Regulatory Information Service" means any information service authorized from time to time by the FCA for the purpose of disseminating regulatory announcements.

        "Release" means any release, spill, leak, emission, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposing, or dumping of Hazardous Substances into the Environment.

        "Reporting Tail Endorsement" means a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance.

        "Representatives" means, with respect to any Person, such Person's directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

        "Restrictive Order" has the meaning set forth in Section 6.5(a)(iv).

        "Rights Admission" means the admission of new Parent ordinary shares of 1 penny each to be issued in connection with the Rights Issue to the premium listing segment of the Official List and to trading, nil paid, on the main market for listed securities of the London Stock Exchange becoming effective in accordance with LR 3.2.7G of the Listing Rules and paragraph 2.1 of the Admission and Disclosure Standards.

        "Rights Issue" means the proposed issue by the Parent of new ordinary shares of 1 penny each in the capital of the Parent on the terms and subject to the Parent Shareholders Circular (or any amendment or supplement thereto).

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended.

        "SEC" means the United States Securities and Exchange Commission.

        "Secretary of State" means the Secretary of State of the State of Delaware.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Significant Subsidiary" has the meaning ascribed to such term in Rule 1-02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

        "Solvent" has the meaning set forth in Section 4.6.

        "Subsidiary" means, with respect to any Person, another Person of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing more than 50% of the voting power of all outstanding stock or ownership interests of such second Person.

        "Superior Proposal" means any bona fide written Acquisition Proposal to acquire more than 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries (or assets of the Company and its Subsidiaries representing more than 50% of the consolidated net revenues or consolidated net income of the Company and its Subsidiaries), on terms which the Company Board determines in its good faith judgment (after consultation with its financial advisors and legal counsel), (a) to be more favorable, if consummated, to the holders of Company Common Stock, taking into account relevant factors (including the legal, financial and regulatory aspects of the proposal and the party making the proposal) than this Agreement (including any revisions to the terms of this Agreement, contemplated by Section 6.1(d)) and (b) is reasonably capable of being consummated in accordance with the terms proposed.

        "Superior Proposal Notice" has the meaning set forth in Section 6.1(d)(ii).

        "Surviving Corporation" means the Company following the Merger.

        "Tax Returns" means all reports, returns, forms, or statements required to be filed with a Governmental Entity with respect to Taxes.

        "Taxes" means all taxes or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, or additions to tax imposed or assessed with respect thereto.

        "Taxing Authority" means any Governmental Entity responsible for the imposition of any Taxes.

        "Third Party" means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Parent, US Holdco, the Merger Sub or the Company, and their respective Affiliates.

        "Trade Secrets" means trade secrets and other proprietary and confidential information that provides the Company or any of its Subsidiaries with a competitive advantage and is maintained in confidence, including know how, and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

        "Transactions" means, collectively, the transactions contemplated by this Agreement, including the Merger and the Financing.

        "Trigger Event" has the meaning set forth in Section 8.1(f).

        "UKLA" means the UK Listing Authority, being the FCA acting in its capacity as the competent authority for listing under Part VI of the Financial Services and Markets Act 2000.

        "Uncertificated Shares" means uncertificated shares that immediately prior to the Effective Time represented shares of Company Common Stock.

        "Underwriting Agreement" means the underwriting and sponsor's agreement dated as of the date of this Agreement between the Parent and Barclays Bank PLC, HSBC Bank plc and Investec Bank plc relating to the underwriting of the Rights Issue.

        "US Holdco" has the meaning set forth in the preamble.

        "US Holdco Payment Obligations" has the meaning set forth in Section 4.5.

        "VAT" means: (i) any Tax imposed in compliance with the European Union council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); (ii) to the extent not included in paragraph (i) above, any value added tax imposed by the United Kingdom Value Added Tax Act 1994 and legislation and regulations supplemental thereto; and (iii) any other Tax of a similar nature to the Taxes referred to in paragraph (i) or paragraph (ii) above imposed in the United Kingdom or a member state of the European Union in substitution for, or levied in addition to, the Taxes referred to in paragraph (i) or paragraph (ii) above.

        "Willful Breach" means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the actual knowledge that the taking of such act, or failure to act, would result, or would reasonably be expected to result, in such breach. For the avoidance of doubt, the Parent's, US Holdco's or the Merger Sub's failure to effect the Closing when required under this Agreement shall be a Willful Breach of this Agreement.

        "Written Consent" has the meaning set forth in the Recitals.

ARTICLE X

MISCELLANEOUS

        10.1    Nonsurvival of Representations and Warranties.     None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

        10.2    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile or electronic mail, in each case to the intended recipient as set forth below:

          (a)   if to the Parent, US Holdco or the Merger Sub, to:

      Cineworld Group plc
      8th Floor, Vantage London
      Great West Road
      Brentford, TW8 9AG, UK
      Attn: Fiona Smith
      E-mail: fiona.smith@cineworld.co.uk

      with a copy (which shall not constitute notice) to:

      Slaughter and May
      1 Bunhill Row
      London, EC1Y 8YY, UK
      Attn: David Johnson
      E-mail: david.johnson@slaughterandmay.com
      Facsimile: +44 20 7090 5000

      and

      Skadden, Arps, Slate, Meagher & Flom LLP
      Four Times Square
      New York, NY 10036, US
      Attn: David Friedman, Ann Beth Stebbins
      E-mail: david.friedman@skadden.com,
      annbeth.stebbins@skadden.com
      Facsimile: +1 917 777 2218, +1 917 777 2660

          (b)   if to the Company, to:

      Regal Entertainment Group
      7132 Regal Lane
      Knoxville, TN 31918
      Attn: Peter B. Brandow
      E-mail: peter.brandow@regalcinemas.com
      Facsimile: 865-922-6085

      with a copy (which shall not constitute notice) to:

      Wilmer Cutler Pickering Hale and Dorr LLP
      1225 17th Street, Suite 2600
      Denver, CO 80202
      Attn: Keith Trammell
      E-mail: keith.trammell@wilmerhale.com
      Facsimile: 720-274-3133

      Wilmer Cutler Pickering Hale and Dorr LLP
      60 State Street
      Boston, MA 02109
      Attn: Andrew Bonnes
      E-mail: andrew.bonnes@wilmerhale.com
      Facsimile: 617-526-5000

        Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth. For avoidance of doubt, for purposes of Sections 5.1 and 5.2 hereof, electronic mail delivered in accordance with this Section 10.2 shall be deemed adequate written notice.

        10.3    Entire Agreement.     This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

        10.4    Third Party Beneficiaries.     This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.6 (with respect to which the Indemnified Parties shall be third party beneficiaries), (b) from and after the Effective Time, the rights of holders of shares of Company Common Stock, Company Restricted Shares and Company Performance Share Awards to receive the consideration set forth in Article II, (c) the rights of the respective Representatives of the Company and its Subsidiaries set forth in Section 6.12(d), (d) the rights of the Debt Financing Sources with respect to Sections 8.5, 10.5, 10.9, 10.11(b) and 10.12 (the Debt Financing Sources being express third-party beneficiaries of such Sections); (e) the rights of the Financing Sources with respect to Section 10.15 (the Financing Sources being express third party beneficiaries of such Section), and (f) the rights of the Company Related Parties with respect to Section 10.15.

        10.5    Assignment.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, that without such consent, the Parent, US Holdco and the Merger Sub may assign their rights under this Agreement (i) to a wholly owned Subsidiary, or (ii) from and after the Closing, to the Debt Financing Sources in connection with the transactions contemplated hereby for collateral security purposes, but in each case, such transfer or assignment shall not affect the liabilities or obligations of the Parent, US Holdco or the Merger Sub hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

        10.6    Severability.     Any term or provision (or part thereof) of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).

        10.7    Counterparts and Signature.     This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

        10.8    Interpretation.     Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) "include", "includes" and "including" are not limiting; (b) "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) "date hereof" refers to the date set forth in the initial caption of this Agreement; (d) "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and such phrase does not mean simply "if"; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an "Article", "Section", "Recital", "preamble", "Annex", "Exhibit" or "Schedule" refer to an Article, Section, Recital or preamble of, or an Annex, Exhibit or Schedule to, this Agreement; (i) references to "$" or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency; and (l) references to "make available" or "made available" shall include availability through an electronic data room or, through EDGAR. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

        10.9    Governing Law.     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

        10.10    Remedies.

          (a)   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.

          (b)   The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 8.3), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. The parties acknowledge and agree that (i) prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled under this Agreement, at law or in equity, (ii) the provisions set forth in Section 8.3 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and shall not be construed to diminish or otherwise impair in any respect any party's right to specific enforcement, and (iii) the right of specific enforcement of this Agreement is an integral part of the transactions contemplated by this Agreement, and without that right, neither the Company nor the Parent would have entered into this Agreement.

        10.11    Submission to Jurisdiction.

          (a)   Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Litigation Division), or, if the subject matter of the action is one over which exclusive jurisdiction is vested in the courts of the United States of America, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Each of the parties hereto agrees that to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for service of process. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.11(a), however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

          (b)   Notwithstanding anything herein to the contrary, each Company Related Party and each of the other parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to any Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, New York County, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof)

        10.12    WAIVER OF JURY TRIAL.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY LEGAL PROCEEDING AGAINST THE DEBT FINANCING SOURCES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY, THE DEBT FINANCING OR THE PERFORMANCE OF SERVICES WITH RESPECT

THERETO). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12.

        10.13    Disclosure Schedule.     The Company Disclosure Schedule shall be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

        10.14    Parent Guarantee.     The Parent agrees to take all action necessary to cause US Holdco, the Merger Sub or the Surviving Corporation, as applicable, to perform all of its agreements, covenants and obligations under this Agreement. The Parent unconditionally guarantees to the Company the full and complete performance by US Holdco, the Merger Sub or the Surviving Corporation, as applicable, of its obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of US Holdco or the Merger Sub, under this Agreement. The Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against the Merger Sub or the Surviving Corporation, as applicable, protest, notice and all defenses and demands whatsoever in connection with the performance of its obligations set forth in this Section 10.14. The Parent shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants and obligations of US Holdco, the Merger Sub or the Surviving Corporation, as applicable, under this Agreement.

        10.15    Non-recourse.

          (a)   Notwithstanding anything to the contrary herein, (i) the Company agrees, on behalf of itself and the Company Related Parties, that none of the Financing Sources shall have any liability or obligation to the Company or any of the Company Related Parties relating to this Agreement or the Financing Documents or any of the transactions contemplated herein or therein (including the Financing); provided, however, that, the foregoing will not limit the rights of the parties to the Financing under the definitive agreements with respect thereto, and (ii) the Parent, US Holdco and the Merger Sub agree, on behalf of themselves and the Surviving Corporation, that other than the Principal Stockholder in accordance with the terms of the Company Voting Agreement, no Company Related Party shall have any liability or obligation to the Company, the Parent, US Holdco, the Merger Sub, Surviving Corporation or any of their Financing Sources relating to this Agreement or the Financing Documents or any of the transactions contemplated herein or therein (including the Financing).

          (b)   Notwithstanding anything to the contrary herein, the Company agrees that no Parent Related Party shall have any liability or obligation to the Company relating to this Agreement or any of the transactions contemplated herein or therein, except the obligations of the Parent, US Holdco and Merger Sub set forth in this Agreement and as otherwise agreed in writing by any Parent Related Party (including under the Parent Irrevocable Undertakings).

        [Remainder of Page Intentionally Left Blank.]

        The Parent, US Holdco, the Merger Sub and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.

CINEWORLD GROUP PLC
By:	/s/ NISAN COHEN
	Name:	Nisan Cohen
	Title:	Chief Financial Officer
CROWN INTERMEDIATE HOLDCO, INC.
By:	/s/ NIGEL KRAVITZ
	Name:	Nigel Kravitz
	Title:	Vice President and Secretary
CROWN MERGER SUB, INC.
By:	/s/ NIGEL KRAVITZ
	Name:	Nigel Kravitz
	Title:	Vice President and Secretary
REGAL ENTERTAINMENT GROUP
By:	/s/ AMY E. MILES
	Name:	Amy E. Miles
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Certificate of Incorporation
of the Surviving Corporation

        FIRST:    The name of the Corporation is Regal Entertainment Group (hereinafter the "Corporation").

        SECOND:    The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.

        THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

        FOURTH:    The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, each having a par value of one cent ($.01).

        FIFTH:    The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

  (1)
  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

  (2)
  The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

  (3)
  The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

  (4)
  To the fullest extent permitted by the GCL as it now exists and as it may hereafter be amended, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of any fiduciary or other duty as a director provided that this provision shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the GCL or (4) for any transaction from which the director derived an improper personal benefit.

  (5)
  The rights and authority conferred in this Article FIFTH shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

  (6)
  Neither the amendment, alteration or repeal of this Article FIFTH, nor the adoption of any provision inconsistent with this Article FIFTH, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, alteration or repeal with respect to acts or omissions occurring prior to such amendment, alteration, repeal or adoption.

  (7)
  Any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the Corporation or otherwise (a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or

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    agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor to the Corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the GCL, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person (except for a suit or action pursuant to Paragraph 8 of Article FIFTH) only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Persons who are not directors or officers of the Corporation and are not so serving at the request of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The indemnification conferred in this Paragraph 7 of Article FIFTH also shall include the right to be paid by the Corporation (and such successor) the expenses (including attorneys' fees) incurred in the defense of or other involvement in any such proceeding in advance of its final disposition; provided, however, that, if and to the extent the GCL requires, the payment of such expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Paragraph 7 of Article FIFTH or otherwise; and provided further, that, such expenses incurred by other employees and agents may be so paid in advance upon such terms and conditions, if any, as the Board of Directors deems appropriate.

  (8)
  If a claim under Paragraph 7 of Article FIFTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring an action against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed or is otherwise not entitled to indemnification under Paragraph 7 of Article FIFTH, but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (in the manner provided under the GCL) to have made a determination prior to or after the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL shall not be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Unless otherwise specified in an agreement with the claimant, an actual determination by the Corporation (in the manner provided under the GCL) after the commencement of such action that the claimant has not met such applicable standard of conduct shall not be a defense to the action, but shall create a presumption that the claimant has not met the applicable standard of conduct.

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  (9)
  In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

        SIXTH:    Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

        SEVENTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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EXHIBIT B

Form of Bylaws
of the Surviving Corporation

A2-1

BY-LAWS

OF

REGAL ENTERTAINMENT GROUP

(hereinafter called the "Corporation")

ARTICLE I

OFFICES

        Section 1.    Registered Office.     The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

        Section 2.    Other Offices.     The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine.

ARTICLE II

MEETINGS OF STOCKHOLDERS

        Section 1.    Place of Meetings.     Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication in the manner authorized by the General Corporation Law of the State of Delaware (the "DGCL").

        Section 2.    Annual Meetings.     The Annual Meeting of Stockholders for the election of directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. Any other proper business may be transacted at the Annual Meeting of Stockholders.

        Section 3.    Special Meetings.     Unless otherwise required by law or by the certificate of incorporation of the Corporation, as amended and restated from time to time (the "Certificate of Incorporation"), Special Meetings of Stockholders, for any purpose or purposes, may be called by either (i) the Chairman, if there be one, or (ii) the President, (iii) any Vice President, if there be one, (iv) the Secretary or (v) any Assistant Secretary, if there be one, and shall be called by any such officer at the request in writing of (i) the Board of Directors, (ii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings or (iii) stockholders owning a majority of the capital stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. At a Special Meeting of Stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

        Section 4.    Notice.     Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and, in the case of a Special Meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law, written notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to notice of and to vote at such meeting.

        Section 5.    Adjournments.     Any meeting of the stockholders may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such

A2-2

adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the requirements of Section 4 hereof shall be given to each stockholder of record entitled to notice of and to vote at the meeting.

        Section 6.    Quorum.     Unless otherwise required by applicable law or the Certificate of Incorporation, the holders of a majority of the Corporation's capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 5 hereof, until a quorum shall be present or represented.

        Section 7.    Voting.     Unless otherwise required by law, the Certificate of Incorporation or these By-Laws, or permitted by the rules of any stock exchange on which the Corporation's shares are listed and traded, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the total number of votes of the Corporation's capital stock represented at the meeting and entitled to vote on such question, voting as a single class. Unless otherwise provided in the Certificate of Incorporation, and subject to Section 11(a) of this Article II, each stockholder represented at a meeting of the stockholders shall be entitled to cast one (1) vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy as provided in Section 8 of this Article II. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of the stockholders, in such officer's discretion, may require that any votes cast at such meeting shall be cast by written ballot.

        Section 8.    Proxies.     Each stockholder entitled to vote at a meeting of the stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder as proxy, but no such proxy shall be voted upon after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, the following shall constitute a valid means by which a stockholder may grant such authority:

              (i)  A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder's authorized officer, director, employee or agent signing such writing or causing such person's signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

             (ii)  A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information on which they relied.

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Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

        Section 9.    Consent of Stockholders in Lieu of Meeting.     Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this Section 9 to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section 9, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded. Delivery made to the Corporation's registered office shall be made by hand or by certified or registered mail, return receipt requested. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided above in this Section 9.

        Section 10.    List of Stockholders Entitled to Vote.     The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares

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registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

        Section 11.    Record Date.

          (a)   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

          (b)   In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

        Section 12.    Stock Ledger.     The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 10 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of the stockholders.

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        Section 13.    Conduct of Meetings.     The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.

        Section 14.    Inspectors of Election.     In advance of any meeting of the stockholders, the Board of Directors, by resolution, the Chairman or the President shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of the stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector's ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable law.

ARTICLE III

DIRECTORS

        Section 1.    Number and Election of Directors.     The Board of Directors shall consist of not less than one nor more than fifteen members, the exact number of which shall be fixed from time to time by the Board of Directors. Except as provided in Section 2 of this Article III, directors shall be elected by a plurality of the votes cast at each Annual Meeting of Stockholders and each director so elected shall hold office until the next Annual Meeting of Stockholders and until such director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal. Directors need not be stockholders.

        Section 2.    Vacancies.     Unless otherwise required by law or the Certificate of Incorporation, vacancies on the Board of Directors or any committee thereof arising through death, resignation, removal, an increase in the number of directors constituting the Board of Directors or such committee or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The directors so chosen shall, in the case of the Board of Directors, hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal and, in the case of any committee of the Board of Directors, shall hold office until their successors are duly appointed by the Board of Directors or until their earlier death, resignation or removal.

        Section 3.    Duties and Powers.     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation

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and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders.

        Section 4.    Meetings.     The Board of Directors and any committee thereof may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors or any committee thereof may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors or such committee, respectively. Special meetings of the Board of Directors may be called by the Chairman, if there be one, the President, or by any director. Special meetings of any committee of the Board of Directors may be called by the chairman of such committee, if there be one, the President, or any director serving on such committee. Notice thereof stating the place, date and hour of the meeting shall be given to each director (or, in the case of a committee, to each member of such committee) either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, telegram or electronic means on twenty-four (24) hours' notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

        Section 5.    Organization.     At each meeting of the Board of Directors or any committee thereof, the Chairman of the Board of Directors or the chairman of such committee, as the case may be, or, in his or her absence or if there be none, a director chosen by a majority of the directors present, shall act as chairman. Except as provided below, the Secretary of the Corporation shall act as secretary at each meeting of the Board of Directors and of each committee thereof. In case the Secretary shall be absent from any meeting of the Board of Directors or of any committee thereof, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting. Notwithstanding the foregoing, the members of each committee of the Board of Directors may appoint any person to act as secretary of any meeting of such committee and the Secretary or any Assistant Secretary of the Corporation may, but need not if such committee so elects, serve in such capacity.

        Section 6.    Resignations and Removals of Directors.     Any director of the Corporation may resign from the Board of Directors or any committee thereof at any time, by giving notice in writing or by electronic transmission to the Chairman of the Board of Directors, if there be one, the President or the Secretary of the Corporation and, in the case of a committee, to the chairman of such committee, if there be one. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire Board of Directors may be removed from office at any time, by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors. Any director serving on a committee of the Board of Directors may be removed from such committee at any time by the Board of Directors.

        Section 7.    Quorum.     Except as otherwise required by law, or the Certificate of Incorporation or the rules and regulations of any securities exchange or quotation system on which the Corporation's securities are listed or quoted for trading, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or a majority of the directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors or committee members present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as applicable. If a quorum shall not be present at any meeting of the Board of Directors or any committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

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        Section 8.    Actions of the Board by Written Consent.     Unless otherwise provided in the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

        Section 9.    Meetings by Means of Conference Telephone.     Unless otherwise provided in the Certificate of Incorporation or these By-Laws, members of the Board of Directors of the Corporation, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 9 shall constitute presence in person at such meeting.

        Section 10.    Committees.     The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each member of a committee must meet the requirements for membership, if any, imposed by applicable law and the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. Subject to the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, in the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another qualified member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes and report to the Board of Directors when required. Notwithstanding anything to the contrary contained in this Article III, the resolution of the Board of Directors establishing any committee of the Board of Directors and/or the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in these By-Laws and, to the extent that there is any inconsistency between these By-Laws and any such resolution or charter, the terms of such resolution or charter shall be controlling.

        Section 11.    Compensation.     The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary for service as director, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for service as committee members.

        Section 12.    Interested Directors.     No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director's or

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officer's vote is counted for such purpose if: (i) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IV

OFFICERS

        Section 1.    General.     The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer. The Board of Directors, in its discretion, also may choose a Chairman of the Board of Directors (who must be a director) and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-Laws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.

        Section 2.    Election.     The Board of Directors, at its first meeting held after each Annual Meeting of Stockholders (or action by written consent of stockholders in lieu of the Annual Meeting of Stockholders), shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and each officer of the Corporation shall hold office until such officer's successor is elected and qualified, or until such officer's earlier death, resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

        Section 3.    Voting Securities Owned by the Corporation.     Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

        Section 4.    Chairman of the Board of Directors.     The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board of Directors shall be the Chief Executive Officer of the Corporation, unless the Board of Directors designates the President as the Chief Executive Officer, and, except where by law the signature of the President is required, the Chairman of the Board of Directors shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the President, the Chairman of

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the Board of Directors shall exercise all the powers and discharge all the duties of the President. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as may from time to time be assigned by these By-Laws or by the Board of Directors.

        Section 5.    President.     The President shall, subject to the control of the Board of Directors and, if there be one, the Chairman of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these By-Laws, the Board of Directors or the President. In the absence or disability of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders and, provided the President is also a director, the Board of Directors. If there be no Chairman of the Board of Directors, or if the Board of Directors shall otherwise designate, the President shall be the Chief Executive Officer of the Corporation. The President shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these By-Laws or by the Board of Directors.

        Section 6.    Vice Presidents.     At the request of the President or in the President's absence or in the event of the President's inability or refusal to act (and if there be no Chairman of the Board of Directors), the Vice President, or the Vice Presidents if there are more than one (in the order designated by the Board of Directors), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board of Directors and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

        Section 7.    Secretary.     The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board of Directors or the President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer's signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

        Section 8.    Treasurer.     The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper

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vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Corporation, in case of the Treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer's possession or under the Treasurer's control belonging to the Corporation.

        Section 9.    Assistant Secretaries.     Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of the Secretary's inability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

        Section 10.    Assistant Treasurers.     Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer's inability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Corporation, in case of the Assistant Treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer's possession or under the Assistant Treasurer's control belonging to the Corporation.

        Section 11.    Other Officers.     Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V

STOCK

        Section 1.    Form of Certificates.     Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation (i) by the Chairman of the Board of Directors, or the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such stockholder in the Corporation.

        Section 2.    Signatures.     Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

        Section 3.    Lost Certificates.     The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner's legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate.

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        Section 4.    Transfers.     Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these By-Laws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by such person's attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; provided, however, that such surrender and endorsement or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. Every certificate exchanged, returned or surrendered to the Corporation shall be marked "Cancelled," with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

        Section 5.    Dividend Record Date.     In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

        Section 6.    Record Owners.     The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

        Section 7.    Transfer and Registry Agents.     The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

ARTICLE VI

NOTICES

        Section 1.    Notices.     Whenever written notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at such person's address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under applicable law, the Certificate of Incorporation or these By-Laws shall be effective if given by a form of electronic transmission if consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed to be revoked if (i) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices by the Corporation in accordance with such consent and (ii) such inability becomes known to the Secretary or Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by electronic transmission, as described above, shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an

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electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder. Notice to directors or committee members may be given personally or by telegram, telex, cable or by means of electronic transmission.

        Section 2.    Waivers of Notice.     Whenever any notice is required by applicable law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any Annual or Special Meeting of Stockholders or any regular or special meeting of the directors or members of a committee of directors need be specified in any written waiver of notice unless so required by law, the Certificate of Incorporation or these By-Laws.

ARTICLE VII

GENERAL PROVISIONS

        Section 1.    Dividends.     Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 8 of Article III hereof), and may be paid in cash, in property, or in shares of the Corporation's capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

        Section 2.    Disbursements.     All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

        Section 3.    Fiscal Year.     The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

        Section 4.    Corporate Seal.     The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VIII

INDEMNIFICATION; INSURANCE

        Section 1.    Authorization of Indemnification.     Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the Corporation or otherwise (a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was

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serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor to the Corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the DGCL, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person (except for a suit or action pursuant to Section 2 of this Article VIII) only if such proceeding (or part thereof) was authorized by the Board of Directors. Persons who are not directors or officers of the Corporation and are not so serving at the request of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors. The indemnification conferred in this Section 1 of this Article VIII also shall include the right to be paid by the Corporation (and such successor) the expenses (including attorneys' fees) incurred in the defense of or other involvement in any such proceeding in advance of its final disposition; provided, however, that, if and to the extent the DGCL requires, the payment of such expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 1 of this Article VIII or otherwise; and provided further, that, such expenses incurred by other employees and agents may be so paid in advance upon such terms and conditions, if any, as the Board of Directors deems appropriate.

        Section 2.    Right of Claimant to Bring Action Against the Corporation.     If a claim under Section 1 of this Article VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring an action against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed or is otherwise not entitled to indemnification under Section 1 of this Article VIII, but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (in the manner provided under the DGCL) to have made a determination prior to or after the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL shall not be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Unless otherwise specified in an agreement with the claimant, an actual determination by the Corporation (in the manner provided under the DGCL) after the commencement of such action that the claimant has not met such applicable standard of conduct shall not be a defense to the action, but shall create a presumption that the claimant has not met the applicable standard of conduct.

        Section 3.    Non-exclusivity.     The rights to indemnification and advance payment of expenses provided by Section 1 of this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification and advance payment of expenses may be entitled under any By-Law,

A2-14

agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

        Section 4.    Survival of Indemnification.     The indemnification and advance payment of expenses and rights thereto provided by, or granted pursuant to, Section 1 of this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, partner or agent and shall inure to the benefit of the personal representatives, heirs, executors and administrators of such person.

        Section 5.    Insurance.     The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person's status as such, and related expenses, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

ARTICLE IX

AMENDMENTS

        Section 1.    Amendments.     These By-Laws may be altered, amended or repealed, in whole or in part, or new By-Laws may be adopted by the stockholders or by the Board of Directors; provided, however, that notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice of such meeting of the stockholders or Board of Directors, as the case may be. All such amendments must be approved by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the entire Board of Directors then in office.

        Section 2.    Entire Board of Directors.     As used in this Article IX and in these By-Laws generally, the term "entire Board of Directors" means the total number of directors which the Corporation would have if there were no vacancies.

        * * *

Adopted as of [    •    ], 2017

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ANNEX B

Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036

December 5, 2017

Board of Directors
Regal Entertainment Group
7132 Regal Lane
Knoxville, TN 37918

Members of the Board:

        We understand that Regal Entertainment Group ("Regal" or the "Company"), Crown Group plc (the "Buyer"), Crown Intermediate Holdco, Inc., an indirect wholly owned subsidiary of the Buyer ("US Holdco"), and Crown Merger Sub, Inc., a wholly owned subsidiary of US Holdco ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of December 5, 2017, (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of Class A common stock, par value $0.001 per share, and Class B common stock, par value $0.001 per share, of the Company (together, the "Company Common Stock"), other than shares held in treasury or held by the Company, any subsidiary of the Company, the Buyer, Merger Sub or any subsidiary of the Buyer, or as to which dissenters' rights have been perfected, will be converted into the right to receive $23.00 per share in cash (the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

        For purposes of the opinion set forth herein, we have:

  1)
  Reviewed certain publicly available financial statements and other business and financial information of the Company;

  2)
  Reviewed certain internal financial statements and other financial and operating data concerning the Company;

  3)
  Reviewed certain financial projections prepared by the management of the Company;

  4)
  Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

  5)
  Reviewed the reported prices and trading activity for the Company Common Stock;

  6)
  Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company, and their securities;

  7)
  Reviewed the premia paid in certain comparable acquisition transactions;

  8)
  Participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

  9)
  Reviewed the Merger Agreement, the commitment letters from certain lenders, the rights issue underwriting and sponsor's agreement, the irrevocable undertaking of the Buyer's key shareholder committing to participate in the Buyer's rights offering and vote its shares in support of the transactions contemplated by the Merger Agreement, and the subscription and investor deed from a certain investor, in each case dated as of December 5, 2017 (collectively, the "Financing Agreements"), the voting agreement entered into by the Company's majority shareholder dated as of December 5, 2017, and certain related documents; and

  10)
  Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain financing in accordance with the terms set forth in the Financing Agreements, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the transaction. Morgan Stanley also expresses no opinion as to the relative fairness of any portion of the Consideration to holders of any class of common stock of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market, tax and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

        In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any of the parties, other than the Buyer, which expressed interest to Morgan Stanley in the possible acquisition of the Company or certain of its constituent businesses.

        We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. Morgan Stanley may seek to provide financial advisory and financing services to the Buyer and its affiliates in the future and would expect to receive fees for the rendering of these services. In addition, one of the members of the board of directors of the Buyer is currently a Senior Advisor of Morgan Stanley & Co. International plc, an affiliate of Morgan Stanley & Co. LLC.

        Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

        This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders meeting to be held in connection with the Merger.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC
By:	/s/ JEFFREY N. HOGAN Jeffrey N. Hogan Vice Chairman

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e) and (g) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D-1

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

        This VOTING AND SUPPORT AGREEMENT (this "Agreement") is made and entered into as of December 5, 2017 by and among Cineworld Group plc, a public limited company incorporated in England and Wales (the "Parent"), and The Anschutz Corporation, a Delaware corporation (the "Company Stockholder"), a stockholder of Regal Entertainment Group, a Delaware corporation (the "Company").

W I T N E S S E T H:

        WHEREAS, concurrently with the execution and delivery hereof: (a) the Parent, Crown Intermediate Holdco, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Parent ("US Holdco"), Crown Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of US Holdco (the "Merger Sub"), and the Company are entering into an Agreement and Plan of Merger of even date herewith (such Agreement and Plan of Merger as in effect on the date hereof, the "Merger Agreement"), which provides for the merger (the "Merger") of the Merger Sub with and into the Company in accordance with its terms and subject to its conditions; and (b) certain persons referred to in the Merger Agreement are entering into the Parent Voting Agreement;

        WHEREAS, the Company Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of each class of capital stock of the Company as is indicated on the signature page of this Agreement; and

        WHEREAS, as a material inducement to the willingness of the Parent and the Merger Sub to enter into the Merger Agreement, the Parent has required that the Company Stockholder enter into this Agreement.

        NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parent and the Company Stockholder hereby agree as follows:

        1.    Certain Definitions.     Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

          (a)   "Constructive Sale" means, with respect to any security, a short sale with respect to such security, entering into a futures or forward contract to deliver such security or entering into any other transaction that has the effect of either directly or indirectly pledging, encumbering or assigning such security (other than any of the foregoing that would not materially impair the Company Stockholder's ability to perform its obligations under this Agreement).

          (b)   "Financing Reaffirmations" means a certificate delivered by each of the Financing Sources set forth on Exhibit B hereto addressed to Parent, in which each such Financing Source (i) reaffirms its respective commitment under the Underwriting Agreement or the Debt Commitment Letter, as the case may be, on the terms and subject to the conditions set forth therein, and (ii) certifies that (A) the Underwriting Agreement or the Debt Commitment Letter, as the case may be, is in full force and effect as of the date of the certificate, and (B) to the knowledge of such Financing Source, as of the date of the certificate, there exists no breach or other circumstance under any of the requirements, provisions, terms, conditions or covenants of the Underwriting Agreement or the Debt Commitment Letter, as the case may be, that would cause the conditions set forth in the Underwriting Agreement or the Debt Commitment Letter to not be satisfied or that would otherwise result in the failure of the Financing Sources to comply

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  with such Underwriting Agreement or Debt Commitment Letter or to provide the financing contemplated thereby.

          (c)   "Shares" means (i) all shares of capital stock of the Company owned, beneficially or of record, by the Company Stockholder as of the date hereof, and (ii) all additional shares of capital stock of the Company acquired by the Company Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 6).

          (d)   "Transfer" means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of a Lien (other than a Lien that would not materially impair the Company Stockholder's ability to perform its obligations under this Agreement) upon or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof.

        2.    Transfer and Voting Restrictions.

          (a)   At all times during the period commencing with the execution and delivery of this Agreement and expiring on the earlier to occur of (i) the Expiration Date, and (ii) the adoption of the Merger Agreement by the Company's stockholders, the Company Stockholder shall not, except in connection with the Merger, Transfer or permit a Transfer of any of the Shares. Notwithstanding anything to the contrary in this Agreement, neither this Section 2(a) nor any other provision of this Agreement shall prohibit a Transfer of Shares by the Company Stockholder to any of its Affiliates or to The Anschutz Foundation; provided, that such a Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing to be bound by all of the obligations of the Company Stockholder under this Agreement with respect to such Shares. In the event of a Transfer of the Shares to an Affiliate or The Anschutz Foundation, the Company Stockholder will promptly notify the Parent in writing of such Transfer.

          (b)   Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, prior to the Expiration Date, the Company Stockholder shall not knowingly or intentionally commit any act that would reasonably be expected to restrict or affect the Company Stockholder's legal power, authority and right to vote any of the Shares. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, the Company Stockholder shall not, prior to the Expiration Date, enter into any voting agreement with any Person with respect to any of the Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any Person limiting or affecting the Company Stockholder's legal power, authority or right to vote any of the Shares in favor of the approval of the Proposed Transaction (as such term is defined in Section 3).

        3.    Agreement to Vote Shares.

          (a)   The Company Stockholder hereby agrees that, if the Parent Voting Agreement has been delivered to the Company and remains in full force and effect, then immediately prior to the Parent Stockholder Meeting, the Company Stockholder will execute and deliver to the Company and the Parent a written consent in the form attached hereto as Exhibit A (a "Stockholder Consent") (it being understood, however, that the Stockholder Consent shall only become effective upon satisfaction of the Stockholder Consent Conditions (as defined below)). The Parent agrees that promptly after it becomes aware (and in any event not later than the date upon which the

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  Parent provides notice to the Parent's shareholders) of the following, to give the Company Stockholder and the Company written notice of (i) the date of the Parent Stockholders Meeting (or any adjournment or postponement thereof), (ii) the result of the vote on the resolutions proposed at the Parent Stockholders Meeting (or any adjournment or postponement thereof), (iii) any adjournment or postponement of any such meeting and the new date and time thereof, (iv) any decision to reconvene an adjourned or postponed meeting or any decision or requirement to convene another general meeting in connection with the Merger or the implementation of the Rights Issue, and the new date and time thereof, and (v) the satisfaction or failure to be satisfied of any of the Stockholder Consent Conditions. The Stockholder Consent shall become effective immediately following (and only immediately following) the satisfaction of all of the conditions set forth in clauses "(A)" through "(D)" of this sentence (the "Stockholder Consent Conditions"): (A) the Go-Shop Period shall have expired; (B) the Parent Stockholder Approval shall have been received; (C) the Financing Reaffirmations, dated no more than three (3) days prior to the date the Stockholder Consent is to become effective, shall have been received by the Company (with receipt by the Company deemed satisfaction of this condition); and (D) neither the Company Board nor any committee thereof shall have made a Company Recommendation Change which has not been withdrawn and the Expiration Date shall not have otherwise occurred.

          (b)   In addition, prior to the Expiration Date, if there is a Company Stockholders Meeting (or any other meeting of the stockholders of the Company called at which a vote contemplated below is taken), then at such meeting and at every adjournment or postponement thereof, the Company Stockholder shall cause the Shares to be present thereat for purposes of establishing a quorum and vote the Shares, or cause the Shares to be voted, (i) in favor of the adoption of the Merger Agreement and the approval of the other transactions contemplated thereby (collectively, the "Proposed Transaction") if, and only if, (A) the Parent Stockholder Approval shall have been received; (B) the Financing Reaffirmations, dated no more than three (3) days prior to the date of the meeting of the stockholders, shall have been received by the Company (with receipt by the Company deemed satisfaction of this condition); and (C) for the avoidance of doubt, neither the Company Board nor any committee thereof shall have made a Company Recommendation Change which has not been withdrawn and the Expiration Date shall not have otherwise occurred, and (ii) against the approval or adoption of any Acquisition Proposal or any other proposal made in opposition to, or in competition with, the Proposed Transaction (the matters set forth in clause (ii) of this Section 3(b), "Alternative Transaction"). Prior to the Expiration Date, the Company Stockholder shall not approve any Alternative Transaction by written consent. Notwithstanding the foregoing, nothing in this Agreement shall require the Company Stockholder to vote in favor of, or otherwise act by written consent with respect to, any amendment, modification, extension or supplement to, or waiver of, any provision of the Merger Agreement, and the Company Stockholder may act in its sole and absolute discretion with respect to any such foregoing proposed item. Except as expressly set forth in this Section 3(b), the Company Stockholder shall not be restricted from voting in favor of, acting by written consent with respect to, voting against or abstaining with respect to any matter (other than the Proposed Transaction or an Alternative Transaction) presented to the stockholders of the Company.

          (c)   If the Company Stockholder is the beneficial owner, but not the record holder, of any of the Shares, the Company Stockholder agrees to use reasonable best efforts to take all actions necessary to cause the record holder and any nominees to vote, or act by written consent with respect to, all of such Shares in accordance with Section 3(a) or Section 3(b), as applicable.

          (d)   In the event of a stock split, stock dividend or distribution, or any change in the capital stock of the Company by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any

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  securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

          (e)   The Company Stockholder hereby waives and agrees not to exercise any rights of appraisal or any dissenters' rights (including under Section 262 of the DGCL) that the Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

        4.    Representations and Warranties of the Company Stockholder.     The Company Stockholder hereby represents and warrants to the Parent as follows:

          (a)   (i) The Company Stockholder is the beneficial or record owner of the Shares indicated on the signature page of this Agreement free and clear of any and all Liens (other than a Lien that would not materially impair the Company Stockholder's ability to perform its obligations under this Agreement); and (ii) the Company Stockholder does not beneficially own any securities of the Company other than the Shares set forth on the signature page of this Agreement. The Company Stockholder has and will have at all times through the Effective Time the voting power to control the vote and consent as contemplated herein, the power of disposition, the power to issue instructions with respect to the matters set forth in Section 3, and the power to agree to all of the matters set forth in this Agreement, in each case, with respect to the Shares, except with respect to any Shares Transferred in accordance with Section 2(a).

          (b)   The execution, delivery and performance by the Company Stockholder of this Agreement have been duly and validly authorized by all necessary corporate action of the Company Stockholder. Except as otherwise provided in this Agreement, the Company Stockholder has the corporate power and authority to (i) make, enter into and carry out the terms of this Agreement; and (ii) vote all of the Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other Person (including any Governmental Entity), except for any such consent, approval or action that, individually or in the aggregate, would not materially impair the Company Stockholder's ability to perform its obligations under this Agreement. Without limiting the generality of the foregoing, the Company Stockholder has not entered into any voting agreement with any Person with respect to any of the Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any Person with respect to the Shares, in each case that would materially impair the Company Stockholder's ability to perform its obligations under this Agreement.

          (c)   This Agreement has been duly executed and delivered by the Company Stockholder and, assuming the due authorization, execution and delivery by the Parent, constitutes a valid and binding obligation of the Company Stockholder, enforceable against the Company Stockholder in accordance with its terms (except to the extent that enforceability may be limited by the Bankruptcy and Equity Exception).

          (d)   The execution, delivery and performance of this Agreement by the Company Stockholder does not and will not (whether with or without notice or lapse of time, or both) (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of the Company Stockholder, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any Person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any contract to which the Company Stockholder is a party or by which it is bound or (iii) violate any order, injunction or other legal restraint binding on the Company Stockholder as of the date of this Agreement, except for any of the foregoing referred to in clauses "(i)" through "(iii)" as would not, either individually or in the aggregate, impair in any material

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  respect the ability of the Company Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

          (e)   The execution, delivery and performance of this Agreement by the Company Stockholder do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not and would not materially impair the Company Stockholder's ability to perform its obligations under this Agreement.

          (f)    As of the date hereof, there is no Proceeding pending or, to the knowledge of the Company Stockholder, threatened against or affecting the Company Stockholder before or by any Governmental Entity that would reasonably be expected to impair in any material respect the ability of the Company Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        5.    Representations and Warranties of the Parent.     The Parent hereby represents and warrants to the Company Stockholder as follows:

          (a)   Nothing contained in this Agreement has caused or shall cause the Parent to acquire beneficial ownership of the Shares.

          (b)   The execution, delivery and performance by the Parent of this Agreement have been duly and validly authorized by all necessary action of the Parent. The Parent has full power and authority to make, enter into and carry out the terms of this Agreement.

          (c)   This Agreement has been duly executed and delivered by the Parent and, assuming the due authorization, execution and delivery by the Company Stockholder, constitutes a valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms (except to the extent that enforceability may be limited by the Bankruptcy and Equity Exception).

          (d)   The execution, delivery and performance of this Agreement by the Parent do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity.

          (e)   The representations and warranties set forth in Article 4 of the Merger Agreement are true and correct in all respects. Without limiting in any manner the Company's rights under the Merger Agreement, the Company Stockholder acknowledges that this provision shall not give the Company Stockholder any direct remedy against the Parent solely as a result of the conditions to the Financing Documents not being satisfied and accordingly, the Equity Financing or Debt Financing not being available.

        6.    No Solicitation.

          (a)   From the date hereof through midnight, New York time on January 22, 2018 (i.e., one minute after 11:59 p.m., New York time, on January 22, 2018) (the "Go-Shop Period"), the Company Stockholder shall have the right to, directly or indirectly, (i) solicit or initiate Acquisition Proposals (or inquiries, proposals or offers that may reasonably be expected to lead to an Acquisition Proposal), including by way of providing access to non-public information pursuant to an Acceptable Confidentiality Agreement so long as prior thereto, or concurrently therewith, such non-public information is also provided to the Parent and (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to Acquisition Proposals (or for the purpose of encouraging or facilitating an Acquisition Proposal) and otherwise cooperate with, facilitate, assist or participate in any such inquiries, proposals, offers, efforts, discussions or negotiations.

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          (b)   After the end of the Go-Shop Period, except as set forth in this Section 6, and except with respect to any Qualified Person, the Company Stockholder hereby agrees that it shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing solicitations, discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal. After the end of the Go-Shop Period, except as permitted by Section 6(c) and except with respect to any Qualified Person, the Company Stockholder agrees that it shall not, and it shall cause its Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal (other than with the Parent and its Representatives), or (iii) grant any waiver or release under any standstill or similar agreement with respect to any equity securities of the Company or its Subsidiaries.

          (c)   Notwithstanding anything to the contrary in this Agreement, solely to the extent the Company is permitted to take the actions set forth in Section 6.1 of the Merger Agreement with respect to an Acquisition Proposal and the Company Stockholder has not breached this Section 6, the Company Stockholder and its Representatives will be free to participate in any discussions or negotiations regarding such Acquisition Proposal (including, without limitation, any related stockholders' consent or voting agreement) with the Person making such Acquisition Proposal and to otherwise take action to the extent the Company may take such action, provided that such action by the Company Stockholder and its Representatives would be permitted to be taken by the Company pursuant to Section 6.1 of the Merger Agreement. For purposes of this Section 6, the Company will be deemed not to be a Representative of the Company Stockholder, and any officer, director, employee, agent or advisor of the Company (in each case, solely in their capacities as such) will be deemed not to be a Representative of the Company Stockholder. For the avoidance of doubt, nothing in this Section 6 shall affect in any way the obligations of any Person (including the Company) under Section 6.1 of the Merger Agreement.

        7.    Termination.     This Agreement shall terminate and be of no further force or effect whatsoever as of the earliest to occur of (the "Expiration Date"): (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article VIII thereof; (b) the Effective Time; (c) the date of any amendment, modification, extension or supplement to, or waiver of, any provision of the Merger Agreement, including any waiver of any closing condition (except, in any case, with the prior written consent of the Company Stockholder in its sole and absolute discretion); (d) the date upon which the Parent and the Company Stockholder agree to terminate this Agreement in writing; (e) the date upon which the Parent Board or any committee thereof makes a Parent Board Recommendation Change; and (f) the date on which the Company Stockholder so notifies the Parent following the date upon which the Company Board or any committee thereof makes a Company Board Recommendation Change; provided, however, that Section 7 shall survive the termination of this Agreement.

        8.    Miscellaneous Provisions.

          (a)    Amendments.    This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties. Parent hereby agrees that it will not agree to any amendment, modification, extension, supplement or waiver to or of any provision of the Merger Agreement at any time after the Company Stockholder has delivered the Stockholder Consent to the Company and Parent pursuant to Section 3(a) hereof, if such amendment, modification, extension, supplement or waiver would have an adverse effect on the Company Stockholder, it being understood that any adverse effect on the timing or likelihood of

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  consummation of the Merger shall be deemed to have an adverse effect on the Company Stockholder and require the prior consent of the Company Stockholder.

          (b)    Extension of Time; Waivers.    The parties may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party set forth in this Agreement or any document delivered pursuant hereto or (iii) subject to applicable law, waive compliance with any of the agreements of the other party contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

          (c)    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile or electronic mail. All notices hereunder shall be delivered (x) if to the Parent, to the address or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (y) if to the Company Stockholder, to the Company Stockholder's address or facsimile number shown on the Company Stockholder's signature page hereto. Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

          (d)    Interpretation.    When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word "including" and words of similar import when used in this Agreement will mean "including, without limitation," unless otherwise specified. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The word "will" shall be construed to have the same meaning and effect as the word "shall." References to days mean calendar days unless otherwise specified. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

          (e)    Entire Agreement.    This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof.

          (f)    Parties in Interest.    This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except that the Company shall be an express third party beneficiary of Section 7(o) below.

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          (g)    Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

          (h)    Submission to Jurisdiction.    Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7(c). Nothing in this Section 7(h), however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

          (i)    Assignment; Successors.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

          (j)    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

          (k)    Severability.    Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (l)    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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          (m)    Counterparts and Signature.    This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

          (n)    No Presumption Against Drafting Party.    Each of the Parent and the Company Stockholder acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

          (o)    Disclosure.    The Company Stockholder hereby agrees that the Parent and the Company may publish and disclose in any prospectus or proxy materials, any information statement or any other document required to be filed with the SEC, the UKLA or any other regulatory authority in connection with this Agreement, the Merger or the Financing, the Company Stockholder's identity and ownership of the Shares and the nature of the Company Stockholder's commitments, arrangements and understandings under this Agreement and may further file this Agreement with any filing made by the Parent or the Company with the SEC or the UKLA relating to the Proposed Transaction (it being understood that, except as set forth above or required by Applicable Law, the parties agree that neither Parent nor the Company may make any other publications, disclosures or filings relating to the Company Stockholder's entering into of this Agreement or the contents hereof without the Company Stockholder's prior written consent, not to be unreasonably withheld), and Parent hereby agrees that the Company Stockholder may publish and disclose in any document required to be filed with the SEC or any other regulatory authority in connection with this Agreement or the Merger, Parent's identity and the nature of the Company Stockholder's commitments, arrangements and understandings under this Agreement and may further file this Agreement with any such filing or any other filing made by the Company Stockholder with the SEC relating to the Proposed Transaction (it being understood that, except as set forth above or required by Applicable Law, the parties agree that the Company Stockholder may not make any other publications, disclosures or filings relating to Parent's entering into of this Agreement or the contents hereof without Parent's prior written consent, not to be unreasonably withheld). In connection with any such publication and disclosure, the parties hereto shall, to the extent reasonably practicable, coordinate and consult with each other before issuing, and give each other the opportunity to review and comment upon any such publications or disclosures (and each party shall give reasonable consideration to all reasonable additions, deletions or changes suggested in connection therewith by the other party). The Company Stockholder agrees to notify the Parent and the Company promptly of any additional Shares of which the Company Stockholder becomes the record or beneficial owner after the date of this Agreement.

          (p)    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in the Parent any direct or indirect ownership or incidence of ownership (whether beneficial ownership or otherwise) of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Company Stockholder, and the Parent shall have no authority to direct the Company Stockholder in the voting or disposition of any of the Shares, except as otherwise provided herein. The parties agree that neither this Agreement nor the performance by a party of its obligations hereunder are to be considered a "Transfer" under the Company's Amended and Restated Certificate of Incorporation (as it may be further amended and / or restated, the "Company Charter") (it being understood, however, that for the avoidance of doubt: (i) this Agreement shall be automatically amended or

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  terminated with retroactive effect to the time this Agreement was entered into, without further action of the parties, to the extent necessary so that neither this Agreement nor the performance by a party of its obligations hereunder would be deemed to constitute a "Transfer" under the Company Charter; and (ii) while the Company Stockholder and Parent each believe that neither the execution nor performance of this Agreement constitutes a "Transfer" under the Company Charter, the Parent also acknowledges that the Company Stockholder is not making any representation or warranty as to whether this Agreement or the performance of its obligations hereunder constitutes such a "Transfer" (and the representations, warranties and agreements of the Company Stockholder contained in this Agreement, including as to the number of Shares held by it if affected thereby, shall be deemed to be qualified by the foregoing)).

          (q)    Director/Officer.    Notwithstanding anything to the contrary contained herein, the Company Stockholder is entering into this Agreement solely in its capacity as beneficial and/or record owner of the Shares, and nothing herein is intended to or shall limit, affect or restrict any director or officer of the Company solely in his or her capacity as a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company.

          (r)    No Recourse.    This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. For the avoidance of doubt, the parties hereto agree, that none of the Financing Sources shall have any liability or obligation to the Company Stockholder, Parent or the Company or any of the Company Related Parties or any of the Parent Related Parties relating to this Agreement; provided, however, that, the foregoing will not limit the rights of the parties to the Financing under the definitive agreements with respect thereto.

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        IN WITNESS WHEREOF, the parties hereto have caused this Voting and Support Agreement to be duly executed as of the date first above written.

CINEWORLD GROUP PLC
By:	/s/ NISAN COHEN
	Name:	Nisan Cohen
	Title:	Chief Financial Officer
THE ANSCHUTZ CORPORATION
By:	/s/ CANNON Y. HARVEY
	Name:	Cannon Y. Harvey
	Title:	President
555 17TH Street Suite 2400 Denver, CO 80202 Attn: Bruce Black, General Counsel E-mail: bruce.black@tac-denver.com Facsimile: 303-229-1333
Shares Beneficially Owned by the Company Stockholder: 12,440,000 shares of Company Class A Common Stock; and 23,708,639 shares of Company Class B Common Stock

[Signature Page to Voting and Support Agreement]

D1-11

Exhibit A

Form of Stockholder Written Consent

WRITTEN CONSENT
OF CERTAIN STOCKHOLDERS OF
REGAL ENTERTAINMENT GROUP

 Pursuant to Section 228 of the
General Corporation Law of the State of Delaware

        Pursuant to Section 228 of the General Corporation Law of the State of Delaware (the "DGCL"), the Amended and Restated Certificate of Incorporation (the "Charter") and the Amended and Restated Bylaws, as amended (the "Bylaws"), of Regal Entertainment Group, a Delaware corporation (the "Company"), the undersigned, who is the holder of            shares of Class A common stock of the Company, par value $0.001 per share ("Class A Stock"), and            shares of Class B common stock of the Company, par value $0.001 per share ("Class B Stock" and, together with the Class A Stock, the "Company Common Stock"), constituting approximately            % of the combined voting power of the outstanding shares of the Company Common Stock, does hereby consent to the adoption of, and does hereby adopt, the following resolutions:

        WHEREAS, pursuant to the Charter and the Bylaws, any action required or permitted to be taken at a special stockholders' meeting may be taken without a meeting, without prior notice and without a vote, if, (i) the outstanding shares of the Company's Class B Stock represents greater than 50% of the combined voting power of the outstanding shares of the Company Common Stock, and (ii) the action is taken by persons who would be entitled to vote at a meeting and who hold shares having voting power equal to not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted;

        WHEREAS, pursuant to the Charter and the Bylaws, and in accordance with the DGCL, the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Company Common Stock entitled to vote, voting together as a single class, is required to adopt the Merger Agreement (as defined below); and

        WHEREAS, as of the date hereof, the Class B Stock represents            % of the combined voting power of the outstanding shares of the Company Common Stock.

Adoption of the Merger Agreement

        WHEREAS, the Board of Directors of the Company (the "Board") has unanimously (i) determined and declared that it is in the best interests of the Company and the stockholders of the Company that the Company (A) enter into the Agreement and Plan of Merger, dated as of December 5, 2017, by and among the Company, Cineworld Group plc, a public limited company incorporated in England and Wales ("Parent"), Crown Intermediate Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent ("US Holdco"), and Crown Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of US Holdco ("Merger Sub"), which is attached hereto as Exhibit A (the "Merger Agreement"), pursuant to which, among other things, Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation of such merger (the "Merger"), and (B) consummate the Merger and the other transactions contemplated by the Merger Agreement (the "Transactions") on the terms and subject to the conditions set forth in the Merger Agreement, (ii) approved and declared the advisability of the Merger Agreement, the Merger and the other Transactions, (iii) declared that the terms of the Merger are fair to the Company and the Company's stockholders and (iv) directed that the Merger Agreement be submitted to the Company's stockholders

D1-12

for adoption and resolved, subject to Section 6.1 of the Merger Agreement, to recommend adoption of the Merger Agreement by its stockholders;

        WHEREAS, the Merger Agreement was executed by the parties thereto on December 5, 2017;

        WHEREAS, the Merger Agreement provides that each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than (i) shares of Company Common Stock held in the treasury of the Company and any shares of Company Common Stock owned by the Company, any Subsidiary (as defined in the Merger Agreement) of the Company, Parent, US Holdco, Merger Sub or any other Subsidiary of Parent and (ii) Dissenting Shares (as defined in the Merger Agreement)) shall be automatically converted into the right to receive the Merger Consideration (as defined in the Merger Agreement) and upon the conversion thereof shall no longer be outstanding and shall automatically be cancelled and shall cease to exist;

        WHEREAS, the undersigned has received a copy of the Merger Agreement and the exhibits and attachments thereto and has reviewed the Merger Agreement and such other information as it believed necessary to make an informed decision concerning their consent to the adoption of the Merger Agreement, and the undersigned has had the opportunity to consult with its own legal, tax and/or financial advisor(s) regarding the consequences to them of the Merger, the Merger Agreement and the execution of this Written Consent;

        WHEREAS, the undersigned will not be entitled to any rights to appraisal of the fair value of its shares of Company Common Stock pursuant to the DGCL following the effectiveness of this Written Consent; and

        WHEREAS, concurrently with the execution of the Merger Agreement, and as an inducement to the willingness of Parent and US Holdco to enter into the Merger Agreement, the undersigned has entered into a Voting and Support Agreement with Parent, dated as of December 5, 2017 (the "Voting Agreement"), pursuant to which, among other things, the undersigned has agreed, subject to the terms and conditions thereof, to execute and deliver this Written Consent.

        NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, be, and the same hereby are, adopted and approved in all respects; and

        FURTHER RESOLVED, the undersigned hereby waives compliance with any and all notice requirements imposed by the Charter, Bylaws, the DGCL and any other applicable law.

[The remainder of this page was intentionally left blank.]

D1-13

        IN WITNESS WHEREOF, the undersigned has executed this Written Consent on the date first set forth below with respect to any and all shares of Company Common Stock held by the undersigned and entitled to vote. In accordance with the Merger Agreement, this Written Consent shall be effective immediately following receipt of the Parent Stockholder Approval at the Parent Stockholders Meeting (as each such term is defined in the Merger Agreement) and satisfaction of the other Stockholder Consent Conditions (as defined in the Voting Agreement). This Written Consent shall be filed with the minutes of the proceedings of the Company's stockholders.

THE ANSCHUTZ CORPORATION
Date:	By:
Name:
Title:

D1-14

Exhibit B

Debt Financing Sources

Barclays Bank PLC

HSBC Bank plc

Equity Financing Sources

Barclays Bank PLC

HSBC Bank plc

Investec Bank plc

D1-15

Annex D-2

EXECUTION VERSION

IRREVOCABLE UNDERTAKING

Strictly Private & Confidential

From:	Global City Holdings B.V. ("GCH") Weena 210-212 3012 NJ Rotterdam The Netherlands
To:	Regal Entertainment Group ("Regal") 7132 Royal Lane Knoxville Tennessee USA

5 December 2017

Project Boulevard

        We, the undersigned, understand that Cineworld Group plc ("Cineworld") is proposing to acquire the entire issued share capital of Regal (the "Proposed Transaction") pursuant to the terms and subject to the conditions contained in a merger agreement entered into among Cineworld, two subsidiaries of Cineworld and Regal dated the date hereof, a copy of which is annexed as Appendix A to this undertaking (the "Merger Agreement").

        It is proposed that, in order to fund a portion of the Merger Consideration (as defined in the Merger Agreement) necessary to effectuate the Proposed Transaction, Cineworld will raise additional equity by means of an offer to qualifying shareholders of new ordinary shares of one pence each (the "New Ordinary Shares") by way of rights (the "Rights Issue"). We understand that the Rights Issue is to be made on terms set out in a combined circular and prospectus which is expected to be published on or around 17 January 2018 (the "Combined Circular and Prospectus"), substantially in the form annexed as Appendix B to this undertaking, which was made available to GCH prior to our entry into this undertaking.

        We understand that the Combined Circular and Prospectus to be despatched to shareholders of Cineworld will contain notice of a general meeting at which Cineworld shareholders will be asked to approve: (i) the Proposed Transaction pursuant to the terms and subject to the conditions contained in the Merger Agreement; and (ii) the allotment of the New Ordinary Shares in connection with the Rights Issue (the "Resolutions").

1.
We hereby irrevocably and unconditionally undertake, represent and warrant to Regal that:

(i)
as at the date of this undertaking, we are the beneficial owner of (or are otherwise able to control the exercise of all rights attaching to, including voting rights and the ability to procure the transfer of) the number of ordinary shares of one pence each in the capital of Cineworld as set out in column 3 of the Schedule to this undertaking (the "GCH Held Shares", which expression shall include any other shares in Cineworld issued after the date hereof and attributable to or derived from such shares or as otherwise acquired by GCH), all of which are registered in the name of HSBC Global Custody Nominee (UK) Limited;

(ii)
save for the GCH Held Shares, we are not interested in any shares or other securities of Cineworld;

D2-1

  (iii)
  we shall not, prior to the earlier of completion of the merger transaction contemplated by the Merger Agreement or termination of the Merger Agreement in accordance with its terms, sell, transfer or otherwise dispose of any or all of the GCH Held Shares or any interest in all or any thereof, or encumber all or any of the GCH Held Shares or any interest in all or any thereof in a manner which would prevent or restrict us (or, where applicable, such other person) from exercising the voting rights attached thereto or fulfilling our other obligations set forth in clause 2, save that a transfer of 100 per cent. of the GCH Held Shares to a subsidiary undertaking of GCH (a "Transferee") shall be permitted provided that, prior to and as a condition of such transfer, GCH shall procure that the Transferee shall adhere to the terms of this undertaking as if it were a party to such undertaking in the place of GCH, save that, for the avoidance of doubt, nothing shall preclude us from entering into financing arrangements, including margin loans, provided that such arrangements do not interfere with our fulfilling our obligations under clause 2; and

  (iv)
  we have full power and authority and the right (free from any legal or other restrictions), and will at all times continue to have all relevant power and authority and the right, to enter into and perform our obligations under this undertaking in accordance with its terms and no agreement to which we are party or to which we will become party will prevent us from complying with our obligations under this undertaking.

2.
We irrevocably and unconditionally undertake, represent and warrant to Regal that:

(i)
we shall exercise, or, where applicable, procure the exercise of, all voting rights attaching to the GCH Held Shares in favour of any resolution (including but not limited to the Resolutions) (whether or not amended and whether put on a show of hands or a poll) which is proposed at any general meeting of Cineworld (including any adjournment thereof) which:

(a)
is necessary or desirable to approve or implement the Proposed Transaction or the Rights Issue;

(b)
might reasonably be expected to promote the fulfilment of any condition to the Proposed Transaction or Rights Issue; or

(c)
might reasonably be expected otherwise to promote the success of the Proposed Transaction or Rights Issue;

(ii)
we shall exercise, or, where applicable, procure the exercise of, all voting rights attaching to the GCH Held Shares against any resolution (whether or not amended and whether put on a show of hands or a poll) which is proposed at any general meeting of Cineworld (including any adjournment thereof) which is in support of any alternative or competing proposal, relative to the Proposed Transaction;

(iii)
we shall exercise, or, where applicable, procure the exercise of, all rights attaching to the GCH Held Shares to requisition or join in the requisitioning of any general meeting of Cineworld for the purposes of voting on any resolution referred to in paragraph (i) or (ii) above, or to require Cineworld to give notice of any such meeting, only in accordance with Regal's instructions;

(iv)
the obligations set forth in paragraph (i) above shall be suspended if there is a Parent Board Recommendation Change (as defined in the Merger Agreement), unless and until such change is rescinded or withdrawn;

D2-2

  (v)
  we shall pay to Regal the GCH Termination Fee (as defined below) if the Merger Agreement is terminated:

  (a)
  by either Cineworld or Regal pursuant to Section 8.1(b) of the Merger Agreement or Section 8.1(e) of the Merger Agreement, in either case in circumstances where (i) before the date of such termination, a Cineworld Acquisition Proposal has been publicly announced and not withdrawn, and (ii) within 12 months after the date of termination, Cineworld shall have consummated, or shall have entered into a definitive agreement which is thereafter consummated with respect to, any Cineworld Acquisition Proposal;

  (b)
  by either Cineworld or Regal pursuant to Section 8.1(e) of the Merger Agreement;

  (c)
  by Regal pursuant to Section 8.1(g) of the Merger Agreement, if the Parent Board Recommendation Change is related to a Cineworld Acquisition Proposal;

  (d)
  by Regal, pursuant to Section 8.1(j) of the Merger Agreement, in circumstances where (i) before the date of such termination, a Cineworld Acquisition Proposal has been publicly announced and not withdrawn, and (ii) within 12 months after the date of termination, Cineworld shall have consummated, or shall have entered into a definitive agreement which is thereafter consummated with respect to, any Cineworld Acquisition Proposal; or

  (e)
  by Regal pursuant to Section 8.1(k) of the Merger Agreement, Section 8.1(l) of the Merger Agreement, or Section 8.1(m) of the Merger Agreement;

    For purposes of (a), (b), (c), (d) and (e) above, the term "GCH Termination Fee" shall mean: in the case of clause (a), (c) and (d), $75 million, and in the case of clause (b) and (e), four million eight-hundred and forty-nine thousand and thirty-seven dollars ($4,849,037) (and, for the sake of clarity, the fee required by clause (b) shall reduce on a dollar-for-dollar basis the fee set forth in clause (a) in the circumstance both apply);

  (vi)
  The foregoing notwithstanding, GCH shall not be required to pay the GCH Termination Fee if, at the time of termination of the Merger Agreement, Regal is in material breach of the Merger Agreement. Any fee due under clauses (a), (b), (c), (d) or (e) above shall be paid to Regal by wire transfer of same-day funds as follows: in the case of clauses (a) or (d) above, within two (2) business days after the transaction described in sub-clause (ii) of each such clauses shall have consummated, and, in the case of clause (b), (c) or (e) above, within two (2) business days of the date of termination of the Merger Agreement;

  (vii)
  Regal agrees that, upon any termination of the Merger Agreement in circumstances where the GCH Termination Fee is payable by GCH pursuant to this undertaking and such GCH Termination Fee has been paid in full, Regal shall be precluded from any other remedy against GCH, at law or in equity or otherwise, and Regal shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against GCH or any of its subsidiaries or any of its directors, officers, employees, partners, managers, members, shareholders or affiliates or its representatives in connection with the Merger Agreement or the transactions contemplated thereby. In the event that Regal rejects the Parent Termination Fee (as defined in the Merger Agreement) in accordance with Section 8.3(g) of the Merger Agreement, the GCH Termination Fee shall be deemed rejected and shall not be payable.

3.
We intend, and shall take the position and use all reasonable endeavours to ensure that it is accepted for the purposes of VAT (as defined in the Merger Agreement) that the GCH Termination Fee, being compensatory in nature, is outside the scope of VAT and is not and will not be treated for VAT purposes, in whole or in part, as consideration for a taxable supply.

D2-3

  Accordingly, we shall treat the payment of the GCH Termination Fee as falling outside the scope of VAT and shall pay the whole amount of it free and clear of any deduction or adjustment whether pursuant to clause 3(ii) or otherwise. If, however, the GCH Termination Fee is treated by any Taxing Authority (as defined in the Merger Agreement) in whole or in part as the consideration for a taxable supply for VAT purposes:

  (i)
  if the GCH Termination Fee is treated by the relevant Taxing Authority as the consideration for a taxable supply in respect of which Regal is liable to account for VAT, then:

  (a)
  subject to Regal issuing a valid VAT invoice to us, we shall use reasonable efforts to recover (by refund, credit, deduction or otherwise) such VAT;

  (b)
  if and to the extent that such VAT is not recoverable by us by refund, credit, deduction or otherwise, provided that we have used our reasonable efforts to recover such VAT in accordance with clause 3(i)(a), no additional amount shall be paid in respect of VAT and the GCH Termination Fee shall be VAT inclusive; and/or

  (c)
  if and to the extent that such VAT is recoverable by us by refund, credit, deduction or otherwise, or would be recoverable by us had we used reasonable efforts to recover such VAT in accordance with clause 3(i)(a), the amount of the GCH Termination Fee shall be increased to take account of such recoverable VAT; and

  (ii)
  if under a reverse charge mechanism the GCH Termination Fee is treated by the relevant Taxing Authority as consideration for a taxable supply in respect of which we are liable to account for VAT, then:

  (a)
  we shall, (I) account for, under the reverse charge procedure, and pay to the relevant Taxing Authority any VAT chargeable thereon, and (II) use reasonable efforts to recover (by refund, credit, deduction or otherwise) any such VAT; and

  (b)
  the amount of the GCH Termination Fee payable by us shall be reduced by an amount such that the sum payable by us, when aggregated with any irrecoverable VAT thereon, is equal to the amount of the GCH Termination Fee that would be payable but for this clause 3(ii)(b), such that after making any such adjustments the aggregate of (I) the total amount of the GCH Termination Fee paid to Regal (including any amount in respect of VAT) plus (II) any irrecoverable VAT incurred under a reverse charge mechanism, together with any related interest or penalties in respect of such reverse charge VAT (but excluding any interest or penalties arising as a result of the unreasonable delay or default of GCH, or relating to any period after Regal has accounted to GCH for any reduction in the GCH Termination Fee) pursuant to clause 3(ii)(b)), less (III) any VAT which is recovered or recoverable as referred to in clause 3(i)(c), shall be equal to the amount that the GCH Termination Fee would have been in the absence of such VAT.

4.
Any adjustment payment in respect of any adjustment made:

(i)
pursuant to clause 3(ii)(b), shall be made on or before the date which is five (5) business days prior to the date on which we are required to account to any Taxing Authority for any such irrecoverable VAT; and

(ii)
pursuant to clause 3(i)(c), shall be made on the date which is five (5) business days following the date on which we recover, or would have recovered (by refund, credit, deduction or otherwise) had we used reasonable efforts to do so in accordance with clause 3(i)(a), any amounts in respect of such VAT.

D2-4

5.
References to us and to Regal include, where applicable, references to a member of any group of which we or Regal respectively are a member for VAT purposes.

6.
For the purposes of this undertaking, a Cineworld Acquisition Proposal shall include any of the following:

  I.
  any proposal, offer or indication of interest for a merger, consolidation, dissolution, recapitalisation, share exchange, tender offer or other business combination involving Cineworld and/or any of its subsidiaries (other than (1) mergers, consolidations, recapitalisations, share exchanges or other business combinations involving solely Cineworld and/or one or more subsidiaries of Cineworld and (2) mergers, consolidations, recapitalisations, share exchanges, tender offers or other business combinations that if consummated would result in the holders of the entire issued share capital of Cineworld immediately prior to such transaction owning more than 50 per cent. of the issued share capital of Cineworld, or any successor or acquiring entity, immediately thereafter);

  II.
  any proposal, offer or indication of interest for the issuance by Cineworld of 50 per cent. or more of its issued share capital; or

  III.
  any proposal, offer or indication of interest to acquire in any manner, directly or indirectly, 50 per cent. or more of the issued share capital or consolidated total assets of Cineworld and its subsidiaries, or assets of Cineworld and its subsidiaries representing 50 per cent. or more of the consolidated net revenues or consolidated net income of Cineworld and its subsidiaries.

7.
We irrevocably and by way of security for our obligations hereunder appoint severally Regal or any director of Regal acting on Regal's behalf to, where relevant, sign or execute forms of proxy and/or such other documents and to do such other acts and things as may be reasonably required for the purpose of giving effect to our obligations contained in clauses 2(i), (ii) and (iii) above in respect of the GCH Held Shares. However, the appointment shall not take effect (a) in the case of clause 2(i) until 5.00 p.m. on the seventh business day after the publication of the Combined Circular and Prospectus and only then if we have failed to comply with our obligations contained in clause 2(i) by that time and (b) in the case of clause 2(ii) until 5.00 p.m. on the seventh business day after the publication of the notice to convene the relevant general meeting at which the relevant matter will be considered and only then if we have failed to comply with our obligations contained in clause 2(ii) by that time.

8.
The obligations and provisions set out in this undertaking apply equally to the person(s) from whom we are to procure votes in favour of the resolutions pursuant to clauses 2(i), 2(ii) and 2(iii) above in our capacity as beneficial owner of the GCH Held Shares and we shall procure the observance by such person(s) of the terms hereof as if they were each specifically a party hereto.

9.
We consent to all references to this undertaking and to us, in the form and context in which they appear, in the Combined Circular and Prospectus, any press announcement relating to the Proposed Transaction or the Rights Issue, any information statement or proxy statement required to be filed with the US Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended, and in any other document required to be issued by law, regulatory body or the rules of any stock exchange, and we hereby consent to the issuance of such documents.

10.
We further irrevocably and unconditionally undertake, represent and warrant to Regal that we shall accept the offer to acquire such number of New Ordinary Shares as represents our full entitlement under the terms of the Rights Issue, no later than the latest time and date for acceptance and payment in full to be specified in, and in accordance with the procedures to be set out in, the Combined Circular and Prospectus. GCH hereby commits to procure, in a timely

D2-5

  fashion, the completion of the reorganization contemplated in the funding commitment letter that GCH has entered into with GIC Private Limited.

11.
This undertaking shall immediately terminate and cease to have any further effect (except to the extent that the GCH Termination Fee is payable in accordance with clause 2(v) of this undertaking):

(i)
if the Merger Agreement terminates for any reason; or

(ii)
upon completion of the merger transaction contemplated by the Merger Agreement.

12.
This undertaking is entered into for the exclusive benefit of Regal and its successors or assigns. This undertaking is expressly not intended for the benefit of any creditor of Regal or any other person, and no such other person shall have any rights under this undertaking or any agreement between the parties with respect thereto.

13.
The provisions of this undertaking will be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions will remain enforceable to the fullest extent permitted by law.

14.
This undertaking shall be governed by and construed in accordance with English law. Any matter, claim or dispute, whether contractual or non-contractual, arising out of or in connection with this undertaking is to be governed by and determined in accordance with English law and shall be subject to the exclusive jurisdiction of the English courts.

We intend this document to be a deed and execute and deliver it as a deed.

)
Executed as a deed by
Global City Holdings B.V.	)
acting by Carrie Twist	)	/s/ CARRIE TWIST
	)	(Authorised signatory)
)
and Mark Segall		/s/ MARK SEGALL (Authorised signatory)
who, in accordance with the laws of the territory in which Global City Holdings B.V. is incorporated, are acting under the authority of Global City Holdings B.V.

D2-6

Schedule
Information on GCH Held Shares and New Ordinary Shares

(1)	(2)	(3)
Beneficial owner of GCH Held Shares	Registered holder of GCH Held Shares	Number of GCH Held Shares
Global City Holdings B.V.	HSBC Global Custody Nominee (UK) Limited	76,626,344

D2-7

Appendix A
Merger Agreement

[To be inserted]

D2-8

Appendix B
Draft Combined Circular and Prospectus

[To be inserted]

D2-9

Annex D-3

IRREVOCABLE UNDERTAKING

Strictly Private & Confidential

From:	Primafides (Suisse) SA as trustee of Sirius Trust and the Pax Settlement
To:	Regal Entertainment Group ("Regal") 7132 Regal Lane Knoxville Tennessee USA

4th December 2017

Project Boulevard

        We, Primafides (Suisse) SA in our capacity as Trustee of the Sirius Trust and of the Pax Settlement (the "Trusts"), confirm that we have been briefed in detail by Anthony Bloom, the Chairman of Cineworld Group plc ("Cineworld") and a potential beneficiary of the Trusts, regarding the proposed acquisition by Cineworld of the entire issued share capital of Regal at a price of US$23 per Regal share (the "Proposed Transaction"), pursuant to the terms and subject to the conditions contained in a merger agreement entered into among Cineworld, two subsidiaries of Cineworld and Regal dated the date hereof (the "Merger Agreement").

        We note it is proposed that, in order to fund a portion of the Merger Consideration (as defined in the Merger Agreement) necessary to effectuate the Proposed Transaction, Cineworld will raise additional equity by means of an offer to qualifying shareholders of new ordinary shares of one pence each by way of rights (the "Rights Issue"). We understand that the Rights Issue is to be made on terms to be set out in a combined circular and prospectus which is expected to be published on or around 17 January 2018 (the "Combined Circular and Prospectus").

        We understand that the Combined Circular and Prospectus to be despatched to shareholders of Cineworld will contain notice of a general meeting at which Cineworld shareholders will be asked to approve: (i) the Proposed Transaction pursuant to the terms and subject to the conditions contained in the Merger Agreement; and (ii) the allotment of the new ordinary shares in connection with the Rights Issue (the "Resolutions").

        Based on the briefing we have received from Anthony Bloom regarding the Proposed Transaction and the Rights Issue, we are satisfied that the Proposed Transaction and the Rights Issue are in the best interests of Cineworld.

1.
We hereby irrevocably and unconditionally undertake, represent and warrant to Regal that:

(i)
as at the date of this undertaking, the Trusts are the ultimate beneficial owners of (or are otherwise able to control the exercise of all rights attaching to, including voting rights and the ability to procure the transfer of) the 2,208,006 ordinary shares of one pence each in the capital of Cineworld (the "Company Held Shares"), which expression shall include any other shares in Cineworld issued after the date hereof and attributable to or derived from such shares or as otherwise acquired by us);

(ii)
save for the Company Held Shares, we are not interested in any shares or other securities of Cineworld;

D3-1

  (iii)
  we shall not, prior to the earlier of completion of the merger transaction contemplated by the Merger Agreement or termination of the Merger Agreement in accordance with its terms, sell, transfer or otherwise dispose of any or all of the Company Held Shares or any interest in all or any thereof, or encumber all or any of the Company Held Shares or any interest in all or any thereof in a manner which would prevent or restrict us (or, where applicable, such other person) from exercising the voting rights attached thereto or fulfilling our other obligations set forth in clause 2, save that a transfer of the Company Held Shares to any other entity or person or trust (a "Transferee") shall be permitted provided that, prior to and as a condition of such transfer, we shall procure that the Transferee shall adhere to the terms of this undertaking as if it were a party to such undertaking in the place of us; and

  (iv)
  we have full power and authority and the right (free from any legal or other restrictions), and will at all times continue to have all relevant power and authority and the right, to enter into and perform our obligations under this undertaking in accordance with its terms and no agreement to which we are party or to which we will become party will prevent us from complying with our obligations under this undertaking.

2.
We hereby irrevocably and unconditionally undertake, represent and warrant to Regal that:

(i)
we shall exercise or, where applicable, procure the exercise of, all voting rights attaching to the Company Held Shares in favour of any resolution (including but not limited to the Resolutions) (whether or not amended and whether put on a show of hands or a poll) which is proposed at any general meeting of Cineworld (including any adjournment thereof) which:

(a)
is necessary to approve or implement the Proposed Transaction or the Rights Issue;

(b)
might reasonably be expected to promote the fulfilment of any condition to the Proposed Transaction or the Rights Issue; or

(c)
might reasonably be expected otherwise to promote the success of the Proposed Transaction or the Rights Issue;

(ii)
we shall exercise or, where applicable, procure the exercise of, all voting rights attaching to the Company Held Shares against any resolution (whether or not amended and whether put on a show of hands or a poll) which is proposed at any general meeting of Cineworld (including any adjournment thereof) which is in support of any alternative or competing proposal, relative to the Proposed Transaction;

(iii)
we shall exercise, or, where applicable, procure the exercise of, all rights attaching to the Company Held Shares to requisition or join in the requisitioning of any general meeting of Cineworld for the purposes of voting on any resolution referred to in paragraph (i) or (ii) above, or to require Cineworld to give notice of any such meeting, only in accordance with Regal's instructions; and

(iv)
the obligations set forth in paragraph (i) above shall be suspended if there is a Parent Board Recommendation Change (as defined in the Merger Agreement), unless and until such change is rescinded or withdrawn.

3.
This undertaking shall immediately terminate and cease to have any further effect:

(i)
if the Merger Agreement terminates for any reason;

(ii)
upon completion of the merger transaction contemplated by the Merger Agreement; or

(iii)
upon the termination or lapse for any reason of the undertaking given by Global City Holdings N.V. in favour of Regal to vote in favour of the Resolutions and to support the Proposed Transaction.

D3-2

4.
This undertaking is entered into for the exclusive benefit of Regal and its successors or assigns. This undertaking is expressly not intended for the benefit of any creditor of Regal or any other person, and no such other person shall have any rights under this undertaking or any agreement between the parties with respect thereto.

5.
The provisions of this undertaking will be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions will remain enforceable to the fullest extent permitted by law.

6.
This undertaking shall be governed by and construed in accordance with English law. Any matter, claim or dispute, whether contractual or non-contractual, arising out of or in connection with this undertaking is to be governed by and determined in accordance with English law and shall be subject to the exclusive jurisdiction of the English courts.

        We intend this document to be a deed and execute and deliver it as a deed.

Executed as a deed by Primafides (Suisse) SA as trustee of the Sirius Trust:	)
)
Acting by Wayne Phillipe Elliot who, in accordance with the laws of the territory in which Primafides (Suisse) SA is incorporated, is acting under the authority of Primafides (Suisse) SA		/s/ WAYNE PHILLIPE ELLIOT
(Authorised signatory)
Executed as a deed by Primafides (Suisse) SA as trustee of the Pax Settlement:	)
)
Acting by Wayne Phillipe Elliot who, in accordance with the laws of the territory in which Primafides (Suisse) SA is incorporated, is acting under the authority of Primafides (Suisse) SA		/s/ WAYNE PHILLIPE ELLIOT
(Authorised signatory)

D3-3

ANNEX E

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2016

Commission file number: 001-31315

Regal Entertainment Group
(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	02-0556934 (I. R. S. Employer Identification Number)
7132 Regal Lane Knoxville, TN (Address of Principal Executive Offices)	37918 (Zip Code)

Registrant's Telephone Number, Including Area Code: 865-922-1123

         Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Class A Common Stock, $.001 par value	New York Stock Exchange

         Securities registered pursuant to Section 12(g) of the Act: None

         Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☒    No ☐

         Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐    No ☒

         Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days: Yes ☒    No ☐

         Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒    No ☐

         Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K: ☒

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act): Yes ☐    No ☒

         The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant on June 30, 2016, computed by reference to the price at which the registrant's Class A common stock was last sold on the New York Stock Exchange on such date was $1,774,940,796.16 (80,532,704 shares at a closing price per share of $22.04).

         Shares of Class A common stock outstanding—133,337,241 shares at February 20, 2017

         Shares of Class B common stock outstanding—23,708,639 shares at February 20, 2017

DOCUMENTS INCORPORATED BY REFERENCE

         Certain portions of the registrant's definitive proxy statement on Schedule 14A to be used in connection with its 2017 Annual Meeting of Stockholders and to be filed within 120 days after December 31, 2016 are incorporated by reference into Part III, Items 10-14, of this report on Form 10-K.

REGAL ENTERTAINMENT GROUP
PART I

        The information in this Annual Report on Form 10-K (this "Form 10-K") contains certain forward-looking statements, including statements related to trends in the Company's business. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include those discussed in "Business," "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as those discussed elsewhere in this Form 10-K.

Item 1.    BUSINESS.

THE COMPANY

        Regal Entertainment Group, a Delaware corporation organized on March 6, 2002 ("we," "us," "our," the "Company" or "Regal"), is the parent company of Regal Entertainment Holdings, Inc. ("REH"), which is the parent company of Regal Cinemas Corporation ("Regal Cinemas") and its subsidiaries. Regal Cinemas' subsidiaries include Regal Cinemas, Inc. ("RCI") and its subsidiaries, which include Edwards Theatres, Inc. ("Edwards"), Regal CineMedia Corporation ("RCM") and United Artists Theatre Company ("United Artists"). The terms Regal or the Company, REH, Regal Cinemas, RCI, Edwards, RCM and United Artists shall be deemed to include the respective subsidiaries of such entities when used in discussions included herein regarding the current operations or assets of such entities.

        Our Internet address is www.regmovies.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to these reports, are available free of charge on our Internet website under the heading "Investor Relations" as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (the "Commission"). The contents of our Internet website are not incorporated into this report.

        The Company manages its business under one reportable segment: theatre exhibition operations.

DESCRIPTION OF BUSINESS

Overview

        We operate one of the largest and most geographically diverse theatre circuits in the United States, consisting of 7,267 screens in 561 theatres in 42 states along with Guam, Saipan, American Samoa and the District of Columbia as of December 31, 2016, with approximately 211 million attendees for the year ended December 31, 2016 ("fiscal 2016"). Our geographically diverse circuit includes theatres in 46 of the top 50 U.S. designated market areas. We develop, acquire and operate multi-screen theatres primarily in mid-sized metropolitan markets and suburban growth areas of larger metropolitan markets throughout the United States.

        For fiscal 2014 and prior periods, the Company's fiscal year ended on the first Thursday after December 25, which in certain years (such as fiscal 2014) resulted in a 53-week fiscal year. Beginning January 2, 2015, the Company's fiscal year changed from a 52-53 week fiscal year ending on the first Thursday after December 25 of each year to a fiscal year ending on December 31 of each year.

        For fiscal 2016, we reported total revenues, income from operations and net income attributable to controlling interest of $3,197.1 million, $339.4 million and $170.4 million, respectively. In addition, we generated $410.5 million of cash flows from operating activities during fiscal 2016.

Business Strategy

        Our business strategy is predicated on our ability to allocate capital effectively to enhance value for our stockholders. This strategy focuses on enhancing our position in the motion picture exhibition industry by capitalizing on prudent industry consolidation and partnership opportunities, managing, expanding and upgrading our existing asset base with new technologies and customer amenities and realizing selective growth opportunities through new theatre construction. Our business strategy should enable us to continue to produce the free cash flow necessary to maintain a prudent allocation of our capital among dividend payments, debt service and repayment and investment in our theatre assets, all to provide meaningful value to our stockholders. Key elements of our business strategy include:

        Maximizing Stockholder Value.    We believe that our cash dividends are an efficient means of distributing value to our stockholders. From our initial public offering ("IPO") in May 2002 through December 31, 2016, we have returned approximately $4.2 billion to our stockholders in the form of quarterly and extraordinary cash dividends. During our most recent five year period, we returned approximately $1.0 billion to our stockholders in quarterly and extraordinary cash dividends.

        Pursuing Prudent Acquisitions and Maximizing Strategic Partnerships.    We believe that our acquisition experience and capital structure position us well to take advantage of future acquisition opportunities and to participate in various partnership initiatives. We intend to selectively pursue accretive theatre acquisitions and theatre-related investments that enhance and more fully utilize our asset base to improve our consolidated operating results and free cash flow.

        With respect to partnership initiatives, we own approximately 19.7% of National CineMedia, LLC ("National CineMedia" or "NCM") as of December 31, 2016. National CineMedia operates the largest digital in-theatre advertising network in North America and focuses on in-theatre advertising for its theatrical exhibition partners, which includes us, AMC Entertainment, Inc. ("AMC"), and Cinemark, Inc. ("Cinemark"). See "National CineMedia Joint Venture" under Part I, Item I of this Form 10-K for further discussion of National CineMedia. We also participate in other joint ventures and partnerships such as Digital Cinema Implementation Partners, LLC ("DCIP"), Open Road Films, AC JV, LLC ("AC JV"), Digital Cinema Distribution Coalition ("DCDC") and Atom Tickets, LLC ("Atom Tickets"), which are also further discussed under Part I, Item I of this Form 10-K. We believe our investment in National CineMedia and other joint venture arrangements generate incremental value for our stockholders.

        Pursuing Premium Experience Opportunities.    We continue to embrace innovative concepts that generate incremental revenue and cash flows for the Company and deliver a premium movie-going experience for our customers on several complementary fronts:

  •
  First, we continued to improve customer amenities, primarily through the installation of luxury reclining seats. With respect to our luxury reclining seating initiative, as of December 31, 2016, we offered luxury reclining seating in 1,369 auditoriums at 113 theatre locations. We expect to install luxury reclining seating in approximately 40-45 locations during 2017 and expect to outfit approximately 45% of the total screens in our circuit by the end of 2019. The costs of these conversions in some cases are partially covered by contributions from our theatre landlords.

  •
  Second, to address consumer trends and customer preferences, we have continued to expand our menu of food and alcoholic beverage products to an increasing number of attendees. The enhancement of our food and alcoholic beverage offerings has had a positive effect on our operating results, and we expect to continue to invest in such offerings in our theatres. As of December 31, 2016, we offered an expanded menu of food in 216 locations (reaching approximately 53% of our fiscal 2016 attendees) and alcoholic beverages in 143 locations (reaching approximately 28% of our fiscal 2016 attendees), and we expect to offer an expanded menu of food in approximately 270 locations and alcoholic beverages in approximately 215 locations by the end of 2017.

  •
  Third, we continued to implement various customer engagement initiatives aimed at delivering a premium movie-going experience for our customers in order to better compete for patrons and build brand loyalty. For example, we maintain a frequent moviegoer loyalty program, named the Regal Crown Club®, to actively engage our core customers. During the first quarter of 2016, we completed the national rollout of the new Regal Crown Club®. Members of the enhanced program can earn unlimited credits and can redeem such credits for movie tickets, concession items and movie memorabilia at the theatre or in an online reward center where members can select the rewards of their choice. We believe these changes allow us to offer more relevant offers to our members and increase customer engagement in the program. As of December 31, 2016, we had approximately 11.8 million active members in the Regal Crown Club®, making it the largest loyalty program in our industry.

  •
  In addition, we continued to develop and enhance other customer engagement initiatives such as mobile ticketing applications, internet ticketing, social media and other marketing initiatives. For example, we have improved the customer experience of purchasing tickets by expanding our ability to sell tickets remotely via our mobile ticketing application and through our internet ticketing partners such as Fandango.com and Atom Tickets. Customers can choose their preferred ticketing option, which in many cases means they can pre-purchase tickets, scan their mobile device and proceed directly to their reserved seat without waiting in line. In addition to providing customers the ability to pre-purchase tickets, our mobile ticketing application provides customers the ability to find films, movie information, showtimes, track Regal Crown Club® credits and receive special offers from Regal. Finally, at nearly one third of our locations, our newest ticketing partner, Atom Tickets, provides our patrons the ability to bypass concession stand lines by pre-purchasing concession items via their mobile device. We believe these technologies provide a platform for delivering a quality customer experience and will drive incremental revenues and cash flows in a more cost-effective manner.

  •
  Finally, our IMAX® digital projection systems and our proprietary large screen format, RPXSM, offer our patrons all-digital, large format premium experiences and generate incremental revenue and cash flows for the Company. As of December 31, 2016, our IMAX® footprint consisted of 89 IMAX® screens, and we operated 93 RPXSM screens. We continue to selectively install RPXSM screens where we can generate a financial return, and we have recently agreed to install an additional 11 IMAX® digital projection systems, which will ultimately expand our IMAX® footprint to 100 screens.

        We believe the continued rollout of premium amenities such as luxury reclining seating, a wider array of food and alcoholic beverage offerings and IMAX® and RPXSM screens allow us to deliver a premium movie-going experience for a majority of our customers. We believe this strategy will enable us to better compete for patrons and build brand loyalty, which we believe will provide us the opportunity for incremental revenue and cash flows.

        Pursuing Selective Growth Opportunities and Active Asset Management.    We intend to selectively pursue expansion opportunities through new theatre construction, expansion and upgrades that meet our strategic and financial return criteria. Additionally, we manage our asset base by opportunistically closing underperforming theatres. We continued to actively manage our asset base during fiscal 2016 by opening two theatres with 19 screens, reopening five screens at an existing theatre and closing 13 theatres and 118 screens, ending the year with 561 theatres and 7,267 screens.

Competitive Strengths

        We believe that the following competitive strengths position us to capitalize on future opportunities:

        Industry Leader.    We are one of the largest domestic motion picture exhibitors operating 7,267 screens in 561 theatres in 42 states along with Guam, Saipan, American Samoa and the District of Columbia. Our geographically diverse circuit includes theatres in 46 of the top 50 U.S. designated market areas. We believe that the quality and size of our theatre circuit is a significant competitive advantage for negotiating attractive national contracts and generating economies of scale. We believe that our market leadership allows us to capitalize on favorable attendance trends and attractive consolidation and partnership opportunities.

        Superior Management Drives Strong Operating Margins.    Our operating philosophy focuses on efficient operations and strict cost controls at both the corporate and theatre levels. At the corporate level, we are able to capitalize on our size and operational expertise to achieve economies of scale in purchasing and marketing functions. We have developed an efficient purchasing and distribution supply chain that generates favorable concession margins. At the theatre level, management devotes significant attention to cost controls through the use of financial data analysis, detailed management reports and performance-based compensation programs to encourage theatre managers to deliver a premium customer experience while effectively controlling costs and maximizing free cash flow.

        Proven Acquisition and Integration Expertise.    We have significant experience identifying, completing and integrating acquisitions of theatre circuits. Since our 2002 IPO, we have demonstrated our ability to enhance revenues and realize operating efficiencies through the successful acquisition and integration of nine theatre circuits, consisting of 230 theatres and 2,683 screens. We have generally achieved immediate synergies at acquired theatres and improved their profitability through the application of our consolidated operating functions and key supplier contracts, and our relationship with National CineMedia.

        Quality Theatre Portfolio.    We believe that we operate one of the most modern theatre circuits among major motion picture exhibitors. Approximately 59% of our locations featured one or more premium amenity offerings as of December 31, 2016. We believe the continued rollout of premium amenities such as luxury reclining seating, a wider array of food and alcoholic beverage offerings and IMAX® and RPXSM screens allow us to deliver a premium movie-going experience for a majority of our customers. Finally, we believe that our modern theatre portfolio coupled with our operating margins should allow us to generate significant cash flows from operations.

Dividend Policy

        We believe that paying dividends on our shares of common stock is important to our stockholders. To that end, during fiscal 2016, we paid to our stockholders four quarterly cash dividends of $0.22 per share on each outstanding share of our Class A and Class B common stock, or approximately $138.9 million in the aggregate. Further, on February 9, 2017, the Company declared a cash dividend of $0.22 per share on each share of the Company's Class A and Class B common stock (including outstanding restricted stock), payable on March 15, 2017 to stockholders of record on March 3, 2017. Declared dividends have been or will be funded through cash flow from operations and available cash on hand. We, at the discretion of our Board of Directors and subject to applicable law, anticipate paying regular quarterly dividends on our Class A and Class B common stock for the foreseeable future. The amount, if any, of the dividends to be paid in the future will depend upon our then available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows, as well as other relevant factors. Dividends are considered quarterly and may be paid only when, and in such amounts as, approved by our Board of Directors.

INDUSTRY OVERVIEW AND TRENDS

        The domestic motion picture exhibition industry is a mature business that has historically maintained steady long-term growth in revenues and stable attendance. Since 1965, total box office revenues have grown at a compound annual growth rate of approximately 5%, with annual attendance of approximately 1.3 billion attendees in 2016. Against this background of steady long-term growth in revenues, the exhibition industry has experienced periodic short-term increases and decreases in attendance and in turn box office revenues. Consequently, we expect the cyclical nature of the domestic motion picture exhibition industry to continue for the foreseeable future. However, we believe that long-term trends in motion picture attendance in the U.S. will continue to benefit the domestic motion picture exhibition industry. For example, during the most recent five-year period, attendance levels remained stable and the industry generated record box office results during 2012, 2013, 2015 and 2016.

        Through the years, the domestic motion picture exhibition industry has experienced increased competition from other methods of delivering content to consumers including digital sell-through, DVD and Blu-ray, physical and digital rental, subscription video on demand and free and pay television. Traditionally, when motion picture distributors license their films to the domestic exhibition industry, they refrain from licensing their products to other delivery channels for a period of time, commonly called the theatrical release window. Over the past several years, the average period between a film's theatrical release and its release in the next distribution channel has contracted slightly to approximately three to four months. Further, some film distributors have experimented with offering alternative distribution methods for certain films that rely on shorter theatrical release windows and in some cases, bypass the theatrical release altogether. We believe that a material contraction of the theatrical release window could significantly dilute the consumer appeal of the out-of-home motion picture offering. As a result, we continue to monitor the status of the theatrical release window during our film licensing decisions. Fundamentally, we believe that movie-going is a convenient, affordable and attractively priced form of out-of-home entertainment, which, on an average price per patron basis, continues to compare favorably to other out-of-home entertainment alternatives, such as concerts and sporting events.

        Finally, the domestic motion picture exhibition industry is in the process of implementing various initiatives, concepts and customer amenities aimed at delivering a premium movie-going experience for its customers in order to better compete for patrons and build brand loyalty, which we believe will provide us the opportunity for incremental revenue and cash flows. These initiatives include luxury reclining seating, a wider array of food and beverage offerings, in-theatre dining and bar service, reserved seating, the enhancement of loyalty programs and other customer engagement initiatives such as mobile ticketing applications, internet ticketing, social media and other marketing initiatives. In addition, we believe the benefits associated with premium motion picture formats are significant for our industry and provide us with the opportunity for incremental revenue from formats such as IMAX® and our proprietary large screen format, RPXSM. Finally, we believe that operating a digital theatre circuit provides greater flexibility in scheduling our programming content, which has enhanced our capacity utilization, and enables us to generate incremental revenue from motion picture formats, such as digital 3D, and the exhibition of specialty content offerings through certain distributors, such as AC JV. We are optimistic that these and other recent industry initiatives and trends will drive continued growth and strength for the domestic motion picture industry.

THEATRE OPERATIONS

        We operate one of the largest theatre circuits in the United States with 7,267 screens in 561 theatres in 42 states along with Guam, Saipan, American Samoa and the District of Columbia as of December 31, 2016. We operate theatres in 46 of the top 50 U.S. designated market areas. We target prime locations with excellent access to large, high patron-traffic areas. We operate our theatre circuit using our Regal Cinemas, United Artists, Edwards, Great Escape Theatres and Hollywood Theaters brands through our wholly owned subsidiaries.

        We operate multi-screen theatres. Our multi-screen theatre complexes typically contain 10 to 18 screens, each with auditoriums ranging from 100 to 500 seats. As a result, our theatres appeal to a diverse group of patrons because we offer a wide selection of films and convenient show times. In addition, many of our theatres feature state-of-the-art amenities such as immersive sound, wall-to-wall and floor-to-ceiling screens, Sony Digital CinemaTM 4K projection systems, 3D digital projection systems, IMAX® and our proprietary large screen format, RPXSM, digital stereo surround-sound and enhanced interiors featuring video game and party room areas adjacent to the theatre lobby. Finally, we are in the process of implementing various other initiatives, concepts and customer amenities such as luxury reclining seating, a wider array of food and beverage offerings, in-theatre dining and bar service and reserved seating.

        Our modern, multi-screen theatres are designed to increase profitability by optimizing revenues per square foot while reducing our operational costs on a per attendee basis. We vary auditorium seating capacities within the same theatre, allowing us to exhibit films on a more cost effective basis for a longer period of time by shifting films to smaller auditoriums to meet changing attendance levels. In addition, we realize significant operating efficiencies by having common box office, concessions, projection, lobby and restroom facilities, which enable us to spread some of our costs, such as payroll, advertising, rent and utility costs over a higher revenue base. We strategically schedule movie show times to reduce staffing requirements and box office and concession line congestion and to provide more desirable parking and traffic flow patterns. We also actively monitor ticket sales in order to quickly recognize demand surges, which enables us to add seating capacity quickly and efficiently. In addition, we offer various forms of convenient ticketing methods, including print-at-home technology, self-serve kiosks, e-gift cards and mobile and internet ticketing. We believe that operating a theatre circuit consisting primarily of modern theatres enhances our ability to attract patrons and believe theatres larger than the current 10 to 18 screen megaplex are not able to generate attractive returns in most locations because of the substantial market suitability requirements to generate a level of profitability similar to the current megaplex format.

        The following table details the number of locations and theatre screens in our theatre circuit ranked by the number of screens in each state along with Guam, Saipan, American Samoa and the District of Columbia as of December 31, 2016:

State/District	Locations	Number of Screens
California	88	1,063
Florida	48	709
New York	45	555
Virginia	30	429
Washington	29	347
Texas	26	374
Pennsylvania	23	311
North Carolina	22	265
Georgia	21	307
Ohio	19	274
Oregon	19	206
South Carolina	17	230
Maryland	14	196
Colorado	14	174
Tennessee	13	179
Nevada	11	141
Indiana	11	139
New Jersey	10	142
Massachusetts	10	118
Illinois	9	129
Missouri	8	114
Hawaii	7	72
Mississippi	6	46
Idaho	5	73
Kentucky	5	60
New Mexico	5	60
Alaska	5	52
West Virginia	4	46
Connecticut	4	43
Louisiana	4	43
Alabama	3	52
Kansas	3	34
Oklahoma	3	34
New Hampshire	3	33
Minnesota	2	36
Delaware	2	33
Michigan	2	26
Arkansas	2	24
Maine	2	20
Nebraska	1	16
Arizona	1	14
District of Columbia	1	14
Guam	1	14
Montana	1	11
Saipan	1	7
American Samoa	1	2

Total	561	7,267

        We have implemented a best practices management program across all of our theatres that provides daily, weekly, monthly and quarterly management reports for each individual theatre, and we maintain active communication between the theatres, divisional management and corporate management. We use these management reports and communications to closely monitor admissions and concessions revenues as well as accounting, payroll and workforce information necessary to manage our theatre operations effectively and efficiently.

        We seek experienced theatre managers and require new theatre managers to complete a comprehensive training program within the theatres and at the "Regal Entertainment University," which is held at our corporate office. The program is designed to encompass all phases of theatre operations, including our operating philosophy, policies, procedures and standards. In addition, we have an incentive compensation program for theatre-level management that rewards theatre managers for controlling operating expenses while complying with our operating standards.

        In addition, we have implemented quality assurance programs in all of our theatres to maintain clean, comfortable and modern facilities and monitor food service. To maintain quality and consistency within our theatre circuit, district and regional managers and various contractual service partners regularly inspect each theatre and provide recurring feedback. In addition, we consistently solicit feedback from our patrons through an on-line guest experience program whereby our guests rate and provide detailed comments regarding their experiences at our theatres. Finally, we also conduct a "mystery shopper" program, which involves unannounced visits by unidentified customers who report on the quality of service, film presentation and cleanliness at individual theatres.

NATIONAL CINEMEDIA JOINT VENTURE

        We maintain an investment in National CineMedia, which operates the largest digital in-theatre advertising network in North America representing over 20,500 U.S. theatre screens (of which approximately 20,100 are part of National CineMedia's digital content network) as of December 31, 2016. During 2016, over 700 million patrons attended movies shown in theatres in which National CineMedia currently has exclusive cinema advertising agreements in place. National CineMedia focuses on in-theatre advertising for its theatrical exhibition partners, which includes us, AMC and Cinemark.

        We receive theatre access fees and mandatory distributions of excess cash from National CineMedia. Pursuant to our Common Unit Adjustment Agreement, from time to time, common units of National CineMedia held by Regal, AMC and Cinemark will be adjusted up or down through a formula primarily based on increases or decreases in the number of theatre screens operated and theatre attendance generated by each joint venture partner. As of December 31, 2016, we held approximately 27.1 million common units of National CineMedia. On a fully diluted basis, we own a 19.7% interest in NCM, Inc. as of December 31, 2016.

        During fiscal 2013, National CineMedia sold its "Fathom Events" business to AC JV, a newly-formed Delaware limited liability company owned 32% by each of RCI, AMC and Cinemark and 4% by National CineMedia. The Fathom Events business markets and distributes live and pre-recorded entertainment programming to various theatre operators (including us, AMC and Cinemark) to provide additional programs to augment their feature film schedule and includes events such as live and pre-recorded concerts, opera and symphony, DVD product releases and marketing events, theatrical premieres, Broadway plays, live sporting events and other special events.

        See Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion of National CineMedia and related transactions, including AC JV.

DIGITAL CINEMA IMPLEMENTATION PARTNERS JOINT VENTURE

        We maintain an investment in DCIP, a joint venture company formed by Regal, AMC and Cinemark. DCIP funds the cost of digital projection principally through the collection of virtual print fees from motion picture studios and equipment lease payments from participating exhibitors, including

us. DCIP's initial and second round of financing substantially covered the cost of conversion to digital projection for our entire circuit. In addition to its U.S. digital deployment, DCIP actively manages the deployment of over 1,800 digital systems in Canada for Canadian Digital Cinema Partnership, a joint venture between Cineplex Inc. and Empire Theatres Limited.

        The Company holds a 46.7% economic interest in DCIP as of December 31, 2016. As of December 31, 2016, all of our screens were fully outfitted with digital projection systems. Please refer to Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion of DCIP.

OPEN ROAD FILMS, DCDC AND ATOM TICKETS JOINT VENTURES

        We maintain an investment in Open Road Films, a film distribution company jointly owned by us and AMC. Open Road Films was created to fill a gap in the marketplace created by the major studios' big-budget franchise film strategy by marketing smaller budget films in a cost-effective manner, which we believe will drive additional patrons to our theatres. Open Road Films distributed seven films and generated national box office revenues of approximately $107.0 million during 2016 and intends to distribute approximately six to eight films per year. The Company has committed to a cash investment of $30.0 million in Open Road Films, and as of December 31, 2016, the Company has funded a total of $28.3 million of its initial $30.0 million commitment. The carrying value of the Company's investment in Open Road Films as of December 31, 2016 was $(1.7) million.

        The Company is a party to a joint venture with certain exhibitors and distributors called DCDC. DCDC has established a satellite distribution network that distributes digital content to theatres via satellite. The Company has an approximate 14.6% ownership in DCDC as of December 31, 2016. The carrying value of the Company's investment in DCDC was approximately $2.8 million as of December 31, 2016.

        Finally, we maintain an investment in Atom Tickets, an internet ticketing partner of the Company. At nearly one third of our locations, Atom Tickets provides our patrons the ability to bypass concession stand lines by pre-purchasing concession items via their mobile device. The carrying value of the Company's investment in Atom Tickets was approximately $5.0 million as of December 31, 2016.

        Please refer to Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion of Open Road Films, DCDC and Atom Tickets.

FILM DISTRIBUTION

        Domestic movie theatres are the primary initial distribution channel for domestic film releases. The theatrical success of a film is often the most important factor in establishing its value in other film distribution channels. Motion pictures are generally made available through several alternative distribution methods after the theatrical release date, including digital sell-through, DVD and Blu-ray, physical and digital rental, subscription video on demand and free and pay television. A strong theatrical opening often establishes a film's success and positively influences the film's potential in these downstream distribution channels. As the primary distribution mechanism for the public's evaluation of films, we believe that domestic theatrical distribution remains the cornerstone of a film's overall financial success.

        The development of additional distribution channels has given motion picture producers the ability to generate a greater portion of a film's revenues through channels other than its theatrical release. Historically, this potential for increased revenue after a film's initial theatrical release has enabled major motion picture studios and some independent producers to increase the budgets for film production and advertising.

FILM EXHIBITION

        Evaluation of Film.    We license films on a film-by-film and theatre-by-theatre basis by negotiating directly with film distributors. Prior to negotiating for a film license, we evaluate the prospects for upcoming films. Criteria we consider for each film may include cast, producer, director, genre, budget, comparative film performances and various other market conditions. Successful licensing depends greatly upon the exhibitor's knowledge of trends and historical film preferences of the residents in markets served by each theatre, as well as the availability of commercially successful motion pictures.

        Access to Film Product.    Films are licensed from film distributors owned by major production companies and from independent film distributors that distribute films for smaller production companies. Film distributors typically establish geographic licensing zones and allocate each available film to one theatre within that zone.

        In licensing zones where we are the sole exhibitor, we obtain film licenses by selecting a film from among those films being offered and negotiating directly with the distributor. In zones where there is competition, a distributor may allocate films among the exhibitors in the zone or choose to offer their films to some or all exhibitors in the zone. When films are licensed under the allocation process, a distributor will select an exhibitor for each film who then negotiates film rental terms directly with the distributor.

        Film Rental Fees.    Film licenses typically specify rental fees or formulas by which rental fees may be calculated. The majority of our arrangements use a "sliding scale" formula. Under a sliding scale formula, the distributor receives a percentage of the box office receipts using a pre-determined and mutually agreed upon film rental template. This formula establishes film rental predicated on box office performance and is the predominant formula used by us to calculate film rental fees. To a much lesser extent, we have also used a "firm term" formula and a "review or settlement" method where either (1) the exhibitor and distributor agree prior to the exhibition of the film on a specified percentage of the box office receipts to be remitted to the distributor or (2) the exhibitor and distributor negotiate a percentage of the box office receipts to be remitted to the distributor upon completion of the theatrical engagement.

        Duration of Film Licenses.    The duration of our film licenses are negotiated with our distributors on a case-by-case basis. The terms of our license agreements depend on performance of each film. Marketable movies that are expected to have high box office admission revenues will generally have longer license terms than movies with more uncertain performance and popularity.

        Relationship with Distributors.    Many distributors provide quality first-run movies to the motion picture exhibition industry. We license films from each of the major distributors and believe that our relationships with these distributors are good. For fiscal 2016, films shown from our top ten film distributors accounted for approximately 95% of our admissions revenues. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor's motion pictures in any given year. In 2016, our largest single distributor accounted for 26.8% of our box office admissions.

CONCESSIONS

        In addition to box office admissions revenues, we generated approximately 29.2% of our total revenues from concessions sales during fiscal 2016. We emphasize prominent and appealing concession stations designed for rapid and efficient service. We continually seek to increase concessions sales by actively managing concession line congestion, optimizing product mix and through expansion of our concession offerings, introducing special promotions from time to time and offering employee training and incentive programs to up-sell and cross-sell products. We have favorable concession supply contracts and have developed an efficient concession purchasing and distribution supply chain. We have historically maintained strong brand relationships and management negotiates directly with these manufacturers for many of our concession items to obtain competitive prices and to ensure adequate supplies.

        To address consumer trends and customer preferences, we have continued to expand our menu of food and alcoholic beverage products to an increasing number of attendees. The enhancement of our food and alcoholic beverage offerings has had a positive effect on our operating results, and we expect to continue to invest in such offerings in our theatres. As of December 31, 2016, we offered an expanded menu of food in 216 locations (reaching approximately 53% of our fiscal 2016 attendees) and alcoholic beverages in 143 locations (reaching approximately 28% of our fiscal 2016 attendees), and we expect to offer an expanded menu of food in approximately 270 locations and alcoholic beverages in approximately 215 locations by the end of 2017.

COMPETITION

        The motion picture exhibition industry is highly competitive. Motion picture exhibitors generally compete on the basis of the following competitive factors:

  •
  ability to secure films with favorable licensing terms;

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  availability of customer amenities (including luxury reclining seating), location, reputation, stadium seating and seating capacity;

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  quality of projection and sound systems;

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  appeal of our concession products; and

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  ability and willingness to promote the films that are showing.

        We have several hundred competitors nationwide that vary substantially in size, from small independent exhibitors to large national chains such as AMC and Cinemark. As a result, our theatres are subject to varying degrees of competition in the regions in which they operate. Our competitors, including newly established motion picture exhibitors, may build new theatres or screens in areas in which we operate, which may result in increased competition and excess capacity in those areas. If this occurs, it may have an adverse effect on our business and results of operations. As one of the largest motion picture exhibitors, however, we believe that we will be able to generate economies of scale and operating efficiencies that will give us a competitive advantage over many of our competitors. As discussed in "Industry Overview and Trends" under Part I, Item I of this Form 10-K, the domestic motion picture exhibition industry is in the process of implementing various initiatives and concepts aimed at delivering a premium movie-going experience for its customers in order to better compete for patrons and build brand loyalty. We are optimistic that these and other recent industry initiatives and trends will drive continued growth and strength for the domestic motion picture industry. To that end, our market share may be positively or negatively impacted by such initiatives and trends during any given fiscal period.

        We also compete with other motion picture distribution channels including digital sell-through, DVD and Blu-ray, physical and digital rental, subscription video on demand and free and pay television. Other technologies could also have an adverse effect on our business and results of operations. When motion picture distributors license their products to the domestic exhibition industry, they refrain from licensing their motion pictures to these other distribution channels for a period of time, commonly called the theatrical release window. Over the past several years, the theatrical release window has contracted to approximately three to four months. Further, some film distributors have experimented with offering alternative distribution methods for certain films that rely on shorter theatrical release windows and in some cases, bypass the theatrical release altogether. We believe that a material contraction of the theatrical release window could significantly dilute the consumer appeal of the out-of-home motion picture offering. As a result, we continue to monitor the status of the theatrical release window during our film licensing decisions.

        In addition, we compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, concerts, live theatre and restaurants.

MARKETING AND ADVERTISING

        Currently, film distributors organize and finance multimedia advertising campaigns for major film releases. To market our theatres, we utilize internet, mobile and social media, print and multimedia advertising to inform our patrons of film selections and show times. In many of our markets, we employ special interactive marketing programs for specific films and concessions items.

        Our frequent moviegoer loyalty program, Regal Crown Club®, is designed to actively engage our core customers and is the largest loyalty program in our industry. Through the Regal Crown Club®, we seek to enhance the customer experience and increase the frequency and amounts of purchases to generate additional revenue. During the first quarter of 2016, we completed the national rollout of the new Regal Crown Club®. Members of the enhanced program can earn unlimited credits and can redeem such credits for movie tickets, concession items and movie memorabilia at the theatre or in an online reward center where members can select the rewards of their choice. We believe these changes allow us to provide more relevant offers to our members and increase customer engagement in the program. As of December 31, 2016, we had approximately 11.8 million active members in the Regal Crown Club®, and these members accounted for approximately $1.1 billion of the Company's box office and concession revenues during fiscal 2016. Our mobile ticketing application, designed to give customers quick access to box office information via their Apple iPhone® or Android™ phone, has been downloaded approximately 6.1 million times since its fiscal 2012 launch. The application provides customers the ability to find films, movie information, showtimes and special offers from Regal and the ability to purchase tickets for local theatres, thereby expediting the admissions process. Additionally, the application helps customers stay up-to-date on the latest coupons and Regal Crown Club® loyalty program promotions.

        In addition, we seek to develop patron loyalty through a number of other marketing programs such as summer children's film series and promotions within local communities.

INFORMATION TECHNOLOGY SYSTEMS

        Information Technology ("IT") is focused on the customer experience and supporting the efficient operation of our theatres, the management of our business and other revenue-generating opportunities. The revenue streams generated by attendance and concession sales are fully supported by information systems to monitor cash flow and to detect fraud and inventory shrinkage. We have implemented software and hardware solutions which provide for enhanced capabilities and efficiency within our theatre operations. These solutions have enabled us to sell gift cards at various major retailers, grocery and warehouse stores and to redeem those gift cards at our theatre box offices and concession stands.

        We continue to focus on improving the customer experience of purchasing tickets by expanding our ability to sell tickets remotely via our mobile application and through our internet ticketing partners such as Fandango.com and Atom Tickets, and self-service alternatives, such as ticketing kiosks and print-at-home ticketing. Customers can choose their preferred ticketing option, which in many cases means they can pre-purchase tickets, scan their mobile device and proceed directly to their reserved seat without waiting in line. In addition to providing customers the ability to pre-purchase tickets, our mobile application provides customers the ability to find films, movie information, showtimes, track Regal Crown Club® credits and receive special offers from Regal. Lastly, at nearly one third of our locations, our newest ticketing partner, Atom Tickets, provides our patrons the ability to bypass concession stand lines by pre-purchasing concession items via their mobile device. These technologies provide a platform for delivering a quality customer experience and will drive incremental revenues and cash flows in a more cost-effective manner.

        In addition, we continue to strategically pursue technologies to improve the services we provide to our patrons and to provide information to our management allowing them to operate our theatres efficiently. Our scheduling systems support the coordination needed to properly allocate our auditoriums between film showings and meetings and events, while also ensuring that movie audiences view the intended advertising and that revenue is allocated to the appropriate business function. The scheduling systems also provide scheduling information electronically and automatically to media outlets, including newspapers and various online media outlets to drive attendance in our theatres. The sales and attendance information collected by the theatre systems is used directly for film booking and settlement as well as provides the primary source of data for our financial systems.

SEASONALITY

        The timing of movie releases can have a significant effect on our results of operations, and the results of one fiscal quarter are not necessarily indicative of results for the next fiscal quarter or any other fiscal quarter. Historically, motion picture studios release the most marketable motion pictures during the summer and the holiday season. The unexpected emergence of a hit film during other periods can alter the traditional trend. The seasonality of motion picture exhibition, however, has become less pronounced as motion picture studios are releasing motion pictures somewhat more evenly throughout the year.

EMPLOYEES

        As of December 31, 2016, we employed approximately 25,359 persons. The Company considers its employee relations to be good.

EXECUTIVE OFFICERS OF THE REGISTRANT

        Shown below are the names, ages as of December 31, 2016, and current positions of our executive officers. There are no family relationships between any of the persons listed below, or between any of such persons and any of the directors of the Company or any persons nominated or chosen by the Company to become a director or executive officer of the Company.

Name	Age	Position
Amy E. Miles	50	Chief Executive Officer and Chair of the Board of Directors
Gregory W. Dunn	57	President and Chief Operating Officer
Peter B. Brandow	56	Executive Vice President, General Counsel and Secretary
David H. Ownby	47	Executive Vice President, Chief Financial Officer and Treasurer

        Amy E. Miles is our Chief Executive Officer and Chair of the Board of Directors. Ms. Miles has served as Chief Executive Officer since June 2009 and became Chair of the Board of Directors in March 2015. Prior thereto, Ms. Miles served as our Executive Vice President, Chief Financial Officer and Treasurer from March 2002 to June 2009. Additionally, Ms. Miles has served as the Chief Executive Officer of Regal Cinemas, Inc. since June 2009. Ms. Miles formerly served as the Executive Vice President, Chief Financial Officer and Treasurer of Regal Cinemas, Inc. from January 2000 to June 2009. Prior thereto, Ms. Miles served as Senior Vice President of Finance from April 1999, when she joined Regal Cinemas, Inc. Prior to joining the Company, Ms. Miles was a Senior Manager with Deloitte & Touche LLP from 1998 to 1999. From 1989 to 1998, she was with PricewaterhouseCoopers LLP.

        Gregory W. Dunn is our President and Chief Operating Officer. Mr. Dunn has served as an Executive Vice President and Chief Operating Officer of Regal since March 2002 and became President of Regal in May 2005. Mr. Dunn served as Executive Vice President and Chief Operating Officer of Regal Cinemas, Inc. from 1995 to March 2002. Prior thereto, Mr. Dunn served as Vice President of Marketing and Concessions of Regal Cinemas, Inc. from 1991 to 1995.

        Peter B. Brandow is our Executive Vice President, General Counsel and Secretary and has served as such since March 2002. Mr. Brandow has served as the Executive Vice President, General Counsel and Secretary of Regal Cinemas, Inc. since July 2001, and prior to that time he served as Senior Vice President, General Counsel and Secretary of Regal Cinemas, Inc. since February 2000. Prior thereto, Mr. Brandow served as Vice President, General Counsel and Secretary from February 1999 when he joined Regal Cinemas, Inc. From September 1989 to January 1999, Mr. Brandow was an associate with the law firm Simpson Thacher & Bartlett LLP.

        David H. Ownby is our Executive Vice President, Chief Financial Officer and Treasurer and has served in this capacity since June 2009. Mr. Ownby also has served as our Chief Accounting Officer since May 2006. Mr. Ownby served as our Senior Vice President of Finance from March 2002 to June 2009. Prior thereto, Mr. Ownby served as the Company's Vice President of Finance and Director of Financial Projects from October 1999 to March 2002. Prior to joining the Company, Mr. Ownby served with Ernst & Young LLP from September 1992 to October 1999.

REGULATION

        The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. Consent decrees effectively require major film distributors to offer and license films to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, exhibitors cannot assure themselves of a supply of films by entering into long-term arrangements with major distributors, but must negotiate for licenses on a film-by-film basis.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990 (the "ADA") to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, award of damages to private litigants and additional capital expenditures to remedy such non-compliance.

        We believe that we are in substantial compliance with all current applicable regulations relating to accommodations for the disabled. We intend to comply with future regulations in this regard and except as set forth in Note 8 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, we do not currently anticipate that compliance will require us to expend substantial funds.

        Our theatre operations are also subject to federal, state and local laws governing such matters as wages, working conditions, citizenship and health and sanitation and environmental protection requirements. We believe that we are in substantial compliance with all relevant laws and regulations.

FORWARD-LOOKING STATEMENTS

        Some of the information in this Form 10-K includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Form 10-K, including, without limitation, certain statements under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" may constitute forward-looking statements. In some cases you can identify these forward-looking statements by words like "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those words and other comparable words. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those indicated in these statements as a result of certain risk factors as more fully discussed under "Risk Factors" below.

Item 1A.    RISK FACTORS.

        Investing in our securities involves a significant degree of risk. In addition to the other information contained in this Form 10-K, you should consider the following factors before investing in our securities.

Our substantial lease and debt obligations could impair our financial condition.

        We have substantial lease and debt obligations. For fiscal 2016, our total rent expense and net interest expense were approximately $427.6 million and $128.1 million, respectively. As of December 31, 2016, we had total debt obligations of $2,340.1 million. As of December 31, 2016, we had total contractual cash obligations of approximately $6,040.4 million. For a detailed discussion of our contractual cash obligations and other commercial commitments over the next several years, refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Cash Obligations and Commitments" provided in Part II, Item 7 of this Form 10-K.

        If we are unable to meet our lease and debt service obligations, we could be forced to restructure or refinance our obligations and seek additional equity financing or sell assets. We may be unable to restructure or refinance our obligations and obtain additional equity financing or sell assets on satisfactory terms or at all. As a result, the inability to meet our lease and debt service obligations could cause us to default on those obligations. The agreements governing the terms of our debt obligations contain restrictive covenants that limit our ability to take specific actions (including paying dividends to our stockholders) or require us not to allow specific events to occur and prescribe minimum financial maintenance requirements that we must meet. If we violate those restrictive covenants or fail to meet the minimum financial requirements contained in a debt instrument, we could be in default under that instrument, which could, in turn, result in defaults under other debt instruments. Any such defaults could materially impair our financial condition and liquidity. In addition, we may incur additional indebtedness in the future, subject to the restrictions contained in the agreements governing the terms of our debt obligations. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify.

To service our indebtedness, we will require a significant amount of cash, which depends on many factors beyond our control.

        Our ability to make payments on our debt and other financial obligations will depend on the ability of our subsidiaries to generate substantial operating cash flow. This will depend on future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. If our and our subsidiaries' cash flows prove inadequate to meet our and their debt service and other obligations in the future, we may be required to refinance all or a portion of our and our subsidiaries' existing or future debt, on or before maturity, sell assets, obtain additional financing or suspend the payment of dividends. We cannot assure you that we will be able to refinance any indebtedness, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

We depend on motion picture production and performance and our relationships with film distributors.

        Our ability to operate successfully depends upon the availability, diversity and commercial appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. We license first-run motion pictures, the success of which can depend on the marketing efforts of the major motion picture studios. Poor performance of, or any disruption in the production of, these motion pictures (including by reason of a strike or lack of adequate financing), or a reduction in the marketing efforts of the major motion picture studios, could hurt our business and results of operations. In addition, a change in the type and breadth of movies offered by motion picture studios may adversely affect the demographic base of moviegoers.

        The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. Consent decrees resulting from those cases effectively require major motion picture distributors to offer and license films to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis. In addition, the film distribution business is highly concentrated, with the top ten film distributors accounting for approximately 95% of our admissions revenues during fiscal 2016. Our business depends on maintaining good relations with these distributors. We are dependent on our ability to negotiate commercially favorable licensing terms for first-run films. A deterioration in our relationship with any of the major film distributors could affect our ability to negotiate film licenses on favorable terms or our ability to obtain commercially successful films and, therefore, could hurt our business and results of operations.

An increase in the use of alternative film delivery methods may drive down movie theatre attendance and reduce our revenue.

        We compete with other motion picture distribution channels including digital sell-through, DVD and Blu-ray, physical and digital rental, subscription video on demand and free and pay television. When motion picture distributors license their products to the domestic exhibition industry, they refrain from licensing their motion pictures to these other distribution channels during the theatrical release window. The average theatrical release window has decreased from approximately six months to approximately three to four months over the last decade. Further, some film distributors have experimented with offering alternative distribution methods for certain films that rely on shorter theatrical release windows and in some cases, bypass the theatrical release altogether. We believe that a material contraction of the current theatrical release window could significantly dilute the consumer appeal of the in-theatre motion picture offering, which could have a material adverse effect on our business and results of operations. We can provide no assurance as to the impact or timing of any material contraction to the current theatrical release window.

Our theatres operate in a competitive environment.

        The motion picture exhibition industry is fragmented and highly competitive with no significant barriers to entry. Theatres operated by national and regional circuits and by small independent exhibitors compete with our theatres, particularly with respect to film licensing, attracting patrons and developing new theatre sites. Moviegoers are generally not brand conscious and usually choose a theatre based on its location, the films showing there and its amenities.

        The motion picture exhibition industry has and continues to implement various initiatives, concepts, customer amenities and technological innovations aimed at delivering a premium movie-going experience for its patrons (including, but not limited to, luxury reclining seating, enhancement of food and alcoholic beverage offerings, the installation of premium format screens, digital 3D, satellite distribution technologies and stadium seating). Theatres in our markets without these amenities may be more vulnerable to competition than those theatres with such amenities, and should other theatre operators choose to implement these or other initiatives in these markets, the performance of our theatres may be significantly and negatively impacted. In addition, while we continue to implement these and other initiatives, new innovations and technology will continue to impact our industry. If we are unable to respond to or invest in future technology and the changing preferences of our customers, we may not be able to compete with other exhibitors or other entertainment venues, which could also adversely affect our results of operations. Finally, should other theatre operators embark on aggressive capital spending strategies, our attendance, revenue and income from operations per screen could decline substantially.

We are currently the subject of an investigation by the Antitrust Division of the Department of Justice and Attorneys General in several states and have been named as defendants in third party lawsuits related to similar matters.

        We are currently the subject of an investigation by the DOJ regarding potentially anticompetitive conduct and coordination among NCM, AMC, the Company and/or Cinemark, under Sections 1 and 2 of the Sherman Act, 15 U.S.C. § 1 and § 2. Additionally, we are the subject of investigations by various state attorneys general relating to our investments in various joint ventures, including NCM, as well as movie "clearances" whereby film distributors do not license the rights to exhibitors to play the same first-run feature length films at the same time in the same theatrical release zones. In addition, we have been named as defendants in lawsuits commenced by other theatre operators who claim the Company has engaged in anti-competitive conduct by virtue of these clearances.

        The Company intends to cooperate with any Federal or state investigations to the extent any are undertaken. While we do not believe that the Company has engaged in any violation of Federal or state antitrust or competition laws related to its investments in NCM, other joint ventures, or as pertains to movie clearances, and while the Company intends to vigorously defend any allegation that it has done so, we can provide no assurances as to the scope, timing or outcome of the DOJ's, any other state or Federal governmental reviews of the Company's conduct, or any third party lawsuits initiated regarding the same or similar matters. If we are subject to an adverse finding or ruling resulting from any of these investigations or lawsuits, we could be required to pay damages or penalties or have other remedies imposed upon us that could have a material adverse effect on our business. In addition, we have already incurred substantial legal expenses related to these matters and we may incur significant additional expenditures in the future. Furthermore, the period of time necessary to fully respond to and resolve these investigations and lawsuits is uncertain and could require significant management time and financial resources which could otherwise be devoted to the operation of our business.

We may not benefit from our acquisition strategy and strategic partnerships.

        We may have difficulty identifying suitable acquisition candidates and partnership opportunities. In the case of acquisitions, even if we identify suitable candidates, we anticipate significant competition from other motion picture exhibitors and financial buyers when trying to acquire these candidates, and there can be no assurances that we will be able to acquire such candidates at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. As a result of this competition for limited assets, we may not succeed in acquiring suitable candidates or may have to pay more than we would prefer to make an acquisition. If we cannot identify or successfully acquire suitable acquisition candidates, we may not be able to successfully expand our operations and the market price of our securities could be adversely affected.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. There can be no assurance, however, that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. If we cannot generate anticipated cash flows resulting from acquisitions or fail to realize their anticipated benefits, our results of operations and profitability could be adversely affected. Any acquisition may involve operating risks, such as:

  •
  the difficulty of assimilating the acquired operations and personnel and integrating them into our current business;

  •
  the potential disruption of our ongoing business;

  •
  the diversion of management's attention and other resources;

  •
  the possible inability of management to maintain uniform standards, controls, procedures and policies;

  •
  the risks of entering markets in which we have little or no experience;

  •
  the potential impairment of relationships with employees and landlords;

  •
  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

  •
  the possibility that any acquired theatres or theatre circuit operators do not perform as expected.

        We also maintain theatre-related investments and partnership opportunities that enhance and more fully leverage our asset base to improve our consolidated operating results and free cash flow. As of December 31, 2016, we own approximately 19.7% of National CineMedia, and participate in other joint ventures such as DCIP, Open Road Films, AC JV, DCDC and Atom Tickets. Risks associated with pursuing these investments and opportunities include:

  •
  the difficulties and uncertainties associated with identifying investment and partnership opportunities that will successfully enhance and utilize our existing asset base in a manner that contributes to cost savings and revenue enhancement;

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  our inability to exercise complete voting control over the partnerships and joint ventures in which we participate; and

  •
  our partners may have economic or business interests or goals that are inconsistent with ours, exercise their rights in a way that prohibits us from acting in a manner which we would like or they may be unable or unwilling to fulfill their obligations under the joint venture or similar agreements.

        Although we have not been materially constrained by our participation in National CineMedia or other joint ventures to date, no assurance can be given that the actions or decisions of other stakeholders in these ventures will not affect our investments in National CineMedia, DCIP, Open Road Films, AC JV, DCDC and Atom Tickets or other existing or future ventures in a way that hinders our corporate objectives or reduces any anticipated improvements to our operating results and free cash flow.

        In addition, any acquisitions or partnership opportunities are subject to the risk that the Antitrust Division of the DOJ or state or foreign competition authorities may require us to dispose of existing or acquired theatres or other assets in order to complete acquisition and partnership opportunities, pay damages and fines, or otherwise modify our normal operations as a result of our joint venture investments. The DOJ and various state attorneys general are currently investigating our investments in our various joint ventures, including NCM, for potentially anticompetitive conduct, as described more fully herein, and until such investigations are complete, we are not able to predict their outcome.

We rely on our information systems to conduct our business, and failure to protect these systems against security breaches could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

        The efficient operation of our business is dependent on computer hardware and software systems. Information systems are vulnerable to security breaches by computer hackers, cyber terrorists, employee error or misconduct, viruses and other catastrophic events, leading to unauthorized disclosure of confidential and proprietary information and exposing us to litigation that could adversely affect our reputation. We rely on industry accepted security measures and technology to protect confidential and proprietary information maintained on our information systems. However, these measures and technology may not adequately prevent security breaches. In addition, the unavailability of the information systems or the failure of these systems to perform as anticipated for any reason could disrupt our business and could result in decreased performance and increased operating costs, causing our business and results of operations to suffer. Any significant interruption or failure of our information systems or any significant breach of security could adversely affect our business and results of operations.

Economic, political and social conditions could materially affect our business by reducing consumer spending on movie attendance or could have an impact on our business and financial condition in ways that we currently cannot predict.

        We depend on consumers voluntarily spending discretionary funds on leisure activities. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, theme parks, concerts, live theatre and restaurants. Motion picture theatre attendance may be affected by negative trends in the general economy that adversely affect consumer spending. A prolonged reduction in consumer confidence or disposable income in general may affect the demand for motion pictures or severely impact the motion picture production industry, which, in turn, could adversely affect our operations. If economic conditions are weak or deteriorate, or if financial markets experience significant disruption, it could materially adversely affect our results of operations, financial position and/or liquidity. For example, deteriorating conditions in the global credit markets could negatively impact our business partners which may impact film production, the development of new theatres or the enhancement of existing theatres.

        Theatre attendance may also be affected by political events, such as terrorist attacks on, or wars or threatened wars involving, the United States, health related epidemics and random acts of violence, any one of which could cause people to avoid our theatres or other public places where large crowds are in attendance. In addition, due to our concentration in certain markets, natural disasters such as hurricanes, earthquakes and severe storms in those markets could adversely affect our overall results of operations.

        In addition, our ability to access capital markets may be restricted at times when the implementation of our business strategy may require us to do so, which could have an impact on our flexibility to react to changing economic and business conditions. For example, our future ability to borrow on Regal Cinemas' senior credit facility or the effectiveness of our remaining and future interest rate hedging arrangements could be negatively impacted if one or more counterparties files for bankruptcy protection or otherwise fails to perform their obligations thereunder.

        All of these factors could adversely affect our credit ratings, the market price of our Class A common stock and our financial condition and results of operations.

We depend on our senior management.

        Our success depends upon the retention of our senior management, including Amy Miles, our Chief Executive Officer. We cannot assure you that we would be able to find qualified replacements for the individuals who make up our senior management if their services were no longer available. The loss of services of one or more members of our senior management team could have a material adverse effect on our business, financial condition and results of operations. The loss of any member of senior management could adversely affect our ability to effectively pursue our business strategy.

We are subject to substantial government regulation, which could entail significant cost.

        We are subject to various federal, state and local laws, regulations and administrative practices affecting our business, and we must comply with provisions regulating health and sanitation standards, equal employment, environmental, and licensing for the sale of food and, in some theatres, alcoholic beverages. Changes in existing laws or implementation of new laws, regulations and practices could have a significant impact on our business. A significant portion of our theatre level employees are paid at or slightly above the applicable minimum wage in the theatre's jurisdiction. Increases in the minimum wage and implementation of reforms requiring the provision of additional benefits will increase our labor costs.

        Our theatres must comply with the ADA to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, award of damages to private litigants and additional capital expenditures to remedy such non-compliance.

The interests of our controlling stockholder may conflict with your interests.

        The Anschutz Corporation owns all of our outstanding Class B common stock. Our Class A common stock has one vote per share while our Class B common stock has ten votes per share on all matters to be voted on by stockholders. As a result, as of December 31, 2016, The Anschutz Corporation controlled approximately 69.0% of the voting power of all of our outstanding common stock. For as long as The Anschutz Corporation continues to own shares of common stock representing more than 50% of the voting power of our common stock, it will be able to elect all of the members of our Board of Directors, effect stockholder actions by written consent in lieu of stockholder meetings and determine the outcome of all matters submitted to a vote of our stockholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional shares of common stock or other equity securities and the payment of dividends on our common stock. The Anschutz Corporation will also have the power to prevent or cause a change in control, and could take other actions that might be desirable to The Anschutz Corporation but not to other stockholders. In addition, The Anschutz Corporation and its affiliates have controlling interests in companies in related and unrelated industries, including interests in the sports, motion picture production and music entertainment industries. In the future, it may combine our company with one or more of its other holdings.

Substantial sales of our Class A common stock could cause the market price for our Class A common stock to decline.

        We cannot predict the effect, if any, that open-market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Sales of substantial amounts of shares of our Class A common stock in the public market, including by the The Anschutz Corporation or its affiliates, or the perception that those sales will occur, could cause the market price of our Class A common stock to decline.

        As of February 20, 2017, we had outstanding 23,708,639 shares of Class B common stock that may convert into Class A common stock on a one-for-one basis, all of which shares of common stock constitute "restricted securities" under the Securities Act. Provided the holders comply with the applicable volume limits and other conditions prescribed in Rule 144 under the Securities Act, all of these restricted securities are currently freely tradable.

        In addition, The Anschutz Corporation and its affiliates are able to sell their shares pursuant to the registration rights that we have granted and may choose to do so at any time. To that end, on August 2, 2016, the Company entered into an underwriting agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Anschutz Corporation and certain of its affiliates named therein (the "Selling Stockholders"). Pursuant to the underwriting agreement, the Selling Stockholders agreed to sell 13,000,000 shares of the Company's Class A common stock, par value $0.001 per share, to Merrill Lynch, Pierce, Fenner & Smith Incorporated at a price of $21.60 per share. In addition, on November 17, 2016, the Company entered into an underwriting agreement with UBS Securities LLC and the Selling Stockholders. Pursuant to the underwriting agreement, the Selling Stockholders agreed to sell 13,000,000 shares of the Company's Class A common stock, par value $0.001 per share, to UBS Securities LLC at a price of $22.95 per share. The Company did not receive any proceeds from the sales of the shares by the Selling Stockholders. The offerings were made pursuant to two prospectus supplements, dated August 3, 2016 and November 17, 2016, respectively, to the prospectus dated August 28, 2015 that was included in the Company's effective shelf registration statement (Reg. No. 333-206656) relating to shares of the Company's Class A common stock.

        The Selling Stockholders owned 18,440,000 shares of our issued and outstanding Class A Common Stock, representing approximately 13.9% of our Class A common stock issued and outstanding as of December 31, 2016, which together with the 23,708,639 shares of our Class B common stock owned by the Selling Stockholders, represents approximately 69.0% of the combined voting power of the outstanding shares of Class A common stock and Class B common stock as of December 31, 2016.

        We cannot predict whether substantial amounts of our Class A common stock will be sold in the open market in anticipation of, or following, any divestiture by The Anschutz Corporation or our directors or executive officers of their shares of our common stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws contain anti-takeover protections, which may discourage or prevent a takeover of our company, even if an acquisition would be beneficial to our stockholders.

        Provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as amended, as well as provisions of the Delaware General Corporation Law, could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders.

Our issuance of shares of preferred stock could delay or prevent a change of control of our company.

        Our Board of Directors has the authority to cause us to issue, without any further vote or action by the stockholders (unless otherwise required by the rules of the New York Stock Exchange), up to 50,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

Our issuance of preferred stock could dilute the voting power of the common stockholders.

        The issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock, either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote, even if the action were approved by the holders of our other classes of voting stock.

Our issuance of preferred stock could adversely affect the market value of our common stock.

        The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price causing economic dilution to the holders of common stock.

We are a holding company dependent on our subsidiaries for our ability to service our debt and pay our dividends.

        We are a holding company with no operations of our own. Consequently, our ability to service our and our subsidiaries' debt and pay dividends on our common stock is dependent upon the earnings from the businesses conducted by our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Any distribution of earnings to us from our subsidiaries, or advances or other distributions of funds by these subsidiaries to us, all of which are subject to statutory or contractual restrictions, are contingent upon our subsidiaries' earnings and are subject to various business considerations. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of our 5 3/4% Senior Notes due 2022 (the "5 3/4% Senior Notes Due 2022"), our 5 3/4% Senior Notes due 2023 (the "5 3/4% Senior Notes Due 2023"), our 5 3/4% Senior Notes due 2025 (the "5 3/4% Senior Notes Due 2025") and our common stock to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Item 1B.    UNRESOLVED STAFF COMMENTS.

        None.

Item 2.    PROPERTIES.

        As of December 31, 2016, we operated 506 theatre locations pursuant to lease agreements and owned the land and buildings in fee for 55 theatre locations. For a list of the states in which we operated theatres and the number of theatres and screens operated in each such state as of December 31, 2016, please see the chart under Part I, Item 1 of this Form 10-K under the caption "Business—Theatre Operations," which is incorporated herein by reference.

        The majority of our leased theatres are subject to lease agreements with original terms of 15 to 20 years or more and, in most cases, renewal options for up to an additional 10 to 20 years. These leases provide for minimum annual rentals and the renewal options generally provide for rent increases. Some leases require, under specified conditions, further rental payments based on a percentage of revenues above specified amounts. A significant majority of the leases are net leases, which require us to pay the cost of insurance, taxes and a portion of the lessor's operating costs. Our corporate office is located in Knoxville, Tennessee. We believe that these facilities are currently adequate for our operations.

Item 3.    LEGAL PROCEEDINGS.

        Pursuant to Rule 12b-23 under the Securities Exchange Act of 1934, as amended, the information required to be furnished by us under this Part I, Item 3 (Legal Proceedings) is incorporated by reference to the information contained in Note 8 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

Item 4.    MINE SAFETY DISCLOSURES.

        Not applicable.

PART II

Item 5.    MARKET FOR THE REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.

        Our common equity consists of Class A and Class B common stock. Our Class A common stock has traded on the New York Stock Exchange since May 9, 2002 under the symbol "RGC." There is no established public trading market for our Class B common stock.

        The following table sets forth the historical high and low sales prices per share of our Class A common stock as reported by the New York Stock Exchange for the fiscal periods indicated.

	Fiscal 2016
	High	Low
First Quarter (January 1, 2016 - March 31, 2016)	$21.82	$16.50
Second Quarter (April 1, 2016 - June 30, 2016)	22.48	19.35
Third Quarter (July 1, 2016 - September 30, 2016)	24.19	21.13
Fourth Quarter (October 1, 2016 - December 31, 2016)	24.79	20.29

	Fiscal 2015
	High	Low
First Quarter (January 2, 2015 - March 31, 2015)	$24.52	$18.70
Second Quarter (April 1, 2015 - June 30, 2015)	23.67	20.25
Third Quarter (July 1, 2015 - September 30, 2015)	21.98	17.48
Fourth Quarter (October 1, 2015 - December 31, 2015)	20.25	17.65

        On February 20, 2017, there were approximately 238 stockholders of record of our Class A common stock and one stockholder of record of our Class B common stock. As of February 20, 2017 our officers, directors and key employees hold, or in the case of performance shares are eligible to receive, approximately 1,425,561 restricted shares of our Class A common stock, for which the restrictions lapse or the performance criteria and vesting may be satisfied, at various dates through January 11, 2021. All shares of restricted stock are registered and will be freely tradable when the restrictions lapse, unless such shares are issued to or acquired by an affiliate of Regal, in which case the affiliate may only sell the shares subject to the volume limitations imposed by Rule 144 of the Securities Act.

  Dividend Policy

        During the fiscal year ended December 31, 2016 (the "Fiscal 2016 Period"), Regal paid four quarterly cash dividends of $0.22 per share on each outstanding share of the Company's Class A and Class B common stock, or approximately $138.9 million in the aggregate. On February 9, 2017, the Company declared a cash dividend of $0.22 per share on each share of the Company's Class A and Class B common stock (including outstanding restricted stock), payable on March 15, 2017 to stockholders of record on March 3, 2017. Declared dividends have been or will be funded through cash flow from operations and available cash on hand. We, at the discretion of our board of directors and subject to applicable law, anticipate paying regular quarterly dividends on our Class A and Class B common stock for the foreseeable future. The amount, if any, of the dividends to be paid in the future will depend upon our then available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows, as well as other relevant factors. For a description of the loan agreement restrictions on the payment of dividends, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" included in Part II, Item 7 of this Form 10-K and Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

  Unregistered Sales of Equity Securities and Use of Proceeds

        None.

  Issuer Purchases of Equity Securities

        None.

Item 6.    SELECTED FINANCIAL DATA.

        The selected historical consolidated financial data as of and for the fiscal years ended December 31, 2016, December 31, 2015, January 1, 2015, December 26, 2013, and December 27, 2012 were derived from the audited consolidated financial statements of Regal and the notes thereto. The selected historical financial data does not necessarily indicate the operating results or financial position that would have resulted from our operations on a combined basis during the periods presented, nor is the historical data necessarily indicative of any future operating results or financial position of Regal. In addition to the below selected financial data, you should also refer to the more complete financial information included elsewhere in this Form 10-K.

	Fiscal year ended December 31, 2016	Fiscal year ended December 31, 2015	Fiscal year ended January 1, 2015(1)	Fiscal year ended December 26, 2013	Fiscal year ended December 27, 2012
	(in millions, except per share data)
Statement of Income Data:
Total revenues	$3,197.1	$3,127.3	$2,990.1	$3,038.1	$2,820.0
Income from operations(5)	339.4	319.3	306.4	339.8	330.0
Net income attributable to controlling interest(4)(5)	170.4	153.4	105.6	157.7	142.3
Earnings per diluted share(4)(5)	1.09	0.98	0.68	1.01	0.92
Dividends per common share(2)(3)	$0.88	$0.88	$1.88	$0.84	$1.84

	As of or for the fiscal year ended December 31, 2016	As of or for the fiscal year ended December 31, 2015	As of or for the fiscal year ended January 1, 2015(1)	As of or for the fiscal year ended December 26, 2013	As of or for the fiscal year ended December 27, 2012
	(in millions, except operating data)
Other financial data:
Net cash provided by operating activities(4)	$410.5	$434.4	$349.1	$346.9	$346.6
Net cash used in investing activities(4)	(223.6)	(183.3)	(150.4)	(258.6)	(183.4)
Net cash provided by (used in) financing activities(2)(3)	(160.0)	(178.6)	(332.5)	83.1	(306.7)
Balance sheet data at period end:
Cash and cash equivalents	$246.5	$219.6	$147.1	$280.9	$109.5
Total assets(6)	2,645.7	2,601.6	2,511.5	2,678.6	2,202.1
Total debt obligations(6)	2,340.1	2,342.4	2,332.2	2,284.6	1,975.2
Deficit	(838.9)	(877.6)	(897.3)	(715.3)	(750.4)
Operating data:
Theatre locations	561	572	574	580	540
Screens	7,267	7,361	7,367	7,394	6,880
Average screens per location	13.0	12.9	12.8	12.7	12.7
Attendance (in millions)	210.9	216.7	220.2	228.6	216.4
Average ticket price	$9.78	$9.41	$9.08	$9.01	$8.90
Average concessions per patron	$4.42	$4.16	$3.77	$3.57	$3.46

(1)
Fiscal year ended January 1, 2015 was comprised of 53 weeks.

(2)
Includes the December 15, 2014 payment of the $1.00 extraordinary cash dividend paid on each share of Class A and Class B common stock.

(3)
Includes the December 27, 2012 payment of the $1.00 extraordinary cash dividend paid on each share of Class A and Class B common stock.

(4)
During the quarter ended September 26, 2013, we redeemed 2.3 million of our National CineMedia common units for a like number of shares of NCM, Inc. common stock, which the Company sold in an underwritten public offering (including underwriter over-allotments) for $17.79 per share, reducing our investment in National CineMedia by approximately $10.0 million, the average carrying amount of the shares sold. The Company received approximately $40.9 million in proceeds, resulting in a gain on sale of approximately $30.9 million. We accounted for these transactions as a proportionate decrease in the Company's Initial Investment Tranche and Additional Investments Tranche and decreased our ownership share in National CineMedia. See Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further information.

(5)
During the years ended December 31, 2016, December 31, 2015, January 1, 2015, December 26, 2013, and December 27, 2012, we recorded impairment charges of $9.6 million, $15.6 million, $5.6 million, $9.5 million, and $11.1 million, respectively, specific to theatres that were directly and individually impacted by increased competition, adverse changes in market demographics or adverse changes in the development or the conditions of the areas surrounding the theatre. See Note 2 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further information related to our impairment policies.

(6)
In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest, which intended to simplify the presentation of debt issuance costs. Prior to the issuance of ASU 2015-03, debt issuance costs were reported on the balance sheet as assets and amortized as interest expense. ASU 2015-03 requires that they be presented on the balance sheet as a direct deduction from the carrying amount of the related debt liability. The costs will continue to be amortized to interest expense using the effective interest method. ASU 2015-03 is to be applied retrospectively and is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. The Company adopted this guidance during the quarter ended March 31, 2016. Debt issuance costs associated with long-term debt, net of accumulated amortization, were $25.8 million, $30.7 million, $28.0 million, $26.1 million and $20.0 million as of December 31, 2016, December 31, 2015, January 1, 2015, December 26, 2013, and December 27, 2012, respectively. The balance sheet as of December 31, 2015 has been recast to reflect the reclassification of debt issuances costs, net of accumulated amortization, from "Other Non-Current Assets" to a reduction of "Long-Term Debt, Less Current Portion."

Item 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

        This discussion summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of Regal Entertainment Group for the fiscal years ended December 31, 2016, December 31, 2015, and January 1, 2015. The following discussion and analysis should be read in conjunction with the consolidated financial statements of Regal and the notes thereto included elsewhere in this Form 10-K.

Overview and Basis of Presentation

        We conduct our operations through our wholly owned subsidiaries. We operate one of the largest and most geographically diverse theatre circuits in the United States, consisting of 7,267 screens in 561 theatres in 42 states along with Guam, Saipan, American Samoa and the District of Columbia as of December 31, 2016. We believe the size, reach and quality of our theatre circuit provide an exceptional platform to realize economies of scale from our theatre operations. The Company manages its business under one reportable segment: theatre exhibition operations.

        We generate revenues primarily from admissions and concession sales. Additional revenues are generated by our vendor marketing programs, our gift card and bulk ticket programs, various other activities in our theatres and through our relationship with National CineMedia, which focuses on in-theatre advertising. Film rental costs depend primarily on the popularity and box office revenues of a film, and such film rental costs generally increase as the admissions revenues generated by a film increase. Because we purchase certain concession items, such as fountain drinks and popcorn, in bulk and not pre-packaged for individual servings, we are able to maximize our margins by negotiating volume discounts. Other operating expenses consist primarily of theatre labor and occupancy costs.

        The timing of movie releases can have a significant effect on our results of operations, and the results of one fiscal quarter are not necessarily indicative of results for the next fiscal quarter or any other fiscal quarter. Historically, motion picture studios release the most marketable motion pictures during the summer and the holiday season. The unexpected emergence of a hit film during other periods can alter the traditional trend. The seasonality of motion picture exhibition, however, has become less pronounced as motion picture studios are releasing motion pictures somewhat more evenly throughout the year. The Company does not believe that inflation has had a material impact on its financial position or results of operations.

        For a summary of industry trends as well as other risks and uncertainties relevant to the Company, see "Business—Industry Overview and Trends" and "Risk Factors."

Critical Accounting Estimates

        Our consolidated financial statements are prepared in conformity with U.S generally accepted accounting principles ("GAAP"), which require management to make estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosures of contingent assets and liabilities as of the date of the balance sheet as well as the reported amounts of revenues and expenses during the reporting period. We routinely make estimates and judgments about the carrying value of our assets and liabilities that are not readily apparent from other sources. We evaluate and modify on an ongoing basis such estimates and assumptions, which include those related to property and equipment, goodwill, deferred revenue pertaining to gift card and bulk ticket sales, income taxes and purchase accounting as well as others discussed in Note 2 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K. Estimates and assumptions are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates may form the basis of the carrying value of certain assets and liabilities. Actual results, under conditions and circumstances different from those assumed, may differ materially from estimates. The impact and any associated risks related to estimates, assumptions, and accounting policies are discussed elsewhere within this "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as in the notes to the consolidated financial statements, if applicable, where such estimates, assumptions, and accounting policies affect our reported and expected results. Management has discussed the development and selection of its critical accounting estimates with the Audit Committee of our Board of Directors and the Audit Committee has reviewed our related disclosures herein.

        We believe the following accounting policies are critical to our business operations and the understanding of our results of operations and affect the more significant judgments and estimates used in the preparation of our consolidated financial statements:

  •
  We have applied the principles of purchase accounting when recording theatre acquisitions. Under current purchase accounting principles, we are required to use the acquisition method of accounting to estimate the fair value of all assets and liabilities, including: (i) the acquired tangible and intangible assets, including property and equipment, (ii) the liabilities assumed at the date of acquisition (including contingencies), and (iii) the related deferred tax assets and liabilities. Because the estimates we make in purchase accounting can materially impact our future results of operations, for significant acquisitions, we have obtained assistance from third party valuation specialists in order to assist in our determination of fair value. The Company provides assumptions to the third party valuation firms based on information available to us at the acquisition date, including both quantitative and qualitative information about the specified assets or liabilities. The Company primarily utilizes the third parties to accumulate comparative data from multiple sources and assemble a report that summarizes the information obtained. The Company then uses the information to determine fair value. The third party valuation firms are supervised by Company personnel who are knowledgeable about valuations and fair value. The Company evaluates the appropriateness of the valuation methodology utilized by the third party valuation firms. The estimation of the fair value of the assets and liabilities involves a number of judgments and estimates that could differ materially from the actual amounts. Historically, the estimates made have not experienced significant changes and, as a result, we have not disclosed such changes.

  •
  FASB Accounting Standards Codification ("ASC") Subtopic 350-20, Intangibles—Goodwill and Other—Goodwill specifies that goodwill and indefinite-lived intangible assets will be subject to an annual impairment assessment. In assessing the recoverability of the goodwill, we must make various assumptions regarding estimated future cash flows and other factors in determining the fair values of the respective assets. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets in future periods. Our annual goodwill impairment assessment for fiscal 2016 indicated that the carrying value of one of our reporting units exceeded its estimated fair value and as a result, we recorded a goodwill impairment charge of approximately $1.7 million. Based on our annual impairment assessment conducted during fiscal 2015 and fiscal 2014, we were not required to record a charge for goodwill impairment.

  •
  We depreciate and amortize the components of our property and equipment relating to both owned and leased theatres on a straight-line basis over the shorter of the lease term or the estimated useful lives of the assets. Each owned theatre consists of a building structure, structural improvements, seating and concession and film display equipment. While we have assigned an estimated useful life of less than 30 years to certain acquired facilities, we estimate that our newly constructed buildings generally have an estimated useful life of 30 years. Certain of our buildings have been in existence for more than 40 years. With respect to equipment (e.g., concession stand, point-of-sale equipment, etc.), a substantial portion is depreciated over seven years or less, which has been our historical replacement period. Seats and digital projection equipment generally have longer useful economic lives, and their depreciable lives (10-17.5 years) are based on our experience and replacement practices. The estimates of the assets' useful lives require our judgment and our knowledge of the assets being depreciated and amortized. Further, we review the economic useful lives of such assets annually and make adjustments thereto as necessary. To the extent we determine that certain of our assets have become obsolete, we accelerate depreciation over the remaining useful lives of the assets. Actual economic lives may differ materially from these estimates.

  •
  Historical appraisals of our properties have supported the estimated lives being used for depreciation and amortization purposes. Furthermore, our analysis of our historical capital replacement program is consistent with our depreciation policies. Finally, we review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. Such analysis generally evaluates assets for impairment on an individual theatre basis. When the estimated future undiscounted cash flows of the operations to which the assets relate do not exceed the carrying value of the assets, such assets are written down to fair value. Our experience indicates that theatre properties become impaired primarily due to market or competitive factors rather than physical (wear and tear) or functional (inadequacy or obsolescence) factors. In this regard, we do not believe the frequency or volume of facilities impaired due to these market factors are significant enough to impact the useful lives used for depreciation periods. During the years ended December 31, 2016, December 31, 2015 and January 1, 2015, we recorded impairment charges of $9.6 million, $15.6 million and $5.6 million, respectively, specific to theatres that were directly and individually impacted by increased competition, adverse changes in market demographics or adverse changes in the development or the conditions of the areas surrounding the theatres we deemed other than temporary.

  •
  For the fiscal years ended December 31, 2016, December 31, 2015 and January 1, 2015, no significant changes have been made to the depreciation and amortization rates applied to operating assets, the underlying assumptions related to estimates of depreciation and amortization, or the methodology applied. For the fiscal year ended December 31, 2016, consolidated depreciation and amortization expense was $230.7 million, representing 7.2% of consolidated total revenues. If the estimated lives of all assets being depreciated were increased by one year, the consolidated depreciation and amortization expense would have decreased by approximately $14.9 million, or 6.5%. If the estimated lives of all assets being depreciated were decreased by one year, the consolidated depreciation and amortization expense would have increased by approximately $17.1 million, or 7.4%.

  •
  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We record a valuation allowance if it is deemed more likely than not that our deferred income tax assets will not be realized. We reassess the need for such valuation allowance on an ongoing basis. An increase in the valuation allowance generally results in an increase in the provision for income taxes recorded in such period. A decrease in the valuation allowance generally results in a decrease to the provision for income taxes recorded in such period.

  •
  Additionally, income tax rules and regulations are subject to interpretation, require judgment by us and may be challenged by the taxing authorities. As described further in Note 7 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, the Company applies the provisions of ASC Subtopic 740-10, Income Taxes—Overview. Although we believe that our tax return positions are fully supportable, in accordance with ASC Subtopic 740-10, we recognize a tax benefit only for tax positions that we determine will more likely than not be sustained based on the technical merits of the tax position. With respect to such tax positions for which recognition of a benefit is appropriate, the benefit is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions are evaluated on an ongoing basis as part of our process for determining our provision for income taxes. Among other items deemed relevant by us, the evaluations are based on new legislation, other new technical guidance, judicial proceedings, and our specific circumstances, including the progress of tax audits. Any change in the determination of the amount of tax benefit recognized relative to an uncertain tax position impacts the provision for income taxes in the period that such determination is made.

  •
  For fiscal 2016, our provision for income taxes was $111.2 million. Changes in management's estimates and assumptions regarding the probability that certain tax return positions will be sustained, the enacted tax rate applied to deferred tax assets and liabilities, the ability to realize the value of deferred tax assets, or the timing of the reversal of tax basis differences could impact the provision for income taxes and change the effective tax rate. A one percentage point change in the effective tax rate from 39.5% to 40.5% would have increased the current year income tax provision by approximately $2.9 million.

  •
  As noted in our significant accounting policies for "Revenue Recognition" under Note 2 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, the Company maintains a deferred revenue balance pertaining to cash received from the sale of bulk tickets and gift cards that have not been redeemed. The Company recognizes revenue associated with bulk tickets and gift cards when redeemed, or when the likelihood of redemption becomes remote. We recognize unredeemed gift cards and other advanced sale-type certificates as revenue (known as "breakage" in our industry) based on historical experience, when the likelihood of redemption is remote, and when there is no legal obligation to remit the unredeemed gift card and bulk ticket items to the relevant jurisdiction. The determination of the likelihood of redemption is based on an analysis of historical redemption trends and considers various factors including the period outstanding, the level and frequency of activity, and the period of inactivity.

Significant Events and Fiscal 2017 Outlook

        During the Fiscal 2016 Period, the fiscal year ended December 31, 2015 ("Fiscal 2015 Period") and the fifty-three week fiscal year ended January 1, 2015 ("Fiscal 2014 Period"), the Company entered into various investing and financing transactions which are more fully described under "Liquidity and Capital Resources" below and in the notes to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

        During the Fiscal 2016 Period, we continued to make progress with respect to our business strategy as follows:

  •
  We demonstrated our commitment to providing incremental value to our stockholders. During the Fiscal 2016 Period, we paid to our stockholders four quarterly cash dividends of $0.22 per share, or approximately $138.9 million in the aggregate.

  •
  We continued to actively manage our asset base during the Fiscal 2016 Period by opening two theatres with 19 screens, reopening five screens at an existing theatre and closing 13 theatres and 118 screens, ending the Fiscal 2016 Period with 561 theatres and 7,267 screens.

  •
  We continued to embrace innovative concepts that generate incremental revenue and cash flows for the Company and deliver a premium movie-going experience for our customers on several complementary fronts:

  •
  First, we continued to improve customer amenities, primarily through the installation of luxury reclining seats. With respect to our luxury reclining seating initiative, as of December 31, 2016, we offered luxury reclining seating in 1,369 auditoriums at 113 theatre locations. We expect to install luxury reclining seating in approximately 40-45 locations during 2017 and expect to outfit approximately 45% of the total screens in our circuit by the end of 2019. The costs of these conversions in some cases are partially covered by contributions from our theatre landlords.

  •
  Second, to address consumer trends and customer preferences, we have continued to expand our menu of food and alcoholic beverage products to an increasing number of attendees. The enhancement of our food and alcoholic beverage offerings has had a positive effect on our operating results, and we expect to continue to invest in such offerings in our theatres. As of December 31, 2016, we offered an expanded menu of food in 216 locations (reaching approximately 53% of our fiscal 2016 attendees) and alcoholic beverages in 143 locations (reaching approximately 28% of our fiscal 2016 attendees), and we expect to offer an expanded menu of food in approximately 270 locations and alcoholic beverages in approximately 215 locations by the end of 2017.

  •
  Third, we continued to implement various customer engagement initiatives aimed at delivering a premium movie-going experience for our customers in order to better compete for patrons and build brand loyalty. For example, we maintain a frequent moviegoer loyalty program, named the Regal Crown Club®, to actively engage our core customers. During the first quarter of 2016, we completed the national rollout of the new Regal Crown Club®. Members of the enhanced program can earn unlimited credits and can redeem such credits for movie tickets, concession items and movie memorabilia at the theatre or in an online reward center where members can select the rewards of their choice. We believe these changes allow us to offer more relevant offers to our members and increase customer engagement in the program. As of December 31, 2016, we had approximately 11.8 million active members in the Regal Crown Club®, making it the largest loyalty program in our industry.

  •
  In addition, we continued to develop and enhance other customer engagement initiatives such as mobile ticketing applications, internet ticketing, social media and other marketing initiatives. For example, we have improved the customer experience of purchasing tickets by expanding our ability to sell tickets remotely via our mobile application and through our internet ticketing partners such as Fandango.com and Atom Tickets. Customers can choose their preferred ticketing option, which in many cases means they can pre-purchase tickets, scan their mobile device and proceed directly to their reserved seat without waiting in line. In addition to providing customers the ability to pre-purchase tickets, our mobile application provides customers the ability to find films, movie information, showtimes, track Regal Crown Club® credits and receive special offers from Regal. Finally, at nearly one third of our locations, our newest ticketing partner, Atom Tickets, provides our patrons the ability to bypass concession stand lines by pre-purchasing concession items via their mobile device. We believe these technologies provide a platform for delivering a quality customer experience and will drive incremental revenues and cash flows in a more cost-effective manner.

  •
  Finally, our IMAX® digital projection systems and our proprietary large screen format, RPXSM, offer our patrons all-digital, large format premium experiences and generate incremental revenue and cash flows for the Company. As of December 31, 2016, our IMAX® footprint consisted of 89 IMAX® screens, and we operated 93 RPXSM screens. We continue to selectively install RPXSM screens where we can generate a financial return, and we have recently agreed to install an additional 11 IMAX® digital projection systems, which will ultimately expand our IMAX® footprint to 100 screens.

        We are optimistic regarding the breadth of the 2017 film slate, including the timing of the release schedule and the number of films scheduled for release. Evidenced by the motion picture studios' continued efforts to promote and market upcoming film releases, 2017 appears to be another year of high-profile releases such as The Lego Batman Movie, Beauty and the Beast, Fast and Furious 8, Guardians of the Galaxy Volume 2, Pirates of the Caribbean: Dead Men Tell No Tales, Wonder Woman, Cars 3, Transformers: The Last Knight, Despicable Me 3, Spider-Man: Homecoming, War of the Planet of the Apes, Thor: Ragnarok, Justice League, Coco, Star Wars: The Last Jedi and Pitch Perfect 3.

        We intend to grow our theatre circuit through selective expansion and through accretive acquisitions. With respect to capital expenditures, subject to the timing of certain construction projects, we expect capital expenditures (net of proceeds from asset sales and landlord contributions) to be in the range of $130.0 million to $145.0 million for fiscal 2017, consisting of upgrades for premium amenities, new theatre development, and maintenance.

        Overall for fiscal 2017, we expect to benefit from modest increases in ticket prices and average concessions per patron. In addition, we expect fiscal 2017 admissions and concessions revenues to be supported by our continued focus on efficient theatre operations and through opportunities to expand our concession offerings and customer engagement initiatives. We will continue to maintain a business strategy focused on the evaluation of accretive acquisition opportunities, selective upgrades and premium experience opportunities and providing incremental returns to our stockholders. For an understanding of the significant factors that influenced our performance during the past three fiscal years, the preceding and following discussion should be read in conjunction with the consolidated financial statements and the notes thereto presented in Part II, Item 8 of this Form 10-K.

Recent Developments

        On February 9, 2017, the Company declared a cash dividend of $0.22 per share on each share of the Company's Class A and Class B common stock (including outstanding restricted stock), payable on March 15, 2017 to stockholders of record on March 3, 2017.

Results of Operations

        Based on our review of industry sources, North American box office revenues for the time period that corresponds to the Fiscal 2016 Period were estimated to have increased by approximately one percent per screen in comparison to the Fiscal 2015 Period. The industry's box office results for fiscal 2016 were positively impacted by strong attendance from the breadth and commercial success of the overall film slate during the year.

        For fiscal 2014 and prior periods, the Company's fiscal year ended on the first Thursday after December 25, which in certain years (such as fiscal 2014) resulted in a 53-week fiscal year. Beginning January 2, 2015, the Company's fiscal year changed from a 52-53 week fiscal year ending on the first Thursday after December 25 of each year to a fiscal year ending on December 31 of each year.

        The following table sets forth the percentage of total revenues represented by certain items included in our consolidated statements of income for the Fiscal 2016 Period, the Fiscal 2015 Period and the Fiscal 2014 Period (dollars and attendance in millions, except average ticket prices and average concessions per patron):

	Fiscal 2016 Period			Fiscal 2015 Period			Fiscal 2014 Period
	$	% of Revenue		$	% of Revenue		$	% of Revenue
Revenues:
Admissions	$2,061.7	64.5%		$2,038.2	65.2%		$1,998.9	66.9%
Concessions	932.6	29.2		901.7	28.8		829.6	27.7
Other operating revenues	202.8	6.3		187.4	6.0		161.6	5.4

Total revenues	3,197.1	100.0		3,127.3	100.0		2,990.1	100.0
Operating expenses:
Film rental and advertising costs(1)	1,107.3	53.7		1,093.1	53.6		1,047.1	52.4
Cost of concessions(2)	119.5	12.8		114.4	12.7		111.1	13.4
Rent expense(3)	427.6	13.4		421.5	13.5		423.4	14.2
Other operating expenses(3)	883.2	27.6		863.7	27.6		813.2	27.2
General and administrative expenses (including share-based compensation expense of $8.8 million, $8.3 million and $9.4 million for the Fiscal 2016 Period, the Fiscal 2015 Period and the Fiscal 2014 Period, respectively)(3)	84.6	2.6		78.8	2.5		74.4	2.5
Depreciation and amortization(3)	230.7	7.2		216.8	6.9		207.2	6.9
Net loss on disposal and impairment of operating assets and other(3)	4.8	0.2		19.7	0.6		7.3	0.2

Total operating expenses(3)	2,857.7	89.4		2,808.0	89.8		2,683.7	89.8

Income from operations(3)	339.4	10.6		319.3	10.2		306.4	10.2
Interest expense, net(3)	128.1	4.0		129.6	4.1		126.5	4.2
Loss on extinguishment of debt(3)	2.9	0.1		5.7	0.2		62.4	2.1
Earnings recognized from NCM(3)	(29.4)	0.9		(31.0)	1.0		(32.1)	1.1
Provision for income taxes(3)	111.2	3.5		100.1	3.2		73.4	2.5
Net income attributable to controlling interest(3)	$170.4	5.3		$153.4	4.9		$105.6	3.5
Attendance	210.9		*	216.7		*	220.2		*
Average ticket price(4)	$9.78		*	$9.41		*	$9.08		*
Average concessions per patron(5)	$4.42		*	$4.16		*	$3.77		*

*
Not meaningful

(1)
Percentage of revenues calculated as a percentage of admissions revenues.

(2)
Percentage of revenues calculated as a percentage of concessions revenues.

(3)
Percentage of revenues calculated as a percentage of total revenues.

(4)
Calculated as admissions revenues/attendance.

(5)
Calculated as concessions revenues/attendance.

Fiscal 2016 Period Compared to Fiscal 2015 Period

  Admissions

        During the Fiscal 2016 Period, total admissions revenues increased$23.5 million, or 1.2%, to $2,061.7 million, from $2,038.2 million in the Fiscal 2015 Period. A 3.9%increase in average ticket prices (approximately $78.5 million of total admissions revenues), partially offset by a 2.7%decrease in attendance (approximately $55.0 million of total admissions revenues) led to the overall increase in the Fiscal 2016 Period admissions revenues. For the Fiscal 2016 Period, the 3.9% average ticket price increase was due to selective price increases identified during our ongoing periodic pricing reviews (particularly at locations featuring luxury reclining seats), partially offset by a decrease in the percentage of our admissions revenues generated by premium format films exhibited during the Fiscal 2016 Period. The decrease in attendance during the Fiscal 2016 Period was primarily attributable to the strong attendance generated by the commercial appeal of the top tier films exhibited during the Fiscal 2015 Period including, most notably, Star Wars: The Force Awakens and Jurassic World. Based on our review of certain industry sources, the increase in our admissions revenues on a per screen basis was slightly ahead of the industry's per screen results for the Fiscal 2016 Period as compared to the Fiscal 2015 Period. We are optimistic that the industry's investment in new theatres and customer amenities and other recent industry initiatives and trends will drive continued growth and strength for the domestic motion picture industry. To that end, our market share may be positively or negatively impacted by such initiatives and trends during any given quarter.

  Concessions

        Total concessions revenues increased$30.9 million, or 3.4%, to $932.6 million during the Fiscal 2016 Period, from $901.7 million for the Fiscal 2015 Period. A 6.3% increase in average concessions revenues per patron (approximately $55.2 million of total concessions revenues), partially offset by a 2.7% decrease in attendance (approximately $24.3 million of total concessions revenues) led to the overall increase in the Fiscal 2016 Period concessions revenues. The 6.3% increase in average concessions revenues per patron for the Fiscal 2016 Period was primarily attributable to an increase in beverage, popcorn, and candy sales, selective price increases and the continued rollout of our expanded food and alcohol menu.

  Other Operating Revenues

        Other operating revenues increased $15.4 million, or 8.2%, to $202.8 million during the Fiscal 2016 Period, from $187.4 million for the Fiscal 2015 Period. Included in other operating revenues are revenues from our vendor marketing programs, other theatre revenues (consisting primarily of internet ticketing surcharges, theatre rentals and arcade games), theatre access fees paid by National CineMedia (net of payments for onscreen advertising time provided to our beverage concessionaire) and revenues related to our gift card and bulk ticket programs. During the Fiscal 2016 Period, the increase in other operating revenues was primarily due to an increase in revenues related to our gift card and bulk ticket programs (approximately $10.2 million) and an increase in revenues related to internet ticketing surcharges (approximately $3.9 million).

  Film Rental and Advertising Costs

        Film rental and advertising costs as a percentage of admissions revenues was 53.7% during the Fiscal 2016 Period and was consistent with that of the Fiscal 2015 Period.

  Cost of Concessions

        During the Fiscal 2016 Period, cost of concessions increased$5.1 million, or 4.5%, to $119.5 million as compared to $114.4 million during the Fiscal 2015 Period. Cost of concessions as a percentage of concessions revenues for the Fiscal 2016 Period was approximately 12.8% and was in line with that of the Fiscal 2015 Period.

  Rent Expense

        Rent expense increased$6.1 million, or 1.4%, to $427.6 million in the Fiscal 2016 Period, from $421.5 million in the Fiscal 2015 Period. The increase in rent expense in the Fiscal 2016 Period was primarily impacted by incremental rent associated with the opening of two new theatres with 19 screens subsequent to the end of the Fiscal 2015 Period and higher contingent rent associated with the increase in total revenues, partially offset by the closure of 13 theatres with 118 screens subsequent to the end of the Fiscal 2015 Period.

  Other Operating Expenses

        Other operating expenses increased$19.5 million, or 2.3%, to $883.2 million in the Fiscal 2016 Period, from $863.7 million in the Fiscal 2015 Period. During the Fiscal 2016 Period, the increase in other operating expenses was primarily attributable to increases in theatre level payroll and benefit costs.

  General and Administrative Expenses

        General and administrative expenses increased$5.8 million, or 7.4%, to $84.6 million in the Fiscal 2016 Period, from $78.8 million in the Fiscal 2015 Period. The increase in general and administrative expenses during the Fiscal 2016 Period was primarily attributable to higher legal and professional fees.

  Depreciation and Amortization

        Depreciation and amortization expense increased$13.9 million, or 6.4%, to $230.7 million for the Fiscal 2016 Period, from $216.8 million in the Fiscal 2015 Period. The increase in depreciation and amortization expense during the Fiscal 2016 Period was primarily related to the impact of increased capital expenditures associated with the installation of luxury reclining seats subsequent to the Fiscal 2015 Period, and to a lesser extent, the opening of two new theatres with 19 screens (partially offset by the closure of 13 theatres with 118 screens) subsequent to the end of the Fiscal 2015 Period.

  Net Loss on Disposal and Impairment of Operating Assets and Other

        Net loss on disposal and impairment of operating assets and other decreased $14.9 million, to $4.8 million for the Fiscal 2016 Period, from $19.7 million in the Fiscal 2015 Period. Included in net loss on disposal and impairment of operating assets and other was a $9.8 million gain on the early termination of a theatre lease during the Fiscal 2016 Period.

  Interest Expense, net

        During the Fiscal 2016 Period, net interest expense decreased$1.5 million, or 1.2%, to $128.1 million, from $129.6 million in the Fiscal 2015 Period. The decrease in net interest expense during the Fiscal 2016 Period was primarily due to interest savings associated with a lower effective interest rate under the Amended Senior Credit Facility.

  Loss on Extinguishment of Debt

        During the Fiscal 2016 Period, the Company recorded an aggregate loss on debt extinguishment of approximately $2.9 million in connection with the June 2016 refinancing and December 2016 refinancing of our Amended Senior Credit Facility as further described in Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

  Earnings Recognized from NCM

        Earnings recognized from NCM decreased$1.6 million, or 5.2%, to $29.4 million in the Fiscal 2016 Period, from $31.0 million in the Fiscal 2015 Period. The decrease in earnings recognized from NCM during the Fiscal 2016 Period was primarily attributable to lower cash distributions from National CineMedia, partially offset by higher equity income from National CineMedia during the Fiscal 2016 Period.

  Income Taxes

        The provision for income taxes of $111.2 million and $100.1 million for the Fiscal 2016 Period and the Fiscal 2015 Period, respectively, reflect effective tax rates of approximately 39.5%. The effective tax rates for such periods reflect the impact of certain non-deductible expenses and other income tax credits.

Fiscal 2015 Period Compared to Fiscal 2014 Period

  Admissions

        During the Fiscal 2015 Period, total admissions revenues increased $39.3 million, or 2.0%, to $2,038.2 million, from $1,998.9 million in the Fiscal 2014 Period. A 3.6% increase in average ticket prices (approximately $71.3 million of total admissions revenues), partially offset by a 1.6% decrease in attendance (approximately $32.0 million of total admissions revenues) led to the overall increase in the Fiscal 2015 Period admissions revenues. For the Fiscal 2015 Period, the 3.6% average ticket price increase was due to selective price increases identified during our ongoing periodic pricing reviews and an increase in the percentage of our admissions revenues generated by premium format films exhibited during the Fiscal 2015 Period. The decrease in attendance during the Fiscal 2015 Period as compared to the Fiscal 2014 Period was primarily related to the timing of our fiscal calendar. The Fiscal 2014 Period included seven additional days of operations in comparison to that of the Fiscal 2015 Period. The seven days of operations were significant in that they accounted for approximately 9.1 million attendees, or 4.1%, of the Fiscal 2014 Period total attendance and contributed approximately $80.1 million, or 4.0%, of the Fiscal 2014 Period total admissions revenues. Notwithstanding the timing of our fiscal calendar, the Company's box office results for 2015 were positively impacted by strong attendance from the breadth and commercial success of the overall film slate during 2015 including, most notably, Star Wars: The Force Awakens and Jurassic World. Based on our review of certain industry sources, the increase in our admissions revenues on a per screen basis was in line with the industry's per screen results for the Fiscal 2015 Period as compared to the Fiscal 2014 Period.

  Concessions

        Total concessions revenues increased $72.1 million, or 8.7%, to $901.7 million during the Fiscal 2015 Period, from $829.6 million for the Fiscal 2014 Period. A 10.3% increase in average concessions revenues per patron (approximately $85.4 million of total concessions revenues), partially offset by a 1.6% decrease in attendance (approximately $13.3 million of total concessions revenues) led to the overall increase in the Fiscal 2015 Period concessions revenue. The decrease in attendance during the Fiscal 2015 Period was primarily related to the timing of our fiscal calendar described above. Attendance for the seven additional days of operations during the Fiscal 2014 Period contributed approximately $32.1 million, or 3.9%, of the Fiscal 2014 Period total concessions revenues. The increase in average concessions revenues per patron for the Fiscal 2015 Period was primarily attributable to an increase in popcorn and beverage sales volume, selective price increases and the continued rollout of our expanded food and alcohol menu.

  Other Operating Revenues

        Other operating revenues increased $25.8 million, or 16.0%, to $187.4 million during the Fiscal 2015 Period, from $161.6 million for the Fiscal 2014 Period. During the Fiscal 2015 Period, the increase in other operating revenues was due to an increase in revenues related to our gift card and bulk ticket programs (approximately $10.2 million), an increase in other theatre revenues (approximately $8.1 million) primarily related to internet ticketing surcharges, an increase in revenues from our vendor marketing programs (approximately $3.8 million) and incremental National CineMedia revenues (approximately $3.6 million).

  Film Rental and Advertising Costs

        Film rental and advertising costs as a percentage of admissions revenues for the Fiscal 2015 Period increased to 53.6% during the Fiscal 2015 Period from 52.4% in the Fiscal 2014 Period. The increase in film rental and advertising costs as a percentage of box office revenues during the Fiscal 2015 Period was primarily attributable to higher film costs associated with the success of the top tier films exhibited during the Fiscal 2015 Period.

  Cost of Concessions

        During the Fiscal 2015 Period, cost of concessions increased $3.3 million, or 3.0%, to $114.4 million as compared to $111.1 million during the Fiscal 2014 Period. Cost of concessions as a percentage of concessions revenues for the Fiscal 2015 Period was approximately 12.7%, compared to 13.4% during the Fiscal 2014 Period. The decrease in cost of concessions as a percentage of concessions revenues during the Fiscal 2015 Period was primarily due to the amount of vendor marketing revenues recorded as a reduction of cost of concessions and the impact of the aforementioned price increases during such periods, partially offset by slightly higher raw material and packaged good costs for certain items and the related mix of concession products sold.

  Rent Expense

        Rent expense decreased $1.9 million, or 0.4%, to $421.5 million in the Fiscal 2015 Period, from $423.4 million in the Fiscal 2014 Period. The decrease in rent expense in the Fiscal 2015 Period was primarily impacted by the restructuring of an existing master lease covering nine operating properties described further in Note 6 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K and the closure of nine theatres with 91 screens subsequent to the end of the Fiscal 2014 Period, partially offset by incremental rent associated with the opening of two new theatres with 24 screens and the acquisition of five theatres and 61 screens subsequent to the end of the Fiscal 2014 Period.

  Other Operating Expenses

        Other operating expenses increased $50.5 million, or 6.2%, to $863.7 million in the Fiscal 2015 Period, from $813.2 million in the Fiscal 2014 Period. During the Fiscal 2015 Period, the increase in other operating expenses was primarily attributable to to the impact of a State of New York sales tax refund received by the Company during the Fiscal 2014 Period totaling approximately $16.8 million, increases in theatre level payroll expenses (approximately $14.0 million), increases in non-rent occupancy costs (approximately $7.0 million), increases in credit card fees and incremental expenses associated with increased internet ticketing surcharge fees (approximately $4.8 million) and increases in other theatre operating expenses (approximately $5.5 million).

  General and Administrative Expenses

        General and administrative expenses increased $4.4 million, or 5.9%, to $78.8 million in the Fiscal 2015 Period, from $74.4 million in the Fiscal 2014 Period. The increase in general and administrative expenses during the Fiscal 2015 Period was primarily attributable to higher legal and professional fees (approximately $4.8 million) and corporate payroll costs (approximately $1.5 million), partially offset by lower share-based compensation expense (approximately $1.1 million).

  Depreciation and Amortization

        Depreciation and amortization expense increased $9.6 million, or 4.6%, to $216.8 million for the Fiscal 2015 Period, from $207.2 million in the Fiscal 2014 Period. The increase in depreciation and amortization expense during the Fiscal 2015 Period was primarily related to the impact of increased capital expenditures associated with the installation of luxury reclining seats subsequent to the Fiscal 2014 Period, and the opening of two new theatres with 24 screens (partially offset by the closure of nine theatres with 91 screens) subsequent to the end of the Fiscal 2014 Period.

  Income from Operations

        Income from operations increased $12.9 million, or 4.2%, to $319.3 million during the Fiscal 2015 Period, from $306.4 million in the Fiscal 2014 Period. The increase in income from operations during the Fiscal 2015 Period was primarily attributable to the increase in total revenues, partially offset by increases in certain variable operating expense line items described above.

  Interest Expense, net

        During the Fiscal 2015 Period, net interest expense increased $3.1 million, or 2.5%, to $129.6 million, from $126.5 million in the Fiscal 2014 Period. The increase in net interest expense during the Fiscal 2015 Period was primarily due to incremental interest associated with a higher effective interest rate under the New Term Facility, partially offset by interest savings associated with the refinance of approximately $711.4 million aggregate principal amount of the Company's 9 1/8% Senior Notes and 8 5/8% Senior Notes with the March 2014 issuance of our 5 3/4% Senior Notes Due 2022.

  Loss on Extinguishment of Debt

        During the Fiscal 2015 Period, the Company recorded a loss on debt extinguishment of approximately $5.7 million in connection with a refinancing of our Amended Senior Credit Facility as further described in Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

  Earnings Recognized from NCM

        Earnings recognized from NCM decreased $1.1 million, or 3.4%, to $31.0 million in the Fiscal 2015 Period, from $32.1 million in the Fiscal 2014 Period. The decrease in earnings recognized from NCM during the Fiscal 2015 Period was primarily attributable to lower earnings of National CineMedia during the period.

  Income Taxes

        The provision for income taxes of $100.1 million and $73.4 million for the Fiscal 2015 Period and the Fiscal 2014 Period, respectively, reflect effective tax rates of approximately 39.5% and 41.1%, respectively. The decrease in the effective tax rate for the Fiscal 2015 Period is primarily attributable to a decrease in the effective tax rate in certain states during the Fiscal 2015 Period and the state tax effects of the $62.4 million ($39.2 million after related tax effects) loss on debt extinguishment associated with the repurchase of approximately $711.4 million aggregate principal amount of the Company's 9 1/8% Senior Notes and 8 5/8% Senior Notes that occurred during the Fiscal 2014 Period, which was not deductible in certain states. The effective tax rates for such periods also reflect the impact of certain non-deductible expenses and other income tax credits.

Quarterly Results

        The following table sets forth selected unaudited quarterly results for the eight quarters ended December 31, 2016. The quarterly financial data as of each period presented below have been derived from Regal's unaudited condensed consolidated financial statements for those periods. Results for these periods are not necessarily indicative of results for the full year. The comparability of our results between quarters is impacted by certain factors described below and to a lesser extent, seasonality. The quarterly financial data should be read in conjunction with the consolidated financial statements of Regal and notes thereto included in Part II, Item 8 of this Form 10-K.

	Dec. 31, 2016(1)	Sept. 30, 2016	June 30, 2016(2)	March 31, 2016	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015(3)	March 31, 2015
	In millions (except per share data)
Total revenues	$812.6	$811.5	$785.9	$787.1	$848.2	$725.0	$862.8	$691.3
Income from operations(4)	95.0	87.2	76.6	80.6	101.9	51.9	115.1	50.4
Net income attributable to controlling interest(4)	53.9	42.3	33.5	40.7	55.0	21.9	53.4	23.1
Diluted earnings per share(4)	0.34	0.27	0.21	0.26	0.35	0.14	0.34	0.15
Dividends per common share	$0.22	$0.22	$0.22	$0.22	$0.22	$0.22	$0.22	$0.22

(1)
As described further in Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, on December 2, 2016, Regal Cinemas entered into a permitted secured refinancing agreement with REH, the guarantors party thereto, Credit Suisse AG and the lenders party thereto. The permitted secured refinancing agreement further amends the Amended Senior Credit Facility, which was amended by the June 2016 Refinancing Agreement described in (2) below. In connection with the execution of the permitted secured refinancing agreement, the Company recorded a loss on debt extinguishment of approximately $1.4 million during the quarter ended December 31, 2016.

(2)
As described further in Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, on June 1, 2016, Regal Cinemas entered into a permitted secured refinancing agreement with REH, the guarantors party thereto, Credit Suisse AG and the lenders party thereto. In connection with the execution of the permitted secured refinancing agreement, the Company recorded a loss on debt extinguishment of approximately $1.5 million during the quarter ended June 30, 2016.

(3)
As described further in Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, on April 2, 2015, Regal Cinemas entered into a seventh amended and restated credit agreement with Credit Suisse AG as Administrative Agent and the lenders party thereto which amended, restated and refinanced the sixth amended and restated credit agreement. As a result of the amendment, the Company recorded a loss on debt extinguishment of approximately $5.7 million during the quarter ended June 30, 2015.

(4)
During the eight quarters ended December 31, 2016, we recorded impairment charges of $3.2 million, $3.4 million, $0.8 million, $2.2 million, $4.5 million, $9.2 million, $1.9 million, $0.0 million, respectively, specific to theatres that were directly and individually impacted by increased competition, adverse changes in market demographics or adverse changes in the development or the conditions of the areas surrounding the theatre. See Note 2 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further information related to our impairment policies.

Liquidity and Capital Resources

        On a consolidated basis, we expect our primary uses of cash to be for operating expenses, capital expenditures, investments, acquisitions, general corporate purposes related to corporate operations, debt service and the Company's dividend payments. The principal sources of liquidity are cash generated from operations, cash on hand and borrowings under the Amended Senior Credit Facility described below. Under the terms of the Amended Senior Credit Facility, Regal Cinemas is restricted as to how much it can advance or distribute to Regal, its indirect parent. Since Regal is a holding company with no significant assets other than the stock of its subsidiaries, this restriction could impact Regal's ability to effect future debt or dividend payments, pay corporate expenses, repurchase or retire for cash its 5 3/4% Senior Notes Due 2022, its 5 3/4% Senior Notes Due 2023 and its 5 3/4% Senior Notes Due 2025. In addition, as described further below, the indentures under which the 5 3/4% Senior Notes Due 2022, the 5 3/4% Senior Notes Due 2023, and the 5 3/4% Senior Notes Due 2025 are issued limit the Company's (and its restricted subsidiaries') ability to, among other things, incur additional indebtedness, pay dividends on or make other distributions in respect of its capital stock, purchase or redeem capital stock, make loans or advances to its subsidiaries, or purchase, redeem or otherwise acquire or retire certain subordinated obligations.

Operating Activities

        Our revenues are generated principally through admissions and concessions sales with proceeds received in cash or via credit cards. Our operating expenses are primarily related to film and advertising costs, rent and occupancy and payroll. Film costs are ordinarily paid to distributors within 30 days following receipt of admissions revenues and the cost of the Company's concessions are generally paid to vendors approximately 30 to 35 days from purchase. Our current liabilities include items that will become due within 12 months. In addition, from time to time, we use cash from operations to fund dividends in excess of net income attributable to controlling interest and to fund dividends in excess of cash flows from operating activities less capital expenditures (net of proceeds from asset sales). As a result, at any given time, our balance sheet may reflect a working capital deficit.

        Net cash flows provided by operating activities totaled approximately $410.5 million, $434.4 million and $349.1 million for the Fiscal 2016 Period, the Fiscal 2015 Period and the Fiscal 2014 Period, respectively. The decrease in net cash flows generated by operating activities for the Fiscal 2016 Period as compared to the Fiscal 2015 Period was caused by a negative fluctuation in working capital activity (primarily related to the timing of vendor payments, including film payables, as a result of increased attendance and admissions revenues at our theatres during the latter part of the Fiscal 2015 Period), partially offset by an increase in landlord contributions and an increase in net income excluding non-cash items. The increase in net cash flows generated by operating activities for the Fiscal 2015 Period as compared to the Fiscal 2014 Period was caused by a positive fluctuation in working capital activity (primarily related to the timing of vendor payments, including film payables, as a result of increased attendance and admissions revenues at our theatres during the latter part of the Fiscal 2015 Period), an increase in landlord contributions and an increase in net income excluding non-cash items.

Investing Activities

        Our capital requirements have historically arisen principally in connection with acquisitions of theatres, new theatre construction, strategic partnerships, the addition of luxury amenities in select theatres, other upgrades to the Company's theatre facilities and replacing equipment. We fund the cost of capital expenditures through internally generated cash flows, cash on hand, landlord contributions, proceeds from the disposition of assets and financing activities.

        We intend to continue to grow our theatre circuit through selective expansion and acquisition opportunities. The Company has a formal and intensive review procedure for the authorization of capital projects, with the most important financial measure of acceptability for a discretionary non-maintenance capital project being whether its projected discounted cash flow return on investment meets or exceeds the Company's internal rate of return targets. We currently expect capital expenditures (net of proceeds from asset sales and landlord contributions) for theatre development, expansion, upgrading and replacements to be in the range of approximately $130.0 million to $145.0 million in fiscal year 2017, exclusive of acquisitions.

        During the Fiscal 2016 Period, we received approximately 0.7 million newly issued common units of National CineMedia in accordance with the annual adjustment provisions of the Common Unit Adjustment Agreement. This transaction caused a proportionate increase in the Company's ownership share in National CineMedia to approximately 27.1 million common units. On a fully diluted basis, we own a 19.7% interest in NCM, Inc. as of December 31, 2016.

        During the Fiscal 2016 Period, RealD, Inc. stockholders approved an all-cash merger whereby Rizvi Traverse Management, LLC acquired RealD, Inc. for $11.00 per share. Under the terms of the merger agreement, RealD, Inc. shareholders received $11.00 in cash for each share of RealD, Inc.'s common stock. During the Fiscal 2016 Period, the Company received approximately $3.6 million in cash consideration for its remaining 322,780 RealD, Inc. common shares. As a result of the transaction, the Company recorded a gain of approximately $1.0 million during the Fiscal 2016 Period.

        Net cash flows used in investing activities totaled approximately $223.6 million, $183.3 million and $150.4 million for the Fiscal 2016 Period, the Fiscal 2015 Period and the Fiscal 2014 Period, respectively. The $40.3 million increase in cash flows used in investing activities during the Fiscal 2016 Period, as compared to the Fiscal 2015 Period, was primarily attributable to a $39.8 million increase in capital expenditures (net of proceeds from disposals) and higher capital investments in certain non-consolidated entities, partially offset by the impact of $9.2 million of cash used for a fiscal 2015 acquisition and $3.6 million in proceeds received related to the sale of RealD, Inc. common stock during the Fiscal 2016 Period. The $32.9 million increase in cash flows used in investing activities during the Fiscal 2015 Period, as compared to the Fiscal 2014 Period, was primarily attributable to a $18.6 million increase in capital expenditures (net of proceeds from disposals) during the Fiscal 2015 Period, $9.2 million of cash used for the acquisition of five theatres with 61 screens from entities affiliated with Georgia Theatre Company, and the impact of $6.0 million in proceeds received related to the sale of RealD, Inc. common stock during the Fiscal 2014 Period.

Financing Activities

        As described further in Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, Regal Cinemas entered into a permitted secured refinancing agreement with REH, the guarantors party thereto, Credit Suisse AG and the lenders party thereto (the "June 2016 Refinancing Agreement"). Pursuant to the June 2016 Refinancing Agreement, Regal Cinemas consummated a permitted secured refinancing of the Term Facility under the Amended Senior Credit Facility, which had an aggregate principal balance of approximately $958.5 million, and in accordance therewith, received term loans in an aggregate principal amount of approximately $958.5 million with a final maturity date in April 2022. Together with other amounts provided by Regal Cinemas, proceeds of the term loans were applied to repay all of the outstanding principal and accrued and unpaid interest on the Term Facility under the Amended Senior Credit Facility. In connection with the execution of the June 2016 Refinancing Agreement, the Company recorded a loss on debt extinguishment of approximately $1.5 million during the quarter ended June 30, 2016.

        On December 2, 2016, Regal Cinemas entered into a permitted secured refinancing agreement (the "December 2016 Refinancing Agreement") with REH, the guarantors party thereto, Credit Suisse AG and the lenders party thereto. The December 2016 Refinancing Agreement further amends the Amended Senior Credit Facility, which was amended by the June 2016 Refinancing Agreement. Pursuant to the December 2016 Refinancing Agreement, Regal Cinemas consummated a permitted secured refinancing of the Term Facility, which had an aggregate principal balance of approximately $956.1 million, and in accordance therewith, the Lenders advanced term loans in an aggregate principal amount of approximately $956.1 million with a final maturity date in April 2022 (the "New Term Loans"). Together with other amounts provided by Regal Cinemas, proceeds of the New Term Loans were applied to repay all of the outstanding principal and accrued and unpaid interest on the existing term facility under the Amended Senior Credit Facility in effect immediately prior to the making of the New Term Loans. The New Term Loans amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the New Term Loans, with the balance payable on the maturity date of the New Term Loans. The December 2016 Refinancing Agreement also amends the Amended Senior Credit Facility by reducing the interest rate on the New Term Loans, by providing, at Regal Cinemas' option, either a base rate or an adjusted LIBOR rate plus, in each case, an applicable margin. Such applicable margin will be either 1.50% in the case of base rate loans or 2.50% in the case of LIBOR rate loans. The December 2016 Refinancing Agreement also provides for a 1% prepayment premium applicable in the event that Regal Cinemas enters into a refinancing or amendment of the New Term Loans on or prior to the sixth-month anniversary of the closing of the December 2016 Refinancing Agreement that, in either case, has the effect of reducing the interest rate on the New Term Loans. In connection with the execution of the December 2016 Refinancing Agreement, the Company recorded a loss on debt extinguishment of approximately $1.4 million during the quarter ended December 31, 2016.

        As of December 31, 2016, we had approximately $954.7 million aggregate principal amount outstanding (net of debt discount) under the New Term Loans, $775.0 million aggregate principal amount outstanding under the 5 3/4% Senior Notes Due 2022, $250.0 million aggregate principal amount outstanding under the 5 3/4% Senior Notes Due 2023 and $250.0 million aggregate principal amount outstanding under the 5 3/4% Senior Notes Due 2025. As of December 31, 2016, we had approximately $2.7 million outstanding in letters of credit, leaving approximately $82.3 million available for drawing under the Revolving Facility. As of December 31, 2016, we are in full compliance with all agreements, including all related covenants, governing our outstanding debt obligations.

        The Company is rated by nationally recognized rating agencies. The significance of individual ratings varies from agency to agency. However, companies assigned ratings at the top end of the range have, in the opinion of certain rating agencies, the strongest capacity for repayment of debt or payment of claims, while companies at the bottom end of the range have the weakest capability. Ratings are always subject to change and there can be no assurance that the Company's current ratings will continue for any given period of time. An upgrade or downgrade of the Company's debt ratings, depending on the extent, could affect the cost to borrow funds. There were no upgrades or downgrades to the Company's debt ratings that materially impacted our ability or cost to borrow funds during the fiscal year ended December 31, 2016.

        During the Fiscal 2016 Period, Regal paid four quarterly cash dividends of $0.22 per share on each outstanding share of the Company's Class A and Class B common stock, or approximately $138.9 million in the aggregate. On February 9, 2017, the Company declared a cash dividend of $0.22 per share on each share of the Company's Class A and Class B common stock (including outstanding restricted stock), payable on March 15, 2017 to stockholders of record on March 3, 2017. Declared dividends have been or will be funded through cash flow from operations and available cash on hand. We, at the discretion of our Board of Directors and subject to applicable law, anticipate paying regular quarterly dividends on our Class A and Class B common stock for the foreseeable future. The amount, if any, of the dividends to be paid in the future will depend upon our then available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows, as well as other relevant factors.

        Net cash flows provided used in financing activities were approximately $160.0 million, $178.6 million and $332.5 million for the Fiscal 2016 Period, the Fiscal 2015 Period and the Fiscal 2014 Period, respectively. The net decrease in cash flows used in financing activities during the Fiscal 2016 Period as compared to the Fiscal 2015 Period of $18.6 million was primarily attributable to the net impact of the Amended Senior Credit Facility refinancing effected during the Fiscal 2015 Period. The net decrease in cash flows used in financing activities during the Fiscal 2015 Period as compared to the Fiscal 2014 Period of $153.9 million was primarily attributable to a $155.7 million decrease in dividends paid to stockholders during the 2015 Fiscal Period as compared to the 2014 Fiscal Period, lower payments on long-term obligations and landlord contributions received in connection with amended lease financing arrangements, partially offset by the net impact of the Amended Senior Credit Facility refinancing effected during the Fiscal 2015 Period.

EBITDA

        Net income attributable to controlling interest adjusted for interest expense, net, provision for income taxes and depreciation and amortization ("EBITDA") was approximately $640.4 million, $599.9 million and $512.7 million for the Fiscal 2016 Period, the Fiscal 2015 Period and the Fiscal 2014 Period, respectively.

        The Company uses EBITDA as a supplemental liquidity and performance measure because we find it useful to understand and evaluate our capacity, excluding the impact of interest, taxes, and non-cash depreciation and amortization charges, for servicing our debt, paying dividends and otherwise meeting our cash needs, prior to our consideration of the impacts of other potential sources and uses of cash, such as working capital items. We believe that EBITDA is useful to investors for these purposes as well. EBITDA should not be considered an alternative to, or more meaningful than, net cash provided by or used in operating activities, as determined in accordance with GAAP, since it omits the impact of interest, taxes and changes in working capital that use or provide cash (such as receivables, payables and inventories) as well as the sources or uses of cash associated with changes in other balance sheet items (such as long-term loss accruals and deferred items). Because EBITDA excludes depreciation and amortization, EBITDA does not reflect any cash requirements for the replacement of the assets being depreciated and amortized, which assets will often have to be replaced in the future. Further, EBITDA, because it also does not reflect the impact of debt service, income taxes, cash dividends, capital expenditures and other cash commitments from time to time as described in more detail elsewhere in this Form 10-K, does not represent how much discretionary cash we have available for other purposes. Nonetheless, EBITDA is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community, all of whom believe, and we concur, that these measures are critical to the capital markets' analysis of our ability to service debt, fund capital expenditures, pay dividends and otherwise meet cash needs, respectively. We also evaluate EBITDA because it is clear that movements in this non-GAAP measure impact our ability to attract financing and pay dividends. EBITDA, as calculated, may not be comparable to similarly titled measures reported by other companies. A reconciliation of net income attributable to controlling interest to EBITDA to net cash provided by operating activities is calculated as follows (in millions):

	Fiscal 2016 Period	Fiscal 2015 Period	Fiscal 2014 Period
Net income attributable to controlling interest	$170.4	$153.4	$105.6
Interest expense, net	128.1	129.6	126.5
Provision for income taxes	111.2	100.1	73.4
Depreciation and amortization	230.7	216.8	207.2

EBITDA	$640.4	$599.9	$512.7
Interest expense, net	(128.1)	(129.6)	(126.5)
Provision for income taxes	(111.2)	(100.1)	(73.4)
Deferred income taxes	2.4	(10.9)	6.6
Changes in operating assets and liabilities	(67.4)	35.5	(42.9)
Loss on extinguishment of debt	2.9	5.7	62.4
Landlord contributions	75.3	32.2	8.8
Other items, net	(3.8)	1.7	1.4

Net cash provided by operating activities	$410.5	$434.4	$349.1

Interest Rate Swaps

        As described in Note 13 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, as of December 31, 2016, the Company maintained one effective hedging relationship via one distinct interest rate swap agreement (maturity date of June 30, 2018), which requires Regal Cinemas to pay interest at a fixed rate of 2.165% and receive interest at a variable rate. This interest rate swap agreement is designated to hedge $200.0 million of variable rate debt obligations at an effective rate of approximately 4.7% as of December 31, 2016. See Note 14 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for a discussion of the Company's interest rate swap fair value estimation methods and assumptions.

Sale-Leaseback Transactions

        For information regarding our various sale and leaseback transactions, refer to Note 6 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

Contractual Cash Obligations and Commitments

        The Company has assumed long-term contractual obligations and commitments in the normal course of business, primarily debt obligations and non-cancelable operating leases. Other than the operating leases that are detailed below, the Company does not utilize variable interest entities or any other form of off-balance sheet financing. As of December 31, 2016, the Company's estimated contractual cash obligations and commercial commitments over the next several periods are as follows (in millions):

	Payments Due By Period
	Total	Current	13 - 36 months	37 - 60 months	After 60 months
Contractual Cash Obligations:
Debt obligations(1)	$2,233.8	$10.9	$21.8	$19.2	$2,181.9
Future interest on debt obligations(2)	627.6	107.9	210.4	207.6	101.7
Capital lease obligations, including interest(3)	15.8	3.1	1.8	1.9	9.0
Lease financing arrangements, including interest(3)	143.6	21.8	42.0	24.9	54.9
Purchase obligations(4)	107.7	76.9	30.8	—	—
Operating leases(5)	2,911.6	426.9	772.5	584.2	1,128.0
FIN 48 liabilities(6)	0.3	0.3	—	—	—

Total	$6,040.4	$647.8	$1,079.3	$837.8	$3,475.5

	Amount of Commitment Expiration per Period
	Total Amounts Available	Current	13 - 36 months	37 - 60 months	After 60 months
Other Commercial Commitments(7)	$85.0	$—	$—	$85.0	$—

(1)
These amounts are included on our consolidated balance sheet as of December 31, 2016. Our Amended Senior Credit Facility provides for mandatory prepayments under certain scenarios. See Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for additional information about our long-term debt obligations and related matters.

(2)
Future interest payments on the Company's unhedged debt obligations as of December 31, 2016 (consisting of approximately $756.1 million of variable interest rate borrowings under the New Term Loans, $775.0 million outstanding under the 5 3/4% Senior Notes Due 2022, $250.0 million outstanding under the 5 3/4% Senior Notes Due 2025, $250.0 million outstanding under the 5 3/4% Senior Notes Due 2023 and approximately $4.1 million of other debt obligations) are based on the stated fixed rate or in the case of the $756.1 million of variable interest rate borrowings under the New Term Loans, the current interest rate specified in our Amended Senior Credit Facility as of December 31, 2016 (3.27%). Future interest payments on the Company's hedged indebtedness as of December 31, 2016 (the remaining $200.0 million of borrowings under the New Term Loans) are based on (i) the applicable margin (as defined in Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K) as of December 31, 2016 (2.50%) and (ii) the expected fixed interest payments under the Company's interest rate swap agreement, which is described in further detail under Note 13 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

(3)
The present value of these obligations, excluding interest, is included on our consolidated balance sheet as of December 31, 2016. Future interest payments are calculated based on interest rates implicit in the underlying leases, which have a weighted average interest rate of 11.23%, maturing in various installments through 2028. Refer to Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for additional information about our capital lease obligations and lease financing arrangements.

(4)
Includes estimated capital expenditures and investments to which we were contractually obligated as of December 31, 2016, including improvements associated with existing theatres (including luxury reclining seating), the construction of new theatres and investments in non-consolidated entities. Does not include non-committed capital expenditures.

(5)
We enter into operating leases in the ordinary course of business. Such lease agreements provide us with the option to renew the leases at defined or then fair value rental rates for various periods. Our future operating lease obligations would change if we exercised these renewal options or if we enter into additional operating lease agreements. Our operating lease obligations are further described in Note 6 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

(6)
The table does not include approximately $6.3 million of recorded liabilities associated with unrecognized state tax benefits because the timing of the related payments was not reasonably estimable as of December 31, 2016.

(7)
In addition, as of December 31, 2016, Regal Cinemas had approximately $82.3 million available for drawing under the $85.0 million Revolving Facility. Regal Cinemas also maintains a sublimit within the Revolving Facility of $10.0 million for short-term loans and $30.0 million for letters of credit.

        We believe that the amount of cash and cash equivalents on hand, cash flow expected from operations and availability under our Revolving Facility will be adequate for the Company to execute its business strategy and meet anticipated requirements for lease obligations, capital expenditures, working capital and debt service for the next 12 months.

Off-Balance Sheet Arrangements

        Other than the operating leases detailed above in this Form 10-K, under the heading "Contractual Cash Obligations and Commitments," the Company has no other off-balance sheet arrangements.

Recent Accounting Pronouncements

        For a discussion of the recent accounting pronouncements relevant to our operations, please refer to the information provided under Note 2 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, which information is incorporated herein by reference.

Item 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

        The Company's interest rate risk is confined to interest rate exposure of its and its wholly owned subsidiaries' debt obligations that bear interest based on floating rates. The Amended Senior Credit Facility provides variable rate interest that could be adversely affected by an increase in interest rates. Borrowings under the New Term Loans bear interest, at Regal Cinemas' option, at either a base rate or an adjusted LIBOR rate plus, in each case, an applicable margin.

        Under the terms of the Company's effective interest rate swap agreement (which hedges an aggregate of $200.0 million of variable rate debt obligations as of December 31, 2016) described in Note 13 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, Regal Cinemas pays interest at a fixed rate of 2.165% and receives interest at a variable rate.

        As of December 31, 2016 and December 31, 2015, borrowings of $954.7 million (net of debt discount) and $958.8 million (net of debt discount), respectively, were outstanding under the New Term Loans and the Prior Term Facility at an effective interest rate of 3.56% (as of December 31, 2016) and 4.17% (as of December 31, 2015), respectively, after the impact of interest rate swaps is taken into account. A hypothetical change of 10% in the Company's effective interest rate under the New Term Loans as of December 31, 2016, would increase or decrease interest expense by $3.4 million for the fiscal year ended December 31, 2016.

Item 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors
Regal Entertainment Group:

        Management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended.

        Management, including our principal executive officer and principal financial officer, conducted an evaluation of the effectiveness of such controls as of December 31, 2016. This assessment was based on criteria for effective internal control over financial reporting described in the Internal Control—Integrated Framework (2013) by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, our management believes that the Company's internal control over financial reporting is effective as of December 31, 2016.

        KPMG LLP, independent registered public accounting firm of the Company's consolidated financial statements, has issued an audit report on the effectiveness of the Company's internal control over financial reporting as of December 31, 2016, as stated in their report which is included herein.

/s/ AMY E. MILES Amy E. Miles Chief Executive Officer (Principal Executive Officer)	/s/ DAVID H. OWNBY David H. Ownby Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Regal Entertainment Group:

        We have audited the accompanying consolidated balance sheets of Regal Entertainment Group and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, deficit, and cash flows for each of the years in the three-year period ended December 31, 2016. We also have audited Regal Entertainment Group's internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Regal Entertainment Group's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company's internal control over financial reporting based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Regal Entertainment Group and subsidiaries as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also in our opinion, Regal Entertainment Group maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ KPMG LLP Knoxville, Tennessee February 27, 2017

REGAL ENTERTAINMENT GROUP

CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	December 31, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$246.5	$219.6
Trade and other receivables, net	155.1	149.6
Income tax receivable	—	3.5
Inventories	20.9	22.4
Prepaid expenses and other current assets	23.4	20.9
Assets held for sale	1.0	1.0
Deferred income tax asset	—	21.2

TOTAL CURRENT ASSETS	446.9	438.2
PROPERTY AND EQUIPMENT:
Land	131.2	132.7
Buildings and leasehold improvements	2,319.7	2,196.4
Equipment	1,065.7	1,058.3
Construction in progress	20.2	18.2

Total property and equipment	3,536.8	3,405.6
Accumulated depreciation and amortization	(2,146.7)	(2,001.4)

TOTAL PROPERTY AND EQUIPMENT, NET	1,390.1	1,404.2
GOODWILL	327.0	328.7
INTANGIBLE ASSETS, NET	46.0	50.2
DEFERRED INCOME TAX ASSET	56.3	37.2
OTHER NON-CURRENT ASSETS	379.4	343.1

TOTAL ASSETS	$2,645.7	$2,601.6

LIABILITIES AND DEFICIT
CURRENT LIABILITIES:
Current portion of debt obligations	$25.5	$27.4
Accounts payable	194.8	229.7
Accrued expenses	70.7	70.8
Deferred revenue	192.7	203.4
Income taxes payable	6.4	—
Interest payable	19.9	20.0

TOTAL CURRENT LIABILITIES	510.0	551.3
LONG-TERM DEBT, LESS CURRENT PORTION	2,197.1	2,197.6
LEASE FINANCING ARRANGEMENTS, LESS CURRENT PORTION	84.8	77.8
CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION	6.9	8.9
NON-CURRENT DEFERRED REVENUE	412.3	415.2
OTHER NON-CURRENT LIABILITIES	273.5	228.4

TOTAL LIABILITIES	3,484.6	3,479.2
COMMITMENTS AND CONTINGENCIES
DEFICIT:
Class A common stock, $0.001 par value; 500,000,000 shares authorized, 133,080,279 and 132,745,481 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	0.1	0.1
Class B common stock, $0.001 par value; 200,000,000 shares authorized, 23,708,639 shares issued and outstanding at December 31, 2016 and December 31, 2015	—	—
Preferred stock, $0.001 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Additional paid-in capital (deficit)	(934.4)	(940.0)
Retained earnings	96.5	64.2
Accumulated other comprehensive loss, net	(1.3)	(2.1)

TOTAL STOCKHOLDERS' DEFICIT OF REGAL ENTERTAINMENT GROUP	(839.1)	(877.8)
Noncontrolling interest	0.2	0.2

TOTAL DEFICIT	(838.9)	(877.6)

TOTAL LIABILITIES AND DEFICIT	$2,645.7	$2,601.6

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended January 1, 2015
REVENUES:
Admissions	$2,061.7	$2,038.2	$1,998.9
Concessions	932.6	901.7	829.6
Other operating revenues	202.8	187.4	161.6

TOTAL REVENUES	3,197.1	3,127.3	2,990.1
OPERATING EXPENSES:
Film rental and advertising costs	1,107.3	1,093.1	1,047.1
Cost of concessions	119.5	114.4	111.1
Rent expense	427.6	421.5	423.4
Other operating expenses	883.2	863.7	813.2
General and administrative expenses (including share-based compensation of $8.8, $8.3 and $9.4 for the years ended December 31, 2016, December 31, 2015 and January 1, 2015, respectively)	84.6	78.8	74.4
Depreciation and amortization	230.7	216.8	207.2
Net loss on disposal and impairment of operating assets and other	4.8	19.7	7.3

TOTAL OPERATING EXPENSES	2,857.7	2,808.0	2,683.7

INCOME FROM OPERATIONS	339.4	319.3	306.4
OTHER EXPENSE (INCOME):
Interest expense, net	128.1	129.6	126.5
Loss on extinguishment of debt	2.9	5.7	62.4
Earnings recognized from NCM	(29.4)	(31.0)	(32.1)
Equity in income of non-consolidated entities and other, net	(43.9)	(38.3)	(29.0)

TOTAL OTHER EXPENSE, NET	57.7	66.0	127.8

INCOME BEFORE INCOME TAXES	281.7	253.3	178.6
PROVISION FOR INCOME TAXES	111.2	100.1	73.4

NET INCOME	170.5	153.2	105.2
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST, NET OF TAX	(0.1)	0.2	0.4

NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$170.4	$153.4	$105.6

EARNINGS PER SHARE OF CLASS A AND CLASS B COMMON STOCK (NOTE 12):
Basic	$1.09	$0.99	$0.68
Diluted	$1.09	$0.98	$0.68
AVERAGE SHARES OUTSTANDING (in thousands):
Basic	155,995	155,680	155,287
Diluted	156,804	156,511	156,310
DIVIDENDS DECLARED PER COMMON SHARE	$0.88	$0.88	$1.88

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended January 1, 2015
NET INCOME	$170.5	$153.2	$105.2
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Change in fair value of interest rate swap transactions	(2.3)	(4.3)	(2.1)
Amounts reclassified to net income from interest rate swaps	3.6	4.5	3.2
Change in fair value of available for sale securities	—	(0.2)	1.1
Reclassification adjustment for gain on sale of available for sale securities recognized in net income	(0.5)	—	(0.6)
Change in fair value of equity method investee interest rate swaps	—	(0.6)	(0.7)

TOTAL OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX	0.8	(0.6)	0.9

TOTAL COMPREHENSIVE INCOME, NET OF TAX	171.3	152.6	106.1
Comprehensive (income) loss attributable to noncontrolling interest, net of tax	(0.1)	0.2	0.4

COMPREHENSIVE INCOME ATTRIBUTABLE TO CONTROLLING INTEREST, NET OF TAX	$171.2	$152.8	$106.5

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF DEFICIT

(in millions, except amounts of cash dividends declared per share)

								Total Stockholders' Deficit of Regal Entertainment Group
	Class A Common Stock		Class B Common Stock
					Additional Paid-In Capital (Deficit)		Accumulated Other Comprehensive Income (Loss)
						Retained Earnings			Noncontrolling Interest	Total Deficit
	Shares	Amount	Shares	Amount
Balances, December 26, 2013	132.1	$0.1	23.7	$—	$(782.9)	$71.8	$(2.4)	$(713.4)	$(1.9)	$(715.3)
Net income attributable to controlling interest	—	—	—	—	—	105.6	—	105.6	—	105.6
Other comprehensive income (loss)	—	—	—	—	—	—	0.9	0.9	—	0.9
Noncontrolling interest adjustments	—	—	—	—	—	—	—	—	(0.6)	(0.6)
Share-based compensation expense	—	—	—	—	7.9	—	—	7.9	—	7.9
Exercise of stock options	—	—	—	—	0.1	—	—	0.1	—	0.1
Tax benefits from exercise of stock options, vesting of restricted stock and other	(0.2)	—	—	—	(2.3)	—	—	(2.3)	—	(2.3)
Issuance of restricted stock	0.6	—	—	—	—	—	—	—	—	—
Extraordinary cash dividend declared, $1.00 per share	—	—	—	—	(156.2)	—	—	(156.2)	—	(156.2)
Cash dividends declared, $0.88 per share	—	—	—	—	(8.4)	(129.0)	—	(137.4)	—	(137.4)

Balances, January 1, 2015	132.5	0.1	23.7	—	(941.8)	48.4	(1.5)	(894.8)	(2.5)	(897.3)
Net income attributable to controlling interest	—	—	—	—	—	153.4	—	153.4	—	153.4
Other comprehensive income (loss)	—	—	—	—	—	—	(0.6)	(0.6)	—	(0.6)
Purchase of noncontrolling interest	—	—	—	—	(5.5)	—	—	(5.5)	2.9	(2.6)
Other noncontrolling interest adjustments	—	—	—	—	—	—	—	—	(0.2)	(0.2)
Share-based compensation expense	—	—	—	—	7.7	—	—	7.7	—	7.7
Tax benefits from vesting of restricted stock and other	(0.3)	—	—	—	(0.3)	—	—	(0.3)	—	(0.3)
Issuance of restricted stock	0.5	—	—	—	—	—	—	—	—	—
Cash dividends declared, $0.88 per share	—	—	—	—	(0.1)	(137.6)	—	(137.7)	—	(137.7)

Balances, December 31, 2015	132.7	0.1	23.7	—	(940.0)	64.2	(2.1)	(877.8)	0.2	(877.6)
Net income attributable to controlling interest	—	—	—	—	—	170.4	—	170.4	—	170.4
Other comprehensive income (loss)	—	—	—	—	—	—	0.8	0.8	—	0.8
Share-based compensation expense	—	—	—	—	7.9	—	—	7.9	—	7.9
Tax benefits from vesting of restricted stock and other	(0.1)	—	—	—	(2.3)	—	—	(2.3)	—	(2.3)
Issuance of restricted stock	0.5	—	—	—	—	—	—	—	—	—
Cash dividends declared, $0.88 per share	—	—	—	—	—	(138.1)	—	(138.1)	—	(138.1)

Balances, December 31, 2016	133.1	$0.1	23.7	$—	$(934.4)	$96.5	$(1.3)	$(839.1)	$0.2	$(838.9)

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended January 1, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$170.5	$153.2	$105.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	230.7	216.8	207.2
Amortization of debt discount	0.3	0.3	—
Amortization of debt acquisition costs	4.6	4.7	4.8
Share-based compensation expense	8.8	8.3	9.4
Deferred income tax provision (benefit)	2.4	(10.9)	6.6
Net loss on disposal and impairment of operating assets	14.6	19.7	7.3
Gain on lease termination	(9.8)	—	—
Equity in income of non-consolidated entities	(51.4)	(44.6)	(34.1)
Loss on extinguishment of debt	2.9	5.7	62.4
Gain on sale of available for sale securities	(1.0)	—	(2.0)
Non-cash (gain) loss on interest rate swaps	(0.1)	0.7	—
Non-cash rent income	(6.3)	(6.2)	(4.0)
Cash distributions on investments in other non-consolidated entities	12.0	3.6	6.3
Excess cash distribution on NCM shares	13.8	15.4	14.1
Landlord contributions	75.3	32.2	8.8
Proceeds from lease termination and other	10.6	—	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other receivables	—	(19.0)	(4.2)
Inventories	1.5	(4.7)	1.3
Prepaid expenses and other assets	(2.5)	1.5	(1.8)
Accounts payable	(38.3)	63.1	(0.2)
Income taxes payable	6.7	0.2	0.3
Deferred revenue	(23.6)	3.6	(6.3)
Accrued expenses and other liabilities	(11.2)	(9.2)	(32.0)

NET CASH PROVIDED BY OPERATING ACTIVITIES	410.5	434.4	349.1
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(214.9)	(185.7)	(156.8)
Proceeds from disposition of assets	1.4	12.0	1.7
Investment in non-consolidated entities	(13.7)	(0.4)	(4.0)
Cash used for acquisition	—	(9.2)	—
Proceeds from sale of available for sale securities	3.6	—	6.0
Changes in other long-term assets	—	—	2.7

NET CASH USED IN INVESTING ACTIVITIES	(223.6)	(183.3)	(150.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash used to pay dividends	(138.9)	(139.1)	(294.8)
Payments on long-term obligations	(21.7)	(23.3)	(29.7)
Landlord contributions received from lease financing arrangements	6.0	3.9	—
Proceeds from stock option exercises	—	—	0.1
Cash paid for tax withholdings and other	(3.3)	(4.4)	(3.9)
Proceeds from Amended Senior Credit Facility	1,914.6	963.3	—
Repayment of Amended Senior Credit Facility	(1,914.6)	(963.2)	—
Proceeds from issuance of Regal 5 3/4% Senior Notes Due 2022	—	—	775.0
Cash used to repurchase 9 1/8% Senior Notes	—	—	(336.3)
Cash used to repurchase 8 5/8% Senior Notes	—	—	(428.0)
Payment of debt acquisition costs	(2.1)	(13.2)	(14.9)
Purchase of noncontrolling interest	—	(2.6)	—

NET CASH USED IN FINANCING ACTIVITIES	(160.0)	(178.6)	(332.5)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	26.9	72.5	(133.8)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	219.6	147.1	280.9

CASH AND CASH EQUIVALENTS AT END OF YEAR	$246.5	$219.6	$147.1

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$101.9	$105.9	$69.0
Cash paid for interest, net of amounts capitalized	$124.3	$125.3	$141.0
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Investment in NCM	$9.9	$9.0	$5.9
Increase in property and equipment and other from lease financing arrangements	$13.1	$3.2	$14.2

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2016, December 31, 2015, and January 1, 2015

1. THE COMPANY AND BASIS OF PRESENTATION

        Regal Entertainment Group (the "Company," "Regal," "we" or "us") is the parent company of Regal Entertainment Holdings, Inc. ("REH"), which is the parent company of Regal Cinemas Corporation ("Regal Cinemas") and its subsidiaries. Regal Cinemas' subsidiaries include Regal Cinemas, Inc. ("RCI") and its subsidiaries, which include Edwards Theatres, Inc. ("Edwards") and United Artists Theatre Company ("United Artists"). The terms Regal or the Company, REH, Regal Cinemas, RCI, Edwards and United Artists shall be deemed to include the respective subsidiaries of such entities when used in discussions included herein regarding the current operations or assets of such entities.

        Regal operates one of the largest and most geographically diverse theatre circuits in the United States, consisting of 7,267 screens in 561 theatres in 42 states along with Guam, Saipan, American Samoa and the District of Columbia as of December 31, 2016. Beginning January 2, 2015, the Company's fiscal year changed from a 52-53 week fiscal year ending on the first Thursday after December 25 of each year to a fiscal year ending on December 31 of each year.

        During 2001 and 2002, Anschutz Company and its subsidiaries ("Anschutz") acquired controlling equity interests in United Artists, Edwards and RCI upon each of the entities' emergence from bankruptcy reorganization. In May 2002, the Company sold 18.0 million shares of its Class A common stock in an initial public offering at a price of $19.00 per share, receiving aggregate net offering proceeds, net of underwriting discounts, commissions and other offering expenses, of $314.8 million. In 2015, as a result of an internal restructuring, Anschutz Company changed its name to The Anschutz Corporation.

        Certain amounts in prior fiscal years have been reclassified to conform with the presentation adopted in the current year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

        The consolidated financial statements include the accounts of Regal and its subsidiaries. Majority-owned subsidiaries that the Company controls are consolidated while those affiliates of which the Company owns between 20% and 50% and does not control are accounted for under the equity method. Those affiliates of which the Company owns less than 20% are generally accounted for under the cost method, unless the Company is deemed to have the ability to exercise significant influence over the affiliate, in which case the Company would account for its investment under the equity method. The results of these subsidiaries and affiliates are included in the consolidated financial statements effective with their formation or from their dates of acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Revenue Recognition

        Revenues are generated principally through admissions and concessions sales with proceeds received in cash or via credit card at the point of sale. Other operating revenues consist primarily of product advertising (including vendor marketing programs) and other ancillary revenues that are recognized as income in the period earned. The Company generally recognizes payments received attributable to the marketing and advertising services provided by the Company under certain vendor

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

programs as revenue in the periods in which the advertising is displayed or when the related impressions are delivered. Such impressions are measured by the concession product sales volume, which is a mutually agreed upon proxy of attendance and reflects the Company's marketing and advertising services delivered to its vendors. In instances where the consideration received is in excess of fair value of the advertising services provided, the excess is recorded as a reduction of concession costs.

        The Company maintains a deferred revenue balance pertaining to amounts received for agreeing to the 2007 National CineMedia exhibitor services agreement ("ESA") modification, amounts recorded in connection with the receipt of newly issued common units of National CineMedia pursuant to the provisions of the Common Unit Adjustment Agreement described in Note 4—"Investments," and amounts received from the sale of bulk tickets and gift cards that have not been redeemed. Amortization of deferred revenue related to the amount we received for agreeing to the existing National CineMedia exhibitor services agreement modification and amounts recorded in connection with the receipt of newly issued common units of National CineMedia pursuant to the provisions of the Common Unit Adjustment Agreement are described below in this Note 2 under "Deferred Revenue" and in Note 4—"Investments." The Company recognizes revenue associated with bulk tickets and gift cards when redeemed, or when the likelihood of redemption becomes remote. The determination of the likelihood of redemption is based on an analysis of actual historical redemption trends.

  Cash Equivalents

        The Company considers all unrestricted highly liquid debt instruments and investments purchased with an original maturity of 3 months or less to be cash equivalents. At December 31, 2016, the Company held substantially all of its cash in temporary cash investments in the form of certificates of deposit and variable rate investment accounts with major financial institutions.

  Inventories

        Inventories consist of concession products and theatre supplies. The Company states inventories on the basis of first-in, first-out (FIFO) cost, which is not in excess of net realizable value.

  Property and Equipment

        The Company states property and equipment at cost. Major renewals and improvements are capitalized, while maintenance and repairs that do not improve or extend the lives of the respective assets are expensed currently. Gains and losses from disposition of property and equipment are included in income and expense when realized.

        The Company capitalizes the cost of computer equipment, system hardware and purchased software ready for service. During the years ended December 31, 2016 and December 31, 2015, the Company capitalized approximately $8.0 million and $12.6 million, respectively, of such costs, which were associated primarily with (i) new point-of-sale devices at the Company's box offices and concession stands, (ii) new ticketing kiosks, and (iii) computer hardware and software purchased for the Company's theatre locations and corporate office. The Company also capitalizes certain direct external costs associated with software developed for internal use after the preliminary software project stage is

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

completed and Company management has authorized further funding for a software project and it is deemed probable of completion. The Company capitalizes these external software development costs only until the point at which the project is substantially complete and the software is ready for its intended purpose.

        The Company records depreciation and amortization using the straight-line method over the following estimated useful lives:

Buildings	20 - 30 years
Equipment	3 - 20 years
Leasehold improvements	Lesser of term of lease or asset life
Computer equipment and software	3 - 5 years

        As of December 31, 2016 and December 31, 2015, included in property and equipment is $190.6 million and $185.9 million of assets accounted for under capital leases and lease financing arrangements, before accumulated depreciation of $118.0 million and $104.1 million, respectively. The Company records amortization using the straight-line method over the shorter of the lease terms or the estimated useful lives noted above.

  Impairment of Long-Lived Assets

        The Company reviews long-lived assets (including intangible assets, marketable equity securities and investments in non-consolidated entities as described further below) for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. The Company generally evaluates assets for impairment on an individual theatre basis, which management believes is the lowest level for which there are identifiable cash flows. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying amount of the assets, the Company recognizes an impairment charge in the amount by which the carrying value of the assets exceeds their fair market value.

        The Company considers historical theatre level cash flows, estimated future theatre level cash flows, theatre property and equipment carrying values, intangible asset carrying values, the age of the theatre, competitive theatres in the marketplace, the impact of recent pricing changes, strategic initiatives, available lease renewal options and other factors considered relevant in its assessment of whether or not a triggering event has occurred that indicates impairment of individual theatre assets may be necessary. For theatres where a triggering event is identified, impairment is measured based on the estimated cash flows from continuing use until the expected disposal date or the fair value of furniture, fixtures and equipment. The expected disposal date does not exceed the remaining lease period unless it is probable the lease period will be extended and may be less than the remaining lease period when the Company does not expect to operate the theatre to the end of its lease term. The fair value of assets is determined using the present value of the estimated future cash flows or the expected selling price less selling costs for assets of which the Company expects to dispose. Significant judgment is involved in determining whether a triggering event has occurred, estimating future cash flows and determining fair value. Management's estimates (Level 3 inputs as described in FASB Accounting Standards Codification ("ASC") Topic 820, Fair Value Measurements and Disclosures) are based on

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

historical and projected operating performance, recent market transactions, and current industry trading multiples.

        Triggering events identified resulted in the recording of impairment charges of $9.6 million, $15.6 million and $5.6 million for the years ended December 31, 2016, December 31, 2015 and January 1, 2015, respectively. The long-lived asset impairment charges recorded during each of the periods presented are specific to theatres that were directly and individually impacted by increased competition, adverse changes in market demographics or adverse changes in the development or the conditions of the areas surrounding the theatre.

  Leases

        The majority of the Company's operations are conducted in premises occupied under non-cancelable lease agreements with initial base terms generally ranging from 15 to 20 years. The Company, at its option, can renew a substantial portion of the leases at defined or then fair rental rates for various periods. Certain leases for our theatres provide for contingent rentals based on the revenue results of the underlying theatre and require the payment of taxes, insurance, and other costs applicable to the property. Also, certain leases contain escalating minimum rental provisions. There are no conditions imposed upon us by our lease agreements or by parties other than the lessor that legally obligate the Company to incur costs to retire assets as a result of a decision to vacate our leased properties. None of our lease agreements require us to return the leased property to the lessor in its original condition (allowing for normal wear and tear) or to remove leasehold improvements at our cost.

        The Company accounts for leased properties under the provisions of ASC Topic 840, Leases and other authoritative accounting literature. ASC Subtopic 840-10, Leases—Overview requires that the Company evaluate each lease for classification as either a capital lease or an operating lease. The Company performs this evaluation at the inception of the lease and when a modification is made to a lease. As to those arrangements that are classified as capital leases, the Company records property under capital leases and a capital lease obligation in an amount equal to the lesser of the present value of the minimum lease payments to be made over the life of the lease at the beginning of the lease term, or the fair value of the leased property. The property under capital lease is amortized on a straight-line basis as a charge to expense over the lease term, as defined, or the economic life of the leased property, whichever is less. During the lease term, as defined, each minimum lease payment is allocated between a reduction of the lease obligation and interest expense so as to produce a constant periodic rate of interest on the remaining balance of the lease obligation. The Company does not believe that exercise of the renewal options in its leases are reasonably assured at the inception of the lease agreements because such leases: (i) provide for either (a) renewal rents based on market rates or (b) renewal rents that equal or exceed the initial rents, and (ii) do not impose economic penalties upon the determination whether or not to exercise the renewal option. As a result, there are not sufficient economic incentives at the inception of the leases to consider the lease renewal options to be reasonably assured of being exercised and therefore, the initial base term is generally considered as the lease term under ASC Subtopic 840-10.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Company records rent expense for its operating leases with contractual rent increases in accordance with ASC Subtopic 840-20, Leases—Operating Leases, on a straight-line basis from the "lease commencement date" as specified in the lease agreement until the end of the base lease term.

        The Company accounts for lease incentive payments received from a landlord in accordance with ASC Subtopic 840-20, Leases—Lease Incentives, and records the proceeds as a deferred lease incentive liability and amortizes the liability as a reduction in rent expense over the base term of the lease.

        For leases in which the Company is involved with construction of the theatre, the Company accounts for the lease during the construction period under the provisions of ASC Subtopic 840-40, Leases—Sale-Leaseback Transactions. The landlord is typically responsible for constructing a theatre using guidelines and specifications agreed to by the Company and assumes substantially all of the risk of construction. In accordance with ASC Subtopic 840-40, if the Company concludes that it has substantially all of the construction period risks, it records a construction asset and related liability for the amount of total project costs incurred during the construction period. Once construction is completed, the Company considers the requirements under ASC Subtopic 840-40, for sale-leaseback treatment, and if the arrangement does not meet such requirements, it records the project's construction costs funded by the landlord as a financing obligation. The obligation is amortized over the financing term based on the payments designated in the contract.

        In accordance with ASC Subtopic 840-20, we expense rental costs incurred during construction periods for operating leases as such costs are incurred. For rental costs incurred during construction periods for both operating and capital leases, the "lease commencement date" is the date at which we gain access to the leased asset. Historically, and for the years ended December 31, 2016, December 31, 2015 and January 1, 2015, these rental costs have not been significant to our consolidated financial statements.

  Sale and Leaseback Transactions

        The Company accounts for the sale and leaseback of real estate assets in accordance with ASC Subtopic 840-40. Losses on sale leaseback transactions are recognized at the time of sale if the fair value of the property sold is less than the undepreciated cost of the property. Gains on sale and leaseback transactions are deferred and amortized over the remaining lease term.

  Goodwill

        The carrying amount of goodwill at December 31, 2016 and December 31, 2015 was approximately $327.0 million and $328.7 million, respectively. The Company evaluates goodwill for impairment annually or more frequently as specific events or circumstances dictate. Under ASC Subtopic 350-20, Intangibles—Goodwill and Other—Goodwill, the Company has identified its reporting units to be the designated market areas in which the Company conducts its theatre operations. Goodwill impairment is evaluated using a two-step approach requiring the Company to compute the fair value of a reporting unit and compare it with its carrying value. If the carrying value of the reporting unit exceeds its estimated fair value, a second step is performed to measure the potential goodwill impairment. The Company determines fair value by using an enterprise valuation methodology determined by applying multiples to cash flow estimates less net indebtedness, which the Company believes is an appropriate

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

method to determine fair value. There is considerable management judgment with respect to cash flow estimates and appropriate multiples and discount rates to be used in determining fair value and such management estimates fall under Level 3 within the fair value measurement hierarchy.

        As part of the Company's ongoing operations, we may close certain theatres within a reporting unit containing goodwill due to underperformance of the theatre or inability to renew our lease, among other reasons. Additionally, we generally abandon certain assets associated with a closed theatre, primarily leasehold improvements. Under ASC Topic 350, Intangibles—Goodwill and Other, when a portion of a reporting unit that constitutes a business is disposed of, goodwill associated with that business shall be included in the carrying amount of the business in determining the gain or loss on disposal. We evaluate whether the portion of a reporting unit being disposed of constitutes a business on the date of closure. Generally, on the date of closure, the closed theatre does not constitute a business because the Company retains assets and processes on that date essential to the operation of the theatre. These assets and processes are significant missing elements impeding the operation of a business. Accordingly, when closing individual theatres, we generally do not include goodwill in the calculation of any gain or loss on disposal of the related assets.

        The Company's annual goodwill impairment assessment for the year ended December 31, 2016 indicated that the carrying value of one of its reporting units exceeded its estimated fair value and as a result, the Company recorded a goodwill impairment charge of approximately $1.7 million. The Company's annual goodwill impairment assessments for the years ended December 31, 2015 and January 1, 2015 indicated that the estimated fair value of each of its reporting units exceeded their carrying value and therefore, goodwill was not deemed to be impaired.

  Intangible Assets

        As of December 31, 2016 and December 31, 2015, intangible assets totaled $66.8 million and $67.1 million, respectively, before accumulated amortization of $20.8 million and $16.9 million, respectively. Such intangible assets are recorded at fair value and are amortized on a straight-line basis over the estimated remaining useful lives of the assets. The Company's identifiable intangible assets substantially consist of favorable leases acquired in connection with various acquisitions since fiscal 2008. During the years ended December 31, 2016, December 31, 2015 and January 1, 2015, the Company recognized $3.8 million, $3.7 million and $3.7 million of amortization, respectively, related to these intangible assets.

        Estimated amortization expense for the next five fiscal years for such intangible assets as of December 31, 2016 is projected below (in millions):

2017	$3.8
2018	3.8
2019	3.7
2020	3.5
2021	3.3

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        During the year ended December 31, 2016, the Company recorded a favorable lease impairment charge of approximately $0.3 million related to a theatre closure. The Company did not record an impairment of any intangible assets during the years ended December 31, 2015 or January 1, 2015.

  Debt Acquisition Costs

        Debt acquisition costs are deferred and amortized to interest expense using the effective interest method over the terms of the related agreements. In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest, which intended to simplify the presentation of debt issuance costs. Prior to the issuance of ASU 2015-03, debt issuance costs were reported on the balance sheet as assets and amortized as interest expense. ASU 2015-03 requires that they be presented on the balance sheet as a direct deduction from the carrying amount of the related debt liability. The costs will continue to be amortized to interest expense using the effective interest method. ASU 2015-03 is to be applied retrospectively and is effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. The Company adopted this guidance during the quarter ended March 31, 2016. Debt issuance costs associated with long-term debt, net of accumulated amortization, were $25.8 million and $30.7 million as of December 31, 2016 and December 31, 2015, respectively. The balance sheet as of December 31, 2015 has been recast to reflect the reclassification of debt issuances costs, net of accumulated amortization, from "Other Non-Current Assets" to a reduction of "Long-Term Debt, Less Current Portion."

  Investments

        The Company primarily accounts for its investments in non-consolidated subsidiaries using the equity method of accounting and has recorded the investments within "Other Non-Current Assets" and "Other Non-Current Liabilities" as applicable in its consolidated balance sheets. The Company records equity in earnings and losses of these entities in its consolidated statements of income. As of December 31, 2016, the Company holds a 19.7% interest in National CineMedia, LLC ("National CineMedia" or "NCM"), a 46.7% interest in Digital Cinema Implementation Partners, LLC, a 50% interest in Open Road Films, a 32% interest in AC JV, LLC and a 14.6% interest in Digital Cinema Distribution Coalition (each as described further under Note 4—"Investments"). In addition, as described further under Note 4—"Investments," the Company holds an equity investment in Atom Tickets, LLC, an internet ticketing partner of the Company. Such investment is accounted for under the cost method. The carrying value of the Company's investment in these entities as of December 31, 2016 and December 31, 2015 was approximately $367.7 million and $321.8 million, respectively.

        The Company reviews investments in non-consolidated subsidiaries accounted for under the equity method for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be fully recoverable. The Company reviews unaudited financial statements on a quarterly basis and audited financial statements on an annual basis for indicators of triggering events or circumstances that indicate the potential impairment of these investments as well as current equity prices for its investment in National CineMedia and discounted projections of cash flows for certain of its other investees. Additionally, the Company has periodic discussions with the management of significant investees to assist in the identification of any factors that might indicate the potential for impairment. In order to determine whether the carrying value of investments may have experienced an

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

other-than-temporary decline in value necessitating the write-down of the recorded investment, the Company considers various factors, including the period of time during which the fair value of the investment remains substantially below the recorded amounts, the investees' financial condition and quality of assets, the length of time the investee has been operating, the severity and nature of losses sustained in current and prior years, a reduction or cessation in the investees dividend payments, suspension of trading in the security, qualifications in accountant's reports due to liquidity or going concern issues, investee announcement of adverse changes, downgrading of investee debt, regulatory actions, changes in reserves for product liability, loss of a principal customer, negative operating cash flows or working capital deficiencies and the recording of an impairment charge by the investee for goodwill, intangible or long-lived assets. Once a determination is made that an other-than-temporary impairment exists, the Company writes down its investment to fair value.

        There was no impairment of the Company's investments during the years ended December 31, 2016, December 31, 2015 and January 1, 2015.

  Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records a valuation allowance if it is deemed more likely than not that its deferred income tax assets will not be realized. The Company expects that certain deferred income tax assets are not more likely than not to be recovered and therefore has established a valuation allowance. The Company reassesses its need for the valuation allowance for its deferred income taxes on an ongoing basis.

        Additionally, income tax rules and regulations are subject to interpretation, require judgment by the Company and may be challenged by the taxation authorities. As described further in Note 7—"Income Taxes," the Company applies the provisions of ASC Subtopic 740-10, Income Taxes—Overview. In accordance with ASC Subtopic 740-10, the Company recognizes a tax benefit only for tax positions that are determined to be more likely than not sustainable based on the technical merits of the tax position. With respect to such tax positions for which recognition of a benefit is appropriate, the benefit is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions are evaluated on an ongoing basis as part of the Company's process for determining the provision for income taxes.

  Interest Rate Swaps

        Regal Cinemas has entered into hedging relationships via interest rate swap agreements to hedge against interest rate exposure of its variable rate debt obligations under Regal Cinemas' Amended Senior Credit Facility. Certain of these interest rate swaps qualify for cash flow hedge accounting treatment and as such, the change in the fair values of the interest rate swaps is recorded on the Company's consolidated balance sheet as an asset or liability with the effective portion of the interest

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

rate swaps' gains or losses reported as a component of other comprehensive income and the ineffective portion reported in earnings. As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive income/loss related to the interest rate swaps will be reclassified into earnings. In the event that an interest rate swap is terminated or de-designated prior to maturity, gains or losses accumulated in other comprehensive income or loss remain deferred and are reclassified into earnings in the periods during which the hedged forecasted transaction affects earnings. See Note 14—"Fair Value of Financial Instruments" for discussion of the Company's interest rate swaps' fair value estimation methods and assumptions. The fair value of the Company's interest rate swaps is based on Level 2 inputs as described in ASC Topic 820, Fair Value Measurements and Disclosures, which include observable inputs such as dealer quoted prices for similar assets or liabilities, and represents the estimated amount Regal Cinemas would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates, credit risk and counterparty credit risk. The counterparties to the Company's interest rate swaps are major financial institutions. The Company evaluates the bond ratings of the financial institutions and believes that credit risk is at an acceptably low level.

  Deferred Revenue

        Deferred revenue relates primarily to the amount we received for agreeing to the 2007 ESA modification, amounts recorded in connection with the receipt of newly issued common units of National CineMedia, cash received from the sale of bulk tickets and gift cards, and amounts received in connection with vendor marketing programs. The amount we received for agreeing to the ESA modification is being amortized to advertising revenue over the 30 year term of the agreement following the units of revenue method. In addition, as described in Note 4—"Investments," amounts recorded as deferred revenue in connection with the receipt of newly issued common units of National CineMedia pursuant to the provisions of the Common Unit Adjustment Agreement are being amortized to advertising revenue over the remaining term of the ESA following the units of revenue method. As of December 31, 2016 and December 31, 2015, approximately $425.0 million and $426.7 million of deferred revenue, respectively, related to the ESA was recorded as components of current and non-current deferred revenue in the accompanying consolidated balance sheets. Deferred revenue related to gift cards and bulk ticket sales and vendor marketing programs is recognized as revenue as described above in this Note 2 under "Revenue Recognition." As of December 31, 2016 and December 31, 2015, approximately $175.6 million and $188.5 million of deferred revenue, respectively, related to the gift cards and bulk tickets was recorded as a component of current deferred revenue in the accompanying consolidated balance sheets.

  Deferred Rent

        The Company recognizes rent on a straight-line basis after considering the effect of rent escalation provisions resulting in a level monthly rent expense for each lease over its term. The deferred rent liability is included in other non-current liabilities in the accompanying consolidated balance sheets.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Film Costs

        The Company estimates its film cost expense and related film cost payable based on management's best estimate of the ultimate settlement of the film costs with the distributors. Generally, less than one-third of our quarterly film expense is estimated at period-end. The length of time until these costs are known with certainty depends on the ultimate duration of the film's theatrical run, but is typically "settled" within 2 to 3 months of a particular film's opening release. Upon settlement with our film distributors, film cost expense and the related film cost payable are adjusted to the final film settlement.

  Loyalty Program

        Members of the Regal Crown Club® earn credits for each dollar spent at the Company's theatres and can redeem such credits for movie tickets, concession items and movie memorabilia at the theatre or in an online reward center. Because the Company believes that the value of the awards granted to Regal Crown Club® members is insignificant in relation to the value of the transactions necessary to earn the award, the Company records the estimated incremental cost of providing awards under the Regal Crown Club® loyalty program at the time the awards are earned. Historically, and for the years ended December 31, 2016, December 31, 2015 and January 1, 2015, the costs of these awards have not been significant to the Company's consolidated financial statements.

  Advertising and Start-Up Costs

        The Company expenses advertising costs as incurred. Start-up costs associated with a new theatre are also expensed as incurred.

  Share-Based Compensation

        As described in Note 9—"Capital Stock And Share-Based Compensation," we apply the provisions of ASC Subtopic 718-10, Compensation—Stock Compensation—Overall. Under ASC Subtopic 718-10, share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee's requisite service period.

        Under ASC Subtopic 718-10, the Company elected to adopt the alternative transition method for calculating the tax effects of share-based compensation. The alternative transition method includes a simplified method to establish the beginning balance of the additional paid-in capital pool related to the tax effects of employee share-based compensation, which is available to absorb tax deficiencies that could be recognized subsequent to the adoption of ASC Subtopic 718-10.

  Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include, but are not limited to, deferred revenue, property and equipment, goodwill, income taxes and purchase accounting. Actual results could differ from those estimates.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Segments

        As of December 31, 2016, December 31, 2015 and January 1, 2015, the Company managed its business under one reportable segment: theatre exhibition operations.

  Acquisitions

        The Company accounts for acquisitions under the acquisition method of accounting. The acquisition method requires that the acquired assets and liabilities, including contingencies, be recorded at fair value determined on the acquisition date and changes thereafter reflected in income. For significant acquisitions, the Company obtains independent third party valuation studies for certain of the assets acquired and liabilities assumed to assist the Company in determining fair value. The estimation of the fair values of the assets acquired and liabilities assumed involves a number of estimates and assumptions that could differ materially from the actual amounts recorded. The results of the acquired businesses are included in the Company's results from operations beginning from the day of acquisition.

  Comprehensive Income

        Total comprehensive income, net of tax, for the years ended December 31, 2016, December 31, 2015 and January 1, 2015 was $171.3 million, $152.6 million and $106.1 million, respectively. Total comprehensive income consists of net income and other comprehensive income, net of tax, related to the change in the aggregate unrealized gain/loss on the Company's interest rate swap arrangement, the change in fair value of available for sale equity securities (including other-than-temporary impairments), the reclassification adjustment for gain on sale of available for sale securities recognized in net income and the change in fair value of equity method investee interest rate swap transactions during each of the years ended December 31, 2016, December 31, 2015 and January 1, 2015. The Company's interest rate swap arrangements and available for sale equity securities are further described in Note 13—"Derivative Instruments" and Note 14—"Fair Value of Financial Instruments."

  Adoption of New Accounting Pronouncements

        In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810)—Amendments to the Consolidation Analysis, which provides guidance on evaluating whether a reporting entity should consolidate certain legal entities. Specifically, the amendments modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities ("VIEs") or voting interest entities. Further, the amendments eliminate the presumption that a general partner should consolidate a limited partnership, as well as affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships. ASU 2015-02 is effective for interim and annual reporting periods beginning after December 15, 2015. Early adoption is permitted. A reporting entity may apply the amendments using a modified retrospective approach or a full retrospective application. The Company's adoption of ASU 2015-02 during the quarter ended March 31, 2016 had no impact on the Company's consolidated financial statements and related disclosures.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        As further described above in this Note 2 under "Debt Acquisition Costs," in April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest. The Company adopted this guidance during the quarter ended March 31, 2016. Debt issuance costs associated with long-term debt, net of accumulated amortization, were $25.8 million and $30.7 million as of December 31, 2016 and December 31, 2015, respectively. The balance sheet as of December 31, 2015 has been recast to reflect the reclassification of debt issuances costs, net of accumulated amortization, from "Other Non-Current Assets" to a reduction of "Long-Term Debt, Less Current Portion."

        In August 2015, the FASB issued ASU 2015-15, Interest—Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements. ASU 2015-15 adds clarification to the guidance presented in ASU 2015-03, as that guidance did not address the presentation or subsequent measurement of debt issuance costs related to line-of-credit arrangements. We adopted ASU 2015-15 along with the original guidance in ASU 2015-03 discussed above. The guidance in ASU 2015-15 did not have an impact on our consolidated financial statements and related disclosures.

        In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740)—Balance Sheet Classification of Deferred Taxes, which requires the presentation of deferred tax liabilities and assets be classified as non-current in a classified statement of financial position. The amendments in this update are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The amendments in ASU 2015-17 may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. We adopted this guidance during the quarter ended March 31, 2016 and elected the prospective approach. Therefore, deferred taxes as of December 31, 2016 are recorded as long-term deferred tax assets and long-term deferred tax liabilities on the balance sheet. Balances as of December 31, 2015 have not been recast.

  Recently Issued FASB Accounting Standard Codification Updates

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The standard permits the use of either the retrospective or modified retrospective transition method. ASU 2014-09 was originally effective for annual and interim reporting periods beginning after December 15, 2016. However, the standard was deferred by ASU 2015-14, issued by the FASB in August 2015, and is now effective for fiscal years beginning on or after December 15, 2017, including interim reporting periods within that reporting period, with early adoption permitted as of the original effective date. The Company believes that the adoption of ASU 2014-09 will primarily impact its accounting for its (i) loyalty program, (ii) gift cards and bulk tickets, (iii) customer incentives and (iv) amounts recorded as deferred revenue and the method of amortization for advanced payments received in connection with the 2007 National CineMedia ESA modification and subsequent receipts of common units of National CineMedia pursuant to the provisions of the Common Unit Adjustment Agreement, each as described in Note 4—"Investments." The Company has selected the modified retrospective method for adoption of

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ASU 2014-09 and is continuing to further evaluate the full impact that ASU 2014-09 will have on its consolidated financial statements and related disclosures. To that end, the Company has conducted initial analyses, developed project management relative to the process of adopting ASU 2014-09, and is currently completing detailed contract reviews to determine necessary adjustments to existing accounting policies and to support an evaluation of the standard's impact on the Company's consolidated results of operations and financial condition.

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 establishes a right-of-use ("ROU") model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is evaluating the impact that ASU 2016-02 will have on its consolidated financial statements and related disclosures and believes that the significance of its future minimum rental payments will result in a material increase in ROU assets and lease liabilities.

        In March 2016, the FASB issued ASU 2016-07, Investments—Equity Method and Joint Ventures (Topic 323). The purpose of ASU 2016-07 is to eliminate the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment was held. ASU 2016-07 is effective for fiscal years beginning after December 15, 2016. Early adoption is permitted. The Company does not expect the adoption of ASU 2016-07 to have a material impact on its consolidated financial statements and related disclosures.

        In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenues Gross versus Net). The purpose of ASU 2016-08 is to clarify the implementation of revenue recognition guidance related to principal versus agent considerations. ASU 2016-08 is effective for fiscal years beginning after December 15, 2017, including interim periods within that year, concurrent with ASU 2014-09. Early adoption is permitted. The Company is evaluating the impact that ASU 2016-08 will have on its consolidated financial statements and related disclosures.

        In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which relates to the accounting for employee share-based payments. ASU 2016-09 simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years and early adoption is permitted. The Company is evaluating the impact that ASU 2016-09 will have on its consolidated financial statements and related disclosures.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In April 2016, the FASB issuedASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. The purpose of ASU 2016-10 is to provide more detailed guidance in the following key areas: identifying performance obligations and licenses of intellectual property. ASU 2016-10 is effective for fiscal years beginning after December 15, 2017, including interim periods within that year, concurrent with ASU 2014-09. Early adoption is permitted. The Company is evaluating the impact that ASU 2016-10 will have on its consolidated financial statements and related disclosures.

        In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. The purpose of ASU 2016-12 is to address certain narrow aspects of ASC Topic 606 including assessing collectability, presentation of sales and other similar taxes, noncash considerations, contract modifications and completed contracts at transition. ASU 2016-12 is effective for fiscal years beginning after December 15, 2017, including interim periods within that year, concurrent with ASU 2014-09. Early adoption is permitted. The Company is evaluating the impact that ASU 2016-12 will have on its consolidated financial statements and related disclosures.

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The purpose of ASU 2016-15 is to reduce the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within that year. The Company is evaluating the impact that ASU 2016-15 will have on its consolidated financial statements and related disclosures.

        In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory, which requires that an entity recognize the income tax consequences of intra-entity transfers of assets other than inventory at the time of the transfer instead of deferring the tax consequences until the asset has been sold to an outside party, as current GAAP requires. ASU 2016-16 is effective for annual periods, and interim periods therein, beginning after December 15, 2017. Early application is permitted in any interim or annual period. The Company is evaluating the impact that ASU 2016-16 will have on its consolidated financial statements and related disclosures.

        In October 2016, the FASB issued ASU 2016-17, Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control, which requires when assessing which party is the primary beneficiary in a VIE, the decision maker considers interests held by entities under common control on a proportionate basis instead of treating those interests as if they were that of the decision maker itself, as current GAAP requires. ASU 2016-17 is effective for annual periods, and interim periods therein, beginning after December 15, 2016. Early application is permitted in any interim or annual period. The Company does not expect the adoption of ASU 2016-17 to have a material impact on its consolidated financial statements and related disclosures.

        In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The purpose of ASU 2017-01 is to clarify the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within that year. The amendments in ASU 2017-01 should be applied

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

prospectively on or after the effective date. Early adoption is permitted. We do not expect ASU 2017-01 to have an impact on our consolidated financial statements.

        In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The purpose of ASU 2017-04 is to simplify the subsequent measurement of goodwill by removing the second step of the two-step impairment test. The amendment should be applied on a prospective basis. ASU 2017-04 is effective for fiscal years beginning after December 15, 2019, including interim periods within that year. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is evaluating the impact that ASU 2017-04 will have on its consolidated financial statements and related disclosures.

3. ACQUISITION

        On September 3, 2015, Regal completed the acquisition of five theatres with 61 screens from entities affiliated with Georgia Theatre Company for an aggregate net cash purchase price of $9.2 million. The acquisition enhanced the Company's presence in the state of Georgia. The aggregate net cash purchase price was allocated to the identifiable assets acquired for each of the respective theatre locations based on their estimated fair values at the date of acquisition using the acquisition method of accounting. The allocation of the purchase price is based on management's judgment after evaluating several factors. The results of operations of the five acquired theatres have been included in the Company's consolidated financial statements for periods subsequent to the acquisition date.

        The following is a summary of the allocation of the aggregate net cash purchase price to the estimated fair values of the identifiable assets acquired that have been recognized by the Company in its consolidated balance sheet as of the date of acquisition (in millions):

Property and equipment	$0.9
Goodwill	8.3

Total purchase price	$9.2

4. INVESTMENTS

  Investment in National CineMedia, LLC

        We maintain an investment in National CineMedia. National CineMedia provides in-theatre advertising for its theatrical exhibition partners, which include us, AMC and Cinemark.

        On February 13, 2007, National CineMedia, Inc. ("NCM, Inc."), the sole manager of National CineMedia, completed an initial public offering ("IPO") of its common stock. NCM, Inc. sold 38.0 million shares of its common stock for $21 per share in the IPO, less underwriting discounts and expenses. NCM, Inc. used a portion of the net cash proceeds from the IPO to acquire newly issued common units from National CineMedia. At the closing of the IPO, the underwriters exercised their over-allotment option to purchase an additional 4.0 million shares of common stock of NCM, Inc. at the initial offering price of $21 per share, less underwriting discounts and commissions. In connection with this over-allotment option exercise, Regal, AMC and Cinemark each sold to NCM, Inc. common

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

4. INVESTMENTS (Continued)

units of National CineMedia on a pro rata basis at the initial offering price of $21 per share, less underwriting discounts and expenses. Upon completion of this sale of common units, Regal held approximately 21.2 million common units of National CineMedia ("Initial Investment Tranche"). Such common units are immediately redeemable on a one-to-one basis for shares of NCM, Inc. common stock.

        As a result of the transactions associated with the IPO and receipt of proceeds in excess of our investment balance, the Company reduced its investment in National CineMedia to zero. Accordingly, we will not provide for any additional losses, as we have not guaranteed obligations of National CineMedia and we are not otherwise committed to provide further financial support for National CineMedia. In addition, subsequent to the IPO, the Company determined it would not recognize its share of any undistributed equity in the earnings of National CineMedia pertaining to the Company's Initial Investment Tranche in National CineMedia until National CineMedia's future net earnings, net of distributions received, equal or exceed the amount of the above described excess distribution. Until such time, equity in earnings related to the Company's Initial Investment Tranche in National CineMedia will be recognized only to the extent that the Company receives cash distributions from National CineMedia. The Company believes that the accounting model provided by ASC 323-10-35-22 for recognition of equity investee losses in excess of an investor's basis is analogous to the accounting for equity income subsequent to recognizing an excess distribution. The Company's Initial Investment Tranche is recorded at $0 cost.

        In connection with the completion of the IPO, the joint venture partners, including RCI, amended and restated their exhibitor services agreements with National CineMedia in exchange for a significant portion of its pro rata share of the IPO proceeds. The modification extended the term of the exhibitor services agreement ("ESA") to 30 years, provided National CineMedia with a 5-year right of first refusal beginning one year prior to the end of the term and changed the basis upon which RCI is paid by National CineMedia from a percentage of revenues associated with advertising contracts entered into by National CineMedia to a monthly theatre access fee. The theatre access fee is composed of a fixed $0.0756 payment per patron for fiscal 2016 and increases by 8% every 5 years starting at the end of fiscal 2011, a fixed $800 payment per digital screen each year, which increases by 5% annually starting at the end of fiscal 2007 (or $1,241 for fiscal 2016) and an additional payment per digital screen of $638 for fiscal 2016. The access fee revenues received by the Company under its contract are determined annually based on a combination of both fixed and variable factors which include the total number of theatre screens, attendance and actual revenues (as defined in the ESA) generated by National CineMedia. The ESA does not require us to maintain a minimum number of screens and does not provide a fixed amount of access fee revenue to be earned by the Company in any period. The theatre access fee paid in the aggregate to us, AMC and Cinemark will not be less than 12% of NCM's aggregate advertising revenue, or it will be adjusted upward to meet this minimum payment. On-screen advertising time provided to our beverage concessionaire is provided by National CineMedia under the terms of the ESA. In addition, we receive mandatory quarterly distributions of any excess cash from National CineMedia. The modified ESA has, except with respect to certain limited services, a remaining term of approximately 20 years.

        The amount we received for agreeing to the ESA modification was approximately $281.0 million, which represents the estimated fair value of the ESA modification payment. We estimated the fair

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

4. INVESTMENTS (Continued)

value of the ESA payment based upon a valuation performed by the Company with the assistance of third party specialists. This amount has been recorded as deferred revenue and is being amortized to advertising revenue over the 30 year term of the ESA following the units of revenue method. Under the units of revenue method, amortization for a period is calculated by computing a ratio of the proceeds received from the ESA modification payment to the total expected decrease in revenues due to entry into the new ESA over the 30 year term of the agreement and then applying that ratio to the current period's expected decrease in revenues due to entry into the new ESA.

        Also in connection with the IPO, the joint venture partners entered into a Common Unit Adjustment Agreement with National CineMedia. Pursuant to our Common Unit Adjustment Agreement, from time to time, common units of National CineMedia held by the joint venture partners will be adjusted up or down through a formula primarily based on increases or decreases in the number of theatre screens operated and theatre attendance generated by each joint venture partner. The common unit adjustment is computed annually, except that an earlier common unit adjustment will occur for a joint venture partner if its acquisition or disposition of theatres, in a single transaction or cumulatively since the most recent common unit adjustment, will cause a change of two percent or more in the total annual attendance of all of the joint venture partners. In the event that a common unit adjustment is determined to be a negative number, the joint venture partner shall cause, at its election, either (a) the transfer and surrender to National CineMedia a number of common units equal to all or part of such joint venture partner's common unit adjustment or (b) pay to National CineMedia, an amount equal to such joint venture partner's common unit adjustment calculated in accordance with the Common Unit Adjustment Agreement. If the Company elects to surrender common units as part of a negative common unit adjustment, the Company would record a reduction to deferred revenue at the then fair value of the common units surrendered and a reduction of the Company's Additional Investments Tranche at an amount equal to the weighted average cost for the Additional Investments Tranche common units, with the difference between the two values recorded as a non-operating gain or loss.

        As described further below, subsequent to the IPO and through December 31, 2016, the Company received from National CineMedia approximately 12.4 million newly issued common units of National CineMedia ("Additional Investments Tranche") as a result of the adjustment provisions of the Common Unit Adjustment Agreement. The Company follows the guidance in ASC 323-10-35-29 (formerly EITF 02-18, Accounting for Subsequent Investments in an Investee after Suspension of Equity Loss Recognition) by analogy, which also refers to AICPA Technical Practice Aid 2220.14, which indicates that if a subsequent investment is made in an equity method investee that has experienced significant losses, the investor must determine if the subsequent investment constitutes funding of prior losses. The Company concluded that the construction or acquisition of new theatres that has led to the common unit adjustments included in its Additional Investments Tranche equates to making additional investments in National CineMedia. The Company evaluated the receipt of the additional common units in National CineMedia and the assets exchanged for these additional units and has determined that the right to use its incremental new screens would not be considered funding of prior losses. As such, the Additional Investments Tranche is accounted for separately from the Company's Initial Investment Tranche following the equity method with undistributed equity earnings included as a component of "Earnings recognized from NCM" in the accompanying consolidated financial statements.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

4. INVESTMENTS (Continued)

        The NCM, Inc. IPO and related transactions have the effect of reducing the amounts NCM, Inc. would otherwise pay in the future to various tax authorities as a result of an increase in Regal's proportionate share of tax basis in NCM Inc.'s tangible and intangible assets. On the IPO date, NCM, Inc., the Company, AMC and Cinemark entered into a tax receivable agreement. Under the terms of this agreement, NCM, Inc. will make cash payments to us, AMC and Cinemark in amounts equal to 90% of NCM, Inc.'s actual tax benefit realized from the tax amortization of the intangible assets described above. For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing NCM, Inc.'s actual income and franchise tax liability to the amount of such taxes that NCM, Inc. would have been required to pay had there been no increase in NCM Inc.'s proportionate share of tax basis in NCM's tangible and intangible assets and had the tax receivable agreement not been entered into. The tax receivable agreement shall generally apply to NCM, Inc.'s taxable years up to and including the 30th anniversary date of the NCM, Inc. IPO and related transactions.

        The Company accounts for its investment in National CineMedia following the equity method of accounting and such investment is included as a component of "Other Non-Current Assets" in the consolidated balance sheets. Below is a summary of activity with National CineMedia included in the

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

4. INVESTMENTS (Continued)

Company's consolidated financial statements as of and for the years ended December 31, 2016, December 31, 2015 and January 1, 2015 (in millions):

	As of the period ended			For the period ended
	Investment in NCM	Deferred Revenue	Cash Received	Earnings recognized from NCM	Other NCM Revenues
Balance as of and for the period ended December 26, 2013	$158.5	$(432.2)	$93.5	$(37.5)	$(19.9)
Receipt of additional common units(1)	5.9	(5.9)	—	—	—
Receipt of excess cash distributions(2)	(10.2)	—	27.1	(16.9)	—
Receipt under tax receivable agreement(2)	(3.9)	—	12.0	(8.1)	—
Revenues earned under ESA(3)	—	—	14.2	—	(14.2)
Amortization of deferred revenue(4)	—	9.6	—	—	(9.6)
Equity income attributable to additional common units(5)	7.1	—	—	(7.1)	—

Balance as of and for the period ended January 1, 2015	$157.4	$(428.5)	$53.3	$(32.1)	$(23.8)
Receipt of additional common units(1)	9.0	(9.0)	—	—	—
Receipt of excess cash distributions(2)	(11.8)	—	30.5	(18.7)	—
Receipt under tax receivable agreement(2)	(3.5)	—	9.5	(6.0)	—
Revenues earned under ESA(3)	—	—	16.7	—	(16.7)
Amortization of deferred revenue(4)	—	10.8	—	—	(10.8)
Equity income attributable to additional common units(5)	6.3	—	—	(6.3)	—

Balance as of and for the period ended December 31, 2015	$157.4	$(426.7)	$56.7	$(31.0)	$(27.5)
Receipt of additional common units(1)	9.9	(9.9)	—	—	—
Receipt of excess cash distributions(2)	(9.3)	—	23.3	(14.0)	—
Receipt under tax receivable agreement(2)	(4.5)	—	11.4	(6.9)	—
Revenues earned under ESA(3)	—	—	16.7	—	(16.7)
Amortization of deferred revenue(4)	—	11.6	—	—	(11.6)
Equity income attributable to additional common units(5)	8.5	—	—	(8.5)	—

Balance as of and for the period ended December 31, 2016	$162.0	$(425.0)	$51.4	$(29.4)	$(28.3)

(1)
On March 17, 2016, March 17, 2015, and March 13, 2014, we received from National CineMedia approximately 0.7 million, 0.6 million and 0.4 million, respectively, newly issued common units of National CineMedia in accordance with the annual adjustment provisions of the Common Unit Adjustment Agreement. The Company recorded the additional common units (Additional Investments Tranche) at fair value using the available closing stock prices of NCM, Inc. as of the dates on which the units were issued. As a result of these adjustments, the Company recorded

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

4. INVESTMENTS (Continued)

  increases to its investment in National CineMedia (along with corresponding increases to deferred revenue) of $9.9 million, $9.0 million and $5.9 million during the years ended December 31, 2016, December 31, 2015 and January 1, 2015, respectively. Such deferred revenue amounts are being amortized to advertising revenue over the remaining term of the ESA between RCI and National CineMedia following the units of revenue method as described in (4) below. As of December 31, 2016, we held approximately 27.1 million common units of National CineMedia. On a fully diluted basis, we own a 19.7% interest in NCM, Inc. as of December 31, 2016.

(2)
During the years ended December 31, 2016, December 31, 2015 and January 1, 2015, the Company received $34.7 million, $40.0 million, $39.1 million, respectively, in cash distributions from National CineMedia, exclusive of receipts for services performed under the ESA (including payments of $11.4 million, $9.5 million, and $12.0 million received under the tax receivable agreement). Approximately $13.8 million, $15.3 million and $14.1 million of these cash distributions received during the years ended December 31, 2016, December 31, 2015 and January 1, 2015, respectively, were attributable to the Additional Investments Tranche and were recognized as a reduction in our investment in National CineMedia. The remaining amounts were recognized in equity earnings during each of these periods and have been included as components of "Earnings recognized from NCM" in the accompanying consolidated financial statements.

(3)
The Company recorded other revenues, excluding the amortization of deferred revenue, of approximately $16.7 million, $16.7 million and $14.2 million for the years ended December 31, 2016, December 31, 2015 and January 1, 2015, respectively, pertaining to our agreements with National CineMedia, including per patron and per digital screen theatre access fees (net of payments $12.2 million, $11.8 million and $14.0 million for the years ended December 31, 2016, December 31, 2015 and January 1, 2015, respectively, for on-screen advertising time provided to our beverage concessionaire) and other NCM revenues. These advertising revenues are presented as a component of "Other operating revenues" in the Company's consolidated financial statements.

(4)
Amounts represent amortization of ESA modification fees received from NCM to advertising revenue utilizing the units of revenue amortization method. These advertising revenues are presented as a component of "Other operating revenues" in the Company's consolidated financial statements.

(5)
Amounts represent the Company's share in the net income of National CineMedia with respect to the Additional Investments Tranche. Such amounts have been included as a component of "Earnings recognized from NCM" in the consolidated financial statements.

        As of December 31, 2016, approximately $2.8 million and $1.3 million due from/to National CineMedia were included in "Trade and other receivables, net" and "Accounts payable," respectively. As of December 31, 2015, approximately $2.8 million and $1.3 million due from/to National CineMedia were included in "Trade and other receivables, net" and "Accounts payable," respectively.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

4. INVESTMENTS (Continued)

        As of the date of this Form 10-K, no summarized financial information for National CineMedia was available for the year ended December 31, 2016. Summarized consolidated statements of income information for National CineMedia for the years ended December 31, 2015, January 1, 2015 and December 26, 2013 is as follows (in millions):

	Year Ended December 31, 2015	Year Ended January 1, 2015	Year Ended December 26, 2013
Revenues	$446.5	$394.0	$462.8
Income from operations	140.5	159.2	202.0
Net income	87.5	96.3	162.9

        Summarized consolidated balance sheet information for National CineMedia as of December 31, 2015 and January 1, 2015 is as follows (in millions):

	December 31, 2015	January 1, 2015
Current assets	$159.5	$134.9
Noncurrent assets	623.1	546.2
Total assets	782.6	681.1
Current liabilities	113.1	106.5
Noncurrent liabilities	936.0	892.0
Total liabilities	1,049.1	998.5
Members' deficit	(266.5)	(317.4)
Liabilities and members' deficit	782.6	681.1

  Investment in Digital Cinema Implementation Partners

        We maintain an investment in Digital Cinema Implementation Partners, LLC, a Delaware limited liability company ("DCIP"). DCIP is a joint venture company formed by Regal, AMC and Cinemark. DCIP funds the cost of digital projection principally through the collection of virtual print fees from motion picture studios and equipment lease payments from participating exhibitors, including us. In addition to its U.S. digital deployment, DCIP actively manages the deployment of over 1,800 digital systems in Canada for Canadian Digital Cinema Partnership, a joint venture between Cineplex Inc. and Empire Theatres Limited.

        Regal holds a 46.7% economic interest in DCIP as of December 31, 2016 and a one-third voting interest along with each of AMC and Cinemark. Since the Company does not have a controlling financial interest in DCIP or any of its subsidiaries, it accounts for its investment in DCIP under the equity method of accounting. The Company's investment in DCIP is included as a component of "Other Non-Current Assets" in the accompanying consolidated balance sheets. The changes in the

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

4. INVESTMENTS (Continued)

carrying amount of our investment in DCIP for the years ended December 31, 2016, December 31, 2015, and January 1, 2015 are as follows (in millions):

Balance as of December 26, 2013	$101.6
Equity contributions	3.6
Equity in earnings of DCIP(1)	28.6
Receipt of cash distributions(2)	(6.3)
Change in fair value of equity method investee interest rate swap transactions	(1.2)

Balance as of January 1, 2015	126.3
Equity contributions	0.4
Equity in earnings of DCIP(1)	37.0
Receipt of cash distributions(2)	(2.0)
Change in fair value of equity method investee interest rate swap transactions	(1.0)

Balance as of December 31, 2015	160.7
Equity contributions	0.5
Equity in earnings of DCIP(1)	41.6
Receipt of cash distributions(2)	(9.7)
Change in fair value of equity method investee interest rate swap transactions	0.1

Balance as of December 31, 2016	$193.2

(1)
Represents the Company's share of the net income of DCIP. Such amount is presented as a component of "Equity in income of non-consolidated entities and other, net" in the accompanying consolidated statements of income.

(2)
Represents cash distributions from DCIP as a return on its investment.

        In accordance with the master equipment lease agreement (the "Master Lease"), the digital projection systems are leased from a subsidiary of DCIP under a 12-year term with ten one-year fair value renewal options. The Master Lease also contains a fair value purchase option. On March 31, 2014, the junior capital raised by DCIP in the initial financing transactions was paid in full by DCIP. In connection with this repayment, the Master Lease was amended to eliminate the incremental minimum rent payment provision of $2,000 per digital projection system. DCIP incurred a loss on debt extinguishment of approximately $6.0 million as a result of the debt repayment and Regal recorded its pro rata share of such loss (approximately $2.8 million) during the year ended January 1, 2015 as a reduction of equity in earnings of DCIP. As a result of the amendment to the Master Lease, the Company's deferred rent balance associated with the incremental minimum rental payment of $2,000 per digital projection system is being amortized on a straight-line basis as a reduction of rent expense from the effective date of the amendment (March 31, 2014) through the end of the remaining lease term. As of December 31, 2016, under the Master Lease, the Company pays annual minimum rent of $1,000 per digital projection system through the end of the lease term. The Company considers the

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

4. INVESTMENTS (Continued)

$1,000 rent payment to be a minimum rental, and accordingly, records such rent on a straight-line basis in its consolidated financial statements. The Company is also subject to various types of other rent if such digital projection systems do not meet minimum performance requirements as outlined in the Master Lease. Certain of the other rent payments are subject to either a monthly or an annual maximum. The Company accounts for the Master Lease as an operating lease for accounting purposes. During the years ended December 31, 2016, December 31, 2015, and January 1, 2015, the Company incurred total rent expense of approximately $5.3 million, $5.4 million, and $7.7 million, respectively, associated with the leased digital projection systems. Such rent expense is presented as a component of "Other operating expenses" in the Company's consolidated statements of income.

Summarized consolidated statements of operations information for DCIP for the years ended December 31, 2016, December 31, 2015, and December 31, 2014 is as follows (in millions):	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014
Net revenues	$178.8	$172.3	$170.7
Income from operations	107.9	103.4	102.0
Net income	89.2	79.3	61.3

        Summarized consolidated balance sheet information for DCIP as of December 31, 2016 and 2015 is as follows (in millions):

	December 31, 2016	December 31, 2015
Current assets	$45.1	$48.8
Noncurrent assets	858.6	952.2
Total assets	903.7	1,001.0
Current liabilities	44.8	32.5
Noncurrent liabilities	461.5	638.9
Total liabilities	506.3	671.4
Members' equity	397.4	329.6
Liabilities and members' equity	903.7	1,001.0

  Investment in Open Road Films

        We maintain an investment in Open Road Films, a film distribution company jointly owned by us and AMC. The Company has committed to a cash investment of $30.0 million in Open Road Films. We account for our investment in Open Road Films using the equity method of accounting. As of March 27, 2014, $30.0 million of cumulative losses were recorded in Open Road Films. Consistent with the accounting model provided by ASC 323-10-35-22, since March 27, 2014, the Company has not provided for any additional losses of Open Road Films, since it has not guaranteed obligations of Open Road Films and otherwise has not committed to provide further financial support for Open Road Films above its initial $30.0 million commitment. Accordingly, the Company discontinued equity method accounting for its investment in Open Road Films as of March 27, 2014. The amount of losses incurred through December 31, 2016 continued to be in excess of the Company's initial $30.0 million commitment by approximately $49.1 million. During the year ended December 31, 2016, the Company effected equity contributions of $8.3 million in cash to Open Road Films, and as of December 31, 2016,

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

4. INVESTMENTS (Continued)

the Company has funded a total of $28.3 million of its initial $30.0 million commitment. As a result of the equity contributions, the carrying value of the Company's investment in Open Road Films totaled approximately $(1.7) million as of December 31, 2016.

        The Company's investment in Open Road Films is included as a component of "Other Non-Current Liabilities" in the consolidated balance sheets. The changes in the carrying amount of our investment in Open Road Films for the years ended December 31, 2016, December 31, 2015 and January 1, 2015 are as follows (in millions):

Balance as of December 26, 2013	$(7.1)
Equity in loss attributable to Open Road Films(1)	(2.9)

Balance as of January 1, 2015	(10.0)
Equity in earnings attributable to Open Road Films(1)	—

Balance as of December 31, 2015	(10.0)
Equity in earnings attributable to Open Road Films(1)	—
Equity contributions	8.3

Balance as of December 31, 2016	$(1.7)

(1)
Represents the Company's recorded share of the net income (loss) of Open Road Films. Such amount is presented as a component of "Equity in income of non-consolidated entities and other, net" in the accompanying consolidated statements of income.

        As of the date of this Form 10-K, no summarized financial information for Open Road Films was available for the year ended December 31, 2016. Summarized consolidated statements of operations information for Open Road Films for the years ended December 31, 2015, December 31, 2014, and December 31, 2013 is as follows (in millions):

	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013
Revenues	$119.2	$175.4	$140.4
Income (loss) from operations	(27.6)	(13.3)	12.3
Net income (loss)	(29.8)	(15.2)	9.7

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

4. INVESTMENTS (Continued)

        Summarized consolidated balance sheet information for Open Road Films as of December 31, 2015 and 2014 is as follows (in millions):

	December 31, 2015	December 31, 2014
Current assets	$49.0	$44.5
Noncurrent assets	52.3	12.3
Total assets	101.3	56.8
Current liabilities	65.1	41.1
Noncurrent liabilities	95.9	45.6
Total liabilities	161.0	86.7
Members' deficit	(59.7)	(29.9)
Liabilities and members' deficit	101.3	56.8

        As of December 31, 2016, approximately $4.2 million and $2.1 million due from/to Open Road Films were included in "Trade and other receivables, net" and "Accounts payable," respectively. As of December 31, 2015, approximately $2.4 million and $2.0 million due from/to Open Road Films were included in "Trade and other receivables, net" and "Accounts payable," respectively.

  Investment in RealD, Inc.

        As of December 31, 2015, the Company held 322,780 common shares in RealD, Inc., an entity specializing in the licensing of 3D technologies. On February 24, 2016, RealD, Inc. stockholders approved an all-cash merger whereby Rizvi Traverse Management, LLC acquired RealD, Inc. for $11.00 per share. Under the terms of the merger agreement, RealD, Inc. shareholders received $11.00 in cash for each share of RealD, Inc.'s common stock. On March 24, 2016, the Company received approximately $3.6 million in cash consideration for its remaining 322,780 RealD, Inc. common shares. As a result of the transaction, the Company recorded a gain of approximately $1.0 million during the quarter ended March 31, 2016. See Note 14—"Fair Value of Financial Instruments" for a discussion of fair value estimation methods with respect to the Company's investment in RealD, Inc.

  Investment in AC JV, LLC

        We maintain an investment in AC JV, LLC ("AC JV"), a Delaware limited liability company owned 32% by each of RCI, AMC and Cinemark and 4% by National CineMedia. AC JV acquired the Fathom Events business from National CineMedia on December 26, 2013. AC JV owns and manages the Fathom Events business, which markets and distributes live and pre-recorded entertainment programming to various theatre operators (including us, AMC and Cinemark) to provide additional programs to augment their feature film schedule and includes events such as live and pre-recorded concerts, opera and symphony, marketing events, theatrical premieres, Broadway plays, live sporting events and other special events. In consideration for the sale, National CineMedia received a total of $25 million in promissory notes from RCI, Cinemark and AMC (one-third or approximately $8.3 million from each). The notes bear interest at 5.0% per annum. Interest and principal payments are due annually in six equal installments commencing on the first anniversary of the closing. National CineMedia recorded a gain of approximately $25.4 million in connection with the sale. The Company's

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

4. INVESTMENTS (Continued)

proportionate share of such gain (approximately $1.9 million) was excluded from equity earnings in National CineMedia and recorded as a reduction in the Company's investment in AC JV. The remaining outstanding balance of the note payable from the Company to National CineMedia as of December 31, 2016 was $4.2 million. Since the Company does not have a controlling financial interest in AC JV, it accounts for its investment in AC JV under the equity method of accounting. The Company's investment in AC JV is included as a component of "Other Non-Current Assets." The changes in the carrying amount of our investment in AC JV for the years ended December 31, 2016, December 31, 2015 and January 1, 2015 are as follows (in millions):

Balance as of December 26, 2013	$6.7
Equity in earnings attributable to AC JV, LLC(1)	1.4

Balance as of January 1, 2015	8.1
Receipt of cash distributions(2)	(1.6)
Equity in earnings attributable to AC JV, LLC(1)	1.0

Balance as of December 31, 2015	7.5
Receipt of cash distributions(2)	(1.6)
Equity in earnings attributable to AC JV, LLC(1)	0.6

Balance as of December 31, 2016	$6.5

(1)
Represents the Company's recorded share of the net income of AC JV. Such amount is presented as a component of "Equity in income of non-consolidated entities and other, net" in the accompanying consolidated statements of income.

(2)
Represents cash distributions from AC JV as a return on its investment.

  Investment in Digital Cinema Distribution Coalition

        The Company is a party to a joint venture with certain exhibitors and distributors called Digital Cinema Distribution Coalition ("DCDC"). DCDC has established a satellite distribution network that distributes digital content to theatres via satellite. The Company has an approximate 14.6% ownership in DCDC as of December 31, 2016. The Company's investment in DCDC is accounted for under the equity method and is included within "Other Non-Current Assets." The carrying value of the Company's investment in DCDC was approximately $2.8 million and $2.9 million as of December 31, 2016 and December 31, 2015, respectively.

  Investment in Atom Tickets, LLC

        We maintain an investment in Atom Tickets, LLC ("Atom Tickets"), an internet ticketing partner of the Company that provides our patrons the ability to pre-purchase box office tickets and concession items via their mobile device. The Company's investment in Atom Tickets is included within "Other Non-Current Assets" and is accounted for under the cost method. The carrying value of the Company's investment in Atom Tickets was approximately $5.0 million and $0 as of December 31, 2016 and December 31, 2015, respectively.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

5. DEBT OBLIGATIONS

        Debt obligations at December 31, 2016 and December 31, 2015 consist of the following (in millions):

	December 31, 2016	December 31, 2015
Regal Cinemas Amended Senior Credit Facility, net of debt discount	$954.7	$958.8
Regal 5 3/4% Senior Notes Due 2022	775.0	775.0
Regal 5 3/4% Senior Notes Due 2025	250.0	250.0
Regal 5 3/4% Senior Notes Due 2023	250.0	250.0
Lease financing arrangements, weighted average interest rate of 11.23% as of December 31, 2016, maturing in various installments through November 2028	97.1	89.4
Capital lease obligations, 7.8% to 10.7%, maturing in various installments through December 2030	9.2	11.1
Other	4.1	8.1

Total debt obligations	2,340.1	2,342.4
Less current portion	25.5	27.4
Less debt issuance costs, net of accumulated amortization of $18.5 and $16.2, respectively(1)	25.8	30.7

Total debt obligations, less current portion and debt issuance costs	$2,288.8	$2,284.3

(1)
See Note 2—"Summary of Significant Accounting Policies—Debt Acquisition Costs" for discussion of debt issuance costs reclassification upon adoption of ASU 2015-03, Interest—Imputation of Interest.

        Regal Cinemas Seventh Amended and Restated Credit Agreement—On April 2, 2015, Regal Cinemas entered into a seventh amended and restated credit agreement (the "Amended Senior Credit Facility"), with Credit Suisse AG as Administrative Agent ("Credit Suisse AG") and the lenders party thereto which amended, restated and refinanced the sixth amended and restated credit agreement (the "Prior Senior Credit Facility"). The Amended Senior Credit Facility consisted of a term loan facility (the "Term Facility") in an aggregate principal amount of $965.8 million with a final maturity date in April 2022 and a revolving credit facility (the "Revolving Facility") in an aggregate principal amount of $85.0 million with a final maturity date in April 2020. The Term Facility amortized in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Facility, with the balance payable on the Term Facility maturity date. Proceeds from the Term Facility (approximately $963.3 million, net of debt discount) were applied to refinance the term loan under the Prior Senior Credit Facility, which had an aggregate outstanding principal balance of approximately $963.2 million. As a result of the amendment, the Company recorded a loss on debt extinguishment of approximately $5.7 millionduring the quarter ended June 30, 2015.

        On June 1, 2016, Regal Cinemas entered into a permitted secured refinancing agreement with REH, the guarantors party thereto, Credit Suisse AG and the lenders party thereto (the "June 2016 Refinancing Agreement"). Pursuant to the June 2016 Refinancing Agreement, Regal Cinemas consummated a permitted secured refinancing of the Term Facility under the Amended Senior Credit

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

5. DEBT OBLIGATIONS (Continued)

Facility, which had an aggregate principal balance of approximately $958.5 million, and in accordance therewith, received term loans in an aggregate principal amount of approximately $958.5 million with a final maturity date in April 2022. Together with other amounts provided by Regal Cinemas, proceeds of the term loans were applied to repay all of the outstanding principal and accrued and unpaid interest on the Term Facility under the Amended Senior Credit Facility. In connection with the execution of the June 2016 Refinancing Agreement, the Company recorded a loss on debt extinguishment of approximately $1.5 million during the quarter ended June 30, 2016.

        On December 2, 2016, Regal Cinemas entered into a permitted secured refinancing agreement (the "December 2016 Refinancing Agreement") with REH, the guarantors party thereto, Credit Suisse AG and the lenders party thereto. The December 2016 Refinancing Agreement further amends the Amended Senior Credit Facility, which was amended by the June 2016 Refinancing Agreement. Pursuant to the December 2016 Refinancing Agreement, Regal Cinemas consummated a permitted secured refinancing of the Term Facility, which had an aggregate principal balance of approximately $956.1 million, and in accordance therewith, and received term loans in an aggregate principal amount of approximately $956.1 million with a final maturity date in April 2022 (the "New Term Loans"). Together with other amounts provided by Regal Cinemas, proceeds of the New Term Loans were applied to repay all of the outstanding principal and accrued and unpaid interest on the existing term facility under the Amended Senior Credit Facility in effect immediately prior to the making of the New Term Loans. The New Term Loans amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the New Term Loans, with the balance payable on the maturity date of the New Term Loans. The December 2016 Refinancing Agreement also amends the Amended Senior Credit Facility by reducing the interest rate on the New Term Loans, by providing, at Regal Cinemas' option, either a base rate or an adjusted LIBOR rate (as defined in the Amended Senior Credit Facility) plus, in each case, an applicable margin. Such applicable margin will be either 1.50% in the case of base rate loans or 2.50% in the case of LIBOR rate loans. The December 2016 Refinancing Agreement also provides for a 1% prepayment premium applicable in the event that Regal Cinemas enters into a refinancing or amendment of the New Term Loans on or prior to the sixth-month anniversary of the closing of the December 2016 Refinancing Agreement that, in either case, has the effect of reducing the interest rate on the New Term Loans. In connection with the execution of the December 2016 Refinancing Agreement, the Company recorded a loss on debt extinguishment of approximately $1.4 million during the quarter ended December 31, 2016.

        No amounts have been drawn on the Revolving Facility. The Amended Senior Credit Facility also permits Regal Cinemas to borrow additional term loans thereunder in an amount of up to $200.0 million, plus additional amounts as would not cause the consolidated total leverage ratio of Regal Cinemas to exceed 3.00:1.00, in each case, subject to lenders providing additional commitments for such amounts and the satisfaction of certain other customary conditions. The obligations of Regal Cinemas are secured by, among other things, a lien on substantially all of its tangible and intangible personal property (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, deposit and securities accounts, and intellectual property) and certain owned real property. The obligations under the Amended Senior Credit Facility are also guaranteed by certain subsidiaries of Regal Cinemas and secured by a lien on all or substantially all of such subsidiaries' personal property and certain owned real property pursuant to that certain second amended and restated guaranty and collateral agreement, dated as of May 19, 2010, among Regal

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

5. DEBT OBLIGATIONS (Continued)

Cinemas, certain subsidiaries of Regal Cinemas party thereto and Credit Suisse AG (the "Amended Guaranty Agreement"). The obligations are further guaranteed by Regal Entertainment Holdings, Inc., on a limited recourse basis, with such guaranty being secured by a lien on the capital stock of Regal Cinemas.

        Borrowings under the Amended Senior Credit Facility bear interest, at Regal Cinemas' option, at either a base rate or an adjusted LIBOR rate (as defined in the Amended Senior Credit Facility) plus, in each case, an applicable margin of 1.50% in the case of base rate loans or 2.50% in the case of LIBOR rate loans. Interest is payable (a) in the case of base rate loans, quarterly in arrears, and (b) in the case of LIBOR rate loans, at the end of each interest period, but in no event less often than every 3 months. If, at any time, with respect to the New Term Loans, the adjusted LIBOR rate as defined in the Amended Senior Credit Facility would otherwise be lower than 0.75% per annum, the adjusted LIBOR rate with respect to the New Term Loans shall be deemed to be 0.75% per annum at such time.

        Regal Cinemas may prepay borrowings under the Amended Senior Credit Facility, in whole or in part, in minimum amounts and subject to other conditions set forth in the Amended Senior Credit Facility. Regal Cinemas is required to make mandatory prepayments with:

  •
  50% of excess cash flow in any fiscal year (as reduced by voluntary repayments of the New Term Loans), with elimination based upon achievement and maintenance of a leverage ratio of 3.75:1.00 or less;

  •
  100% of the net cash proceeds of all asset sales or other dispositions of property by Regal Cinemas and its subsidiaries, subject to certain exceptions (including reinvestment rights); and

  •
  100% of the net cash proceeds of issuances of funded debt of Regal Cinemas and its subsidiaries, subject to exceptions for most permitted debt issuances.

        The above-described mandatory prepayments are required to be applied pro rata to the remaining amortization payments under the New Term Loans. When there are no longer outstanding loans under the New Term Loans, mandatory prepayments are to be applied to prepay outstanding loans under the Revolving Facility with no corresponding permanent reduction of commitments under the Revolving Facility.

        The Amended Senior Credit Facility includes the following financial maintenance covenants, which are applicable only in certain circumstances where usage of the revolving credit commitments exceeds 30% of such commitments. Such financial covenants are limited to the following:

  •
  maximum adjusted leverage ratio, determined by the ratio of (i) the sum of funded debt (net of unencumbered cash) plus the product of eight (8) times lease expense to (ii) consolidated EBITDAR (as defined in the Amended Senior Credit Facility), of 6.0 to 1.0; and

  •
  maximum total leverage ratio, determined by the ratio of funded debt (net of unencumbered cash) to consolidated EBITDA, of 4.0 to 1.0.

        The Amended Senior Credit Facility requires that Regal Cinemas and its subsidiaries comply with covenants relating to customary matters, including with respect to incurring indebtedness and liens, making investments and acquisitions, effecting mergers and asset sales, prepaying indebtedness, and

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

5. DEBT OBLIGATIONS (Continued)

paying dividends. The Amended Senior Credit Facility also limits capital expenditures to an amount not to exceed 35% of consolidated EBITDA for the prior fiscal year plus a one-year carryforward for unused amounts from the prior fiscal year. Among other things, such limitations will restrict the ability of Regal Cinemas to fund the operations of Regal or any subsidiary of Regal that is not a subsidiary of Regal Cinemas which guarantees the obligations under Amended Senior Credit Facility.

        The Amended Senior Credit Facility includes events of default relating to customary matters, including, among other things, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration with respect to indebtedness in an aggregate principal amount of $25.0 million or more; bankruptcy; judgments involving liability of $25.0 million or more that are not paid; ERISA events; actual or asserted invalidity of guarantees or security documents; and change of control.

        As of December 31, 2016 and December 31, 2015, borrowings of $954.7 million (net of debt discount) and $958.8 million (net of debt discount), respectively, were outstanding under the New Term Loans and term facility under the Prior Senior Credit Facility at an effective interest rate of 3.56% (as of December 31, 2016) and 4.17% (as of December 31, 2015), after the impact of the interest rate swaps is taken into account.

        Regal 5 3/4% Senior Notes Due 2022—On March 11, 2014, Regal issued $775.0 million in aggregate principal amount of its 5 3/4% senior notes due 2022 (the "5 3/4% Senior Notes Due 2022") in a registered public offering. The net proceeds from the offering were approximately $760.1 million, after deducting underwriting discounts and offering expenses. Regal used a portion of the net proceeds from the offering to purchase approximately $222.3 million aggregate principal amount of its then outstanding 9 1/8% Senior Notes for an aggregate purchase price of approximately $240.5 million pursuant to a cash tender offer for such notes, and $355.8 million aggregate principal amount of Regal Cinemas' then outstanding 8 5/8% Senior Notes for an aggregate purchase price of approximately $381.0 million pursuant to a cash tender offer for such notes as described further below. As a result of the tender offers, the Company recorded a $51.9 million loss of extinguishment of debt during the year ended January 1, 2015.

        Also on March 11, 2014, the Company and Regal Cinemas each announced their intention to redeem all 9 1/8% Senior Notes and 8 5/8% Senior Notes that remained outstanding following the consummation of the tender offers at a price equal to 100% of the principal amount thereof plus a "make-whole" premium and accrued and unpaid interest payable thereon up to, but not including, the redemption date, in accordance with the terms of the indentures governing the 9 1/8% Senior Notes and 8 5/8% Senior Notes. On April 10, 2014, the remaining 9 1/8% Senior Notes and 8 5/8% Senior Notes were fully redeemed by the Company and Regal Cinemas for an aggregate purchase price of $144.9 million (including accrued and unpaid interest) using the remaining net proceeds from the 5 3/4% Senior Notes Due 2022 and available cash on hand. As a result of the redemptions, the Company recorded an additional $10.5 million loss on extinguishment of debt during the year ended January 1, 2015.

        The 5 3/4% Senior Notes Due 2022 bear interest at a rate of 5.75% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning September 15, 2014. The 5 3/4% Senior Notes Due 2022 will mature on March 15, 2022. The 5 3/4% Senior Notes Due 2022 are the Company's senior unsecured obligations and rank equal in right of payment with all of the Company's

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

5. DEBT OBLIGATIONS (Continued)

existing and future senior unsecured indebtedness and prior to all of the Company's future subordinated indebtedness. The 5 3/4% Senior Notes Due 2022 are effectively subordinated to all of the Company's future secured indebtedness to the extent of the value of the collateral securing that indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. None of the Company's subsidiaries guaranty any of the Company's obligations with respect to the 5 3/4% Senior Notes Due 2022.

        Prior to March 15, 2017, the Company may redeem all or any part of the 5 3/4% Senior Notes Due 2022 at its option at 100% of the principal amount, plus accrued and unpaid interest to the redemption date and a make-whole premium. The Company may redeem the 5 3/4% Senior Notes Due 2022 in whole or in part at any time on or after March 15, 2017 at the redemption prices specified in the indenture. In addition, prior to March 15, 2017, the Company may redeem up to 35% of the original aggregate principal amount of the 5 3/4% Senior Notes Due 2022 from the net proceeds of certain equity offerings at the redemption price specified in the indenture. The Company has not separated the make-whole premium from the underlying debt instrument to account for it as a derivative instrument, as the economic characteristics and risks of this embedded derivative are clearly and closely related to the economic characteristics and risks of the underlying debt.

        If the Company undergoes a change of control (as defined in the indenture), holders may require the Company to repurchase all or a portion of their 5 3/4% Senior Notes Due 2022 at a price equal to 101% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, to the date of purchase.

        The indenture contains covenants that limit the Company's (and its restricted subsidiaries') ability to, among other things: (i) incur additional indebtedness; (ii) pay dividends on or make other distributions in respect of its capital stock, purchase or redeem capital stock, or purchase, redeem or otherwise acquire or retire certain subordinated obligations; (iii) enter into certain transactions with affiliates; (iv) permit, directly or indirectly, it to create, incur, or suffer to exist any lien, except in certain circumstances; (v) create or permit encumbrances or restrictions on the ability of its restricted subsidiaries to pay dividends or make distributions on their capital stock, make loans or advances to other subsidiaries or the Company, or transfer any properties or assets to other subsidiaries or the Company; and (vi) merge or consolidate with other companies or transfer all or substantially all of its assets. These covenants are, however, subject to a number of important limitations and exceptions. The indenture contains other customary terms, including, but not limited to, events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes to be due and payable immediately.

        Regal 5 3/4% Senior Notes Due 2025—On January 17, 2013, Regal issued $250.0 million in aggregate principal amount of its 5 3/4% senior notes due 2025 (the "5 3/4% Senior Notes Due 2025") in a registered public offering. The net proceeds from the offering were approximately $244.5 million, after deducting underwriting discounts and offering expenses. Regal used approximately $194.4 million of the net proceeds from the offering to fund the acquisition of Hollywood Theaters.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

5. DEBT OBLIGATIONS (Continued)

        The 5 3/4% Senior Notes Due 2025 bear interest at a rate of 5.75% per year, payable semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2013. The 5 3/4% Senior Notes Due 2025 will mature on February 1, 2025. The 5 3/4% Senior Notes Due 2025 are the Company's senior unsecured obligations. They rank equal in right of payment with all of the Company's existing and future senior unsecured indebtedness and prior to all of the Company's future subordinated indebtedness. The 5 3/4% Senior Notes Due 2025 are effectively subordinated to all of the Company's future secured indebtedness to the extent of the value of the collateral securing that indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. None of the Company's subsidiaries guaranty any of the Company's obligations with respect to the 5 3/4% Senior Notes Due 2025.

        Prior to February 1, 2018, the Company may redeem all or any part of the 5 3/4% Senior Notes Due 2025 at its option at 100% of the principal amount, plus accrued and unpaid interest to the redemption date and a make-whole premium. The Company may redeem the 5 3/4% Senior Notes Due 2025 in whole or in part at any time on or after February 1, 2018 at the redemption prices specified in the indenture governing the 5 3/4% Senior Notes Due 2025. In addition, prior to February 1, 2016, the Company may redeem up to 35% of the original aggregate principal amount of the 5 3/4% Senior Notes Due 2025 from the net proceeds from certain equity offerings at the redemption price specified in the indenture. The Company has not separated the make-whole premium from the underlying debt instrument to account for it as a derivative instrument, as the economic characteristics and risks of this embedded derivative are clearly and closely related to the economic characteristics and risks of the underlying debt.

        If the Company undergoes a change of control (as defined in the indenture), holders may require the Company to repurchase all or a portion of their notes at a price equal to 101% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, to the date of purchase.

        The indenture contains covenants that limit the Company's (and its restricted subsidiaries') ability to, among other things: (i) incur additional indebtedness; (ii) pay dividends on or make other distributions in respect of its capital stock, purchase or redeem capital stock, or purchase, redeem or otherwise acquire or retire certain subordinated obligations; (iii) enter into certain transactions with affiliates; (iv) permit, directly or indirectly, it to create, incur, or suffer to exist any lien, except in certain circumstances; (v) create or permit encumbrances or restrictions on the ability of its restricted subsidiaries to pay dividends or make distributions on their capital stock, make loans or advances to other subsidiaries or the Company, or transfer any properties or assets to other subsidiaries or the Company; and (vi) merge or consolidate with other companies or transfer all or substantially all of its assets. These covenants are, however, subject to a number of important limitations and exceptions. The indenture contains other customary terms, including, but not limited to, events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes to be due and payable immediately.

        Regal 5 3/4% Senior Notes Due 2023—On June 13, 2013, Regal issued $250.0 million in aggregate principal amount of its 5 3/4% senior notes due 2023 (the "5 3/4% Senior Notes Due 2023") in a registered public offering. The net proceeds from the offering were approximately $244.4 million, after deducting underwriting discounts and offering expenses. Regal used the net proceeds from the offering

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

5. DEBT OBLIGATIONS (Continued)

to purchase approximately $213.6 million aggregate principal amount of its outstanding 9 1/8% Senior Notes for an aggregate purchase price of approximately $244.3 million pursuant to a cash tender offer for such notes as described further above.

        The 5 3/4% Senior Notes Due 2023 bear interest at a rate of 5.75% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning December 15, 2013. The 5 3/4% Senior Notes Due 2023 will mature on June 15, 2023. The 5 3/4% Senior Notes Due 2023 are the Company's senior unsecured obligations. They rank equal in right of payment with all of the Company's existing and future senior unsecured indebtedness and prior to all of the Company's future subordinated indebtedness. The 5 3/4% Senior Notes Due 2023 are effectively subordinated to all of the Company's future secured indebtedness to the extent of the value of the collateral securing that indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. None of the Company's subsidiaries will guaranty any of the Company's obligations with respect to the 5 3/4% Senior Notes Due 2023.

        Prior to June 15, 2018, the Company may redeem all or any part of the 5 3/4% Senior Notes Due 2023 at its option at 100% of the principal amount, plus accrued and unpaid interest to the redemption date and a make-whole premium. The Company may redeem the 5 3/4% Senior Notes Due 2023 in whole or in part at any time on or after June 15, 2018 at the redemption prices specified in the indenture. In addition, prior to June 15, 2016, the Company may redeem up to 35% of the original aggregate principal amount of the 5 3/4% Senior Notes Due 2023 from the net proceeds of certain equity offerings at the redemption price specified in the indenture. The Company has not separated the make-whole premium from the underlying debt instrument to account for it as a derivative instrument, as the economic characteristics and risks of this embedded derivative are clearly and closely related to the economic characteristics and risks of the underlying debt.

        If the Company undergoes a change of control (as defined in the indenture), holders may require the Company to repurchase all or a portion of their 5 3/4% Senior Notes Due 2023 at a price equal to 101% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any, to the date of purchase.

        The indenture contains covenants that limit the Company's (and its restricted subsidiaries') ability to, among other things: (i) incur additional indebtedness; (ii) pay dividends on or make other distributions in respect of its capital stock, purchase or redeem capital stock, or purchase, redeem or otherwise acquire or retire certain subordinated obligations; (iii) enter into certain transactions with affiliates; (iv) permit, directly or indirectly, it to create, incur, or suffer to exist any lien, except in certain circumstances; (v) create or permit encumbrances or restrictions on the ability of its restricted subsidiaries to pay dividends or make distributions on their capital stock, make loans or advances to other subsidiaries or the Company, or transfer any properties or assets to other subsidiaries or the Company; and (vi) merge or consolidate with other companies or transfer all or substantially all of its assets. These covenants are, however, subject to a number of important limitations and exceptions. The indenture contains other customary terms, including, but not limited to, events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes to be due and payable immediately.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

5. DEBT OBLIGATIONS (Continued)

        Lease Financing Arrangements—These obligations primarily represent lease financing obligations resulting from the requirements of ASC Subtopic 840-40. In connection with the acquisition of Hollywood Theaters, the Company assumed approximately $40.4 million of lease financing obligations associated with 14 acquired theatres. As of December 31, 2016, such obligations have a weighted average interest rate of approximately 10.9% and mature in various installments through November 2028. In addition, as a result of certain lease transactions effected during the years ended December 31, 2016 and December 31, 2015, the Company increased the carrying amount of its lease financing obligations by approximately $18.5 million and $5.1 million, respectively.

        Maturities of Debt Obligations—The Company's long-term debt and future minimum lease payments for its capital lease obligations and lease financing arrangements are scheduled to mature as follows:

	Long-Term Debt and Other	Capital Leases	Lease Financing Arrangements	Total
	(in millions)
2017	$10.9	$3.1	$21.8	$35.8
2018	10.9	0.9	21.9	33.7
2019	10.9	0.9	20.1	31.9
2020	9.6	0.9	14.4	24.9
2021	9.6	1.0	10.5	21.1
Thereafter	2,181.9	9.0	54.9	2,245.8
Less: interest on capital leases and lease financing arrangements	—	(6.6)	(46.5)	(53.1)

Totals	$2,233.8	$9.2	$97.1	$2,340.1

        Covenant Compliance—As of December 31, 2016, we are in full compliance with all agreements, including all related covenants, governing our outstanding debt obligations.

6. LEASES

        The Company accounts for a majority of its leases as operating leases. Minimum rentals payable under all non-cancelable operating leases with terms in excess of one year as of December 31, 2016, are summarized for the following fiscal years (in millions):

2017	$426.9
2018	409.4
2019	363.1
2020	311.8
2021	272.4
Thereafter	1,128.0

Total	$2,911.6

        Rent expense under such operating leases amounted to $427.6 million, $421.5 million and $423.4 million for the years ended December 31, 2016, December 31, 2015 and January 1, 2015,

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

6. LEASES (Continued)

respectively. Contingent rent expense was $23.5 million, $22.7 million and $23.7 million for the years ended December 31, 2016, December 31, 2015 and January 1, 2015, respectively.

7. INCOME TAXES

        The components of the provision for income taxes for income from operations are as follows (in millions):

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended January 1, 2015
Federal:
Current	$89.2	$91.1	$53.8
Deferred	3.3	(8.1)	4.4

Total Federal	92.5	83.0	58.2

State:
Current	19.6	19.9	13.0
Deferred	(0.9)	(2.8)	2.2

Total State	18.7	17.1	15.2

Total income tax provision	$111.2	$100.1	$73.4

        During the years ended December 31, 2016, December 31, 2015 and January 1, 2015, a current tax benefit of $0.9 million, $1.8 million and $1.6 million, respectively, was allocated directly to stockholders' equity for compensation expense for tax purposes in excess of amounts recognized for financial reporting purposes.

        A reconciliation of the provision for income taxes as reported and the amount computed by multiplying the income before taxes and extraordinary item by the U.S. federal statutory rate of 35% was as follows (in millions):

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended January 1, 2015
Provision calculated at federal statutory income tax rate	$98.6	$88.7	$62.5
State and local income taxes, net of federal benefit	12.2	11.1	9.7
Other	0.4	0.3	1.2

Total income tax provision	$111.2	$100.1	$73.4

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

7. INCOME TAXES (Continued)

        Significant components of the Company's net deferred tax asset consisted of the following at (in millions):

	December 31, 2016	December 31, 2015
Deferred tax assets:
Net operating loss carryforward	$46.6	$52.7
Excess of tax basis over book basis of fixed assets	55.2	36.8
Deferred revenue	176.5	176.9
Deferred rent	86.6	64.5
Other	14.3	16.0

Total deferred tax assets	379.2	346.9
Valuation allowance	(34.5)	(34.9)

Total deferred tax assets, net of valuation allowance	344.7	312.0
Deferred tax liabilities:
Excess of book basis over tax basis of intangible assets	(58.7)	(42.5)
Excess of book basis over tax basis of investments	(219.1)	(201.4)
Other	(10.6)	(9.7)

Total deferred tax liabilities	(288.4)	(253.6)

Net deferred tax asset	$56.3	$58.4

        At December 31, 2016, the Company had net operating loss carryforwards for federal income tax purposes of approximately $84.1 million with expiration commencing in 2018. The Company's net operating loss carryforwards were generated by the entities of United Artists, Edwards and Hollywood Theaters. The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses in the event of an "ownership change" of a corporation. Accordingly, the Company's ability to utilize the net operating losses acquired from United Artists, Edwards and Hollywood Theaters may be impaired as a result of the "ownership change" limitations. The Company's state net operating losses may be carried forward for various periods, between seven and 20 years, with expiration commencing in 2017. The Company also has net operating losses in U.S. territorial jurisdictions with expirations commencing in 2019.

        In assessing the realizable value of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. The Company has recorded a valuation allowance against deferred tax assets of $34.5 million and $34.9 million as of December 31, 2016 and December 31, 2015, respectively, as management believes it is more likely than not that certain deferred tax assets will not be realized in future tax periods. Future reductions in the valuation allowance associated with a change in management's determination of the Company's ability to realize these deferred tax assets will result in a decrease in the provision for income taxes. During the year ended December 31, 2016, the valuation allowance was increased by $0.6 million related to management's determination that it was more likely than not that certain state net operating losses

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

7. INCOME TAXES (Continued)

created in the current year would not be realized, decreased by $0.8 million related to the expiration of federal net operating losses during the current year, and decreased by $0.2 million related to management's determination that it was more likely than not that certain state net operating losses created in prior years would be realized.

        In accordance with the provisions of ASC Subtopic 740-10, a reconciliation of the change in the amount of unrecognized tax benefits during the years ended December 31, 2016 and December 31, 2015 was as follows (in millions):

	Year Ended December 31, 2016	Year Ended December 31, 2015
Beginning balance	$13.1	$13.6
Decreases related to prior year tax positions	—	(0.5)
Increases related to current year tax positions	0.4	0.2
Lapse of statute of limitations	(2.6)	(0.2)

Ending balance	$10.9	$13.1

        Exclusive of interest and penalties, it is reasonably possible that gross unrecognized tax benefits associated with state tax positions will decrease between $3.0 million and $6.0 million within the next 12 months primarily due to the expiration of the statute of limitations, settlement of tax disputes with taxing authorities and the resolution of other state tax matters.

        The total net unrecognized tax benefits that would affect the effective tax rate if recognized at December 31, 2016 and December 31, 2015 was $5.4 million and $6.8 million, respectively. Additionally, the total net unrecognized tax benefits that would result in an increase to the valuation allowance if recognized at December 31, 2016 and December 31, 2015 was approximately $1.7 million.

        The Company recognizes interest and penalties accrued related to unrecognized tax benefits as a component of income tax expense. As of December 31, 2016 and December 31, 2015, the Company has accrued gross interest and penalties of approximately $1.8 million and $2.2 million, respectively. The total amount of interest and penalties recognized in the statement of income for the years ended December 31, 2016, December 31, 2015 and January 1, 2015 was $(0.2) million, $0.3 million and $0.2 million, respectively.

        The Company and its subsidiaries collectively file income tax returns in the U.S. federal jurisdiction and various state and U.S. territory jurisdictions. The Company is not subject to U.S. federal examinations before 2013, U.S. Territory examinations for years before 2012, and with limited exceptions, state examinations before 2012. However, the taxing authorities still have the ability to review the propriety of tax attributes created in closed tax years if such tax attributes are utilized in an open tax year. During the year ended December 31, 2015, the Internal Revenue Service ("IRS") closed an examination of the Company's 2010 and 2012 federal income tax returns and notified the Company that no items were being disputed. In April 2016, the Company was notified that the IRS would examine its 2014 federal tax return. The Company is in the process of providing information requested by the IRS with respect to such tax year. Management believes that it has provided adequate provision for income taxes relative to the tax year under examination.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

8. LITIGATION AND CONTINGENCIES

        The Company is presently involved in various judicial, administrative, regulatory and arbitration proceedings concerning matters arising in the ordinary course of business operations, including but not limited to, personal injury claims, landlord-tenant, antitrust, vendor and other third party disputes, tax disputes, employment and other contractual matters, some of which are described below. Many of these proceedings are at preliminary stages, and many of these cases seek an indeterminate amount of damages. The Company's theatre operations are also subject to federal, state and local laws governing such matters as wages, working conditions, citizenship and health and sanitation and environmental protection requirements.

        On October 9, 2012, staff at the San Francisco Regional Water Quality Board (the "Regional Board") notified United Artists Theatre Circuit, Inc. ("UATC"), an indirect, wholly owned subsidiary of the Company, that the Regional Board was contemplating issuing a cleanup and abatement order to UATC with respect to a property in Santa Clara, California that UATC owned and then leased during the 1960s and 1970s. On June 25, 2013, the Regional Board issued a tentative order to UATC setting out proposed site clean-up requirements for UATC with respect to the property. According to the Regional Board, the property in question has been contaminated by dry-cleaning facilities that operated at the property in question from approximately 1961 until 1996. The Regional Board also issued a tentative order to the current property owner, who has been conducting site investigation and remediation activities at the site for several years. UATC submitted comments to the Regional Board on July 28, 2013, objecting to the tentative order. The Regional Board considered the matter at its regular meeting on September 11, 2013 and adopted the tentative order with only minor changes. On October 11, 2013, UATC filed a petition with the State Water Resources Control Board ("State Board") for review of the Regional Board's order. The State Board failed to act on the petition and hence by operation of law it was deemed denied, and UATC filed a petition for writ of mandamus with the California Superior Court seeking review and modification of the order. The Superior Court dismissed UATC's claims against the State Board and the City of Santa Clara. Briefing on UATC's claims against the Regional Board is scheduled to be completed during the first half of 2017. UATC is cooperating with the Regional Board while its petition remains pending before the State Board. To that end, UATC and the current property owner jointly submitted, and on October 27, 2015, the Regional Board approved, a Remedial Action Plan ("RAP") to remediate the dry-cleaner contamination. UATC intends to vigorously defend this matter. We believe that we are, and were during the period in question described in this paragraph, in compliance with such applicable laws and regulations.

        On January 28, 2016, Regional Board staff contacted UATC's counsel in the Santa Clara matter to ascertain whether he would be representing UATC in connection with the cleanup of a drycleaner-impacted property located in Millbrae, California that the Regional Board believes UATC or related entities formerly owned during the dry-cleaning operations. Counsel subsequently responded in the affirmative. The Company has received no further communications from the Regional Board on this matter.

        On May 5, 2014, NCM, Inc. announced that it had entered into a merger agreement to acquire Screenvision, LLC ("Screenvision"). On November 3, 2014, the United States Department of Justice ("DOJ") filed an antitrust lawsuit seeking to enjoin the proposed merger between NCM, Inc. and Screenvision. On March 16, 2015, NCM, Inc. announced that it had agreed with Screenvision to terminate the merger agreement. On March 17, 2015, the Company was notified by the DOJ that it

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

8. LITIGATION AND CONTINGENCIES (Continued)

had opened an investigation into potential anticompetitive conduct by and coordination among NCM, Inc., National CineMedia, Regal, AMC and Cinemark (the "DOJ Notice"). In addition, the DOJ Notice requested that the Company preserve all documents and information since January 1, 2011 relating to movie clearances or communications or cooperation between and among AMC, Regal and Cinemark or their participation in NCM. On May 28, 2015, the Company received a civil investigative demand (the "CID") from the DOJ as part of an investigation into potentially anticompetitive conduct under Sections 1 and 2 of the Sherman Act, 15 U.S.C. § 1 and § 2. The Company has also received investigative demands from the antitrust sections of various state attorneys general regarding movie clearances and Regal's various joint venture investments, including National CineMedia. The CID and various state investigative demands require the Company to produce documents and answer interrogatories. The Company may receive additional investigative demands from the DOJ and state attorneys general regarding these or related matters. The Company continues to cooperate with these investigations and any other related Federal or state investigations to the extent any are undertaken. The DOJ and various state investigations may also give rise to additional lawsuits filed against the Company related to clearances and the Company's investments in its various joint ventures. While we do not believe that the Company has engaged in any violation of Federal or state antitrust or competition laws during its participation in NCM and other joint ventures, we can provide no assurances as to the scope, timing or outcome of the DOJ's or any other state or Federal governmental reviews of the Company's conduct.

        On June 17, 2014, Starlight Cinemas, Inc. ("Starlight") filed a complaint and demand for jury trial in the Superior Court of the State of California, County of Los Angeles, Central District against Regal alleging various violations by Regal of California antitrust and unfair competition laws and common law. On July 14, 2014, Regal removed the action to the United States District Court for the Central District of California. Starlight alleges, among other things, that Regal has adversely affected Starlight's ability to exhibit first-run, feature-length motion pictures at its Corona, California theatre. Starlight is seeking, among other things, compensatory, treble and punitive damages and equitable relief enjoining Regal from engaging in future anticompetitive conduct. Regal filed a motion to dismiss all claims. The United States District Court for the Central District of California granted the motion on October 23, 2014. Starlight's subsequent attempts to file an amended complaint were struck and denied. On February 5, 2015, Starlight filed a notice of appeal with the United States Court of Appeals for the Ninth Circuit. The parties' briefing of the case is complete and the case was submitted without oral argument on November 7, 2016. Management believes that the allegations and claims are without merit and intends to vigorously defend against Starlight's claims through the appellate process.

        On July 23, 2015, Regal accepted service of a complaint filed by Cinema Village, Cinemart ("Cinemart"), which was filed in the U.S. District Court for the Southern District of New York. Cinemart filed an amended complaint on October 20, 2015. Cinemart alleges among other things, that as a result of a clearance, the Company adversely affected the plaintiff's ability to exhibit first-run, feature-length motion pictures at its Forest Hills, New York theatre. Cinemart is seeking, among other things, compensatory, treble and punitive damages and equitable relief enjoining the Company from engaging in future anticompetitive conduct. On December 18, 2015, the Company filed a motion to dismiss all claims. On September 29, 2016, the district court granted Regal's motion to dismiss. Cinemart filed a notice of appeal with the United States Court of Appeals for the Second Circuit on October 11, 2016. Management believes that the allegations and claims are without merit, and intends to vigorously defend the Company against the claims.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

8. LITIGATION AND CONTINGENCIES (Continued)

        On November 17, 2015, iPic-Gold Class Entertainment LLC ("iPic") filed a petition in the District Court of Harris County, Texas. iPic filed an amended petition on December 4, 2015, that claims, among other things, that the Company adversely affected the plaintiff's ability to exhibit first-run motion pictures at its theatre in Houston, Texas. The petition also names AMC Entertainment Holdings, Inc., AMC, and American Multi-Cinema, Inc. (together, the "AMC Companies") and alleges that the Company and the AMC Companies conspired together to coordinate their respective positions with distributors regarding the distribution of film to iPic's theatre in Houston, and a proposed iPic theatre in Frisco, Texas. iPic is seeking under Texas antitrust law and common law, among other things, actual and treble damages and equitable relief enjoining the Company from engaging in future anticompetitive conduct. On January 21, 2016, after an evidentiary hearing, the district court entered a Temporary Injunction Order ("TIO") which prohibits the Company from (i) requesting that movie studios grant it exclusive film licenses that would exclude iPic from licensing the same film at its Houston theatre; (ii) indicating to a studio that it will not play a film at any of its theatres if the studio licenses the film to iPic's Houston theatre; and (iii) communicating with the AMC Companies or coordinating their respective communications with any studio, with regard to preventing iPic from receiving licenses to first-run films to exhibit at iPic's Houston theatre. On February 4, 2016, Regal filed a notice of appeal regarding the TIO, and on September 29, 2016, the Texas First Court of Appeals affirmed the district court's order. The district court has scheduled trial for March 27, 2017. Management believes that the allegations and claims are without merit, and intends to vigorously defend the Company.

        In situations where management believes that a loss arising from proceedings described herein is probable and can reasonably be estimated, the Company records the amount of the loss, or the minimum estimated liability when the loss is estimated using a range and no amount within the range is more probable than another. As additional information becomes available, any potential liability related to these proceedings is assessed and the estimates are revised, if necessary. The amounts reserved for such proceedings totaled approximately $3.5 million and $4.0 million as of December 31, 2016 and December 31, 2015, respectively. Management believes any additional liability with respect to these claims and disputes will not be material in the aggregate to the Company's consolidated financial position, results of operations or cash flows. Under ASC Topic 450, Contingencies—Loss Contingencies, an event is "reasonably possible" if "the chance of the future event or events occurring is more than remote but less than likely" and an event is "remote" if "the chance of the future event or events occurring is slight." Thus, references to the upper end of the range of reasonably possible loss for cases in which the Company is able to estimate a range of reasonably possible loss mean the upper end of the range of loss for cases for which the Company believes the risk of loss is more than slight. Management is unable to estimate a range of reasonably possible loss for cases described herein in which damages have not been specified and (i) the proceedings are in early stages, (ii) there is uncertainty as to the likelihood of a class being certified or the ultimate size of the class, (iii) there is uncertainty as to the outcome of pending appeals or motions, (iv) there are significant factual issues to be resolved, and/or (v) there are novel legal issues presented. However, for these cases, management does not believe, based on currently available information, that the outcomes of these proceedings will have a material adverse effect on the Company's financial condition, though the outcomes could be material to the Company's operating results for any particular period, depending, in part, upon the operating results for such period.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

8. LITIGATION AND CONTINGENCIES (Continued)

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990 (the "ADA") to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, awards of damages to private litigants and additional capital expenditures to remedy such non-compliance. The Company believes that it is in substantial compliance with all current applicable regulations relating to accommodations for the disabled. The Company intends to comply with future regulations in this regard and except as set forth above, does not currently anticipate that compliance will require the Company to expend substantial funds.

        The Company has entered into employment contracts (the "employment contracts"), with four of its current executive officers, Ms. Miles and Messrs. Dunn, Ownby, and Brandow, to whom we refer as the "executive" or "executives." Under each of the employment contracts, the Company must indemnify each executive from and against all liabilities with respect to such executive's service as an officer, and as a director, to the extent applicable. In addition, under the employment contracts, each executive is entitled to severance payments in connection with the termination by the Company of the executive without cause, the termination by the executive for good reason, or the termination of the executive under circumstances in connection with a change in control of the Company (as defined within each employment contract).

        Pursuant to each employment contract, the Company provides for severance payments if the Company terminates an executive's employment without cause or if an executive terminates his or her employment for good reason; provided, however, such executive must provide written notification to the Company of the existence of a condition constituting good reason within 90 days of the initial existence of such condition and the resignation must occur within two (2) years of such existence date. Under these circumstances, the executive shall be entitled to receive severance payments equal to (i) the actual bonus, pro-rated to the date of termination, that executive would have received with respect to the fiscal year in which the termination occurs; (ii) two times the executive's annual base salary plusone times the executive's target bonus; and (iii) continued coverage under any medical, health and life insurance plans for a 24-month period following the date of termination.

        If the Company terminates any executive's employment, or if any executive resigns for good reason, within three (3)months prior to, or one (1) year after, a change of control of the Company (as defined within each employment contract), the executive shall be entitled to receive severance payments equal to: (i) the actual bonus, pro-rated to the date of termination, that executive would have received with respect to the fiscal year in which the termination occurs; and (ii)(a) in the case of Ms. Miles, two and one-half times the executive's annual base salary plustwo times the executive's target bonus; and (b) in the case of Messrs. Dunn, Ownby, and Brandow, two times the executive's annual salary plus one and one-half times the executive's target bonus; and (iii) continued coverage under any medical, health and life insurance plans for a 30-month period following the date of termination.

        Pursuant to the employment contracts, the maximum amount of payments and benefits payable to Ms. Miles and Messrs. Dunn, Ownby and Brandow, in the aggregate, if such executives were terminated (in the event of a change of control), would be approximately $13.0 million.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

8. LITIGATION AND CONTINGENCIES (Continued)

        Each employment contract contains standard provisions for non-competition and non-solicitation of the Company's employees (other than the executive's secretary or other administrative employee who worked directly for executive) that are effective during the term of the executive's employment and shall continue for a period of one year following the executive's termination of employment with the Company. Each Executive is also subject to a permanent covenant to maintain confidentiality of the Company's confidential information.

9. CAPITAL STOCK AND SHARE-BASED COMPENSATION

  Capital Stock

        As of December 31, 2016, the Company's authorized capital stock consisted of:

  •
  500,000,000 shares of Class A common stock, par value $0.001 per share;

  •
  200,000,000 shares of Class B common stock, par value $0.001 per share; and

  •
  50,000,000 shares of preferred stock, par value $0.001 per share.

        Of the authorized shares of Class A common stock, 18.0 million shares were sold in connection with the Company's initial public offering in May 2002. The Company's Class A common stock is listed on the New York Stock Exchange under the trading symbol "RGC." As of December 31, 2016, 133,080,279 shares of Class A common stock were outstanding. Of the authorized shares of Class B common stock, 23,708,639 shares were outstanding as of December 31, 2016, all of which are beneficially owned by The Anschutz Corporation and its affiliates (collectively, "Anschutz"). Each share of Class B common stock converts into a single share of Class A common stock at the option of the holder or upon certain transfers of a holder's Class B common stock. Each holder of Class B common stock is entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Of the authorized shares of the preferred stock, no shares were issued and outstanding as of December 31, 2016. The Class A common stock is entitled to a single vote for each outstanding share of Class A common stock on every matter properly submitted to the stockholders for a vote. Except as required by law, the Class A and Class B common stock vote together as a single class on all matters submitted to the stockholders. The material terms and provisions of the Company's certificate of incorporation affecting the relative rights of the Class A common stock and the Class B common stock are described below.

        On August 2, 2016, the Company entered into an underwriting agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Anschutz Corporation and certain of its affiliates named therein (the "Selling Stockholders"). Pursuant to the underwriting agreement, the Selling Stockholders agreed to sell 13,000,000 shares of the Company's Class A common stock, par value $0.001 per share, to Merrill Lynch, Pierce, Fenner & Smith Incorporated at a price of $21.60 per share. In addition, on November 17, 2016, the Company entered into an underwriting agreement with UBS Securities LLC and the Selling Stockholders. Pursuant to the underwriting agreement, the Selling Stockholders agreed to sell 13,000,000 shares of the Company's Class A common stock, par value $0.001 per share, to UBS Securities LLC at a price of $22.95 per share. The Company did not receive any proceeds from the sales of the shares by the Selling Stockholders. The offerings were made pursuant to two prospectus supplements, dated August 3, 2016 and November 17, 2016, respectively, to the prospectus dated

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

9. CAPITAL STOCK AND SHARE-BASED COMPENSATION (Continued)

August 28, 2015 that was included in the Company's effective shelf registration statement (Reg. No. 333-206656) relating to shares of the Company's Class A common stock.

        The Selling Stockholders owned 18,440,000 shares of our issued and outstanding Class A Common Stock, representing approximately 13.9% of our Class A common stock issued and outstanding as of December 31, 2016, which together with the 23,708,639 shares of our Class B common stock owned by the Selling Stockholders, represents approximately 69.0% of the combined voting power of the outstanding shares of Class A common stock and Class B common stock as of December 31, 2016.

  Common Stock

        The Class A common stock and the Class B common stock are identical in all respects, except with respect to voting and except that each share of Class B common stock will convert into a single share of Class A common stock at the option of the holder or upon a transfer of the holder's Class B common stock, other than to certain transferees. Each holder of Class A common stock will be entitled to a single vote for each outstanding share of Class A common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Each holder of Class B common stock will be entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Except as required by law, the Class A common stock and the Class B common stock will vote together on all matters. Subject to the dividend rights of holders of any outstanding preferred stock, holders of common stock are entitled to any dividend declared by the Board of Directors out of funds legally available for this purpose, and, subject to the liquidation preferences of any outstanding preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all the Company's remaining assets available for distribution to the stockholders in the event of the Company's liquidation, dissolution or winding up. No dividend can be declared on the Class A or Class B common stock unless at the same time an equal dividend is paid on each share of Class B or Class A common stock, as the case may be. Dividends paid in shares of common stock must be paid, with respect to a particular class of common stock, in shares of that class.

        Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of the Company's capital stock. The outstanding shares of common stock are, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

  Preferred Stock

        The Company's certificate of incorporation allows the Company to issue, without stockholder approval, preferred stock having rights senior to those of the common stock. The Company's Board of Directors is authorized, without further stockholder approval, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

9. CAPITAL STOCK AND SHARE-BASED COMPENSATION (Continued)

powers, including voting rights, of the holders of common stock. The issuance of preferred stock could also have the effect of decreasing the market price of the Class A common stock. As of December 31, 2016, no shares of preferred stock are outstanding.

  Warrants

        No warrants to acquire the Company's Class A or Class B common stock were outstanding as of December 31, 2016.

  Dividends

        Regal paid four quarterly cash dividends of $0.22 per share on each outstanding share of the Company's Class A and Class B common stock, or approximately $138.9 million in the aggregate, during the year ended December 31, 2016. Regal paid four quarterly cash dividends of $0.22 per share on each outstanding share of the Company's Class A and Class B common stock, or approximately $139.1 million in the aggregate, during the year ended December 31, 2015. Regal paid four quarterly cash dividends of $0.22 per share on each outstanding share of the Company's Class A and Class B common stock, or approximately $138.6 million in the aggregate, during the year ended January 1, 2015. In addition, on December 15, 2014, Regal paid an extraordinary cash dividend of $1.00 per share on each outstanding share of our Class A and Class B common stock, or approximately $156.2 million in the aggregate.

  Share-Based Compensation

        In 2002, the Company established the Regal Entertainment Group Stock Incentive Plan (as amended, the "Incentive Plan"), which provides for the granting of incentive stock options and non-qualified stock options to officers, employees and consultants of the Company. As described below under "Restricted Stock" and "Performance Share Units," the Incentive Plan also provides for grants of restricted stock and performance shares that are subject to restrictions and risks of forfeiture.

        On May 9, 2012, the stockholders of Regal approved amendments to the the Incentive Plan increasing the number of Class A common stock authorized for issuance under the Incentive Plan by a total of 5,000,000 shares and extending the term of the Plan to May 9, 2022. As of December 31, 2016, 4,003,781 shares remain available for future issuance under the Incentive Plan.

  Stock Options

        As of December 31, 2016, there were no options to purchase shares of Class A common stock outstanding under the Incentive Plan. There were no stock options granted during the years ended December 31, 2016, December 31, 2015 and January 1, 2015, respectively, and no compensation expense related to stock options was recorded during such periods.

  Restricted Stock

        The Incentive Plan also provides for restricted stock awards to officers, directors and key employees. Under the Incentive Plan, shares of Class A common stock of the Company may be granted at nominal cost to officers, directors and key employees, subject to a continued employment/service

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

9. CAPITAL STOCK AND SHARE-BASED COMPENSATION (Continued)

restriction. The restriction is fulfilled upon continued employment or service (in the case of directors) for a specified number of years (typically one to four years after the award date) and as such restrictions lapse, the award immediately vests. In addition, we will receive a tax deduction when restricted stock vests. The Incentive Plan participants are entitled to cash dividends and to vote their respective shares, although the sale and transfer of such shares is prohibited during the restricted period. The shares are also subject to the terms and conditions of the Incentive Plan.

        On January 8, 2014, 227,447 restricted shares were granted under the Incentive Plan at nominal cost to officers, directors and key employees. On January 28, 2015, 228,116 restricted shares were granted under the Incentive Plan at nominal cost to officers, directors and key employees. On January 13, 2016, 261,119 restricted shares were granted under the Incentive Plan at nominal cost to officers, directors and key employees. These awards vest 25% at the end of each year for 4 years (in the case of officers and key employees) and vest 100% at the end of one year (in the case of directors). The closing price of the Company's Class A common stock was $19.08 on January 8, 2014, $20.99 on January 28, 2015, and $17.74 per share on January 13, 2016. The Company assumed forfeiture rates ranging from 4% to 6% for such restricted stock awards.

        During the years ended December 31, 2016, December 31, 2015 and January 1, 2015, the Company withheld approximately 177,769 shares, 204,540 shares and 194,675 shares, respectively, of restricted stock at an aggregate cost of approximately $3.2 million, $4.3 million and $3.8 million, respectively, as permitted by the applicable equity award agreements, to satisfy employee tax withholding requirements related to the vesting of restricted stock awards. On January 9, 2016, 262,476 performance shares (originally granted on January 9, 2013) were effectively converted to shares of restricted common stock. As of the calculation date, which was January 9, 2016, threshold performance goals for these awards were satisfied, and therefore, all 262,476 outstanding performance shares were converted to restricted shares as of January 9, 2016. These awards fully vested on January 9, 2017, the one year anniversary of the calculation date. In addition, on January 11, 2015, 306,696 performance shares (originally granted on January 11, 2012) were effectively converted to shares of restricted common stock. These awards fully vested on January 11, 2016, the one year anniversary of the calculation date. Finally, on January 12, 2014, 330,750 performance share awards (originally granted on January 12, 2011) were effectively converted to shares of restricted common stock. These awards fully vested on January 12, 2015.

        During the fiscal years ended December 31, 2016, December 31, 2015 and January 1, 2015, the Company recognized approximately $4.1 million, $4.0 million and $4.0 million, respectively, of share-based compensation expense related to restricted share grants. Such expense is presented as a component of "General and administrative expenses." The compensation expense for these awards was determined based on the market price of the Company's stock at the date of grant applied to the total numbers of shares that were anticipated to fully vest. As of December 31, 2016, we have unrecognized compensation expense of $4.2 million associated with restricted stock awards, which is expected to be recognized through January 13, 2020.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

9. CAPITAL STOCK AND SHARE-BASED COMPENSATION (Continued)

        The following table represents the restricted stock activity for the years ended December 31, 2016, December 31, 2015 and January 1, 2015:

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended January 1, 2015
Unvested at beginning of year:	773,643	885,365	927,261
Granted during the year	261,119	228,116	227,447
Vested during the year	(520,258)	(596,639)	(576,921)
Forfeited during the year	(11,028)	(49,895)	(23,172)
Conversion of performance shares during the year	262,476	306,696	330,750

Unvested at end of year	765,952	773,643	885,365

        During the year ended December 31, 2016, the Company paid four cash dividends of $0.22 on each share of outstanding restricted stock totaling approximately $0.7 million.

  Performance Share Units

        The Incentive Plan also provides for grants in the form of performance share units to officers, directors and key employees. Performance share agreements are entered into between the Company and each grantee of performance share units. In 2009, the Company adopted an amended and restated form of performance share agreement (each, a "Performance Agreement" and collectively, the "Performance Agreements"). Pursuant to the terms and conditions of the Performance Agreements, grantees will be issued shares of restricted common stock of the Company in an amount determined by the attainment of Company performance criteria set forth in each Performance Agreement. The shares of restricted common stock received upon attainment of the performance criteria will be subject to further vesting over a period of time, provided the grantee remains a service provider to the Company during such period. Under the Performance Agreement, which is described further in the section entitled "Compensation Discussion and Analysis—Elements of Compensation—Performance Shares," of our 2016 proxy statement filed with the Commission on April 6, 2016, each performance share represents the right to receive from 0% to 150% of the target numbers of shares of restricted Class A common stock.

        On January 8, 2014, 226,471 performance shares were granted under the Incentive Plan at nominal cost to officers and key employees. In addition, on January 28, 2015, 234,177 performance shares were granted under the Incentive Plan at nominal cost to officers and key employees. Finally, on January 13, 2016, 280,374 performance shares were granted under the Incentive Plan at nominal cost to officers and key employees. The number of shares of restricted common stock earned will be determined based on the attainment of specified performance goals by January 8, 2017 (the third anniversary of the grant date for the January 8, 2014 grant), January 28, 2018 (the third anniversary of the grant date for the January 28, 2015 grant), and January 13, 2019 (the third anniversary of the grant date for the January 13, 2016 grant), as set forth in the applicable Performance Agreement. Such performance shares vest on the fourth anniversary of their respective grant dates. The shares are subject to the terms and conditions of the Incentive Plan. The closing price of the Company's Class A common stock on the date of grant was $19.08 on January 8, 2014, $20.99 on January 28, 2015, and $17.74 on

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

9. CAPITAL STOCK AND SHARE-BASED COMPENSATION (Continued)

January 13, 2016, which approximates the respective grant date fair value of the awards. The Company assumed forfeiture rates ranging from 8% to 9% for such performance share awards.

        As of the respective grant dates, the aggregate grant date fair value of performance share awards outstanding as of December 31, 2016 was determined to be $15.2 million, which includes related dividends on shares estimated to be earned and paid on the third anniversary of the respective grant dates. The fair value of the performance share awards are amortized as compensation expense over the expected term of the awards of four years. During the years ended December 31, 2016, December 31, 2015 and January 1, 2015, the Company recognized approximately $4.7 million, $4.3 million and $5.4 million, respectively, of share-based compensation expense related to performance share grants. Such expense is presented as a component of "General and administrative expenses." As of December 31, 2016, we have unrecognized compensation expense of $6.2 million associated with performance share units, which is expected to be recognized through January 13, 2020.

        The following table summarizes information about the Company's number of performance shares for the years ended December 31, 2016, December 31, 2015 and January 1, 2015:

	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended January 1, 2015
Unvested at beginning of year:	696,849	812,927	940,767
Granted (based on target) during the year	280,374	234,177	226,471
Cancelled/forfeited during the year	(16,038)	(43,559)	(23,561)
Conversion to restricted shares during the year	(262,476)	(306,696)	(330,750)

Unvested at end of year	698,709	696,849	812,927

        In connection with the conversion of the above 262,476 performance shares, during the year ended December 31, 2016, the Company paid cumulative cash dividends of $3.60 (representing the sum of all cash dividends paid from January 9, 2013 through January 9, 2016) on each performance share converted, totaling approximately $0.9 million. In connection with the conversion of the above 306,696 performance shares, during the year ended December 31, 2015, the Company paid cumulative cash dividends of $4.56 (representing the sum of all cash dividends paid from January 11, 2012 through January 11, 2015) and $4.58 (representing the sum of all cash dividends paid from June 25, 2012 through June 25, 2015) on each performance share converted, totaling approximately $1.4 million. In connection with the conversion of the above 330,750 performance shares, during the year ended January 1, 2015, the Company paid cumulative cash dividends totaling approximately $1.2 million. The above table does not reflect the maximum or minimum number of shares of restricted stock contingently issuable. An additional 0.3 million shares of restricted stock could be issued if the performance criteria maximums are met.

10. RELATED PARTY TRANSACTIONS

        During the years ended December 31, 2016, December 31, 2015 and January 1, 2015, Regal Cinemas received approximately $0.2 million. $0.1 million, and $0.1 million, respectively, from an Anschutz affiliate for rent and other expenses related to a theatre facility.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

10. RELATED PARTY TRANSACTIONS (Continued)

        During each of the years ended December 31, 2016, December 31, 2015 and January 1, 2015, in connection with an agreement with an Anschutz affiliate, Regal received various forms of advertising in exchange for on-screen advertising provided in certain of its theatres. The value of such advertising was approximately $0.1 million.

        During each of the years ended December 31, 2016, December 31, 2015 and January 1, 2015, the Company received approximately $0.5 million from an Anschutz affiliate for management fees related to a theatre site in Los Angeles, California.

        Please also refer to Note 4—"Investments" for a discussion of other related party transactions associated with our various investments in non-consolidated entities.

11. EMPLOYEE BENEFIT PLANS

  Defined Contribution Plan

        The Company sponsors an employee benefit plan, the Regal Entertainment Group 401(k) Plan (the "401k Plan") under section 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of substantially all employees. The 401k Plan provides that participants may contribute up to 50% of their compensation, subject to Internal Revenue Service limitations. The 401k Plan currently matches an amount equal to 100% of the first 3% of the participant's contributions and 50% of the next 2% of the participant's contributions. Employee contributions are invested in various investment funds based upon elections made by the employee. The Company made matching contributions of approximately $3.4 million, $3.3 million and $3.3 million to the 401k Plan in 2016, 2015 and 2014, respectively.

  Union-Sponsored Plans

        As of December 31, 2016, certain former theatre employees are covered by five insignificant union-sponsored multiemployer pension and health and welfare plans. Company contributions into those plans were determined in accordance with provisions of negotiated labor contracts and aggregated approximately $0.1 million for each of the years ended December 31, 2016, December 31, 2015 and January 1, 2015.

        During fiscal 2013, the Company received a notice of a written demand for payment of a complete withdrawal liability assessment from a collectively-bargained multiemployer pension plan, Local 160, Greater Cleveland Moving Picture Projector Operator's Pension Plan ("Local 160") (Employment Identification No. 51-6115679), that covered certain of its unionized theatre employees. The Company made a complete withdrawal from Local 160 during fiscal 2012. The Company has established an estimated withdrawal liability of approximately $0.6 million related to its remaining plans, including Local 160, as of December 31, 2016.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

12. EARNINGS PER SHARE

        We compute earnings per share of Class A and Class B common stock using the two-class method. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, common stock equivalents outstanding during the period. Potential common stock equivalents consist of the incremental common shares issuable upon the exercise of common stock options, or vesting of restricted stock and performance share units. The dilutive effect of outstanding restricted stock and performance share units is reflected in diluted earnings per share by application of the treasury-stock method. In addition, the computation of the diluted earnings per share of Class A common stock assumes the conversion of Class B common stock, while the diluted earnings per share of Class B common stock does not assume the conversion of those shares.

        The rights, including the liquidation and dividend rights, of the holders of our Class A and Class B common stock are identical, except with respect to voting. The earnings for the periods presented are allocated based on the contractual participation rights of the Class A and Class B common shares. As the liquidation and dividend rights are identical, the earnings are allocated on a proportionate basis. Further, as we assume the conversion of Class B common stock in the computation of the diluted earnings per share of Class A common stock, the earnings are equal to net income attributable to controlling interest for that computation.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

12. EARNINGS PER SHARE (Continued)

        The following table sets forth the computation of basic and diluted earnings per share of Class A and Class B common stock (in millions, except share and per share data):

	Year Ended December 31, 2016		Year Ended December 31, 2015		Year Ended January 1, 2015
	Class A	Class B	Class A	Class B	Class A	Class B
Basic earnings per share:
Numerator:
Allocation of earnings	$144.5	$25.9	$130.0	$23.4	$89.5	$16.1
Denominator:
Weighted average common shares outstanding (in thousands)	132,286	23,709	131,971	23,709	131,578	23,709

Basic earnings per share	$1.09	$1.09	$0.99	$0.99	$0.68	$0.68

Diluted earnings per share:
Numerator:
Allocation of earnings for basic computation	$144.5	$25.9	$130.0	$23.4	$89.5	$16.1
Reallocation of earnings as a result of conversion of Class B to Class A shares	25.9	—	23.4	—	16.1	—
Reallocation of earnings to Class B shares for effect of other dilutive securities	—	—	—	(0.1)	—	—

Allocation of earnings	$170.4	$25.9	$153.4	$23.3	$105.6	$16.1
Denominator:
Number of shares used in basic computation (in thousands)	132,286	23,709	131,971	23,709	131,578	23,709
Weighted average effect of dilutive securities (in thousands)
Add:
Conversion of Class B to Class A common shares outstanding	23,709	—	23,709	—	23,709	—
Restricted stock and performance shares	809	—	831	—	1,023	—

Number of shares used in per share computations (in thousands)	156,804	23,709	156,511	23,709	156,310	23,709

Diluted earnings per share	$1.09	$1.09	$0.98	$0.98	$0.68	$0.68

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

13. DERIVATIVE INSTRUMENTS

        Regal Cinemas has entered into hedging relationships via interest rate swap agreements to hedge against interest rate exposure of its variable rate debt obligations under Regal Cinemas' Amended Senior Credit Facility. Certain of these interest rate swaps qualify for cash flow hedge accounting treatment and as such, the change in the fair values of the interest rate swaps is recorded on the Company's consolidated balance sheet as an asset or liability, with the effective portion of the interest rate swaps' gains or losses reported as a component of other comprehensive income and the ineffective portion reported in earnings. As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive income/loss related to the interest rate swaps will be reclassified into earnings. In the event that an interest rate swap is terminated or de-designated prior to maturity, gains or losses accumulated in other comprehensive income or loss remain deferred and are reclassified into earnings in the periods during which the hedged forecasted transaction affects earnings. See Note 14—"Fair Value of Financial Instruments" for discussion of the Company's interest rate swaps' fair value estimation methods and assumptions.

        Below is a summary of Regal Cinemas' current interest rate swap agreements as of December 31, 2016:

Nominal Amount	Effective Date	Fixed Rate	Receive Rate	Expiration Date	Designated as Cash Flow Hedge	Gross Fair Value at December 31, 2016	Balance Sheet Location
$150.0 million	April 2, 2015	1.220%	1-month LIBOR*	December 31, 2016	Yes	$—	See Note 14
$200.0 million	June 30, 2015	2.165%	1-month LIBOR*	June 30, 2018	Yes	$(3.0) million	See Note 14

*
Subject to a 0.75% LIBOR floor

        On April 2, 2015, Regal Cinemas amended two of its existing interest rate swap agreements originally designated as cash flow hedges on $350.0 million of variable rate debt obligations. Since the terms of the interest rate swaps designated in the original cash flow hedge relationships changed with these amendments, we de-designated the original hedge relationships and re-designated the amended interest rate swaps in new cash flow hedge relationships as of the amendment date of April 2, 2015. On December 31, 2016, one of these interest rate swap agreements designated to hedge $150.0 million of variable rate debt obligations expired.

        No amendments or modifications were made to two other interest swap agreements (originally designated to hedge $300.0 million of variable rate debt obligations), existing as of April 2, 2015. Since such interest rate swaps no longer met the highly effective qualification for cash flow hedge accounting, the two hedge relationships were de-designated effective April 2, 2015. Accordingly, since the interest rate swaps no longer qualified for cash flow hedge accounting treatment, the change in their fair values since de-designation was recorded on the Company's consolidated balance sheet as an asset or liability with the interest rate swaps' gains or losses reported as a component of interest expense during the period of change. On June 30, 2015, one of these interest rate swap agreements designated to hedge $200.0 million of variable rate debt obligations expired. The remaining interest rate swap agreement designated to hedge $100.0 million of variable rate debt obligations expired on December 31, 2015.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

13. DERIVATIVE INSTRUMENTS (Continued)

        The following tables show the effective portion of gains and losses on derivative instruments designated and qualifying in cash flow hedges recognized in other comprehensive income (loss), and amounts reclassified from accumulated other comprehensive loss to interest expense for the periods indicated (in millions):

	After-tax Gain (Loss) Recognized in Other Comprehensive Income (Loss) (Effective Portion)
	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended January 1, 2015
Derivatives designated as cash flow hedges:
Interest rate swaps	$(2.3)	$(4.3)	$(2.1)

	Pre-tax Amounts Reclassified from Accumulated Other Comprehensive Loss into Interest Expense, net
	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended January 1, 2015
Derivatives designated as cash flow hedges:
Interest rate swaps(1)	$6.0	$7.4	$5.2

(1)
We estimate that $0.9 million of deferred pre-tax losses attributable to these interest rate swaps will be reclassified into earnings as interest expense during the next 12 months as the underlying hedged transactions occur.

        The changes in accumulated other comprehensive loss, net associated with the Company's interest rate swap arrangements for the years ended December 31, 2016, December 31, 2015, and January 1, 2015 were as follows (in millions):

	Interest Rate Swaps
	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended January 1, 2015
Accumulated other comprehensive loss, net, beginning of period	$(2.7)	$(2.9)	$(4.0)
Change in fair value of interest rate swap transactions (effective portion), net of taxes of $1.5, $2.8, and $1.3, respectively	(2.3)	(4.3)	(2.1)
Amounts reclassified from accumulated other comprehensive loss to interest expense, net of taxes of $2.4, $2.9 and $2.0, respectively	3.6	4.5	3.2

Accumulated other comprehensive loss, net, end of period	$(1.4)	$(2.7)	$(2.9)

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

13. DERIVATIVE INSTRUMENTS (Continued)

        The following table sets forth the effect of our interest rate swap arrangements on our consolidated statements of income for the years ended December 31, 2016, December 31, 2015, and January 1, 2015 (in millions):

	Pre-tax Gain (Loss) Recognized in Interest Expense, net
	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended January 1, 2015
Derivatives designated as cash flow hedges (ineffective portion):
Interest rate swaps(1)	$2.5	$1.9	$—
Derivatives not designated as cash flow hedges:
Interest rate swaps (2)	$—	$1.5	$—

(1)
Amounts represent the ineffective portion of the change in fair value of the hedging derivatives and are recorded as a reduction of interest expense in the consolidated financial statements. On December 31, 2016, one of these interest rate swap agreements designated to hedge $150.0 million of variable rate debt obligations expired.

(2)
Amounts represent the change in fair value of the former hedging derivatives and are recorded as a reduction of interest expense in the consolidated financial statements from the de-designation date of April 2, 2015. On June 30, 2015, one of these interest rate swap agreements designated to hedge $200.0 million of variable rate debt obligations expired. The remaining interest rate swap agreement designated to hedge $100.0 million of variable rate debt obligations expired on December 31, 2015.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

        Fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the entity transacts. The inputs used to develop these fair value measurements are established in a hierarchy, which ranks the quality and reliability of the information used to determine fair value. The fair value classification is based on levels of inputs. Assets and liabilities that are carried at fair value are classified and disclosed in one of the following categories described in ASC Topic 820, Fair Value Measurements and Disclosures:

  Level 1 Inputs:    Quoted market prices in active markets for identical assets or liabilities.

  Level 2 Inputs:    Observable market based inputs or unobservable inputs that are corroborated by market data.

  Level 3 Inputs:    Unobservable inputs that are not corroborated by market data.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

14. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The following tables summarize the fair value hierarchy of the Company's financial assets and liabilities carried at fair value on a recurring basis as of December 31, 2016 and December 31, 2015:

		Total Carrying Value at December 31, 2016	Fair Value Measurements at December 31, 2016
	Balance Sheet Location		Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
			(in millions)
Liabilities:
Interest rate swap designated as cash flow hedge(2)	Accrued Expenses	$2.3	$—	$2.3	$—
Interest rate swap designated as cash flow hedge(2)	Other Non-Current Liabilities	$0.7	$—	$0.7	$—

Total liabilities at fair value		$3.0	$—	$3.0	$—

		Total Carrying Value at December 31, 2015	Fair Value Measurements at December 31, 2015
	Balance Sheet Location		Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
			(in millions)
Assets:
Equity securities, available for sale(1)	Other Non-Current Assets	$3.4	$3.4	$—	$—

Total assets at fair value		$3.4	$3.4	$—	$—

Liabilities:
Interest rate swap designated as cash flow hedge(2)	Accrued Expenses	$3.1	$—	$3.1	$—
Interest rate swap designated as cash flow hedge(2)	Other Non-Current Liabilities	$1.9	$—	$1.9	$—

Total liabilities at fair value		$5.0	$—	$5.0	$—

(1)
As of December 31, 2015, the Company held 322,780 common shares (accounted for as available for sale securities) of RealD, Inc., as described further in Note 4—"Investments." The fair value of the RealD, Inc. shares was determined using RealD, Inc.'s publicly traded common stock price (Level 1 of the valuation hierarchy) of $10.55 per share as of December 31, 2015. On February 24, 2016, RealD, Inc. stockholders approved an all-cash merger whereby Rizvi Traverse Management, LLC acquired RealD, Inc. for $11.00 per share. Under the terms of the merger agreement, RealD, Inc. shareholders received $11.00 in cash for each share of RealD, Inc.'s common stock. On March 24, 2016, the Company received approximately $3.6 million in cash consideration for its remaining 322,780 RealD, Inc. common shares. As a result of the transaction, the Company recorded a gain of approximately $1.0 million during the quarter ended March 31, 2016.

(2)
The fair value of the Company's interest rate swaps described in Note 13—"Derivative Instruments" is based on Level 2 inputs, which include observable inputs such as dealer quoted prices for similar assets or liabilities, and represents the estimated amount Regal Cinemas would receive or pay to terminate the agreements taking into consideration various

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

14. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

  factors, including current interest rates, credit risk and counterparty credit risk. The counterparties to the Company's interest rate swaps are major financial institutions. The Company evaluates the bond ratings of the financial institutions and believes that credit risk is at an acceptably low level.

        There were no changes in valuation techniques during the period. There were no transfers in or out of Level 3 during the years ended December 31, 2016, December 31, 2015 and January 1, 2015, respectively.

        In addition, the Company is required to disclose the fair value of financial instruments that are not recognized in the statement of financial position for which it is practicable to estimate that value. The methods and assumptions used to estimate the fair value of each class of financial instrument are as follows:

Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities:

        The carrying amounts approximate fair value because of the short maturity of these instruments.

Long-Lived Assets, Intangible Assets and Other Investments

        As further described in Note 2—"Summary of Significant Accounting Policies," the Company regularly reviews long-lived assets (primarily property and equipment), intangible assets and investments in non-consolidated entities, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. When the estimated fair value is determined to be lower than the carrying value of the asset, an impairment charge is recorded to write the asset down to its estimated fair value.

        The Company's analysis relative to long-lived assets resulted in the recording of impairment charges of $9.6 million, $15.6 million and $5.6 million for the years ended December 31, 2016, December 31, 2015 and January 1, 2015, respectively. The long-lived asset impairment charges recorded were specific to theatres that were directly and individually impacted by increased competition, adverse changes in market demographics or adverse changes in the development or the conditions of the areas surrounding the theatres we deemed other than temporary.

        The Company's annual goodwill impairment assessment for the year ended December 31, 2016 indicated that the carrying value of one of its reporting units exceeded its estimated fair value and as a result, the Company recorded a goodwill impairment charge of approximately $1.7 million. Based on our annual impairment assessments conducted for the years ended December 31, 2015 and January 1, 2015, we were not required to record a charge for goodwill impairment. The Company did not record an impairment of any other intangible assets during the years ended December 31, 2016, December 31, 2015 or January 1, 2015, respectively.

        Finally, the Company did not record an impairment of any investments in non-consolidated subsidiaries accounted for under the equity method during the years ended December 31, 2016, December 31, 2015 or January 1, 2015.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

14. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Long term obligations, excluding capital lease obligations, lease financing arrangements and other:

        The fair value of the Amended Senior Credit Facility described in Note 5—"Debt Obligations," which consists of the New Term Loans and the Revolving Facility, is estimated based on quoted prices (Level 2 inputs as described in ASC Topic 820) as of December 31, 2016 and December 31, 2015. The associated interest rates are based on floating rates identified by reference to market rates and are assumed to approximate fair value. The fair values of the 5 3/4% Senior Notes Due 2022, the 5 3/4% Senior Notes Due 2025 and the 5 3/4% Senior Notes Due 2023 were estimated based on quoted prices (Level 1 inputs as described in ASC Topic 820) for these issuances as of as of December 31, 2016 and December 31, 2015.

        The aggregate carrying values and fair values of long-term debt at December 31, 2016 and December 31, 2015 consist of the following:

	December 31, 2016	December 31, 2015
	(in millions)
Carrying value	$2,229.7	$2,233.8
Fair value	$2,287.1	$2,226.6

15. ACCUMULATED OTHER COMPREHENSIVE LOSS, NET

        The following tables present for the years ended December 31, 2016 and December 31, 2015, respectively, the change in accumulated other comprehensive loss, net of tax, by component (in millions):

	Interest rate swaps	Available for sale securities	Equity method investee interest rate swaps	Total
Balance as of December 31, 2015	$(2.7)	$0.5	$0.1	$(2.1)
Other comprehensive income (loss), net of tax
Change in fair value of interest rate swap transactions	(2.3)	—	—	(2.3)
Amounts reclassified to net income from interest rate swaps	3.6	—	—	3.6
Reclassification adjustment for gain on sale of available for sale securities recognized in net income	—	(0.5)	—	(0.5)

Total other comprehensive income (loss), net of tax	1.3	(0.5)	—	0.8

Balance as of December 31, 2016	$(1.4)	$—	$0.1	$(1.3)

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

15. ACCUMULATED OTHER COMPREHENSIVE LOSS, NET (Continued)

	Interest rate swaps	Available for sale securities	Equity method investee interest rate swaps	Total
Balance as of January 1, 2015	$(2.9)	$0.7	$0.7	$(1.5)
Other comprehensive income (loss), net of tax
Change in fair value of interest rate swap transactions	(4.3)	—	—	(4.3)
Amounts reclassified to net income from interest rate swaps	4.5	—	—	4.5
Change in fair value of available for sale securities	—	(0.2)	—	(0.2)
Change in fair value of equity method investee interest rate swaps	—	—	(0.6)	(0.6)

Total other comprehensive income (loss), net of tax	0.2	(0.2)	(0.6)	(0.6)

Balance as of December 31, 2015	$(2.7)	$0.5	$0.1	$(2.1)

16. SUBSEQUENT EVENTS

  Performance Share and Restricted Stock Activity

        On January 8, 2017, 205,677 performance share awards (originally granted on January 8, 2014) were effectively converted to shares of restricted common stock. As of the calculation date, which was January 8, 2017, threshold performance goals for these awards were satisfied, and therefore, all 205,677 outstanding performance shares were converted to restricted shares as of January 8, 2017. In connection with the conversion of the above 205,677 performance shares, the Company paid a cumulative cash dividend of $3.64 (representing the sum of all cash dividends paid from January 8, 2014 through January 8, 2017) on each performance share converted, totaling approximately $0.7 million during the first fiscal quarter of 2017.

        On January 11, 2017, 235,356 performance shares were granted under our Incentive Plan at nominal cost to officers and key employees. Each performance share represents the right to receive from 0% to 150% of the target numbers of shares of restricted Class A common stock. The number of shares of restricted common stock earned will be determined based on the attainment of specified performance goals by January 11, 2020 (the third anniversary of the grant date) set forth in the 2009 Performance Agreement. Such performance shares fully vest on the fourth anniversary of the grant date. The shares are subject to the terms and conditions of the Incentive Plan. The closing price of our Class A common stock on the date of this grant was $22.10 per share.

        Also on January 11, 2017, 217,366 restricted shares were granted under the Incentive Plan at nominal cost to officers, directors and key employees. Under the Incentive Plan, Class A common stock of the Company may be granted at nominal cost to officers, directors and key employees, subject to a continued employment/service restriction (typically one to four years after the award date). The awards vest 25% at the end of each year for four years (in the case of officers and key employees) and vest 100% at the end of one year (in the case of directors). The plan participants are entitled to cash dividends and to vote their respective shares, although the sale and transfer of such shares is prohibited

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, December 31, 2015, and January 1, 2015

16. SUBSEQUENT EVENTS (Continued)

during the restricted period. The shares are subject to the terms and conditions of the Incentive Plan. The closing price of our Class A common stock on the date of this grant was $22.10 per share.

  Declaration of Quarterly Dividend

        On February 9, 2017, the Company declared a cash dividend of $0.22 per share on each share of the Company's Class A and Class B common stock (including outstanding restricted stock), payable on March 15, 2017, to stockholders of record on March 3, 2017.

Item 9.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

        None.

Item 9A.    CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

        We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit to the Commission under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified by the Commission's rules and forms, and that information is accumulated and communicated to our management, including our principal executive and principal financial officers (whom we refer to in this periodic report as our Certifying Officers), as appropriate to allow timely decisions regarding required disclosure. Our management evaluated, with the participation of our Certifying Officers, the effectiveness of our disclosure controls and procedures as of December 31, 2016, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation, our Certifying Officers concluded that, as of December 31, 2016, our disclosure controls and procedures were effective.

Management's Report on Internal Control Over Financial Reporting and Attestation of Registered Public Accounting Firm

        Our management's report on internal control over financial reporting and our registered public accounting firm's audit report on the effectiveness of our internal control over financial reporting are included in Part II, Item 8 of this Form 10-K, which are incorporated herein by reference.

Changes in Internal Control Over Financial Reporting

        There were no changes in our internal control over financial reporting that occurred during our fiscal quarter ended December 31, 2016 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Limitations on the Effectiveness of Controls

        Management is responsible for the preparation and fair presentation of the consolidated financial statements included in this annual report. The consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles and reflect management's judgments and estimates concerning effects of events and transactions that are accounted for or disclosed. The Company's internal control over financial reporting includes those policies and procedures that pertain to the Company's ability to record, process, summarize and report reliable financial data. Management recognizes that there are inherent limitations in the effectiveness of any internal control over financial reporting, including the possibility of human error and the circumvention or overriding of internal control. Accordingly, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control over financial reporting may vary over time.

Item 9B.    OTHER INFORMATION.

        None.

PART III

Item 10.    DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE.

        Biographical and other information regarding our executive officers is provided in Part I of this Form 10-K under the heading "Executive Officers of the Registrant" as permitted by General Instruction G to Form 10-K. The other information required by this item is incorporated by reference to the Company's Proxy Statement on Schedule 14A for its Annual Stockholders Meeting (under the headings "Proposal 1. Election of Class III Directors," "Corporate Governance—Board and Committee Information," "Section 16(a) Beneficial Ownership Reporting Compliance," "Corporate Governance—Code of Business Conduct and Ethics," "Corporate Governance—Committees" and "Corporate Governance—Audit Committee") to be held on May 3, 2017 and to be filed with the Commission within 120 days after December 31, 2016.

Item 11.    EXECUTIVE COMPENSATION.

        Incorporated by reference to the Company's Proxy Statement for its Annual Stockholders Meeting (under the headings "Compensation Discussion and Analysis," "Executive Compensation," "Corporate Governance—Director Compensation during Fiscal 2016" and "Compensation Committee Report") to be held on May 3, 2017 and to be filed with the Commission within 120 days after December 31, 2016.

Item 12.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

        Incorporated by reference to the Company's Proxy Statement on Schedule 14A for its Annual Stockholders Meeting (under the headings "Beneficial Ownership of Voting Securities" and "Executive Compensation—Equity Compensation Plan Information") to be held on May 3, 2017 and to be filed with the Commission within 120 days after December 31, 2016.

Item 13.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE.

        Incorporated by reference to the Company's Proxy Statement on Schedule 14A for its Annual Stockholders Meeting (under the headings "Certain Relationships and Related Transactions" and "Corporate Governance—Director Independence") to be held on May 3, 2017 and to be filed with the Commission within 120 days after December 31, 2016.

Item 14.    PRINCIPAL ACCOUNTING FEES AND SERVICES.

        Incorporated by reference to the Company's Proxy Statement on Schedule 14A for its Annual Stockholders Meeting (under the headings "Audit Committee Report—Independent Registered Public Accounting Firm" and "Audit Committee Report—Audit Committee Pre-Approval Policy") to be held on May 3, 2017 and to be filed with the Commission within 120 days after December 31, 2016.

PART IV

Item 15.    EXHIBITS, FINANCIAL STATEMENT SCHEDULES.

(a)
The following documents are filed as a part of this report on Form 10-K:

(1)
Consolidated financial statements of Regal Entertainment Group:

  (2)
  Exhibits:    A list of exhibits required to be filed as part of this report on Form 10-K is set forth in the Exhibit Index, which follows the signature pages of this Form 10-K.

  (3)
  Financial Statement Schedules:    The audited financial statements of National CineMedia (the "National CineMedia Financial Statements") were not available as of the date of this annual report on Form 10-K. In accordance with Rule 3-09(b)(1) of Regulation S-X, our Form 10-K will be amended to include the National CineMedia Financial Statements within 90 days after the end of the Company's fiscal year.

SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REGAL ENTERTAINMENT GROUP
February 27, 2017	By:	/s/ AMY E. MILES Amy E. Miles Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ AMY E. MILES Amy E. Miles	Chief Executive Officer (Principal Executive Officer) and Chair of the Board of Directors	February 27, 2017
/s/ DAVID H. OWNBY David H. Ownby	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 27, 2017
/s/ THOMAS D. BELL, JR. Thomas D. Bell, Jr.	Director	February 27, 2017
/s/ CHARLES E. BRYMER Charles E. Brymer	Director	February 27, 2017
/s/ MICHAEL L. CAMPBELL Michael L. Campbell	Director	February 27, 2017
/s/ STEPHEN A. KAPLAN Stephen A. Kaplan	Director	February 27, 2017

Signature	Title	Date

/s/ DAVID KEYTE David Keyte	Director	February 27, 2017
/s/ LEE M. THOMAS Lee M. Thomas	Director	February 27, 2017
/s/ JACK TYRRELL Jack Tyrrell	Director	February 27, 2017
/s/ ALEX YEMENIDJIAN Alex Yemenidjian	Director	February 27, 2017

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 2002 (Commission File No. 001-31315), and incorporated herein by reference)

3.2	Amended and Restated Bylaws of the Company (filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended June 26, 2003 (Commission File No. 001-31315), and incorporated herein by reference)

4.1	Specimen Class A Common Stock Certificate (filed as Exhibit 4.1 to Amendment No. 2 to our Registration Statement on Form S-1 (Commission File No. 333-84096) on May 6, 2002, and incorporated herein by reference)

4.2	Specimen Class B Common Stock Certificate (filed as Exhibit 4.2 to Amendment No. 2 to our Registration Statement on Form S-1 (Commission File No. 333-84096) on May 6, 2002, and incorporated herein by reference)

4.3	Second Amended and Restated Guaranty and Collateral Agreement, dated as of May 19, 2010, among Regal Cinemas Corporation, certain subsidiaries of Regal Cinemas Corporation party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (filed as Exhibit 4.2 to our Current Report on Form 8-K (Commission File No. 001-31315) on May 20, 2010, and incorporated herein by reference)

4.3.1	Seventh Amended and Restated Credit Agreement, dated April 2, 2015 among Regal Cinemas Corporation, Credit Suisse AG, as Administrative Agent and the lenders (filed as Exhibit 4.1 to our current report on Form 8-K (Commission File No. 001-31315) on April 7, 2015 and incorporated herein by reference)

4.3.2	Permitted Secured Refinancing Agreement, dated June 1, 2016, by and among Regal Cinemas Corporation, Regal Entertainment Holdings, Inc., the guarantors party thereto, Credit Suisse AG and the lenders party thereto (filed as Exhibit 4.1 to our current report on Form 8-K (Commission File No. 001-31315) on June 3, 2016 and incorporated herein by reference).

4.3.3	Permitted Secured Refinancing Agreement, dated December 2, 2016, by and among Regal Cinemas Corporation, Regal Entertainment Holdings, Inc., the guarantors party thereto, Credit Suisse AG and the lenders party thereto (filed as Exhibit 4.1 to our current report on Form 8-K (Commission File No. 001-31315) on December 6, 2016 and incorporated herein by reference)

4.4	Indenture, dated January 17, 2013, between Regal Entertainment Group and Wilmington Trust, National Association, as Trustee (filed as Exhibit 4.1 to our Current Report on Form 8-K (Commission File No. 001-31315) on January 17, 2013 and incorporated herein by reference)

4.4.1	First Supplemental Indenture, dated January 17, 2013, between Regal Entertainment Group and Wilmington Trust, National Association, as Trustee, including the form of 5.750% Senior Note due 2025 (attached as Exhibit A to the Indenture) (filed as Exhibit 4.2 to our Current Report on Form 8-K (Commission File No. 001-31315) on January 17, 2013 and incorporated herein by reference)

Exhibit Number		Description
4.4.2		Second Supplemental Indenture, dated June 13, 2013, by and between Regal Entertainment Group and Wilmington Trust, National Association, as Trustee (filed as Exhibit 4.1 to our Current Report on Form 8-K (Commission File No. 001-31315) on June 13, 2013 and incorporated herein by reference)

4.4.3		Third Supplemental Indenture, dated March 11, 2014, by and between Regal Entertainment Group and Wilmington Trust, National Association, as Trustee (filed as Exhibit 4.1 to our Current Report on Form 8-K (Commission File No. 001-31315) on March 11, 2014 and incorporated herein by reference)

10.1		Regal Entertainment Group Amended and Restated Stockholders' Agreement (filed as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended September 26, 2002 (Commission File No. 001-31315), and incorporated herein by reference)

10.2		Lease Agreement, dated as of October 1, 1988, between United Artists Properties I Corp. and United Artists Theatre Circuit, Inc. (filed as Exhibit 10.1 to United Artists Theatre Circuit, Inc.'s Registration Statement on Form S-1 (Commission File No. 33-49598) on October 5, 1992, and incorporated herein by reference)

10.3		Contribution and Unit Holders Agreement, dated as of March 29, 2005, among Regal CineMedia Corporation, National Cinema Network, Inc. and National CineMedia, LLC (filed as Exhibit 10.1 to AMC Entertainment Inc.'s Current Report on Form 8-K (Commission File No. 001-08747) on April 4, 2005, and incorporated herein by reference)

10.4		Third Amended and Restated Limited Liability Company Operating Agreement, dated as of February 13, 2007, by and among American Multi-Cinema, Inc., CineMark Media, Inc., Regal CineMedia Holdings, LLC, and National CineMedia, Inc. (filed as Exhibit 10.1 to National CineMedia, Inc.'s Current Report on Form 8-K (Commission File No. 001-33296) on February 16, 2007 and incorporated herein by reference)

10.5	†	Amended and Restated Exhibitor Services Agreement, dated December 26, 2013, by and between National CineMedia, LLC and Regal Cinemas, Inc.

10.6	*	2002 Regal Entertainment Group Stock Incentive Plan (filed as exhibit 10.2 to Amendment No. 2 to our Registration Statement on Form S-1 (Commission File No. 333-84096) on May 6, 2002, and incorporated herein by reference), as amended by Amendment to 2002 Stock Incentive Plan (filed as Appendix A to our Proxy Statement on Schedule 14A (Commission File No. 001-31315) on April 15, 2005, and incorporated herein by reference and as further amended by those amendments (filed in Appendix B to our Proxy Statement on Schedule 14A (Commission File No. 001-31315) on April 20, 2012 and incorporated herein by reference)

10.6.1	*	Form of Stock Option Agreement for use under the Regal Entertainment Group 2002 Stock Incentive Plan, as amended (filed as exhibit 10.2.1 to Amendment No. 2 to our Registration Statement on Form S-1 (Commission File No. 333-84096) on May 6, 2002, and incorporated herein by reference)

10.6.2	*	Form of Restricted Stock Agreement for use under the Regal Entertainment Group 2002 Stock Incentive Plan, as amended (filed as Exhibit 10.1 to our Current Report on Form 8-K (Commission File No. 001-31315) on March 2, 2006, and incorporated herein by reference)

10.6.3	*	Form of Performance Share Agreement (as amended and restated) for use under the Regal Entertainment Group 2002 Stock Incentive Plan, as amended (filed as Exhibit 10.9.4 to our Annual Report on Form 10-K filed for the fiscal year ended January 1, 2009 (Commission File No. 001-31315), and incorporated herein by reference)

Exhibit Number		Description
10.7	*	Amended and Restated Executive Employment Agreement, dated May 5, 2009, by and between Regal Entertainment Group and Amy E. Miles (filed as Exhibit 10.2 to our Current Report on Form 8-K (Commission File No. 001-31315) on May 6, 2009, and incorporated herein by reference)

10.8	*	Amended and Restated Executive Employment Agreement, dated May 5, 2009, by and between Regal Entertainment Group and Gregory W. Dunn (filed as Exhibit 10.3 to our Current Report on Form 8-K (Commission File No. 001-31315) on May 6, 2009, and incorporated herein by reference)

10.9	*	Executive Employment Agreement, dated May 5, 2009, by and between Regal Entertainment Group and David H. Ownby (filed as Exhibit 10.4 to our Current Report on Form 8-K (Commission File No. 001-31315) on May 6, 2009, and incorporated herein by reference)

10.10	*	Executive Employment Agreement, dated January 13, 2010, by and between Regal Entertainment Group and Peter B. Brandow (filed as Exhibit 10.1 to our Current Report on Form 8-K (Commission File No. 001-31315) on January 19, 2010, and incorporated herein by reference)

10.11	*	Form of Indemnity Agreement (filed as Exhibit 10.15 to our Annual Report on Form 10-K filed for the fiscal year ended January 1, 2009 (Commission File No. 001-31315), and incorporated herein by reference)

10.12	*	Regal Cinemas, Inc. Severance Plan for Equity Compensation (filed as Exhibit 10.1 to our Current Report on Form 8-K (Commission File No. 001-31315) on May 17, 2005, and incorporated herein by reference)

10.13	†	Equipment Contribution Agreement by and between the Company, Digital Cinema Implementation Partners, LLC, Kasima, LLC, Kasima Parent Holdings, LLC, and Kasima Holdings, LLC, dated March 10, 2010 (filed as Exhibit 10.2(1)(2) to our Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2010 (Commission File No. 001-31315), and incorporated herein by reference)

10.14	†	Amended and Restated Limited Liability Company Agreement of Digital Cinema Implementation Partners, LLC, dated as of March 10, 2010 (filed as Exhibit 10.3(1)(2) to our Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2010 (Commission File No. 001-31315), and incorporated herein by reference)

10.15	*	Separation and General Release Agreement with Michael L. Campbell, dated December 20, 2011 (filed as Exhibit 10.1 to our Current Report on Form 8-K (Commission File No. 001-31315) on December 22, 2011, and incorporated herein by reference)

12.1		Ratio of Earnings to Fixed Charges

21.1		Subsidiaries of the Registrant

23.1		Consent of KPMG LLP, Independent Registered Public Accounting Firm

31.1		Rule 13a-14(a) Certification of Chief Executive Officer of Regal

31.2		Rule 13a-14(a) Certification of Chief Financial Officer of Regal

32		Section 1350 Certifications

Exhibit Number	Description
101	Financial statements from the annual report on Form 10-K of Regal Entertainment Group for the fiscal year ended December 31, 2016, filed on February 27, 2017, formatted in XBRL: (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Income, (iii) the Consolidated Statements of Comprehensive Income, (iv) the Consolidated Statements of Deficit (v) the Consolidated Statements of Cash Flows and (vi) the Notes to Consolidated Financial Statements tagged as detailed text

*
Identifies each management contract or compensatory plan or arrangement.

†
Portions of this Exhibit have been omitted pursuant to a request for confidential treatment filed with the Commission. Omitted portions have been filed separately with the Commission.

ANNEX F

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K/A

Amendment No. 1

ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2016

Commission file number: 001-31315

Regal Entertainment Group
(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	02-0556934 (I. R. S. Employer Identification Number)
7132 Regal Lane Knoxville, TN (Address of Principal Executive Offices)	37918 (Zip Code)

Registrant's Telephone Number, Including Area Code: 865-922-1123

         Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Class A Common Stock, $.001 par value	New York Stock Exchange

         Securities registered pursuant to Section 12(g) of the Act: None

         Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☒    No ☐

         Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐    No ☒

         Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days: Yes ☒    No ☐

         Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒    No ☐

         Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§ 229.405 of this chapter) is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K: ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act): Yes ☐    No ☒

         The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant on June 30, 2016, computed by reference to the price at which the registrant's Class A common stock was last sold on the New York Stock Exchange on such date was $1,774,940,796.16 (80,532,704 shares at a closing price per share of $22.04).

         Shares of Class A common stock outstanding—133,337,241 shares at March 15, 2017

         Shares of Class B common stock outstanding—23,708,639 shares at March 15, 2017

EXPLANATORY NOTE

        The Company is filing this Amendment No. 1 to its Annual Report on Form 10-K (the "Form 10-K/A") to include separate audited financial statements of National CineMedia, LLC ("National CineMedia"), pursuant to Rule 3-09 of Regulation S-X ("Rule 3-09"). The audited National CineMedia financial statements (the "National CineMedia Financial Statements") were not available at the time of filing of the Company's Annual Report on Form 10-K (the "Form 10-K"). In accordance with Rule 3-09(b)(1), the National CineMedia Financial Statements are being filed as an amendment to the Form 10-K within 90 days after the end of the Company's fiscal year.

        This Form 10-K/A amends the Form 10-K solely by the addition of the National CineMedia Financial Statements to Part IV, Item 15. No attempt has been made in this Form 10-K/A to update other disclosures presented in the Form 10-K and this Form 10-K/A does not reflect events occurring after the filing of the Form 10-K or modify or update those disclosures, including the exhibits to the Form 10-K affected by subsequent events. The following sections of the Form 10-K have been amended by this Form 10-K/A:

          Part IV—Item 15—Exhibits, Financial Statement Schedules

        This Form 10-K/A has been signed as of a current date and all certifications of the Company's Chief Executive Officer and Chief Financial Officer are given as of a current date. Accordingly, this Form 10-K/A should be read in conjunction with our filings made with the SEC subsequent to the filing of the Form 10-K for the year ended December 31, 2016, including any amendments to those filings.

PART IV
Item 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES	F-4
SIGNATURES		F-41

REGAL ENTERTAINMENT GROUP
PART IV

Item 15.    EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(a)

        The following documents are filed as a part of Amendment No. 1 to this report on Form 10-K:

  (2)
  Financial Statement Schedules:

  (3)
  Exhibits: The following exhibits are filed as part of Amendment No. 1 to this annual report on Form 10-K.

Exhibit Number	Description
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
31.1	Rule 13a-14(a) Certification of Chief Executive Officer of Regal
31.2	Rule 13a-14(a) Certification of Chief Financial Officer of Regal
32	Section 1350 Certifications

        The financial statements of National CineMedia, LLC are filed under Item 15(c) below:

(b)
The exhibits required to be filed herewith are listed above.

(c)
Financial Statement Schedules: Financial Statements of National CineMedia, LLC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
National CineMedia, LLC
Centennial, Colorado

        We have audited the accompanying balance sheets of National CineMedia, LLC (the "Company") as of December 29, 2016 and December 31, 2015, and the related statements of income, comprehensive income, members' equity/ (deficit), and cash flows for the years ended December 29, 2016, December 31, 2015 and January 1, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of National CineMedia, LLC as of December 29, 2016 and December 31, 2015, and the results of its operations and its cash flows for the years ended December 29, 2016, December 31, 2015 and January 1, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Denver, Colorado
February 27, 2017

NATIONAL CINEMEDIA, LLC

BALANCE SHEETS

(In millions)

	December 29, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10.7	$3.0
Receivables, net of allowance of $6.3 and $5.6, respectively	160.5	148.9
Prepaid expenses	3.0	2.7
Prepaid administrative fees to managing member	0.8	0.7
Current portion of notes receivable- founding members	5.6	4.2
Other current assets	0.3	—

Total current assets	180.9	159.5
NON-CURRENT ASSETS:
Property and equipment, net of accumulated depreciation of $64.1 and $64.1, respectively	29.6	25.1
Intangible assets, net of accumulated amortization of $118.9 and $91.9, respectively	560.5	566.7
Long-term notes receivable, net of current portion—founding members	8.3	12.5
Other investments	6.6	5.4
Debt issuance costs, net	1.9	2.3
Other assets	0.7	0.5

Total non-current assets	607.6	612.5

TOTAL ASSETS	$788.5	$772.0

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
CURRENT LIABILITIES:
Amounts due to founding members	42.7	35.5
Amounts due to managing member	25.8	22.9
Accrued expenses	19.0	18.9
Accrued payroll and related expenses	9.9	14.4
Accounts payable	13.4	11.2
Deferred revenue	10.3	10.2

Total current liabilities	121.1	113.1
NON-CURRENT LIABILITIES:
Long-term debt, net of debt issuance costs of $10.7 and $10.6, respectively	924.3	925.4

Total non-current liabilities	924.3	925.4

Total liabilities	1,045.4	1,038.5

COMMITMENTS AND CONTINGENCIES (NOTE 10)
MEMBERS' EQUITY/(DEFICIT)	(256.9)	(266.5)

TOTAL LIABILITIES AND EQUITY/(DEFICIT)	$788.5	$772.0

Refer to accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF INCOME

(In millions)

	Years Ended
	December 29, 2016	December 31, 2015	January 1, 2015
Revenue (including revenue from founding members of $29.1, $30.2 and $38.7, respectively)	$447.6	$446.5	$394.0
OPERATING EXPENSES:
Advertising operating costs	30.0	30.8	26.4
Network costs	17.1	17.8	18.3
Theater access fees—founding members	75.1	72.5	70.6
Selling and marketing costs	72.8	72.3	57.6
Merger termination fee and related merger costs	—	41.8	—
Administrative and other costs	23.6	21.4	19.3
Administrative fee—managing member	20.2	17.2	10.2
Depreciation and amortization	35.8	32.2	32.4

Total	274.6	306.0	234.8

OPERATING INCOME	173.0	140.5	159.2

NON-OPERATING EXPENSES:
Interest on borrowings	54.0	52.2	52.6
Interest income	(0.9)	(1.1)	(1.3)
Amortization of terminated derivatives	—	1.6	10.0
Loss on early retirement of debt	10.4	—	—
Other non-operating expense	—	0.2	0.8

Total	63.5	52.9	62.1

INCOME BEFORE INCOME TAXES	109.5	87.6	97.1

Income tax expense	0.2	0.1	0.8

NET INCOME	$109.3	$87.5	$96.3

Refer to accompanying notes to financial statements

NATIONAL CINEMEDIA, LLC

STATEMENTS OF COMPREHENSIVE INCOME

(In millions)

	Years Ended
	December 29, 2016	December 31, 2015	January 1, 2015
NET INCOME, NET OF TAX OF $0.2, $0.1 AND $0.8, RESPECTIVELY	$109.3	$87.5	$96.3
OTHER COMPREHENSIVE INCOME:
Amortization of terminated derivatives	—	1.6	10.0

COMPREHENSIVE INCOME	$109.3	$89.1	$106.3

Refer to accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF MEMBERS' EQUITY/ (DEFICIT)

(In millions, except unit amounts)

	Units	Amount
Balance—December 26, 2013	126,974,805	$(299.2)
Capital contribution from managing member	231,789	0.8
Distribution to managing member	—	(67.0)
Distribution to founding members	—	(79.4)
Units issued for purchase of intangible asset	1,087,911	16.4
Comprehensive income	—	106.3
Share-based compensation expense/capitalized	—	4.7

Balance—January 1, 2015	128,294,505	$(317.4)

Capital contribution from managing member	288,228	1.3
Distribution to managing member	—	(66.3)
Distribution to founding members	—	(82.2)
Units issued for purchase of intangible asset	6,560,239	100.7
Comprehensive income	—	89.1
Share-based compensation expense/capitalized	—	8.3

Balance—December 31, 2015	135,142,972	$(266.5)

Capital contribution from managing member	635,258	0.5
Distribution to managing member	—	(57.5)
Distribution to founding members	—	(75.1)
Units issued for purchase of intangible asset	1,416,515	21.1
Comprehensive income	—	109.3
Share-based compensation expense/capitalized	—	11.3

Balance—December 29, 2016	137,194,745	$(256.9)

Refer to accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF CASH FLOWS

(In millions)

	Years Ended
	December 29, 2016	December 31, 2015	January 1, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$109.3	$87.5	$96.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35.8	32.2	32.4
Non-cash share-based compensation	10.9	8.0	4.6
Amortization of terminated derivatives	—	1.6	10.0
Amortization of debt issuance costs	2.6	2.6	2.8
Redemption premium paid and write-off of debt issuance costs related to redemption of Senior Notes due 2021	10.4	—	—
Other	0.7	0.3	(0.2)
Cash distributions from non-consolidated entities	0.2	0.2	—
Changes in operating assets and liabilities:
Receivables, net	(13.5)	(35.5)	2.7
Accounts payable and accrued expenses	(2.1)	5.0	(9.1)
Amounts due to founding members and managing member	(3.0)	3.2	0.8
Deferred revenue	—	1.7	3.8
Other, net	(1.0)	0.7	(0.7)

Net cash provided by operating activities	150.3	107.5	143.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(12.9)	(12.6)	(8.7)
Purchases of intangible assets from network affiliates	(2.3)	(2.7)	(3.0)
Proceeds from note receivable—founding members	2.8	4.2	4.2

Net cash used in investing activities	(12.4)	(11.1)	(7.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under the revolving credit facility	126.0	215.0	138.0
Repayments of borrowings under the revolving credit facility	(177.0)	(171.0)	(136.0)
Proceeds from issuance of Senior Notes due 2026	250.0	—	—
Redemption of Senior Notes due 2021	(207.9)	—	—
Payment of debt issuance costs	(4.8)	—	(0.6)
Founding member integration payments	2.4	2.6	2.1
Distributions to founding members and managing member	(119.4)	(151.5)	(143.3)
Unit settlement for share-based compensation	0.5	1.3	0.8

Net cash used in financing activities	(130.2)	(103.6)	(139.0)

CHANGE IN CASH AND CASH EQUIVALENTS	7.7	(7.2)	(3.1)
CASH AND CASH EQUIVALENTS:
Beginning of period	3.0	10.2	13.3

End of period	$10.7	$3.0	$10.2

Supplemental disclosure of non-cash financing and investing activity:
Purchase of an intangible asset with NCM LLC equity	$21.1	$100.7	$16.4
Accrued distributions to founding members and managing member	$70.8	$57.6	$60.6
Increase in cost and equity method investments	$2.0	$3.1	$1.2
Supplemental disclosure of cash flow information:
Cash paid for interest	$52.5	$49.7	$49.9
Cash paid for income taxes, net of refunds	$0.3	$—	$—

Refer to accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        NCM LLC commenced operations on April 1, 2005 and is owned by NCM, Inc., AMC, Regal and Cinemark. NCM LLC operates the largest digital in-theater network in North America, allowing NCM LLC to sell advertising under ESAs with the founding members and certain third-party theater circuits under long-term network affiliate agreements referred to in this document as "network affiliates", which have terms from three to twenty years.

        As of December 29, 2016, the Company had 137,194,745 common membership units outstanding, of which 59,874,412 (43.7%) were owned by NCM, Inc., 27,072,701 (19.7%) were owned by Regal, 26,384,644 (19.2%) were owned by Cinemark and 23,862,988 (17.4%) were owned by AMC. The membership units held by the founding members are exchangeable into NCM, Inc. common stock on a one-for-one basis.

  Recent Transactions

        On May 5, 2014, NCM, Inc. entered into the Merger Agreement to merge with Screenvision. On November 3, 2014, the DOJ filed a lawsuit seeking to enjoin the merger. On March 16, 2015, the Company announced the termination of the Merger Agreement and the lawsuit was dismissed. After the Merger Agreement was terminated, NCM LLC reimbursed NCM, Inc. for certain expenses pursuant to an indemnification agreement among NCM LLC, NCM, Inc. and the founding members. On March 17, 2015, NCM LLC paid Screenvision an approximate $26.8 million termination payment on behalf of NCM, Inc. During the year ended December 31, 2015, NCM LLC also either paid directly or reimbursed NCM, Inc. for the legal and other merger-related costs of approximately $15.0 million ($7.5 million incurred by NCM, Inc. during the year ended January 1, 2015 and approximately $7.5 million incurred by NCM LLC during the year ended December 31, 2015). The Company and the founding members each bore a pro rata portion of the merger termination fee and the related merger expenses based on their aggregate ownership percentages in NCM LLC when the expenses were incurred.

  Basis of Presentation

        The Company has prepared its financial statements and related notes of NCM LLC in accordance with accounting principles generally accepted in the United States of America ("GAAP") and the rules and regulations of the Securities and Exchange Commission ("SEC").

        As a result of the various related-party agreements discussed in Note 6—Related Party Transactions, the operating results as presented are not necessarily indicative of the results that might have occurred if all agreements were with non-related third parties.

        Advertising is the principal business activity of the Company and is the Company's only reportable segment under the requirements of ASC 280—Segment Reporting.

        Estimates—The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include those related to the reserve for uncollectible accounts receivable and share-based compensation. Actual results could differ from those estimates.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Significant Accounting Policies

        Accounting Period—The Company has a 52-week or 53-week fiscal year ending on the first Thursday after December 25. Fiscal years 2015 and 2016 contained 52 weeks and fiscal year 2014 contained 53 weeks. Throughout this document, the fiscal years are referred to as set forth below:

Fiscal Year Ended	Reference in this Document
December 29, 2016	2016
December 31, 2015	2015
January 1, 2015	2014

        Revenue Recognition—The Company derives revenue principally from the advertising business, which includes on-screen and lobby network (LEN) advertising and lobby promotions and advertising on entertainment websites and mobile applications owned by the Company and other companies. Revenue is recognized when persuasive evidence of an arrangement exists, delivery occurs or services are rendered, the sales price is fixed and determinable and collectability is reasonably assured. The Company considers the terms of each arrangement to determine the appropriate accounting treatment.

        On-screen advertising consists of national and local advertising. National advertising is sold on a cost per thousand (CPM) basis, while local and regional advertising is sold on a per-screen, per-week basis and to a lesser extent on a CPM basis. The Company recognizes national advertising as impressions (or theater attendees) are delivered and recognizes local on-screen advertising revenue during the period in which the advertising airs as dictated by sales contracts. The Company recognizes revenue derived from lobby network and promotions when the advertising is displayed in theater lobbies and recognizes revenue from branded entertainment websites and mobile applications when the online or mobile impressions are served. The Company may make contractual guarantees to deliver a specified number of impressions to view the customers' advertising. If those contracted number of impressions are not delivered, the Company will run additional advertising to deliver the contracted impressions at a later date. The deferred portion of the revenue associated with the undelivered impressions is referred to as a make-good provision. In rare cases, the Company will make a cash refund of the portion of the contract related to the undelivered impressions. The Company defers the revenue associated with the make-good until the advertising airs to the theater attendance specified in the advertising contract. The make-good provision is recorded within accrued expenses in the Balance Sheets. The Company records deferred revenue when cash payments are received, or invoices are issued, in advance of revenue being earned. Deferred revenue is classified as a current liability as it is expected to be earned within the next twelve months.

        The Company recorded non-cash revenue of $0.0 million, $3.1 million and $1.2 million during the years ended December 29, 2016, December 31, 2015 and January 1, 2015, respectively, where the Company received equity securities in privately held companies as consideration. The Company recorded the revenue at the estimated fair value of the advertising exchanged based upon the fair value of the advertising sold for cash within contracts.

        Barter Transactions—The Company enters into barter transactions that exchange advertising program time for products and services used principally for selling and marketing activities. The

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Company records barter transactions at the estimated fair value of the advertising exchanged based on fair value received for similar advertising from cash paying customers. Revenues for advertising barter transactions are recognized when advertising is provided, and products and services received are charged to expense when used. Revenue from barter transactions for the years ended December 29, 2016, December 31, 2015 and January 1, 2015 was $2.5 million, $2.0 million and $1.3 million, respectively. Expense recorded from barter transactions for the years ended December 29, 2016, December 31, 2015 and January 1, 2015 was $2.3 million, $2.5 million and $1.2 million, respectively.

        Operating Costs—Advertising-related operating costs primarily include personnel and other costs related to advertising fulfillment, payments due to unaffiliated theater circuits under the network affiliate agreements, and to a lesser extent, production costs of non-digital advertising.

        Payments to the founding members of a theater access fee is comprised of a payment per theater attendee, a payment per digital screen and a payment per digital cinema projector equipped in the theaters, all of which escalate over time. Refer to Item 7—"Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document.

        Network costs include personnel, satellite bandwidth, repairs, and other costs of maintaining and operating the digital network and preparing advertising and other content for transmission across the digital network.

        Cash and Cash Equivalents—All highly liquid debt instruments and investments purchased with an original maturity of three months or less are classified as cash equivalents and are considered available-for-sale securities. There are cash balances in a bank in excess of the federally insured limits or in the form of a money market demand account with a major financial institution.

        Restricted Cash—As of December 29, 2016 and December 31, 2015, other non-current assets included restricted cash of $0.3 million, which secures a letter of credit used as a lease deposit on the Company's New York office.

        Concentration of Credit Risk and Significant Customers—Bad debts are provided for using the allowance for doubtful accounts method based on historical experience and management's evaluation of outstanding receivables at the end of the period. Receivables are written off when management determines amounts are uncollectible. Trade accounts receivable are uncollateralized and represent a large number of geographically dispersed debtors. The collectability risk with respect to national and regional advertising is reduced by transacting with founding members or large, national advertising agencies who have strong reputations in the advertising industry and clients with stable financial positions. The Company has smaller contracts with thousands of local clients that are not individually significant. As of December 29, 2016 and December 31, 2015, there were no advertising agency groups or individual customers through which the Company sources national advertising revenue representing more than 10% of the Company's outstanding gross receivable balance. During the years ended December 29, 2016, December 31, 2015 and January 1, 2015, there were no customers that accounted for more than 10% of revenue.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Receivables consisted of the following (in millions):

	As of
	December 29, 2016	December 31, 2015
Trade accounts	$166.0	$153.6
Other	0.8	0.9
Less: Allowance for doubtful accounts	(6.3)	(5.6)

Total	$160.5	$148.9

        Long-lived Assets—Property and equipment is stated at cost, net of accumulated depreciation or amortization. Generally, the equipment associated with the digital network of the founding member theaters is owned by the founding members, while the equipment associated with network affiliate theaters is owned by the Company. Major renewals and improvements are capitalized, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. The Company records depreciation and amortization using the straight-line method over the following estimated useful lives:

Equipment	4 - 10 years
Computer hardware and software	3 - 5 years
Leasehold improvements	Lesser of lease term or asset life

        Software and website development costs developed or obtained for internal use are accounted for in accordance with ASC 350—Internal Use Software and ASC 350—Website Development Costs. The subtopics require the capitalization of certain costs incurred in developing or obtaining software for internal use. The majority of software costs related primarily to the Company's inventory management systems and digital network distribution system (DCS) and website development costs, which are included in equipment, are depreciated over three to five years. As of December 29, 2016 and December 31, 2015, the Company had a net book value of $16.6 million and $7.4 million, respectively, of capitalized software and website development costs. Approximately $3.9 million, $5.0 million and $6.5 million was recorded for the years ended December 29, 2016, December 31, 2015 and January 1, 2015, respectively, in depreciation expense related to software and website development. For the years ended December 29, 2016, December 31, 2015 and January 1, 2015, the Company recorded $3.4 million, $1.5 million and $1.7 million in research and development expense, respectively.

        The Company assesses impairment of long-lived assets pursuant with ASC 360—Property, Plant and Equipment. This includes determining if certain triggering events have occurred that could affect the value of an asset. The Company recorded losses of $0.2 million, $0.4 million and $0.4 million related to the write-off of property, plant and equipment during the years ended December 29, 2016, December 31, 2015 and January 1, 2015, respectively.

        Intangible assets—Intangible assets consist of contractual rights to provide its services within the theaters of the founding members and network affiliates and are stated at cost, net of accumulated amortization. The Company records amortization using the straight-line method over the contractual life of the intangibles, corresponding to the term of the ESAs or the term of the contract with the

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

network affiliate. Intangible assets are tested for impairment at least annually during the fourth quarter or whenever events or changes in circumstances indicate the carrying value may not be fully recoverable. In its impairment testing, the Company estimates the fair value of its ESAs or network affiliate agreements by determining the estimated future cash flows associated with the ESAs or network affiliate agreements. If the estimated fair value is less than the carrying value, the intangible asset is written down to its estimated fair value. Significant judgment is involved in estimating long-term cash flow forecasts. The Company has not recorded impairment charges related to intangible assets.

        Other Investments—Other investments consisted of the following (in millions):

	As of
	December 29, 2016	December 31, 2015
Investment in AC JV, LLC(1)	$1.0	$1.2
Other investments(2)	5.6	4.2

Total	$6.6	$5.4

(1)
Refer to Note 6—Related Party Transactions.

(2)
The Company received equity securities in some privately held companies as consideration for advertising contracts. The equity securities were accounted for under the cost method and represent an ownership of less than 20%. The Company does not exert significant influence of these companies' operating or financial activities.

        The Company reviews investments accounted for under the cost and equity methods for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be fully recoverable. In order to determine whether the carrying value of investments may have experienced an "other-than-temporary" decline in value necessitating the write-down of the recorded investment, the Company considers various factors including the investees financial condition and quality of assets, the length of time the investee has been operating, the severity and nature of losses sustained in current and prior years, qualifications in accountant's reports due to liquidity or going concern issues, investee announcements of adverse changes, downgrading of investee debt, regulatory actions, loss of principal customers, negative operating cash flows or working capital deficiencies and the recording of an impairment charge by the investee for goodwill, intangible or long-lived assets. If a determination is made that an other-than-temporary impairment exists, the Company writes down its investment to fair value. During the years ended December 29, 2016, December 31, 2015 and January 1, 2015, the Company recorded other-than-temporary impairment charges of $0.7 million, $0.0 million and $0.0 million, respectively. The impairment charge during 2016 brought the investment to a remaining fair value of $0.0 million.

        Amounts Due to/from Founding Members—Amounts due to/from founding members include amounts due for the theater access fee, offset by a receivable for advertising time purchased by the founding members on behalf of their beverage concessionaire, plus any amounts outstanding under other contractually obligated payments. Payments to or received from the founding members against outstanding balances are made monthly. Available cash distributions are made quarterly.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Amounts Due to Managing Member—Amounts due to the managing member include amounts due under the NCM LLC operating agreement and other contractually obligated payments. Payments to or received from the managing member against outstanding balances are made monthly.

        Income Taxes—NCM LLC is not a taxable entity for federal income tax purposes. Accordingly, NCM LLC does not directly pay federal income tax. NCM LLC's taxable income or loss, which may vary substantially from the net income or loss reported in the Statements of Income, is includable in the federal income tax returns of each founding member and the managing member. NCM LLC is, however, a taxable entity under certain state jurisdictions. Further, in some state instances, NCM LLC may be required to remit composite withholding tax based on its results on behalf of its founding members and managing member.

        Debt Issuance Costs—In relation to the issuance of outstanding debt discussed in Note 7—Borrowings, there is a balance of $12.6 million and $12.9 million in deferred financing costs as of December 29, 2016 and December 31, 2015, respectively. The debt issuance costs are being amortized on a straight-line basis over the terms of the underlying obligations and are included in interest on borrowings, which approximates the effective interest method.

        The changes in debt issuance costs are as follows (in millions):

	Years Ended
	December 29, 2016	December 31, 2015	January 1, 2015
Beginning balance	$12.9	$15.5	$17.7
Debt issuance payments	4.8	—	0.6
Amortization of debt issuance costs	(2.6)	(2.6)	(2.8)
Write-off of debt issuance costs	(2.5)	—	—

Ending balance	$12.6	$12.9	$15.5

        Share-Based Compensation—Through 2012, NCM, Inc. issued stock options, restricted stock and restricted stock units. Since 2013, NCM, Inc. has only issued restricted stock and restricted stock units. Restricted stock and restricted stock units vest upon the achievement of NCM, Inc. three-year cumulative performance measures and service conditions or only service conditions whereby they vest ratably over three years. Compensation expense of restricted stock that vests upon the achievement of NCM, Inc. performance measures is based on management's financial projections and the probability of achieving the projections, which require considerable judgment. A cumulative adjustment is recorded to share-based compensation expense in periods that management changes its estimate of the number of shares expected to vest. Ultimately, NCM, Inc. adjusts the expense recognized to reflect the actual vested shares following the resolution of the performance conditions. Dividends are accrued when declared on unvested restricted stock that is expected to vest and are only paid with respect to shares that actually vest.

        Compensation cost of stock options was based on the estimated grant date fair value using the Black-Scholes option pricing model, which requires that NCM, Inc. make estimates of various factors. Under the fair value recognition provisions of ASC 718 Compensation—Stock Compensation, the

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Company recognizes share-based compensation net of an estimated forfeiture rate, and therefore only recognizes compensation cost for those shares expected to vest over the requisite service period of the award. Refer to Note 8—Share-Based Compensation for more information.

        Fair Value Measurements—Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

          Level 1—Quoted prices in active markets for identical assets or liabilities.

          Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

          Level 3—Inputs that are generally unobservable and typically reflect management's estimate of assumptions that market participants would use in pricing the asset or liability.

        Derivative Instruments—We terminated our interest rate swap agreements that were used to hedge our interest rate risk associated with our term loan. The Company amortized into earnings the balance in Accumulated Other Comprehensive Income ("AOCI") related to these swaps over the remaining period of the term loan.

  Recently Adopted Accounting Pronouncements

        During the first quarter of 2016, the Company adopted Accounting Standards Update 2015-01, Income Statement Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items ("ASU 2015-01") on a prospective basis, which eliminates the concept of extraordinary items from GAAP. Under ASU 2015-01, reporting entities will no longer be required to assess whether an underlying event or transaction is extraordinary, however, presentation and disclosure guidance for items that are unusual in nature or occur infrequently are retained, and are expanded to include items that are both unusual in nature and infrequently occurring. The adoption of ASU 2015-01 did not have a material impact on the audited Financial Statements or notes thereto.

        During the first quarter of 2016, the Company adopted ASU 2015-02 on a prospective basis. ASU 2015-02 amends current consolidation guidance by modifying the evaluation of whether limited partnerships and similar legal entities are variable interest entities or voting interest entities, eliminating the presumption that a general partner should consolidate a limited partnership, and affects the consolidation analysis of reporting entities that are involved with variable interest entities. The adoption of ASU 2015-02 did not have a material impact on the audited Financial Statements or notes thereto.

        During the first quarter of 2016, the Company adopted Accounting Standards Update 2015-03, on a retrospective basis, which provides guidance for simplifying the presentation of debt issuance costs. ASU 2015-03 requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of debt liability, consistent with debt discounts or premiums. The Company

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

also adopted ASU 2015-15 on a retrospective basis, which states the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The Company reclassified net deferred financing costs related to the Company's Term Loans, Senior Secured Notes and Senior Unsecured Notes in the audited Balance Sheets as a direct deduction from the carrying amount of those borrowings, while net deferred financing costs related to the Company's Revolving Credit Facility remained an asset in the audited Balance Sheets. Upon adoption of ASU 2015-03 and ASU 2015-15, net deferred financing costs of $10.6 million in the December 31, 2015 audited Balance Sheet were reclassified from an asset to a reduction of the carrying value of long-term debt.

        During the first quarter of 2016, the Company adopted Accounting Standards Update 2015-05, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer's Accounting for Fees Paid in a Cloud Computing Arrangement ("ASU 2015-05") on a prospective basis, which provides guidance on accounting for fees paid by a customer in a cloud computing arrangement. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The adoption of ASU 2015-05 did not have a material impact on the audited Financial Statements or notes thereto.

        During the first quarter of 2016, the Company adopted Accounting Standards Update 2015-17, Income Taxes (Topic 740)—Balance Sheet Classification of Deferred Taxes ("ASU 2015-17") on a retrospective basis. ASU 2015-17 requires the presentation of deferred tax liabilities and assets be classified as non-current in a classified statement of financial position, which is a change from the Company's historical presentation whereby certain of its deferred tax assets and liabilities were classified as current and the remainder were classified as non-current. Upon adoption of ASU 2015-17, current deferred tax assets of $6.2 million and current deferred tax liabilities of $0.5 million in the December 31, 2015 audited Balance Sheet were reclassified as non-current.

        During the fourth quarter of 2016, the Company early adopted Accounting Standards Update 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"). The updated guidance changes how companies account for certain aspects of share-based payment awards to employees, including the accounting for forfeitures. The adoption of ASU 2016-09 did not have a material impact on the audited Financial Statements or notes thereto.

  Recently Issued Accounting Pronouncements

        In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"), which supersedes the revenue recognition requirements in Accounting Standards Codification 605, Revenue Recognition. The new revenue recognition standard requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. In August 2015, the FASB revised the effective date for this standard to annual and interim periods beginning on or after December 15, 2017, with early adoption permitted, but not earlier than the original effective date of

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

annual and interim periods beginning after December 15, 2016, for public entities. ASU 2014-09 allows for either full a retrospective or a modified retrospective transition method. The Company expects to adopt this guidance using the modified retrospective transition method during the first quarter of 2018. The Company expects to identify the same performance obligations under ASU 2014-09 as compared with deliverables and separate units of account previously identified. The Company does not expect the effect of adopting this guidance to be material to the audited Financial Statements, however, the Company does expect additional disclosures in its notes to the audited Financial Statements.

        In January 2016, the FASB issued Accounting Standards Update 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities ("ASU 2016-01"), which requires equity investments that are not accounted for under the equity method of accounting to be measured at fair value with changes recognized in earnings (rather than reported through other comprehensive income) and updates certain presentation and disclosure requirements. The guidance is effective for reporting periods (interim and annual) beginning after December 15, 2017, for public companies and should be adopted on a prospective basis. The Company is currently assessing the impact of ASU 2016-01 on the audited Financial Statements or notes thereto.

        In February 2016, the FASB issued Accounting Standards Update 2016-02, Leases (Topic 842) ("ASU 2016-02"). ASU 2016-02 establishes a right-of-use ("ROU") model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently assessing the impact of ASU 2016-02 on the audited Financial Statements or notes thereto.

        In March 2016, the FASB issued Accounting Standards Update 2016-07, Investments—Equity Method and Joint Ventures: Simplifying the Transition to the Equity Method of Accounting ("ASU 2016-07"). ASU 2016-07 eliminates the requirement to apply the equity method of accounting retrospectively when a reporting entity obtains significant influence over a previously held investment. ASU 2016-07 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years with early adoption permitted and is to be adopted on a prospective basis. The adoption of ASU 2016-07 is not expected to have a material effect on the audited Financial Statements or notes thereto.

        In June 2016, the FASB issued Accounting Standards Update 2016-13, Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Statements ("ASU 2016-13"), which requires a financial asset (or group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, with early adoption permitted and is to be adopted on a modified retrospective basis. The Company is

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

currently evaluating the effect that adopting this guidance will have on the audited Financial Statements or notes thereto.

        In August 2016, the FASB issued Accounting Standards Update 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments ("ASU 2016-15"), which provides guidance on how certain cash receipts and cash payments are to be presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. The Company does not expect the effect of adopting this guidance to have a material effect on the audited Financial Statements or notes thereto.

        In November 2016, the FASB issued Accounting Standards Update 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash ("ASU 2016-18"), which requires that the reconciliation of the beginning-of-period and end-of-period amounts shown in the statement of cash flows include restricted cash and restricted cash equivalents. If restricted cash is presented separately from cash and cash equivalents on the balance sheet, companies will have to reconcile the amounts presented on the statement of cash flows to the amounts on the balance sheet. Companies will also need to disclose information about the nature of the restrictions. ASU 2016-18 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the effect that adopting this guidance will have on the audited Financial Statements or notes thereto.

        The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its audited financial statements or notes thereto.

2. PROPERTY AND EQUIPMENT

        The following is a summary of property and equipment, at cost less accumulated depreciation (in millions):

	As of
	December 29, 2016	December 31, 2015
Equipment, computer hardware and software	$86.6	$77.1
Leasehold improvements	3.4	3.4
Less: Accumulated depreciation	(64.1)	(64.1)

Subtotal	25.9	16.4
Construction in progress	3.7	8.7

Total property and equipment	$29.6	$25.1

        For the years ended December 29, 2016, December 31, 2015 and January 1, 2015, the Company recorded depreciation expense of $8.6 million, $9.6 million, and $11.1 million, respectively.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

3. INTANGIBLE ASSETS

        The Company's intangible assets consist of contractual rights to provide its services within the theaters of the founding members and network affiliates. The Company records amortization using the straight-line method over the contractual life of the intangibles, corresponding to the term of the ESAs or the term of the contract with the network affiliate. The Company's intangible assets with its founding members are recorded at the fair market value of NCM, Inc.'s publicly traded stock as of the date on which the common membership units were issued. The Company's common membership units are fully convertible into NCM, Inc.'s common stock. The Company also records intangible assets for upfront fees paid to network affiliates upon commencement of a network affiliate agreement. Pursuant to ASC 350-10—Intangibles—Goodwill and Other, the Company's intangible assets have a finite useful life and the Company amortizes the assets over the remaining useful life corresponding with the ESAs or the term of the contract with the network affiliate. If common membership units are issued to a founding member for newly acquired theaters that are subject to an existing on-screen advertising agreement with an alternative provider, the amortization of the intangible asset commences after the existing agreement expires and the Company can utilize the theaters for all of its services. In addition, if common membership units are issued to a founding member for theaters under an existing on-screen advertising agreement with an alternative provider, NCM LLC may receive payments from the founding member pursuant to the ESAs on a quarterly basis in arrears in accordance with certain run-out provisions ("integration payments"). Integration payments approximate the advertising cash flow that the Company would have generated if it had exclusive access to sell advertising in the theaters with pre-existing advertising agreements. The integration payments are recorded as a reduction to net intangible assets, and not as part of operating income.

        In accordance with the Company's Common Unit Adjustment Agreement with its founding members, on an annual basis the Company determines the amount of common membership units to be issued to or returned by the founding members based on theater additions or dispositions during the previous year. In addition, the Company's Common Unit Adjustment Agreement requires that a Common Unit Adjustment occur for a specific founding member if its acquisition or disposition of theaters, in a single transaction or cumulatively since the most recent Common Unit Adjustment, results in an attendance increase or decrease of two percent or more in the total annual attendance of all founding members as of the last adjustment date.

        The following is a summary of the Company's intangible assets (in millions):

	As of December 31, 2015	Additions(1)	Amortization	Integration Payments(3)	As of December 29, 2016
Gross carrying amount	$658.6	$23.4	$—	$(2.6)	$679.4
Accumulated amortization	(91.9)	—	(27.0)	—	(118.9)

Total intangible assets, net	$566.7	$23.4	$(27.0)	$(2.6)	$560.5

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

3. INTANGIBLE ASSETS (Continued)

	As of January 1, 2015	Additions(2)	Amortization	Integration Payments(3)	As of December 31, 2015
Gross carrying amount	$557.9	$103.4	$—	$(2.7)	$658.6
Accumulated amortization	(69.3)	—	(22.6)	—	(91.9)

Total intangible assets, net	$488.6	$103.4	$(22.6)	$(2.7)	$566.7

(1)
During the first quarter of 2016, the Company issued 1,416,515 common membership units to its founding members for the rights to exclusive access to net new theater screens and attendees added by the founding members to NCM LLC's network during 2015. The Company recorded a net intangible asset of $21.1 million in the first quarter of 2016 as a result of the Common Unit Adjustment.

During 2016, the Company purchased intangible assets for $2.3 million associated with network affiliate agreements.

(2)
During the first quarter of 2015, the Company issued 2,160,915 common membership units to its founding members for the rights to exclusive access to net new theater screens and attendees added by the founding members to NCM LLC's network during 2014. The Company recorded a net intangible asset of $31.4 million in the first quarter of 2015 as a result of the Common Unit Adjustment.

In December 2015, we issued 4,399,324 common membership units to AMC for attendees added in connection with AMC's acquisition of Starplex Cinemas and other newly built or acquired theaters. We recorded a net intangible asset of approximately $69.3 million for this Common Unit Adjustment.

During 2015, the Company purchased intangible assets for $2.7 million associated with network affiliate agreements.

(3)
Rave Cinemas had pre-existing advertising agreements for some of the theaters it owned prior to its acquisition by Cinemark, as well as, prior to the acquisition of certain Rave theaters by AMC. As a result, AMC and Cinemark will make integration payments over the remaining term of those agreements. During the year ended December 29, 2016 and December 31, 2015, the Company recorded a reduction to net intangible assets of $2.6 million and $2.7 million, respectively, related to integration payments due from AMC and Cinemark. During the year ended December 29, 2016 and December 31, 2015, AMC and Cinemark paid $2.4 million and $2.6 million, respectively, in integration payments.

        As of December 29, 2016 and December 31, 2015, the Company's intangible assets related to the founding members, net of accumulated amortization was $529.9 million and $535.9 million, respectively with weighted average remaining lives of 20.2 years and 21.2 years as of December 29, 2016 and December 31, 2015, respectively.

        As of December 29, 2016 and December 31, 2015, the Company's intangible assets related to the network affiliates, net of accumulated amortization was $30.6 million and $30.8 million, respectively with weighted average remaining lives of 12.7 years and 13.9 years as of December 29, 2016 and December 31, 2015, respectively.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

3. INTANGIBLE ASSETS (Continued)

        For the years ended December 29, 2016, December 31, 2015 and January 1, 2015, the Company recorded amortization expense of $27.0 million, $22.6 million and $20.6 million, respectively. The estimated aggregate amortization expense for each of the five succeeding years is as follows (in millions):

Year	Amortization
2017	$27.6
2018	$27.6
2019	$27.3
2020	$27.3
2021	$27.3

4. ACCRUED EXPENSES

        The following is a summary of the Company's accrued expenses (in millions):

	As of
	December 29, 2016	December 31, 2015
Make-good reserve	$4.6	$3.4
Accrued interest	11.3	12.5
Deferred rent	1.8	2.1
Other accrued expenses	1.3	0.9

Total accrued expenses	$19.0	$18.9

5. MEMBERS' DEFICIT

        The founding members received all proceeds from NCM, Inc.'s IPO and related issuances of debt, except for amounts needed to pay out-of-pocket costs of the financings and other expenses. The ESAs with the founding members were amended and restated in conjunction with the IPO under which NCM LLC became the exclusive provider of advertising services to the founding members for a 30-year term. In conformity with accounting guidance of the SEC concerning monetary consideration paid to promoters, such as the founding members, in exchange for property conveyed by the promoters, the excess over predecessor cost was treated as a special distribution. Because the founding members had no cost basis in the ESAs, nearly all payments to the founding members with the proceeds of the IPO and related debt, have been accounted for as distributions. The distributions by NCM LLC to the founding members made at the date of the IPO resulted in a members' deficit.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

6. RELATED PARTY TRANSACTIONS

        Founding Member Transactions—In connection with the IPO, the Company entered into several agreements to define and regulate the relationships among the Company, NCM Inc., and the founding members. They include the following:

          ESAs.    Under the ESAs, the Company is the exclusive provider within the United States of advertising services in the founding members' theaters (subject to pre-existing contractual obligations and other limited exceptions for the benefit of the founding members). The advertising services include the use of the DCN equipment required to deliver the on-screen advertising and other content included in the FirstLook pre-show, use of the LEN and rights to sell and display certain lobby promotions. Further, 30 to 60 seconds of advertising included in the FirstLook pre-show is sold to the founding members to satisfy the founding members' on-screen advertising commitments under their beverage concessionaire agreements. In consideration for access to the founding members' theaters, theater patrons, the network equipment required to display on-screen and LEN video advertising and the use of theaters for lobby promotions, the founding members receive a monthly theater access fee.

          Common Unit Adjustment Agreement.    The common unit adjustment agreement provides a mechanism for increasing or decreasing the membership units held by the founding members based on the acquisition or construction of new theaters or sale of theaters that are operated by each founding member and included in the Company's network.

          Software License Agreement.    At the date of NCM, Inc.'s IPO, the Company was granted a perpetual, royalty-free license from the founding members to use certain proprietary software that existed at the time for the delivery of digital advertising and other content through the DCN to screens in the U.S. The Company has made improvements to this software since the IPO date and NCM LLC owns those improvements, except for improvements that were developed jointly by the Company and its founding members, if any.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

6. RELATED PARTY TRANSACTIONS (Continued)

        Following is a summary of the transactions between the Company and the founding members (in millions):

	Years Ended
Included in the Statements of Income:	December 29, 2016	December 31, 2015	January 1, 2015
Revenue:
Beverage concessionaire revenue (included in advertising revenue)(1)	$28.7	$30.0	$38.4
Advertising inventory revenue (included in advertising revenue)(2)	0.4	0.2	0.3
Operating expenses:
Theater access fee(3)	75.1	72.5	70.6
Purchase of movie tickets and concession products and rental of theater space (included in selling and marketing costs)(4)	1.6	1.2	0.9
Purchase of movie tickets and concession products and rental of theater space (included in other administrative and other costs)	0.1	0.1	0.1
Administrative fee—managing member(5)	20.2	17.2	10.2
Non-operating expenses:
Interest income from notes receivable (included in interest income)(6)	0.8	1.0	1.2

(1)
For the six months ended December 31, 2015 and full year ended December 29, 2016, two of the founding members purchased 60 seconds of on-screen advertising time and one founding member purchased 30 seconds (with all three founding members having a right to purchase up to 90 seconds) from the Company to satisfy their obligations under their beverage concessionaire agreements at a 30 second equivalent CPM rate specified by the ESA. For the first six months of 2015 and for the year January 1, 2015, all of the founding members purchased 60 seconds of on-screen advertising time.

(2)
The value of such purchases is calculated by reference to the Company's advertising rate card.

(3)
Comprised of payments per theater attendee, payments per digital screen with respect to the founding member theaters included in the Company's network and payments for access to higher quality digital cinema equipment.

(4)
Used primarily for marketing to the Company's advertising clients.

(5)
Pursuant to the Management Services Agreement between NCM, Inc. and NCM LLC, NCM, Inc. provides certain specific management services to NCM LLC, including the services of the Chief Executive Officer, President, Chief Financial Officer, Executive Vice President and Chief Operations Officer and Chief Technology Officer and Executive Vice President and General Counsel. In exchange for these services, NCM LLC reimburses NCM, Inc. for compensation paid to the officers (including share based compensation) and other expenses of the officers and for certain out-of-pocket costs.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

6. RELATED PARTY TRANSACTIONS (Continued)

(6)
Refer to the discussion of the Fathom Events sale under AC JV, LLC transactions below.

	As of
Included in the Balance Sheets:	December 29, 2016	December 31, 2015
Current portion of note receivable- founding members(1)	$5.6	$4.2
Long-term portion of note receivable—founding members(1)	8.3	12.5
Interest receivable on notes receivable (included in other current assets)	0.3	—
Prepaid administrative fees to managing member(2)	0.8	0.7
Common unit adjustments net of amortization and integration payments (included in intangible assets)	529.9	535.9

(1)
Refer to the discussion of the Fathom Events sale under AC JV, LLC transactions below.

(2)
The payments for estimated management services related to employment are made one month in advance. NCM LLC also provides administrative and support services to NCM, Inc. such as office facilities, equipment, supplies, payroll and accounting and financial reporting at no charge. Based on the limited activities of NCM, Inc. as a standalone entity, the Company does not believe such unreimbursed costs are significant.

        At the date of NCM, Inc.'s IPO, NCM LLC was granted a perpetual, royalty-free license from the founding members to use certain proprietary software that existed at the time for the delivery of digital advertising and other content through the DCN to screens in the U.S. NCM LLC has made improvements to this software since NCM, Inc.'s IPO date and the Company owns those improvements, except for improvements that were developed jointly by NCM LLC and the founding members, if any.

        On March 16, 2015, NCM, Inc. announced the termination of the Merger Agreement with Screenvision. After the Merger Agreement was terminated, NCM LLC reimbursed NCM, Inc. for certain expenses pursuant to an indemnification agreement among NCM LLC, NCM, Inc. and the founding members. On March 17, 2015, NCM LLC paid Screenvision an approximate $26.8 million termination payment on behalf of NCM, Inc. During the year ended December 31, 2015, we also either paid directly or reimbursed NCM, Inc. for the legal and other merger-related costs of approximately $15.0 million ($7.5 million incurred by NCM, Inc. during the year ended January 1, 2015 and approximately $7.5 million incurred by us during the year ended December 31, 2015). NCM, Inc. and the founding members each bore a pro rata portion of the termination fee and the related merger expenses based on their aggregate ownership percentages in NCM LLC when the expenses were incurred.

        Pursuant to the terms of the NCM LLC Operating Agreement in place since the completion of NCM, Inc.'s IPO, the Company is required to make mandatory distributions on a proportionate basis to its members of available cash, as defined in the NCM LLC Operating Agreement, on a quarterly

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

6. RELATED PARTY TRANSACTIONS (Continued)

basis in arrears. Mandatory distributions for the years ended December 29, 2016, December 31, 2015 and January 1, 2015 are as follows (in millions):

	Years Ended
	December 29, 2016	December 31, 2015	January 1, 2015
AMC	$23.6	$23.8	$21.9
Cinemark	25.4	28.7	28.0
Regal	26.1	29.6	29.5

Total founding members	75.1	82.1	79.4
NCM, Inc.	57.5	66.4	67.0

Total	$132.6	$148.5	$146.4

        Due to the merger termination fee and related merger expenses, the mandatory distributions of available cash to our members for the three months ended April 2, 2015 was calculated as negative $25.5 million ($14.0 million for the founding members and $11.5 million for NCM, Inc.). Therefore, there was no payment made in the second quarter of 2015. Under the terms of the NCM LLC Operating Agreement, this negative amount was netted against the available cash distributions for the second quarter of 2016. The mandatory distributions of available cash by the Company to its founding members for the quarter ended December 29, 2016 of $39.9 million, is included in amounts due to founding members in the Balance Sheets as of December 29, 2016 and will be made in the first quarter of 2017. The mandatory distributions of available cash by NCM LLC to its managing member for the quarter ended December 29, 2016 of $30.9 million is included in amounts due to managing member on the audited Balance Sheets as of December 29, 2016 and will be made in the first quarter of 2017.

        Amounts due to founding members as of December 29, 2016 were comprised of the following (in millions):

	AMC	Cinemark	Regal	Total
Theater access fees, net of beverage revenues	$1.6	$0.9	$1.4	$3.9
Cost and other reimbursement	(0.7)	(0.4)	—	(1.1)
Distributions payable to founding members	12.3	13.6	14.0	39.9

Total	$13.2	$14.1	$15.4	$42.7

        Amounts due to founding members as of December 31, 2015 were comprised of the following (in millions):

	AMC	Cinemark	Regal	Total
Theater access fees, net of beverage revenues	$1.8	$1.0	$1.5	$4.3
Cost and other reimbursement	(0.9)	(0.3)	—	(1.2)
Distributions payable to founding members	10.2	10.9	11.3	32.4

Total	$11.1	$11.6	$12.8	$35.5

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

6. RELATED PARTY TRANSACTIONS (Continued)

        Amounts due to/from managing member were comprised of the following (in millions):

	As of December 29, 2016	As of December 31, 2015
Distributions payable	$30.9	$25.2
Cost and other reimbursement	(5.1)	(2.3)

Total	$25.8	$22.9

        Common Unit Membership Redemption—The NCM LLC Operating Agreement provides a redemption right of the founding members to exchange common membership units of NCM LLC for shares of NCM, Inc.'s common stock on a one-for-one basis, or at NCM, Inc.'s option, a cash payment equal to the market price of one share of NCM, Inc. common stock. During the fourth quarter of 2015, AMC exercised the redemption right of an aggregate 200,000 common membership units for a like number of shares of NCM, Inc.'s common stock. These shares were not sold and as of December 29, 2016 AMC owned 200,000 shares of NCM, Inc. common stock.

        As discussed within Item 7—"Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document, AMC and the DOJ entered into a settlement regarding certain actions that AMC must take in order to complete its acquisition of Carmike. Among those, AMC is required to divest the majority of its equity interests in the Company, so that by June 20, 2019 it owns no more than 4.99% of NCM LLC's outstanding membership units. AMC was also required to relinquish its governance rights in NCM LLC, including its seats on the NCM, Inc. Board of Directors as well as its rights to nominate any person to serve on the NCM, Inc. Board of Directors. As of December 29, 2016, AMC's non-independent designee to the NCM, Inc. Board of Directors had resigned. Further, AMC is required to change the pre-show advertising provider for 24 identified theaters comprising 384 screens from NCM LLC to Screenvision or sell those theaters to a non-NCM network buyer. Seven of those 24 theaters either did not have a cinema advertising provider, they were already being sold by AMC or it was an encumbered theater that we were receiving integration payment for, such that 17 of the 24 theaters currently need to be transferred or sold. AMC is also required to divest 15 AMC or Carmike theaters covering 15 local markets. As of the date of this filing, the Company is not aware which of those 15 theaters will be in the Company's network or if they would be sold to another founding member or network affiliate. These theater transfers or sales represent approximately 2% of the Company's total network of theaters as of December 29, 2016. AMC may choose to have common membership units redeemed, and NCM, Inc. may elect to redeem through either a cash payment or the issuance of shares of its common stock on a one-for-one basis. Further, the sale of AMC theaters or transfer of advertising on those theaters, may require AMC to transfer and surrender, and NCM LLC to cancel, common membership units related to the theater dispositions.

        AC JV, LLC Transactions—In December 2013, NCM LLC sold its Fathom Events business to a newly formed limited liability company ("AC JV, LLC") owned 32% by each of the founding members and 4% by NCM LLC. In consideration for the sale, NCM LLC received a total of $25.0 million in promissory notes from its founding members (one-third or approximately $8.3 million from each founding member). The notes receivable bear interest at a fixed rate of 5.0% per annum, compounded annually. Interest and principal payments are due annually in six equal installments commencing on the

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

6. RELATED PARTY TRANSACTIONS (Continued)

first anniversary of the closing. Future minimum principal payments under the notes receivable as of December 29, 2016 are approximately as follows (in millions):

Year	Minimum Principal Payments
2017	$5.6
2018	4.2
2019	4.1

Total	$13.9

        NCM LLC's investment in AC JV, LLC was $1.0 million and $1.2 million as of December 29, 2016 and December 31, 2015, respectively. The Company accounts for its investment in AC JV, LLC under the equity method of accounting in accordance with ASC 323-30, Investments—Equity Method and Joint Ventures ("ASC 323-30") because AC JV, LLC is a limited liability company with the characteristics of a limited partnership and ASC 323-30 requires the use of equity method accounting unless the Company's interest is so minor that it would have virtually no influence over partnership operating and financial policies. Although NCM LLC does not have a representative on AC JV, LLC's Board of Directors or any voting, consent or blocking rights with respect to the governance or operations of AC JV, LLC, the Company concluded that its interest was more than minor. During the years ended December 29, 2016, December 31, 2015 and January 1, 2015, NCM LLC received a cash distribution from AC JV, LLC of $0.2 million, $0.2 million and $0.0 million, respectively. NCM LLC recorded equity in earnings for AC JV, LLC of $0.0 million, $0.1 million and $0.2 million during the years ended December 29, 2016, December 31, 2015 and January 1, 2015, respectively, which are included in other non-operating expense in the audited Statements of Income.

        In connection with the sale, NCM LLC amended and restated its existing ESAs with each of the founding members to remove those provisions addressing the rights and obligations related to the digital programming services of the Fathom Events business. These rights and obligations were conveyed to AC JV, LLC in connection with the sale. In connection with the sale, NCM LLC entered into a transition services agreement to provide certain corporate overhead services for a fee and reimbursement for the use of facilities and certain services including creative, technical event management and event management for the newly formed limited liability company. In addition, NCM LLC entered into a services agreement with a term coinciding with the ESAs, which grants the newly formed limited liability company advertising on-screen and on the LEN and a pre-feature program prior to Fathom events reasonably consistent with what was previously dedicated to Fathom. NCM LLC has also agreed to provide creative and media production services for a fee. NCM LLC received $0.2 million, $0.1 million and $0.2 million during the years ended December 29, 2016, December 31, 2015 and January 1, 2015, respectively, for these services, which are included as an offset to network costs in the audited Statements of Income.

        Related Party Affiliates—The Company has an agreement with LA Live, an affiliate of The Anschutz Corporation to provide in-theater advertising. The Anschutz Corporation is a wholly-owned subsidiary of the Anschutz Company, which is the controlling stockholder of Regal. During the years ended December 29, 2016, December 31, 2015 and January 1, 2015, there was approximately $0.3 million, $0.2 million and $0.2 million, respectively, included in advertising operating costs related

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

6. RELATED PARTY TRANSACTIONS (Continued)

to LA Live, and there was approximately $0.1 million and $0.1 million of accounts payable with this company as of December 29, 2016 and December 31, 2015, respectively.

        Other Transactions—The Company had an agreement with an interactive media company to sell some of its online inventory. One of NCM, Inc.'s directors is also a director of this media company. During the years ended December 29, 2016, December 31, 2015 and January 1, 2015, this company generated approximately $0.0 million, $0.0 million, and $0.3 million, respectively, in revenue for NCM LLC and there was approximately $0.0 million and $0.3 million, respectively, of accounts receivable due from this company as of December 29, 2016 and December 31, 2015.

        NCM LLC has an agreement with AEG Live, an affiliate of The Anschutz Corporation, for AEG Live to showcase musical artists in the FirstLook pre-show. During the years ended December 29, 2016, December 31, 2015 and January 1, 2015 NCM LLC received approximately $1.7 million, $1.6 million and $0.7 million, respectively, in revenue from AEG Live and as of December 29, 2016 and December 31, 2015, had $0.2 million and $0.4 million, respectively, of accounts receivable from AEG Live.

7. BORROWINGS

        The following table summarizes the Company's total outstanding debt as of December 29, 2016 and December 31, 2015 and the significant terms of its borrowing arrangements:

	Outstanding Balance as of
Borrowings ($ in millions)	December 29, 2016	December 31, 2015	Maturity Date	Interest Rate
Revolving credit facility	$15.0	$66.0	November 26, 2019	(1)
Term loans	270.0	270.0	November 26, 2019	(1)
Senior unsecured notes due 2021	—	200.0	July 15, 2021	7.875%
Senior secured notes due 2022	400.0	400.0	April 15, 2022	6.000%
Senior unsecured notes due 2026	250.0	—	August 15, 2026	5.750%

Total borrowings	$935.0	$936.0
Less: Debt issuance costs related to term loans and senior notes	(10.7)	(10.6)

Carrying value of long-term debt	$924.3	$925.4

(1)
The interest rates on the revolving credit facility and term loan are described below.

        Senior Secured Credit Facility—As of December 29, 2016, the Company's senior secured credit facility consisted of a $175.0 million revolving credit facility and a $270.0 million term loan. On May 26, 2016, the Company entered into an incremental amendment of its senior secure credit facility whereby the revolving credit facility was increased $40.0 million from $135.0 million to $175.0 million. On June 18, 2014, the Company entered into an incremental amendment of its senior secured credit facility whereby the revolving credit facility was increased by $25.0 million. In addition, on July 2, 2014, the Company entered into an amendment of its senior secured credit facility whereby the maturity date was extended by two years to November 26, 2019, which corresponds to the maturity date of the

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

7. BORROWINGS (Continued)

$270 million term loans. The obligations under the senior secured credit facility are secured by a lien on substantially all of the assets of NCM LLC.

        Revolving Credit Facility—The revolving credit facility portion of the total borrowings is available, subject to certain conditions, for general corporate purposes of the Company in the ordinary course of business and for other transactions permitted under the senior secured credit facility, and a portion is available for letters of credit.

        As of December 29, 2016, the Company's total availability under the $175.0 million revolving credit facility was $158.8 million, net of a $1.2 million letter of credit. The unused line fee is 0.50% per annum. Borrowings under the revolving credit facility bear interest at the Company's option of either the LIBOR index plus an applicable margin or the base rate (Prime Rate or the Federal Funds Effective Rate, as defined in the senior secured credit facility) plus an applicable margin. The applicable margin for the revolving credit facility is determined quarterly and is subject to adjustment based upon a consolidated net senior secured leverage ratio for NCM LLC (the ratio of secured funded debt less unrestricted cash and cash equivalents, over a non-GAAP measure defined in the senior secured credit facility). The applicable margins on the revolving credit facility are the LIBOR index plus 2.00% or the base rate plus 1.00%. The weighted-average interest rate on the outstanding balance on the revolving credit facility as of December 29, 2016 was 4.55%.

        Term Loans—The interest rate on the term loans is a rate chosen at NCM LLC's option of either the LIBOR index plus 2.75% or the base rate (Prime Rate or the Federal Funds Effective Rate, as defined in the senior secured credit facility) plus 1.75%. The weighted-average interest rate on the term loans as of December 29, 2016 was 3.36%. Interest on the term loans is currently paid monthly.

        The senior secured credit facility contains a number of covenants and financial ratio requirements, with which the Company was in compliance at December 29, 2016, including maintaining a consolidated net senior secured leverage ratio of 6.5 times on a quarterly basis. The Company is permitted to make quarterly dividend payments and other payments based on leverage ratios for the Company and its subsidiaries so long as no default or event of default has occurred and continues to occur. The quarterly dividend payments and other distributions are made even if consolidated net senior secured leverage ratio is less than or equal to 6.5 times. In addition, there are no borrower distribution restrictions as long as the Company's consolidated net senior secured leverage ratio is below 6.5 times and the Company is in compliance with its debt covenants. If there are limitations on the restricted payments, the Company may not declare or pay any dividends, or make any payments on account of NCM LLC, or set aside assets for the retirement or other acquisition of capital stock of the borrower or any subsidiaries, or make any other distribution for obligations of NCM LLC. When these restrictions are effective, the Company may still pay the services fee and reimbursable costs pursuant to terms of the management agreement. The Company can also make payments pursuant to the tax receivable agreement in the amount, and at the time necessary to satisfy the contractual obligations with respect to the actual cash tax benefits payable to the founding members. As of December 29, 2016, the Company's consolidated net senior secured leverage ratio was 3.0 times (versus the covenant of 6.5 times).

        Senior Unsecured Notes due 2021—On July 5, 2011, the Company completed a private placement of $200.0 million in aggregate principal amount of 7.875% Senior Unsecured Notes (the "Notes due 2021") for which the registered exchange offering was completed on September 22, 2011. The Senior

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

7. BORROWINGS (Continued)

Unsecured Notes pay interest semi-annually in arrears on January 15 and July 15 of each year, which commenced January 15, 2012. On September 19, 2016, the Company redeemed its Notes due 2021 at a redemption price of 103.938% of the principal amount plus accrued and unpaid interest. As a result of the redemption, the Company wrote-off approximately $2.5 million in unamortized debt issuance costs and paid a redemption premium of approximately $7.9 million, which are reflected in the loss on early retirement of debt on the Statements of Income during the year ended December 29, 2016.

        Senior Secured Notes due 2022—On April 27, 2012, the Company completed a private placement of $400.0 million in aggregate principal amount of 6.00% Senior Secured Notes (the "Notes due 2022") for which the registered exchange offering was completed on November 26, 2012. The Notes due 2022 pay interest semi-annually in arrears on April 15 and October 15 of each year, which commenced October 15, 2012. The Notes due 2022 are senior secured obligations of NCM LLC, rank the same as the Company's senior secured credit facility, subject to certain exceptions, and share in the same collateral that secures the Company's obligations under the senior secured credit facility.

        The Company may redeem all or any portion of the Notes due 2022, at once or over time, on or after April 15, 2017 at specified redemption prices, plus accrued and unpaid interest, if any, to the redemption date. Upon the occurrence of a Change of Control (as defined in the Indenture), the Company will be required to make an offer to each holder of Notes due 2022 to repurchase all of such holder's Notes due 2022 for a cash payment equal to 101.00% of the aggregate principal amount of the Notes due 2022 repurchased, plus accrued and unpaid interest, if any, to the date of repurchase.

        The indenture contains covenants that, among other things, restrict the Company's ability and the ability of its restricted subsidiaries, if any, to: (1) incur additional debt; (2) make distributions or make certain other restricted payments; (3) make investments; (4) incur liens; (5) sell assets or merge with or into other companies; and (6) enter into transactions with affiliates. All of these restrictive covenants are subject to a number of important exceptions and qualifications. In particular, The Company has the ability to distribute all of its quarterly available cash as a restricted payment or as an investment, if it meets a minimum net senior secured leverage ratio. The Company was in compliance with these non-maintenance covenants as of December 29, 2016.

        Senior Unsecured Notes due 2026—On August 19, 2016, the Company completed a private placement of $250.0 million in aggregate principal amount of 5.750% Senior Unsecured Notes (the "Notes due 2026") for which the registered exchange offering was completed on November 8, 2016. The Notes due 2026 pay interest semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2017. The Notes due 2026 were issued at 100% of the face amount thereof and are the senior unsecured obligations of the Company and will be effectively subordinated to all existing and future secured debt, including the Notes due 2022, its senior secured credit facility and any future asset backed loan facility. The Notes due 2026 will rank equally in right of payment with all of the Company's existing and future senior indebtedness, including the Notes due 2022, the Company's existing senior secured credit facility, any future asset backed loan facility, in each case, without giving effect to collateral arrangements. The Notes due 2026 will be effectively subordinated to all liabilities of any subsidiaries that the Company may form or acquire in the future, unless those subsidiaries become guarantors of the Notes due 2026. The Company does not currently have any subsidiaries, and the Notes due 2026 will not be guaranteed by any subsidiaries that the Company may form or acquire in the future except in very limited circumstances.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

7. BORROWINGS (Continued)

        The Company may redeem all or any portion of the Notes due 2026 prior to August 15, 2021, at once or over time, at 100% of the principal amount plus the applicable make-whole premium, plus accrued and unpaid interest, if any, to the redemption date. The Company may redeem all or any portion of the Notes due 2026, at once or over time, on or after August 15, 2021 at specified redemption prices, plus accrued and unpaid interest, if any, to the redemption date. In addition, at any time prior to August 15, 2019, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of Notes due 2026 from the net proceeds of certain equity offerings at a redemption price equal to 105.750% of the principal amount of the Notes due 2026 redeemed, plus accrued and unpaid interest, if any, to the redemption date. Upon the occurrence of a Change of Control (as defined in the indenture), the Company will be required to make an offer to each holder of Notes due 2026 to repurchase all of such holder's Notes due 2026 for a cash payment equal to 101.00% of the aggregate principal amount of the Notes due 2026 repurchased, plus accrued and unpaid interest, if any, to the date of repurchase.

        The indenture contains covenants that, among other things, restrict the Company's ability and the ability of its restricted subsidiaries, if any, to: (1) incur additional debt; (2) make distributions or make certain other restricted payments; (3) make investments; (4) incur liens; (5) sell assets or merge with or into other companies; and (6) enter into transactions with affiliates. All of these restrictive covenants are subject to a number of important exceptions and qualifications. In particular, the Company has the ability to distribute all of its quarterly available cash as a restricted payment or as an investment, if it meets a minimum net senior secured leverage ratio. The Company was in compliance with these non-maintenance covenants as of December 29, 2016.

        Future Maturities of Borrowings—The scheduled annual maturities on the Senior Secured Credit Facility, Notes due 2022 and Notes due 2026 as of December 29, 2016 are as follows (in millions):

Year	Amount
2017	$—
2018	—
2019	285.0
2020	—
2021	—
Thereafter	650.0

Total	$935.0

8. SHARE-BASED COMPENSATION

        The NCM, Inc. 2016 Equity Incentive Plan (the "2016 Plan") reserves 4,400,000 shares of common stock available for issuance or delivery under the 2016 Plan of which 4,371,745 shares remain available for future grants as of December 29, 2016 (assuming 100% achievement of targets on performance-based restricted stock). NCM, Inc. began issuing shares under the 2016 Plan in the second quarter of 2016, following its approval by NCM, Inc.'s stockholders. The 2016 Plan replaced NCM, Inc.'s 2007 Equity Incentive Plan (the "2007 Plan"), which was set to expire by its terms in February 2017. The shares of common stock that were available for issuance under the 2007 Plan are no longer available for issuance following the approval of the 2016 Plan. Any forfeitures of shares granted pursuant to the

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

8. SHARE-BASED COMPENSATION (Continued)

2007 Plan will be cancelled and not available for future grant. The management services agreement provides that the Company may participate in NCM, Inc.'s Equity Incentive Plans. The types of awards that may be granted under the 2016 Plan include stock options, stock appreciation rights, restricted stock, restricted stock units or other stock based awards. Certain option and share awards provide for accelerated vesting if there is a change in control, as defined in the 2007 Plan and the 2016 Plan. Upon vesting of the restricted stock awards or exercise of options, NCM LLC will issue common membership units to NCM, Inc. equal to the number of shares of NCM Inc.'s common stock represented by such awards.

        Compensation Cost—The Company recognized $18.3 million, $14.8 million and $7.7 million for the years ended December 29, 2016, December 31, 2015 and January 1, 2015, respectively, of share-based compensation expense within network costs, selling and marketing costs, administrative and other costs and administrative—managing member in the Statements of Income as shown in the table below.

	Years Ended
	December 29, 2016	December 31, 2015	January 1, 2015
Share-based compensation costs included in network costs	$1.1	$0.9	$0.8
Share-based compensation costs included in selling and marketing costs	6.0	5.5	2.8
Share-based compensation costs included in administrative and other costs	3.8	1.6	1.0
Share-based compensation costs included in administrative fee—managing member(1)	7.4	6.8	3.1

Total share-based compensation costs	$18.3	$14.8	$7.7

(1)
Includes $2.3 million of expense associated with the modification of certain former executive equity awards during the year ended December 29, 2016, as described further below.

        Share-based compensation costs recorded in network costs, selling and marketing costs and administrative and other costs are non-cash charges. Share-based compensation costs recorded in the administrative fee—managing member are cash charges. During the years ended December 29, 2016, December 31, 2015 and January 1, 2015, $0.5 million, $0.3 million and $0.1 million was capitalized, respectively in a corresponding manner to the capitalization of employee's salaries for capitalized labor. As of December 29, 2016, there was no unrecognized compensation cost related to unvested options as stock options were fully vested as of December 29, 2016. As of December 29, 2016, unrecognized compensation cost related to restricted stock and restricted stock units was approximately $16.9 million, which will be recognized over a weighted average remaining period of 1.7 years.

        Stock Options—The Company has not granted stock options since 2012 and as of December 29, 2016 all options are fully vested. Stock options awarded under the 2007 Plan were granted with an exercise price equal to the closing market price of NCM, Inc. common stock on the date NCM, Inc.'s Board of Directors approved the grant. Options have either 10-year or 15-year contractual terms. The fair value of each option award was estimated on the date of grant using the Black-Scholes option

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

8. SHARE-BASED COMPENSATION (Continued)

pricing valuation model. An annual forfeiture rate of 2-3% was estimated to reflect the potential separation of employees. The intrinsic value of options exercised during the year was $0.1 million, $0.4 million and $0.2 million for the years ended December 29, 2016, December 31, 2015 and January 1, 2015, respectively. The total fair value of awards vested during the years ended December 29, 2016, December 31, 2015 and January 1, 2015 was $0.0 million, $0.7 million and $2.2 million, respectively. A summary of option award activity under the 2007 Plan as of December 29, 2016, and changes during the year then ended are presented below:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in millions)
Outstanding as of December 31, 2015	2,707,752	$16.60	4.8	$1.4
Granted	—	—
Exercised	(39,290)	$12.92
Forfeited	(93,918)	$18.17
Expired	—	—

Outstanding as of December 29, 2016	2,574,544	$16.59	3.8	$0.9

Exercisable as of December 29, 2016	2,574,544	$16.59	3.8	$0.9
Vested and expected to vest as of December 29, 2016	2,574,544	$16.59	3.8	$0.9

        Restricted Stock and Restricted Stock Units—Under the non-vested stock program, common stock of NCM, Inc. may be granted at no cost to officers, independent directors and employees, subject to requisite service and/or financial performance targets. As such restrictions lapse, the award vests in that proportion. The participants are entitled to dividend equivalents and to vote their respective shares (in the case of restricted stock), although the sale and transfer of such shares is prohibited and the shares are subject to forfeiture during the restricted period. Additionally, the accrued dividend equivalents are subject to forfeiture during the restricted period should the underlying shares not vest. The Company has issued time-based restricted stock to its employees which vests over a three-year period with 1/3 vesting on each anniversary of the date of grant and performance-based restricted stock which vests following a three-year measurement period to the extent that the Company achieves specified non-GAAP targets at the end of the measurement period. The Company also grants restricted stock units to NCM, Inc.'s non-employee directors that vest after approximately one year. The grant date fair value of restricted stock and restricted stock units is based on the closing market price of NCM, Inc. common stock on the date of grant. An annual forfeiture rate of 2-3% was estimated to reflect the potential separation of employees. The weighted average grant date fair value of non-vested stock was $15.03, $14.76 and $19.18 for the years ended December 29, 2016, December 31, 2015 and January 1, 2015, respectively. The total fair value of awards vested was $14.7 million, $11.6 million and $3.6 million during the years ended December 29, 2016, December 31, 2015 and January 1, 2015, respectively.

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

8. SHARE-BASED COMPENSATION (Continued)

        A summary of restricted stock award and restricted stock unit activity under the 2007 Plan and 2016 Plan as of December 29, 2016, and changes during the year then ended are presented below:

	Number of Restricted Shares and Restricted Stock Units	Weighted Average Grant-Date Fair Value
Non-vested balance as of December 31, 2015	2,563,637	$16.03
Granted	1,281,053	15.03
Vested(1)	(927,722)	15.96
Forfeited	(326,706)	15.20

Non-vested balance as of December 29, 2016	2,590,262	$15.66

(1)
Includes 331,754 vested shares that were withheld to cover tax obligations and were subsequently canceled.

        The above table reflects performance-based restricted stock granted at 100% achievement of performance conditions and as such does not reflect the maximum or minimum number of shares of performance-based restricted stock contingently issuable. An additional 588,401 shares of restricted stock could be issued if the performance criteria maximums are met. As of December 29, 2016, the total number of restricted stock and restricted stock units that are ultimately expected to vest, after consideration of expected forfeitures and current projections of estimated vesting of performance-based restricted stock is 2,491,043 shares.

        Executive Equity Modification—On January 1, 2016, the Company's former Chief Executive Officer resigned and in connection with his resignation, NCM, Inc. entered into a Separation and General Release Agreement and a Consulting Agreement, whereby, the executive will continue to perform consulting services through January 31, 2018 and certain modifications were made to the executive's outstanding stock awards. The executive's outstanding stock options were modified such that the timeframe to exercise the options was extended to the original expiration date and certain performance-based restricted stock awards were converted to time-based restricted stock, with all restricted stock continuing to vest during the consulting period.

        Per ASC Topic 718-10-35-3, a modification of the terms or conditions of an equity award shall be treated as an exchange of the original award for a new award. The effects of a modification should be measured as follows: (a) incremental compensation cost shall be measured as the excess, if any, of the fair value of the modified award over the fair value of the original award immediately before its terms are modified, (b) total recognized compensation cost for an equity shall at least equal the fair value of the award at the grant date unless at the date of the modification the performance or service conditions of the original award are not expected to be satisfied and (c) a change in compensation cost for an equity award measured at intrinsic value shall be measured by comparing the intrinsic value of the modified award, if any, with the intrinsic value of the original award, if any, immediately before the modification. These modifications resulted in compensation expense of $2.3 million recorded in administrative fee—managing member during the year ended December 29, 2016. Further, the Company continues to recognize share-based compensation costs on the awards related to service during the consulting period and re-measures the fair value of the outstanding awards at each reporting

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

8. SHARE-BASED COMPENSATION (Continued)

period during the term of the consulting services, in accordance with ASC Topic 505-50, Equity-Based Payments to Non-Employees.

9. EMPLOYEE BENEFIT PLANS

        The Company sponsors the NCM 401(k) Profit Sharing Plan (the "Plan") under Section 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of substantially all full-time employees. The Plan provides that participants may contribute up to 20% of their compensation, subject to Internal Revenue Service limitations. Employee contributions are invested in various investment funds based upon election made by the employee. The Company made discretionary contributions of $1.3 million, $1.3 million and $1.0 million during the years ended December 29, 2016, December 31, 2015 and January 1, 2015, respectively.

10. COMMITMENTS AND CONTINGENCIES

        Legal Actions—The Company is subject to claims and legal actions in the ordinary course of business. The Company believes such claims will not have a material effect, individually and in aggregate, on its financial position, results of operations or cash flows.

        Operating Commitments—The Company leases office facilities for its headquarters in Centennial, Colorado and also in various cities for its sales and marketing and software development personnel. Total lease expense for the years ended December 29, 2016, December 31, 2015 and January 1, 2015, was $2.3 million, $2.3 million and $2.2 million, respectively.

        Future minimum lease payments under noncancelable operating leases as of December 29, 2016 are as follows (in millions):

Year	Minimum Lease Payments
2017	$3.2
2018	3.2
2019	3.2
2020	3.0
2021	2.2
Thereafter	15.5

Total	$30.3

        Minimum Revenue Guarantees—As part of the network affiliate agreements entered into in the ordinary course of business under which the Company sells advertising for display in various network affiliate theater chains, the Company has agreed to certain minimum revenue guarantees on a per attendee basis. If a network affiliate achieves the attendance set forth in their respective agreement, the Company has guaranteed minimum revenue for the network affiliate per attendee if such amount paid under the revenue share arrangement is less than its guaranteed amount. The amount and term varies for each network affiliate, but terms range from three to twenty years, prior to any renewal periods of which some are at the option of the Company. As of December 29, 2016, the maximum potential amount of future payments the Company could be required to make pursuant to the minimum revenue guarantees is $39.9 million over the remaining terms of the network affiliate agreements, which

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

10. COMMITMENTS AND CONTINGENCIES (Continued)

calculation does not include any potential extensions offered subsequent to December 29, 2016. As of December 29, 2016 and December 31, 2015, the Company had no liabilities recorded for these obligations, as such guarantees are less than the expected share of revenue paid to the affiliate.

        Theater Access Fee Guarantees—In consideration for the Company's access to the founding members' theater attendees for on-screen advertising and use of lobbies and other space within the founding members' theaters for the LEN and lobby promotions, the founding members receive a monthly theater access fee under the ESAs. The theater access fee is composed of a fixed payment per patron, a fixed payment per digital screen (connected to the DCN) and a fee for access to higher quality digital cinema equipment. The payment per theater patron increases by 8% every five years, with the next increase taking effect for fiscal year 2017, and the payment per digital screen and for digital cinema equipment increases annually by 5%. The theater access fee paid in the aggregate to all founding members cannot be less than 12% of NCM LLC's aggregate advertising revenue (as defined in the ESA), or it will be adjusted upward to reach this minimum payment. As of December 29, 2016 and December 31, 2015, the Company had no liabilities recorded for the minimum payment, as the theater access fee was in excess of the minimum.

11. FAIR VALUE MEASUREMENTS

        Non-Recurring Measurements—Certain assets are measured at fair value on a non-recurring basis. These assets are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances. These assets include long-lived assets, intangible assets, cost and equity method investments, notes receivable and borrowings.

        Long-Lived Assets, Intangible Assets, Other Investments and Notes Receivable—As described in Note 1—Basis of Presentation and Summary of Significant Accounting Policies, the Company regularly reviews long-lived assets (primarily property, plant and equipment), intangible assets, investments accounted for under the cost or equity method and notes receivable for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. When the estimated fair value is determined to be lower than the carrying value of the asset, an impairment charge is recorded to write the asset down to its estimated fair value.

        As of December 29, 2016 and December 31, 2015, the Company had other investments of $6.6 million and $5.4 million, respectively. The fair value of these investments has not been estimated as of December 29, 2016 as there were no identified events or changes in the circumstances that had a significant adverse effect on the fair value of the investments and it is not practicable to do so because the equity securities are not in publicly traded companies. The investment in AC JV was initially valued using comparative market multiples. The other investments were recorded based upon the fair value of the services provided in exchange for the investment. Refer to Note 1—Basis of Presentation and Summary of Significant Accounting Policies for more details. As the inputs to the determination of fair value are based upon non-identical assets and use significant unobservable inputs, they have been classified as Level 3 in the fair value hierarchy.

        As of December 29, 2016, the Company had notes receivable totaling $13.9 million from its founding members related to the sale of Fathom Events, as described in Note 6—Related Party Transactions. These notes were initially valued using comparative market multiples. There were no identified events or changes in circumstances that had a significant adverse effect on the fair value of

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

11. FAIR VALUE MEASUREMENTS (Continued)

the notes receivable. The notes are classified as Level 3 in the fair value hierarchy as the inputs to the determination of fair value are based upon non-identical assets and use significant unobservable inputs.

        Borrowings—The carrying amount of the revolving credit facility is considered a reasonable estimate of fair value due to its floating-rate terms. The estimated fair values of the Company's financial instruments where carrying values do not approximate fair value are as follows (in millions):

	As of December 29, 2016		As of December 31, 2015
	Carrying Value	Fair Value(1)	Carrying Value	Fair Value(1)
Term loans	$270.0	$272.7	$270.0	$269.3
Senior Notes due 2021	—	—	200.0	208.4
Senior Notes due 2022	400.0	414.5	400.0	414.5
Senior Notes due 2026	250.0	256.7	—	—

(1)
The Company has estimated the fair value on an average of at least two non-binding broker quotes and the Company's analysis. If the Company were to measure the borrowings in the above table at fair value on the balance sheet they would be classified as Level 2.

12. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        During 2012, the Company terminated interest rate swap agreements that were used to hedge its interest rate risk associated with its term loan. Following the termination of the swap agreements, the variable interest rate on the Company's $270.0 million term loan is unhedged and as of December 29, 2016 and December 31, 2015, the Company did not have any outstanding derivative assets or liabilities. A portion of the breakage fees paid to terminate the swap agreements was for swaps in which the underlying debt remained outstanding. The balance in AOCI related to these swaps was fixed and was amortized into earnings over the remaining period during which interest payments were hedged, or February 13, 2015. The Company considered the guidance in ASC 815, Derivatives and Hedging which states that amounts in AOCI shall be reclassified into earnings in the same period or periods during which the hedged forecasted transaction affects earnings. As of December 29, 2016, there were no amounts outstanding related to these discontinued cash flow hedges.

	Years Ended
	December 29, 2016	December 31, 2015	January 1, 2015	Income Statement Location
Balance at beginning of period	$—	$(1.6)	$(11.6)
Amounts reclassified from AOCI:
Amortization on discontinued cash flow hedges	—	1.6	10.0	Amortization of terminated derivatives

Total amounts reclassified from AOCI	—	1.6	10.0

Net other comprehensive income	—	1.6	10.0

Balance at end of period	$—	$—	$(1.6)

NATIONAL CINEMEDIA, LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

13. VALUATION AND QUALIFYING ACCOUNTS

        The Company's allowance for doubtful accounts for the years ended December 29, 2016, December 31, 2015 and January 1, 2015 was as follows (in millions):

	Years Ended
	December 29, 2016	December 31, 2015	January 1, 2015
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
Balance at beginning of period	$5.6	$4.3	$5.7
Provision for bad debt	2.1	1.9	(0.1)
Write-offs, net	(1.4)	(0.6)	(1.3)

Balance at end of period	$6.3	$5.6	$4.3

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

        The following represents selected information from the Company's unaudited quarterly Statements of Income for the years ended December 29, 2016 and December 31, 2015 (in millions):

2016	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$76.2	$115.4	$113.5	$142.5
Operating expenses	70.4	68.9	65.1	70.2
Operating income	5.8	46.5	48.4	72.3
Net (loss) income	(7.5)	33.2	23.9	59.7

2015	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$76.9	$121.5	$111.7	$136.4
Operating expenses	101.1	66.1	63.9	74.9
Operating (loss) income	(24.2)	55.4	47.8	61.5
Net (loss) income	(38.7)	42.4	34.8	49.0

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REGAL ENTERTAINMENT GROUP
March 22, 2017	By:	/s/ AMY E. MILES Amy E. Miles Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ AMY E. MILES Amy E. Miles	Chief Executive Officer (Principal Executive Officer) and Chair of the Board of Directors	March 22, 2017
/s/ DAVID H. OWNBY David H. Ownby	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 22, 2017
/s/ THOMAS D. BELL, JR. Thomas D. Bell, Jr.	Director	March 22, 2017
/s/ CHARLES E. BRYMER Charles E. Brymer	Director	March 22, 2017
/s/ MICHAEL L. CAMPBELL Michael L. Campbell	Director	March 22, 2017
/s/ STEPHEN A. KAPLAN Stephen A. Kaplan	Director	March 22, 2017
/s/ DAVID KEYTE David Keyte	Director	March 22, 2017

Signature	Title	Date

/s/ LEE M. THOMAS Lee M. Thomas	Director	March 22, 2017
/s/ JACK TYRRELL Jack Tyrrell	Director	March 22, 2017
/s/ ALEX YEMENIDJIAN Alex Yemenidjian	Director	March 22, 2017

EXHIBIT INDEX

Exhibit Number	Description
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm
31.1	Rule 13a-14(a) Certification of Chief Executive Officer of Regal
31.2	Rule 13a-14(a) Certification of Chief Financial Officer of Regal
32	Section 1350 Certifications

        The Financial Statements of National CineMedia, LLC are filed under Item 15(c).

ANNEX G

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2017

Commission file number: 001-31315

Regal Entertainment Group
(Exact name of Registrant as Specified in Its Charter)

Delaware	02-0556934
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
7132 Regal Lane Knoxville, TN	37918
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: 865-922-1123

        Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒    No ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

        If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

        Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act): Yes ☐    No ☒

        Class A Common Stock—133,324,481 shares outstanding at May 3, 2017

        Class B Common Stock—23,708,639 shares outstanding at May 3, 2017

PART I—FINANCIAL INFORMATION

Item 1.    FINANCIAL STATEMENTS

REGAL ENTERTAINMENT GROUP

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	March 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$408.8	$246.5
Trade and other receivables, net	52.9	155.1
Inventories	23.3	20.9
Prepaid expenses and other current assets	28.3	23.4
Assets held for sale	1.0	1.0

TOTAL CURRENT ASSETS	514.3	446.9
PROPERTY AND EQUIPMENT:
Land	130.3	131.2
Buildings and leasehold improvements	2,329.9	2,319.7
Equipment	1,077.8	1,065.7
Construction in progress	14.2	20.2

Total property and equipment	3,552.2	3,536.8
Accumulated depreciation and amortization	(2,190.3)	(2,146.7)

TOTAL PROPERTY AND EQUIPMENT, NET	1,361.9	1,390.1
GOODWILL	327.0	327.0
INTANGIBLE ASSETS, NET	45.1	46.0
DEFERRED INCOME TAX ASSET	60.5	56.3
OTHER NON-CURRENT ASSETS	377.3	379.4

TOTAL ASSETS	$2,686.1	$2,645.7

LIABILITIES AND DEFICIT
CURRENT LIABILITIES:
Current portion of debt obligations	$25.4	$25.5
Accounts payable	177.3	194.8
Accrued expenses	64.0	70.7
Deferred revenue	207.3	192.7
Interest payable	8.8	19.9
Income taxes payable	39.1	6.4

TOTAL CURRENT LIABILITIES	521.9	510.0
LONG-TERM DEBT, LESS CURRENT PORTION	2,195.9	2,197.1
LEASE FINANCING ARRANGEMENTS, LESS CURRENT PORTION	81.5	84.8
CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION	6.9	6.9
NON-CURRENT DEFERRED REVENUE	415.0	412.3
OTHER NON-CURRENT LIABILITIES	291.0	273.5

TOTAL LIABILITIES	3,512.2	3,484.6
COMMITMENTS AND CONTINGENCIES
DEFICIT:
Class A common stock, $0.001 par value; 500,000,000 shares authorized, 133,324,481 and 133,080,279 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	0.1	0.1
Class B common stock, $0.001 par value; 200,000,000 shares authorized, 23,708,639 shares issued and outstanding at March 31, 2017 and December 31, 2016	—	—
Preferred stock, $0.001 par value; 50,000,000 shares authorized, none issued and outstanding	—	—
Additional paid-in capital (deficit)	(935.9)	(934.4)
Retained earnings	110.3	96.5
Accumulated other comprehensive loss, net	(0.8)	(1.3)

TOTAL STOCKHOLDERS' DEFICIT OF REGAL ENTERTAINMENT GROUP	(826.3)	(839.1)
Noncontrolling interest	0.2	0.2

TOTAL DEFICIT	(826.1)	(838.9)

TOTAL LIABILITIES AND DEFICIT	$2,686.1	$2,645.7

See accompanying notes to unaudited condensed consolidated financial statements.

REGAL ENTERTAINMENT GROUP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)

	Quarter Ended March 31, 2017	Quarter Ended March 31, 2016
REVENUES:
Admissions	$533.2	$515.7
Concessions	239.5	230.1
Other operating revenues	48.5	41.3

TOTAL REVENUES	821.2	787.1
OPERATING EXPENSES:
Film rental and advertising costs	283.1	277.5
Cost of concessions	30.8	28.8
Rent expense	106.2	107.5
Other operating expenses	215.7	211.5
General and administrative expenses (including share-based compensation of $2.2 and $1.8 for the quarters ended March 31, 2017 and 2016, respectively)	22.3	21.2
Depreciation and amortization	60.9	55.7
Net loss on disposal and impairment of operating assets and other	2.7	4.3

TOTAL OPERATING EXPENSES	721.7	706.5

INCOME FROM OPERATIONS	99.5	80.6
OTHER EXPENSE (INCOME):
Interest expense, net	30.7	32.5
Earnings recognized from NCM	(2.0)	(12.3)
Equity in income of non-consolidated entities and other, net	(8.3)	(10.0)

TOTAL OTHER EXPENSE, NET	20.4	10.2

INCOME BEFORE INCOME TAXES	79.1	70.4
PROVISION FOR INCOME TAXES	30.7	29.7

NET INCOME	48.4	40.7
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST, NET OF TAX	—	—

NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$48.4	$40.7

EARNINGS PER SHARE OF CLASS A AND CLASS B COMMON STOCK (NOTE 8):
Basic	$0.31	$0.26
Diluted	$0.31	$0.26
AVERAGE SHARES OUTSTANDING (in thousands):
Basic	156,294	156,017
Diluted	157,039	156,773
DIVIDENDS DECLARED PER COMMON SHARE	$0.22	$0.22

See accompanying notes to unaudited condensed consolidated financial statements.

REGAL ENTERTAINMENT GROUP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

	Quarter Ended March 31, 2017	Quarter Ended March 31, 2016
NET INCOME	$48.4	$40.7
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Change in fair value of interest rate swap transactions	(0.2)	(1.3)
Amounts reclassified to net income from interest rate swaps	0.6	1.0
Reclassification adjustment for gain on sale of available for sale securities recognized in net income	—	(0.5)
Change in fair value of equity method investee interest rate swaps	0.1	(0.6)

TOTAL OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX	0.5	(1.4)

TOTAL COMPREHENSIVE INCOME, NET OF TAX	48.9	39.3
Comprehensive (income) loss attributable to noncontrolling interest, net of tax	—	—

COMPREHENSIVE INCOME ATTRIBUTABLE TO CONTROLLING INTEREST, NET OF TAX	$48.9	$39.3

See accompanying notes to unaudited condensed consolidated financial statements.

REGAL ENTERTAINMENT GROUP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Quarter Ended March 31, 2017	Quarter Ended March 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$48.4	$40.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60.9	55.7
Amortization of debt discount	0.1	0.1
Amortization of debt acquisition costs	1.1	1.2
Share-based compensation expense	2.2	1.8
Deferred income tax benefit	(4.5)	(4.2)
Net loss on disposal and impairment of operating assets and other	2.7	4.3
Equity in income of non-consolidated entities	(2.2)	(8.1)
Gain on sale of available for sale securities	—	(1.0)
Non-cash (gain) loss on interest rate swaps	(0.1)	0.1
Non-cash rent income	(1.7)	(1.7)
Cash distributions on investments in other non-consolidated entities	8.4	—
Excess cash distribution on NCM shares	5.7	8.6
Landlord contributions	26.3	22.2
Proceeds from litigation settlement	1.0	—
Changes in operating assets and liabilities:
Trade and other receivables	99.6	109.8
Inventories	(2.4)	(0.3)
Prepaid expenses and other assets	(4.7)	(6.3)
Accounts payable	(8.8)	(58.1)
Income taxes payable	32.7	25.2
Deferred revenue	11.1	17.2
Accrued expenses and other liabilities	(26.2)	(26.4)

NET CASH PROVIDED BY OPERATING ACTIVITIES	249.6	180.8
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(44.7)	(31.1)
Proceeds from disposition of assets	1.5	1.3
Investment in non-consolidated entities	(1.7)	(0.7)
Proceeds from sale of available for sale securities	—	3.6

NET CASH USED IN INVESTING ACTIVITIES	(44.9)	(26.9)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash used to pay dividends	(35.3)	(35.4)
Payments on long-term obligations	(5.9)	(6.9)
Landlord contributions received from lease financing arrangements	2.5	—
Cash paid for tax withholdings and other	(3.7)	(3.2)

NET CASH USED IN FINANCING ACTIVITIES	(42.4)	(45.5)

NET INCREASE IN CASH AND CASH EQUIVALENTS	162.3	108.4
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	246.5	219.6

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$408.8	$328.0

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$1.7	$4.2
Cash paid for interest, net of amounts capitalized	$40.9	$42.5
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Investment in NCM	$6.3	$9.9
Increase in property and equipment and other from lease financing arrangements	$—	$8.1

See accompanying notes to unaudited condensed consolidated financial statements.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY AND BASIS OF PRESENTATION

        Regal Entertainment Group (the "Company," "Regal," "we" or "us") is the parent company of Regal Entertainment Holdings, Inc. ("REH"), which is the parent company of Regal Cinemas Corporation ("Regal Cinemas") and its subsidiaries. Regal Cinemas' subsidiaries include Regal Cinemas, Inc. ("RCI") and its subsidiaries, which include Edwards Theatres, Inc. ("Edwards") and United Artists Theatre Company ("United Artists"). The terms Regal or the Company, REH, Regal Cinemas, RCI, Edwards and United Artists shall be deemed to include the respective subsidiaries of such entities when used in discussions included herein regarding the current operations or assets of such entities. Majority-owned subsidiaries that the Company controls are consolidated, while those affiliates of which the Company owns between 20% and 50% and does not control are accounted for under the equity method. Those affiliates of which the Company owns less than 20% are generally accounted for under the cost method, unless the Company is deemed to have the ability to exercise significant influence over the affiliate, in which case the Company would account for its investment under the equity method. The results of these subsidiaries and affiliates are included in the unaudited condensed consolidated financial statements effective with their formation or from their dates of acquisition. Intercompany balances and transactions are eliminated in consolidation.

        Regal operates one of the largest and most geographically diverse theatre circuits in the United States, consisting of 7,262 screens in 559 theatres in 43 states along with Guam, Saipan, American Samoa and the District of Columbia as of March 31, 2017.

        For a discussion of significant transactions that have occurred through December 31, 2016, please refer to the notes to the consolidated financial statements included in Part II, Item 8 of our annual report on Form 10-K filed on February 27, 2017 with the Securities and Exchange Commission (the "Commission") (File No. 001-31315) for the fiscal year ended December 31, 2016 (the "2016 Audited Consolidated Financial Statements"). For a summary of our significant accounting policies, please refer to Note 2 to the 2016 Audited Consolidated Financial Statements.

        The Company has prepared the unaudited condensed consolidated balance sheet as of March 31, 2017, the unaudited condensed consolidated statements of income, comprehensive income, and cash flows for the quarters ended March 31, 2017 and March 31, 2016 in accordance with U.S. generally accepted accounting principles for interim financial information and the rules and regulations of the Commission. Accordingly, certain information and footnote disclosures typically included in an annual report have been condensed or omitted for this quarterly report. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly in all material respects the financial position, results of operations and cash flows for all periods presented have been made. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from these estimates. The December 31, 2016 unaudited condensed consolidated balance sheet information is derived from the 2016 Audited Consolidated Financial Statements. These unaudited condensed consolidated financial statements should be read in conjunction with the 2016 Audited Consolidated Financial Statements and notes thereto. The results of operations for the quarter ended March 31, 2017 are not necessarily indicative of the operating results that may be achieved for the full 2017 year.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. INVESTMENTS

  Investment in National CineMedia, LLC

        We maintain an investment in National CineMedia, LLC ("National CineMedia" or "NCM"). National CineMedia provides in-theatre advertising for its theatrical exhibition partners, which include us, AMC Entertainment, Inc. ("AMC") and Cinemark, Inc. ("Cinemark"). The formation of National CineMedia, related IPO of National CineMedia, Inc. ("NCM, Inc.") and other related transactions are further described in Note 4 to the 2016 Audited Consolidated Financial Statements.

        We account for our investment in National CineMedia following the equity method of accounting and such investment is included as a component of "Other Non-Current Assets" in the accompanying unaudited condensed consolidated balance sheets. From time to time, the Company receives additional newly issued common units of National CineMedia ("Additional Investments Tranche") as a result of the adjustment provisions of the Common Unit Adjustment Agreement. The Company follows the guidance in Accounting Standards Codification ("ASC") 323-10-35-29 (formerly EITF 02-18, Accounting for Subsequent Investments in an Investee after Suspension of Equity Loss Recognition) by analogy, which also refers to AICPA Technical Practice Aid 2220.14, which indicates that if a subsequent investment is made in an equity method investee that has experienced significant losses, the investor must determine if the subsequent investment constitutes funding of prior losses. The Company concluded that the construction or acquisition of new theatres that has led to the common unit adjustments included in its Additional Investments Tranche equates to making additional investments in National CineMedia. The Company evaluated the receipt of the additional common units in National CineMedia and the assets exchanged for these additional units and has determined that the right to use its incremental new screens would not be considered funding of prior losses. As such, the Additional Investments Tranche is accounted for separately from the Company's Initial Investment Tranche (as defined and described more fully in Note 4 to the 2016 Audited Consolidated Financial Statements) following the equity method with undistributed equity earnings included as a component of "Earnings recognized from NCM" in the accompanying unaudited condensed consolidated financial statements.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. INVESTMENTS (Continued)

        Below is a summary of activity with National CineMedia included in the Company's unaudited condensed consolidated financial statements as of and for the quarter ended March 31, 2017 (in millions):

	As of the period ended			For the period ended
	Investment in NCM	Deferred Revenue	Cash Received	Earnings recognized from NCM	Other NCM Revenues
Balance as of and for the period ended December 31, 2016	$162.0	$(425.0)	$—	$—	$—
Receipt of additional common units(1)	6.3	(6.3)	—	—	—
Receipt of excess cash distributions(2)	(5.7)	—	14.0	(8.3)	—
Revenues earned under ESA(3)	—	—	4.3	—	(4.3)
Amortization of deferred revenue(4)	—	3.1	—	—	(3.1)
Equity loss attributable to additional common units(5)	(0.7)	—	—	0.7	—
Change in interest loss(6)	(5.6)	—	—	5.6	—

Balance as of and for the period ended March 31, 2017	$156.3	$(428.2)	$18.3	$(2.0)	$(7.4)

(1)
On March 16, 2017, we received from National CineMedia approximately 0.5 million newly issued common units of National CineMedia in accordance with the annual adjustment provisions of the Common Unit Adjustment Agreement. The Company recorded the additional common units (Additional Investments Tranche) at fair value using the available closing stock price of NCM, Inc. as of the date on which the units were issued. With respect to the common units issued on March 16, 2017, the Company recorded an increase to its investment in National CineMedia of $6.3 million with a corresponding increase to deferred revenue. Such deferred revenue amount is being amortized to advertising revenue over the remaining term of the exhibitor services agreement, between RCI and National CineMedia ("ESA"), following the units of revenue method as described in (4) below. This transaction increased our ownership share in National CineMedia to approximately 27.6 million common units. On a fully diluted basis, we own a 17.9% interest in NCM, Inc. as of March 31, 2017.

(2)
During the quarter ended March 31, 2017, the Company received $14.0 million in cash distributions from National CineMedia, exclusive of receipts for services performed under the ESA. Approximately $5.7 million of these cash distributions received during the quarter ended March 31, 2017 were attributable to the Additional Investments Tranche and were recognized as a reduction in our investment in National CineMedia. The remaining amounts were recognized in equity earnings during the period and have been included as components of "Earnings recognized from NCM" in the accompanying unaudited condensed consolidated financial statements.

(3)
The Company recorded other revenues, excluding the amortization of deferred revenue, of approximately $4.3 million for the quarter ended March 31, 2017 pertaining to our agreements with National CineMedia, including per patron and per digital screen theatre access fees (net of payments of $3.4 million for the quarter ended March 31, 2017 for on-screen advertising time provided to our beverage concessionaire) and other NCM revenues. These advertising revenues are

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. INVESTMENTS (Continued)

  presented as a component of "Other operating revenues" in the Company's unaudited condensed consolidated financial statements.

(4)
Amounts represent amortization of ESA modification fees received from NCM to advertising revenue utilizing the units of revenue amortization method. These advertising revenues are presented as a component of "Other operating revenues" in the Company's unaudited condensed consolidated financial statements.

(5)
Amounts represent the Company's share in the net loss of National CineMedia with respect to the Additional Investments Tranche. Such amounts have been included as a component of "Earnings recognized from NCM" in the unaudited condensed consolidated financial statements.

(6)
The Company recorded a non-cash loss of $5.6 million during the quarter ended March 31, 2017 to adjust the Company's investment balance due to NCM's issuance of common units to other founding members, at a price per share below the Company's average carrying amount per share. Such amount has been included as a component of "Earnings recognized from NCM" in the unaudited condensed consolidated financial statements.

        As of March 31, 2017, approximately $3.0 million and $1.5 million due from/to National CineMedia were included in "Trade and other receivables, net" and "Accounts payable," respectively. As of December 31, 2016, approximately $2.8 million and $1.3 million due from/to National CineMedia were included in "Trade and other receivables, net" and "Accounts payable," respectively.

        As of the date of this quarterly report on Form 10-Q (this "Form 10-Q"), no summarized financial information for National CineMedia was available for the quarterly period ended March 31, 2017. Summarized unaudited consolidated statements of income information for National CineMedia for the quarters ended December 29, 2016 and December 31, 2015 is as follows (in millions):

	Quarter Ended December 29, 2016	Quarter Ended December 31, 2015
Revenues	$142.5	$136.4
Income from operations	72.3	61.5
Net income	59.7	49.0

  Investment in Digital Cinema Implementation Partners

        We maintain an investment in Digital Cinema Implementation Partners, LLC, a Delaware limited liability company ("DCIP"). DCIP is a joint venture company formed by Regal, AMC and Cinemark. DCIP funds the cost of digital projection equipment principally through the collection of virtual print fees from motion picture studios and equipment lease payments from participating exhibitors, including us. In addition to its U.S. digital deployment, DCIP actively manages the deployment of over 1,800 digital systems in Canada for Canadian Digital Cinema Partnership, a joint venture between Cineplex Inc. and Empire Theatres Limited.

        Regal holds a 46.7% economic interest in DCIP as of March 31, 2017 and a one-third voting interest along with each of AMC and Cinemark. Since the Company does not have a controlling financial interest in DCIP or any of its subsidiaries, it accounts for its investment in DCIP under the equity method of accounting. The Company's investment in DCIP is included as a component of "Other Non-Current Assets" in the accompanying unaudited condensed consolidated balance sheets.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. INVESTMENTS (Continued)

The change in the carrying amount of our investment in DCIP for the quarter ended March 31, 2017 is as follows (in millions):

Balance as of December 31, 2016	$193.2
Equity contributions	—
Equity in earnings of DCIP(1)	11.3
Receipt of cash distributions	(8.4)
Change in fair value of equity method investee interest rate swap transactions	0.2

Balance as of March 31, 2017	$196.3

(1)
Represents the Company's share of the net income of DCIP. Such amount is presented as a component of "Equity in income of non-consolidated entities and other, net" in the accompanying unaudited condensed consolidated statement of income.

        In accordance with the master equipment lease agreement (the "Master Lease"), the digital projection systems are leased from a subsidiary of DCIP under a twelve-year term with ten one-year fair value renewal options. The Master Lease also contains a fair value purchase option. As of March 31, 2017, under the Master Lease, the Company pays annual minimum rent of $1,000 per digital projection system through the end of the lease term. The Company considers the $1,000 rent payment to be a minimum rental, and accordingly, records such rent on a straight-line basis in its consolidated financial statements. The Company is also subject to various types of other rent if such digital projection systems do not meet minimum performance requirements, as outlined in the Master Lease. Certain of the other rent payments are subject to either a monthly or an annual maximum. The Company accounts for the Master Lease as an operating lease for accounting purposes. During the quarters ended March 31, 2017 and March 31, 2016, the Company incurred total rent expense of approximately $1.4 million and $1.3 million, respectively, associated with the leased digital projection systems. Such rent expense is presented as a component of "Other operating expenses" in the Company's unaudited consolidated statements of income.

        Summarized unaudited consolidated statements of operations information for DCIP for the quarters ended March 31, 2017 and March 31, 2016 is as follows (in millions):

	Quarter Ended March 31, 2017	Quarter Ended March 31, 2016
Net revenues	$45.5	$40.6
Income from operations	27.9	23.4
Net income	24.1	18.5

  Investment in Open Road Films

        We maintain an investment in Open Road Films, a film distribution company jointly owned by us and AMC. We account for our investment in Open Road Films using the equity method of accounting. During the quarter ended March 31, 2017, the Company effected equity contributions of approximately $1.7 million to Open Road Films, and as of March 31, 2017, the Company had funded all of its $30.0 million capital commitment (described further in Note 4 to the 2016 Audited Consolidated

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. INVESTMENTS (Continued)

Financial Statements). In addition, during the quarter ended March 31, 2017, the Company recorded equity losses in Open Road Films totaling approximately $4.2 million related to an advance and a guarantee of certain short-term obligations of Open Road Films.

        As of March 31, 2017, consistent with the accounting model provided by ASC 323-10-35-22, the Company continued to suspend equity method accounting for its investment in Open Road Films, as the Company had funded its $30.0 million capital commitment and had no commitment to provide further financial support for Open Road Films. As of March 31, 2017, the Company has recognized cumulative losses in Open Road Films equal to the financial support committed to as of such date. The amount of excess losses incurred through March 31, 2017 continued to be in excess of the Company's financial commitment by approximately $46.2 million.

        The Company's investment in Open Road Films is included as a component of "Other Non-Current Liabilities" in the accompanying unaudited condensed consolidated balance sheets. The change in the carrying amount of our investment in Open Road Films for the quarter ended March 31, 2017 is as follows (in millions):

Balance as of December 31, 2016	$(1.7)
Equity contributions	1.7
Equity losses attributable to Open Road Films	(4.2)

Balance as of March 31, 2017	$(4.2)

        Summarized unaudited consolidated statements of operations information for Open Road Films for the quarters ended March 31, 2017 and March 31, 2016 is as follows (in millions):

	Quarter Ended March 31, 2017	Quarter Ended March 31, 2016
Revenues	$59.5	$35.5
Income (loss) from operations	(1.6)	(25.3)
Net income (loss)	(2.5)	(26.3)

        As of March 31, 2017, approximately $2.4 million due from Open Road Films was included in "Trade and other receivables, net." As of December 31, 2016, approximately $4.2 million and $2.1 million due from/to Open Road Films were included in "Trade and other receivables, net" and "Accounts payable," respectively.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. DEBT OBLIGATIONS

        Debt obligations at March 31, 2017 and December 31, 2016 consist of the following (in millions):

	March 31, 2017	December 31, 2016
Regal Cinemas Amended Senior Credit Facility, net of debt discount	$952.3	$954.7
Regal 5 3/4% Senior Notes Due 2022	775.0	775.0
Regal 5 3/4% Senior Notes Due 2025	250.0	250.0
Regal 5 3/4% Senior Notes Due 2023	250.0	250.0
Lease financing arrangements, weighted average interest rate of 11.23% as of March 31, 2017, maturing in various installments through November 2028	94.2	97.1
Capital lease obligations, 7.8% to 10.7%, maturing in various installments through December 2030	8.7	9.2
Other	4.1	4.1

Total debt obligations	2,334.3	2,340.1
Less current portion	25.4	25.5
Less debt issuance costs, net of accumulated amortization of $19.7 and $18.5, respectively	24.7	25.8

Total debt obligations, less current portion and debt issuance costs	$2,284.2	$2,288.8

        Regal Cinemas Seventh Amended and Restated Credit Agreement—As described further in Note 5 to the 2016 Audited Consolidated Financial Statements, on April 2, 2015, Regal Cinemas entered into a seventh amended and restated credit agreement (the "Amended Senior Credit Facility"), with Credit Suisse AG as Administrative Agent ("Credit Suisse AG") and the lenders party thereto, which amended, restated and refinanced the sixth amended and restated credit agreement (the "Prior Senior Credit Facility"). The Amended Senior Credit Facility consisted of a term loan facility (the "Term Facility") in an aggregate principal amount of $965.8 million with a final maturity date in April 2022 and a revolving credit facility (the "Revolving Facility") in an aggregate principal amount of $85.0 million with a final maturity date in April 2020. The Term Facility amortized in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Facility, with the balance payable on the Term Facility maturity date. Proceeds from the Term Facility (approximately $963.3 million, net of debt discount) were applied to refinance the term loan under the Prior Senior Credit Facility, which had an aggregate outstanding principal balance of approximately $963.2 million. As a result of the amendment, the Company recorded a loss on debt extinguishment of approximately $5.7 millionduring the quarter ended June 30, 2015.

        On June 1, 2016, Regal Cinemas entered into a permitted secured refinancing agreement with REH, the guarantors party thereto, Credit Suisse AG and the lenders party thereto (the "June 2016 Refinancing Agreement"). Pursuant to the June 2016 Refinancing Agreement, Regal Cinemas consummated a permitted secured refinancing of the Term Facility under the Amended Senior Credit Facility, which had an aggregate principal balance of approximately $958.5 million, and in accordance therewith, received term loans in an aggregate principal amount of approximately $958.5 million with a final maturity date in April 2022. Together with other amounts provided by Regal Cinemas, proceeds of

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. DEBT OBLIGATIONS (Continued)

the term loans were applied to repay all of the outstanding principal and accrued and unpaid interest on the Term Facility under the Amended Senior Credit Facility. In connection with the execution of the June 2016 Refinancing Agreement, the Company recorded a loss on debt extinguishment of approximately $1.5 million during the quarter ended June 30, 2016.

        On December 2, 2016, Regal Cinemas entered into a permitted secured refinancing agreement (the "December 2016 Refinancing Agreement") with REH, the guarantors party thereto, Credit Suisse AG and the lenders party thereto. The December 2016 Refinancing Agreement further amends the Amended Senior Credit Facility, which was amended by the June 2016 Refinancing Agreement. Pursuant to the December 2016 Refinancing Agreement, Regal Cinemas consummated a permitted secured refinancing of the Term Facility, which had an aggregate principal balance of approximately $956.1 million, and in accordance therewith, and received term loans in an aggregate principal amount of approximately $956.1 million with a final maturity date in April 2022 (the "New Term Loans"). Together with other amounts provided by Regal Cinemas, proceeds of the New Term Loans were applied to repay all of the outstanding principal and accrued and unpaid interest on the existing term facility under the Amended Senior Credit Facility in effect immediately prior to the making of the New Term Loans. The New Term Loans amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the New Term Loans, with the balance payable on the maturity date of the New Term Loans. The December 2016 Refinancing Agreement also amends the Amended Senior Credit Facility by reducing the interest rate on the New Term Loans, by providing, at Regal Cinemas' option, either a base rate or an adjusted LIBOR rate (as defined in the Amended Senior Credit Facility) plus, in each case, an applicable margin. Such applicable margin will be either 1.50% in the case of base rate loans or 2.50% in the case of LIBOR rate loans. The December 2016 Refinancing Agreement also provides for a 1% prepayment premium applicable in the event that Regal Cinemas enters into a refinancing or amendment of the New Term Loans on or prior to the sixth-month anniversary of the closing of the December 2016 Refinancing Agreement that, in either case, has the effect of reducing the interest rate on the New Term Loans. In connection with the execution of the December 2016 Refinancing Agreement, the Company recorded a loss on debt extinguishment of approximately $1.4 million during the quarter ended December 31, 2016.

        No amounts have been drawn on the Revolving Facility. As of March 31, 2017, we had approximately $2.7 million outstanding in letters of credit, leaving approximately $82.3 million available for drawing under the Revolving Facility. The Amended Senior Credit Facility also permits Regal Cinemas to borrow additional term loans thereunder in an amount of up to $200.0 million, plus additional amounts as would not cause the consolidated total leverage ratio of Regal Cinemas to exceed 3.00:1.00, in each case, subject to lenders providing additional commitments for such amounts and the satisfaction of certain other customary conditions. The obligations of Regal Cinemas are secured by, among other things, a lien on substantially all of its tangible and intangible personal property (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, deposit and securities accounts, and intellectual property) and certain owned real property. The obligations under the Amended Senior Credit Facility are also guaranteed by certain subsidiaries of Regal Cinemas and secured by a lien on all or substantially all of such subsidiaries' personal property and certain owned real property pursuant to that certain second amended and restated guaranty and collateral agreement, dated as of May 19, 2010, among Regal Cinemas, certain subsidiaries of Regal Cinemas party thereto and Credit Suisse AG (the "Amended Guaranty Agreement"). The obligations are further guaranteed by Regal Entertainment Holdings, Inc., on a

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. DEBT OBLIGATIONS (Continued)

limited recourse basis, with such guaranty being secured by a lien on the capital stock of Regal Cinemas.

        Borrowings under the Amended Senior Credit Facility bear interest, at Regal Cinemas' option, at either a base rate or an adjusted LIBOR rate (as defined in the Amended Senior Credit Facility) plus, in each case, an applicable margin of 1.50% in the case of base rate loans or 2.50% in the case of LIBOR rate loans. Interest is payable (a) in the case of base rate loans, quarterly in arrears, and (b) in the case of LIBOR rate loans, at the end of each interest period, but in no event less often than every 3 months. If, at any time, with respect to the New Term Loans, the adjusted LIBOR rate as defined in the Amended Senior Credit Facility would otherwise be lower than 0.75% per annum, the adjusted LIBOR rate with respect to the New Term Loans shall be deemed to be 0.75% per annum at such time.

        As of March 31, 2017 and December 31, 2016, borrowings of $952.3 million (net of debt discount) and $954.7 million (net of debt discount), respectively, were outstanding under the New Term Loans at an effective interest rate of 3.73% (as of March 31, 2017) and 3.56% (as of December 31, 2016), after the impact of the interest rate swaps described in Note 10—"Derivative Instruments" is taken into account.

        For further discussion of the Amended Senior Credit Facility, please refer to Note 5 to the 2016 Audited Consolidated Financial Statements and incorporated by reference herein.

        Regal 5 3/4% Senior Notes Due 2022—On March 11, 2014, Regal issued $775.0 million in aggregate principal amount of its 5 3/4% senior notes due 2022 (the "5 3/4% Senior Notes Due 2022") in a registered public offering. The 5 3/4% Senior Notes Due 2022 bear interest at a rate of 5.75% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning September 15, 2014. The 5 3/4% Senior Notes Due 2022 will mature on March 15, 2022.

        The 5 3/4% Senior Notes Due 2022 are the Company's senior unsecured obligations and rank equal in right of payment with all of the Company's existing and future senior unsecured indebtedness and prior to all of the Company's future subordinated indebtedness. The 5 3/4% Senior Notes Due 2022 are effectively subordinated to all of the Company's future secured indebtedness to the extent of the value of the collateral securing that indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. None of the Company's subsidiaries guaranty any of the Company's obligations with respect to the 5 3/4% Senior Notes Due 2022.

        For further discussion of the 5 3/4% Senior Notes Due 2022, please refer to Note 5 to the 2016 Audited Consolidated Financial Statements and incorporated by reference herein.

        Regal 5 3/4% Senior Notes Due 2025—On January 17, 2013, Regal issued $250.0 million in aggregate principal amount of its 5 3/4% senior notes due 2025 (the "5 3/4% Senior Notes Due 2025") in a registered public offering. The 5 3/4% Senior Notes Due 2025 bear interest at a rate of 5.75% per year, payable semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2013. The 5 3/4% Senior Notes Due 2025 will mature on February 1, 2025.

        The 5 3/4% Senior Notes Due 2025 are the Company's senior unsecured obligations. They rank equal in right of payment with all of the Company's existing and future senior unsecured indebtedness and prior to all of the Company's future subordinated indebtedness. The 5 3/4% Senior Notes Due 2025 are effectively subordinated to all of the Company's future secured indebtedness to the extent of the

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. DEBT OBLIGATIONS (Continued)

value of the collateral securing that indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. None of the Company's subsidiaries guaranty any of the Company's obligations with respect to the 5 3/4% Senior Notes Due 2025.

        For further discussion of the 5 3/4% Senior Notes Due 2025, please refer to Note 5 to the 2016 Audited Consolidated Financial Statements and incorporated by reference herein.

        Regal 5 3/4% Senior Notes Due 2023—On June 13, 2013, Regal issued $250.0 million in aggregate principal amount of its 5 3/4% senior notes due 2023 (the "5 3/4% Senior Notes Due 2023") in a registered public offering. The 5 3/4% Senior Notes Due 2023 bear interest at a rate of 5.75% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning December 15, 2013. The 5 3/4% Senior Notes Due 2023 will mature on June 15, 2023.

        The 5 3/4% Senior Notes Due 2023 are the Company's senior unsecured obligations. They rank equal in right of payment with all of the Company's existing and future senior unsecured indebtedness and prior to all of the Company's future subordinated indebtedness. The 5 3/4% Senior Notes Due 2023 are effectively subordinated to all of the Company's future secured indebtedness to the extent of the value of the collateral securing that indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. None of the Company's subsidiaries guaranty any of the Company's obligations with respect to the 5 3/4% Senior Notes Due 2023.

        For further discussion of the 5 3/4% Senior Notes Due 2023, please refer to Note 5 to the 2016 Audited Consolidated Financial Statements and incorporated by reference herein.

        Lease Financing Arrangements—These obligations primarily represent lease financing obligations resulting from the requirements of ASC Subtopic 840-40.

        Other Long-Term Obligations—Other long-term obligations, including capital lease obligations, not explicitly discussed herein are described in Note 5 to the 2016 Audited Consolidated Financial Statements and incorporated by reference herein.

        Covenant Compliance—As of March 31, 2017, we are in full compliance with all agreements, including all related covenants, governing our outstanding debt obligations.

4. INCOME TAXES

        The provision for income taxes of $30.7 million and $29.7 million for the quarters ended March 31, 2017 and March 31, 2016, respectively, reflect effective tax rates of approximately 38.8% and 42.2%, respectively. The decrease in the effective tax rate for the quarter ended March 31, 2017 is primarily attributable to to the Company's adoption of ASU 2016-09 during the quarter ended March 31, 2017 (described further in Note 9—"Recent Accounting Pronouncements"), an increase in uncertain state tax positions during the quarter ended March 31, 2016, and to a lesser extent, the settlement of state tax positions during the quarter ended March 31, 2016. The effective tax rates for all periods presented also reflect the impact of certain non-deductible expenses and income tax credits.

        In assessing the realizable value of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. The Company has recorded a

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. INCOME TAXES (Continued)

valuation allowance against deferred tax assets at March 31, 2017 and December 31, 2016 of $34.5 million, as management believes it is more likely than not that certain deferred tax assets will not be realized in future tax periods. Future reductions in the valuation allowance associated with a change in management's determination of the Company's ability to realize these deferred tax assets will result in a decrease in the provision for income taxes.

        Total unrecognized tax benefits at March 31, 2017 and December 31, 2016 were $8.6 million and $10.9 million, respectively. The total net unrecognized tax benefits that would affect the effective tax rate if recognized at March 31, 2017 and December 31, 2016 were $3.9 million and $5.4 million, respectively.

        The Company recognizes interest and penalties accrued related to unrecognized tax benefits as a component of income tax expense. As of March 31, 2017 and December 31, 2016, the Company has accrued gross interest and penalties of approximately $1.9 million and $1.8 million, respectively.

        The Company and its subsidiaries collectively file income tax returns in the U.S. federal jurisdiction and various state and U.S. territory jurisdictions. The Company is not subject to U.S. federal examinations before 2013, U.S. Territory examinations for years before 2012, and with limited exceptions, state examinations before 2012. However, the taxing authorities still have the ability to review the propriety of tax attributes created in closed tax years if such tax attributes are utilized in an open tax year. In April 2016, the Company was notified that the the Internal Revenue Service ("IRS") would examine its 2014 federal income tax return. The Company is in the process of providing information requested by the IRS with respect to such tax year. Management believes that it has provided adequate provision for income taxes relative to the tax year under examination.

5. CAPITAL STOCK AND SHARE-BASED COMPENSATION

  Capital Stock

        As of March 31, 2017, the Company's authorized capital stock consisted of:

  •
  500,000,000 shares of Class A common stock, par value $0.001 per share;

  •
  200,000,000 shares of Class B common stock, par value $0.001 per share; and

  •
  50,000,000 shares of preferred stock, par value $0.001 per share.

        Of the authorized shares of Class A common stock, 18.0 million shares were sold in connection with the Company's initial public offering in May 2002. The Company's Class A common stock is listed on the New York Stock Exchange under the trading symbol "RGC." As of March 31, 2017, 133,324,481 shares of Class A common stock were outstanding. Of the authorized shares of Class B common stock, 23,708,639 shares were outstanding as of March 31, 2017, all of which are beneficially owned by The Anschutz Corporation and its affiliates (collectively, "Anschutz"). Each share of Class B common stock converts into a single share of Class A common stock at the option of the holder or upon certain transfers of a holder's Class B common stock. Each holder of Class B common stock is entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Of the authorized shares of the preferred stock, no shares were issued and outstanding as of March 31, 2017. The Class A common stock is entitled to a single vote for each outstanding share of Class A common stock on every matter properly submitted to the stockholders for a vote. Except as required by law, the Class A and Class B common stock vote

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. CAPITAL STOCK AND SHARE-BASED COMPENSATION (Continued)

together as a single class on all matters submitted to the stockholders. The material terms and provisions of the Company's certificate of incorporation affecting the relative rights of the Class A common stock and the Class B common stock are described in Note 9 to the 2016 Audited Consolidated Financial Statements, incorporated by reference herein.

        As of March 31, 2017, Anschutz owned 18,440,000 shares of our issued and outstanding Class A Common Stock, representing approximately 13.8% of our Class A common stock issued and outstanding, which together with the 23,708,639 shares of our Class B common stock owned by Anschutz, represents approximately 69.0% of the combined voting power of the outstanding shares of Class A common stock and Class B common stock as of March 31, 2017.

  Warrants

        No warrants to acquire the Company's Class A or Class B common stock were outstanding as of March 31, 2017.

  Share-Based Compensation

        In 2002, the Company established the Regal Entertainment Group Stock Incentive Plan (as amended, the "Incentive Plan"), which provides for the granting of incentive stock options and non-qualified stock options to officers, employees and consultants of the Company. As described below under "Restricted Stock" and "Performance Share Units," the Incentive Plan also provides for grants of restricted stock and performance shares that are subject to restrictions and risks of forfeiture. Readers should refer to Note 9 to the 2016 Audited Consolidated Financial Statements for additional information related to these awards and the Incentive Plan.

        On May 9, 2012, the stockholders of Regal approved amendments to the Incentive Plan increasing the number of Class A common stock authorized for issuance under the Incentive Plan by a total of 5,000,000 shares and extending the term of the Incentive Plan to May 9, 2022. As of March 31, 2017, 3,759,579 shares remain available for future issuance under the Incentive Plan.

  Restricted Stock

        As described further in Note 9 to the 2016 Audited Consolidated Financial Statements, the Incentive Plan also provides for restricted stock awards to officers, directors and key employees. Under the Incentive Plan, shares of Class A common stock of the Company may be granted at nominal cost to officers, directors and key employees, subject to a continued employment/service restriction. On January 11, 2017, 217,366 restricted shares were granted under the Incentive Plan at nominal cost to officers, directors and key employees. These awards vest 25% at the end of each year for 4 years (in the case of officers and key employees) and vest 100% at the end of one year (in the case of directors). The closing price of the Company's Class A common stock on the date of the grant was $22.10 per share. The Company assumed a forfeiture rate of 6% for such restricted stock awards.

        During the quarter ended March 31, 2017, the Company withheld approximately 166,081 shares of restricted stock at an aggregate cost of approximately $3.6 million, as permitted by the applicable equity award agreements, to satisfy employee tax withholding requirements related to the vesting of 491,084 restricted stock awards. In addition, during the quarter ended March 31, 2017, 205,677 performance shares (originally granted on January 8, 2014) were effectively converted to shares of restricted

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. CAPITAL STOCK AND SHARE-BASED COMPENSATION (Continued)

common stock, as threshold performance goals for these awards were satisfied on January 8, 2017, the calculation date. These awards are scheduled to fully vest on January 8, 2018, the one year anniversary of the calculation date.

        During the quarters ended March 31, 2017 and March 31, 2016, the Company recognized approximately $1.1 million and $0.8 million, respectively, of share-based compensation expense related to restricted share grants. Such expense is presented as a component of "General and administrative expenses." The compensation expense for these awards was determined based on the market price of the Company's stock at the date of grant applied to the total numbers of shares that were anticipated to fully vest. As of March 31, 2017, we have unrecognized compensation expense of $7.9 million associated with restricted stock awards, which is expected to be recognized through January 11, 2021.

        The following table represents the restricted stock activity for the quarter ended March 31, 2017:

Unvested at beginning of period	765,952
Granted during the period	217,366
Vested during the period	(491,084)
Forfeited during the period	(12,760)
Conversion of performance shares during the period	205,677

Unvested at end of period	685,151

        During the quarter ended March 31, 2017, the Company paid one cash dividend of $0.22 on each share of outstanding restricted stock totaling approximately $0.2 million. During the quarter ended March 31, 2016, the Company paid one cash dividend of $0.22 on each share of outstanding restricted stock totaling approximately $0.2 million.

  Performance Share Units

        The Incentive Plan also provides for grants in the form of performance share units to officers, directors and key employees. Performance share agreements are entered into between the Company and each grantee of performance share units.

        In 2009, the Company adopted an amended and restated form of performance share agreement (each, a "Performance Agreement" and collectively, the "Performance Agreements"). Pursuant to the terms and conditions of the Performance Agreements, grantees will be issued shares of restricted common stock of the Company in an amount determined by the attainment of Company performance criteria set forth in each Performance Agreement. The shares of restricted common stock received upon attainment of the performance criteria will be subject to further vesting over a period of time, provided the grantee remains a service provider to the Company during such period. On January 11, 2017, 235,356 performance shares were granted under the Incentive Plan at nominal cost to officers and key employees. Under the Performance Agreement, which is described further in the section entitled "Compensation Discussion and Analysis—Elements of Compensation—Performance Shares," of our 2017 proxy statement filed with the Commission on April 10, 2017, each performance share represents the right to receive from 0% to 150% of the target numbers of shares of restricted Class A common stock. The number of shares of restricted common stock earned will be determined based on the attainment of specified performance goals by January 11, 2020 (the third anniversary of the grant date for the January 11, 2017 grant) set forth in the applicable Performance Agreement. Such

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. CAPITAL STOCK AND SHARE-BASED COMPENSATION (Continued)

performance shares vest on January 11, 2021 (the fourth anniversary of the grant date for the January 11, 2017 grant). The shares are subject to the terms and conditions of the Incentive Plan. The closing price of the Company's Class A common stock on the date of the grant was $22.10 per share, which approximates the grant date fair value of the awards. The Company assumed a forfeiture rate of 9% for such performance share awards.

        During the quarters ended March 31, 2017 and March 31, 2016, the Company recognized approximately $1.1 million and $1.0 million, respectively, of share-based compensation expense related to performance share grants. Such expense is presented as a component of "General and administrative expenses." As of March 31, 2017, we have unrecognized compensation expense of $10.4 million associated with performance share units, which is expected to be recognized through January 11, 2021. During the quarter ended March 31, 2017, 205,677 performance share awards (originally granted on January 8, 2014) were converted to shares of restricted common stock, as threshold performance goals for these awards were satisfied on January 8, 2017, the calculation date.

        The following table summarizes information about the Company's number of performance shares for the quarter ended March 31, 2017:

Unvested at beginning of period	698,709
Granted (based on target) during the period	235,356
Cancelled/forfeited during the period	(8,457)
Conversion to restricted shares during the period	(205,677)

Unvested at end of period	719,931

        In connection with the conversion of the above 205,677 performance shares, during the quarter ended March 31, 2017, the Company paid cumulative cash dividends of $3.64 (representing the sum of all cash dividends paid from January 8, 2014 through January 8, 2017) on each performance share converted, totaling approximately $0.7 million. The above table does not reflect the maximum or minimum number of shares of restricted stock contingently issuable. An additional 0.4 million shares of restricted stock could be issued if the performance criteria maximums are met.

6. COMMITMENTS AND CONTINGENCIES

        The Company is presently involved in various judicial, administrative, regulatory and arbitration proceedings concerning matters arising in the ordinary course of business operations, including but not limited to, personal injury claims, landlord-tenant, antitrust, vendor and other third party disputes, tax disputes, employment and other contractual matters, some of which are described below. Many of these proceedings are at preliminary stages, and many of these cases seek an indeterminate amount of damages. The Company's theatre operations are also subject to federal, state and local laws governing such matters as wages, working conditions, citizenship and health and sanitation and environmental protection requirements.

        On October 9, 2012, staff at the San Francisco Regional Water Quality Board (the "Regional Board") notified United Artists Theatre Circuit, Inc. ("UATC"), an indirect, wholly owned subsidiary of the Company, that the Regional Board was contemplating issuing a cleanup and abatement order to UATC with respect to a property in Santa Clara, California that UATC owned and then leased during the 1960s and 1970s. On June 25, 2013, the Regional Board issued a tentative order to UATC setting

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. COMMITMENTS AND CONTINGENCIES (Continued)

out proposed site clean-up requirements for UATC with respect to the property. According to the Regional Board, the property in question has been contaminated by dry-cleaning facilities that operated at the property in question from approximately 1961 until 1996. The Regional Board also issued a tentative order to the current property owner, who has been conducting site investigation and remediation activities at the site for several years. UATC submitted comments to the Regional Board on July 28, 2013, objecting to the tentative order. The Regional Board considered the matter at its regular meeting on September 11, 2013 and adopted the tentative order with only minor changes. On October 11, 2013, UATC filed a petition with the State Water Resources Control Board ("the State Board") for review of the Regional Board's order. The State Board failed to act on the petition and hence by operation of law it was deemed denied, and UATC filed a petition for writ of mandamus with the California Superior Court seeking review and modification of the order. The Superior Court dismissed UATC's claims against the State Board and the City of Santa Clara. Briefing on UATC's claims against the Regional Board is scheduled to be completed during the first half of 2017. UATC is cooperating with the Regional Board while its petition remains pending before the State Board. To that end, UATC and the current property owner jointly submitted, and on October 27, 2015, the Regional Board approved, a Remedial Action Plan ("RAP") to remediate the dry-cleaner contamination. UATC intends to vigorously defend this matter. We believe that we are, and were during the period in question described in this paragraph, in compliance with such applicable laws and regulations.

        On January 28, 2016, Regional Board staff contacted UATC's counsel in the Santa Clara matter to ascertain whether he would be representing UATC in connection with the cleanup of a drycleaner-impacted property located in Millbrae, California that the Regional Board believes UATC or related entities formerly owned during the dry-cleaning operations. Counsel subsequently responded in the affirmative. The Company has received no further communications from the Regional Board on this matter.

        On May 5, 2014, NCM, Inc. announced that it had entered into a merger agreement to acquire Screenvision, LLC ("Screenvision"). On November 3, 2014, the United States Department of Justice (the "DOJ") filed an antitrust lawsuit seeking to enjoin the proposed merger between NCM, Inc. and Screenvision. On March 16, 2015, NCM, Inc. announced that it had agreed with Screenvision to terminate the merger agreement. On March 17, 2015, the Company was notified by the DOJ that it had opened an investigation into potential anticompetitive conduct by and coordination among NCM, Inc., National CineMedia, Regal, AMC and Cinemark (the "DOJ Notice"). In addition, the DOJ Notice requested that the Company preserve all documents and information since January 1, 2011 relating to movie clearances or communications or cooperation between and among AMC, Regal and Cinemark or their participation in NCM. On May 28, 2015, the Company received a civil investigative demand (the "CID") from the DOJ as part of an investigation into potentially anticompetitive conduct under Sections 1 and 2 of the Sherman Act, 15 U.S.C. § 1 and § 2. The Company has also received investigative demands from the antitrust sections of various state attorneys general regarding movie clearances and Regal's various joint venture investments, including National CineMedia. The CID and various state investigative demands require the Company to produce documents and answer interrogatories. The Company may receive additional investigative demands from the DOJ and state attorneys general regarding these or related matters. The Company continues to cooperate with these investigations and any other related Federal or state investigations to the extent any are undertaken. The DOJ and various state investigations may also give rise to additional lawsuits filed against the Company related to clearances and the Company's investments in its various joint ventures. While we

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. COMMITMENTS AND CONTINGENCIES (Continued)

do not believe that the Company has engaged in any violation of Federal or state antitrust or competition laws during its participation in NCM and other joint ventures, we can provide no assurances as to the scope, timing or outcome of the DOJ's or any other state or Federal governmental reviews of the Company's conduct.

        In situations where management believes that a loss arising from judicial, administrative, regulatory and arbitration proceedings is probable and can reasonably be estimated, the Company records the amount of the loss, or the minimum estimated liability when the loss is estimated using a range and no amount within the range is more probable than another. As additional information becomes available, any potential liability related to these proceedings is assessed and the estimates are revised, if necessary. The amounts reserved for such proceedings totaled approximately $3.4 million and $3.5 million as of March 31, 2017 and December 31, 2016, respectively. Management believes any additional liability with respect to these claims and disputes will not be material in the aggregate to the Company's consolidated financial position, results of operations or cash flows. Under ASC Topic 450, Contingencies—Loss Contingencies, an event is "reasonably possible" if "the chance of the future event or events occurring is more than remote but less than likely" and an event is "remote" if "the chance of the future event or events occurring is slight." Thus, references to the upper end of the range of reasonably possible loss for cases in which the Company is able to estimate a range of reasonably possible loss mean the upper end of the range of loss for cases for which the Company believes the risk of loss is more than slight. Management is unable to estimate a range of reasonably possible loss for cases described herein in which damages have not been specified and (i) the proceedings are in early stages, (ii) there is uncertainty as to the likelihood of a class being certified or the ultimate size of the class, (iii) there is uncertainty as to the outcome of pending appeals or motions, (iv) there are significant factual issues to be resolved, and/or (v) there are novel legal issues presented. However, for these cases, management does not believe, based on currently available information, that the outcomes of these proceedings will have a material adverse effect on the Company's financial condition, though the outcomes could be material to the Company's operating results for any particular period, depending, in part, upon the operating results for such period.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990 (the "ADA") to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, awards of damages to private litigants and additional capital expenditures to remedy such non-compliance. The Company believes that it is in substantial compliance with all current applicable regulations relating to accommodations for the disabled. The Company intends to comply with future regulations in this regard and except as set forth above, does not currently anticipate that compliance will require the Company to expend substantial funds.

7. RELATED PARTY TRANSACTIONS

        During each of the quarters ended March 31, 2017 and March 31, 2016, Regal Cinemas received approximately $0.1 million from an Anschutz affiliate for rent and other expenses related to a theatre facility.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. RELATED PARTY TRANSACTIONS (Continued)

        During each of the quarters ended March 31, 2017 and March 31, 2016, the Company received approximately $0.2 million from an Anschutz affiliate for management fees related to a theatre site in Los Angeles, California.

        Please also refer to Note 2—"Investments" for a discussion of other related party transactions associated with our various investments in non-consolidated entities.

8. EARNINGS PER SHARE

        We compute earnings per share of Class A and Class B common stock using the two-class method. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, common stock equivalents outstanding during the period. Potential common stock equivalents consist of the incremental common shares issuable upon the vesting of restricted stock and performance share units. The dilutive effect of outstanding restricted stock and performance share units is reflected in diluted earnings per share by application of the treasury-stock method. In addition, the computation of the diluted earnings per share of Class A common stock assumes the conversion of Class B common stock, while the diluted earnings per share of Class B common stock does not assume the conversion of those shares.

        The rights, including the liquidation and dividend rights, of the holders of our Class A and Class B common stock are identical, except with respect to voting. The earnings for the periods presented are allocated based on the contractual participation rights of the Class A and Class B common shares. As the liquidation and dividend rights are identical, the earnings are allocated on a proportionate basis. Further, as we assume the conversion of Class B common stock in the computation of the diluted earnings per share of Class A common stock, the earnings are equal to net income attributable to controlling interest for that computation.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. EARNINGS PER SHARE (Continued)

        The following table sets forth the computation of basic and diluted earnings per share of Class A and Class B common stock (in millions, except share and per share data):

	Quarter Ended March 31, 2017		Quarter Ended March 31, 2016
	Class A	Class B	Class A	Class B
Basic earnings per share:
Numerator:
Allocation of earnings	$41.1	$7.3	$34.5	$6.2
Denominator:
Weighted average common shares outstanding (in thousands)	132,585	23,709	132,308	23,709

Basic earnings per share	$0.31	$0.31	$0.26	$0.26

Diluted earnings per share:
Numerator:
Allocation of earnings for basic computation	$41.1	$7.3	$34.5	$6.2
Reallocation of earnings as a result of conversion of Class B to Class A shares	7.3	—	6.2	—

Allocation of earnings	$48.4	$7.3	$40.7	$6.2
Denominator:
Number of shares used in basic computation (in thousands)	132,585	23,709	132,308	23,709
Weighted average effect of dilutive securities (in thousands)
Add:
Conversion of Class B to Class A common shares outstanding	23,709	—	23,709	—
Restricted stock and performance shares	745	—	756	—

Number of shares used in per share computations (in thousands)	157,039	23,709	156,773	23,709

Diluted earnings per share	$0.31	$0.31	$0.26	$0.26

9. RECENT ACCOUNTING PRONOUNCEMENTS

  Adoption of New Accounting Pronouncements

        In March 2016, the FASB issued ASU 2016-07, Investments—Equity Method and Joint Ventures (Topic 323). The purpose of ASU 2016-07 is to eliminate the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment was held. ASU 2016-07 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years and early adoption is permitted. The Company's adoption of ASU 2016-07 during the quarter ended March 31, 2017 had no impact on the Company's consolidated financial statements and related disclosures.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

        In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which relates to the accounting for employee share-based payments. ASU 2016-09 simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years and early adoption is permitted. The Company's adoption of ASU 2016-09 during the quarter ended March 31, 2017 had the impact of reducing income tax expense by approximately $1.2 million pertaining to excess tax benefits related to vesting of 491,084 restricted stock awards and to a lesser extent, dividends paid on restricted stock during the quarter. Historically, such excess tax benefits would have been recorded as a component of additional paid-in capital.

        In October 2016, the FASB issued ASU 2016-17, Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control, which requires when assessing which party is the primary beneficiary in a VIE, the decision maker considers interests held by entities under common control on a proportionate basis instead of treating those interests as if they were that of the decision maker itself, as current U.S. GAAP requires. ASU 2016-17 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years and early adoption is permitted. The Company's adoption of ASU 2016-17 during the quarter ended March 31, 2017 had no impact on the Company's consolidated financial statements and related disclosures.

  Recently Issued FASB Accounting Standard Codification Updates

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The standard permits the use of either the retrospective or modified retrospective transition method. ASU 2014-09 was originally effective for annual and interim reporting periods beginning after December 15, 2016. However, the standard was deferred by ASU 2015-14, issued by the FASB in August 2015, and is now effective for fiscal years beginning on or after December 15, 2017, including interim reporting periods within that reporting period, with early adoption permitted as of the original effective date. The Company believes that the adoption of ASU 2014-09 will primarily impact its accounting for its (i) loyalty program, (ii) gift cards and bulk tickets, (iii) customer incentives and (iv) amounts recorded as deferred revenue and the method of amortization for advanced payments received in connection with the 2007 National CineMedia ESA modification and subsequent receipts of common units of National CineMedia pursuant to the provisions of the Common Unit Adjustment Agreement, each as described in Note 2—"Investments." The Company has selected the modified retrospective method for adoption of ASU 2014-09. Under this method, we will recognize the cumulative effect of the changes in retained earnings at the date of adoption, but will not restate prior periods. The Company is continuing to further evaluate the full impact that ASU 2014-09 will have on its consolidated financial statements and related disclosures. To that end, the Company has conducted initial analyses, developed project management relative to the process of adopting ASU 2014-09, and is currently completing detailed contract reviews to determine necessary adjustments to existing accounting policies and to support an evaluation of the standard's impact on the Company's consolidated results of operations and financial condition.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 establishes a right-of-use ("ROU") model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is evaluating the impact that ASU 2016-02 will have on its consolidated financial statements and related disclosures and believes that the significance of its future minimum rental payments will result in a material increase in ROU assets and lease liabilities.

        In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenues Gross versus Net). The purpose of ASU 2016-08 is to clarify the implementation of revenue recognition guidance related to principal versus agent considerations. ASU 2016-08 is effective for fiscal years beginning after December 15, 2017, including interim periods within that year, concurrent with ASU 2014-09. Early adoption is permitted. The Company is evaluating the impact that ASU 2016-08 will have on its consolidated financial statements and related disclosures.

        In April 2016, the FASB issuedASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. The purpose of ASU 2016-10 is to provide more detailed guidance in the following key areas: identifying performance obligations and licenses of intellectual property. ASU 2016-10 is effective for fiscal years beginning after December 15, 2017, including interim periods within that year, concurrent with ASU 2014-09. Early adoption is permitted. The Company is evaluating the impact that ASU 2016-10 will have on its consolidated financial statements and related disclosures.

        In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients. The purpose of ASU 2016-12 is to address certain narrow aspects of ASC Topic 606 including assessing collectability, presentation of sales and other similar taxes, noncash considerations, contract modifications and completed contracts at transition. ASU 2016-12 is effective for fiscal years beginning after December 15, 2017, including interim periods within that year, concurrent with ASU 2014-09. Early adoption is permitted. The Company is evaluating the impact that ASU 2016-12 will have on its consolidated financial statements and related disclosures.

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The purpose of ASU 2016-15 is to reduce the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within that year. The Company is evaluating the impact that ASU 2016-15 will have on its consolidated financial statements and related disclosures.

        In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory, which requires that an entity recognize the income tax consequences of intra-entity transfers of assets other than inventory at the time of the transfer instead of deferring the tax consequences until the asset has been sold to an outside party, as current U.S. GAAP requires. ASU 2016-16 is effective for annual periods, and interim periods therein, beginning after December 15,

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

2017. Early application is permitted in any interim or annual period. The Company is evaluating the impact that ASU 2016-16 will have on its consolidated financial statements and related disclosures.

        In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The purpose of ASU 2017-01 is to clarify the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within that year. The amendments in ASU 2017-01 should be applied prospectively on or after the effective date. Early adoption is permitted. The Company is evaluating the impact that ASU 2017-01 will have on its consolidated financial statements and related disclosures.

        In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The purpose of ASU 2017-04 is to simplify the subsequent measurement of goodwill by removing the second step of the two-step impairment test. The amendment should be applied on a prospective basis. ASU 2017-04 is effective for fiscal years beginning after December 15, 2019, including interim periods within that year. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is evaluating the impact that ASU 2017-04 will have on its consolidated financial statements and related disclosures.

10. DERIVATIVE INSTRUMENTS

        Regal Cinemas has entered into hedging relationships via interest rate swap agreements to hedge against interest rate exposure of its variable rate debt obligations under Regal Cinemas' Amended Senior Credit Facility. Certain of these interest rate swaps qualify for cash flow hedge accounting treatment, and as such, the change in the fair values of the interest rate swaps is recorded on the Company's consolidated balance sheet as an asset or liability with the effective portion of the interest rate swaps' gains or losses reported as a component of other comprehensive income and the ineffective portion reported in earnings. As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive income/loss related to the interest rate swaps will be reclassified into earnings. In the event that an interest rate swap is terminated or de-designated prior to maturity, gains or losses accumulated in other comprehensive income or loss remain deferred and are reclassified into earnings in the periods during which the hedged forecasted transaction affects earnings. See Note 11—"Fair Value of Financial Instruments" for discussion of the Company's interest rate swaps' fair value estimation methods and assumptions.

        Below is a summary of Regal Cinemas' current interest rate swap agreement as of March 31, 2017:

Nominal Amount	Effective Date	Fixed Rate	Receive Rate	Expiration Date	Designated as Cash Flow Hedge	Gross Fair Value at March 31, 2017	Balance Sheet Location
$200.0 million	June 30, 2015	2.165%	1-month LIBOR*	June 30, 2018	Yes	$(2.1) million	See Note 11

*
Subject to a 0.75% LIBOR floor.

        On April 2, 2015, Regal Cinemas amended two of its existing interest rate swap agreements originally designated as cash flow hedges on $350.0 million of variable rate debt obligations. Since the terms of the interest rate swaps designated in the original cash flow hedge relationships changed with

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. DERIVATIVE INSTRUMENTS (Continued)

these amendments, we de-designated the original hedge relationships and re-designated the amended interest rate swaps in new cash flow hedge relationships as of the amendment date of April 2, 2015. On December 31, 2016, one of these interest rate swap agreements designated to hedge $150.0 million of variable rate debt obligations expired.

        The following tables show the effective portion of gains and losses on derivative instruments designated and qualifying in cash flow hedges recognized in other comprehensive income (loss), and amounts reclassified from accumulated other comprehensive loss to interest expense for the periods indicated (in millions):

	After-tax Gain (Loss) Recognized in Other Comprehensive Income (Loss) (Effective Portion)
	Quarter Ended March 31, 2017	Quarter Ended March 31, 2016
Derivatives designated as cash flow hedges:
Interest rate swaps	$(0.2)	$(1.3)

	Pre-tax Amounts Reclassified from Accumulated Other Comprehensive Loss into Interest Expense, net
	Quarter Ended March 31, 2017	Quarter Ended March 31, 2016
Derivatives designated as cash flow hedges:
Interest rate swaps(1)	$1.0	$1.7

(1)
We estimate that $0.6 million of deferred pre-tax losses attributable to these interest rate swaps will be reclassified into earnings as interest expense during the next 12 months as the underlying hedged transactions occur.

        The changes in accumulated other comprehensive loss, net associated with the Company's interest rate swap arrangements for the quarters ended March 31, 2017 and March 31, 2016 were as follows (in millions):

	Interest Rate Swaps
	Quarter Ended March 31, 2017	Quarter Ended March 31, 2016
Accumulated other comprehensive loss, net, beginning of period	$(1.4)	$(2.7)
Change in fair value of interest rate swap transactions (effective portion), net of taxes of $0.1 and $0.9, respectively	(0.2)	(1.3)
Amounts reclassified from accumulated other comprehensive loss to interest expense, net of taxes of $0.4 and $0.7, respectively	0.6	1.0

Accumulated other comprehensive loss, net, end of period	$(1.0)	$(3.0)

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. DERIVATIVE INSTRUMENTS (Continued)

        The following table sets forth the effect of our interest rate swap arrangements on our unaudited condensed statements of income for the quarters ended March 31, 2017 and March 31, 2016 (in millions):

	Pre-tax Gain (Loss) Recognized in Interest Expense, net
	Quarter Ended March 31, 2017	Quarter Ended March 31, 2016
Derivatives designated as cash flow hedges (ineffective portion):
Interest rate swaps(1)	$0.4	$0.8

(1)
Amounts represent the ineffective portion of the change in fair value of the hedging derivatives and are recorded as a reduction of interest expense in the consolidated financial statements. On December 31, 2016, one of these interest rate swap agreements designated to hedge $150.0 million of variable rate debt obligations expired.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

        Fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the entity transacts. The inputs used to develop these fair value measurements are established in a hierarchy, which ranks the quality and reliability of the information used to determine fair value. The fair value classification is based on levels of inputs. Assets and liabilities that are carried at fair value are classified and disclosed in one of the following categories described in ASC Topic 820, Fair Value Measurements and Disclosures:

          Level 1 Inputs:  Quoted market prices in active markets for identical assets or liabilities.

          Level 2 Inputs:  Observable market based inputs or unobservable inputs that are corroborated by market data.

          Level 3 Inputs:  Unobservable inputs that are not corroborated by market data.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The following tables summarize the fair value hierarchy of the Company's financial assets and liabilities carried at fair value on a recurring basis as of March 31, 2017 and December 31, 2016:

			Fair Value Measurements at March 31, 2017
	Balance Sheet Location	Total Carrying Value at March 31, 2017	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	(in millions)
Liabilities:
Interest rate swap designated as cash flow hedge(1)	Accrued Expenses	$1.8	$—	$1.8	$—
Interest rate swap designated as cash flow hedge(1)	Other Non-Current Liabilities	$0.3	$—	$0.3	$—

Total liabilities at fair value		$2.1	$—	$2.1	$—

			Fair Value Measurements at December 31, 2016
	Balance Sheet Location	Total Carrying Value at December 31, 2016	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	(in millions)
Liabilities:
Interest rate swap designated as cash flow hedge(1)	Accrued Expenses	$2.3	$—	$2.3	$—
Interest rate swap designated as cash flow hedge(1)	Other Non-Current Liabilities	$0.7	$—	$0.7	$—

Total liabilities at fair value		$3.0	$—	$3.0	$—

(1)
The fair value of the Company's interest rate swaps described in Note 10—"Derivative Instruments" is based on Level 2 inputs, which include observable inputs such as dealer quoted prices for similar assets or liabilities, and represents the estimated amount Regal Cinemas would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates, credit risk and counterparty credit risk. The counterparties to the Company's interest rate swaps are major financial institutions. The Company evaluates the bond ratings of the financial institutions and believes that credit risk is at an acceptably low level.

        There were no changes in valuation techniques during the period. There were no transfers in or out of Level 3 during the quarters ended March 31, 2017 and March 31, 2016, respectively.

        In addition, the Company is required to disclose the fair value of financial instruments that are not recognized in the statement of financial position for which it is practicable to estimate that value. The

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

methods and assumptions used to estimate the fair value of each class of financial instrument are as follows:

Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities:

        The carrying amounts approximate fair value because of the short maturity of these instruments.

Long-Lived Assets, Intangible Assets and Other Investments

        As further described in Note 2 to the 2016 Audited Consolidated Financial Statements and incorporated by reference herein, the Company regularly reviews long-lived assets (primarily property and equipment), intangible assets and investments in non-consolidated entities, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. When the estimated fair value is determined to be lower than the carrying value of the asset, an impairment charge is recorded to write the asset down to its estimated fair value.

        The Company's analysis relative to long-lived assets resulted in the recording of impairment charges of $2.1 million and $2.2 million, respectively, for the quarters ended March 31, 2017 and March 31, 2016. The long-lived asset impairment charges recorded were specific to theatres that were directly and individually impacted by increased competition, adverse changes in market demographics or adverse changes in the development or the conditions of the areas surrounding the theatres we deemed other than temporary.

        The Company did not record an impairment of any intangible assets or investments in non-consolidated subsidiaries accounted for under the equity method for the quarters ended March 31, 2017 and March 31, 2016.

Long term obligations, excluding capital lease obligations, lease financing arrangements and other:

        The fair value of the Amended Senior Credit Facility described in Note 3—"Debt Obligations," which consists of the New Term Loans and the Revolving Facility, is estimated based on quoted prices (Level 2 inputs as described in ASC Topic 820) as of March 31, 2017 and December 31, 2016. The associated interest rates are based on floating rates identified by reference to market rates and are assumed to approximate fair value. The fair values of the 5 3/4% Senior Notes Due 2022, the 5 3/4% Senior Notes Due 2025 and the 5 3/4% Senior Notes Due 2023 were estimated based on quoted prices (Level 1 inputs as described in ASC Topic 820) for these issuances as of March 31, 2017 and December 31, 2016. The aggregate carrying values and fair values of long-term debt at March 31, 2017 and December 31, 2016 consist of the following:

	March 31, 2017	December 31, 2016
	(in millions)
Carrying value	$2,227.3	$2,229.7
Fair value	$2,291.8	$2,287.1

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. ACCUMULATED OTHER COMPREHENSIVE LOSS, NET

        The following tables present for the quarters ended March 31, 2017 and March 31, 2016, respectively, the change in accumulated other comprehensive loss, net of tax, by component (in millions):

	Interest rate swaps	Equity method investee interest rate swaps	Total
Balance as of December 31, 2016	$(1.4)	$0.1	$(1.3)
Other comprehensive income (loss), net of tax
Change in fair value of interest rate swap transactions	(0.2)	—	(0.2)
Amounts reclassified to net income from interest rate swaps	0.6	—	0.6
Change in fair value of equity method investee interest rate swaps	—	0.1	0.1

Total other comprehensive income (loss), net of tax	0.4	0.1	0.5

Balance as of March 31, 2017	$(1.0)	$0.2	$(0.8)

	Interest rate swaps	Available for sale securities	Equity method investee interest rate swaps	Total
Balance as of December 31, 2015	$(2.7)	$0.5	$0.1	$(2.1)
Other comprehensive income (loss), net of tax
Change in fair value of interest rate swap transactions	(1.3)	—	—	(1.3)
Amounts reclassified to net income from interest rate swaps	1.0	—	—	1.0
Reclassification adjustment for gain on sale of available for sale securities recognized in net income	—	(0.5)	—	(0.5)
Change in fair value of equity method investee interest rate swaps	—	—	(0.6)	(0.6)

Total other comprehensive income (loss), net of tax	(0.3)	(0.5)	(0.6)	(1.4)

Balance as of March 31, 2016	$(3.0)	$—	$(0.5)	$(3.5)

13. SUBSEQUENT EVENTS

  Acquisition of Two Theatres and a Parcel of Land

        On April 13, 2017, the Company completed the acquisition of two theatres with 41 screens located in Houston, Texas from Santikos Theaters, Inc. for an aggregate net cash purchase price, before post-closing adjustments, of $30.0 million. In addition, on April 18, 2017, the Company purchased a parcel of land located in Montgomery County, Texas from an entity affiliated with Santikos Theaters, Inc. for a net cash purchase price, before post-closing adjustments, of approximately $7.3 million. The results of operations of the acquired theatres will be included in the Company's consolidated financial statements for periods subsequent to the acquisition date.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. SUBSEQUENT EVENTS (Continued)

  Declaration of Quarterly Dividend

        On April 26, 2017, the Company declared a cash dividend of $0.22 per share on each share of the Company's Class A and Class B common stock (including outstanding restricted stock), payable on June 15, 2017, to stockholders of record on June 5, 2017.

Item 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Some of the information in this quarterly report on Form 10-Q includes "forward-lookingstatements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Form 10-Q, including, without limitation, certain statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations", may constitute forward-looking statements. In some cases you can identify these "forward-looking statements" by words like "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those words and other comparable words. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those indicated in these statements as a result of certain factors as more fully discussed under the heading "Risk Factors" contained in our annual report on Form 10-K filed on February 27, 2017 with the Commission (File No. 001-31315) for the Company's fiscal year ended December 31, 2016 (our "Form 10-K"). The following discussionand analysis should be read in conjunction with the unaudited condensed consolidated financial statements and notes thereto included herein.

Overview and Basis of Presentation

        We conduct our operations through our wholly owned subsidiaries. We operate one of the largest and most geographically diverse theatre circuits in the United States, consisting of 7,262 screens in 559 theatres in 43 states along with Guam, Saipan, American Samoa and the District of Columbia as of March 31, 2017. We believe the size, reach and quality of our theatre circuit provide an exceptional platform to realize economies of scale from our theatre operations. The Company manages its business under one reportable segment: theatre exhibition operations.

        We generate revenues primarily from admissions and concession sales. Additional revenues are generated by our vendor marketing programs, our gift card and bulk ticket programs, various other activities in our theatres and through our relationship with National CineMedia, which focuses on in-theatre advertising. Film rental costs depend primarily on the popularity and box office revenues of a film, and such film rental costs generally increase as the admissions revenues generated by a film increase. Because we purchase certain concession items, such as fountain drinks and popcorn, in bulk and not pre-packaged for individual servings, we are able to maximize our margins by negotiating volume discounts. Other operating expenses consist primarily of theatre labor and occupancy costs.

        The timing of movie releases can have a significant effect on our results of operations, and the results of one fiscal quarter are not necessarily indicative of results for the next fiscal quarter or any other fiscal quarter. The unexpected emergence of a hit film during other periods can alter the traditional trend. The seasonality of motion picture exhibition, however, has become less pronounced as motion picture studios are releasing motion pictures somewhat more evenly throughout the year. The Company does not believe that inflation has had a material impact on its financial position or results of operations.

        For a summary of industry trends as well as other risks and uncertainties relevant to the Company, see "Business—Industry Overview and Trends" and "Risk Factors" contained in our Form 10-K and incorporated herein by reference and "Results of Operations" below.

Critical Accounting Estimates

        For a discussion of accounting policies that we consider critical to our business operations and the understanding of our results of operations and affect the more significant judgments and estimates used in the preparation of our unaudited condensed consolidated financial statements, please refer to Item 7, "Management's Discussion and Analysis of Financial Condition and Results of

Operations—Critical Accounting Estimates" contained in our Form 10-K and incorporated by reference herein. As of March 31, 2017, there were no significant changes in our critical accounting policies or estimation procedures.

Significant Events

        For a discussion of other significant operating, financing and investing transactions which have occurred through December 31, 2016, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" included in Part II, Item 7 of our Form 10-K and incorporated herein by reference.

        Our business strategy is predicated on our ability to allocate capital effectively to enhance value for our stockholders. This strategy focuses on enhancing our position in the motion picture exhibition industry by capitalizing on prudent industry consolidation and partnership opportunities, managing, expanding and upgrading our existing asset base with new technologies and customer amenities and realizing selective growth opportunities through new theatre construction. Our business strategy should enable us to continue to produce the free cash flow necessary to maintain a prudent allocation of our capital among dividend payments, debt service and repayment and investment in our theatre assets, all to provide meaningful value to our stockholders. During the quarter ended March 31, 2017 (the "Q1 2017 Period"), we continued to make progress with respect to our business strategy as follows:

  •
  We demonstrated our commitment to providing incremental value to our stockholders. Total cash dividends paid to our stockholders during the Q1 2017 Period totaled approximately $35.3 million.

  •
  We continued to embrace innovative concepts that generate incremental revenue and cash flows for the Company and deliver a premium movie-going experience for our customers on several complementary fronts:

  •
  First, we continued to improve customer amenities, primarily through the installation of luxury reclining seats. With respect to our luxury reclining seating initiative, as of March 31, 2017, we offered luxury reclining seating in 1,500 auditoriums at 123 theatre locations. We expect to install luxury reclining seating in approximately 40-45 locations during 2017 and expect to outfit approximately 45% of the total screens in our circuit by the end of 2019. The costs of these conversions in some cases are partially covered by investments from our theatre landlords.

  •
  Second, to address consumer trends and customer preferences, we have continued to expand our menu of food and alcoholic beverage products to an increasing number of attendees. The enhancement of our food and alcoholic beverage offerings has had a positive effect on our operating results, and we expect to continue to invest in such offerings in our theatres. As of March 31, 2017, we offered an expanded menu of food in 231 locations (reaching 55% of our Q1 2017 Period attendees) and alcoholic beverages in 156 locations (reaching 31% of our Q1 2017 Period attendees), and we expect to offer an expanded menu of food in approximately 270 locations and alcoholic beverages in approximately 215 locations by the end of 2017.

  •
  Third, we continued to implement various customer engagement initiatives aimed at delivering a premium movie-going experience for our customers in order to better compete for patrons and build brand loyalty. For example, we maintain a frequent moviegoer loyalty program, named the Regal Crown Club®, to actively engage our core customers. Regal Crown Club® members are eligible for specified awards, such as concession items, based on purchases made at our theatres. During 2016, we completed the national rollout of the new Regal Crown Club®. Members of the enhanced program can earn unlimited credits and can redeem such credits for movie tickets, concession items and movie memorabilia at the theatre or in an online reward center where members can select the rewards of their choice. We believe these changes allow us to offer more relevant offers to our members and increase customer engagement in the program. As of March 31, 2017, we had approximately 12 million active members in the Regal Crown Club®, making it the largest loyalty program in our industry.

    •
    In addition, we continued to develop and enhance other customer engagement initiatives such as mobile ticketing applications, internet ticketing, social media and other marketing initiatives. For example, we have improved the customer experience by expanding our ability to sell tickets remotely via our mobile ticketing application, which was officially launched in the Q1 2017 Period, and through our internet ticketing partners such as Fandango.com and Atom Tickets. Customers can choose their preferred ticketing option, which in many cases means they can pre-purchase tickets, scan their mobile device and proceed directly to their reserved seat without waiting in line. In addition to providing customers the ability to pre-purchase tickets, our mobile ticketing application provides customers the ability to find films, movie information, showtimes, track Regal Crown Club® credits and receive special offers from Regal. Finally, our newest ticketing partner, Atom Tickets, provides our patrons the ability to bypass concession stand lines by pre-purchasing concession items via their mobile device. We believe these technologies provide a platform for delivering a quality customer experience and will drive incremental revenues and cash flows in a cost-effective manner.

  •
  We continued to actively manage our asset base during the Q1 2017 Period by opening two new theatres with 26 screens and closing four underperforming theatres with 31 screens, ending the Q1 2017 Period with 559 theatres and 7,262 screens.

        We believe the continued rollout of premium amenities such as luxury reclining seating, a wider array of food and alcoholic beverage offerings allows us to deliver a premium movie-going experience for a majority of our customers. We believe this strategy will enable us to better compete for patrons and build brand loyalty, which will provide us the opportunity for incremental revenue and cash flows.

Recent Developments

        On April 13, 2017, the Company completed the acquisition of two theatres with 41 screens located in Houston, Texas from Santikos Theaters, Inc. for an aggregate net cash purchase price, before post-closing adjustments, of $30.0 million. In addition, on April 18, 2017, the Company purchased a parcel of land located in Montgomery County, Texas from an entity affiliated with Santikos Theaters, Inc. for a net cash purchase price, before post-closing adjustments, of approximately $7.3 million. The results of operations of the acquired theatres will be included in the Company's consolidated financial statements for periods subsequent to the acquisition date.

        On April 26, 2017, the Company declared a cash dividend of $0.22 per share on each share of the Company's Class A and Class B common stock (including outstanding restricted stock), payable on June 15, 2017, to stockholders of record on June 5, 2017.

Results of Operations

        Based on our review of industry sources, North American box office revenues for the time period that corresponds to Regal's first quarter of 2017 were estimated to have increased by approximately 3 to 4 percent per screen in comparison to the first quarter of 2016. The industry's box office results for the first quarter of 2017 were positively impacted by strong attendance from the breadth and commercial success of the overall film slate during the quarter.

        The following table sets forth the percentage of total revenues represented by certain items included in our unaudited condensed consolidated statements of income for the Q1 2017 Period and the quarter ended March 31, 2016 (the "Q1 2016 Period") (dollars in millions, except average ticket prices and average concessions per patron):

	Q1 2017 Period			Q1 2016 Period
	$	% of Revenue		$	% of Revenue
Revenues:
Admissions	$533.2	64.9%		$515.7	65.5%
Concessions	239.5	29.2		230.1	29.2
Other operating revenues	48.5	5.9		41.3	5.3

Total revenues	821.2	100.0		787.1	100.0
Operating expenses:
Film rental and advertising costs(1)	283.1	53.1		277.5	53.8
Cost of concessions(2)	30.8	12.9		28.8	12.5
Rent expense(3)	106.2	12.9		107.5	13.7
Other operating expenses(3)	215.7	26.3		211.5	26.9
General and administrative expenses (including share-based compensation expense of $2.2 and $1.8 for the Q1 2017 Period and the Q1 2016 Period, respectively)(3)	22.3	2.7		21.2	2.7
Depreciation and amortization(3)	60.9	7.4		55.7	7.1
Net loss on disposal and impairment of operating assets(3)	2.7	0.3		4.3	0.5

Total operating expenses(3)	721.7	87.9		706.5	89.8

Income from operations(3)	99.5	12.1		80.6	10.2
Interest expense, net(3)	30.7	3.7		32.5	4.1
Earnings recognized from NCM(3)	(2.0)	0.2		(12.3)	1.6
Equity in income of non-consolidated entities and other, net(3)	(8.3)	1.0		(10.0)	1.3
Provision for income taxes(3)	30.7	3.7		29.7	3.8
Net income attributable to controlling interest(3)	$48.4	5.9		$40.7	5.2
Attendance (in thousands)	53,355		*	53,297		*
Average ticket price(4)	$9.99		*	$9.68		*
Average concessions per patron(5)	$4.49		*	$4.32		*

*
Not meaningful

(1)
Percentage of revenues calculated as a percentage of admissions revenues.

(2)
Percentage of revenues calculated as a percentage of concessions revenues.

(3)
Percentage of revenues calculated as a percentage of total revenues.

(4)
Calculated as admissions revenues/attendance.

(5)
Calculated as concessions revenues/attendance.

  Admissions

        Total admissions revenues increased$17.5 million, or 3.4%, during the Q1 2017 Period to $533.2 million, from $515.7 million in the Q1 2016 Period. A 3.2%increase in average ticket prices (approximately $16.5 million of total admissions revenues), and a 0.1%increase in attendance (approximately $1.0 million of total admissions revenues) led to the increase in the Q1 2017 Period admissions revenues. The 3.2% average ticket price increase was due to selective price increases identified during our ongoing periodic pricing reviews (particularly at locations featuring luxury reclining seats). The increase in attendance during the Q1 2017 Period was primarily a result of strong attendance from the breadth and commercial success of the overall film slate during the period. Based on our review of certain industry sources, the increase in our admissions revenues on a per screen basis was higher than the industry's per screen results for the Q1 2017 Period as compared to the Q1 2016 Period. We are optimistic that the industry's investment in new theatres and customer amenities and other recent industry initiatives and trends will drive continued growth and strength for the domestic motion picture industry. To that end, our market share may be positively or negatively impacted by such initiatives and trends during any given quarter.

  Concessions

        Total concessions revenues increased$9.4 million, or 4.1%, to $239.5 million in the Q1 2017 Period, from $230.1 million in the Q1 2016 Period. Average concessions revenues per patron during the Q1 2017 Periodincreased3.9%, to $4.49, from $4.32 in the Q1 2016 Period. The 3.9% increase in average concessions revenues per patron (approximately $9.1 million of total concessions revenues), coupled with the aforementioned 0.1%increase in attendance (approximately $0.3 million of total concessions revenues) led to the overall increase in the Q1 2017 Period concessions revenues. The increase in average concessions revenues per patron for the Q1 2017 Period was primarily attributable to selective price increases and the continued rollout of our expanded food and alcohol menu.

  Other Operating Revenues

        Other operating revenues increased$7.2 million, or 17.4%, to $48.5 million during the Q1 2017 Period, from $41.3 million in the Q1 2016 Period. Included in other operating revenues are revenues from our vendor marketing programs, other theatre revenues (consisting primarily of internet ticketing surcharges, theatre rentals and arcade games), theatre access fees paid by National CineMedia (net of payments for on-screen advertising time provided to our beverage concessionaire) and revenues related to our gift card and bulk ticket programs. The increase in other operating revenues during the Q1 2017 Period was due to an increase in revenues from our vendor marketing programs (approximately $3.8 million), an increase in internet ticketing surcharges (approximately $2.1 million), and an increase in revenues related to our gift card and bulk ticket programs (approximately $0.6 million).

  Film Rental and Advertising Costs

        Film rental and advertising costs as a percentage of admissions revenues for the Q1 2017 Period decreased to 53.1% from 53.8% in the Q1 2016 Period. The decrease in film rental and advertising costs as a percentage of box office revenues during the Q1 2017 Period was primarily attributable to the breadth of the overall film slate during the period and higher film costs associated with the success of the top tier films exhibited during the Q1 2016 Period.

  Cost of Concessions

        Cost of concessions increased$2.0 million, or 6.9%, to $30.8 million during the Q1 2017 Period, from $28.8 million in the Q1 2016 Period. Cost of concessions as a percentage of concessions revenues for the Q1 2017 Period was approximately 12.9% compared to 12.5% in the Q1 2016 Period. The increase in cost of concessions as a percentage of concessions revenues during the Q1 2017 Period was primarily related to increases in packaged good and raw material costs during the period, coupled with the amount of vendor marketing revenues recorded as a reduction of cost of concessions.

  Rent Expense

        During the Q1 2017 Period, rent expense totaled $106.2 million, a decrease of $1.3 million, or 1.2%, from $107.5 million in the Q1 2016 Period. Rent expense during the Q1 2017 Period was primarily impacted by the closure of 12 theatres with 112 screens subsequent to the end of the Q1 2016 Period, partially offset by an increase in contingent rent associated with the increase in total revenues and incremental rent from the opening of four new theatres with 45 screens subsequent to the end of the Q1 2016 Period.

  Other Operating Expenses

        During the Q1 2017 Period, other operating expenses increased$4.2 million, or 2.0%, to $215.7 million, from $211.5 million in the Q1 2016 Period. The increase in other operating expenses during the Q1 2017 Period was primarily due to an increase in theatre-level payroll and benefit costs during such periods (approximately $2.8 million), incremental expenses associated with higher alternative content revenues (approximately $2.4 million) and increases in banking and security costs (approximately $1.0 million), partially offset by decreased costs (approximately $1.9 million) associated with lower premium format film revenues during the Q1 2017 Period.

  General and Administrative Expenses

        General and administrative expenses increased$1.1 million, or 5.2%, to $22.3 million during the Q1 2017 Period, from $21.2 million in the Q1 2016 Period. During the Q1 2017 Period, the increase in general and administrative expenses was primarily attributable to slightly higher corporate payroll costs and share-based compensation expense during the period.

  Depreciation and Amortization

        During the Q1 2017 Period, depreciation and amortization expense increased$5.2 million, or 9.3%, to $60.9 million, from $55.7 million in the Q1 2016 Period. The increase in depreciation and amortization expense during the Q1 2017 Period was primarily related to incremental depreciation and amortization expense associated with increased capital expenditures related to the installation of luxury reclining seats, the opening of four new theatres with 45 screens subsequent to the end of the Q1 2016 Period and accelerated depreciation on certain identified assets, partially offset by the closure of 12 theatres with 112 screens subsequent to the end of the Q1 2016 Period.

  Interest Expense, net

        During the Q1 2017 Period, net interest expense decreased$1.8 million, or 5.5%, to $30.7 million, from $32.5 million in the Q1 2016 Period. The decrease in net interest expense during the Q1 2017 Period was primarily due to the impact of a lower effective interest rate under the Amended Senior Credit Facility during the Q1 2017 Period.

  Earnings Recognized from NCM

        Earnings recognized from NCM decreased$10.3 million, or 83.7%, to $2.0 million in the Q1 2017 Period, from $12.3 million in the Q1 2016 Period. The decrease in earnings recognized from National CineMedia during the Q1 2017 Period was primarily attributable to lower equity income (including a $5.6 million change in interest loss as described further in Note 2—"Investments") from National CineMedia and the timing of cash distributions from National CineMedia during the Q1 2017 Period as compared to that of the Q1 2016 Period.

  Income Taxes

        The provision for income taxes of $30.7 million and $29.7 million for the Q1 2017 Period and the Q1 2016 Period, respectively, reflect effective tax rates of approximately 38.8% and 42.2%, respectively. The decrease in the effective tax rate for the Q1 2017 Period is primarily attributable to the Company's adoption of ASU 2016-09 during the Q1 2017 Period (described further in Note 9—"Recent Accounting Pronouncements"), an increase in uncertain state tax positions during the Q1 2016 Period, and to a lesser extent, the settlement of state tax positions during the Q1 2016 Period. The effective tax rates for all periods presented also reflect the impact of certain non-deductible expenses and income tax credits.

Liquidity and Capital Resources

        On a consolidated basis, we expect our primary uses of cash to be for operating expenses, capital expenditures, investments, acquisitions, general corporate purposes related to corporate operations, debt service and the Company's dividend payments. The principal sources of liquidity are cash generated from operations, cash on hand and borrowings under the Amended Senior Credit Facility described below. Under the terms of the Amended Senior Credit Facility, Regal Cinemas is restricted as to how much it can advance or distribute to Regal, its indirect parent. Since Regal is a holding company with no significant assets other than the stock of its subsidiaries, this restriction could impact Regal's ability to effect future debt or dividend payments, pay corporate expenses, repurchase or retire for cash its 5 3/4% Senior Notes Due 2022, its 5 3/4% Senior Notes Due 2023 and its 5 3/4% Senior Notes Due 2025. In addition, as described further below, the indentures under which the 5 3/4% Senior Notes Due 2022, the 5 3/4% Senior Notes Due 2023, and the 5 3/4% Senior Notes Due 2025 are issued limit the Company's (and its restricted subsidiaries') ability to, among other things, incur additional indebtedness, pay dividends on or make other distributions in respect of its capital stock, purchase or redeem capital stock, make loans or advances to its subsidiaries, or purchase, redeem or otherwise acquire or retire certain subordinated obligations.

Operating Activities

        Our revenues are generated principally through admissions and concessions sales with proceeds received in cash or via credit cards. Our operating expenses are primarily related to film and advertising costs, rent and occupancy and payroll. Film costs are ordinarily paid to distributors within 30 days following receipt of admissions revenues and the cost of the Company's concessions are generally paid to vendors approximately 30 to 35 days from purchase. Our current liabilities include items that will become due within 12 months. In addition, from time to time, we use cash from operations to fund dividends in excess of net income attributable to controlling interest and to fund dividends in excess of cash flows from operating activities less capital expenditures (net of proceeds from asset sales). As a result, at any given time, our balance sheet may reflect a working capital deficit.

        Net cash flows provided by operating activities totaled approximately $249.6 million and $180.8 million for the Q1 2017 Period and the Q1 2016 Period, respectively. The increase in net cash flows generated by operating activities for the Q1 2017 Period as compared to the Q1 2016 Period was caused by a positive fluctuation in working capital activity (primarily related to the timing of vendor payments, including film payables, as a result of increased attendance and admissions revenues at our theatres during the latter part of the Q1 2017 Period), an increase in net income excluding non-cash items and an increase in landlord contributions related to our luxury reclining seating initiative.

Investing Activities

        Our capital requirements have historically arisen principally in connection with acquisitions of theatres, new theatre construction, strategic partnerships, the addition of luxury amenities in select theatres, other upgrades to the Company's theatre facilities and equipment replacement. We fund the cost of capital expenditures through internally generated cash flows, cash on hand, landlord contributions, proceeds from the disposition of assets and financing activities.

        We intend to continue to grow our theatre circuit through selective expansion and acquisition opportunities. The Company has a formal and intensive review procedure for the authorization of capital projects, with the most important financial measure of acceptability for a discretionary non-maintenance capital project being whether its projected discounted cash flow return on investment meets or exceeds the Company's internal rate of return targets. We currently expect capital expenditures (net of proceeds from asset sales and landlord contributions) for theatre development, expansion, upgrading and replacements to be in the range of approximately $130.0 million to $145.0 million in 2017, exclusive of acquisitions.

        During the Q1 2017 Period, we received approximately 0.5 million newly issued common units of National CineMedia in accordance with the annual adjustment provisions of the Common Unit Adjustment Agreement. This transaction increased our ownership share in National CineMedia to approximately 27.6 million common units. On a fully diluted basis, we own a 17.9% interest in NCM, Inc. as of March 31, 2017.

        Net cash flows used in investing activities totaled approximately $44.9 million and $26.9 million for the Q1 2017 Period and the Q1 2016 Period, respectively. The $18.0 million increase in cash flows used in investing activities during the Q1 2017 Period as compared to the Q1 2016 Period was primarily attributable a $13.4 million increase in capital expenditures (net of proceeds from disposals), the impact of $3.6 million in proceeds received related to the sale of RealD, Inc. common stock during the Q1 2016 Period and higher capital investments in certain non-consolidated entities during the Q1 2017 Period.

Financing Activities

        As described further in Note 3—"Debt Obligations," on June 1, 2016, Regal Cinemas entered into a permitted secured refinancing agreement with REH, the guarantors party thereto, Credit Suisse AG and the lenders party thereto (the "June 2016 Refinancing Agreement"). Pursuant to the June 2016 Refinancing Agreement, Regal Cinemas consummated a permitted secured refinancing of the Term Facility under the Amended Senior Credit Facility, which had an aggregate principal balance of approximately $958.5 million, and in accordance therewith, received term loans in an aggregate principal amount of approximately $958.5 million with a final maturity date in April 2022. Together with other amounts provided by Regal Cinemas, proceeds of the term loans were applied to repay all of the outstanding principal and accrued and unpaid interest on the Term Facility under the Amended Senior Credit Facility. In connection with the execution of the June 2016 Refinancing Agreement, the Company recorded a loss on debt extinguishment of approximately $1.5 million during the quarter ended June 30, 2016.

        On December 2, 2016, Regal Cinemas entered into a permitted secured refinancing agreement (the "December 2016 Refinancing Agreement") with REH, the guarantors party thereto, Credit Suisse AG and the lenders party thereto. The December 2016 Refinancing Agreement further amends the Amended Senior Credit Facility, which was amended by the June 2016 Refinancing Agreement. Pursuant to the December 2016 Refinancing Agreement, Regal Cinemas consummated a permitted secured refinancing of the Term Facility, which had an aggregate principal balance of approximately $956.1 million, and in accordance therewith, the Lenders advanced term loans in an aggregate principal amount of approximately $956.1 million with a final maturity date in April 2022 (the "New Term Loans"). Together with other amounts provided by Regal Cinemas, proceeds of the New Term Loans were applied to repay all of the outstanding principal and accrued and unpaid interest on the existing term facility under the Amended Senior Credit Facility in effect immediately prior to the making of the

New Term Loans. The New Term Loans amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the New Term Loans, with the balance payable on the maturity date of the New Term Loans. The December 2016 Refinancing Agreement also amends the Amended Senior Credit Facility by reducing the interest rate on the New Term Loans, by providing, at Regal Cinemas' option, either a base rate or an adjusted LIBOR rate plus, in each case, an applicable margin. Such applicable margin will be either 1.50% in the case of base rate loans or 2.50% in the case of LIBOR rate loans. The December 2016 Refinancing Agreement also provides for a 1% prepayment premium applicable in the event that Regal Cinemas enters into a refinancing or amendment of the New Term Loans on or prior to the sixth-month anniversary of the closing of the December 2016 Refinancing Agreement that, in either case, has the effect of reducing the interest rate on the New Term Loans. In connection with the execution of the December 2016 Refinancing Agreement, the Company recorded a loss on debt extinguishment of approximately $1.4 million during the quarter ended December 31, 2016.

        As of March 31, 2017, we had approximately $952.3 million aggregate principal amount outstanding (net of debt discount) under the New Term Loans, $775.0 million aggregate principal amount outstanding under the 5 3/4% Senior Notes Due 2022, $250.0 million aggregate principal amount outstanding under the 5 3/4% Senior Notes Due 2023, and $250.0 million aggregate principal amount outstanding under the 5 3/4% Senior Notes Due 2025. As of March 31, 2017, we had approximately $2.7 million outstanding in letters of credit, leaving approximately $82.3 million available for drawing under the Revolving Facility. As of March 31, 2017, we are in full compliance with all agreements, including all related covenants, governing our outstanding debt obligations.

        During the Q1 2017 Period, Regal paid one quarterly cash dividend of $0.22 per share on each outstanding share of the Company's Class A and Class B common stock, or approximately $34.6 million in the aggregate. In addition, in connection with the conversion of 205,677 performance shares during the quarter ended March 31, 2017, the Company paid cumulative cash dividends of $3.64 (representing the sum of all cash dividends paid from January 8, 2014 through January 8, 2017) on each performance share converted, totaling approximately $0.7 million. Finally, on April 26, 2017, the Company declared a cash dividend of $0.22 per share on each share of the Company's Class A and Class B common stock (including outstanding restricted stock), payable on June 15, 2017, to stockholders of record on June 5, 2017. Declared dividends have been or will be funded through cash flow from operations and available cash on hand. We, at the discretion of our Board of Directors and subject to applicable law, anticipate paying regular quarterly dividends on our Class A and Class B common stock for the foreseeable future. The amount, if any, of the dividends to be paid in the future will depend upon our then available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows, as well as other relevant factors.

        Net cash flows used in financing activities were approximately $42.4 million and $45.5 million for the Q1 2017 Period and the Q1 2016 Period, respectively. The $3.1 million net decrease in cash flows used in financing activities during the Q1 2017 Period as compared to the Q1 2016 Period was primarily attributable to the impact of $2.5 million of landlord contributions received in connection with lease financing arrangements.

EBITDA

        Net income attributable to controlling interest adjusted for interest expense, net, provision for income taxes and depreciation and amortization ("EBITDA") was approximately $170.7 million and $158.6 million for the Q1 2017 Period and the Q1 2016 Period, respectively.

        The Company uses EBITDA as a supplemental liquidity and performance measure because we find it useful to understand and evaluate our capacity, excluding the impact of interest, taxes, and non-cash depreciation and amortization charges, for servicing our debt, paying dividends and otherwise meeting our cash needs, prior to our consideration of the impacts of other potential sources and uses of cash, such as working capital items. We believe that EBITDA is useful to investors for these purposes as well. EBITDA should not be considered an alternative to, or more meaningful than, net cash provided by or used in operating activities, as determined in accordance with U.S. GAAP, since it omits the impact of interest, taxes and changes in working capital that use or provide cash (such as receivables, payables and inventories) as well as the sources or uses of cash associated with changes in other balance sheet items (such as long-term loss accruals and deferred items). Because EBITDA excludes depreciation and amortization, EBITDA does not reflect any cash requirements for the replacement of the assets being depreciated and amortized, which assets will often have to be replaced in the future. Further, EBITDA, because it also does not reflect the impact of debt service, income taxes, cash dividends, capital expenditures and other cash commitments from time to time as described in more detail elsewhere in this Form 10-Q, does not represent how much discretionary cash we have available for other purposes. Nonetheless, EBITDA is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community, all of whom believe, and we concur, that these measures are critical to the capital markets' analysis of our ability to service debt, fund capital expenditures, pay dividends and otherwise meet cash needs, respectively. We also evaluate EBITDA because it is clear that movements in this non-GAAP measure impact our ability to attract financing and pay dividends. EBITDA, as calculated, may not be comparable to similarly titled measures reported by other companies. A reconciliation of net income attributable to controlling interest to EBITDA to net cash provided by operating activities is calculated as follows (in millions):

	Q1 2017 Period	Q1 2016 Period
Net income attributable to controlling interest	$48.4	$40.7
Interest expense, net	30.7	32.5
Provision for income taxes	30.7	29.7
Depreciation and amortization	60.9	55.7

EBITDA	170.7	158.6
Interest expense, net	(30.7)	(32.5)
Provision for income taxes	(30.7)	(29.7)
Deferred income taxes	(4.5)	(4.2)
Changes in operating assets and liabilities	101.3	61.1
Landlord contributions	26.3	22.2
Other items, net	17.2	5.3

Net cash provided by operating activities	$249.6	$180.8

Contractual Cash Obligations and Commitments

        For a summary of our contractual cash obligations and commitments and off-balance sheet arrangements as of December 31, 2016, please refer to Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Cash Obligations and Commitments" contained in our Form 10-K and incorporated by reference herein. For a discussion of material changes outside the ordinary course of our business in our contractual cash obligations and commitments during the quarter ended March 31, 2017, please refer to "Liquidity and Capital Resources" above. We believe that the amount of cash and cash equivalents on hand, cash flow expected from operations and availability under our Revolving Facility will be adequate for the Company to execute its business strategy and meet anticipated requirements for lease obligations, capital expenditures, working capital and debt service for the next 12 months.

Recent Accounting Pronouncements

        For a discussion of the recent accounting pronouncements relevant to our operations, please refer to the information provided under Note 9—"Recent Accounting Pronouncements" of our notes to the accompanying unaudited condensed consolidated financial statements included in Part I, Item 1 (Financial Statements) of this Form 10-Q, which information is incorporated herein by reference.

Item 3.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        The Company's interest rate risk is confined to interest rate exposure of its and its wholly owned subsidiaries' debt obligations that bear interest based on floating rates. The Amended Senior Credit Facility provides variable rate interest that could be adversely affected by an increase in interest rates. Borrowings under the New Term Loans bear interest, at Regal Cinemas' option, at either a base rate or an adjusted LIBOR rate plus, in each case, an applicable margin as described in Note 3—"Debt Obligations."

        Under the terms of the Company's effective interest rate swap agreement (which hedges an aggregate of $200.0 million of variable rate debt obligations as of March 31, 2017) described in Note 10—"Derivative Instruments," Regal Cinemas pays interest at a fixed rate of 2.165% and receives interest at a variable rate.

        As of March 31, 2017 and December 31, 2016, borrowings of $952.3 million (net of debt discount) and $954.7 million (net of debt discount), respectively, were outstanding under the New Term Loans at an effective interest rate of 3.73% (as of March 31, 2017) and 3.56% (as of December 31, 2016), after the impact of the interest rate swaps described in Note 10—"Derivative Instruments" is taken into account. A hypothetical change of 10% in the Company's effective interest rate under the New Term Loans as of March 31, 2017, would increase or decrease interest expense by approximately $0.9 million for the quarter ended March 31, 2017.

Item 4.    CONTROLS AND PROCEDURES

        We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit to the Commission under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified by the Commission's rules and forms, and that information is accumulated and communicated to our management, including our principal executive, principal financial and principal accounting officers (whom we refer to in this periodic report as our Certifying Officers), as appropriate to allow timely decisions regarding required disclosure. Our management evaluated, with the participation of our Certifying Officers, the effectiveness of our disclosure controls and procedures as of March 31, 2017, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation, our Certifying Officers concluded that, as of March 31, 2017, our disclosure controls and procedures were effective.

        There were no changes in our internal control over financial reporting that occurred during our most recently completed quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

Item 1.    LEGAL PROCEEDINGS

        Information required to be furnished by us under this Part II, Item 1 (Legal Proceedings) is incorporated by reference to Note 6—"Commitments and Contingencies" of our notes to the accompanying unaudited condensed consolidated financial statements included in Part I, Item 1 (Financial Statements) of this Form 10-Q.

Item 1A.    RISK FACTORS

        There have been no material changes from risk factors as previously disclosed in our Form 10-K.

Item 2.    UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

ISSUER PURCHASES OF EQUITY SECURITIES FOR THE QUARTER ENDED MARCH 31, 2017

Period	(a) Total Number of Shares Purchased	(b) Average Price Paid per Share	(c) Total Number of Shares (or Units) Purchased as Part of Publicly Announced Plans or Programs	(d) Maximum Number (or Approximate Dollar Value) of Shares (or Units) that May Yet be Purchased Under the Plans or Programs
January 1, 2017 - January 31, 2017	166,081	$21.78	—	—
February 1, 2017 - February 28, 2017	—	—	—	—
March 1, 2017 - March 31, 2017	—	—	—	—

Total	166,081	$21.78	—	—

        During the quarter ended March 31, 2017, the Company withheld approximately 166,081 shares of restricted stock at an aggregate cost of approximately $3.6 million, as permitted by the applicable equity award agreements, to satisfy employee tax withholding requirements related to the vesting of restricted stock awards.

Item 6.    EXHIBITS

Exhibit Number	Description
31.1	Rule 13a-14(a) Certification of Chief Executive Officer of Regal
31.2	Rule 13a-14(a) Certification of Chief Financial Officer of Regal
32	Section 1350 Certifications
101
Financial statements from the quarterly report on Form 10-Q of Regal Entertainment Group for the quarter ended March 31, 2017, filed on May 10, 2017, formatted in XBRL: (i) the Unaudited Condensed Consolidated Balance Sheets, (ii) the Unaudited Condensed Consolidated Statements of Income, (iii) the Unaudited Condensed Consolidated Statements of Comprehensive Income, (iv) the Unaudited Condensed Consolidated Statements of Cash Flows and (v) the Notes to Unaudited Condensed Consolidated Financial Statements tagged as detailed text

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REGAL ENTERTAINMENT GROUP
Date: May 10, 2017	By:	/s/ AMY E. MILES Amy E. Miles Chief Executive Officer (Principal Executive Officer) and Chair of the Board of Directors
Date: May 10, 2017	By:	/s/ DAVID H. OWNBY David H. Ownby Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
31.1	Rule 13a-14(a) Certification of Chief Executive Officer of Regal
31.2	Rule 13a-14(a) Certification of Chief Financial Officer of Regal
32	Section 1350 Certifications
101
Financial statements from the quarterly report on Form 10-Q of Regal Entertainment Group for the quarter ended March 31, 2017, filed on May 10, 2017, formatted in XBRL: (i) the Unaudited Condensed Consolidated Balance Sheets, (ii) the Unaudited Condensed Consolidated Statements of Income, (iii) the Unaudited Condensed Consolidated Statements of Comprehensive Income, (iv) the Unaudited Condensed Consolidated Statements of Cash Flows and (v) the Notes to Unaudited Condensed Consolidated Financial Statements tagged as detailed text

ANNEX H

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2017

Commission file number: 001-31315

Regal Entertainment Group
(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	02-0556934 (I.R.S. Employer Identification No.)
7132 Regal Lane Knoxville, TN (Address of Principal Executive Offices)	37918 (Zip Code)

Registrant's Telephone Number, Including Area Code: 865-922-1123

        Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒    No ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

        If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

        Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act): Yes ☐    No ☒

        Class A Common Stock—133,324,481 shares outstanding at August 2, 2017

        Class B Common Stock—23,708,639 shares outstanding at August 2, 2017

PART I—FINANCIAL INFORMATION

Item 1.    FINANCIAL STATEMENTS

REGAL ENTERTAINMENT GROUP

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	June 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$235.5	$246.5
Trade and other receivables, net	75.1	155.1
Income tax receivable	20.0	—
Inventories	24.4	20.9
Prepaid expenses and other current assets	30.7	23.4
Assets held for sale	0.8	1.0

TOTAL CURRENT ASSETS	386.5	446.9
PROPERTY AND EQUIPMENT:
Land	159.0	131.2
Buildings and leasehold improvements	2,440.7	2,319.7
Equipment	1,119.3	1,065.7
Construction in progress	17.5	20.2

Total property and equipment	3,736.5	3,536.8
Accumulated depreciation and amortization	(2,237.2)	(2,146.7)

TOTAL PROPERTY AND EQUIPMENT, NET	1,499.3	1,390.1
GOODWILL	353.6	327.0
INTANGIBLE ASSETS, NET	47.2	46.0
DEFERRED INCOME TAX ASSET	63.5	56.3
OTHER NON-CURRENT ASSETS	398.3	379.4

TOTAL ASSETS	$2,748.4	$2,645.7

LIABILITIES AND DEFICIT
CURRENT LIABILITIES:
Current portion of debt obligations	$26.8	$25.5
Accounts payable	122.3	194.8
Accrued expenses	81.1	70.7
Deferred revenue	184.6	192.7
Interest payable	19.9	19.9
Income taxes payable	—	6.4

TOTAL CURRENT LIABILITIES	434.7	510.0
LONG-TERM DEBT, LESS CURRENT PORTION	2,343.6	2,197.1
LEASE FINANCING ARRANGEMENTS, LESS CURRENT PORTION	81.4	84.8
CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION	6.8	6.9
NON-CURRENT DEFERRED REVENUE	411.5	412.3
OTHER NON-CURRENT LIABILITIES	305.4	273.5

TOTAL LIABILITIES	3,583.4	3,484.6
COMMITMENTS AND CONTINGENCIES
DEFICIT:
Class A common stock, $0.001 par value; 500,000,000 shares authorized, 133,324,481 and 133,080,279 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	0.1	0.1
Class B common stock, $0.001 par value; 200,000,000 shares authorized, 23,708,639 shares issued and outstanding at June 30, 2017 and December 31, 2016	—	—
Preferred stock, $0.001 par value; 50,000,000 shares authorized, none issued and outstanding	—	—
Additional paid-in capital (deficit)	(933.8)	(934.4)
Retained earnings	99.2	96.5
Accumulated other comprehensive loss, net	(0.6)	(1.3)

TOTAL STOCKHOLDERS' DEFICIT OF REGAL ENTERTAINMENT GROUP	(835.1)	(839.1)
Noncontrolling interest	0.1	0.2

TOTAL DEFICIT	(835.0)	(838.9)

TOTAL LIABILITIES AND DEFICIT	$2,748.4	$2,645.7

See accompanying notes to unaudited condensed consolidated financial statements.

REGAL ENTERTAINMENT GROUP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)

	Quarter Ended June 30, 2017	Quarter Ended June 30, 2016	Two Quarters Ended June 30, 2017	Two Quarters Ended June 30, 2016
REVENUES:
Admissions	$481.2	$505.8	$1,014.4	$1,021.5
Concessions	231.4	235.5	470.9	465.6
Other operating revenues	51.6	44.6	100.1	85.9

TOTAL REVENUES	764.2	785.9	1,585.4	1,573.0
OPERATING EXPENSES:
Film rental and advertising costs	258.5	278.9	541.6	556.4
Cost of concessions	30.6	30.0	61.4	58.8
Rent expense	106.0	106.3	212.2	213.8
Other operating expenses	222.8	214.8	438.5	426.3
General and administrative expenses (including share-based compensation of $2.3 for the quarters ended June 30, 2017 and 2016, and $4.5 and $4.1 for the two quarters ended June 30, 2017 and 2016, respectively)	23.2	20.9	45.5	42.1
Depreciation and amortization	62.9	56.9	123.8	112.6
Net loss on disposal and impairment of operating assets and other	1.2	1.5	3.9	5.8

TOTAL OPERATING EXPENSES	705.2	709.3	1,426.9	1,415.8

INCOME FROM OPERATIONS	59.0	76.6	158.5	157.2
OTHER EXPENSE (INCOME):
Interest expense, net	31.1	32.3	61.8	64.8
Loss on extinguishment of debt	1.3	1.5	1.3	1.5
Earnings recognized from NCM	(6.6)	(2.9)	(8.6)	(15.2)
Equity in income of non-consolidated entities and other, net	(8.4)	(10.4)	(16.7)	(20.4)

TOTAL OTHER EXPENSE, NET	17.4	20.5	37.8	30.7

INCOME BEFORE INCOME TAXES	41.6	56.1	120.7	126.5
PROVISION FOR INCOME TAXES	18.0	22.5	48.7	52.2

NET INCOME	23.6	33.6	72.0	74.3
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST, NET OF TAX	—	(0.1)	—	(0.1)

NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$23.6	$33.5	$72.0	$74.2

EARNINGS PER SHARE OF CLASS A AND CLASS B COMMON STOCK (NOTE 9):
Basic	$0.15	$0.21	$0.46	$0.48
Diluted	$0.15	$0.21	$0.46	$0.47
AVERAGE SHARES OUTSTANDING (in thousands):
Basic	156,348	156,025	156,321	156,025
Diluted	156,945	156,722	156,992	156,751
DIVIDENDS DECLARED PER COMMON SHARE	$0.22	$0.22	$0.44	$0.44

See accompanying notes to unaudited condensed consolidated financial statements.

REGAL ENTERTAINMENT GROUP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

	Quarter Ended June 30, 2017	Quarter Ended June 30, 2016	Two Quarters Ended June 30, 2017	Two Quarters Ended June 30, 2016
NET INCOME	$23.6	$33.6	$72.0	$74.3
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Change in fair value of interest rate swap transactions	(0.3)	(0.8)	(0.5)	(2.1)
Amounts reclassified to net income from interest rate swaps	0.6	1.0	1.2	2.0
Reclassification adjustment for gain on sale of available for sale securities recognized in net income	—	—	—	(0.5)
Change in fair value of equity method investee interest rate swaps	(0.1)	(0.1)	—	(0.7)

TOTAL OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX	0.2	0.1	0.7	(1.3)

TOTAL COMPREHENSIVE INCOME, NET OF TAX	23.8	33.7	72.7	73.0
Comprehensive (income) loss attributable to noncontrolling interest, net of tax	—	(0.1)	—	(0.1)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CONTROLLING INTEREST, NET OF TAX	$23.8	$33.6	$72.7	$72.9

See accompanying notes to unaudited condensed consolidated financial statements.

REGAL ENTERTAINMENT GROUP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Two Quarters Ended June 30, 2017	Two Quarters Ended June 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$72.0	$74.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	123.8	112.6
Amortization of debt discount	0.1	0.2
Amortization of debt acquisition costs	2.3	2.3
Share-based compensation expense	4.5	4.1
Deferred income tax benefit	(7.7)	(4.6)
Net loss on disposal and impairment of operating assets and other	3.9	5.8
Equity in income of non-consolidated entities	(11.5)	(21.2)
Loss on extinguishment of debt	1.3	1.5
Gain on sale of available for sale securities	—	(1.0)
Non-cash (gain) loss on interest rate swaps	(0.2)	0.1
Non-cash rent income	(3.6)	(3.2)
Cash distributions on investments in other non-consolidated entities	8.4	—
Excess cash distribution on NCM shares	9.4	8.7
Landlord contributions	49.9	43.8
Proceeds from litigation settlement	1.9	0.5
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other receivables	61.6	101.2
Inventories	(2.8)	(0.1)
Prepaid expenses and other assets	(12.1)	(8.4)
Accounts payable	(64.9)	(40.2)
Income taxes payable	(6.4)	0.1
Deferred revenue	(15.1)	(15.2)
Accrued expenses and other liabilities	(7.0)	(22.5)

NET CASH PROVIDED BY OPERATING ACTIVITIES	207.8	238.8
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(104.3)	(89.4)
Proceeds from disposition of assets	4.6	1.3
Investment in non-consolidated entities	(10.7)	(4.7)
Net cash used for acquisitions	(171.6)	—
Change in other long-term assets	(3.1)	—
Proceeds from sale of available for sale securities	—	3.6

NET CASH USED IN INVESTING ACTIVITIES	(285.1)	(89.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash used to pay dividends	(69.8)	(69.9)
Payments on long-term obligations	(9.3)	(10.0)
Landlord contributions received from lease financing arrangements	2.5	3.3
Cash paid for tax withholdings and other	(3.7)	(3.2)
Proceeds from Amended Senior Credit Facility	1,103.7	958.5
Payoff of Amended Senior Credit Facility	(953.7)	(958.5)
Payment of debt acquisition costs	(3.4)	(1.3)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	66.3	(81.1)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(11.0)	68.5
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	246.5	219.6

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$235.5	$288.1

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$81.9	$52.7
Cash paid for interest, net of amounts capitalized	$60.2	$62.7
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Investment in NCM	$6.3	$9.9
Increase in property and equipment and other from lease financing arrangements	$3.2	$8.9

See accompanying notes to unaudited condensed consolidated financial statements.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY AND BASIS OF PRESENTATION

        Regal Entertainment Group (the "Company," "Regal," "we" or "us") is the parent company of Regal Entertainment Holdings, Inc. ("REH"), which is the parent company of Regal Cinemas Corporation ("Regal Cinemas") and its subsidiaries. Regal Cinemas' subsidiaries include Regal Cinemas, Inc. ("RCI") and its subsidiaries, which include Edwards Theatres, Inc. ("Edwards") and United Artists Theatre Company ("United Artists"). The terms Regal or the Company, REH, Regal Cinemas, RCI, Edwards and United Artists shall be deemed to include the respective subsidiaries of such entities when used in discussions included herein regarding the current operations or assets of such entities. Majority-owned subsidiaries that the Company controls are consolidated, while those affiliates of which the Company owns between 20% and 50% and does not control are accounted for under the equity method. Those affiliates of which the Company owns less than 20% are generally accounted for under the cost method, unless the Company is deemed to have the ability to exercise significant influence over the affiliate, in which case the Company would account for its investment under the equity method. The results of these subsidiaries and affiliates are included in the unaudited condensed consolidated financial statements effective with their formation or from their dates of acquisition. Intercompany balances and transactions are eliminated in consolidation.

        Regal operates one of the largest and most geographically diverse theatre circuits in the United States, consisting of 7,379 screens in 566 theatres in 43 states along with Guam, Saipan, American Samoa and the District of Columbia as of June 30, 2017.

        For a discussion of significant transactions that have occurred through December 31, 2016, please refer to the notes to the consolidated financial statements included in Part II, Item 8 of our annual report on Form 10-K filed on February 27, 2017 with the Securities and Exchange Commission (the "Commission") (File No. 001-31315) for the fiscal year ended December 31, 2016 (the "2016 Audited Consolidated Financial Statements"). For a summary of our significant accounting policies, please refer to Note 2 to the 2016 Audited Consolidated Financial Statements.

        The Company has prepared the unaudited condensed consolidated balance sheet as of June 30, 2017, the unaudited condensed consolidated statements of income and comprehensive income for the quarters and two quarters ended June 30, 2017 and June 30, 2016, and the unaudited condensed consolidated statements of cash flows for the two quarters ended June 30, 2017 and June 30, 2016 in accordance with U.S. generally accepted accounting principles for interim financial information and the rules and regulations of the Commission. Accordingly, certain information and footnote disclosures typically included in an annual report have been condensed or omitted for this quarterly report. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly in all material respects the financial position, results of operations and cash flows for all periods presented have been made. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from these estimates. The December 31, 2016 unaudited condensed consolidated balance sheet information is derived from the 2016 Audited Consolidated Financial Statements. These unaudited condensed consolidated financial statements should be read in conjunction with the 2016 Audited Consolidated Financial Statements and notes thereto. The results of operations for the quarter and two quarters ended June 30, 2017 are not necessarily indicative of the operating results that may be achieved for the full 2017 year.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. THE COMPANY AND BASIS OF PRESENTATION (Continued)

        Certain amounts in prior periods have been reclassified to conform with the current year presentation.

2. ACQUISITIONS

        On April 13, 2017, the Company completed the acquisition of two theatres with 41 screens located in Houston, Texas from Santikos Theaters, Inc. for an aggregate net cash purchase price of $29.8 million. In addition, on April 18, 2017, the Company purchased a parcel of land located in Montgomery County, Texas from an entity affiliated with Santikos Theaters, Inc. for a net cash purchase price, before post-closing adjustments, of approximately $7.3 million.

        On May 18, 2017, the Company completed the acquisition of seven theatres with 93 screens located in Kansas and Oklahoma from Warren Theatres for an aggregate net cash purchase price, before post-closing adjustments, of $134.5 million. The Company incurred approximately $1.0 million in transaction costs, which are reflected in "general and administrative expenses" in the accompanying unaudited condensed consolidated statements of income for the quarter and two quarters ended June 30, 2017.

        The transactions have been accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification ("ASC") 805, Business Combinations, which requires allocation of the purchase price to the estimated fair values of assets and liabilities acquired in each transaction. The results of operations of the acquired theatre operations have been included in the Company's consolidated financial statements for periods subsequent to the respective acquisition dates. The allocation of purchase price is based on management's judgment after evaluating several factors, including preliminary valuation assessments. Because the values assigned to assets acquired and liabilities assumed are based on preliminary estimates of fair value available as of the date of this quarterly report on Form 10-Q, amounts may be adjusted during the measurement period of up to twelve months from the respective dates of acquisition as further information becomes available. Any changes in the fair values of assets acquired and liabilities assumed during the measurement period may result in adjustments to goodwill. The allocation of purchase price is preliminary and subject to changes as appraisals of tangible and intangible assets and liabilities including working capital are finalized, purchase price adjustments are completed and additional information regarding the tax bases of assets and liabilities at the acquisition date becomes available. The following is a summary of a preliminary allocation of the aggregate purchase price to the estimated fair values of the assets acquired and liabilities assumed at the respective dates of acquisition (in millions):

Current assets	$2.0
Land	28.8
Buildings, equipment and leasehold improvements	115.4
Noncompete agreements	3.0
Goodwill	26.6
Current liabilities	(4.1)
Other liabilities	(0.1)

Total purchase price	$171.6

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. ACQUISITIONS (Continued)

        Goodwill represents the excess aggregate purchase price over the amounts assigned to assets acquired, including intangible assets, and liabilities assumed and is fully deductible for tax purposes.

        The following unaudited pro forma results of operations for the quarters and two quarters ended June 30, 2017 and June 30, 2016 assume the above acquisitions occurred as of the beginning of fiscal 2016. The pro forma results have been prepared for comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the combination been in effect on the dates indicated, or which may occur in the future.

	Quarter Ended June 30, 2017	Quarter Ended June 30, 2016	Two Quarters Ended June 30, 2017	Two Quarters Ended June 30, 2016
Revenues	$772.7	$811.0	$1,618.4	$1,622.4
Income from operations	58.5	77.4	159.0	159.0
Net income attributable to controlling interest	23.0	33.8	72.3	75.3

3. INVESTMENTS

  Investment in National CineMedia, LLC

        We maintain an investment in National CineMedia, LLC ("National CineMedia" or "NCM"). National CineMedia provides in-theatre advertising for its theatrical exhibition partners, which include us, AMC Entertainment, Inc. ("AMC") and Cinemark, Inc. ("Cinemark"). The formation of National CineMedia, related IPO of National CineMedia, Inc. ("NCM, Inc.") and other related transactions are further described in Note 4 to the 2016 Audited Consolidated Financial Statements.

        We account for our investment in National CineMedia following the equity method of accounting and such investment is included as a component of "Other Non-Current Assets" in the accompanying unaudited condensed consolidated balance sheets. From time to time, the Company receives additional newly issued common units of National CineMedia ("Additional Investments Tranche") as a result of the adjustment provisions of the Common Unit Adjustment Agreement (as defined and more fully discussed in Note 4 to the 2016 Audited Consolidated Financial Statements). The Company follows the guidance in ASC 323-10-35-29 (formerly EITF 02-18, Accounting for Subsequent Investments in an Investee after Suspension of Equity Loss Recognition) by analogy, which also refers to AICPA Technical Practice Aid 2220.14, which indicates that if a subsequent investment is made in an equity method investee that has experienced significant losses, the investor must determine if the subsequent investment constitutes funding of prior losses. The Company concluded that the construction or acquisition of new theatres that has led to the common unit adjustments included in its Additional Investments Tranche equates to making additional investments in National CineMedia. The Company evaluated the receipt of the additional common units in National CineMedia and the assets exchanged for these additional units and has determined that the right to use its incremental new screens would not be considered funding of prior losses. As such, the Additional Investments Tranche is accounted for separately from the Company's Initial Investment Tranche (as defined and described more fully in Note 4 to the 2016 Audited Consolidated Financial Statements) following the equity method with undistributed equity earnings included as a component of "Earnings recognized from NCM" in the accompanying unaudited condensed consolidated financial statements.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENTS (Continued)

        Below is a summary of activity with National CineMedia included in the Company's unaudited condensed consolidated financial statements as of and for the two quarters ended June 30, 2017 (in millions):

	As of the period ended			For the period ended
	Investment in NCM	Deferred Revenue	Cash Received	Earnings recognized from NCM	Other NCM Revenues
Balance as of and for the period ended December 31, 2016	$162.0	$(425.0)	$—	$—	$—
Receipt of additional common units(1)	6.3	(6.3)	—	—	—
Receipt of excess cash distributions(2)	(6.3)	—	15.5	(9.2)	—
Receipt under tax receivable agreement(2)	(3.1)	—	7.6	(4.5)	—
Revenues earned under ESA(3)	—	—	8.6	—	(8.6)
Amortization of deferred revenue(4)	—	6.3	—	—	(6.3)
Equity income attributable to additional common units(5)	0.5	—	—	(0.5)	—
Change in interest loss(6)	(5.6)	—	—	5.6	—

Balance as of and for the period ended June 30, 2017	$153.8	$(425.0)	$31.7	$(8.6)	$(14.9)

(1)
On March 16, 2017, we received from National CineMedia approximately 0.5 million newly issued common units of National CineMedia in accordance with the annual adjustment provisions of the Common Unit Adjustment Agreement. The Company recorded the additional common units (Additional Investments Tranche) at fair value using the available closing stock price of NCM, Inc. as of the date on which the units were issued. With respect to the common units issued on March 16, 2017, the Company recorded an increase to its investment in National CineMedia of $6.3 million with a corresponding increase to deferred revenue. Such deferred revenue amount is being amortized to advertising revenue over the remaining term of the exhibitor services agreement, between RCI and National CineMedia ("ESA"), following the units of revenue method as described in (4) below. This transaction increased our ownership share in National CineMedia to approximately 27.6 million common units. On a fully diluted basis, we own a 17.9% interest in NCM, Inc. as of June 30, 2017.

(2)
During the two quarters ended June 30, 2017, the Company received $23.1 million in cash distributions from National CineMedia, exclusive of receipts for services performed under the ESA (including payments of $7.6 million received under the tax receivable agreement described in Note 4 to the 2016 Audited Consolidated Financial Statements of the Company). Approximately $9.4 million of these cash distributions received during the two quarters ended June 30, 2017 were attributable to the Additional Investments Tranche and were recognized as a reduction in our investment in National CineMedia. The remaining amounts were recognized in equity earnings during the period and have been included as components of "Earnings recognized from NCM" in the accompanying unaudited condensed consolidated financial statements.

(3)
The Company recorded other revenues, excluding the amortization of deferred revenue, of approximately $8.6 million for the two quarters ended June 30, 2017 pertaining to our agreements

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENTS (Continued)

  with National CineMedia, including per patron and per digital screen theatre access fees (net of payments of $6.4 million for the two quarters ended June 30, 2017 for on-screen advertising time provided to our beverage concessionaire) and other NCM revenues. These advertising revenues are presented as a component of "Other operating revenues" in the Company's unaudited condensed consolidated financial statements.

(4)
Amounts represent amortization of ESA modification fees received from NCM to advertising revenue utilizing the units of revenue amortization method. These advertising revenues are presented as a component of "Other operating revenues" in the Company's unaudited condensed consolidated financial statements.

(5)
Amounts represent the Company's share in the net gain (loss) of National CineMedia with respect to the Additional Investments Tranche. Such amounts have been included as a component of "Earnings recognized from NCM" in the unaudited condensed consolidated financial statements.

(6)
The Company recorded a non-cash change in interest loss of $5.6 million during the quarter ended March 31, 2017 to adjust the Company's investment balance due to NCM's issuance of common units to other founding members, at a price per share below the Company's average carrying amount per share. Such amount has been included as a component of "Earnings recognized from NCM" in the unaudited condensed consolidated financial statements.

        As of June 30, 2017, approximately $2.9 million and $1.4 million due from/to National CineMedia were included in "Trade and other receivables, net" and "Accounts payable," respectively. As of December 31, 2016, approximately $2.8 million and $1.3 million due from/to National CineMedia were included in "Trade and other receivables, net" and "Accounts payable," respectively.

        As of the date of this quarterly report on Form 10-Q (this "Form 10-Q"), no summarized financial information for National CineMedia was available for the quarterly period ended June 30, 2017. Summarized unaudited consolidated statements of income information for National CineMedia for the quarters ended March 30, 2017 and March 31, 2016 is as follows (in millions):

	Quarter Ended March 30, 2017	Quarter Ended March 31, 2016
Revenues	$71.9	$76.2
Income from operations	5.1	5.8
Net loss	(7.9)	(7.5)

  Investment in Digital Cinema Implementation Partners

        We maintain an investment in Digital Cinema Implementation Partners, LLC, a Delaware limited liability company ("DCIP"). DCIP is a joint venture company formed by Regal, AMC and Cinemark. DCIP funds the cost of digital projection equipment principally through the collection of virtual print fees from motion picture studios and equipment lease payments from participating exhibitors, including us. In addition to its U.S. digital deployment, DCIP actively manages the deployment of over 1,800 digital systems in Canada for Canadian Digital Cinema Partnership, a joint venture between Cineplex Inc. and Empire Theatres Limited.

        Regal holds a 46.7% economic interest in DCIP as of June 30, 2017 and a one-third voting interest along with each of AMC and Cinemark. Since the Company does not have a controlling financial

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENTS (Continued)

interest in DCIP or any of its subsidiaries, it accounts for its investment in DCIP under the equity method of accounting. The Company's investment in DCIP is included as a component of "Other Non-Current Assets" in the accompanying unaudited condensed consolidated balance sheets. The change in the carrying amount of our investment in DCIP for the two quarters ended June 30, 2017 is as follows (in millions):

Balance as of December 31, 2016	$193.2
Equity contributions	—
Equity in earnings of DCIP(1)	23.2
Receipt of cash distributions	(8.4)
Change in fair value of equity method investee interest rate swap transactions	0.1

Balance as of June 30, 2017	$208.1

(1)
Represents the Company's share of the net income of DCIP. Such amount is presented as a component of "Equity in income of non-consolidated entities and other, net" in the accompanying unaudited condensed consolidated statement of income.

        In accordance with the master equipment lease agreement (the "Master Lease"), the digital projection systems are leased from a subsidiary of DCIP under a twelve-year term with ten one-year fair value renewal options. The Master Lease also contains a fair value purchase option. As of June 30, 2017, under the Master Lease, the Company pays annual minimum rent of $1,000 per digital projection system through the end of the lease term. The Company considers the $1,000 rent payment to be a minimum rental, and accordingly, records such rent on a straight-line basis in its consolidated financial statements. The Company is also subject to various types of other rent if such digital projection systems do not meet minimum performance requirements, as outlined in the Master Lease. Certain of the other rent payments are subject to either a monthly or an annual maximum. The Company accounts for the Master Lease as an operating lease for accounting purposes. During the two quarters ended June 30, 2017 and June 30, 2016, the Company incurred total rent expense of approximately $3.0 million and $2.7 million, respectively, associated with the leased digital projection systems. Such rent expense is presented as a component of "Other operating expenses" in the Company's unaudited consolidated statements of income.

        Summarized unaudited consolidated statements of operations information for DCIP for the quarters and two quarters ended June 30, 2017 and June 30, 2016 is as follows (in millions):

	Quarter Ended June 30, 2017	Quarter Ended June 30, 2016	Two Quarters Ended June 30, 2017	Two Quarters Ended June 30, 2016
Net revenues	$47.1	$44.8	$92.6	$85.4
Income from operations	29.9	27.8	57.9	51.2
Net income	25.6	22.3	49.8	40.8

  Investment in Open Road Films

        We maintain an investment in Open Road Films, a film distribution company jointly owned by us and AMC. We account for our investment in Open Road Films using the equity method of accounting.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENTS (Continued)

During the two quarters ended June 30, 2017, the Company effected equity contributions of approximately $1.7 million to Open Road Films, and as of June 30, 2017, the Company had funded all of its $30.0 million capital commitment (described further in Note 4 to the 2016 Audited Consolidated Financial Statements). In addition, during the two quarters ended June 30, 2017, the Company recorded equity losses in Open Road Films totaling approximately $8.3 million related to two advances (including a short-term film rental advance of $5.0 million) and a guarantee of certain short-term obligations of Open Road Films.

        As of June 30, 2017, consistent with the accounting model provided by ASC 323-10-35-22, the Company continued to suspend equity method accounting for its investment in Open Road Films, as the Company had funded its $30.0 million capital commitment and had no commitment to provide further financial support for Open Road Films. As of June 30, 2017, the Company has recognized cumulative losses in Open Road Films equal to the financial support committed to as of such date. The amount of excess losses incurred through June 30, 2017 continued to be in excess of the Company's financial commitment by approximately $42.7 million.

        The Company's investment in Open Road Films is included as a component of "Other Non-Current Liabilities" in the accompanying unaudited condensed consolidated balance sheets. The change in the carrying amount of our investment in Open Road Films for the two quarters ended June 30, 2017 is as follows (in millions):

Balance as of December 31, 2016	$(1.7)
Equity contributions and advances	6.7
Equity losses attributable to Open Road Films	(8.3)

Balance as of June 30, 2017	$(3.3)

        Summarized unaudited consolidated statements of operations information for Open Road Films for the quarters and two quarters ended June 30, 2017 and June 30, 2016 is as follows (in millions):

	Quarter Ended June 30, 2017	Quarter Ended June 30, 2016	Two Quarters Ended June 30, 2017	Two Quarters Ended June 30, 2016
Revenues	$18.8	$43.4	$78.3	$79.0
Income (loss) from operations	(0.1)	2.2	(1.7)	(23.1)
Net income (loss)	(1.3)	1.0	(3.9)	(25.3)

        As of June 30, 2017, approximately $3.4 million due from Open Road Films was included in "Trade and other receivables, net." As of December 31, 2016, approximately $4.2 million and $2.1 million due from/to Open Road Films were included in "Trade and other receivables, net" and "Accounts payable," respectively.

        See Note 14—"Subsequent Events" for a recent development regarding the Company's investment in Open Road Films.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. DEBT OBLIGATIONS

        Debt obligations at June 30, 2017 and December 31, 2016 consist of the following (in millions):

	June 30, 2017	December 31, 2016
Regal Cinemas Amended Senior Credit Facility, net of debt discount	$1,102.5	$954.7
Regal 5 3/4% Senior Notes Due 2022	775.0	775.0
Regal 5 3/4% Senior Notes Due 2025	250.0	250.0
Regal 5 3/4% Senior Notes Due 2023	250.0	250.0
Lease financing arrangements, weighted average interest rate of 11.23%, maturing in various installments through November 2028	94.5	97.1
Capital lease obligations, 7.8% to 10.7%, maturing in various installments through December 2030	8.1	9.2
Other	4.2	4.1

Total debt obligations	2,484.3	2,340.1
Less current portion	26.8	25.5
Less debt issuance costs, net of accumulated amortization of $19.8 and $18.5, respectively	25.7	25.8

Total debt obligations, less current portion and debt issuance costs	$2,431.8	$2,288.8

        Regal Cinemas Seventh Amended and Restated Credit Agreement—As described further in Note 5 to the 2016 Audited Consolidated Financial Statements, on April 2, 2015, Regal Cinemas entered into a seventh amended and restated credit agreement (the "Amended Senior Credit Facility"), with Credit Suisse AG as Administrative Agent ("Credit Suisse AG") and the lenders party thereto, which amended, restated and refinanced the sixth amended and restated credit agreement (the "Prior Senior Credit Facility"). The Amended Senior Credit Facility consisted of a term loan facility (the "Term Facility") in an aggregate principal amount of $965.8 million with a final maturity date in April 2022 and a revolving credit facility (the "Revolving Facility") in an aggregate principal amount of $85.0 million with a final maturity date in April 2020. The Term Facility amortized in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Facility, with the balance payable on the Term Facility maturity date. Proceeds from the Term Facility (approximately $963.3 million, net of debt discount) were applied to refinance the term loan under the Prior Senior Credit Facility, which had an aggregate outstanding principal balance of approximately $963.2 million.

        On June 1, 2016, Regal Cinemas entered into a permitted secured refinancing agreement with REH, the guarantors party thereto, Credit Suisse AG and the lenders party thereto (the "June 2016 Refinancing Agreement"). Pursuant to the June 2016 Refinancing Agreement, Regal Cinemas consummated a permitted secured refinancing of the Term Facility under the Amended Senior Credit Facility, which had an aggregate principal balance of approximately $958.5 million, and in accordance therewith, received term loans in an aggregate principal amount of approximately $958.5 million with a final maturity date in April 2022. Together with other amounts provided by Regal Cinemas, proceeds of the term loans were applied to repay all of the outstanding principal and accrued and unpaid interest on the Term Facility under the Amended Senior Credit Facility. In connection with the execution of the June 2016 Refinancing Agreement, the Company recorded a loss on debt extinguishment of approximately $1.5 million during the quarter ended June 30, 2016.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. DEBT OBLIGATIONS (Continued)

        On December 2, 2016, Regal Cinemas entered into a permitted secured refinancing agreement (the "December 2016 Refinancing Agreement") with REH, the guarantors party thereto, Credit Suisse AG and the lenders party thereto. Pursuant to the December 2016 Refinancing Agreement, Regal Cinemas consummated a permitted secured refinancing of the Term Facility, which had an aggregate principal balance of approximately $956.1 million, and in accordance therewith, received term loans in an aggregate principal amount of approximately $956.1 million with a final maturity date in April 2022. Together with other amounts provided by Regal Cinemas, proceeds of the term loans were applied to repay all of the outstanding principal and accrued and unpaid interest on the Term Facility under the Amended Senior Credit Facility. In connection with the execution of the December 2016 Refinancing Agreement, the Company recorded a loss on debt extinguishment of approximately $1.4 million during the quarter ended December 31, 2016.

        On June 6, 2017, Regal Cinemas entered into a permitted secured refinancing and incremental joinder agreement (the "June 2017 Refinancing Agreement") with REH, the guarantors party thereto, Credit Suisse AG and the lenders party thereto. Pursuant to the June 2017 Refinancing Agreement, Regal Cinemas consummated a permitted secured refinancing of the Term Facility, which had an aggregate principal balance of approximately $953.7 million, and in accordance therewith, received term loans in an aggregate principal amount of approximately $953.7 million with a final maturity date in April 2022 (the "Refinanced Term Loans"). Together with other amounts provided by Regal Cinemas, proceeds of the Refinanced Term Loans were applied to repay all of the outstanding principal and accrued and unpaid interest on the existing term facility under the Amended Senior Credit Facility in effect immediately prior to the making of the Refinanced Term Loans.

        Pursuant to the June 2017 Refinancing Agreement, Regal Cinemas also exercised the "accordion" feature under the Amended Senior Credit Facility to increase the aggregate amount of term loans thereunder by $150.0 million (the "2017 Accordion"). The "accordion" feature provides Regal Cinemas with the option to borrow additional term loans under the Amended Senior Credit Facility in an amount of up to $200.0 million, plus additional amounts as would not cause the consolidated total leverage ratio to exceed 3.00:1.00, in each case, subject to lenders providing additional commitments for such amounts and the satisfaction of certain other customary conditions. The entire $150.0 million under the 2017 Accordion was fully drawn on June 6, 2017 on the same terms as the Refinanced Term Loans (such amounts drawn, the "Incremental Term Loans", and together with the Refinanced Term Loans, the "New Term Loans"). A portion of the proceeds of the Incremental Term Loans were used by Regal Cinemas to pay fees and expenses related to the June 2017 Refinancing Agreement, with the remainder used to partially fund the acquisitions described in Note 2—"Acquisitions."

        The New Term Loans amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the New Term Loans, with the balance payable on the maturity date of the New Term Loans. The June 2017 Refinancing Agreement also amends the Amended Senior Credit Facility by reducing the interest rate on the New Term Loans, by providing, at Regal Cinemas' option, either a base rate or an adjusted LIBOR rate plus, in each case, an applicable margin. Such applicable margin will be either 1.00% in the case of base rate loans or 2.00% in the case of LIBOR rate loans. The June 2017 Refinancing Agreement also provides for a 1% prepayment premium applicable in the event that Regal Cinemas enters into a refinancing or amendment of the New Term Loans on or prior to the six-month anniversary of the closing of the June 2017 Refinancing Agreement that, in either case, has the effect of reducing the interest rate on the New Term Loans. In

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. DEBT OBLIGATIONS (Continued)

connection with the execution of the June 2017 Refinancing Agreement, the Company recorded a loss on debt extinguishment of approximately $1.3 million during the quarter ended June 30, 2017.

        No amounts have been drawn on the Revolving Facility. As of June 30, 2017, we had approximately $2.7 million outstanding in letters of credit, leaving approximately $82.3 million available for drawing under the Revolving Facility. The obligations of Regal Cinemas are secured by, among other things, a lien on substantially all of its tangible and intangible personal property (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, deposit and securities accounts, and intellectual property) and certain owned real property. The obligations under the Amended Senior Credit Facility are also guaranteed by certain subsidiaries of Regal Cinemas and secured by a lien on all or substantially all of such subsidiaries' personal property and certain owned real property pursuant to that certain second amended and restated guaranty and collateral agreement, dated as of May 19, 2010, among Regal Cinemas, certain subsidiaries of Regal Cinemas party thereto and Credit Suisse AG (the "Amended Guaranty Agreement"). The obligations are further guaranteed by Regal Entertainment Holdings, Inc., on a limited recourse basis, with such guaranty being secured by a lien on the capital stock of Regal Cinemas.

        Borrowings under the Amended Senior Credit Facility bear interest, at Regal Cinemas' option, at either a base rate or an adjusted LIBOR rate (as defined in the Amended Senior Credit Facility) plus, in each case, an applicable margin of 1.00% in the case of base rate loans or 2.00% in the case of LIBOR rate loans. Interest is payable (a) in the case of base rate loans, quarterly in arrears, and (b) in the case of LIBOR rate loans, at the end of each interest period, but in no event less often than every 3 months.

        As of June 30, 2017 and December 31, 2016, borrowings of $1,102.5 million (net of debt discount) and $954.7 million (net of debt discount), respectively, were outstanding under the New Term Loans at an effective interest rate of 3.40% (as of June 30, 2017) and 3.56% (as of December 31, 2016), after the impact of the interest rate swaps described in Note 11—"Derivative Instruments" is taken into account.

        For further discussion of the Amended Senior Credit Facility, please refer to Note 5 to the 2016 Audited Consolidated Financial Statements and incorporated by reference herein.

        Regal 5 3/4% Senior Notes Due 2022—On March 11, 2014, Regal issued $775.0 million in aggregate principal amount of its 5 3/4% senior notes due 2022 (the "5 3/4% Senior Notes Due 2022") in a registered public offering. The 5 3/4% Senior Notes Due 2022 bear interest at a rate of 5.75% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning September 15, 2014. The 5 3/4% Senior Notes Due 2022 will mature on March 15, 2022.

        The 5 3/4% Senior Notes Due 2022 are the Company's senior unsecured obligations and rank equal in right of payment with all of the Company's existing and future senior unsecured indebtedness and prior to all of the Company's future subordinated indebtedness. The 5 3/4% Senior Notes Due 2022 are effectively subordinated to all of the Company's future secured indebtedness to the extent of the value of the collateral securing that indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. None of the Company's subsidiaries guaranty any of the Company's obligations with respect to the 5 3/4% Senior Notes Due 2022.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. DEBT OBLIGATIONS (Continued)

        For further discussion of the 5 3/4% Senior Notes Due 2022, please refer to Note 5 to the 2016 Audited Consolidated Financial Statements and incorporated by reference herein.

        Regal 5 3/4% Senior Notes Due 2025—On January 17, 2013, Regal issued $250.0 million in aggregate principal amount of its 5 3/4% senior notes due 2025 (the "5 3/4% Senior Notes Due 2025") in a registered public offering. The 5 3/4% Senior Notes Due 2025 bear interest at a rate of 5.75% per year, payable semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2013. The 5 3/4% Senior Notes Due 2025 will mature on February 1, 2025.

        The 5 3/4% Senior Notes Due 2025 are the Company's senior unsecured obligations. They rank equal in right of payment with all of the Company's existing and future senior unsecured indebtedness and prior to all of the Company's future subordinated indebtedness. The 5 3/4% Senior Notes Due 2025 are effectively subordinated to all of the Company's future secured indebtedness to the extent of the value of the collateral securing that indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. None of the Company's subsidiaries guaranty any of the Company's obligations with respect to the 5 3/4% Senior Notes Due 2025.

        For further discussion of the 5 3/4% Senior Notes Due 2025, please refer to Note 5 to the 2016 Audited Consolidated Financial Statements and incorporated by reference herein.

        Regal 5 3/4% Senior Notes Due 2023—On June 13, 2013, Regal issued $250.0 million in aggregate principal amount of its 5 3/4% senior notes due 2023 (the "5 3/4% Senior Notes Due 2023") in a registered public offering. The 5 3/4% Senior Notes Due 2023 bear interest at a rate of 5.75% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning December 15, 2013. The 5 3/4% Senior Notes Due 2023 will mature on June 15, 2023.

        The 5 3/4% Senior Notes Due 2023 are the Company's senior unsecured obligations. They rank equal in right of payment with all of the Company's existing and future senior unsecured indebtedness and prior to all of the Company's future subordinated indebtedness. The 5 3/4% Senior Notes Due 2023 are effectively subordinated to all of the Company's future secured indebtedness to the extent of the value of the collateral securing that indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. None of the Company's subsidiaries guaranty any of the Company's obligations with respect to the 5 3/4% Senior Notes Due 2023.

        For further discussion of the 5 3/4% Senior Notes Due 2023, please refer to Note 5 to the 2016 Audited Consolidated Financial Statements and incorporated by reference herein.

        Lease Financing Arrangements—These obligations primarily represent lease financing obligations resulting from the requirements of ASC Subtopic 840-40.

        Other Long-Term Obligations—Other long-term obligations, including capital lease obligations, not explicitly discussed herein are described in Note 5 to the 2016 Audited Consolidated Financial Statements and incorporated by reference herein.

        Covenant Compliance—As of June 30, 2017, we are in full compliance with all agreements, including all related covenants, governing our outstanding debt obligations.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. INCOME TAXES

        The provision for income taxes of $18.0 million and $22.5 million for the quarters ended June 30, 2017 and June 30, 2016, respectively, reflect effective tax rates of approximately 43.3% and 40.1%, respectively. The provision for income taxes of $48.7 million and $52.2 million for the two quarters ended June 30, 2017 and June 30, 2016, respectively, reflect effective tax rates of approximately 40.3% and 41.3%, respectively. The increase in the effective tax rate for the quarter ended June 30, 2017 is primarily attributable to the settlement of U.S. Territory and state tax positions during the quarter. The decrease in the effective tax rate for the two quarters ended June 30, 2017 is primarily attributable to the Company's adoption of ASU 2016-09 described further in Note 10—"Recent Accounting Pronouncements." The effective tax rates for all periods presented also reflect the impact of certain non-deductible expenses and income tax credits.

        In assessing the realizable value of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. The Company has recorded a valuation allowance against deferred tax assets of $23.5 million and $34.5 million as of June 30, 2017 and December 31, 2016, respectively, as management believes it is more likely than not that certain deferred tax assets will not be realized in future tax periods. Future reductions in the valuation allowance associated with a change in management's determination of the Company's ability to realize these deferred tax assets will result in a decrease in the provision for income taxes. During the two quarters ended June 30, 2017, the valuation allowance was decreased by $11.0 million related to a reduction in certain state net operating losses in connection with the settlement of state tax positions.
        Total unrecognized tax benefits at June 30, 2017 and December 31, 2016 were $6.2 million and $10.9 million, respectively. The total net unrecognized tax benefits that would affect the effective tax rate if recognized at June 30, 2017 and December 31, 2016 were $3.9 million and $5.4 million, respectively.

        The Company recognizes interest and penalties accrued related to unrecognized tax benefits as a component of income tax expense. As of June 30, 2017 and December 31, 2016, the Company has accrued gross interest and penalties of approximately $2.0 million and $1.8 million, respectively.

        The Company and its subsidiaries collectively file income tax returns in the U.S. federal jurisdiction and various state and U.S. territory jurisdictions. The Company is not subject to U.S. federal examinations before 2013, U.S. Territory examinations for years before 2012, and with limited exceptions, state examinations before 2012. However, the taxing authorities still have the ability to review the propriety of tax attributes created in closed tax years if such tax attributes are utilized in an open tax year. In July 2017, the Company settled an Internal Revenue Service examination of its 2014 federal income tax return. The settlement did not have a material impact on the Company's financial statements.

6. CAPITAL STOCK AND SHARE-BASED COMPENSATION

  Capital Stock

        As of June 30, 2017, the Company's authorized capital stock consisted of:

  •
  500,000,000 shares of Class A common stock, par value $0.001 per share;

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. CAPITAL STOCK AND SHARE-BASED COMPENSATION (Continued)

  •
  200,000,000 shares of Class B common stock, par value $0.001 per share; and

  •
  50,000,000 shares of preferred stock, par value $0.001 per share.

        Of the authorized shares of Class A common stock, 18.0 million shares were sold in connection with the Company's initial public offering in May 2002. The Company's Class A common stock is listed on the New York Stock Exchange under the trading symbol "RGC." As of June 30, 2017, 133,324,481 shares of Class A common stock were outstanding. Of the authorized shares of Class B common stock, 23,708,639 shares were outstanding as of June 30, 2017, all of which are beneficially owned by The Anschutz Corporation ("Anschutz"). Each share of Class B common stock converts into a single share of Class A common stock at the option of the holder or upon certain transfers of a holder's Class B common stock. Each holder of Class B common stock is entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Of the authorized shares of the preferred stock, no shares were issued and outstanding as of June 30, 2017. The Class A common stock is entitled to a single vote for each outstanding share of Class A common stock on every matter properly submitted to the stockholders for a vote. Except as required by law, the Class A and Class B common stock vote together as a single class on all matters submitted to the stockholders. The material terms and provisions of the Company's certificate of incorporation affecting the relative rights of the Class A common stock and the Class B common stock are described in Note 9 to the 2016 Audited Consolidated Financial Statements, incorporated by reference herein.

        As of June 30, 2017, Anschutz owned 18,440,000 shares of our issued and outstanding Class A Common Stock, representing approximately 13.8% of our Class A common stock issued and outstanding, which together with the 23,708,639 shares of our Class B common stock owned by Anschutz, represents approximately 69.0% of the combined voting power of the outstanding shares of Class A common stock and Class B common stock as of June 30, 2017.

  Warrants

        No warrants to acquire the Company's Class A or Class B common stock were outstanding as of June 30, 2017.

  Share-Based Compensation

        In 2002, the Company established the Regal Entertainment Group Stock Incentive Plan (as amended, the "Incentive Plan"), which provides for the granting of incentive stock options and non-qualified stock options to officers, employees and consultants of the Company. As described below under "Restricted Stock" and "Performance Share Units," the Incentive Plan also provides for grants of restricted stock and performance shares that are subject to restrictions and risks of forfeiture. Readers should refer to Note 9 to the 2016 Audited Consolidated Financial Statements for additional information related to these awards and the Incentive Plan.

        On May 9, 2012, the stockholders of Regal approved amendments to the Incentive Plan increasing the number of shares of Class A common stock authorized for issuance under the Incentive Plan by a total of 5,000,000 shares and extending the term of the Incentive Plan to May 9, 2022. As of June 30, 2017, 3,759,579 shares remain available for future issuance under the Incentive Plan.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. CAPITAL STOCK AND SHARE-BASED COMPENSATION (Continued)

  Restricted Stock

        As described further in Note 9 to the 2016 Audited Consolidated Financial Statements, the Incentive Plan also provides for restricted stock awards to officers, directors and key employees. Under the Incentive Plan, shares of Class A common stock of the Company may be granted at nominal cost to officers, directors and key employees, subject to a continued employment/service restriction. On January 11, 2017, 217,366 restricted shares were granted under the Incentive Plan at nominal cost to officers, directors and key employees. These awards vest 25% at the end of each year for 4 years (in the case of officers and key employees) and vest 100% at the end of one year (in the case of directors). The closing price of the Company's Class A common stock on the date of the grant was $22.10 per share. The Company assumed a forfeiture rate of 6% for such restricted stock awards.

        During the two quarters ended June 30, 2017, the Company withheld approximately 166,081 shares of restricted stock at an aggregate cost of approximately $3.6 million, as permitted by the applicable equity award agreements, to satisfy employee tax withholding requirements related to the vesting of 491,084 restricted stock awards. In addition, during the two quarters ended June 30, 2017, 205,677 performance shares (originally granted on January 8, 2014) were effectively converted to shares of restricted common stock, as threshold performance goals for these awards were satisfied on January 8, 2017, the calculation date. These awards are scheduled to fully vest on January 8, 2018, the one year anniversary of the calculation date.

        During the quarters ended June 30, 2017 and June 30, 2016, the Company recognized approximately $1.0 million and $1.1 million, respectively, of share-based compensation expense related to restricted share grants. During the two quarters ended June 30, 2017 and June 30, 2016, the Company recognized approximately $2.1 million and $1.9 million, respectively, of share-based compensation expense related to restricted share grants. Such expense is presented as a component of "General and administrative expenses." The compensation expense for these awards was determined based on the market price of the Company's stock at the date of grant applied to the total numbers of shares that were anticipated to fully vest. As of June 30, 2017, we have unrecognized compensation expense of $6.8 million associated with restricted stock awards, which is expected to be recognized through January 11, 2021.

        The following table represents the restricted stock activity for the two quarters ended June 30, 2017:

Unvested at beginning of period	765,952
Granted during the period	217,366
Vested during the period	(491,084)
Forfeited during the period	(12,760)
Conversion of performance shares during the period	205,677

Unvested at end of period	685,151

        During the two quarters ended June 30, 2017, the Company paid two cash dividends of $0.22 on each share of outstanding restricted stock totaling approximately $0.3 million. During the two quarters ended June 30, 2016, the Company paid two cash dividends of $0.22 on each share of outstanding restricted stock totaling approximately $0.4 million.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. CAPITAL STOCK AND SHARE-BASED COMPENSATION (Continued)

  Performance Share Units

        The Incentive Plan also provides for grants in the form of performance share units to officers, directors and key employees. Performance share agreements are entered into between the Company and each grantee of performance share units.

        In 2009, the Company adopted an amended and restated form of performance share agreement (each, a "Performance Agreement" and collectively, the "Performance Agreements"). Pursuant to the terms and conditions of the Performance Agreements, grantees will be issued shares of restricted common stock of the Company in an amount determined by the attainment of Company performance criteria set forth in each Performance Agreement. The shares of restricted common stock received upon attainment of the performance criteria will be subject to further vesting over a period of time, provided the grantee remains a service provider to the Company during such period. On January 11, 2017, 235,356 performance shares were granted under the Incentive Plan at nominal cost to officers and key employees. Under the Performance Agreement, which is described further in the section entitled "Compensation Discussion and Analysis—Elements of Compensation—Performance Shares," of our 2017 proxy statement filed with the Commission on April 10, 2017, each performance share represents the right to receive from 0% to 150% of the target numbers of shares of restricted Class A common stock. The number of shares of restricted common stock earned will be determined based on the attainment of specified performance goals by January 11, 2020 (the third anniversary of the grant date for the January 11, 2017 grant) set forth in the applicable Performance Agreement. Such performance shares vest on January 11, 2021 (the fourth anniversary of the grant date for the January 11, 2017 grant). The shares are subject to the terms and conditions of the Incentive Plan. The closing price of the Company's Class A common stock on the date of the grant was $22.10 per share, which approximates the grant date fair value of the awards. The Company assumed a forfeiture rate of 9% for such performance share awards.

        During the quarters ended June 30, 2017 and June 30, 2016, the Company recognized approximately $1.3 million and $1.2 million, respectively, of share-based compensation expense related to performance share grants. During the two quarters ended June 30, 2017 and June 30, 2016, the Company recognized approximately $2.4 million and $2.2 million, respectively, of share-based compensation expense related to performance share grants. Such expense is presented as a component of "General and administrative expenses." As of June 30, 2017, we have unrecognized compensation expense of $9.2 million associated with performance share units, which is expected to be recognized through January 11, 2021. During the two quarters ended June 30, 2017, 205,677 performance share awards (originally granted on January 8, 2014) were converted to shares of restricted common stock, as threshold performance goals for these awards were satisfied on January 8, 2017, the calculation date.

        The following table summarizes information about the Company's number of performance shares for the two quarters ended June 30, 2017:

Unvested at beginning of period	698,709
Granted (based on target) during the period	235,356
Cancelled/forfeited during the period	(8,457)
Conversion to restricted shares during the period	(205,677)

Unvested at end of period	719,931

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. CAPITAL STOCK AND SHARE-BASED COMPENSATION (Continued)

        In connection with the conversion of the above 205,677 performance shares, during the two quarters ended June 30, 2017, the Company paid cumulative cash dividends of $3.64 (representing the sum of all cash dividends paid from January 8, 2014 through January 8, 2017) on each performance share converted, totaling approximately $0.7 million. The above table does not reflect the maximum or minimum number of shares of restricted stock contingently issuable. An additional 0.4 million shares of restricted stock could be issued if the performance criteria maximums are met.

7. COMMITMENTS AND CONTINGENCIES

        The Company is presently involved in various judicial, administrative, regulatory and arbitration proceedings concerning matters arising in the ordinary course of business operations, including but not limited to, personal injury claims, landlord-tenant, antitrust, vendor and other third party disputes, tax disputes, employment and other contractual matters, some of which are described below. Many of these proceedings are at preliminary stages, and many of these cases seek an indeterminate amount of damages. The Company's theatre operations are also subject to federal, state and local laws governing such matters as wages, working conditions, citizenship and health and sanitation and environmental protection requirements.

        On October 9, 2012, staff at the San Francisco Regional Water Quality Board (the "Regional Board") notified United Artists Theatre Circuit, Inc. ("UATC"), an indirect, wholly owned subsidiary of the Company, that the Regional Board was contemplating issuing a cleanup and abatement order to UATC with respect to a property in Santa Clara, California that UATC owned and then leased during the 1960s and 1970s. On June 25, 2013, the Regional Board issued a tentative order to UATC setting out proposed site clean-up requirements for UATC with respect to the property. According to the Regional Board, the property in question has been contaminated by dry-cleaning facilities that operated at the property in question from approximately 1961 until 1996. The Regional Board also issued a tentative order to the current property owner, who has been conducting site investigation and remediation activities at the site for several years. UATC submitted comments to the Regional Board on July 28, 2013, objecting to the tentative order. The Regional Board considered the matter at its regular meeting on September 11, 2013 and adopted the tentative order with only minor changes. On October 11, 2013, UATC filed a petition with the State Water Resources Control Board ("the State Board") for review of the Regional Board's order. The State Board failed to act on the petition and hence by operation of law it was deemed denied, and UATC filed a petition for writ of mandamus with the California Superior Court seeking review and modification of the order. The Superior Court dismissed UATC's claims against the State Board and the City of Santa Clara. On July 26, 2017, the Superior Court issued a tentative ruling in UATC's favor, requested additional briefings and scheduled a hearing, which is now scheduled for September 2017. If the Superior Court adopts its tentative ruling, the matter would be remanded to the Regional Board for further proceedings in light of the Superior Court's opinion. UATC is cooperating with the Regional Board while its petition remains pending before the State Board. To that end, UATC and the current property owner jointly submitted, and on October 27, 2015, the Regional Board approved, a Remedial Action Plan ("RAP") to remediate the dry-cleaner contamination. UATC intends to vigorously defend this matter. We believe that we are, and were during the period in question described in this paragraph, in compliance with such applicable laws and regulations.

        On January 28, 2016, Regional Board staff contacted UATC's counsel in the Santa Clara matter to ascertain whether he would be representing UATC in connection with the cleanup of a

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. COMMITMENTS AND CONTINGENCIES (Continued)

drycleaner-impacted property located in Millbrae, California that the Regional Board believes UATC or related entities formerly owned during the dry-cleaning operations. Counsel subsequently responded in the affirmative. The Company has received no further communications from the Regional Board on this matter.

        On May 5, 2014, NCM, Inc. announced that it had entered into a merger agreement to acquire Screenvision, LLC ("Screenvision"). On November 3, 2014, the United States Department of Justice (the "DOJ") filed an antitrust lawsuit seeking to enjoin the proposed merger between NCM, Inc. and Screenvision. On March 16, 2015, NCM, Inc. announced that it had agreed with Screenvision to terminate the merger agreement. On March 17, 2015, the Company was notified by the DOJ that it had opened an investigation into potential anticompetitive conduct by and coordination among NCM, Inc., National CineMedia, Regal, AMC and Cinemark (the "DOJ Notice"). In addition, the DOJ Notice requested that the Company preserve all documents and information since January 1, 2011 relating to movie clearances or communications or cooperation between and among AMC, Regal and Cinemark or their participation in NCM. On May 28, 2015, the Company received a civil investigative demand (the "CID") from the DOJ as part of an investigation into potentially anticompetitive conduct under Sections 1 and 2 of the Sherman Act, 15 U.S.C. § 1 and § 2. The Company has also received investigative demands from the antitrust sections of various state attorneys general regarding movie clearances and Regal's various joint venture investments, including National CineMedia. The CID and various state investigative demands require the Company to produce documents and answer interrogatories. The Company may receive additional investigative demands from the DOJ and state attorneys general regarding these or related matters. The Company continues to cooperate with these investigations and any other related Federal or state investigations to the extent any are undertaken. The DOJ and various state investigations may also give rise to lawsuits filed against the Company related to clearances and the Company's investments in its various joint ventures. While we do not believe that the Company has engaged in any violation of Federal or state antitrust or competition laws during its participation in NCM and other joint ventures, we can provide no assurances as to the scope, timing or outcome of the DOJ's or any other state or Federal governmental reviews of the Company's conduct.

        In situations where management believes that a loss arising from judicial, administrative, regulatory and arbitration proceedings is probable and can reasonably be estimated, the Company records the amount of the loss, or the minimum estimated liability when the loss is estimated using a range and no amount within the range is more probable than another. As additional information becomes available, any potential liability related to these proceedings is assessed and the estimates are revised, if necessary. The amounts reserved for such proceedings totaled approximately $3.3 million and $3.5 million as of June 30, 2017 and December 31, 2016, respectively. Management believes any additional liability with respect to these claims and disputes will not be material in the aggregate to the Company's consolidated financial position, results of operations or cash flows. Under ASC Topic 450, Contingencies—Loss Contingencies, an event is "reasonably possible" if "the chance of the future event or events occurring is more than remote but less than likely" and an event is "remote" if "the chance of the future event or events occurring is slight." Thus, references to the upper end of the range of reasonably possible loss for cases in which the Company is able to estimate a range of reasonably possible loss mean the upper end of the range of loss for cases for which the Company believes the risk of loss is more than slight. Management is unable to estimate a range of reasonably possible loss for cases described herein in which damages have not been specified and (i) the proceedings are in early

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. COMMITMENTS AND CONTINGENCIES (Continued)

stages, (ii) there is uncertainty as to the likelihood of a class being certified or the ultimate size of the class, (iii) there is uncertainty as to the outcome of pending appeals or motions, (iv) there are significant factual issues to be resolved, and/or (v) there are novel legal issues presented. However, for these cases, management does not believe, based on currently available information, that the outcomes of these proceedings will have a material adverse effect on the Company's financial condition, though the outcomes could be material to the Company's operating results for any particular period, depending, in part, upon the operating results for such period.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990 (the "ADA") to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, awards of damages to private litigants and additional capital expenditures to remedy such non-compliance. The Company believes that it is in substantial compliance with all current applicable regulations relating to accommodations for the disabled. The Company intends to comply with future regulations in this regard and except as set forth above, does not currently anticipate that compliance will require the Company to expend substantial funds.

8. RELATED PARTY TRANSACTIONS

        During each of the quarters ended June 30, 2017 and June 30, 2016, Regal Cinemas received less than $0.1 million from an Anschutz affiliate for rent and other expenses related to a theatre facility. During each of the two quarters ended June 30, 2017 and June 30, 2016, Regal Cinemas received approximately $0.1 million from an Anschutz affiliate for rent and other expenses related to a theatre facility.

        During each of the quarters ended June 30, 2017 and June 30, 2016, the Company received approximately $0.2 million from an Anschutz affiliate for management fees related to a theatre site in Los Angeles, California. During each of the two quarters ended June 30, 2017 and June 30, 2016, the Company received approximately $0.4 million from an Anschutz affiliate for management fees related to a theatre site in Los Angeles, California.

        Please also refer to Note 3—"Investments" for a discussion of other related party transactions associated with our various investments in non-consolidated entities.

9. EARNINGS PER SHARE

        We compute earnings per share of Class A and Class B common stock using the two-class method. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, common stock equivalents outstanding during the period. Potential common stock equivalents consist of the incremental common shares issuable upon the vesting of restricted stock and performance share units. The dilutive effect of outstanding restricted stock and performance share units is reflected in diluted earnings per share by application of the treasury-stock method. In addition, the computation of the diluted earnings per share of Class A

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. EARNINGS PER SHARE (Continued)

common stock assumes the conversion of Class B common stock, while the diluted earnings per share of Class B common stock does not assume the conversion of those shares.

        The rights, including the liquidation and dividend rights, of the holders of our Class A and Class B common stock are identical, except with respect to voting. The earnings for the periods presented are allocated based on the contractual participation rights of the Class A and Class B common shares. As the liquidation and dividend rights are identical, the earnings are allocated on a proportionate basis. Further, as we assume the conversion of Class B common stock in the computation of the diluted earnings per share of Class A common stock, the earnings are equal to net income attributable to controlling interest for that computation.

        The following table sets forth the computation of basic and diluted earnings per share of Class A and Class B common stock (in millions, except share and per share data):

	Quarter Ended June 30, 2017		Quarter Ended June 30, 2016		Two Quarters Ended June 30, 2017		Two Quarters Ended June 30, 2016
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic earnings per share:
Numerator:
Allocation of earnings	$20.0	$3.6	$28.4	$5.1	$61.1	$10.9	$62.9	$11.3
Denominator:
Weighted average common shares outstanding (in thousands)	132,639	23,709	132,316	23,709	132,612	23,709	132,316	23,709

Basic earnings per share	$0.15	$0.15	$0.21	$0.21	$0.46	$0.46	$0.48	$0.48

Diluted earnings per share:
Numerator:
Allocation of earnings for basic computation	$20.0	$3.6	$28.4	$5.1	$61.1	$10.9	$62.9	$11.3
Reallocation of earnings as a result of conversion of Class B to Class A shares	3.6	—	5.1	—	10.9	—	11.3	(0.1)

Allocation of earnings	$23.6	$3.6	$33.5	$5.1	$72.0	$10.9	$74.2	$11.2
Denominator:
Number of shares used in basic computation (in thousands)	132,639	23,709	132,316	23,709	132,612	23,709	132,316	23,709
Weighted average effect of dilutive securities (in thousands)
Add:
Conversion of Class B to Class A common shares outstanding	23,709	—	23,709	—	23,709	—	23,709	—
Restricted stock and performance shares	597	—	697	—	671	—	726	—

Number of shares used in per share computations (in thousands)	156,945	23,709	156,722	23,709	156,992	23,709	156,751	23,709

Diluted earnings per share	$0.15	$0.15	$0.21	$0.21	$0.46	$0.46	$0.47	$0.47

10. RECENT ACCOUNTING PRONOUNCEMENTS

  Adoption of New Accounting Pronouncements

        In March 2016, the FASB issued ASU 2016-07, Investments—Equity Method and Joint Ventures (Topic 323). The purpose of ASU 2016-07 is to eliminate the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment was held. ASU 2016-07 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years and early adoption is permitted. The Company's adoption of ASU 2016-07 during the quarter ended March 31, 2017 had no impact on the Company's consolidated financial statements and related disclosures.

        In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which relates to the accounting for employee share-based payments. ASU 2016-09 simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years and early adoption is permitted. The Company's adoption of ASU 2016-09 had the impact of reducing income tax expense by approximately $1.2 million pertaining to excess tax benefits related to vesting of 491,084 restricted stock awards and to a lesser extent, dividends paid on restricted stock during the two quarters ended June 30, 2017. Historically, such excess tax benefits would have been recorded as a component of additional paid-in capital.

        In October 2016, the FASB issued ASU 2016-17, Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control, which requires when assessing which party is the primary beneficiary in a VIE, the decision maker considers interests held by entities under common control on a proportionate basis instead of treating those interests as if they were that of the decision maker itself, as current U.S. GAAP requires. ASU 2016-17 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years and early adoption is permitted. The Company's adoption of ASU 2016-17 during the quarter ended March 31, 2017 had no impact on the Company's consolidated financial statements and related disclosures.

  Recently Issued FASB Accounting Standard Codification Updates

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The standard permits the use of either the retrospective or modified retrospective transition method. ASU 2014-09 was originally effective for annual and interim reporting periods beginning after December 15, 2016. However, the standard was deferred by ASU 2015-14, issued by the FASB in August 2015, and is now effective for fiscal years beginning on or after December 15, 2017, including interim reporting periods within that reporting period, with early adoption permitted as of the original effective date. In addition, amendments in subsequent Accounting Standards Updates have either clarified or revised guidance as set forth in ASU 2014-09, including ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus

        Agent Considerations (Reporting Revenues Gross versus Net), ASU 2016-10, Revenue from Contracts with Customers : Identifying Performance Obligations and Licensing andASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients. The Company has selected the modified retrospective method for adoption of ASU 2014-09 and its related ASU

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

amendments. Under this method, we will recognize the cumulative effect of the changes in retained earnings at the date of adoption (January 1, 2018), but will not restate prior periods.

        The Company believes that the adoption of ASU 2014-09 and its related ASU amendments will primarily impact its accounting for its (i) loyalty program, (ii) gift cards and bulk tickets, (iii) customer incentives and (iv) amounts recorded as deferred revenue and the method of amortization for the advanced payment received in connection with the 2007 National CineMedia ESA modification and subsequent receipts of common units of National CineMedia pursuant to the provisions of the Common Unit Adjustment Agreement, each as described in Note 3—"Investments." The Company believes that such advanced payment and subsequent common units received from National CineMedia include a significant financing component and expects that as a result, advertising revenues will increase significantly with a similar offsetting increase in interest expense beginning in fiscal year 2018. The Company is continuing to further evaluate the full impact that ASU 2014-09 and its related ASU amendments will have on its consolidated financial statements and related disclosures. To that end, the Company has conducted initial analyses, developed project management relative to the process of adopting ASU 2014-09 and its related ASU amendments, and is currently finalizing detailed contract reviews to determine necessary adjustments to existing accounting policies and to support an evaluation of the overall impact on the Company's consolidated results of operations and financial condition.

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 establishes a right-of-use ("ROU") model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is evaluating the impact that ASU 2016-02 will have on its consolidated financial statements and related disclosures and believes that the significance of its future minimum rental payments will result in a material increase in ROU assets and lease liabilities.

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The purpose of ASU 2016-15 is to reduce the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within that year. The Company is evaluating the impact that ASU 2016-15 will have on its consolidated financial statements and related disclosures.

        In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory, which requires that an entity recognize the income tax consequences of intra-entity transfers of assets other than inventory at the time of the transfer instead of deferring the tax consequences until the asset has been sold to an outside party, as current U.S. GAAP requires. ASU 2016-16 is effective for annual periods, and interim periods therein, beginning after December 15, 2017. Early application is permitted in any interim or annual period. The Company is evaluating the impact that ASU 2016-16 will have on its consolidated financial statements and related disclosures.

        In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The purpose of ASU 2017-01 is to clarify the definition of a business to assist

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within that year. The amendments in ASU 2017-01 should be applied prospectively on or after the effective date. Early adoption is permitted. The Company does not expect that the adoption of ASU 2017-01 will have a material impact on its consolidated financial statements and related disclosures.

        In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The purpose of ASU 2017-04 is to simplify the subsequent measurement of goodwill by removing the second step of the two-step impairment test. The amendment should be applied on a prospective basis. ASU 2017-04 is effective for fiscal years beginning after December 15, 2019, including interim periods within that year. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is evaluating the impact that ASU 2017-04 will have on its consolidated financial statements and related disclosures.

11. DERIVATIVE INSTRUMENTS

        From time to time, Regal Cinemas enters into hedging relationships via interest rate swap agreements to hedge against interest rate exposure of its variable rate debt obligations under the Amended Senior Credit Facility. Certain of these interest rate swaps qualify for cash flow hedge accounting treatment, and as such, the change in the fair values of the interest rate swaps is recorded on the Company's consolidated balance sheet as an asset or liability with the effective portion of the interest rate swaps' gains or losses reported as a component of other comprehensive income and the ineffective portion reported in earnings. As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive income/loss related to the interest rate swaps will be reclassified into earnings. In the event that an interest rate swap is terminated or de-designated prior to maturity, gains or losses accumulated in other comprehensive income or loss remain deferred and are reclassified into earnings in the periods during which the hedged forecasted transaction affects earnings. See Note 12—"Fair Value of Financial Instruments" for discussion of the Company's interest rate swaps' fair value estimation methods and assumptions.

        Below is a summary of Regal Cinemas' current interest rate swap agreement as of June 30, 2017:

Nominal Amount	Effective Date	Fixed Rate	Receive Rate	Expiration Date	Designated as Cash Flow Hedge	Gross Fair Value at June 30, 2017	Balance Sheet Location
$200.0 million	June 30, 2015	2.165%	1-month LIBOR	June 30, 2018	No	$(1.6) million	See Note 12

        On April 2, 2015, Regal Cinemas amended two of its existing interest rate swap agreements originally designated as cash flow hedges on $350.0 million of variable rate debt obligations. Since the terms of the interest rate swaps designated in the original cash flow hedge relationships changed with these amendments, we de-designated the original hedge relationships and re-designated the amended interest rate swaps in new cash flow hedge relationships as of the amendment date of April 2, 2015. On December 31, 2016, one of these interest rate swap agreements designated to hedge $150.0 million of variable rate debt obligations expired.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. DERIVATIVE INSTRUMENTS (Continued)

        In connection with the June 2017 Refinancing Agreement described further in Note 4—"Debt Obligations," no amendment or modification was made to the Company's remaining interest swap agreement (originally designated to hedge $200.0 million of variable rate debt obligations). As a result, the interest rate swap no longer meets the highly effective qualification for cash flow hedge accounting and accordingly, the remaining hedge relationship was de-designated effective June 6, 2017. Since the interest rate swap no longer qualifies for cash flow hedge accounting treatment, the change in its fair value since de-designation is recorded on the Company's unaudited condensed consolidated balance sheet as an asset or liability with the interest rate swap's gain or loss reported as a component of interest expense during the period of change. We estimate that $1.2 million of deferred pre-tax losses attributable to this interest rate swap will be reclassified into earnings as interest expense during the next 12 months.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

        Fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the entity transacts. The inputs used to develop these fair value measurements are established in a hierarchy, which ranks the quality and reliability of the information used to determine fair value. The fair value classification is based on levels of inputs. Assets and liabilities that are carried at fair value are classified and disclosed in one of the following categories described in ASC Topic 820, Fair Value Measurements and Disclosures:

        Level 1 Inputs: Quoted market prices in active markets for identical assets or liabilities.

        Level 2 Inputs: Observable market based inputs or unobservable inputs that are corroborated by market data.

        Level 3 Inputs: Unobservable inputs that are not corroborated by market data.

        The following tables summarize the fair value hierarchy of the Company's financial liabilities carried at fair value on a recurring basis as of June 30, 2017 and December 31, 2016:

			Fair Value Measurements at June 30, 2017
	Balance Sheet Location	Total Carrying Value at June 30, 2017	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
		(in millions)
Liabilities:
Interest rate swap(1)	Accrued Expenses	$1.6	$—	$1.6	$—

Total liabilities at fair value		$1.6	$—	$1.6	$—

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

			Fair Value Measurements at December 31, 2016
	Balance Sheet Location	Total Carrying Value at December 31, 2016	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
			(in millions)
Liabilities:
Interest rate swap designated as cash flow hedge(1)	Accrued Expenses	$2.3	$—	$2.3	$—
Interest rate swap designated as cash flow hedge(1)	Other Non-Current Liabilities	$0.7	$—	$0.7	$—

Total liabilities at fair value		$3.0	$—	$3.0	$—

(1)
The fair value of the Company's interest rate swap described in Note 11—"Derivative Instruments" is based on Level 2 inputs, which include observable inputs such as dealer quoted prices for similar assets or liabilities, and represents the estimated amount Regal Cinemas would receive or pay to terminate the agreement taking into consideration various factors, including current interest rates, credit risk and counterparty credit risk. The counterparty to the Company's interest rate swap is a major financial institution. The Company evaluates the bond rating of the financial institution and believes that credit risk is at an acceptably low level.

        There were no changes in valuation techniques during the period. There were no transfers in or out of Level 3 during the two quarters ended June 30, 2017 and June 30, 2016, respectively.

        In addition, the Company is required to disclose the fair value of financial instruments that are not recognized in the statement of financial position for which it is practicable to estimate that value. The methods and assumptions used to estimate the fair value of each class of financial instrument are as follows:

Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities:

        The carrying amounts approximate fair value because of the short maturity of these instruments.

Long-Lived Assets, Intangible Assets and Other Investments

        As further described in Note 2 to the 2016 Audited Consolidated Financial Statements and incorporated by reference herein, the Company regularly reviews long-lived assets (primarily property and equipment), intangible assets and investments in non-consolidated entities, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. When the estimated fair value is determined to be lower than the carrying value of the asset, an impairment charge is recorded to write the asset down to its estimated fair value.

        The Company's analysis relative to long-lived assets resulted in the recording of impairment charges of $4.1 million and $3.0 million, respectively, for the two quarters ended June 30, 2017 and June 30, 2016. The long-lived asset impairment charges recorded were specific to theatres that were directly and individually impacted by increased competition, adverse changes in market demographics or adverse changes in the development or the conditions of the areas surrounding the theatres we deemed other than temporary.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The Company did not record an impairment of any intangible assets or investments in non-consolidated subsidiaries accounted for under the equity method for the two quarters ended June 30, 2017 and June 30, 2016.

  Long term obligations, excluding capital lease obligations, lease financing arrangements and other:

        The fair value of the Amended Senior Credit Facility described in Note 4—"Debt Obligations," which consists of the New Term Loans and the Revolving Facility, is estimated based on quoted prices (Level 2 inputs as described in ASC Topic 820) as of June 30, 2017 and December 31, 2016. The associated interest rates are based on floating rates identified by reference to market rates and are assumed to approximate fair value. The fair values of the 5 3/4% Senior Notes Due 2022, the 5 3/4% Senior Notes Due 2025 and the 5 3/4% Senior Notes Due 2023 were estimated based on quoted prices (Level 1 inputs as described in ASC Topic 820) for these issuances as of June 30, 2017 and December 31, 2016. The aggregate carrying values and fair values of long-term debt at June 30, 2017 and December 31, 2016 consist of the following:

	June 30, 2017	December 31, 2016
	(in millions)
Carrying value	$2,377.5	$2,229.7
Fair value	$2,436.5	$2,287.1

13. ACCUMULATED OTHER COMPREHENSIVE LOSS, NET

        The following tables present for the two quarters ended June 30, 2017 and June 30, 2016, respectively, the change in accumulated other comprehensive loss, net of tax, by component (in millions):

	Interest rate swap	Equity method investee interest rate swaps	Total
Balance as of December 31, 2016	$(1.4)	$0.1	$(1.3)
Other comprehensive income (loss), net of tax
Change in fair value of interest rate swap transaction	(0.5)	—	(0.5)
Amounts reclassified to net income from interest rate swap	1.2	—	1.2
Change in fair value of equity method investee interest rate swaps	—	—	—

Total other comprehensive income (loss), net of tax	0.7	—	0.7

Balance as of June 30, 2017	$(0.7)	$0.1	$(0.6)

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. ACCUMULATED OTHER COMPREHENSIVE LOSS, NET (Continued)

	Interest rate swaps	Available for sale securities	Equity method investee interest rate swaps	Total
Balance as of December 31, 2015	$(2.7)	$0.5	$0.1	$(2.1)
Other comprehensive income (loss), net of tax
Change in fair value of interest rate swap transactions	(2.1)	—	—	(2.1)
Amounts reclassified to net income from interest rate swaps	2.0	—	—	2.0
Reclassification adjustment for gain on sale of available for sale securities recognized in net income	—	(0.5)	—	(0.5)
Change in fair value of equity method investee interest rate swaps	—	—	(0.7)	(0.7)

Total other comprehensive income (loss), net of tax	(0.1)	(0.5)	(0.7)	(1.3)

Balance as of June 30, 2016	$(2.8)	$—	$(0.6)	$(3.4)

14. SUBSEQUENT EVENTS

  Declaration of Quarterly Dividend

        On July 26, 2017, the Company declared a cash dividend of $0.22 per share on each share of the Company's Class A and Class B common stock (including outstanding restricted stock), payable on September 15, 2017, to stockholders of record on September 5, 2017.

  Investment in Open Road Films

        On August 4, 2017, the Company sold all of its 50% equity interest in Open Road Films to a third party for total net proceeds of approximately $14.0 million. In accordance with the purchase agreement, a portion of the net proceeds received are in satisfaction of amounts due to the Company related to film marketing services provided to Open Road Films prior to the closing date. Also effective with closing, the Company and Open Road Films entered into a new marketing agreement with respect to films released by Open Road Films after the closing date.

Item 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Some of the information in this quarterly report on Form 10-Q includes "forward-lookingstatements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Form 10-Q, including, without limitation, certain statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations", may constitute forward-looking statements. In some cases you can identify these "forward-looking statements" by words like "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those words and other comparable words. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those indicated in these statements as a result of certain factors as more fully discussed under the heading "Risk Factors" contained in our annual report on Form 10-K filed on February 27, 2017 with the Commission (File No. 001-31315) for the Company's fiscal year ended December 31, 2016 (our "Form 10-K"). The following discussionand analysis should be read in conjunction with the unaudited condensed consolidated financial statements and notes thereto included herein.

Overview and Basis of Presentation

        We conduct our operations through our wholly owned subsidiaries. We operate one of the largest and most geographically diverse theatre circuits in the United States, consisting of 7,379 screens in 566 theatres in 43 states along with Guam, Saipan, American Samoa and the District of Columbia as of June 30, 2017. We believe the size, reach and quality of our theatre circuit provide an exceptional platform to realize economies of scale from our theatre operations. The Company manages its business under one reportable segment: theatre exhibition operations.

        We generate revenues primarily from admissions and concession sales. Additional revenues are generated by our vendor marketing programs, our gift card and bulk ticket programs, various other activities in our theatres and through our relationship with National CineMedia, which focuses on in-theatre advertising. Film rental costs depend primarily on the popularity and box office revenues of a film, and such film rental costs generally increase as the admissions revenues generated by a film increase. Because we purchase certain concession items, such as fountain drinks and popcorn, in bulk and not pre-packaged for individual servings, we are able to maximize our margins by negotiating volume discounts. Other operating expenses consist primarily of theatre labor and occupancy costs.

        The timing of movie releases can have a significant effect on our results of operations, and the results of one fiscal quarter are not necessarily indicative of results for the next fiscal quarter or any other fiscal quarter. The unexpected emergence of a hit film during other periods can alter the traditional trend. The seasonality of motion picture exhibition, however, has become less pronounced as motion picture studios are releasing motion pictures somewhat more evenly throughout the year. The Company does not believe that inflation has had a material impact on its financial position or results of operations.

        For a summary of industry trends as well as other risks and uncertainties relevant to the Company, see "Business—Industry Overview and Trends" and "Risk Factors" contained in our Form 10-K and incorporated herein by reference and "Results of Operations" below.

Critical Accounting Estimates

        For a discussion of accounting policies that we consider critical to our business operations and the understanding of our results of operations and affect the more significant judgments and estimates used in the preparation of our unaudited condensed consolidated financial statements, please refer to Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical

Accounting Estimates" contained in our Form 10-K and incorporated by reference herein. As of June 30, 2017, there were no significant changes in our critical accounting policies or estimation procedures.

Significant Events

        For a discussion of other significant operating, financing and investing transactions which have occurred through December 31, 2016, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" included in Part II, Item 7 of our Form 10-K and incorporated herein by reference.

        Our business strategy is predicated on our ability to allocate capital effectively to enhance value for our stockholders. This strategy focuses on enhancing our position in the motion picture exhibition industry by capitalizing on prudent industry consolidation and partnership opportunities, managing, expanding and upgrading our existing asset base with new technologies and customer amenities and realizing selective growth opportunities through new theatre construction. Our business strategy should enable us to continue to produce the free cash flow necessary to maintain a prudent allocation of our capital among dividend payments, debt service and repayment and investment in our theatre assets, all to provide meaningful value to our stockholders. During the two quarters ended June 30, 2017 (the "Fiscal 2017 Period"), we continued to make progress with respect to our business strategy as follows:

  •
  We demonstrated our commitment to providing incremental value to our stockholders. Total cash dividends paid to our stockholders during the Fiscal 2017 Period totaled approximately $69.8 million.

  •
  We continued to embrace innovative concepts that generate incremental revenue and cash flows for the Company and deliver a premium movie-going experience for our customers on several complementary fronts:

  •
  First, we continued to improve customer amenities, primarily through the installation of luxury reclining seats. With respect to our luxury reclining seating initiative, as of June 30, 2017, we offered luxury reclining seating in 1,691 auditoriums at 138 theatre locations. We expect to install luxury reclining seating in approximately 40-45 locations during 2017 and expect to outfit approximately 45% of the total screens in our circuit by the end of 2019. The costs of these conversions in some cases are partially covered by investments from our theatre landlords.

  •
  Second, to address consumer trends and customer preferences, we have continued to expand our menu of food and alcoholic beverage products to an increasing number of attendees. The enhancement of our food and alcoholic beverage offerings has had a positive effect on our operating results, and we expect to continue to invest in such offerings in our theatres. As of June 30, 2017, we offered an expanded menu of food in 247 locations (reaching 57% of our attendees) and alcoholic beverages in 172 locations (reaching 35% of our attendees), and we expect to offer an expanded menu of food in approximately 270 locations and alcoholic beverages in approximately 215 locations by the end of 2017.

  •
  Third, we continued to implement various customer engagement initiatives aimed at delivering a premium movie-going experience for our customers in order to better compete for patrons and build brand loyalty. For example, we maintain a frequent moviegoer loyalty program, named the Regal Crown Club®, to actively engage our core customers. Regal Crown Club® members are eligible for specified awards, such as concession items, based on purchases made at our theatres. During 2016, we completed the national rollout of the new Regal Crown Club®. Members of the enhanced program can earn unlimited credits and can redeem such credits for movie tickets, concession items and movie memorabilia at the theatre or in an online reward center where members can select the rewards of their choice.

      We believe these changes allow us to offer more relevant offers to our members and increase customer engagement in the program. As of June 30, 2017, approximately 14.5 million members swiped their Regal Crown Club® card in the previous 18 months. The Regal Crown Club® is the largest loyalty program in our industry.

    •
    In addition, we continued to develop and enhance other customer engagement initiatives such as mobile ticketing applications, internet ticketing, social media and other marketing initiatives. For example, we have improved the customer experience by expanding our ability to sell tickets remotely via our mobile ticketing application, which was officially launched in the Fiscal 2017 Period, and through our internet ticketing partners such as Fandango.com and Atom Tickets. Customers can choose their preferred ticketing option, which in many cases means they can pre-purchase tickets, scan their mobile device and proceed directly to their reserved seat without waiting in line. In addition to providing customers the ability to pre-purchase tickets, our mobile ticketing application provides customers the ability to find films, movie information, showtimes, track Regal Crown Club® credits and receive special offers from Regal. Finally, our newest ticketing partner, Atom Tickets, provides our patrons the ability to bypass concession stand lines by pre-purchasing concession items via their mobile device. We believe these technologies provide a platform for delivering a quality customer experience and will drive incremental revenues and cash flows in a cost-effective manner.

  •
  We continued to actively manage our asset base during the Fiscal 2017 Period by completing the acquisitions of nine theatres with 134 screens. These acquisitions enhance our presence in three U.S. states. See Note 2—"Acquisitions" for further discussion of these acquisitions. In addition, we opened two new theatres with 26 screens and closed six underperforming theatres with 48 screens, ending the Fiscal 2017 Period with 566 theatres and 7,379 screens.

        We believe the continued rollout of premium amenities, such as luxury reclining seating and a wider array of food and alcoholic beverage offerings allows us to deliver a premium movie-going experience for a majority of our customers. We believe this strategy will enable us to better compete for patrons and build brand loyalty, which will provide us the opportunity for incremental revenue and cash flows.

Recent Developments

        On July 26, 2017, the Company declared a cash dividend of $0.22 per share on each share of the Company's Class A and Class B common stock (including outstanding restricted stock), payable on September 15, 2017, to stockholders of record on September 5, 2017.

        On August 4, 2017, the Company sold all of its 50% equity interest in Open Road Films to a third party for total net proceeds of approximately $14.0 million. In accordance with the purchase agreement, a portion of the net proceeds received are in satisfaction of amounts due to the Company related to film marketing services provided to Open Road Films prior to the closing date. Also effective with closing, the Company and Open Road Films entered into a new marketing agreement with respect to films released by Open Road Films after the closing date.

Results of Operations

        Based on our review of industry sources, North American box office revenues for the time period that corresponds to Regal's second quarter of 2017 were estimated to have decreased by approximately 4 to 5 percent per screen in comparison to the second quarter of 2016. The industry's box office results for the second quarter of 2017 were negatively impacted by weaker than expected attendance generated by the overall film slate during the second quarter of 2017.

        The following table sets forth the percentage of total revenues represented by certain items included in our unaudited condensed consolidated statements of income for the quarter ended June 30, 2017 (the "Q2 2017 Period"), the quarter ended June 30, 2016 (the "Q2 2016 Period"), the Fiscal 2017 Period, and the two quarters ended June 30, 2016 (the "Fiscal 2016 Period") (dollars in millions, except average ticket prices and average concessions per patron):

	Q2 2017 Period			Q2 2016 Period			Fiscal 2017 Period			Fiscal 2016 Period
	$	% of Revenue		$	% of Revenue		$	% of Revenue		$	% of Revenue
Revenues:
Admissions	$481.2	63.0%		$505.8	64.3%		$1,014.4	64.0%		$1,021.5	64.9%
Concessions	231.4	30.3		235.5	30.0		470.9	29.7		465.6	29.6
Other operating revenues	51.6	6.7		44.6	5.7		100.1	6.3		85.9	5.5

Total revenues	764.2	100.0		785.9	100.0		1,585.4	100.0		1,573.0	100.0
Operating expenses:
Film rental and advertising costs(1)	258.5	53.7		278.9	55.1		541.6	53.4		556.4	54.5
Cost of concessions(2)	30.6	13.2		30.0	12.7		61.4	13.0		58.8	12.6
Rent expense(3)	106.0	13.9		106.3	13.5		212.2	13.4		213.8	13.6
Other operating expenses(3)	222.8	29.2		214.8	27.3		438.5	27.7		426.3	27.1
General and administrative expenses (including share-based compensation expense of $2.3 for the Q2 2017 Period and the Q2 2016 Period and $4.5 and $4.1 for the Fiscal 2017 Period and the Fiscal 2016 Period, respectively)(3)	23.2	3.0		20.9	2.7		45.5	2.9		42.1	2.7
Depreciation and amortization(3)	62.9	8.2		56.9	7.2		123.8	7.8		112.6	7.2
Net loss on disposal and impairment of operating assets(3)	1.2	0.2		1.5	0.2		3.9	0.2		5.8	0.4

Total operating expenses(3)	705.2	92.3		709.3	90.3		1,426.9	90.0		1,415.8	90.0

Income from operations(3)	59.0	7.7		76.6	9.7		158.5	10.0		157.2	10.0
Interest expense, net(3)	31.1	4.1		32.3	4.1		61.8	3.9		64.8	4.1
Loss on extinguishment of debt(3)	1.3	0.2		1.5	0.2		1.3	0.1		1.5	0.1
Earnings recognized from NCM(3)	(6.6)	0.9		(2.9)	0.4		(8.6)	0.5		(15.2)	1.0
Equity in income of non-consolidated entities and other, net(3)	(8.4)	1.1		(10.4)	1.3		(16.7)	1.1		(20.4)	1.3
Provision for income taxes(3)	18.0	2.4		22.5	2.9		48.7	3.1		52.2	3.3
Net income attributable to controlling interest(3)	$23.6	3.1		$33.5	4.3		$72.0	4.5		$74.2	4.7
Attendance (in thousands)	47,441		*	51,246		*	100,796		*	104,543		*
Average ticket price(4)	$10.14		*	$9.87		*	$10.06		*	$9.77		*
Average concessions per patron(5)	$4.88		*	$4.60		*	$4.67		*	$4.45		*

*
Not meaningful

(1)
Percentage of revenues calculated as a percentage of admissions revenues.

(2)
Percentage of revenues calculated as a percentage of concessions revenues.

(3)
Percentage of revenues calculated as a percentage of total revenues.

(4)
Calculated as admissions revenues/attendance.

(5)
Calculated as concessions revenues/attendance.

  Admissions

        During the Q2 2017 Period, total admissions revenue decreased$24.6 million, or 4.9%, to $481.2 million, from $505.8 million in the Q2 2016 Period. A 7.4% decrease in attendance

(approximately $37.4 million of total admissions revenues), partially offset by a 2.7% increase in average ticket prices (approximately $12.8 million of total admissions revenues) led to the overall decrease in the Q2 2017 Period admissions revenues. Attendance for the Q2 2017 Period in comparison to that of the Q2 2016 Period was negatively impacted by weaker than expected attendance generated by the overall film slate during the Q2 2017 Period. For the Q2 2017 Period, the 2.7% average ticket price increase was due to selective price increases identified during our ongoing periodic pricing reviews (particularly at locations featuring luxury reclining seats). Based on our review of certain industry sources, the decrease in our admissions revenues on a per screen basis was slightly higher than the industry's per screen results for the Q2 2017 Period as compared to the Q2 2016 Period. We are optimistic that the industry's investment in new theatres and customer amenities and other recent industry initiatives and trends will drive continued growth and strength for the domestic motion picture industry. To that end, our market share may be positively or negatively impacted by such initiatives and trends during any given quarter.

        Total admissions revenues decreased$7.1 million, or 0.7%, during the Fiscal 2017 Period to $1,014.4 million, from $1,021.5 million in the Fiscal 2016 Period. A 3.6%decrease in attendance (approximately $36.3 million of total admissions revenues), partially offset by a 3.0%increase in average ticket prices (approximately $29.2 million of total admissions revenues), led to the net decline in the Fiscal 2017 Period admissions revenues. Attendance during the Fiscal 2017 Period in comparison to that of the Fiscal 2016 Period was negatively impacted by weaker than expected attendance generated by the overall film slate during the Fiscal 2017 Period. The 3.0% average ticket price increase was due to selective price increases identified during our ongoing periodic pricing reviews.

  Concessions

        During the Q2 2017 Period, total concessions revenues decreased$4.1 million, or 1.7%, to $231.4 million, from $235.5 million in the Q2 2016 Period. Average concessions revenues per patron during the Q2 2017 Periodincreased6.1% to $4.88, from $4.60 in the Q2 2016 Period. The 7.4% decrease in attendance (approximately $17.4 million of total concessions revenues), partially offset by the 6.1% increase in average concessions revenues per patron (approximately $13.3 of total concessions revenues), led to the overall decrease in the Q2 2017 Period concessions revenues. The increase in average concessions revenues per patron for the Q2 2017 Period was primarily attributable to selective price increases, an increase in beverage and popcorn sales volume, and the continued rollout of our expanded food and alcohol menu.

        Total concessions revenues increased$5.3 million, or 1.1%, to $470.9 million in the Fiscal 2017 Period, from $465.6 million in the Fiscal 2016 Period. Average concessions revenues per patron during the Fiscal 2017 Periodincreased4.9%, to $4.67, from $4.45 in the Fiscal 2016 Period. The 4.9% increase in average concessions revenues per patron (approximately $22.2 million of total concessions revenues), partially offset by the aforementioned 3.6%decrease in attendance (approximately $16.9 million of total concessions revenues) led to the net increase in the Fiscal 2017 Period concessions revenues. The increase in average concessions revenues per patron for the Fiscal 2017 Period was primarily attributable to selective price increases, an increase in popcorn sales volume, and the continued rollout of our expanded food and alcohol menu.

  Other Operating Revenues

        During the Q2 2017 Period, other operating revenues      increased$7.0 million, or 15.7%, to $51.6 million, from $44.6 million in the Q2 2016 Period. Included in other operating revenues are revenues from our vendor marketing programs, other theatre revenues (consisting primarily of internet ticketing surcharges, theatre rentals and arcade games), theatre access fees paid by National CineMedia (net of payments for on-screen advertising time provided to our beverage concessionaire) and revenues related to our gift card and bulk ticket programs. The increase in other operating revenues during the

Q2 2017 Period was due to an increase in internet ticketing surcharges (approximately $2.7 million), an increase in revenues from our vendor marketing programs (approximately $2.3 million), and an increase in revenues related to our gift card and bulk ticket programs (approximately $1.2 million).

        Other operating revenues increased$14.2 million, or 16.5%, to $100.1 million during the Fiscal 2017 Period, from $85.9 million in the Fiscal 2016 Period. The increase in other operating revenues during the Fiscal 2017 Period was due to an increase in revenues from our vendor marketing programs (approximately $6.1 million), an increase in internet ticketing surcharges (approximately $4.7 million), an increased revenues related to our gift card and bulk ticket programs (approximately $1.8 million), and incremental National CineMedia revenues (approximately $0.7 million).

  Film Rental and Advertising Costs

        Film rental and advertising costs as a percentage of admissions revenues for the Q2 2017 Period decreased to 53.7% from 55.1% in the Q2 2016 Period. Film rental and advertising costs as a percentage of admissions revenues for the Fiscal 2017 Period decreased to 53.4% from 54.5% in the Fiscal 2016 Period. The decrease in film rental and advertising costs as a percentage of box office revenues during the Q2 2017 Period and the Fiscal 2017 Period was primarily attributable to higher film costs associated with the success of the top tier films exhibited during the comparable prior year periods.

  Cost of Concessions

        Cost of concessions increased$0.6 million, or 2.0%, to $30.6 million during the Q2 2017 Period, from $30.0 million in the Q2 2016 Period. Cost of concessions increased$2.6 million, or 4.4%, to $61.4 million during the Fiscal 2017 Period, from $58.8 million in the Fiscal 2016 Period. Cost of concessions as a percentage of concessions revenues for the Q2 2017 Period was approximately 13.2% compared to 12.7% during the Q2 2016 Period. Cost of concessions as a percentage of concessions revenues for the Fiscal 2017 Period was approximately 13.0% compared to 12.6% in the Fiscal 2016 Period. The increase in cost of concessions as a percentage of concessions revenues during the Q2 2017 Period and the Fiscal 2017 Period was primarily related to increases in packaged good and raw material costs and the impact of incremental expanded food and alcohol sales during such periods.

  Rent Expense

        During the Q2 2017 Period, rent expense totaled $106.0 million, which was generally in line with that of the Q2 2016 Period. During the Fiscal 2017 Period, rent expense totaled $212.2 million, a decrease of $1.6 million, or 0.7%, from $213.8 million in the Fiscal 2016 Period. Rent expense during the Fiscal 2017 Period was primarily impacted by the closure of 10 theatres with 98 screens subsequent to the end of the Q2 2016 Period, partially offset by incremental rent from the opening of three new theatres with 36 screens and the acquisition of nine theatres with 134 screens subsequent to the end of the Q2 2016 Period.

  Other Operating Expenses

        Other operating expenses of $222.8 million during the Q2 2017 Periodincreased$8.0 million, or 3.7%, from $214.8 million in the Q2 2016 Period. During the Fiscal 2017 Period, other operating expenses increased$12.2 million, or 2.9%, to $438.5 million, from $426.3 million in the Fiscal 2016 Period. The increase in other operating expenses during the Q2 2017 Period was primarily due to an increase in other operating expenses from the Q2 2017 Period acquisitions ($3.9 million), theatre-level payroll and benefit costs (approximately $1.9 million), increases in non-rent occupancy costs (approximately $1.3 million) and incremental expenses associated with higher alternative content revenues (approximately $1.7 million), partially offset by decreased costs associated with lower premium format film revenues (approximately $1.2 million) during the Q2 2017 Period . The increase in other operating expenses during the Fiscal 2017 Period was primarily due to an increase in theatre-level payroll and benefit costs (approximately $4.7 million), an increase in other operating expenses from the Fiscal 2017 Period acquisitions ($3.9 million), increases in non-rent occupancy costs (approximately $1.1 million), incremental expenses associated with higher alternative content revenues (approximately $4.5 million) and increases in banking and security costs (approximately $1.2 million), partially offset by decreased costs associated with lower premium format film revenues (approximately $3.2 million) during the Fiscal 2017 Period.

  General and Administrative Expenses

        For the Q2 2017 Period, general and administrative expenses increased$2.3 million, or 11.0%, to $23.2 million as compared to $20.9 million in the Q2 2016 Period. General and administrative expenses increased$3.4 million, or 8.1%, to $45.5 million during the Fiscal 2017 Period, from $42.1 million in the Fiscal 2016 Period. During the Q2 2017 Period, the increase in general and administrative expenses was primarily attributable to higher legal and professional fees and acquisition related expenses (approximately $1.6 million) and higher corporate payroll costs (approximately $0.4 million). The increase in general and administrative expenses during the Fiscal 2017 Period was primarily attributable to higher legal and professional fees and acquisition related expenses (approximately $1.6 million), higher corporate payroll costs (approximately $0.8 million), and increased share-based compensation expense (approximately $0.5 million).

  Depreciation and Amortization

        Depreciation and amortization expense increased$6.0 million, or 10.5%, to $62.9 million during the Q2 2017 Period, from $56.9 million in the Q2 2016 Period. During the Fiscal 2017 Period, depreciation and amortization expense increased$11.2 million, or 9.9%, to $123.8 million, from $112.6 million in the Fiscal 2016 Period. The increase in depreciation and amortization expense during the Q2 2017 Period and the Fiscal 2017 Period was primarily related to incremental depreciation and amortization expense associated with increased capital expenditures related to the installation of luxury reclining seats, the opening of three new theatres with 36 screens and acquisition of nine theatres with 134 screens subsequent to the end of the Q2 2016 Period, and accelerated depreciation on certain identified assets, partially offset by the closure of 10 theatres with 98 screens subsequent to the end of the Q2 2016 Period.

  Interest Expense, net

        Net interest expense decreased$1.2 million, or 3.7%, to $31.1 million during the Q2 2017 Period, from $32.3 million in the Q2 2016 Period. During the Fiscal 2017 Period, net interest expense decreased$3.0 million, or 4.6%, to $61.8 million, from $64.8 million in the Fiscal 2016 Period. The decrease in net interest expense during the Q2 2017 Period and the Fiscal 2017 Period was primarily due to the impact of a lower effective interest rate under the Amended Senior Credit Facility during such periods.

  Loss on Extinguishment of Debt

        As described more fully in Note 4—"Debt Obligations," during the Q22017 Period, the Company recorded a loss on debt extinguishment of $1.3 million in connection with the June 2017 Refinancing Agreement. During the Q2 2016 Period, the Company recorded a loss on debt extinguishment of $1.5 million in connection with the June 2016 Refinancing Agreement also described in Note 4—"Debt Obligations."

  Earnings Recognized from NCM

        During the Q2 2017 Period, earnings recognized from NCM increased$3.7 million, or 127.6%, to $6.6 million, from $2.9 million in the Q2 2016 Period. Earnings recognized from NCM decreased$6.6 million, or 43.4%, to $8.6 million in the Fiscal 2017 Period, from $15.2 million in the Fiscal 2016 Period. The increase in earnings recognized from National CineMedia during the Q2 2017 Period was primarily attributable to the timing of cash distributions from National CineMedia during the Q2 2017 Period as compared to that of the Q2 2016 Period, partially offset by lower equity income from National CineMedia. The decrease in earnings recognized from National CineMedia during the Fiscal 2017 Period was primarily attributable to lower equity income (including a $5.6 million change in interest loss as described further in Note 3—"Investments") from National CineMedia, partially offset by the amount of cash distributions from National CineMedia during the Fiscal 2017 Period as compared to that of the Fiscal 2016 Period.

  Income Taxes

        The provision for income taxes of $18.0 million and $22.5 million for the Q2 2017 Period and the Q2 2016 Period, respectively, reflect effective tax rates of approximately 43.3% and 40.1%, respectively. The provision for income taxes of $48.7 million and $52.2 million for the Fiscal 2017 Period and the Fiscal 2016 Period, respectively, reflect effective tax rates of approximately 40.3% and 41.3%, respectively. The increase in the effective tax rate for the Q2 2017 Period is primarily attributable to the settlement of U.S. Territory and state tax positions during the period. The decrease in the effective tax rate for the Fiscal 2017 Period is primarily attributable to the Company's adoption of ASU 2016-09 described further in Note 10—"Recent Accounting Pronouncements." The effective tax rates for all periods presented also reflect the impact of certain non-deductible expenses and income tax credits.

Liquidity and Capital Resources

        On a consolidated basis, we expect our primary uses of cash to be for operating expenses, capital expenditures, investments, acquisitions, general corporate purposes related to corporate operations, debt service and the Company's dividend payments. The principal sources of liquidity are cash generated from operations, cash on hand and borrowings under the Amended Senior Credit Facility described below. Under the terms of the Amended Senior Credit Facility, Regal Cinemas is restricted as to how much it can advance or distribute to Regal, its indirect parent. Since Regal is a holding company with no significant assets other than the stock of its subsidiaries, this restriction could impact Regal's ability to effect future debt or dividend payments, pay corporate expenses, repurchase or retire for cash its 5 3/4% Senior Notes Due 2022, its 5 3/4% Senior Notes Due 2023 and its 5 3/4% Senior Notes Due 2025. In addition, as described further below, the indentures under which the 5 3/4% Senior Notes Due 2022, the 5 3/4% Senior Notes Due 2023, and the 5 3/4% Senior Notes Due 2025 are issued limit the Company's (and its restricted subsidiaries') ability to, among other things, incur additional indebtedness, pay dividends on or make other distributions in respect of its capital stock, purchase or redeem capital stock, make loans or advances to its subsidiaries, or purchase, redeem or otherwise acquire or retire certain subordinated obligations.

Operating Activities

        Our revenues are generated principally through admissions and concessions sales with proceeds received in cash or via credit cards at the point of sale and through our internet ticketing partners. Our operating expenses are primarily related to film and advertising costs, rent and occupancy and payroll. Film costs are ordinarily paid to distributors within 30 days following receipt of admissions revenues and the cost of the Company's concessions are generally paid to vendors approximately 30 to 35 days from purchase. Our current liabilities include items that will become due within 12 months. In addition, from time to time, we use cash from operations to fund dividends in excess of net income attributable to controlling interest and to fund dividends in excess of cash flows from operating activities less capital expenditures (net of proceeds from asset sales). As a result, at any given time, our balance sheet may reflect a working capital deficit.

        Net cash flows provided by operating activities totaled approximately $207.8 million and $238.8 million for the Fiscal 2017 Period and the Fiscal 2016 Period, respectively. The decrease in net cash flows generated by operating activities for the Fiscal 2017 Period as compared to the Fiscal 2016 Period was caused by a negative fluctuation in working capital activity (primarily related to fluctuations in accounts receivable activity and the timing of vendor payments, including film payables, as a result of decreased attendance and admissions revenues at our theatres during the latter part of the Fiscal 2017 Period), partially offset by an increase in net income excluding non-cash items and an increase in landlord contributions related to our luxury reclining seating initiative.

Investing Activities

        Our capital requirements have historically arisen principally in connection with acquisitions of theatres, new theatre construction, strategic partnerships, the addition of luxury amenities in select theatres, other upgrades to the Company's theatre facilities and equipment replacement. We fund the cost of capital expenditures through internally generated cash flows, cash on hand, landlord contributions, proceeds from the disposition of assets and financing activities.

        We intend to continue to grow our theatre circuit through selective expansion and acquisition opportunities. The Company has a formal and intensive review procedure for the authorization of capital projects, with the most important financial measure of acceptability for a discretionary non-maintenance capital project being whether its projected discounted cash flow return on investment meets or exceeds the Company's internal rate of return targets. We currently expect capital expenditures (net of proceeds from asset sales and landlord contributions) for theatre development, expansion, maintenance, upgrades and replacements to be in the range of approximately $130.0 million to $145.0 million in 2017, exclusive of acquisitions.

        On March 16, 2017, we received approximately 0.5 million newly issued common units of National CineMedia in accordance with the annual adjustment provisions of the Common Unit Adjustment Agreement. This transaction increased our ownership share in National CineMedia to approximately 27.6 million common units. On a fully diluted basis, we own a 17.9% interest in NCM, Inc. as of June 30, 2017.

        As described further in Note 2—"Acquisitions," on April 13, 2017, the Company completed the acquisition of two theatres with 41 screens located in Houston, Texas from Santikos Theaters, Inc. for an aggregate net cash purchase price of $29.8 million. In addition, on April 18, 2017, the Company purchased a parcel of land located in Montgomery County, Texas from an entity affiliated with Santikos Theaters, Inc. for a net cash purchase price, before post-closing adjustments, of approximately $7.3 million. Finally, on May 18, 2017, the Company completed the acquisition of seven theatres with 93 screens located in Kansas and Oklahoma from Warren Theatres for an aggregate net cash purchase price, before post-closing adjustments, of $134.5 million.

        Net cash flows used in investing activities totaled approximately $285.1 million and $89.2 million for the Fiscal 2017 Period and the Fiscal 2016 Period, respectively. The $195.9 million increase in cash flows used in investing activities during the Fiscal 2017 Period as compared to the Fiscal 2016 Period was primarily attributable to $171.6 million of net cash used to fund acquisitions described further in Note 2—"Acquisitions," an $11.6 million increase in capital expenditures (net of proceeds from disposals) and higher capital investments in certain non-consolidated entities during the Fiscal 2017 Period.

Financing Activities

        As described further in Note 4—"Debt Obligations," on June 1, 2016, Regal Cinemas entered into a permitted secured refinancing agreement with REH, the guarantors party thereto, Credit Suisse AG and the lenders party thereto (the "June 2016 Refinancing Agreement"). Pursuant to the June 2016 Refinancing Agreement, Regal Cinemas consummated a permitted secured refinancing of the Term Facility under the Amended Senior Credit Facility, which had an aggregate principal balance of approximately $958.5 million, and in accordance therewith, received term loans in an aggregate principal amount of approximately $958.5 million with a final maturity date in April 2022. Together with other amounts provided by Regal Cinemas, proceeds of the term loans were applied to repay all of the outstanding principal and accrued and unpaid interest on the Term Facility under the Amended Senior Credit Facility. In connection with the execution of the June 2016 Refinancing Agreement, the Company recorded a loss on debt extinguishment of approximately $1.5 million during the quarter ended June 30, 2016.

        On December 2, 2016, Regal Cinemas entered into a permitted secured refinancing agreement (the "December 2016 Refinancing Agreement") with REH, the guarantors party thereto, Credit Suisse AG and the lenders party thereto. Pursuant to the December 2016 Refinancing Agreement, Regal Cinemas consummated a permitted secured refinancing of the Term Facility, which had an aggregate principal balance of approximately $956.1 million, and in accordance therewith, received term loans in an aggregate principal amount of approximately $956.1 million with a final maturity date in April 2022. Together with other amounts provided by Regal Cinemas, proceeds of the term loans were applied to repay all of the outstanding principal and accrued and unpaid interest on the Term Facility under the Amended Senior Credit Facility. In connection with the execution of the December 2016 Refinancing Agreement, the Company recorded a loss on debt extinguishment of approximately $1.4 million during the quarter ended December 31, 2016.

        On June 6, 2017, Regal Cinemas entered into a permitted secured refinancing and incremental joinder agreement (the "June 2017 Refinancing Agreement") with REH, the guarantors party thereto, Credit Suisse AG and the lenders party thereto. Pursuant to the June 2017 Refinancing Agreement, Regal Cinemas consummated a permitted secured refinancing of the Term Facility, which had an aggregate principal balance of approximately $953.7 million, and in accordance therewith, received term loans in an aggregate principal amount of approximately $953.7 million with a final maturity date in April 2022 (the "Refinanced Term Loans"). Together with other amounts provided by Regal Cinemas, proceeds of the Refinanced Term Loans were applied to repay all of the outstanding principal and accrued and unpaid interest on the existing term facility under the Amended Senior Credit Facility in effect immediately prior to the making of the Refinanced Term Loans.

        Pursuant to the June 2017 Refinancing Agreement, Regal Cinemas also exercised the "accordion" feature under the Amended Senior Credit Facility to increase the aggregate amount of term loans thereunder by $150.0 million (the "2017 Accordion"). The "accordion" feature provides Regal Cinemas with the option to borrow additional term loans under the Amended Senior Credit Facility in an amount of up to $200.0 million, plus additional amounts as would not cause the consolidated total leverage ratio to exceed 3.00:1.00, in each case, subject to lenders providing additional commitments for such amounts and the satisfaction of certain other customary conditions. The entire $150.0 million under the 2017 Accordion was fully drawn on June 6, 2017 on the same terms as the Refinanced Term Loans (such amounts drawn, the "Incremental Term Loans", and together with the Refinanced Term Loans, the "New Term Loans"). A portion of the proceeds of the Incremental Term Loans were used by Regal Cinemas to pay fees and expenses related to the June 2017 Refinancing Agreement, with the remainder to be used for general corporate purposes of Regal Cinemas and its subsidiaries.

        The New Term Loans amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the New Term Loans, with the balance payable on the maturity date of the New Term Loans. The June 2017 Refinancing Agreement also amends the Amended Senior Credit Facility by reducing the interest rate on the New Term Loans, by providing, at Regal Cinemas' option, either a base rate or an adjusted LIBOR rate plus, in each case, an applicable margin. Such applicable margin will be either 1.00% in the case of base rate loans or 2.00% in the case of LIBOR rate loans. The June 2017 Refinancing Agreement also provides for a 1% prepayment premium applicable in the event that Regal Cinemas enters into a refinancing or amendment of the New Term Loans on or prior to the six-month anniversary of the closing of the June 2017 Refinancing Agreement that, in either case, has the effect of reducing the interest rate on the New Term Loans. In connection with the execution of the June 2017 Refinancing Agreement, the Company recorded a loss on debt extinguishment of approximately $1.3 million during the quarter ended June 30, 2017.

        As of June 30, 2017, we had approximately $1,102.5 million aggregate principal amount outstanding (net of debt discount) under the New Term Loans, $775.0 million aggregate principal amount outstanding under the 5 3/4% Senior Notes Due 2022, $250.0 million aggregate principal amount outstanding under the 5 3/4% Senior Notes Due 2023, and $250.0 million aggregate principal amount outstanding under the 5 3/4% Senior Notes Due 2025. As of June 30, 2017, we had approximately $2.7 million outstanding in letters of credit, leaving approximately $82.3 million available for drawing under the Revolving Facility. As of June 30, 2017, we are in full compliance with all agreements, including all related covenants, governing our outstanding debt obligations.

        During the Fiscal 2017 Period, Regal paid two quarterly cash dividends of $0.22 per share on each outstanding share of the Company's Class A and Class B common stock, or approximately $69.1 million in the aggregate. In addition, in connection with the conversion of 205,677 performance shares during the quarter ended June 30, 2017, the Company paid cumulative cash dividends of $3.64 (representing the sum of all cash dividends paid from January 8, 2014 through January 8, 2017) on each performance share converted, totaling approximately $0.7 million. Finally, on July 26, 2017, the Company declared a cash dividend of $0.22 per share on each share of the Company's Class A and Class B common stock (including outstanding restricted stock), payable on September 15, 2017, to stockholders of record on September 5, 2017. Declared dividends have been or will be funded through cash flow from operations and available cash on hand. We, at the discretion of our Board of Directors and subject to applicable law, anticipate paying regular quarterly dividends on our Class A and Class B common stock for the foreseeable future. The amount, if any, of the dividends to be paid in the future will depend upon our then available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows, as well as other relevant factors.

        Net cash flows provided by (used in) financing activities were approximately $66.3 million and $(81.1) million for the Fiscal 2017 Period and the Fiscal 2016 Period, respectively. The $147.4 million net increase in cash flows provided by financing activities during the Fiscal 2017 Period as compared to the Fiscal 2016 Period was primarily attributable to incremental borrowings under the Amended Senior Credit Facility in connection with the June 2017 Refinancing Agreement.

EBITDA

        Net income attributable to controlling interest adjusted for interest expense, net, provision for income taxes and depreciation and amortization ("EBITDA") was approximately $135.6 million, $145.2 million, $306.3 million and $303.8 million for the Q2 2017 Period, the Q2 2016 Period, the Fiscal 2017 Period and the Fiscal 2016 Period, respectively.

        The Company uses EBITDA as a supplemental liquidity and performance measure because we find it useful to understand and evaluate our capacity, excluding the impact of interest, taxes, and non-cash depreciation and amortization charges, for servicing our debt, paying dividends and otherwise meeting our cash needs, prior to our consideration of the impacts of other potential sources and uses of cash, such as working capital items. We believe that EBITDA is useful to investors for these purposes as well. EBITDA should not be considered an alternative to, or more meaningful than, net cash provided by or used in operating activities, as determined in accordance with U.S. GAAP, since it omits the impact of interest, taxes and changes in working capital that use or provide cash (such as receivables, payables and inventories) as well as the sources or uses of cash associated with changes in other balance sheet items (such as long-term loss accruals and deferred items). Because EBITDA excludes depreciation and amortization, EBITDA does not reflect any cash requirements for the replacement of the assets being depreciated and amortized, which assets will often have to be replaced in the future. Further, EBITDA, because it also does not reflect the impact of debt service, income taxes, cash dividends, capital expenditures and other cash commitments from time to time as described in more detail elsewhere in this Form 10-Q, does not represent how much discretionary cash we have available for other purposes. Nonetheless, EBITDA is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community, all of whom believe, and we concur, that these measures are critical to the capital markets' analysis of our ability to service debt, fund capital expenditures, pay dividends and otherwise meet cash needs, respectively. We also evaluate EBITDA because it is clear that movements in this non-GAAP measure impact our ability to attract financing and pay dividends. EBITDA, as calculated, may not be comparable to similarly titled measures reported by other companies. A reconciliation of net income attributable to controlling interest to EBITDA to net cash provided by (used in) operating activities is calculated as follows (in millions):

	Q2 2017 Period	Q2 2016 Period	Fiscal 2017 Period	Fiscal 2016 Period
Net income attributable to controlling interest	$23.6	$33.5	$72.0	$74.2
Interest expense, net	31.1	32.3	61.8	64.8
Provision for income taxes	18.0	22.5	48.7	52.2
Depreciation and amortization	62.9	56.9	123.8	112.6

EBITDA	135.6	145.2	306.3	303.8
Interest expense, net	(31.1)	(32.3)	(61.8)	(64.8)
Provision for income taxes	(18.0)	(22.5)	(48.7)	(52.2)
Deferred income taxes	(3.2)	(0.4)	(7.7)	(4.6)
Changes in operating assets and liabilities	(148.0)	(46.2)	(46.7)	14.9
Loss on extinguishment of debt	1.3	1.5	1.3	1.5
Landlord contributions	23.6	21.6	49.9	43.8
Other items, net	(2.0)	(8.9)	15.2	(3.6)

Net cash provided by (used in) operating activities	$(41.8)	$58.0	$207.8	$238.8

Contractual Cash Obligations and Commitments

        For a summary of our contractual cash obligations and commitments and off-balance sheet arrangements as of December 31, 2016, please refer to Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Cash Obligations and Commitments" contained in our Form 10-K and incorporated by reference herein. For a discussion of material changes outside the ordinary course of our business in our contractual cash obligations and commitments during the quarter ended June 30, 2017, please refer to "Liquidity and Capital Resources" above. We believe that the amount of cash and cash equivalents on hand, cash flow expected from operations and availability under our Revolving Facility will be adequate for the Company to execute its business strategy and meet anticipated requirements for lease obligations, capital expenditures, working capital and debt service for the next 12 months.

Recent Accounting Pronouncements

        For a discussion of the recent accounting pronouncements relevant to our operations, please refer to the information provided under Note 10—"Recent Accounting Pronouncements" of our notes to the accompanying unaudited condensed consolidated financial statements included in Part I, Item 1 (Financial Statements) of this Form 10-Q, which information is incorporated herein by reference.

Item 3.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        The Company's interest rate risk is confined to interest rate exposure of its and its wholly owned subsidiaries' debt obligations that bear interest based on floating rates. The Amended Senior Credit Facility provides variable rate interest that could be adversely affected by an increase in interest rates. Borrowings under the New Term Loans bear interest, at Regal Cinemas' option, at either a base rate or an adjusted LIBOR rate plus, in each case, an applicable margin as described in Note 4—"Debt Obligations."

        Under the terms of the Company's effective interest rate swap agreement (which hedges an aggregate of $200.0 million of variable rate debt obligations as of June 30, 2017) described in Note 11—"Derivative Instruments," Regal Cinemas pays interest at a fixed rate of 2.165% and receives interest at a variable rate.

        As of June 30, 2017 and December 31, 2016, borrowings of $1,102.5 million (net of debt discount) and $954.7 million (net of debt discount), respectively, were outstanding under the New Term Loans at an effective interest rate of 3.40% (as of June 30, 2017) and 3.56% (as of December 31, 2016), after the impact of the interest rate swaps described in Note 11—"Derivative Instruments" is taken into account. A hypothetical change of 10% in the Company's effective interest rate under the New Term Loans as of June 30, 2017, would increase or decrease interest expense by approximately $0.9 million for the quarter ended June 30, 2017.

Item 4.    CONTROLS AND PROCEDURES

        We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit to the Commission under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified by the Commission's rules and forms, and that information is accumulated and communicated to our management, including our principal executive, principal financial and principal accounting officers (whom we refer to in this periodic report as our Certifying Officers), as appropriate to allow timely decisions regarding required disclosure. Our management evaluated, with the participation of our Certifying Officers, the effectiveness of our disclosure controls and procedures as of June 30, 2017, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation, our Certifying Officers concluded that, as of June 30, 2017, our disclosure controls and procedures were effective.

        There were no changes in our internal control over financial reporting that occurred during our most recently completed quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

Item 1.    LEGAL PROCEEDINGS

        Information required to be furnished by us under this Part II, Item 1 (Legal Proceedings) is incorporated by reference to Note 7—"Commitments and Contingencies" of our notes to the accompanying unaudited condensed consolidated financial statements included in Part I, Item 1 (Financial Statements) of this Form 10-Q.

Item 1A.    RISK FACTORS

        There have been no material changes from risk factors as previously disclosed in our Form 10-K.

Item 6.    EXHIBITS

Exhibit Number	Description
4.1	Permitted Secured Refinancing and Incremental Joinder Agreement, dated as of June 6, 2017, by and among Regal Cinemas Corporation, the guarantors party thereto, Credit Suisse AG and the lenders party thereto (filed as Exhibit 4.1 to our Current Report on Form 8-K (Commission File No. 001-31315) on June 8, 2017 and incorporated herein by reference).
31.1	Rule 13a-14(a) Certification of Chief Executive Officer of Regal
31.2	Rule 13a-14(a) Certification of Chief Financial Officer of Regal
32	Section 1350 Certifications
101
Financial statements from the quarterly report on Form 10-Q of Regal Entertainment Group for the quarter ended June 30, 2017, filed on August 9, 2017, formatted in XBRL: (i) the Unaudited Condensed Consolidated Balance Sheets, (ii) the Unaudited Condensed Consolidated Statements of Income, (iii) the Unaudited Condensed Consolidated Statements of Comprehensive Income, (iv) the Unaudited Condensed Consolidated Statements of Cash Flows and (v) the Notes to Unaudited Condensed Consolidated Financial Statements tagged as detailed text

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REGAL ENTERTAINMENT GROUP
Date: August 9, 2017	By:	/s/ AMY E. MILES Amy E. Miles Chief Executive Officer (Principal Executive Officer) and Chair of the Board of Directors
Date: August 9, 2017	By:	/s/ DAVID H. OWNBY David H. Ownby Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
4.1	Permitted Secured Refinancing and Incremental Joinder Agreement, dated as of June 6, 2017, by and among Regal Cinemas Corporation, the guarantors party thereto, Credit Suisse AG and the lenders party thereto (filed as Exhibit 4.1 to our Current Report on Form 8-K (Commission File No. 001-31315) on June 8, 2017 and incorporated herein by reference).
31.1	Rule 13a-14(a) Certification of Chief Executive Officer of Regal
31.2	Rule 13a-14(a) Certification of Chief Financial Officer of Regal
32	Section 1350 Certifications
101
Financial statements from the quarterly report on Form 10-Q of Regal Entertainment Group for the quarter ended June 30, 2017, filed on August 9, 2017, formatted in XBRL: (i) the Unaudited Condensed Consolidated Balance Sheets, (ii) the Unaudited Condensed Consolidated Statements of Income, (iii) the Unaudited Condensed Consolidated Statements of Comprehensive Income, (iv) the Unaudited Condensed Consolidated Statements of Cash Flows and (v) the Notes to Unaudited Condensed Consolidated Financial Statements tagged as detailed text

ANNEX I

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2017

Commission file number: 001-31315

Regal Entertainment Group
(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	02-0556934 (I. R. S. Employer Identification No.)
7132 Regal Lane Knoxville, TN (Address of Principal Executive Offices)	37918 (Zip Code)

Registrant's Telephone Number, Including Area Code: 865-922-1123

        Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒    No ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

        If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

        Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act): Yes ☐    No ☒

        Class A Common Stock—133,307,114 shares outstanding at November 1, 2017

        Class B Common Stock—23,708,639 shares outstanding at November 1, 2017

PART I—FINANCIAL INFORMATION

Item 1.    FINANCIAL STATEMENTS

REGAL ENTERTAINMENT GROUP

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	September 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$189.5	$246.5
Trade and other receivables, net	57.8	155.1
Income tax receivable	15.3	—
Inventories	23.9	20.9
Prepaid expenses and other current assets	31.7	23.4
Assets held for sale	0.8	1.0

TOTAL CURRENT ASSETS	319.0	446.9
PROPERTY AND EQUIPMENT:
Land	154.8	131.2
Buildings and leasehold improvements	2,454.1	2,319.7
Equipment	1,133.5	1,065.7
Construction in progress	24.2	20.2

Total property and equipment	3,766.6	3,536.8
Accumulated depreciation and amortization	(2,269.4)	(2,146.7)

TOTAL PROPERTY AND EQUIPMENT, NET	1,497.2	1,390.1
GOODWILL	345.8	327.0
INTANGIBLE ASSETS, NET	44.6	46.0
DEFERRED INCOME TAX ASSET	56.2	56.3
OTHER NON-CURRENT ASSETS	409.4	379.4

TOTAL ASSETS	$2,672.2	$2,645.7

LIABILITIES AND DEFICIT
CURRENT LIABILITIES:
Current portion of debt obligations	$26.7	$25.5
Accounts payable	122.4	194.8
Accrued expenses	69.9	70.7
Deferred revenue	150.2	192.7
Interest payable	8.9	19.9
Income taxes payable	—	6.4

TOTAL CURRENT LIABILITIES	378.1	510.0
LONG-TERM DEBT, LESS CURRENT PORTION	2,342.2	2,197.1
LEASE FINANCING ARRANGEMENTS, LESS CURRENT PORTION	78.0	84.8
CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION	6.8	6.9
NON-CURRENT DEFERRED REVENUE	408.1	412.3
OTHER NON-CURRENT LIABILITIES	314.2	273.5

TOTAL LIABILITIES	3,527.4	3,484.6
COMMITMENTS AND CONTINGENCIES
DEFICIT:
Class A common stock, $0.001 par value; 500,000,000 shares authorized, 133,307,114 and 133,080,279 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	0.1	0.1
Class B common stock, $0.001 par value; 200,000,000 shares authorized, 23,708,639 shares issued and outstanding at September 30, 2017 and December 31, 2016	—	—
Preferred stock, $0.001 par value; 50,000,000 shares authorized, none issued and outstanding	—	—
Additional paid-in capital (deficit)	(931.6)	(934.4)
Retained earnings	76.1	96.5
Accumulated other comprehensive income (loss), net	0.1	(1.3)

TOTAL STOCKHOLDERS' DEFICIT OF REGAL ENTERTAINMENT GROUP	(855.3)	(839.1)
Noncontrolling interest	0.1	0.2

TOTAL DEFICIT	(855.2)	(838.9)

TOTAL LIABILITIES AND DEFICIT	$2,672.2	$2,645.7

See accompanying notes to unaudited condensed consolidated financial statements.

REGAL ENTERTAINMENT GROUP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)

	Quarter Ended September 30, 2017	Quarter Ended September 30, 2016	Three Quarters Ended September 30, 2017	Three Quarters Ended September 30, 2016
REVENUES:
Admissions	$455.4	$525.3	$1,469.8	$1,546.8
Concessions	212.7	239.9	683.6	705.5
Other operating revenues	47.9	46.3	148.0	132.2

TOTAL REVENUES	716.0	811.5	2,301.4	2,384.5
OPERATING EXPENSES:
Film rental and advertising costs	236.8	275.6	778.4	832.0
Cost of concessions	28.1	31.3	89.5	90.1
Rent expense	107.0	107.3	319.2	321.1
Other operating expenses	227.4	226.3	665.9	652.6
General and administrative expenses (including share-based compensation of $2.4 and $2.5 for the quarters ended September 30, 2017 and 2016, respectively, and $6.9 and $6.6 for the three quarters ended September 30, 2017 and 2016, respectively)	19.9	20.5	65.4	62.6
Depreciation and amortization	62.4	58.5	186.2	171.1
Net loss on disposal and impairment of operating assets and other	11.9	4.8	15.8	10.6

TOTAL OPERATING EXPENSES	693.5	724.3	2,120.4	2,140.1

INCOME FROM OPERATIONS	22.5	87.2	181.0	244.4
OTHER EXPENSE (INCOME):
Interest expense, net	31.7	31.9	93.5	96.7
Loss on extinguishment of debt	—	—	1.3	1.5
Earnings recognized from NCM	(5.4)	(3.6)	(14.0)	(18.8)
Gain on sale of Open Road Films investment	(17.8)	—	(17.8)	—
Equity in income of non-consolidated entities and other, net	(10.0)	(12.6)	(26.7)	(33.0)

TOTAL OTHER EXPENSE (INCOME), NET	(1.5)	15.7	36.3	46.4

INCOME BEFORE INCOME TAXES	24.0	71.5	144.7	198.0
PROVISION FOR INCOME TAXES	12.6	29.2	61.3	81.4

NET INCOME	11.4	42.3	83.4	116.6
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST, NET OF TAX	—	—	—	(0.1)

NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$11.4	$42.3	$83.4	$116.5

EARNINGS PER SHARE OF CLASS A AND CLASS B COMMON STOCK (NOTE 9):
Basic	$0.07	$0.27	$0.53	$0.75
Diluted	$0.07	$0.27	$0.53	$0.74
AVERAGE SHARES OUTSTANDING (in thousands):
Basic	156,350	156,023	156,332	155,995
Diluted	156,878	156,864	156,955	156,759
DIVIDENDS DECLARED PER COMMON SHARE	$0.22	$0.22	$0.66	$0.66

See accompanying notes to unaudited condensed consolidated financial statements.

REGAL ENTERTAINMENT GROUP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

	Quarter Ended September 30, 2017	Quarter Ended September 30, 2016	Three Quarters Ended September 30, 2017	Three Quarters Ended September 30, 2016
NET INCOME	$11.4	$42.3	$83.4	$116.6
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Change in fair value of interest rate swap transactions	0.4	(0.4)	(0.1)	(2.5)
Amounts reclassified to net income from interest rate swaps	0.2	0.9	1.4	2.9
Reclassification adjustment for gain on sale of available for sale securities recognized in net income	—	—	—	(0.5)
Change in fair value of equity method investee interest rate swaps	0.1	0.2	0.1	(0.5)

TOTAL OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX	0.7	0.7	1.4	(0.6)

TOTAL COMPREHENSIVE INCOME, NET OF TAX	12.1	43.0	84.8	116.0
Comprehensive (income) loss attributable to noncontrolling interest, net of tax	—	—	—	(0.1)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CONTROLLING INTEREST, NET OF TAX	$12.1	$43.0	$84.8	$115.9

See accompanying notes to unaudited condensed consolidated financial statements.

REGAL ENTERTAINMENT GROUP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Three Quarters Ended September 30, 2017	Three Quarters Ended September 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$83.4	$116.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	186.2	171.1
Amortization of debt discount	0.2	0.2
Amortization of debt acquisition costs	3.6	3.5
Share-based compensation expense	6.9	6.6
Deferred income tax benefit	(0.7)	(2.9)
Net loss on disposal and impairment of operating assets and other	15.8	10.6
Equity in income of non-consolidated entities	(24.3)	(35.7)
Gain on sale of Open Road Films investment	(17.8)	—
Loss on extinguishment of debt	1.3	1.5
Gain on sale of available for sale securities	—	(1.0)
Non-cash gain on interest rate swaps	(0.3)	—
Non-cash rent income	(5.3)	(4.7)
Cash distributions on investments in other non-consolidated entities	8.4	0.1
Excess cash distribution on NCM shares	11.3	9.9
Landlord contributions	64.0	56.5
Proceeds from litigation settlement	1.9	0.6
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other receivables	83.6	111.8
Inventories	(2.2)	1.9
Prepaid expenses and other assets	(7.9)	(8.5)
Accounts payable	(64.5)	(122.1)
Income taxes payable	(6.5)	3.3
Deferred revenue	(53.0)	(56.2)
Accrued expenses and other liabilities	(28.5)	(15.2)

NET CASH PROVIDED BY OPERATING ACTIVITIES	255.6	247.9
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(175.5)	(155.1)
Proceeds from disposition of assets	13.1	1.3
Investment in non-consolidated entities	(11.1)	(8.7)
Net cash used for acquisitions	(171.6)	—
Change in other long-term assets	(3.1)	—
Proceeds from sale of Open Road Films investment	10.3	—
Proceeds from sale of available for sale securities	—	3.6

NET CASH USED IN INVESTING ACTIVITIES	(337.9)	(158.9)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash used to pay dividends	(104.4)	(104.4)
Payments on long-term obligations	(15.7)	(17.0)
Landlord contributions received from lease financing arrangements	2.5	4.3
Cash paid for tax withholdings and other	(3.7)	(3.3)
Proceeds from Amended Senior Credit Facility	1,103.7	958.5
Payoff of Amended Senior Credit Facility	(953.7)	(958.5)
Payment of debt acquisition costs	(3.4)	(1.3)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	25.3	(121.7)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(57.0)	(32.7)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	246.5	219.6

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$189.5	$186.9

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$83.2	$76.8
Cash paid for interest, net of amounts capitalized	$101.9	$104.7
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING ACTIVITIES:
Investment in NCM	$6.3	$9.9
Increase in property and equipment and other from lease financing arrangements	$3.2	$14.9

See accompanying notes to unaudited condensed consolidated financial statements.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY AND BASIS OF PRESENTATION

        Regal Entertainment Group (the "Company," "Regal," "we" or "us") is the parent company of Regal Entertainment Holdings, Inc. ("REH"), which is the parent company of Regal Cinemas Corporation ("Regal Cinemas") and its subsidiaries. Regal Cinemas' subsidiaries include Regal Cinemas, Inc. ("RCI") and its subsidiaries, which include Edwards Theatres, Inc. ("Edwards") and United Artists Theatre Company ("United Artists"). The terms Regal or the Company, REH, Regal Cinemas, RCI, Edwards and United Artists shall be deemed to include the respective subsidiaries of such entities when used in discussions included herein regarding the current operations or assets of such entities. Majority-owned subsidiaries that the Company controls are consolidated, while those affiliates of which the Company owns between 20% and 50% and does not control are accounted for under the equity method. Those affiliates of which the Company owns less than 20% are generally accounted for under the cost method, unless the Company is deemed to have the ability to exercise significant influence over the affiliate, in which case the Company would account for its investment under the equity method. The results of these subsidiaries and affiliates are included in the unaudited condensed consolidated financial statements effective with their formation or from their dates of acquisition. Intercompany balances and transactions are eliminated in consolidation.

        Regal operates one of the largest and most geographically diverse theatre circuits in the United States, consisting of 7,315 screens in 561 theatres in 43 states along with Guam, Saipan, American Samoa and the District of Columbia as of September 30, 2017.

        For a discussion of significant transactions that have occurred through December 31, 2016, please refer to the notes to the consolidated financial statements included in Part II, Item 8 of our annual report on Form 10-K filed on February 27, 2017 with the Securities and Exchange Commission (the "Commission") (File No. 001-31315) for the fiscal year ended December 31, 2016 (the "2016 Audited Consolidated Financial Statements"). For a summary of our significant accounting policies, please refer to Note 2 to the 2016 Audited Consolidated Financial Statements.

        The Company has prepared the unaudited condensed consolidated balance sheet as of September 30, 2017, the unaudited condensed consolidated statements of income and comprehensive income for the quarters and three quarters ended September 30, 2017 and September 30, 2016, and the unaudited condensed consolidated statements of cash flows for the three quarters ended September 30, 2017 and September 30, 2016 in accordance with U.S. generally accepted accounting principles for interim financial information and the rules and regulations of the Commission. Accordingly, certain information and footnote disclosures typically included in an annual report have been condensed or omitted for this quarterly report. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly in all material respects the financial position, results of operations and cash flows for all periods presented have been made. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from these estimates. The December 31, 2016 unaudited condensed consolidated balance sheet information is derived from the 2016 Audited Consolidated Financial Statements. These unaudited condensed consolidated financial statements should be read in conjunction with the 2016 Audited Consolidated Financial Statements and notes thereto. The results of operations for the quarter and three quarters ended September 30, 2017 are not necessarily indicative of the operating results that may be achieved for the full 2017 year.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. ACQUISITIONS

        On April 13, 2017, the Company completed the acquisition of two theatres with 41 screens located in Houston, Texas from Santikos Theaters, Inc. for an aggregate net cash purchase price of $29.8 million. In addition, on April 18, 2017, the Company purchased a parcel of land located in Montgomery County, Texas from an entity affiliated with Santikos Theaters, Inc. for a net cash purchase price of approximately $7.3 million. On May 18, 2017, the Company completed the acquisition of seven theatres with 93 screens located in Kansas and Oklahoma from Warren Theatres for an aggregate net cash purchase price, before post-closing adjustments, of $134.5 million. The Company incurred approximately $1.7 million in transaction costs associated with these acquisitions, which are reflected in "general and administrative expenses" in the accompanying unaudited condensed consolidated statements of income for the three quarters ended September 30, 2017.

        The transactions have been accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification ("ASC") 805, Business Combinations, which requires allocation of the purchase price to the estimated fair values of assets and liabilities acquired in each transaction. The allocation of purchase price is based on management's judgment after evaluating several factors, including preliminary valuation assessments. Because the values assigned to assets acquired and liabilities assumed are based on preliminary estimates of fair value available as of the date of this quarterly report on Form 10-Q, amounts may be adjusted during the measurement period of up to twelve months from the respective dates of acquisition as further information becomes available. Any changes in the fair values of assets acquired and liabilities assumed during the measurement period may result in adjustments to goodwill. The allocation of purchase price is preliminary and subject to changes as appraisals of tangible and intangible assets and liabilities including working capital are finalized, purchase price adjustments are completed and additional information regarding the tax bases of assets and liabilities at the acquisition date becomes available. The following is a summary of a preliminary allocation of the aggregate purchase price to the estimated fair values of the assets acquired and liabilities assumed at the respective dates of acquisition (in millions):

Current assets	$2.1
Land	28.8
Buildings, equipment and leasehold improvements	115.7
Noncompete agreements	2.7
Goodwill(1)	26.2
Other assets	0.1
Current liabilities	(4.0)

Total purchase price	$171.6

(1)
Goodwill represents the excess aggregate purchase price over the amounts assigned to assets acquired, including intangible assets, and liabilities assumed and is fully deductible for tax purposes.

        The results of operations of the acquired theatre operations have been included in the Company's consolidated financial statements for periods subsequent to the respective acquisition dates. The acquisitions contributed approximately $19.0 million and $34.2 million of total revenues for the quarter

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. ACQUISITIONS (Continued)

and three quarters ended September 30, 2017, respectively. Net income was an immaterial amount for the quarter and three quarters ended September 30, 2017.

        The following unaudited pro forma results of operations for the three quarters ended September 30, 2017 and the quarter and three quarters September 30, 2016 assume the acquisitions occurred as of the beginning of fiscal 2016. The pro forma results have been prepared for comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the combination been in effect on the dates indicated, or which may occur in the future. Pro forma results for the quarter ended September 30, 2017 are not presented below because the results for the acquisitions are included in the September 30, 2017 unaudited condensed consolidated statement of income for the entire quarterly period.

(in millions, except per share data)	Quarter Ended September 30, 2016	Three Quarters Ended September 30, 2017	Three Quarters Ended September 30, 2016
Revenues	$836.5	$2,334.4	$2,458.9
Income from operations	88.1	181.4	247.2
Net income attributable to controlling interest	42.8	83.6	118.2
Diluted earnings per share	$0.27	$0.53	$0.8

3. INVESTMENTS

  Investment in National CineMedia, LLC

        We maintain an investment in National CineMedia, LLC ("National CineMedia" or "NCM"). National CineMedia provides in-theatre advertising for its theatrical exhibition partners, which include us, AMC Entertainment, Inc. ("AMC") and Cinemark, Inc. ("Cinemark"). The formation of National CineMedia, related IPO of National CineMedia, Inc. ("NCM, Inc.") and other related transactions are further described in Note 4 to the 2016 Audited Consolidated Financial Statements.

        We account for our investment in National CineMedia following the equity method of accounting and such investment is included as a component of "Other Non-Current Assets" in the accompanying unaudited condensed consolidated balance sheets. From time to time, the Company receives additional newly issued common units of National CineMedia ("Additional Investments Tranche") as a result of the adjustment provisions of the Common Unit Adjustment Agreement (as defined and more fully discussed in Note 4 to the 2016 Audited Consolidated Financial Statements). The Company follows the guidance in ASC 323-10-35-29 (formerly EITF 02-18, Accounting for Subsequent Investments in an Investee after Suspension of Equity Loss Recognition) by analogy, which also refers to AICPA Technical Practice Aid 2220.14, which indicates that if a subsequent investment is made in an equity method investee that has experienced significant losses, the investor must determine if the subsequent investment constitutes funding of prior losses. The Company concluded that the construction or acquisition of new theatres that has led to the common unit adjustments included in its Additional Investments Tranche equates to making additional investments in National CineMedia. The Company evaluated the receipt of the additional common units in National CineMedia and the assets exchanged for these additional units and has determined that the right to use its incremental new screens would not be considered funding of prior losses. As such, the Additional Investments Tranche is accounted for separately from the Company's Initial Investment Tranche (as defined and described more fully in

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENTS (Continued)

Note 4 to the 2016 Audited Consolidated Financial Statements) following the equity method with undistributed equity earnings included as a component of "Earnings recognized from NCM" in the accompanying unaudited condensed consolidated financial statements.

        Below is a summary of activity with National CineMedia included in the Company's unaudited condensed consolidated financial statements as of and for the three quarters ended September 30, 2017 (in millions):

	As of the period ended			For the period ended
	Investment in NCM	Deferred Revenue	Cash Received	Earnings recognized from NCM	Other NCM Revenues
Balance as of and for the period ended December 31, 2016	$162.0	$(425.0)	$—	$—	$—
Receipt of additional common units(1)	6.3	(6.3)	—	—	—
Receipt of excess cash distributions(2)	(8.2)	—	19.9	(11.7)	—
Receipt under tax receivable agreement(2)	(3.1)	—	7.6	(4.5)	—
Revenues earned under ESA(3)	—	—	12.7	—	(12.7)
Amortization of deferred revenue(4)	—	9.6	—	—	(9.6)
Equity income attributable to additional common units(5)	3.4	—	—	(3.4)	—
Change in interest loss(6)	(5.6)	—	—	5.6	—

Balance as of and for the period ended September 30, 2017	$154.8	$(421.7)	$40.2	$(14.0)	$(22.3)

(1)
On March 16, 2017, we received from National CineMedia approximately 0.5 million newly issued common units of National CineMedia in accordance with the annual adjustment provisions of the Common Unit Adjustment Agreement. The Company recorded the additional common units (Additional Investments Tranche) at fair value using the available closing stock price of NCM, Inc. as of the date on which the units were issued. With respect to the common units issued on March 16, 2017, the Company recorded an increase to its investment in National CineMedia of $6.3 million with a corresponding increase to deferred revenue. Such deferred revenue amount is being amortized to advertising revenue over the remaining term of the exhibitor services agreement, between RCI and National CineMedia ("ESA"), following the units of revenue method as described in (4) below. This transaction increased our ownership share in National CineMedia to approximately 27.6 million common units. On a fully diluted basis, we own a 17.9% interest in NCM, Inc. as of September 30, 2017.

(2)
During the three quarters ended September 30, 2017, the Company received $27.5 million in cash distributions from National CineMedia, exclusive of receipts for services performed under the ESA (including payments of $7.6 million received under the tax receivable agreement described in Note 4 to the 2016 Audited Consolidated Financial Statements of the Company). Approximately $11.3 million of these cash distributions received during the three quarters ended September 30, 2017 were attributable to the Additional Investments Tranche and were recognized as a reduction in our investment in National CineMedia. The remaining amounts were recognized in equity

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENTS (Continued)

  earnings during the period and have been included as components of "Earnings recognized from NCM" in the accompanying unaudited condensed consolidated financial statements.

(3)
The Company recorded other revenues, excluding the amortization of deferred revenue, of approximately $12.7 million for the three quarters ended September 30, 2017 pertaining to our agreements with National CineMedia, including per patron and per digital screen theatre access fees (net of payments of $9.2 million for the three quarters ended September 30, 2017 for on-screen advertising time provided to our beverage concessionaire) and other NCM revenues. These advertising revenues are presented as a component of "Other operating revenues" in the Company's unaudited condensed consolidated financial statements.

(4)
Amounts represent amortization of ESA modification fees received from NCM to advertising revenue utilizing the units of revenue amortization method. These advertising revenues are presented as a component of "Other operating revenues" in the Company's unaudited condensed consolidated financial statements.

(5)
Amounts represent the Company's share in the net gain (loss) of National CineMedia with respect to the Additional Investments Tranche. Such amounts have been included as a component of "Earnings recognized from NCM" in the unaudited condensed consolidated financial statements.

(6)
The Company recorded a non-cash change in interest loss of $5.6 million during the quarter ended March 31, 2017 to adjust the Company's investment balance due to NCM's issuance of common units to other founding members, at a price per share below the Company's average carrying amount per share. Such amount has been included as a component of "Earnings recognized from NCM" in the unaudited condensed consolidated financial statements.

        As of September 30, 2017, approximately $2.1 million and $0.7 million due from/to National CineMedia were included in "Trade and other receivables, net" and "Accounts payable," respectively. As of December 31, 2016, approximately $2.8 million and $1.3 million due from/to National CineMedia were included in "Trade and other receivables, net" and "Accounts payable," respectively.

        As of the date of this quarterly report on Form 10-Q (this "Form 10-Q"), no summarized financial information for National CineMedia was available for the quarterly period ended September 30, 2017. Summarized unaudited consolidated statements of income information for National CineMedia for the quarters and two quarters ended June 29, 2017 and June 30, 2016 is as follows (in millions):

	Quarter Ended June 29, 2017	Quarter Ended June 30, 2016	Two Quarters Ended June 29, 2017	Two Quarters Ended June 30, 2016
Revenues	$97.1	$115.4	$169.0	$191.6
Income from operations	28.3	46.5	33.4	52.3
Net loss	15.4	33.2	7.5	25.7

  Investment in Digital Cinema Implementation Partners

        We maintain an investment in Digital Cinema Implementation Partners, LLC, a Delaware limited liability company ("DCIP"). DCIP is a joint venture company formed by Regal, AMC and Cinemark. DCIP funds the cost of digital projection equipment principally through the collection of virtual print

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENTS (Continued)

fees from motion picture studios and equipment lease payments from participating exhibitors, including us. In addition to its U.S. digital deployment, DCIP actively manages the deployment of over 1,800 digital systems in Canada for Canadian Digital Cinema Partnership, a joint venture between Cineplex Inc. and Empire Theatres Limited.

        Regal holds a 46.7% economic interest in DCIP as of September 30, 2017 and a one-third voting interest along with each of AMC and Cinemark. Since the Company does not have a controlling financial interest in DCIP or any of its subsidiaries, it accounts for its investment in DCIP under the equity method of accounting. The Company's investment in DCIP is included as a component of "Other Non-Current Assets" in the accompanying unaudited condensed consolidated balance sheets. The change in the carrying amount of our investment in DCIP for the three quarters ended September 30, 2017 is as follows (in millions):

Balance as of December 31, 2016	$193.2
Equity contributions	0.4
Equity in earnings of DCIP(1)	32.2
Receipt of cash distributions	(8.4)
Change in fair value of equity method investee interest rate swap transactions	0.1

Balance as of September 30, 2017	$217.5

(1)
Represents the Company's share of the net income of DCIP. Such amount is presented as a component of "Equity in income of non-consolidated entities and other, net" in the accompanying unaudited condensed consolidated statement of income.

        In accordance with the master equipment lease agreement (the "Master Lease"), the digital projection systems are leased from a subsidiary of DCIP under a twelve-year term with ten one-year fair value renewal options. The Master Lease also contains a fair value purchase option. As of September 30, 2017, under the Master Lease, the Company pays annual minimum rent of $1,000 per digital projection system through the end of the lease term. The Company considers the $1,000 rent payment to be a minimum rental, and accordingly, records such rent on a straight-line basis in its consolidated financial statements. The Company is also subject to various types of other rent if such digital projection systems do not meet minimum performance requirements, as outlined in the Master Lease. Certain of the other rent payments are subject to either a monthly or an annual maximum. The Company accounts for the Master Lease as an operating lease for accounting purposes. During each of the three quarters ended September 30, 2017 and September 30, 2016, the Company incurred total rent expense of approximately $4.0 million associated with the leased digital projection systems. Such rent expense is presented as a component of "Other operating expenses" in the Company's unaudited consolidated statements of income.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENTS (Continued)

        Summarized unaudited consolidated statements of operations information for DCIP for the quarters and three quarters ended September 30, 2017 and September 30, 2016 is as follows (in millions):

	Quarter Ended September 30, 2017	Quarter Ended September 30, 2016	Three Quarters Ended September 30, 2017	Three Quarters Ended September 30, 2016
Net revenues	$40.0	$48.3	$132.5	$133.7
Income from operations	22.7	31.2	80.6	82.4
Net income	19.7	26.9	69.5	67.7

  Investment in Open Road Films

        On August 4, 2017, the Company sold all of its 50% equity interest in Open Road Films to a third party for total proceeds of approximately $14.0 million. In accordance with the purchase agreement, approximately $3.7 million of the net proceeds received were in satisfaction of various receivables and other amounts due to the Company related to film marketing services provided to Open Road Films prior to the closing date. As a result of the sale, the Company recorded a gain of approximately $17.8 million, representing the difference between the net proceeds received of $10.3 million (after satisfaction of the above amounts due the Company) and the carrying amount of the Company's investment in Open Road Films (approximately $(7.5) million) as of the closing date. Also effective with closing, the Company and Open Road Films entered into a new marketing agreement with respect to films released by Open Road Films after the closing date.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. DEBT OBLIGATIONS

        Debt obligations at September 30, 2017 and December 31, 2016 consist of the following (in millions):

	September 30, 2017	December 31, 2016
Regal Cinemas Amended Senior Credit Facility, net of debt discount	$1,099.9	$954.7
Regal 5 3/4% Senior Notes Due 2022	775.0	775.0
Regal 5 3/4% Senior Notes Due 2025	250.0	250.0
Regal 5 3/4% Senior Notes Due 2023	250.0	250.0
Lease financing arrangements, weighted average interest rate of 11.22%, maturing in various installments through November 2028	91.4	97.1
Capital lease obligations, 7.8% to 10.7%, maturing in various installments through December 2030	7.6	9.2
Other	4.2	4.1

Total debt obligations	2,478.1	2,340.1
Less current portion	26.7	25.5
Less debt issuance costs, net of accumulated amortization of $21.1 and $18.5, respectively	24.4	25.8

Total debt obligations, less current portion and debt issuance costs	$2,427.0	$2,288.8

        Regal Cinemas Seventh Amended and Restated Credit Agreement—As described further in Note 5 to the 2016 Audited Consolidated Financial Statements, on April 2, 2015, Regal Cinemas entered into a seventh amended and restated credit agreement (the "Amended Senior Credit Facility"), with Credit Suisse AG as Administrative Agent ("Credit Suisse AG") and the lenders party thereto, which amended, restated and refinanced the sixth amended and restated credit agreement (the "Prior Senior Credit Facility"). The Amended Senior Credit Facility consisted of a term loan facility (the "Term Facility") in an aggregate principal amount of $965.8 million with a final maturity date in April 2022 and a revolving credit facility (the "Revolving Facility") in an aggregate principal amount of $85.0 million with a final maturity date in April 2020. The Term Facility amortized in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Facility, with the balance payable on the Term Facility maturity date. Proceeds from the Term Facility (approximately $963.3 million, net of debt discount) were applied to refinance the term loan under the Prior Senior Credit Facility, which had an aggregate outstanding principal balance of approximately $963.2 million.

        On June 1, 2016, Regal Cinemas entered into a permitted secured refinancing agreement with REH, the guarantors party thereto, Credit Suisse AG and the lenders party thereto (the "June 2016 Refinancing Agreement"). Pursuant to the June 2016 Refinancing Agreement, Regal Cinemas consummated a permitted secured refinancing of the Term Facility under the Amended Senior Credit Facility, which had an aggregate principal balance of approximately $958.5 million, and in accordance therewith, received term loans in an aggregate principal amount of approximately $958.5 million with a final maturity date in April 2022. Together with other amounts provided by Regal Cinemas, proceeds of

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. DEBT OBLIGATIONS (Continued)

the term loans were applied to repay all of the outstanding principal and accrued and unpaid interest on the Term Facility under the Amended Senior Credit Facility. In connection with the execution of the June 2016 Refinancing Agreement, the Company recorded a loss on debt extinguishment of approximately $1.5 million during the quarter ended June 30, 2016.

        On December 2, 2016, Regal Cinemas entered into a permitted secured refinancing agreement (the "December 2016 Refinancing Agreement") with REH, the guarantors party thereto, Credit Suisse AG and the lenders party thereto. Pursuant to the December 2016 Refinancing Agreement, Regal Cinemas consummated a permitted secured refinancing of the Term Facility, which had an aggregate principal balance of approximately $956.1 million, and in accordance therewith, received term loans in an aggregate principal amount of approximately $956.1 million with a final maturity date in April 2022. Together with other amounts provided by Regal Cinemas, proceeds of the term loans were applied to repay all of the outstanding principal and accrued and unpaid interest on the Term Facility under the Amended Senior Credit Facility. In connection with the execution of the December 2016 Refinancing Agreement, the Company recorded a loss on debt extinguishment of approximately $1.4 million during the quarter ended December 31, 2016.

        On June 6, 2017, Regal Cinemas entered into a permitted secured refinancing and incremental joinder agreement (the "June 2017 Refinancing Agreement") with REH, the guarantors party thereto, Credit Suisse AG and the lenders party thereto. Pursuant to the June 2017 Refinancing Agreement, Regal Cinemas consummated a permitted secured refinancing of the Term Facility, which had an aggregate principal balance of approximately $953.7 million, and in accordance therewith, received term loans in an aggregate principal amount of approximately $953.7 million with a final maturity date in April 2022 (the "Refinanced Term Loans"). Together with other amounts provided by Regal Cinemas, proceeds of the Refinanced Term Loans were applied to repay all of the outstanding principal and accrued and unpaid interest on the existing term facility under the Amended Senior Credit Facility in effect immediately prior to the making of the Refinanced Term Loans.

        Pursuant to the June 2017 Refinancing Agreement, Regal Cinemas also exercised the "accordion" feature under the Amended Senior Credit Facility to increase the aggregate amount of term loans thereunder by $150.0 million (the "2017 Accordion"). The "accordion" feature provides Regal Cinemas with the option to borrow additional term loans under the Amended Senior Credit Facility in an amount of up to $200.0 million, plus additional amounts as would not cause the consolidated total leverage ratio to exceed 3.00:1.00, in each case, subject to lenders providing additional commitments for such amounts and the satisfaction of certain other customary conditions. The entire $150.0 million under the 2017 Accordion was fully drawn on June 6, 2017 on the same terms as the Refinanced Term Loans (such amounts drawn, the "Incremental Term Loans", and together with the Refinanced Term Loans, the "New Term Loans"). A portion of the proceeds of the Incremental Term Loans were used by Regal Cinemas to pay fees and expenses related to the June 2017 Refinancing Agreement, with the remainder used to partially fund the acquisitions described in Note 2—"Acquisitions."

        The New Term Loans amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the New Term Loans, with the balance payable on the maturity date of the New Term Loans. The June 2017 Refinancing Agreement also amends the Amended Senior Credit Facility by reducing the interest rate on the New Term Loans, by providing, at Regal Cinemas' option, either a base rate or an adjusted LIBOR rate plus, in each case, an applicable margin. Such applicable margin will be either 1.00% in the case of base rate loans or 2.00% in the case

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. DEBT OBLIGATIONS (Continued)

of LIBOR rate loans. The June 2017 Refinancing Agreement also provides for a 1% prepayment premium applicable in the event that Regal Cinemas enters into a refinancing or amendment of the New Term Loans on or prior to the six-month anniversary of the closing of the June 2017 Refinancing Agreement that, in either case, has the effect of reducing the interest rate on the New Term Loans. In connection with the execution of the June 2017 Refinancing Agreement, the Company recorded a loss on debt extinguishment of approximately $1.3 million during the quarter ended June 30, 2017.

        No amounts have been drawn on the Revolving Facility. As of September 30, 2017, we had approximately $2.7 million outstanding in letters of credit, leaving approximately $82.3 million available for drawing under the Revolving Facility. The obligations of Regal Cinemas are secured by, among other things, a lien on substantially all of its tangible and intangible personal property (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, deposit and securities accounts, and intellectual property) and certain owned real property. The obligations under the Amended Senior Credit Facility are also guaranteed by certain subsidiaries of Regal Cinemas and secured by a lien on all or substantially all of such subsidiaries' personal property and certain owned real property pursuant to that certain second amended and restated guaranty and collateral agreement, dated as of May 19, 2010, among Regal Cinemas, certain subsidiaries of Regal Cinemas party thereto and Credit Suisse AG (the "Amended Guaranty Agreement"). The obligations are further guaranteed by Regal Entertainment Holdings, Inc., on a limited recourse basis, with such guaranty being secured by a lien on the capital stock of Regal Cinemas.

        Borrowings under the Amended Senior Credit Facility bear interest, at Regal Cinemas' option, at either a base rate or an adjusted LIBOR rate (as defined in the Amended Senior Credit Facility) plus, in each case, an applicable margin of 1.00% in the case of base rate loans or 2.00% in the case of LIBOR rate loans. Interest is payable (a) in the case of base rate loans, quarterly in arrears, and (b) in the case of LIBOR rate loans, at the end of each interest period, but in no event less often than every 3 months.

        As of September 30, 2017 and December 31, 2016, borrowings of $1,099.9 million (net of debt discount) and $954.7 million (net of debt discount), respectively, were outstanding under the New Term Loans at an effective interest rate of 3.40% (as of September 30, 2017) and 3.56% (as of December 31, 2016), after the impact of the interest rate swaps described in Note 11—"Derivative Instruments" is taken into account.

        For further discussion of the Amended Senior Credit Facility, please refer to Note 5 to the 2016 Audited Consolidated Financial Statements and incorporated by reference herein.

        Regal 5 3/4% Senior Notes Due 2022—On March 11, 2014, Regal issued $775.0 million in aggregate principal amount of its 5 3/4% senior notes due 2022 (the "5 3/4% Senior Notes Due 2022") in a registered public offering. The 5 3/4% Senior Notes Due 2022 bear interest at a rate of 5.75% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning September 15, 2014. The 5 3/4% Senior Notes Due 2022 will mature on March 15, 2022.

        The 5 3/4% Senior Notes Due 2022 are the Company's senior unsecured obligations and rank equal in right of payment with all of the Company's existing and future senior unsecured indebtedness and prior to all of the Company's future subordinated indebtedness. The 5 3/4% Senior Notes Due 2022 are effectively subordinated to all of the Company's future secured indebtedness to the extent of the value of the collateral securing that indebtedness and structurally subordinated to all existing and future

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. DEBT OBLIGATIONS (Continued)

indebtedness and other liabilities of the Company's subsidiaries. None of the Company's subsidiaries guaranty any of the Company's obligations with respect to the 5 3/4% Senior Notes Due 2022.

        For further discussion of the 5 3/4% Senior Notes Due 2022, please refer to Note 5 to the 2016 Audited Consolidated Financial Statements and incorporated by reference herein.

        Regal 5 3/4% Senior Notes Due 2025—On January 17, 2013, Regal issued $250.0 million in aggregate principal amount of its 5 3/4% senior notes due 2025 (the "5 3/4% Senior Notes Due 2025") in a registered public offering. The 5 3/4% Senior Notes Due 2025 bear interest at a rate of 5.75% per year, payable semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2013. The 5 3/4% Senior Notes Due 2025 will mature on February 1, 2025.

        The 5 3/4% Senior Notes Due 2025 are the Company's senior unsecured obligations. They rank equal in right of payment with all of the Company's existing and future senior unsecured indebtedness and prior to all of the Company's future subordinated indebtedness. The 5 3/4% Senior Notes Due 2025 are effectively subordinated to all of the Company's future secured indebtedness to the extent of the value of the collateral securing that indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. None of the Company's subsidiaries guaranty any of the Company's obligations with respect to the 5 3/4% Senior Notes Due 2025.

        For further discussion of the 5 3/4% Senior Notes Due 2025, please refer to Note 5 to the 2016 Audited Consolidated Financial Statements and incorporated by reference herein.

        Regal 5 3/4% Senior Notes Due 2023—On June 13, 2013, Regal issued $250.0 million in aggregate principal amount of its 5 3/4% senior notes due 2023 (the "5 3/4% Senior Notes Due 2023") in a registered public offering. The 5 3/4% Senior Notes Due 2023 bear interest at a rate of 5.75% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning December 15, 2013. The 5 3/4% Senior Notes Due 2023 will mature on June 15, 2023.

        The 5 3/4% Senior Notes Due 2023 are the Company's senior unsecured obligations. They rank equal in right of payment with all of the Company's existing and future senior unsecured indebtedness and prior to all of the Company's future subordinated indebtedness. The 5 3/4% Senior Notes Due 2023 are effectively subordinated to all of the Company's future secured indebtedness to the extent of the value of the collateral securing that indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries. None of the Company's subsidiaries guaranty any of the Company's obligations with respect to the 5 3/4% Senior Notes Due 2023.

        For further discussion of the 5 3/4% Senior Notes Due 2023, please refer to Note 5 to the 2016 Audited Consolidated Financial Statements and incorporated by reference herein.

        Lease Financing Arrangements—These obligations primarily represent lease financing obligations resulting from the requirements of ASC Subtopic 840-40.

        Other Long-Term Obligations—Other long-term obligations, including capital lease obligations, not explicitly discussed herein are described in Note 5 to the 2016 Audited Consolidated Financial Statements and incorporated by reference herein.

        Covenant Compliance—As of September 30, 2017, we were in full compliance with all agreements, including all related covenants, governing our outstanding debt obligations.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. INCOME TAXES

        The provision for income taxes of $12.6 million and $29.2 million for the quarters ended September 30, 2017 and September 30, 2016, respectively, reflect effective tax rates of approximately 52.5% and 40.8%, respectively. The provision for income taxes of $61.3 million and $81.4 million for the three quarters ended September 30, 2017 and September 30, 2016, respectively, reflect effective tax rates of approximately 42.4% and 41.1%, respectively. The increase in the effective tax rate for the quarter and three quarters ended September 30, 2017 is primarily attributable to the nondeductible goodwill impairment charge of approximately $7.3 million recorded during the quarter ended September 30, 2017 described further in Note 12—"Fair Value of Financial Instruments." The effective tax rates for all periods presented also reflect the impact of certain non-deductible expenses and income tax credits.

        In assessing the realizable value of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. The Company has recorded a valuation allowance against deferred tax assets of $23.5 million and $34.5 million as of September 30, 2017 and December 31, 2016, respectively, as management believes it is more likely than not that certain deferred tax assets will not be realized in future tax periods. Future reductions in the valuation allowance associated with a change in management's determination of the Company's ability to realize these deferred tax assets will result in a decrease in the provision for income taxes. During the three quarters ended September 30, 2017, the valuation allowance was decreased by $11.0 million related to a reduction in certain state net operating losses in connection with the settlement of state tax positions.

        Total unrecognized tax benefits at September 30, 2017 and December 31, 2016 were $6.2 million and $10.9 million, respectively. The total net unrecognized tax benefits that would affect the effective tax rate if recognized at September 30, 2017 and December 31, 2016 were $3.9 million and $5.4 million, respectively.

        The Company recognizes interest and penalties accrued related to unrecognized tax benefits as a component of income tax expense. As of September 30, 2017 and December 31, 2016, the Company has accrued gross interest and penalties of approximately $2.1 million and $1.8 million, respectively.

        The Company and its subsidiaries collectively file income tax returns in the U.S. federal jurisdiction and various state and U.S. territory jurisdictions. The Company is not subject to U.S. federal or U.S. Territory examinations before 2014, and with limited exceptions, state examinations before 2012. However, the taxing authorities still have the ability to review the propriety of tax attributes created in closed tax years if such tax attributes are utilized in an open tax year. During the quarter ended September 30, 2017, the Company settled an Internal Revenue Service ("IRS") examination of its 2014 federal income tax return. The settlement did not have a material impact on the Company's financial statements. Also during the quarter ended September 30, 2017, the Company was notified that the IRS would examine its 2015 federal tax return. The Company is in the process of providing information requested by the IRS with respect to such tax year. As the exam process is in the early stages, the Company has not been notified of any items that are being disputed by the IRS. Management believes that it has provided adequate provision for income taxes relative to the tax year under examination.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. CAPITAL STOCK AND SHARE-BASED COMPENSATION

  Capital Stock

        As of September 30, 2017, the Company's authorized capital stock consisted of:

  •
  500,000,000 shares of Class A common stock, par value $0.001 per share;

  •
  200,000,000 shares of Class B common stock, par value $0.001 per share; and

  •
  50,000,000 shares of preferred stock, par value $0.001 per share.

        Of the authorized shares of Class A common stock, 18.0 million shares were sold in connection with the Company's initial public offering in May 2002. The Company's Class A common stock is listed on the New York Stock Exchange under the trading symbol "RGC." As of September 30, 2017, 133,307,114 shares of Class A common stock were outstanding. Of the authorized shares of Class B common stock, 23,708,639 shares were outstanding as of September 30, 2017, all of which are beneficially owned by The Anschutz Corporation ("Anschutz"). Each share of Class B common stock converts into a single share of Class A common stock at the option of the holder or upon certain transfers of a holder's Class B common stock. Each holder of Class B common stock is entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Of the authorized shares of the preferred stock, no shares were issued and outstanding as of September 30, 2017. The Class A common stock is entitled to a single vote for each outstanding share of Class A common stock on every matter properly submitted to the stockholders for a vote. Except as required by law, the Class A and Class B common stock vote together as a single class on all matters submitted to the stockholders. The material terms and provisions of the Company's certificate of incorporation affecting the relative rights of the Class A common stock and the Class B common stock are described in Note 9 to the 2016 Audited Consolidated Financial Statements, incorporated by reference herein.

        As of September 30, 2017, Anschutz owned 18,440,000 shares of our issued and outstanding Class A Common Stock, representing approximately 13.8% of our Class A common stock issued and outstanding, which together with the 23,708,639 shares of our Class B common stock owned by Anschutz, represents approximately 69.0% of the combined voting power of the outstanding shares of Class A common stock and Class B common stock as of September 30, 2017.

  Share Repurchase Program

        During the quarter ended September 30, 2017, the Company's Board of Directors authorized a share repurchase program, which provided for the authorization of the Company to repurchase up to $50.0 million of its outstanding Class A common stock through the first quarter of 2019. Repurchases can be made at management's discretion from time to time as market conditions warrant, through open market purchases, privately negotiated transactions, or otherwise, in accordance with all applicable securities laws and regulations. Treasury shares are retired upon repurchase. At retirement, the Company records treasury stock purchases at cost with any excess of cost over par value recorded as a reduction of additional paid-in capital. The Company made no repurchases of its outstanding Class A common stock during the quarter ended September 30, 2017.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. CAPITAL STOCK AND SHARE-BASED COMPENSATION (Continued)

  Warrants

        No warrants to acquire the Company's Class A or Class B common stock were outstanding as of September 30, 2017.

  Share-Based Compensation

        In 2002, the Company established the Regal Entertainment Group Stock Incentive Plan (as amended, the "Incentive Plan"), which provides for the granting of incentive stock options and non-qualified stock options to officers, employees and consultants of the Company. As described below under "Restricted Stock" and "Performance Share Units," the Incentive Plan also provides for grants of restricted stock and performance shares that are subject to restrictions and risks of forfeiture. Readers should refer to Note 9 to the 2016 Audited Consolidated Financial Statements for additional information related to these awards and the Incentive Plan.

        On May 9, 2012, the stockholders of Regal approved amendments to the Incentive Plan increasing the number of shares of Class A common stock authorized for issuance under the Incentive Plan by a total of 5,000,000 shares and extending the term of the Incentive Plan to May 9, 2022. As of September 30, 2017, 3,776,946 shares remain available for future issuance under the Incentive Plan.

  Restricted Stock

        As described further in Note 9 to the 2016 Audited Consolidated Financial Statements, the Incentive Plan also provides for restricted stock awards to officers, directors and key employees. Under the Incentive Plan, shares of Class A common stock of the Company may be granted at nominal cost to officers, directors and key employees, subject to a continued employment/service restriction. On January 11, 2017, 217,366 restricted shares were granted under the Incentive Plan at nominal cost to officers, directors and key employees. These awards vest 25% at the end of each year for 4 years (in the case of officers and key employees) and vest 100% at the end of one year (in the case of directors). The closing price of the Company's Class A common stock on the date of the grant was $22.10 per share. The Company assumed a forfeiture rate of 6% for such restricted stock awards.

        During the three quarters ended September 30, 2017, the Company withheld approximately 166,761 shares of restricted stock at an aggregate cost of approximately $3.6 million, as permitted by the applicable equity award agreements, to satisfy employee tax withholding requirements related to the vesting of 493,516 restricted stock awards. In addition, during the three quarters ended September 30, 2017, 205,677 performance shares (originally granted on January 8, 2014) were effectively converted to shares of restricted common stock, as threshold performance goals for these awards were satisfied on January 8, 2017, the calculation date. These awards are scheduled to fully vest on January 8, 2018, the one year anniversary of the calculation date.

        During the quarters ended September 30, 2017 and September 30, 2016, the Company recognized approximately $1.1 million and $1.2 million, respectively, of share-based compensation expense related to restricted share grants. During the three quarters ended September 30, 2017 and September 30, 2016, the Company recognized approximately $3.2 million and $3.1 million, respectively, of share-based compensation expense related to restricted share grants. Such expense is presented as a component of "General and administrative expenses." The compensation expense for these awards was determined based on the market price of the Company's stock at the date of grant applied to the total numbers of

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. CAPITAL STOCK AND SHARE-BASED COMPENSATION (Continued)

shares that were anticipated to fully vest. As of September 30, 2017, we have unrecognized compensation expense of $5.5 million associated with restricted stock awards, which is expected to be recognized through January 11, 2021.

        The following table represents the restricted stock activity for the three quarters ended September 30, 2017:

Unvested shares at beginning of period	765,952
Granted during the period	217,366
Vested during the period	(493,516)
Forfeited during the period	(29,447)
Conversion of performance shares during the period	205,677

Unvested shares at end of period	666,032

        During the three quarters ended September 30, 2017, the Company paid three cash dividends of $0.22 on each share of outstanding restricted stock totaling approximately $0.5 million. During the three quarters ended September 30, 2016, the Company paid three cash dividends of $0.22 on each share of outstanding restricted stock totaling approximately $0.6 million.

  Performance Share Units

        The Incentive Plan also provides for grants in the form of performance share units to officers, directors and key employees. Performance share agreements are entered into between the Company and each grantee of performance share units.

        In 2009, the Company adopted an amended and restated form of performance share agreement (each, a "Performance Agreement" and collectively, the "Performance Agreements"). Pursuant to the terms and conditions of the Performance Agreements, grantees will be issued shares of restricted common stock of the Company in an amount determined by the attainment of Company performance criteria set forth in each Performance Agreement. The shares of restricted common stock received upon attainment of the performance criteria will be subject to further vesting over a period of time, provided the grantee remains a service provider to the Company during such period. On January 11, 2017, 235,356 performance shares were granted under the Incentive Plan at nominal cost to officers and key employees. Under the Performance Agreement, which is described further in the section entitled "Compensation Discussion and Analysis—Elements of Compensation—Performance Shares," of our 2017 proxy statement filed with the Commission on April 10, 2017, each performance share represents the right to receive from 0% to 150% of the target numbers of shares of restricted Class A common stock. The number of shares of restricted common stock earned will be determined based on the attainment of specified performance goals by January 11, 2020 (the third anniversary of the grant date for the January 11, 2017 grant) set forth in the applicable Performance Agreement. Such performance shares vest on January 11, 2021 (the fourth anniversary of the grant date for the January 11, 2017 grant). The shares are subject to the terms and conditions of the Incentive Plan. The closing price of the Company's Class A common stock on the date of the grant was $22.10 per share, which approximates the grant date fair value of the awards. The Company assumed a forfeiture rate of 9% for such performance share awards.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. CAPITAL STOCK AND SHARE-BASED COMPENSATION (Continued)

        During each of the quarters ended September 30, 2017 and September 30, 2016, the Company recognized approximately $1.3 million of share-based compensation expense related to performance share grants. During the three quarters ended September 30, 2017 and September 30, 2016, the Company recognized approximately $3.7 million and $3.5 million, respectively, of share-based compensation expense related to performance share grants. Such expense is presented as a component of "General and administrative expenses." As of September 30, 2017, we have unrecognized compensation expense of $7.4 million associated with performance share units, which is expected to be recognized through January 11, 2021. During the three quarters ended September 30, 2017, 205,677 performance share awards (originally granted on January 8, 2014) were converted to shares of restricted common stock, as threshold performance goals for these awards were satisfied on January 8, 2017, the calculation date.

        The following table summarizes information about the Company's number of performance shares for the three quarters ended September 30, 2017:

Unvested shares at beginning of period	698,709
Granted (based on target) during the period	235,356
Cancelled/forfeited during the period	(28,333)
Conversion to restricted shares during the period	(205,677)

Unvested shares at end of period	700,055

        In connection with the conversion of the above 205,677 performance shares, during the three quarters ended September 30, 2017, the Company paid cumulative cash dividends of $3.64 (representing the sum of all cash dividends paid from January 8, 2014 through January 8, 2017) on each performance share converted, totaling approximately $0.7 million. The above table does not reflect the maximum or minimum number of shares of restricted stock contingently issuable. An additional 0.4 million shares of restricted stock could be issued if the performance criteria maximums are met.

7. COMMITMENTS AND CONTINGENCIES

        The Company is presently involved in various judicial, administrative, regulatory and arbitration proceedings concerning matters arising in the ordinary course of business operations, including but not limited to, personal injury claims, landlord-tenant, antitrust, vendor and other third party disputes, tax disputes, employment and other contractual matters, some of which are described below. Many of these proceedings are at preliminary stages, and many of these cases seek an indeterminate amount of damages. The Company's theatre operations are also subject to federal, state and local laws governing such matters as wages, working conditions, citizenship and health and sanitation and environmental protection requirements.

        On October 9, 2012, staff at the San Francisco Regional Water Quality Board (the "Regional Board") notified United Artists Theatre Circuit, Inc. ("UATC"), an indirect, wholly owned subsidiary of the Company, that the Regional Board was contemplating issuing a cleanup and abatement order to UATC with respect to a property in Santa Clara, California that UATC owned and then leased during the 1960s and 1970s. On June 25, 2013, the Regional Board issued a tentative order to UATC setting out proposed site clean-up requirements for UATC with respect to the property. According to the Regional Board, the property in question has been contaminated by dry-cleaning facilities that operated

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. COMMITMENTS AND CONTINGENCIES (Continued)

at the property in question from approximately 1961 until 1996. The Regional Board also issued a tentative order to the current property owner, who has been conducting site investigation and remediation activities at the site for several years. UATC submitted comments to the Regional Board on July 28, 2013, objecting to the tentative order. The Regional Board considered the matter at its regular meeting on September 11, 2013 and adopted the tentative order with only minor changes. On October 11, 2013, UATC filed a petition with the State Water Resources Control Board ("the State Board") for review of the Regional Board's order. The State Board failed to act on the petition and hence by operation of law it was deemed denied, and UATC filed a petition for writ of mandamus with the California Superior Court seeking review and modification of the order. On September 29, 2017, the Superior Court ruled in UATC's favor and granted its Petition for a Writ of Mandamus challenging the cleanup and abatement order, and remanded the matter to the Regional Board for further proceedings in light of the Superior Court's opinion. At this point, it is not known whether the Regional Board will appeal the court's ruling or whether it will attempt to include UATC in a new order upon remand. In either case, UATC intends to continue to vigorously defend this matter. UATC has been cooperating with the Regional Board while it appeals the Regional Board's cleanup and abatement order. To that end, UATC and the current property owner jointly submitted, and on October 27, 2015, the Regional Board approved, a Remedial Action Plan ("RAP") to remediate the dry-cleaner contamination. We believe that we are, and were during the period in question described in this paragraph, in compliance with such applicable laws and regulations.

        On January 28, 2016, Regional Board staff contacted UATC's counsel in the Santa Clara matter to ascertain whether he would be representing UATC in connection with the cleanup of a drycleaner-impacted property located in Millbrae, California that the Regional Board believes UATC or related entities formerly owned during the dry-cleaning operations. Counsel subsequently responded in the affirmative. The Company has received no further communications from the Regional Board on this matter.

        On May 5, 2014, NCM, Inc. announced that it had entered into a merger agreement to acquire Screenvision, LLC ("Screenvision"). On November 3, 2014, the United States Department of Justice (the "DOJ") filed an antitrust lawsuit seeking to enjoin the proposed merger between NCM, Inc. and Screenvision. On March 16, 2015, NCM, Inc. announced that it had agreed with Screenvision to terminate the merger agreement. On March 17, 2015, the Company was notified by the DOJ that it had opened an investigation into potential anticompetitive conduct by and coordination among NCM, Inc., National CineMedia, Regal, AMC and Cinemark (the "DOJ Notice"). In addition, the DOJ Notice requested that the Company preserve all documents and information since January 1, 2011 relating to movie clearances or communications or cooperation between and among AMC, Regal and Cinemark or their participation in NCM. On May 28, 2015, the Company received a civil investigative demand (the "CID") from the DOJ as part of an investigation into potentially anticompetitive conduct under Sections 1 and 2 of the Sherman Act, 15 U.S.C. § 1 and § 2. The Company has also received investigative demands from the antitrust sections of various state attorneys general regarding movie clearances and Regal's various joint venture investments, including National CineMedia. The CID and various state investigative demands require the Company to produce documents and answer interrogatories. The Company may receive additional investigative demands from the DOJ and state attorneys general regarding these or related matters. The Company continues to cooperate with these investigations and any other related Federal or state investigations to the extent any are undertaken. The DOJ and various state investigations may also give rise to lawsuits filed against the Company

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. COMMITMENTS AND CONTINGENCIES (Continued)

related to clearances and the Company's investments in its various joint ventures. While we do not believe that the Company has engaged in any violation of Federal or state antitrust or competition laws during its participation in NCM and other joint ventures, we can provide no assurances as to the scope, timing or outcome of the DOJ's or any other state or Federal governmental reviews of the Company's conduct.

        In situations where management believes that a loss arising from judicial, administrative, regulatory and arbitration proceedings is probable and can reasonably be estimated, the Company records the amount of the loss, or the minimum estimated liability when the loss is estimated using a range and no amount within the range is more probable than another. As additional information becomes available, any potential liability related to these proceedings is assessed and the estimates are revised, if necessary. The amounts reserved for such proceedings totaled approximately $3.3 million and $3.5 million as of September 30, 2017 and December 31, 2016, respectively. Management believes any additional liability with respect to these claims and disputes will not be material in the aggregate to the Company's consolidated financial position, results of operations or cash flows. Under ASC Topic 450, Contingencies—Loss Contingencies, an event is "reasonably possible" if "the chance of the future event or events occurring is more than remote but less than likely" and an event is "remote" if "the chance of the future event or events occurring is slight." Thus, references to the upper end of the range of reasonably possible loss for cases in which the Company is able to estimate a range of reasonably possible loss mean the upper end of the range of loss for cases for which the Company believes the risk of loss is more than slight. Management is unable to estimate a range of reasonably possible loss for cases described herein in which damages have not been specified and (i) the proceedings are in early stages, (ii) there is uncertainty as to the likelihood of a class being certified or the ultimate size of the class, (iii) there is uncertainty as to the outcome of pending appeals or motions, (iv) there are significant factual issues to be resolved, and/or (v) there are novel legal issues presented. However, for these cases, management does not believe, based on currently available information, that the outcomes of these proceedings will have a material adverse effect on the Company's financial condition, though the outcomes could be material to the Company's operating results for any particular period, depending, in part, upon the operating results for such period.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990 (the "ADA") to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, awards of damages to private litigants and additional capital expenditures to remedy such non-compliance. The Company believes that it is in substantial compliance with all current applicable regulations relating to accommodations for the disabled. The Company intends to comply with future regulations in this regard and except as set forth above, does not currently anticipate that compliance will require the Company to expend substantial funds.

8. RELATED PARTY TRANSACTIONS

        During each of the quarters ended September 30, 2017 and September 30, 2016, Regal Cinemas received less than $0.1 million from an Anschutz affiliate for rent and other expenses related to a theatre facility. During the three quarters ended September 30, 2017 and September 30, 2016, Regal

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. RELATED PARTY TRANSACTIONS (Continued)

Cinemas received approximately $0.2 million and $0.1 million, respectively, from an Anschutz affiliate for rent and other expenses related to a theatre facility.

        During each of the quarters ended September 30, 2017 and September 30, 2016, the Company received approximately $0.1 million from an Anschutz affiliate for management fees related to a theatre site in Los Angeles, California. During each of the three quarters ended September 30, 2017 and September 30, 2016, the Company received approximately $0.5 million from an Anschutz affiliate for management fees related to a theatre site in Los Angeles, California.

        Please also refer to Note 3—"Investments" for a discussion of other related party transactions associated with our various investments in non-consolidated entities.

9. EARNINGS PER SHARE

        We compute earnings per share of Class A and Class B common stock using the two-class method. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, common stock equivalents outstanding during the period. Potential common stock equivalents consist of the incremental common shares issuable upon the vesting of restricted stock and performance share units. The dilutive effect of outstanding restricted stock and performance share units is reflected in diluted earnings per share by application of the treasury-stock method. In addition, the computation of the diluted earnings per share of Class A common stock assumes the conversion of Class B common stock, while the diluted earnings per share of Class B common stock does not assume the conversion of those shares.

        The rights, including the liquidation and dividend rights, of the holders of our Class A and Class B common stock are identical, except with respect to voting. The earnings for the periods presented are allocated based on the contractual participation rights of the Class A and Class B common shares. As the liquidation and dividend rights are identical, the earnings are allocated on a proportionate basis. Further, as we assume the conversion of Class B common stock in the computation of the diluted earnings per share of Class A common stock, the earnings are equal to net income attributable to controlling interest for that computation.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. EARNINGS PER SHARE (Continued)

        The following table sets forth the computation of basic and diluted earnings per share of Class A and Class B common stock (in millions, except share and per share data):

	Quarter Ended September 30, 2017		Quarter Ended September 30, 2016		Three Quarters Ended September 30, 2017		Three Quarters Ended September 30, 2016
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic earnings per share:
Numerator:
Allocation of earnings	$9.7	$1.7	$35.9	$6.4	$70.8	$12.6	$98.8	$17.7
Denominator:
Weighted average common shares outstanding (in thousands)	132,641	23,709	132,314	23,709	132,623	23,709	132,286	23,709

Basic earnings per share	$0.07	$0.07	$0.27	$0.27	$0.53	$0.53	$0.75	$0.75

Diluted earnings per share:
Numerator:
Allocation of earnings for basic computation	$9.7	$1.7	$35.9	$6.4	$70.8	$12.6	$98.8	$17.7
Reallocation of earnings as a result of conversion of Class B to Class A shares	1.7	—	6.4	—	12.6	—	17.7	—
Reallocation of earnings to Class B shares for effect of other dilutive securities	—	—	—	—	—	—	—	(0.1)

Allocation of earnings	$11.4	$1.7	$42.3	$6.4	$83.4	$12.6	$116.5	$17.6
Denominator:
Number of shares used in basic computation (in thousands)	132,641	23,709	132,314	23,709	132,623	23,709	132,286	23,709
Weighted average effect of dilutive securities (in thousands)
Add:
Conversion of Class B to Class A common shares outstanding	23,709	—	23,709	—	23,709	—	23,709	—
Restricted stock and performance shares	528	—	841	—	623	—	764	—

Number of shares used in per share computations (in thousands)	156,878	23,709	156,864	23,709	156,955	23,709	156,759	23,709

Diluted earnings per share	$0.07	$0.07	$0.27	$0.27	$0.53	$0.53	$0.74	$0.74

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. RECENT ACCOUNTING PRONOUNCEMENTS

  Adoption of New Accounting Pronouncements

        In March 2016, the FASB issued ASU 2016-07, Investments—Equity Method and Joint Ventures (Topic 323). The purpose of ASU 2016-07 is to eliminate the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment was held. ASU 2016-07 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years and early adoption is permitted. The Company's adoption of ASU 2016-07 during the quarter ended March 31, 2017 had no impact on the Company's consolidated financial statements and related disclosures.

        In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which relates to the accounting for employee share-based payments. ASU 2016-09 simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years and early adoption is permitted. The Company's adoption of ASU 2016-09 had the impact of reducing income tax expense by approximately $1.3 million pertaining to excess tax benefits related to vesting of 493,516 restricted stock awards and to a lesser extent, dividends paid on restricted stock during the three quarters ended September 30, 2017. Historically, such excess tax benefits would have been recorded as a component of additional paid-in capital.

        In October 2016, the FASB issued ASU 2016-17, Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control, which requires when assessing which party is the primary beneficiary in a VIE, the decision maker considers interests held by entities under common control on a proportionate basis instead of treating those interests as if they were that of the decision maker itself, as current U.S. GAAP requires. ASU 2016-17 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years and early adoption is permitted. The Company's adoption of ASU 2016-17 during the quarter ended March 31, 2017 had no impact on the Company's consolidated financial statements and related disclosures.

        In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The purpose of ASU 2017-04 is to simplify the subsequent measurement of goodwill by removing the second step of the two-step impairment test. The amendment should be applied on a prospective basis. ASU 2017-04 is effective for fiscal years beginning after December 15, 2019, including interim periods within that year. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company early adopted ASU 2017-04 in connection with its interim goodwill impairment test performed during the quarter ended September 30, 2017 as further described in Note 12—"Fair Value of Financial Instruments."

  Recently Issued FASB Accounting Standard Codification Updates

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

guidance in U.S. GAAP when it becomes effective. The standard permits the use of either the retrospective or modified retrospective transition method. ASU 2014-09 was originally effective for annual and interim reporting periods beginning after December 15, 2016. However, the standard was deferred by ASU 2015-14, issued by the FASB in August 2015, and is now effective for fiscal years beginning on or after December 15, 2017, including interim reporting periods within that reporting period, with early adoption permitted as of the original effective date. In addition, amendments in subsequent Accounting Standards Updates have either clarified or revised guidance as set forth in ASU 2014-09, including ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenues Gross versus Net), ASU 2016-10, Revenue from Contracts with Customers : Identifying Performance Obligations and Licensing andASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients. The Company has selected the modified retrospective method for adoption of ASU 2014-09 and its related ASU amendments. Under this method, we will recognize the cumulative effect of the changes in retained earnings at the date of adoption (January 1, 2018), but will not restate prior periods.

        The Company believes that the adoption of ASU 2014-09 and its related ASU amendments will primarily impact its accounting for its (i) loyalty program, (ii) gift cards and bulk tickets, including commissions paid to third parties, (iii) customer incentives, (iv) the classification of internet ticketing surcharges and (v) amounts recorded as deferred revenue and the method of amortization for the advanced payment received in connection with the 2007 National CineMedia ESA modification and subsequent receipts of common units of National CineMedia pursuant to the provisions of the Common Unit Adjustment Agreement. While we do not believe the adoption of ASU 2014-09 will have a material impact on our net income or cash flows from operations, we do expect the standard to materially impact the timing and classification of revenues and related expenses in the following key areas:

  •
  First, we believe the advanced payment received in connection with the 2007 National CineMedia ESA modification and subsequent receipts of common units of National CineMedia pursuant to the provisions of the Common Unit Adjustment Agreement, each as described in Note 3—"Investments," include a significant financing component under ASU 2014-09 and expect that as a result, advertising revenues will increase materially with a similar offsetting increase in non-cash interest expense beginning in fiscal year 2018. Currently, the Company utilizes the units of revenue method to amortize such amounts and will change its amortization to a straight-line method under ASU 2014-09. We do not expect these changes to have a material impact on our net income or cash flows from operations.

  •
  Second, under ASU 2014-09, the Company expects to record internet ticketing surcharge fees based on the gross transaction price as opposed to current accounting where we record such fees net of third-party commission or service fees. This change will have the effect of materially increasing other operating revenues and other operating expenses, but will have no impact on net income or cash flows from operations.

  •
  Third, with respect to our gift card and bulk ticket programs, the adoption of ASU 2014-09 is not expected to have a material impact on the annual revenue we currently recognize from these programs, but it will change the method in which we recognize revenue from gift cards and bulk tickets. The Company currently recognizes revenue associated with gift cards and bulk tickets when redeemed, or when the likelihood of redemption becomes remote. We currently recognize

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

    unredeemed gift cards and bulk tickets as revenue (known as "breakage" in our industry) based on historical experience, when the likelihood of redemption is remote. Under ASU 2014-09, the Company expects to recognize revenue from unredeemed gift cards and bulk tickets following the proportional method where revenue is recognized in proportion to the pattern of rights exercised by the customer when the Company expects to be entitled to breakage and that it is probable that a significant revenue reversal would not occur for any estimated breakage amounts. With respect to gift card commissions paid to third parties, under ASU 2014-09, the Company will begin to amortize the commission fees over the expected redemption period as opposed to current accounting where such gift card commissions are expensed as incurred. We do not expect these changes to have a material impact on our net income or cash flows from operations.

  •
  Finally, with respect to other areas impacted by ASU 2014-09 such as our loyalty program and customer incentives, we do not expect those accounting changes to have a material impact on our net income or cash flows from operations.

        The Company is currently finalizing its review of ASU 2014-09 and its related ASU amendments to determine necessary adjustments to existing accounting policies and to support an evaluation of the overall impact on the Company's consolidated results of operations and financial condition.

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 establishes a right-of-use ("ROU") model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is evaluating the impact that ASU 2016-02 will have on its consolidated financial statements and related disclosures and believes that the significance of its future minimum rental payments will result in a material increase in ROU assets and lease liabilities.

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The purpose of ASU 2016-15 is to reduce the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years beginning after December 15, 2017, including interim periods within that year. The Company is evaluating the impact that ASU 2016-15 will have on its consolidated financial statements and related disclosures.

        In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory, which requires that an entity recognize the income tax consequences of intra-entity transfers of assets other than inventory at the time of the transfer instead of deferring the tax consequences until the asset has been sold to an outside party, as current U.S. GAAP requires. ASU 2016-16 is effective for annual periods, and interim periods therein, beginning after December 15, 2017. Early application is permitted in any interim or annual period. The Company is evaluating the impact that ASU 2016-16 will have on its consolidated financial statements and related disclosures.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

        In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The purpose of ASU 2017-01 is to clarify the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within that year. The amendments in ASU 2017-01 should be applied prospectively on or after the effective date. Early adoption is permitted. The Company does not expect that the adoption of ASU 2017-01 will have a material impact on its consolidated financial statements and related disclosures.

        In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities, which is intended to simplify and amend the application of hedge accounting to more clearly portray the economics of an entity's risk management strategies in its financial statements. ASU 2017-12 also amends the presentation and disclosure requirements and changes how entities assess hedge effectiveness. The effective date of the new standard for public companies is for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Early adoption is permitted. The new standard must be adopted using a modified retrospective transition with a cumulative effect adjustment recorded to opening retained earnings as of the initial adoption date. The Company is evaluating the impact that ASU 2017-12 will have on its consolidated financial statements and related disclosures.
11. DERIVATIVE INSTRUMENTS

        From time to time, Regal Cinemas enters into hedging relationships via interest rate swap agreements to hedge against interest rate exposure of its variable rate debt obligations under the Amended Senior Credit Facility. Certain of these interest rate swaps qualify for cash flow hedge accounting treatment, and as such, the change in the fair values of the interest rate swaps is recorded on the Company's consolidated balance sheet as an asset or liability with the effective portion of the interest rate swaps' gains or losses reported as a component of other comprehensive income and the ineffective portion reported in earnings. As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive income/loss related to the interest rate swaps will be reclassified into earnings. In the event that an interest rate swap is terminated or de-designated prior to maturity, gains or losses accumulated in other comprehensive income or loss remain deferred and are reclassified into earnings in the periods during which the hedged forecasted transaction affects earnings. See Note 12—"Fair Value of Financial Instruments" for discussion of the Company's interest rate swaps' fair value estimation methods and assumptions.

        Below is a summary of Regal Cinemas' current interest rate swap agreements as of September 30, 2017:

Nominal Amount	Effective Date	Fixed Rate	Receive Rate	Expiration Date	Designated as Cash Flow Hedge	Gross Fair Value at September 30, 2017	Balance Sheet Location
$200.0 million	June 30, 2015	2.165%	1-month LIBOR	June 30, 2018	No	$(1.2) million	See Note 12
$250.0 million	June 30, 2018	1.908%	1-month LIBOR	June 30, 2022	Yes	$0.4 million	See Note 12
$200.0 million	December 31, 2018	1.900%	1-month LIBOR	December 31, 2021	Yes	$0.4 million	See Note 12

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. DERIVATIVE INSTRUMENTS (Continued)

        On April 2, 2015, Regal Cinemas amended two of its existing interest rate swap agreements originally designated as cash flow hedges on $350.0 million of variable rate debt obligations. Since the terms of the interest rate swaps designated in the original cash flow hedge relationships changed with these amendments, we de-designated the original hedge relationships and re-designated the amended interest rate swaps in new cash flow hedge relationships as of the amendment date of April 2, 2015. On December 31, 2016, one of these interest rate swap agreements designated to hedge $150.0 million of variable rate debt obligations expired.

        In connection with the June 2017 Refinancing Agreement described further in Note 4—"Debt Obligations," no amendment or modification was made to the Company's interest swap agreement expiring on June 30, 2018 (originally designated to hedge $200.0 million of variable rate debt obligations). As a result, the interest rate swap no longer met the highly effective qualification for cash flow hedge accounting and accordingly, the remaining hedge relationship was de-designated effective June 6, 2017. Since the interest rate swap no longer qualifies for cash flow hedge accounting treatment, the change in its fair value since de-designation is recorded on the Company's unaudited condensed consolidated balance sheet as an asset or liability with the interest rate swap's gain or loss reported as a component of interest expense during the period of change. We estimate that $0.9 million of deferred pre-tax losses attributable to this interest rate swap will be reclassified into earnings as interest expense through June 30, 2018 as the underlying hedged transaction occurs.

        As detailed in the table above, on August 9, 2017, Regal Cinemas entered into two additional hedging relationships via two distinct interest rate swap agreements with effective dates beginning on June 30, 2018 and December 31, 2018 and maturity terms ending on June 30, 2022 and December 31, 2021, respectively. These swaps were designated as cash flow hedges and will require Regal Cinemas to pay interest at fixed rates ranging from 1.90% to 1.908% and receive interest at a variable rate. The interest rate swaps are designated to hedge $450.0 million of variable rate debt obligations.

        The following tables show the effective portion of gains and losses on derivative instruments designated and qualifying in cash flow hedges recognized in other comprehensive income (loss), and amounts reclassified from accumulated other comprehensive loss to interest expense for the periods indicated (in millions):

	Pre-tax Gain (Loss) Recognized in Other Comprehensive Income (Loss) (Effective Portion)
	Quarter Ended September 30, 2017	Quarter Ended September 30, 2016	Three Quarters Ended September 30, 2017	Three Quarters Ended September 30, 2016
Derivatives designated as cash flow hedges:
Interest rate swaps	$0.7	$(0.6)	$(0.1)	$(4.1)

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. DERIVATIVE INSTRUMENTS (Continued)

	Pre-tax Amounts Reclassified from Accumulated Other Comprehensive Loss into Interest Expense, net
	Quarter Ended September 30, 2017	Quarter Ended September 30, 2016	Three Quarters Ended September 30, 2017	Three Quarters Ended September 30, 2016
Derivatives designated as cash flow hedges:
Interest rate swaps	$0.4	$1.5	$2.3	$4.9

        The changes in accumulated other comprehensive loss, net associated with the Company's interest rate swap arrangements for the quarters and three quarters ended September 30, 2017 and September 30, 2016 were as follows (in millions):

	Interest Rate Swaps
	Quarter Ended September 30, 2017	Quarter Ended September 30, 2016
Accumulated other comprehensive loss, net, beginning of period	$(0.7)	$(2.8)
Change in fair value of interest rate swap transactions (effective portion), net of taxes of $0.3 and $0.2, respectively	0.4	(0.4)
Amounts reclassified from accumulated other comprehensive loss to interest expense, net of taxes of $0.2 and $0.6, respectively	0.2	0.9

Accumulated other comprehensive loss, net, end of period	$(0.1)	$(2.3)

	Interest Rate Swaps
	Three Quarters Ended September 30, 2017	Three Quarters Ended September 30, 2016
Accumulated other comprehensive loss, net, beginning of period	$(1.4)	$(2.7)
Change in fair value of interest rate swap transactions (effective portion), net of taxes of $0 and $1.6, respectively	(0.1)	(2.5)
Amounts reclassified from accumulated other comprehensive loss to interest expense, net of taxes of $0.9 and $2.0, respectively	1.4	2.9

Accumulated other comprehensive loss, net, end of period	$(0.1)	$(2.3)

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. DERIVATIVE INSTRUMENTS (Continued)

        The following table sets forth the effect of our interest rate swap arrangements on our unaudited condensed statements of income for the quarters and three quarters ended September 30, 2017 and September 30, 2016 (in millions):

	Pre-tax Gain (Loss) Recognized in Interest Expense, net
	Quarter Ended September 30, 2017	Quarter Ended September 30, 2016	Three Quarters Ended September 30, 2017	Three Quarters Ended September 30, 2016
Derivatives designated as cash flow hedges (ineffective portion):
Interest rate swaps(1)	$—	$0.5	$0.7	$2.0
Derivatives not designated as cash flow hedges:
Interest rate swap(2)	$0.4	$—	$0.6	$—

(1)
Amounts represent the ineffective portion of the change in fair value of the hedging derivatives and are recorded as a reduction of interest expense in the consolidated financial statements.

(2)
Amounts represent the change in fair value of the former hedging derivative and is recorded as a reduction of interest expense in the consolidated financial statements subsequent to the de-designation date of June 6, 2017.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

        Fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the entity transacts. The inputs used to develop these fair value measurements are established in a hierarchy, which ranks the quality and reliability of the information used to determine fair value. The fair value classification is based on levels of inputs. Assets and liabilities that are carried at fair value are classified and disclosed in one of the following categories described in ASC Topic 820, Fair Value Measurements and Disclosures:

        Level 1 Inputs: Quoted market prices in active markets for identical assets or liabilities.

        Level 2 Inputs: Observable market based inputs or unobservable inputs that are corroborated by market data.

        Level 3 Inputs: Unobservable inputs that are not corroborated by market data.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The following tables summarize the fair value hierarchy of the Company's financial assets and liabilities carried at fair value on a recurring basis as of September 30, 2017 and December 31, 2016:

			Fair Value Measurements at September 30, 2017
	Balance Sheet Location	Total Carrying Value at September 30, 2017	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
		(in millions)
Assets:
Interest rate swaps designated as cash flow hedges(1)	Other Non-Current Assets	$0.9	$—	$0.9	$—

Total assets at fair value		$0.9	$—	$0.9	$—

Liabilities:
Interest rate swap designated as cash flow hedge(1)	Accrued Expenses	$0.1	$—	$0.1	$—
Interest rate swap not designated as cash flow hedge(1)	Accrued Expenses	$1.2	$—	$1.2	$—

Total liabilities at fair value		$1.3	$—	$1.3	$—

			Fair Value Measurements at December 31, 2016
	Balance Sheet Location	Total Carrying Value at December 31, 2016	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
			(in millions)
Liabilities:
Interest rate swap designated as cash flow hedge(1)	Accrued Expenses	$2.3	$—	$2.3	$—
Interest rate swap designated as cash flow hedge(1)	Other Non-Current Liabilities	$0.7	$—	$0.7	$—

Total liabilities at fair value		$3.0	$—	$3.0	$—

(1)
The fair value of the Company's interest rate swaps described in Note 11—"Derivative Instruments" is based on Level 2 inputs, which include observable inputs such as dealer quoted prices for similar assets or liabilities, and represents the estimated amount Regal Cinemas would receive or pay to terminate the agreement taking into consideration various factors, including current interest rates, credit risk and counterparty credit risk. The counterparty to the Company's interest rate swaps is a major financial institution. The Company evaluates the bond rating of the financial institution and believes that credit risk is at an acceptably low level.

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        There were no changes in valuation techniques during the period. There were no transfers in or out of Level 3 during the three quarters ended September 30, 2017 and September 30, 2016, respectively.

        In addition, the Company is required to disclose the fair value of financial instruments that are not recognized in the statement of financial position for which it is practicable to estimate that value. The methods and assumptions used to estimate the fair value of each class of financial instrument are as follows:

Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities:

        The carrying amounts approximate fair value because of the short maturity of these instruments.

Long-Lived Assets, Intangible Assets and Other Investments

        As further described in Note 2 to the 2016 Audited Consolidated Financial Statements and incorporated by reference herein, the Company regularly reviews long-lived assets (primarily property and equipment), intangible assets and investments in non-consolidated entities, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. When the estimated fair value is determined to be lower than the carrying value of the asset, an impairment charge is recorded to write the asset down to its estimated fair value.

        The Company's analysis relative to long-lived assets resulted in the recording of impairment charges of $7.0 million and $6.4 million, respectively, for the three quarters ended September 30, 2017 and September 30, 2016. The long-lived asset impairment charges recorded were specific to theatres that were directly and individually impacted by increased competition, adverse changes in market demographics or adverse changes in the development or the conditions of the areas surrounding the theatres we deemed other than temporary.

        The Company evaluates goodwill for impairment annually or more frequently as specific events or circumstances dictate. After considering various industry specific factors, the Company conducted an interim goodwill impairment assessment during the quarter ended September 30, 2017, which indicated that the carrying value of one of its reporting units exceeded its estimated fair value. As a result, the Company recorded a goodwill impairment charge of approximately $7.3 million. Also, during the quarter ended September 30, 2017, the Company recorded a favorable lease impairment charge of approximately $1.4 million related to a theatre scheduled to be closed. The Company did not record an impairment of any other intangible assets or investments in non-consolidated subsidiaries accounted for under the equity method for the quarters and three quarters ended September 30, 2017 and September 30, 2016.

Long term obligations, excluding capital lease obligations, lease financing arrangements and other:

        The fair value of the Amended Senior Credit Facility described in Note 4—"Debt Obligations," which consists of the New Term Loans and the Revolving Facility, is estimated based on quoted prices (Level 2 inputs as described in ASC Topic 820) as of September 30, 2017 and December 31, 2016. The associated interest rates are based on floating rates identified by reference to market rates and are assumed to approximate fair value. The fair values of the 5 3/4% Senior Notes Due 2022, the 5 3/4% Senior Notes Due 2025 and the 5 3/4% Senior Notes Due 2023 were estimated based on quoted prices (Level 1 inputs as described in ASC Topic 820) for these issuances as of September 30, 2017 and

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

December 31, 2016. The aggregate carrying values and fair values of long-term debt at September 30, 2017 and December 31, 2016 consist of the following:

	September 30, 2017	December 31, 2016
	(in millions)
Carrying value	$2,374.9	$2,229.7
Fair value	$2,406.0	$2,287.1

13. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS), NET

        The following tables present for the three quarters ended September 30, 2017 and September 30, 2016, respectively, the change in accumulated other comprehensive loss, net of tax, by component (in millions):

	Interest rate swaps	Equity method investee interest rate swaps	Total
Balance as of December 31, 2016	$(1.4)	$0.1	$(1.3)
Other comprehensive income (loss), net of tax
Change in fair value of interest rate swap transaction	(0.1)	—	(0.1)
Amounts reclassified to net income from interest rate swap	1.4	—	1.4
Change in fair value of equity method investee interest rate swaps	—	0.1	0.1

Total other comprehensive income (loss), net of tax	1.3	0.1	1.4

Balance as of September 30, 2017	$(0.1)	$0.2	$0.1

	Interest rate swaps	Available for sale securities	Equity method investee interest rate swaps	Total
Balance as of December 31, 2015	$(2.7)	$0.5	$0.1	$(2.1)
Other comprehensive income (loss), net of tax
Change in fair value of interest rate swap transactions	(2.5)	—	—	(2.5)
Amounts reclassified to net income from interest rate swaps	2.9	—	—	2.9
Reclassification adjustment for gain on sale of available for sale securities recognized in net income	—	(0.5)	—	(0.5)
Change in fair value of equity method investee interest rate swaps	—	—	(0.5)	(0.5)

Total other comprehensive income (loss), net of tax	0.4	(0.5)	(0.5)	(0.6)

Balance as of September 30, 2016	$(2.3)	$—	$(0.4)	$(2.7)

REGAL ENTERTAINMENT GROUP

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. SUBSEQUENT EVENTS

  Declaration of Quarterly Dividend

        On October 24, 2017, the Company declared a cash dividend of $0.22 per share on each share of the Company's Class A and Class B common stock (including outstanding restricted stock), payable on December 15, 2017, to stockholders of record on December 4, 2017.

  Amended and Restated Performance Share Agreements and Amended and Restated Employment Agreements

        Based on the recommendations of the Compensation Committee of the Board of Directors and our outside compensation consultant, Pay Governance, the Company amended and restated the Performance Agreements to amend the number of shares of Common Stock that are to be vested in the event of termination of employment upon death, disability or a change of control. The changes to the Performance Agreements will apply to all existing performance share grants as well as any future performance share grants. Contemporaneously with the amendment and restatement of the Performance Agreements, the Board of Directors approved changes to the employment agreements with our named executive officers.

Item 2.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Some of the information in this quarterly report on Form 10-Q includes "forward-lookingstatements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Form 10-Q, including, without limitation, certain statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations", may constitute forward-looking statements. In some cases you can identify these "forward-looking statements" by words like "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those words and other comparable words. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those indicated in these statements as a result of certain factors as more fully discussed under the heading "Risk Factors" contained in our annual report on Form 10-K filed on February 27, 2017 with the Commission (File No. 001-31315) for the Company's fiscal year ended December 31, 2016 (our "Form 10-K"). The following discussionand analysis should be read in conjunction with the unaudited condensed consolidated financial statements and notes thereto included herein.

Overview and Basis of Presentation

        We conduct our operations through our wholly owned subsidiaries. We operate one of the largest and most geographically diverse theatre circuits in the United States, consisting of 7,315 screens in 561 theatres in 43 states along with Guam, Saipan, American Samoa and the District of Columbia as of September 30, 2017. We believe the size, reach and quality of our theatre circuit provide an exceptional platform to realize economies of scale from our theatre operations. The Company manages its business under one reportable segment: theatre exhibition operations.

        We generate revenues primarily from admissions and concession sales. Additional revenues are generated by our vendor marketing programs, our gift card and bulk ticket programs, various other activities in our theatres and through our relationship with National CineMedia, which focuses on in-theatre advertising. Film rental costs depend primarily on the popularity and box office revenues of a film, and such film rental costs generally increase as the admissions revenues generated by a film increase. Because we purchase certain concession items, such as fountain drinks and popcorn, in bulk and not pre-packaged for individual servings, we are able to maximize our margins by negotiating volume discounts. Other operating expenses consist primarily of theatre labor and occupancy costs.

        The timing of movie releases can have a significant effect on our results of operations, and the results of one fiscal quarter are not necessarily indicative of results for the next fiscal quarter or any other fiscal quarter. The unexpected emergence of a hit film during other periods can alter the traditional trend. The seasonality of motion picture exhibition, however, has become less pronounced as motion picture studios are releasing motion pictures somewhat more evenly throughout the year. The Company does not believe that inflation has had a material impact on its financial position or results of operations.

        For a summary of industry trends as well as other risks and uncertainties relevant to the Company, see "Business—Industry Overview and Trends" and "Risk Factors" contained in our Form 10-K and incorporated herein by reference and "Results of Operations" below.

Critical Accounting Estimates

        For a discussion of accounting policies that we consider critical to our business operations and the understanding of our results of operations and affect the more significant judgments and estimates used in the preparation of our unaudited condensed consolidated financial statements, please refer to Item 7, "Management's Discussion and Analysis of Financial Condition and Results of

Operations—Critical Accounting Estimates" contained in our Form 10-K and incorporated by reference herein. As of September 30, 2017, there were no significant changes in our critical accounting policies or estimation procedures.

Significant Events

        For a discussion of other significant operating, financing and investing transactions which have occurred through December 31, 2016, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" included in Part II, Item 7 of our Form 10-K and incorporated herein by reference.

        Our business strategy is predicated on our ability to allocate capital effectively to enhance value for our stockholders. This strategy focuses on enhancing our position in the motion picture exhibition industry by capitalizing on prudent industry consolidation and partnership opportunities, managing, expanding and upgrading our existing asset base with new technologies and customer amenities and realizing selective growth opportunities through new theatre construction. Our business strategy should enable us to continue to produce the free cash flow necessary to maintain a prudent allocation of our capital among dividend payments, debt service and repayment and investment in our theatre assets, all to provide meaningful value to our stockholders. During the three quarters ended September 30, 2017 (the "Fiscal 2017 Period"), we continued to make progress with respect to our business strategy as follows:

  •
  We demonstrated our commitment to providing incremental value to our stockholders. Total cash dividends paid to our stockholders during the Fiscal 2017 Period totaled approximately $104.4 million. In addition, during the Fiscal 2017 Period, the Company's Board of Directors authorized a share repurchase program, which provided for the authorization to repurchase up to $50.0 million of the Company's outstanding Class A common stock through the first quarter of 2019. The Company made no repurchases of its outstanding Class A common stock during the Fiscal 2017 Period.

  •
  We continued to embrace innovative concepts that generate incremental revenue and cash flows for the Company and deliver a premium movie-going experience for our customers on several complementary fronts:

  •
  First, we continued to improve customer amenities, primarily through the installation of luxury reclining seats. With respect to our luxury reclining seating initiative, as of September 30, 2017, we offered luxury reclining seating in 1,833 auditoriums at 151 theatre locations. We expect to install luxury reclining seating in approximately 40-45 locations during 2017 and expect to outfit approximately 45% of the total screens in our circuit by the end of 2019. The costs of these conversions in some cases are partially covered by investments from our theatre landlords.

  •
  Second, to address consumer trends and customer preferences, we have continued to expand our menu of food and alcoholic beverage products to an increasing number of attendees. The enhancement of our food and alcoholic beverage offerings has had a positive effect on our operating results, and we expect to continue to invest in such offerings in our theatres. As of September 30, 2017, we offered an expanded menu of food in 255 locations (reaching 59% of our attendees) and alcoholic beverages in 172 locations (reaching 36% of our attendees), and we expect to offer an expanded menu of food in approximately 270 locations and alcoholic beverages in approximately 200 locations by the end of 2017.

  •
  Third, we continued to implement various customer engagement initiatives aimed at delivering a premium movie-going experience for our customers in order to better compete for patrons and build brand loyalty. For example, we maintain a frequent moviegoer loyalty program, named the Regal Crown Club®, to actively engage our core customers. Regal Crown Club® members are eligible for specified awards, such as concession items, based on purchases made at our theatres. During 2016, we completed the national rollout of the new Regal Crown Club®. Members of the enhanced program can earn unlimited credits and can redeem such credits for movie tickets, concession items and movie memorabilia at the theatre or in an online reward center where members can select the rewards of their choice. We believe these changes allow us to offer more relevant offers to our members and increase customer engagement in the program. As of September 30, 2017, approximately 14.2 million members swiped their Regal Crown Club® card in the previous 18 months. The Regal Crown Club® is the largest loyalty program in our industry.

    •
    In addition, we continued to develop and enhance other customer engagement initiatives such as mobile ticketing applications, internet ticketing, social media and other marketing initiatives. For example, we have improved the customer experience by expanding our ability to sell tickets remotely via our mobile ticketing application, which was officially launched in the Fiscal 2017 Period, and through our internet ticketing partners such as Fandango.com and Atom Tickets. Customers can choose their preferred ticketing option, which in many cases means they can pre-purchase tickets, scan their mobile device and proceed directly to their reserved seat without waiting in line. In addition to providing customers the ability to pre-purchase tickets, our mobile ticketing application provides customers the ability to find films, movie information, showtimes, track Regal Crown Club® credits and receive special offers from Regal. Finally, our newest ticketing partner, Atom Tickets, provides our patrons the ability to bypass concession stand lines by pre-purchasing concession items via their mobile device. We believe these technologies provide a platform for delivering a quality customer experience and will drive incremental revenues and cash flows in a cost-effective manner.

  •
  We continued to actively manage our asset base during the Fiscal 2017 Period by completing the acquisitions of nine theatres with 134 screens. These acquisitions enhance our presence in three U.S. states and contributed to approximately $34.2 million, or 1.5%, of total revenues during the Fiscal 2017 Period. See Note 2—"Acquisitions" for further discussion of these acquisitions. In addition, we opened two new theatres with 26 screens, closed 11 theatres with 112 screens (including the temporary closure of three theatres with 42 screens impacted by a hurricane), ending the Fiscal 2017 Period with 561 theatres and 7,315 screens.

        We believe the continued rollout of premium amenities, such as luxury reclining seating and a wider array of food and alcoholic beverage offerings allows us to deliver a premium movie-going experience for a majority of our customers. We believe this strategy will enable us to better compete for patrons and build brand loyalty, which will provide us the opportunity for incremental revenue and cash flows.

Recent Developments

        On October 24, 2017, the Company declared a cash dividend of $0.22 per share on each share of the Company's Class A and Class B common stock (including outstanding restricted stock), payable on December 15, 2017, to stockholders of record on December 4, 2017.

        Based on the recommendations of the Compensation Committee of the Board of Directors and our outside compensation consultant, Pay Governance, the Company amended and restated the Performance Agreements to amend the number of shares of Common Stock that are to be vested in the event of termination of employment upon death, disability or a change of control. The changes to the Performance Agreements will apply to all existing performance share grants as well as any future performance share grants. Contemporaneously with the amendment and restatement of the

Performance Agreements, the Board of Directors approved changes to the employment agreements with our named executive officers.

Results of Operations

        Based on our review of industry sources, North American box office revenues for the time period that corresponds to Regal's third quarter of 2017 were estimated to have decreased by approximately 15 percent per screen in comparison to the third quarter of 2016. The industry's box office results for the third quarter of 2017 were negatively impacted by weaker than expected attendance generated by the overall film slate during the third quarter of 2017, particularly during the month of August 2017, which had only nine wide releases compared to twelve wide releases during the month of August 2016.

        The following table sets forth the percentage of total revenues represented by certain items included in our unaudited condensed consolidated statements of income for the quarter ended September 30, 2017 (the "Q3 2017 Period"), the quarter ended September 30, 2016 (the "Q3 2016

Period"), the Fiscal 2017 Period, and the three quarters ended September 30, 2016 (the "Fiscal 2016 Period") (dollars in millions, except average ticket prices and average concessions per patron):

	Q3 2017 Period			Q3 2016 Period			Fiscal 2017 Period			Fiscal 2016 Period
	$	% of Revenue		$	% of Revenue		$	% of Revenue		$	% of Revenue
Revenues:
Admissions	$455.4	63.6%		$525.3	64.7%		$1,469.8	63.9%		$1,546.8	64.9%
Concessions	212.7	29.7		239.9	29.6		683.6	29.7		705.5	29.6
Other operating revenues	47.9	6.7		46.3	5.7		148.0	6.4		132.2	5.5

Total revenues	716.0	100.0		811.5	100.0		2,301.4	100.0		2,384.5	100.0
Operating expenses:
Film rental and advertising costs(1)	236.8	52.0		275.6	52.5		778.4	53.0		832.0	53.8
Cost of concessions(2)	28.1	13.2		31.3	13.0		89.5	13.1		90.1	12.8
Rent expense(3)	107.0	14.9		107.3	13.2		319.2	13.9		321.1	13.5
Other operating expenses(3)	227.4	31.8		226.3	27.9		665.9	28.9		652.6	27.4
General and administrative expenses (including share-based compensation expense of $2.4 and $2.5 for the Q3 2017 Period and the Q3 2016 Period, respectively and $6.9 and $6.6 for the Fiscal 2017 Period and the Fiscal 2016 Period, respectively)(3)	19.9	2.8		20.5	2.5		65.4	2.8		62.6	2.6
Depreciation and amortization(3)	62.4	8.7		58.5	7.2		186.2	8.1		171.1	7.2
Net loss on disposal and impairment of operating assets(3)	11.9	1.7		4.8	0.6		15.8	0.7		10.6	0.4

Total operating expenses(3)	693.5	96.9		724.3	89.3		2,120.4	92.1		2,140.1	89.8

Income from operations(3)	22.5	3.1		87.2	10.7		181.0	7.9		244.4	10.2
Interest expense, net(3)	31.7	4.4		31.9	3.9		93.5	4.1		96.7	4.1
Loss on extinguishment of debt(3)	—	—		—	—		1.3	0.1		1.5	0.1
Earnings recognized from NCM(3)	(5.4)	0.8		(3.6)	0.4		(14.0)	0.6		(18.8)	0.8
Gain on sale of Open Road Films investment(3)	(17.8)	2.5		—	—		(17.8)	0.8		—	—
Equity in income of non-consolidated entities and other, net(3)	(10.0)	1.4		(12.6)	1.6		(26.7)	1.2		(33.0)	1.4
Provision for income taxes(3)	12.6	1.8		29.2	3.6		61.3	2.7		81.4	3.4
Net income attributable to controlling interest(3)	$11.4	1.6		$42.3	5.2		$83.4	3.6		$116.5	4.9
Attendance (in thousands)	44,687		*	54,513		*	145,483		*	159,056		*
Average ticket price(4)	$10.19		*	$9.64		*	$10.10		*	$9.72		*
Average concessions per patron(5)	$4.76		*	$4.40		*	$4.70		*	$4.44		*

*
Not meaningful

(1)
Percentage of revenues calculated as a percentage of admissions revenues.

(2)
Percentage of revenues calculated as a percentage of concessions revenues.

(3)
Percentage of revenues calculated as a percentage of total revenues.

(4)
Calculated as admissions revenues/attendance.

(5)
Calculated as concessions revenues/attendance.

  Admissions

        During the Q3 2017 Period, total admissions revenue decreased$69.9 million, or 13.3%, to $455.4 million, from $525.3 million in the Q3 2016 Period. An 18.0% decrease in attendance (approximately $94.5 million of total admissions revenues), partially offset by a 5.7% increase in average ticket prices (approximately $24.6 million of total admissions revenues) led to the overall decrease in the Q3 2017 Period admissions revenues. Attendance for the Q3 2017 Period in comparison to that of the Q3 2016 Period was negatively impacted by weaker than expected attendance generated by the overall film slate during the Q3 2017 Period, particularly during the month of August 2017, which had only nine wide releases compared to twelve wide releases during the month of August 2016. For the Q3 2017 Period, the 5.7% average ticket price increase was due to selective price increases identified during our ongoing periodic pricing reviews (particularly at locations featuring luxury reclining seats) and an increase in the percentage of adult-priced tickets sold during the quarter.Based on our review of certain industry sources, the decrease in our admissions revenues on a per screen basis was approximately 100 basis points less than the industry's per screen results for the Q3 2017 Period as compared to the Q3 2016 Period. We are optimistic that the industry's investment in new theatres and customer amenities and other recent industry initiatives and trends will drive continued growth and strength for the domestic motion picture industry. To that end, our market share may be positively or negatively impacted by such initiatives and trends during any given quarter.

        Total admissions revenues decreased$77.0 million, or 5.0%, during the Fiscal 2017 Period to $1,469.8 million, from $1,546.8 million in the Fiscal 2016 Period. An 8.5%decrease in attendance (approximately $132.3 million of total admissions revenues), partially offset by a 3.9%increase in average ticket prices (approximately $55.3 million of total admissions revenues), led to the net decline in the Fiscal 2017 Period admissions revenues. Attendance during the Fiscal 2017 Period in comparison to that of the Fiscal 2016 Period was negatively impacted by weaker than expected attendance generated by the overall film slate during the Fiscal 2017 Period, particularly during the month of August 2017, which had only nine wide releases compared to twelve wide releases during the month of August 2016. The 3.9% average ticket price increase was due to selective price increases identified during our ongoing periodic pricing reviews.

  Concessions

        During the Q3 2017 Period, total concessions revenues decreased$27.2 million, or 11.3%, to $212.7 million, from $239.9 million in the Q3 2016 Period. Average concessions revenues per patron during the Q3 2017 Periodincreased8.2% to $4.76, from $4.40 in the Q3 2016 Period. The 18.0% decrease in attendance (approximately $43.3 million of total concessions revenues), partially offset by the 8.2% increase in average concessions revenues per patron (approximately $16.1 of total concessions revenues), led to the overall decrease in the Q3 2017 Period concessions revenues. The increase in average concessions revenues per patron for the Q3 2017 Period was primarily attributable to selective price increases, an increase in beverage and popcorn sales volume, and the continued rollout of our expanded food and alcohol menu.

        Total concessions revenues decreased$21.9 million, or 3.1%, to $683.6 million in the Fiscal 2017 Period, from $705.5 million in the Fiscal 2016 Period. Average concessions revenues per patron during the Fiscal 2017 Periodincreased5.9%, to $4.70, from $4.44 in the Fiscal 2016 Period. The 8.5%decrease in attendance (approximately $59.7 million of total concessions revenues), partially offset by the 5.9% increase in average concessions revenues per patron (approximately $37.8 million of total concessions revenues) led to the net decrease in the Fiscal 2017 Period concessions revenues. The increase in average concessions revenues per patron for the Fiscal 2017 Period was primarily attributable to selective price increases, an increase in popcorn sales volume, and the continued rollout of our expanded food and alcohol menu.

  Other Operating Revenues

        During the Q3 2017 Period, other operating revenues            increased$1.6 million, or 3.5%, to $47.9 million, from $46.3 million in the Q3 2016 Period. Included in other operating revenues are revenues from our vendor marketing programs, other theatre revenues (consisting primarily of internet ticketing surcharges, theatre rentals and arcade games), theatre access fees paid by National CineMedia (net of payments for on-screen advertising time provided to our beverage concessionaire) and revenues related to our gift card and bulk ticket programs. The increase in other operating revenues during the Q3 2017 Period was due to an increase in internet ticketing surcharges (approximately $3.0 million), partially offset by a decrease in revenues from our vendor marketing programs (approximately $1.3 million).

        Other operating revenues increased$15.8 million, or 12.0%, to $148.0 million during the Fiscal 2017 Period, from $132.2 million in the Fiscal 2016 Period. The increase in other operating revenues during the Fiscal 2017 Period was due to an increase in internet ticketing surcharges (approximately $7.7 million), an increase in revenues from our vendor marketing programs (approximately $4.8 million), increased revenues related to our gift card and bulk ticket programs (approximately $1.7 million), and incremental National CineMedia revenues (approximately $1.0 million).

  Film Rental and Advertising Costs

        Film rental and advertising costs as a percentage of admissions revenues for the Q3 2017 Period decreased to 52.0% from 52.5% in the Q3 2016 Period. Film rental and advertising costs as a percentage of admissions revenues for the Fiscal 2017 Period decreased to 53.0% from 53.8% in the Fiscal 2016 Period. The decrease in film rental and advertising costs as a percentage of admissions revenues during the Q3 2017 Period was primarily attributable to lower film costs associated with the lackluster results generated by the overall film slate exhibited during the quarter. The decrease in film rental and advertising costs as a percentage of admissions revenues during the Fiscal 2017 Period was primarily attributable to weaker than expected attendance generated by the overall film slate during the Fiscal 2017 Period

  Cost of Concessions

        Cost of concessions decreased$3.2 million, or 10.2%, to $28.1 million during the Q3 2017 Period, from $31.3 million in the Q3 2016 Period. Cost of concessions decreased$0.6 million, or 0.7%, to $89.5 million during the Fiscal 2017 Period, from $90.1 million in the Fiscal 2016 Period. Cost of concessions as a percentage of concessions revenues for the Q3 2017 Period was approximately 13.2% compared to 13.0% during the Q3 2016 Period. Cost of concessions as a percentage of concessions revenues for the Fiscal 2017 Period was approximately 13.1% compared to 12.8% in the Fiscal 2016 Period. The increase in cost of concessions as a percentage of concessions revenues during the Q3 2017 Period and the Fiscal 2017 Period was primarily related to increases in packaged goods and raw material costs and the impact of incremental expanded food and alcohol sales during such periods, partially offset by selective price increases during such periods.

  Rent Expense

        Rent expense decreased$0.3 million, or 0.3%, to $107.0 million during the Q3 2017 Period, from $107.3 million in the Q3 2016 Period. During the Fiscal 2017 Period, rent expense totaled $319.2 million, a decrease of $1.9 million, or 0.6%, from $321.1 million in the Fiscal 2016 Period. Rent expense during the Q3 2017 Period and the Fiscal 2017 Period was primarily impacted by the permanent closure of 12 theatres with 115 screens subsequent to the end of the Q3 2016 Period along with reductions in contingent rent, partially offset by incremental rent from the opening of two new theatres with 28 screens and the acquisition of nine theatres with 134 screens subsequent to the end of the Q3 2016 Period.

  Other Operating Expenses

        Other operating expenses of $227.4 million during the Q3 2017 Periodincreased$1.1 million, or 0.5%, from $226.3 million in the Q3 2016 Period. The increase in other operating expenses during the Q3 2017 Period was primarily due to an increase in other operating expenses from the Fiscal 2017 Period acquisitions (approximately $6.9 million),partially offset by a decrease in theatre-level payroll and benefit costs (approximately $4.4 million), decreased costs associated with lower premium format film revenues (approximately $1.2 million) and reductions in non-rent occupancy and other costs (approximately $0.4 million) during the Q3 2017 Period.

        During the Fiscal 2017 Period, other operating expenses increased$13.3 million, or 2.0%, to $665.9 million, from $652.6 million in the Fiscal 2016 Period. The increase in other operating expenses during the Fiscal 2017 Period was primarily due to an increase in other operating expenses from the Fiscal 2017 Period acquisitions (approximately $10.8 million), increases in in non-rent occupancy and other costs (approximately $6.5 million) and increased theatre-level payroll and benefit costs (approximately $0.4 million), partially offset by decreased costs associated with lower premium format film revenues (approximately $4.4 million) during the Fiscal 2017 Period.

  General and Administrative Expenses

        For the Q3 2017 Period, general and administrative expenses decreased$0.6 million, or 2.9%, to $19.9 million as compared to $20.5 million in the Q3 2016 Period. General and administrative expenses increased$2.8 million, or 4.5%, to $65.4 million during the Fiscal 2017 Period, from $62.6 million in the Fiscal 2016 Period. During the Q3 2017 Period, the decrease in general and administrative expenses was primarily attributable to lower legal and professional fees (approximately $2.2 million), partially offset by higher non-personnel costs ($0.8 million), higher acquisition related expenses (approximately $0.7 million) and slightly higher corporate payroll costs (approximately $0.2 million). The increase in general and administrative expenses during the Fiscal 2017 Period was primarily attributable to higher acquisition related expenses (approximately $1.7 million), higher non-personnel costs ($1.3 million), higher corporate payroll costs (approximately $1.1 million) and increased share-based compensation expense (approximately $0.3 million), partially offset by lower legal and professional fees (approximately $1.6 million).

  Depreciation and Amortization

        Depreciation and amortization expense increased$3.9 million, or 6.7%, to $62.4 million during the Q3 2017 Period, from $58.5 million in the Q3 2016 Period. During the Fiscal 2017 Period, depreciation and amortization expense increased$15.1 million, or 8.8%, to $186.2 million, from $171.1 million in the Fiscal 2016 Period. The increase in depreciation and amortization expense during the Q3 2017 Period and the Fiscal 2017 Period was primarily related to incremental depreciation and amortization expense associated with increased capital expenditures related to the installation of luxury reclining seats, the opening of two new theatres with 28 screens and acquisition of nine theatres with 134 screens subsequent to the end of the Q3 2016 Period, and accelerated depreciation on certain identified assets, partially offset by permanent closure of 12 theatres with 115 screens subsequent to the end of the Q3 2016 Period.

  Interest Expense, net

        Net interest expense decreased$0.2 million, or 0.6%, to $31.7 million during the Q3 2017 Period, from $31.9 million in the Q3 2016 Period. During the Fiscal 2017 Period, net interest expense decreased$3.2 million, or 3.3%, to $93.5 million, from $96.7 million in the Fiscal 2016 Period. The decrease in net interest expense during the Q3 2017 Period and the Fiscal 2017 Period was primarily due to the impact of a lower effective interest rate under the Amended Senior Credit Facility during such periods, partially offset by additional interest expense attributable to incremental borrowings under the Amended Senior Credit Facility in connection with the June 2017 Refinancing Agreement.

  Loss on Extinguishment of Debt

        As described more fully in Note 4—"Debt Obligations," during the Fiscal2017 Period, the Company recorded a loss on debt extinguishment of $1.3 million in connection with the June 2017 Refinancing Agreement. During the Fiscal 2016 Period, the Company recorded a loss on debt extinguishment of $1.5 million in connection with the June 2016 Refinancing Agreement also described in Note 4—"Debt Obligations."

  Earnings Recognized from NCM

        During the Q3 2017 Period, earnings recognized from NCM increased$1.8 million, or 50.0%, to $5.4 million, from $3.6 million in the Q3 2016 Period. Earnings recognized from NCM decreased$4.8 million, or 25.5%, to $14.0 million in the Fiscal 2017 Period, from $18.8 million in the Fiscal 2016 Period. The increase in earnings recognized from National CineMedia during the Q3 2017 Period was primarily attributable to an increase in cash distributions from National CineMedia during the Q3 2017 Period as compared to that of the Q3 2016 Period, and higher equity income from National CineMedia.The decrease in earnings recognized from National CineMedia during the Fiscal 2017 Period was primarily attributable to lower equity income (including a $5.6 million change in interest loss as described further in Note 3—"Investments") from National CineMedia, partially offset by an increase in cash distributions from National CineMedia during the Fiscal 2017 Period as compared to that of the Fiscal 2016 Period.

  Gain on Sale of Open Road Films Investment

        As described more fully in Note 3—"Investments," during theQ3 2017 Period, the Company recorded a gain on the sale of its investment in Open Road Films of $17.8 million.

  Income Taxes

        The provision for income taxes of $12.6 million and $29.2 million for the Q3 2017 Period and the Q3 2016 Period, respectively, reflect effective tax rates of approximately 52.5% and 40.8%, respectively. The provision for income taxes of $61.3 million and $81.4 million for the Fiscal 2017 Period and the Fiscal 2016 Period, respectively, reflect effective tax rates of approximately 42.4% and 41.1%, respectively. The increase in the effective tax rate for the Q3 2017 Period and the Fiscal 2017 Period is primarily attributable to the nondeductible goodwill impairment charge of approximately $7.3 million recorded during the Q3 2017 Period, described further in Note 12—"Fair Value of Financial Instruments." The effective tax rates for all periods presented also reflect the impact of certain non-deductible expenses and income tax credits.

Liquidity and Capital Resources

        On a consolidated basis, we expect our primary uses of cash to be for operating expenses, capital expenditures, investments, acquisitions, general corporate purposes related to corporate operations, debt service, share repurchases and the Company's dividend payments. The principal sources of liquidity are cash generated from operations, cash on hand and borrowings under the Amended Senior Credit Facility described below. Under the terms of the Amended Senior Credit Facility, Regal Cinemas is restricted as to how much it can advance or distribute to Regal, its indirect parent. Since

Regal is a holding company with no significant assets other than the stock of its subsidiaries, this restriction could impact Regal's ability to effect future debt or dividend payments, pay corporate expenses, repurchase or retire for cash its 5 3/4% Senior Notes Due 2022, its 5 3/4% Senior Notes Due 2023 and its 5 3/4% Senior Notes Due 2025. In addition, as described further below, the indentures under which the 5 3/4% Senior Notes Due 2022, the 5 3/4% Senior Notes Due 2023, and the 5 3/4% Senior Notes Due 2025 are issued limit the Company's (and its restricted subsidiaries') ability to, among other things, incur additional indebtedness, pay dividends on or make other distributions in respect of its capital stock, purchase or redeem capital stock, make loans or advances to its subsidiaries, or purchase, redeem or otherwise acquire or retire certain subordinated obligations.

Operating Activities

        Our revenues are generated principally through admissions and concessions sales with proceeds received in cash or via credit cards at the point of sale and through our internet ticketing partners. Our operating expenses are primarily related to film and advertising costs, rent and occupancy and payroll. Film costs are ordinarily paid to distributors within 30 days following receipt of admissions revenues and the cost of the Company's concessions are generally paid to vendors approximately 30 to 35 days from purchase. Our current liabilities include items that will become due within 12 months. In addition, from time to time, we use cash from operations to fund dividends in excess of net income attributable to controlling interest and to fund dividends in excess of cash flows from operating activities less capital expenditures (net of proceeds from asset sales). As a result, at any given time, our balance sheet may reflect a working capital deficit.

        Net cash flows provided by operating activities totaled approximately $255.6 million and $247.9 million for the Fiscal 2017 Period and the Fiscal 2016 Period, respectively. The increase in net cash flows generated by operating activities for the Fiscal 2017 Period as compared to the Fiscal 2016 Period was primarily caused by a positive fluctuation in working capital activity (primarily related to the timing of vendor payments, including film payables, as a result of increased attendance and admissions revenues at our theatres during the latter part of September 2017 and fluctuations in accounts receivable activity) and an increase in landlord contributions related to our luxury reclining seating initiative, partially offset by a decrease in net income excluding non-cash items.

Investing Activities

        Our capital requirements have historically arisen principally in connection with acquisitions of theatres, new theatre construction, strategic partnerships, the addition of luxury amenities in select theatres, other upgrades to the Company's theatre facilities and equipment replacement. We fund the cost of capital expenditures through internally generated cash flows, cash on hand, landlord contributions, proceeds from the disposition of assets and financing activities.

        We intend to continue to grow our theatre circuit through selective expansion and acquisition opportunities. The Company has a formal and intensive review procedure for the authorization of capital projects, with the most important financial measure of acceptability for a discretionary non-maintenance capital project being whether its projected discounted cash flow return on investment meets or exceeds the Company's internal rate of return targets. We currently expect capital expenditures (net of proceeds from asset sales and landlord contributions) for theatre development, expansion, maintenance, upgrades and replacements to be in the range of approximately $130.0 million to $145.0 million in 2017, exclusive of acquisitions.

        On March 16, 2017, we received approximately 0.5 million newly issued common units of National CineMedia in accordance with the annual adjustment provisions of the Common Unit Adjustment Agreement. This transaction increased our ownership share in National CineMedia to approximately 27.6 million common units. On a fully diluted basis, we own a 17.9% interest in NCM, Inc. as of September 30, 2017.

        As described further in Note 2—"Acquisitions," on April 13, 2017, the Company completed the acquisition of two theatres with 41 screens located in Houston, Texas from Santikos Theaters, Inc. for an aggregate net cash purchase price of $29.8 million. In addition, on April 18, 2017, the Company purchased a parcel of land located in Montgomery County, Texas from an entity affiliated with Santikos Theaters, Inc. for a net cash purchase price, before post-closing adjustments, of approximately $7.3 million. Finally, on May 18, 2017, the Company completed the acquisition of seven theatres with 93 screens located in Kansas and Oklahoma from Warren Theatres for an aggregate net cash purchase price, before post-closing adjustments, of $134.5 million.

        On August 4, 2017, the Company sold all of its 50% equity interest in Open Road Films to a third party for total proceeds of approximately $14.0 million. In accordance with the purchase agreement, approximately $3.7 million of the net proceeds received were in satisfaction of various receivables and other amounts due to the Company related to film marketing services provided to Open Road Films prior to the closing date. As a result of the sale, the Company recorded a gain of approximately $17.8 million, representing the difference between the net proceeds received of $10.3 million (after satisfaction of the above amounts due the Company) and the carrying amount of the Company's investment in Open Road Films (approximately $(7.5) million) as of the closing date. Also effective with closing, the Company and Open Road Films entered into a new marketing agreement with respect to films released by Open Road Films after the closing date.

        Net cash flows used in investing activities totaled approximately $337.9 million and $158.9 million for the Fiscal 2017 Period and the Fiscal 2016 Period, respectively. The $179.0 million increase in cash flows used in investing activities during the Fiscal 2017 Period as compared to the Fiscal 2016 Period was primarily attributable to $171.6 million of net cash used to fund acquisitions described further in Note 2—"Acquisitions," an $8.6 million increase in capital expenditures (net of proceeds from disposals) and higher capital investments in certain non-consolidated entities during the Fiscal 2017 Period, partially offset by approximately $10.3 million of proceeds received from the sale of our Open Road Films investment.

Financing Activities

        As described further in Note 4—"Debt Obligations," on June 1, 2016, Regal Cinemas entered into a permitted secured refinancing agreement with REH, the guarantors party thereto, Credit Suisse AG and the lenders party thereto (the "June 2016 Refinancing Agreement"). Pursuant to the June 2016 Refinancing Agreement, Regal Cinemas consummated a permitted secured refinancing of the Term Facility under the Amended Senior Credit Facility, which had an aggregate principal balance of approximately $958.5 million, and in accordance therewith, received term loans in an aggregate principal amount of approximately $958.5 million with a final maturity date in April 2022. Together with other amounts provided by Regal Cinemas, proceeds of the term loans were applied to repay all of the outstanding principal and accrued and unpaid interest on the Term Facility under the Amended Senior Credit Facility. In connection with the execution of the June 2016 Refinancing Agreement, the Company recorded a loss on debt extinguishment of approximately $1.5 million during the quarter ended June 30, 2016.

        On December 2, 2016, Regal Cinemas entered into a permitted secured refinancing agreement (the "December 2016 Refinancing Agreement") with REH, the guarantors party thereto, Credit Suisse AG and the lenders party thereto. Pursuant to the December 2016 Refinancing Agreement, Regal Cinemas consummated a permitted secured refinancing of the Term Facility, which had an aggregate principal balance of approximately $956.1 million, and in accordance therewith, received term loans in an aggregate principal amount of approximately $956.1 million with a final maturity date in April 2022. Together with other amounts provided by Regal Cinemas, proceeds of the term loans were applied to repay all of the outstanding principal and accrued and unpaid interest on the Term Facility under the Amended Senior Credit Facility. In connection with the execution of the December 2016 Refinancing

Agreement, the Company recorded a loss on debt extinguishment of approximately $1.4 million during the quarter ended December 31, 2016.

        On June 6, 2017, Regal Cinemas entered into a permitted secured refinancing and incremental joinder agreement (the "June 2017 Refinancing Agreement") with REH, the guarantors party thereto, Credit Suisse AG and the lenders party thereto. Pursuant to the June 2017 Refinancing Agreement, Regal Cinemas consummated a permitted secured refinancing of the Term Facility, which had an aggregate principal balance of approximately $953.7 million, and in accordance therewith, received term loans in an aggregate principal amount of approximately $953.7 million with a final maturity date in April 2022 (the "Refinanced Term Loans"). Together with other amounts provided by Regal Cinemas, proceeds of the Refinanced Term Loans were applied to repay all of the outstanding principal and accrued and unpaid interest on the existing term facility under the Amended Senior Credit Facility in effect immediately prior to the making of the Refinanced Term Loans.

        Pursuant to the June 2017 Refinancing Agreement, Regal Cinemas also exercised the "accordion" feature under the Amended Senior Credit Facility to increase the aggregate amount of term loans thereunder by $150.0 million (the "2017 Accordion"). The "accordion" feature provides Regal Cinemas with the option to borrow additional term loans under the Amended Senior Credit Facility in an amount of up to $200.0 million, plus additional amounts as would not cause the consolidated total leverage ratio to exceed 3.00:1.00, in each case, subject to lenders providing additional commitments for such amounts and the satisfaction of certain other customary conditions. The entire $150.0 million under the 2017 Accordion was fully drawn on June 6, 2017 on the same terms as the Refinanced Term Loans (such amounts drawn, the "Incremental Term Loans", and together with the Refinanced Term Loans, the "New Term Loans"). A portion of the proceeds of the Incremental Term Loans were used by Regal Cinemas to pay fees and expenses related to the June 2017 Refinancing Agreement, with the remainder to be used for general corporate purposes of Regal Cinemas and its subsidiaries.

        The New Term Loans amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the New Term Loans, with the balance payable on the maturity date of the New Term Loans. The June 2017 Refinancing Agreement also amends the Amended Senior Credit Facility by reducing the interest rate on the New Term Loans, by providing, at Regal Cinemas' option, either a base rate or an adjusted LIBOR rate plus, in each case, an applicable margin. Such applicable margin will be either 1.00% in the case of base rate loans or 2.00% in the case of LIBOR rate loans. The June 2017 Refinancing Agreement also provides for a 1% prepayment premium applicable in the event that Regal Cinemas enters into a refinancing or amendment of the New Term Loans on or prior to the six-month anniversary of the closing of the June 2017 Refinancing Agreement that, in either case, has the effect of reducing the interest rate on the New Term Loans. In connection with the execution of the June 2017 Refinancing Agreement, the Company recorded a loss on debt extinguishment of approximately $1.3 million during the quarter ended June 30, 2017.

        As of September 30, 2017, we had approximately $1,099.9 million aggregate principal amount outstanding (net of debt discount) under the New Term Loans, $775.0 million aggregate principal amount outstanding under the 5 3/4% Senior Notes Due 2022, $250.0 million aggregate principal amount outstanding under the 5 3/4% Senior Notes Due 2023, and $250.0 million aggregate principal amount outstanding under the 5 3/4% Senior Notes Due 2025. As of September 30, 2017, we had approximately $2.7 million outstanding in letters of credit, leaving approximately $82.3 million available for drawing under the Revolving Facility. As of September 30, 2017, we are in full compliance with all agreements, including all related covenants, governing our outstanding debt obligations.

        During the quarter ended September 30, 2017, the Company's Board of Directors authorized a share repurchase program, which provided for the authorization to repurchase up to $50.0 million of the Company's outstanding Class A common stock within a twelve month period. Repurchases can be made from time to time as market conditions warrant, through open market purchases, negotiated transactions, or in such a manner deemed appropriate by the Company. Treasury shares are retired upon repurchase. At retirement, the Company records treasury stock purchases at cost with any excess of cost over par value recorded as a reduction of additional paid-in capital. The Company made no repurchases of its outstanding Class A common stock during the quarter ended September 30, 2017.

        During the Fiscal 2017 Period, Regal paid three quarterly cash dividends of $0.22 per share on each outstanding share of the Company's Class A and Class B common stock, or approximately $103.7 million in the aggregate. In addition, in connection with the conversion of 205,677 performance shares during the quarter ended September 30, 2017, the Company paid cumulative cash dividends of $3.64 (representing the sum of all cash dividends paid from January 8, 2014 through January 8, 2017) on each performance share converted, totaling approximately $0.7 million. Finally, on October 24, 2017, the Company declared a cash dividend of $0.22 per share on each share of the Company's Class A and Class B common stock (including outstanding restricted stock), payable on December 15, 2017, to stockholders of record on December 4, 2017. Declared dividends have been or will be funded through cash flow from operations and available cash on hand. We, at the discretion of our Board of Directors and subject to applicable law, anticipate paying regular quarterly dividends on our Class A and Class B common stock for the foreseeable future. The amount, if any, of the dividends to be paid in the future will depend upon our then available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows, as well as other relevant factors.

        Net cash flows provided by (used in) financing activities were approximately $25.3 million and $(121.7) million for the Fiscal 2017 Period and the Fiscal 2016 Period, respectively. The $147.0 million net increase in cash flows provided by financing activities during the Fiscal 2017 Period as compared to the Fiscal 2016 Period was primarily attributable to incremental borrowings under the Amended Senior Credit Facility in connection with the June 2017 Refinancing Agreement.

EBITDA

        Net income attributable to controlling interest adjusted for interest expense, net, provision for income taxes and depreciation and amortization ("EBITDA") was approximately $118.1 million, $161.9 million, $424.4 million and $465.7 million for the Q3 2017 Period, the Q3 2016 Period, the Fiscal 2017 Period and the Fiscal 2016 Period, respectively.

        The Company uses EBITDA as a supplemental liquidity and performance measure because we find it useful to understand and evaluate our capacity, excluding the impact of interest, taxes, and non-cash depreciation and amortization charges, for servicing our debt, paying dividends and otherwise meeting our cash needs, prior to our consideration of the impacts of other potential sources and uses of cash, such as working capital items. We believe that EBITDA is useful to investors for these purposes as well. EBITDA should not be considered an alternative to, or more meaningful than, net cash provided by or used in operating activities, as determined in accordance with U.S. GAAP, since it omits the impact of interest, taxes and changes in working capital that use or provide cash (such as receivables, payables and inventories) as well as the sources or uses of cash associated with changes in other balance sheet items (such as long-term loss accruals and deferred items). Because EBITDA excludes depreciation and amortization, EBITDA does not reflect any cash requirements for the replacement of the assets being depreciated and amortized, which assets will often have to be replaced in the future. Further, EBITDA, because it also does not reflect the impact of debt service, income taxes, cash dividends, capital expenditures and other cash commitments from time to time as described in more detail elsewhere in this Form 10-Q, does not represent how much discretionary cash we have available for other purposes. Nonetheless, EBITDA is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community, all of whom believe, and we concur, that these measures are critical to the capital markets' analysis of our ability to service debt, fund capital expenditures, pay dividends and otherwise meet cash needs, respectively. We also evaluate EBITDA because it is clear that movements in this non-GAAP measure impact our ability to attract financing and pay dividends. EBITDA, as calculated, may not be comparable to similarly titled measures reported by other companies. A reconciliation of net income attributable to controlling interest to EBITDA to net cash provided by operating activities is calculated as follows (in millions):

	Q3 2017 Period	Q3 2016 Period	Fiscal 2017 Period	Fiscal 2016 Period
Net income attributable to controlling interest	$11.4	$42.3	$83.4	$116.5
Interest expense, net	31.7	31.9	93.5	96.7
Provision for income taxes	12.6	29.2	61.3	81.4
Depreciation and amortization	62.4	58.5	186.2	171.1

EBITDA	118.1	161.9	424.4	465.7
Interest expense, net	(31.7)	(31.9)	(93.5)	(96.7)
Provision for income taxes	(12.6)	(29.2)	(61.3)	(81.4)
Deferred income taxes	7.0	1.7	(0.7)	(2.9)
Changes in operating assets and liabilities	(32.3)	(99.9)	(79.0)	(85.0)
Loss on extinguishment of debt	—	—	1.3	1.5
Gain on sale of Open Road Films investment	(17.8)	—	(17.8)	—
Landlord contributions	14.1	12.7	64.0	56.5
Other items, net	3.0	(6.2)	18.2	(9.8)

Net cash provided by operating activities	$47.8	$9.1	$255.6	$247.9

Contractual Cash Obligations and Commitments

        For a summary of our contractual cash obligations and commitments and off-balance sheet arrangements as of December 31, 2016, please refer to Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Cash Obligations and Commitments" contained in our Form 10-K and incorporated by reference herein. For a discussion of material changes outside the ordinary course of our business in our contractual cash obligations and commitments during the quarter ended September 30, 2017, please refer to "Liquidity and Capital Resources" above. We believe that the amount of cash and cash equivalents on hand, cash flow expected from operations and availability under our Revolving Facility will be adequate for the Company to execute its business strategy and meet anticipated requirements for lease obligations, capital expenditures, working capital and debt service for the next 12 months.

Recent Accounting Pronouncements

        For a discussion of the recent accounting pronouncements relevant to our operations, please refer to the information provided under Note 10—"Recent Accounting Pronouncements" of our notes to the accompanying unaudited condensed consolidated financial statements included in Part I, Item 1 (Financial Statements) of this Form 10-Q, which information is incorporated herein by reference.

Item 3.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        The Company's interest rate risk is confined to interest rate exposure of its and its wholly owned subsidiaries' debt obligations that bear interest based on floating rates. The Amended Senior Credit Facility provides variable rate interest that could be adversely affected by an increase in interest rates. Borrowings under the New Term Loans bear interest, at Regal Cinemas' option, at either a base rate or an adjusted LIBOR rate plus, in each case, an applicable margin as described in Note 4—"Debt Obligations."

        Under the terms of the Company's effective interest rate swap agreement (which hedges an aggregate of $200.0 million of variable rate debt obligations as of September 30, 2017) described in

Note 11—"Derivative Instruments," Regal Cinemas pays interest at a fixed rate of 2.165% and receives interest at a variable rate.

        As of September 30, 2017 and December 31, 2016, borrowings of $1,099.9 million (net of debt discount) and $954.7 million (net of debt discount), respectively, were outstanding under the New Term Loans at an effective interest rate of 3.40% (as of September 30, 2017) and 3.56% (as of December 31, 2016), after the impact of the interest rate swaps described in Note 11—"Derivative Instruments" is taken into account. A hypothetical change of 10% in the Company's effective interest rate under the New Term Loans as of September 30, 2017, would increase or decrease interest expense by approximately $0.9 million for the quarter ended September 30, 2017.

Item 4.    CONTROLS AND PROCEDURES

        We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit to the Commission under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified by the Commission's rules and forms, and that information is accumulated and communicated to our management, including our principal executive, principal financial and principal accounting officers (whom we refer to in this periodic report as our Certifying Officers), as appropriate to allow timely decisions regarding required disclosure. Our management evaluated, with the participation of our Certifying Officers, the effectiveness of our disclosure controls and procedures as of September 30, 2017, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation, our Certifying Officers concluded that, as of September 30, 2017, our disclosure controls and procedures were effective.

        There were no changes in our internal control over financial reporting that occurred during our most recently completed quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

Item 1.    LEGAL PROCEEDINGS

        Information required to be furnished by us under this Part II, Item 1 (Legal Proceedings) is incorporated by reference to Note 7—"Commitments and Contingencies" of our notes to the accompanying unaudited condensed consolidated financial statements included in Part I, Item 1 (Financial Statements) of this Form 10-Q.

Item 1A.    RISK FACTORS

        There have been no material changes from risk factors as previously disclosed in our Form 10-K.

Item 2.    UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

ISSUER PURCHASES OF EQUITY SECURITIES FOR THE QUARTER ENDED SEPTEMBER 30,
2017

Period	(a) Total Number of Shares Purchased	(b) Average Price Paid per Share	(c) Total Number of Shares (or Units) Purchased as Part of Publicly Announced Plans or Programs	(d) Maximum Number (or Approximate Dollar Value) of Shares (or Units) that May Yet be Purchased Under the Plans or Programs
July 1, 2017 - July 31, 2017	680	$20.56	—	—
August 1, 2017 - August 31, 2017	—	—	—	—
September 1, 2017 - September 30, 2017	—	—	—	—

Total	680	$20.56	—	—

        During the quarter ended September 30, 2017, the Company withheld approximately 680 shares of restricted stock at an aggregate cost of less than $0.1 million, as permitted by the applicable equity award agreements, to satisfy employee tax withholding requirements related to the vesting of restricted stock awards.

  Share Repurchase Program

        During the quarter ended September 30, 2017, the Company's Board of Directors authorized a share repurchase program, which provided for the authorization of the Company to repurchase up to $50.0 million of its outstanding Class A common stock through the first quarter of 2019. Repurchases can be made at management's discretion from time to time as market conditions warrant, through open market purchases, privately negotiated transactions, or otherwise, in accordance with all applicable securities laws and regulations. Treasury shares are retired upon repurchase. At retirement, the Company records treasury stock purchases at cost with any excess of cost over par value recorded as a reduction of additional paid-in capital. The Company made no repurchases of its outstanding Class A common stock during the quarter ended September 30, 2017.

Item 6.    EXHIBITS

Exhibit Number		Description
10.1	*	Form of Performance Share Agreement (as amended and restated) for use under the Regal Entertainment Group 2002 Stock Incentive Plan, as amended

10.2	*	Second Amended and Restated Employment Agreement, dated November 7, 2017, by and between Regal Entertainment Group and Amy E. Miles

10.3	*	Second Amended and Restated Employment Agreement, dated November 7, 2017, by and between Regal Entertainment Group and Gregory W. Dunn

10.4	*	Amended and Restated Employment Agreement, dated November 7, 2017, by and between Regal Entertainment Group and David H. Ownby

10.5	*	Amended and Restated Employment Agreement, dated November 7, 2017, by and between Regal Entertainment Group and Peter B. Brandow

31.1		Rule 13a-14(a) Certification of Chief Executive Officer of Regal

31.2		Rule 13a-14(a) Certification of Chief Financial Officer of Regal

32		Section 1350 Certifications

101		Financial statements from the quarterly report on Form 10-Q of Regal Entertainment Group for the quarter ended September 30, 2017, filed on November 8, 2017, formatted in XBRL: (i) the Unaudited Condensed Consolidated Balance Sheets, (ii) the Unaudited Condensed Consolidated Statements of Income, (iii) the Unaudited Condensed Consolidated Statements of Comprehensive Income, (iv) the Unaudited Condensed Consolidated Statements of Cash Flows and (v) the Notes to Unaudited Condensed Consolidated Financial Statements tagged as detailed text

*
Identifies each management contract or compensatory plan or arrangement.